Exhibit 99.1
Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.
SUBJECT TO COMPLETION, DATED NOVEMBER 6, 2015
INFORMATION STATEMENT
Computer Sciences Government Services Inc.
to be renamed
CSRA Inc.
3170 Fairview Park Drive
Falls Church, Virginia 22042
Common Stock
(par value $0.001)
We are providing you this Information Statement in connection with the spin-off by Computer Sciences Corporation (CSC) of its wholly-owned subsidiary, Computer Sciences Government Services Inc., which will be renamed CSRA Inc. (CSRA). To effect the spin-off, CSC will distribute all of the shares of CSRA common stock on a pro rata basis to the record holders of CSC common stock (the Distribution).
Promptly following the Distribution, holders of CSC common stock who are entitled to receive shares of CSRA in the Distribution will also receive a special dividend totaling approximately $10.50 per share in the aggregate in cash (of which $8.25 per share will be paid by us and $2.25 per share will be paid by CSC) (the Special Dividend). The portion of the Special Dividend that will be paid by CSC will be funded by a note payable to CSC that we intend to repay with the incurrence of additional indebtedness as described in “Management’s Discussion and Analysis of Financial Condition—Liquidity and Capital Resources.”
Pursuant to the Agreement and Plan of Merger dated as of August 31, 2015, following two mergers with wholly-owned subsidiaries of CSRA (the Mergers), SRA Companies, Inc. (SRA Parent), the indirect parent of SRA International, Inc. (SRA), will become an indirect wholly-owned subsidiary of CSRA, subject to the terms and conditions in the Agreement and Plan of Merger.
If you are a record holder of CSC common stock as of the close of business on November 18, 2015, which is the record date for the Distribution, you will be entitled to receive one share of CSRA common stock for every one share of CSC common stock you hold on that date. CSC will distribute the shares of CSRA common stock in book-entry form, which means that we will not issue physical stock certificates. As discussed under “The Transactions—Trading Prior to the Distribution Date,” if you sell your CSC common stock in the “regular-way” market after the record date and before the Distribution, you also will be selling your right to receive shares of CSRA common stock in connection with the Distribution and the Special Dividend.
The stockholders of SRA Parent will receive cash and shares of CSRA as consideration for the Mergers. All of the outstanding shares of SRA Parent common stock will be automatically converted into the right to receive, in the aggregate, merger consideration consisting of (1) $390,000,000 in cash and (2) shares of CSRA common stock representing in the aggregate approximately 15.32% of the total number of shares of CSRA common stock outstanding immediately after the Mergers.

It is intended that the Distribution will be tax-free to CSC stockholders, and it is intended that the Mergers will be tax-free to stockholders of CSRA, in each case for U.S. federal income tax purposes. We expect the Special Dividend to be taxable to the recipient, but you should consult your own tax advisor. The Distribution will be effective by 11:59 p.m., New York City time, on November 27, 2015. Immediately after the Distribution, CSRA will be an independent company.
CSC’s stockholders are not required to vote on or take any other action in connection with the spin-off. We are not asking you for a proxy, and request that you do not send us a proxy. CSC stockholders will not be required to pay any consideration for the shares of CSRA common stock they receive in the spin-off, and they will not be required to surrender or exchange their shares of CSC common stock or take any other action in connection with the spin-off.
CSC currently owns all of the outstanding shares of CSRA common stock. Accordingly, no trading market for CSRA common stock currently exists. We expect, however, that a limited trading market for CSRA common stock, commonly known as a “when-issued” trading market, will develop as early as two trading days prior to the record date for the Distribution, and we expect “regular-way” trading of CSRA common stock will begin on the first trading day after the Distribution Date. We intend to list CSRA common stock on the New York Stock Exchange under the symbol “CSRA.”
You should carefully consider the matters described in the section titled “Risk Factors” beginning on page 35 of this Information Statement for a discussion of factors that should be considered by recipients of CSRA common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.
This Information Statement is not an offer to sell, or a solicitation of an offer to buy, any securities.
The date of this Information Statement is                , 2015.

TRADEMARKS AND COPYRIGHTS
We own or have rights to various trademarks, logos, service marks and trade names that we use in connection with the operation of our business. We also own or have the rights to copyrights that protect the content of our products, including those which will be retained by CSC and governed by the Intellectual Property Matters Agreement. This information statement also refers to the trademarks, logos, service marks and trade names of other companies, including SRA Parent. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this Information Statement are listed without the ™, ® and © symbols, but such references do not constitute a waiver of any rights that might be associated with the respective trademarks, service marks, trade names and copyrights included or referred to in this Information Statement.

i

INDUSTRY AND MARKET DATA
Unless otherwise indicated, information contained in this Information Statement concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets, which we believe to be reasonable. Such data involve uncertainties and risk and are subject to change due to a variety of factors, including those described under “Risk Factors.”

INTRODUCTION

On May 19, 2015, CSC announced plans to separate its U.S. public sector business from CSC. Prior to CSC’s distribution of the shares of CSRA common stock to CSC stockholders, CSC is undertaking a series of internal transactions, following which CSRA will hold the businesses constituting CSC’s current North American Public Sector segment, as described in CSC’s Annual Report on Form 10-K for the year ended April 3, 2015, which we refer to as the “Computer Sciences GS Business.” We refer to this series of internal transactions, which is described in more detail under “The Master Separation and Distribution Agreement and Ancillary Agreements,” as the “Internal Reorganization.”

We refer to CSC’s distribution of the shares of our common stock to its stockholders as the “Distribution” and to the Internal Reorganization and the Distribution collectively as the “Spin-Off.” We refer to the payment promptly following the Distribution of a cash dividend of approximately $350 million by CSC (which will be funded by the repayment by us of a note to CSC that we will incur debt to pay) and a cash dividend of approximately $1.15 billion by us as the “Special Dividend.” The Special Dividend will total approximately $1.5 billion in cash (or an aggregate of approximately $10.50 per CSC share entitled to participate in the Distribution).

In this Information Statement, unless the context otherwise requires:

•
“CSRA,” “Computer Sciences GS,” “we,” “our” and “us” refer to Computer Sciences Government Services Inc. (to be renamed CSRA Inc.) and its combined subsidiaries after giving effect to the Spin-Off for periods prior to the consummation of the Mergers; “CSRA”, “we”, “our” and “us” refer to Computer Sciences Government Services Inc. (to be renamed CSRA Inc.) and its combined subsidiaries, including the combined business of SRA, after giving effect to the Spin-Off and the Mergers for periods following the consummation of the Mergers; and

•
“CSC” refers to Computer Sciences Corporation and its consolidated subsidiaries other than, for all periods following the Spin-Off, Computer Sciences Government Services Inc. (to be renamed CSRA Inc.) and its combined subsidiaries.

On August 31, 2015, CSC announced that it had entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 31, 2015, with SRA, SRA Parent, CSRA, Merger Sub Inc., Merger Sub LLC and certain stockholders of SRA Parent.

The Merger Agreement provides that Merger Sub Inc. will merge with and into SRA Parent (the “First Merger”), with SRA Parent surviving the First Merger, and immediately after the First Merger, SRA Parent will merge with and into Merger Sub LLC (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub LLC surviving the Second Merger, in each case subject to the terms and conditions in the Merger Agreement. As a result of the Mergers, SRA will become an indirect wholly-owned subsidiary of CSRA.

Pursuant to and subject to the conditions in the Merger Agreement, the Mergers will occur following the consummation by CSC of the Internal Reorganization, the Distribution and the payment of the Special Dividend.

The consummation of the Mergers is subject to, among other conditions:

•	the completion of the Spin-Off and payment of the Special Dividend,

•	the expiration of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), which condition was satisfied on October 9, 2015;

•
the effectiveness of the registration statement of which this Information Statement forms a part in connection with the Distribution and the approval for listing on the New York Stock Exchange (“NYSE”) or the NASDAQ Global Market (“NASDAQ”) of CSRA common stock;

•
the entry by CSRA into definitive agreements providing for debt financing (the “CSRA Financing”) to fund (a) the Special Dividend, (b) the cash consideration for the Mergers and (c) the payoff amount for indebtedness outstanding on the closing date of the Mergers under the SRA credit facility;

•	the accuracy of the parties’ representations and warranties and the performance of their respective covenants contained in the Merger Agreement; and

•	certain other customary conditions.

The Merger Agreement contains customary representations, warranties and covenants, including a requirement to use commercially reasonable efforts to consummate the Spin-Off, the Special Dividend and the Mergers prior to April 1, 2016.

SUMMARY

This summary highlights information contained elsewhere in this Information Statement relating to the transactions (the “Transactions”) contemplated by the Master Separation and Distribution Agreement and the Merger Agreement, which provide, among other things, for the Spin-Off and the Mergers, as described under the section “The Transactions.” It does not contain all the details concerning the Transactions, including information that may be important to you. To better understand the Transactions, you should read this entire Information Statement carefully, including the risk factors, our and SRA’s management’s discussion and analysis of financial condition and results of operations, our and SRA’s historical financial statements and our unaudited pro forma combined financial statements and the respective notes to those historical and pro forma financial statements appearing elsewhere in this information statement.

Spin-Off

CSRA Business

Upon completion of the Distribution, CSRA will be one of the nation’s largest independent providers of IT services to the U.S. federal government. With more than five decades of government partnership, we believe we make best practices succeed in government contexts. With public sector customers that include nearly every agency within the U.S. federal government, we leverage our domain expertise and extensive resources to support our customers through dedicated, customer-focused teams.

Headquartered in Falls Church, Virginia, and with approximately 14,000 employees, we deliver comprehensive offerings from concept through sustainment. We manage our business with a matrix model composed of industry verticals that are customer-facing and have deep knowledge of our customers’ missions, and horizontal delivery organizations with a depth of technical expertise that is delivered across industries. As a new public company, we will operate in two industry verticals: (1) Defense and Intelligence and (2) Civil. Our two horizontal delivery organizations that provide capabilities and solutions across our customer base are: (1) Mission Services and (2) Enterprise Services. We believe we differentiate ourselves by combining our technical expertise in applications and IT infrastructure solutions with our deep public sector mission knowledge and experience in order to engage our customers at the highest levels with thought leadership that drives change.

Our Business Strategy

In the U.S. public sector, technology demands are increasing and government customers are increasingly looking for providers with a strong, focused vision to address the unique challenges and resource needs of the U.S. federal government. The success of our business will depend on our ability to deliver solutions that generate real and measurable business results in terms of mission value and cost efficiency. Targeting specific growth areas in the government and rapidly adapting next-generation solutions tailored to the public sector environment will be key. We expect to continue to work in concert with our next-generation IT partners to create, position and deliver innovative solutions from across our delivery capabilities to support our customers’ mission success, which will be critical to our efforts to sustain and grow our market position.

To address the market trends within our competitive environment, we have developed a strategy that comprises three elements, Get Fit, Grow, and Lead:

1Get Fit: Continue with disciplined management of our overhead costs and general and administrative (“G&A”) expenses, as well as shift to performance-based contracts to improve operating income on existing programs, allowing us to reinvest in our business and improve our ability to compete in a “Lowest Price Technically Acceptable” environment. Implicit within our Get Fit strategy is the priority of driving excellence in executing programs, demand generation, proposals and capture.

2Grow: Despite the negative trends in overall IT spending by our customers and our own declining revenues over the past few years, we aim to capitalize on growth aligned with government priorities in hybrid cloud infrastructure, citizen benefit services, cloud-based analytics and health. We aim to continue to leverage our deep domain knowledge of our customers’ core missions and our intimacy with their data and critical work packages and grow our customer relationships through tailored offerings and mission-critical employees. The combination of Computer Sciences GS and SRA is part of this growth strategy.

3Lead: Pursue the hybrid cloud migration market, driving policy- and governance-based integration of solutions in as-a-service and next-generation offerings in cloud, big data, software-as-a-service implementation and mobile computing. We expect the migration to the hybrid cloud will be enabled by an ecosystem of federally compliant partners. We also plan to invest internally on program management and delivery processes.

Our Key Strengths:

We bring several key competitive strengths:

•	History of public sector delivery. We have 50+ years of public sector experience that combines an in-depth customer knowledge with our proven, next-generation IT and mission expertise.

•	Our People. Our passionate employees have a commitment to our customers’ mission blend business process, design, and technical capabilities.

•	Offering Brands. Our brands are a proven holistic approach to solving customer business challenges, drawing on best practices and technical expertise.

•	Next Generation. We are driving innovation through next-generation technology and solutions in cloud, big data, mobility and application solutions and services.

•	Alliance Partners. We have enhanced our technical and domain expertise with strategic partnerships that deliver innovative end-to-end solutions.

•	Technology Independence. Our flexible and informed point of view optimizes customers’ technology choices.

Our Key Markets

Flat Top Line Federal Budgets. We compete in an environment driven by federal budget constraints. Nevertheless, we see potential for positive developments in U.S. federal government fiscal year (“GFY”) 2016 (a GFY starts on October 1 and ends on September 30). Budget request figures released by the Office of Management and Budget in June 2014 projected IT expenditures for Civil agencies and the DoD to increase by 2% in GFY 2016, from $47.7 billion to $48.6 billion and from $30.4 billion to $30.9 billion, respectively. Budget request figures released by the Office of the Director of National Intelligence in February 2015 projected overall expenditures for U.S. Intelligence Community agencies to increase by 15% in GFY 2016, from $62.7 billion to $71.8 billion. We are also experiencing an increased number of requests to extend the period of performance for our large and most complex IT contracts, are observing increased procurement activity across the U.S. federal government and expect to see adjudications increase.

Market Shift to Applications Modernization. Since 2011, the government has delayed application enhancements and new application program starts in favor of data consolidation and IT efficiency initiatives. Consequently, the demand for IT services has been driven by infrastructure and cloud support opportunities, with a government focus on cost savings and new hybrid cloud approaches. We anticipate a possible shift toward application modernization to meet future civilian and military requirements. Cloud, mobile and as-a-service solutions approved by the Federal Risk and Authorization Management Program (“FedRAMP”), a government assessment process for certifying cloud-based services and applications, are fostering new alternative approaches with which CIOs are beginning to engage.

Transaction Rationale

The Spin-Off

The CSC Board considered the following potential benefits in deciding to pursue the Spin-Off:

•
Strategic Focus and Flexibility. Following the Spin-Off, CSC and CSRA will each have a more focused business and be better able to dedicate financial resources to pursue appropriate growth opportunities and execute strategic plans best suited to its respective business. The Spin-Off will also allow each of CSC and CSRA to enhance its strategic flexibility to respond to industry dynamics. In the U.S. public sector, technology demands are increasing, and clients want service providers with specific experience in government-focused innovation. By separating, the Computer Sciences GS Business will have the scale as well as the focus to meet unique customer needs and industry requirements.

•
Focused Management. The Spin-Off will allow the management of each of CSC and CSRA to devote its time and attention to the development and implementation of corporate strategies and policies that are based primarily on the specific business characteristics of their respective companies.

•
Management Incentives. The Spin-Off will enable CSRA to create incentives for its management and employees that are more closely tied to its business performance and stockholder expectations. CSRA’s equity-based compensation arrangements will more closely align the interests of CSRA’s management and employees with the interests of its stockholders and should increase CSRA’s ability to attract and retain personnel.

•
Capital Structure and Stockholder Flexibility. The segments in which CSC and CSRA expect to operate have historically had different growth profiles and cash flow dynamics. The Spin-Off will allow CSC and CSRA to separately manage their capital strategies and cost structures and will allow investors to make independent investment decisions with respect to CSC and CSRA, including the ability for CSRA to achieve alignment with a more natural stockholder base. Investment in one or the other company may appeal to investors with different goals, interests and concerns.

•
Focused Investments. While operating as part of CSC, internal investments were often directed according to CSC’s strategic interests as a whole. The Spin-Off will allow us to focus our investments on projects that optimize returns for our own businesses.

The Mergers

On August 31, 2015, CSC announced that it had entered into a definitive agreement to combine Computer Sciences GS and SRA. For details of the structure of the transaction, see “The Transactions” and “The Merger Agreement.” In connection with this announcement, CSC highlighted certain aspects of its strategic rationale for the Mergers, including:

•
Expanded Expertise. CSC highlighted the opportunity for Computer Sciences GS and SRA, on a combined basis, to become the largest pure-play IT services provider serving the U.S. government sector, with pro forma combined revenues of approximately $5.5 billion in fiscal 2015 and nearly 19,000 employees on a combined basis.

•
Strategic Positioning in Consolidating Industry. CSC also highlighted that the combination of Computer Sciences GS and SRA is a strategic move to position the combined company as the government IT Services industry consolidates. Computer Sciences GS’s next-generation software platforms and solutions – together with SRA’s go-to-market capabilities and customer intimacy – offer potential to deliver benefits to U.S. government clients, open new opportunities for employees of both companies and create value for stockholders. The combination of Computer Sciences GS and SRA is expected to provide opportunities for the combined company to leverage its scope and scale to capitalize on future growth opportunities.

•
Complementary Businesses. CSC further highlighted that the combined company will bring together highly complementary IT capabilities, with approximately three-quarters of combined revenues generated from cybersecurity, software development, cloud and IT infrastructure, and additional revenues anticipated from domain-specific professional services, including intelligence analysis, bioinformatics and health sciences, energy and environmental consulting, and enterprise planning and resource management. Computer Sciences GS’s depth in defense and national security will complement SRA’s expertise in the health and civil markets. Together the companies will be diversified across their customers with the combination providing a complementary contract base. Computer Sciences GS has an established portfolio of over 1,250 contracts and task orders with 25 large contracts generating 65% of its revenue. SRA brings a complementary mix of approximately 900 smaller contracts and task orders with no contract representing more than 5% of its revenue. We expect the combination to reduce risk of individual market or contract disruptions.

•
Synergies. We expect the combination of Computer Sciences GS and SRA to provide opportunities for cost savings and other operating synergies, which we currently estimate at $80 million in annual cost savings within six to 18 months following the Mergers through the consolidation of account management costs, corporate overhead costs, improved facility efficiencies, lower equipment vendor costs, and reductions in associated fringe benefits. We believe our one-time costs to realize these recurring annual cost savings will be approximately $30 million.  The size of these expected cost synergies is partly a function of the significant steps both CSC and SRA have already taken over the past three years to become cost-competitive, with a focus on next generation IT services and solutions. We believe these further cost reductions and operating efficiencies will better position us to compete for U.S. federal government contracts as a portion of these savings should result in lower costs for our customers on cost-plus contracts. As a result of these cost savings passed on to some of our customers on cost-plus contracts, we expect the estimated $80 million in annual costs savings, once fully realized, will reduce our revenue by approximately $30 million annually, but to result in approximately $50 million in net synergies per year.

The Companies

Computer Sciences GS

Computer Sciences GS delivers information technology (“IT”) mission- and operations-related services across the United States (“U.S.”) federal government to Department of Defense (“DoD”), Intelligence Community, homeland security, civil and healthcare agencies, as well as to certain state and local government agencies. We leverage deep domain-based customer intimacy and decades of experience in helping customers execute their mission with a fundamental understanding of their IT environment that has earned us the ability to introduce next-generation technologies. We bring scalable and more cost-effective IT solutions to government departments and agencies that are seeking to improve mission-critical effectiveness and efficiency through innovation. This approach is designed to yield lower implementation and operational costs as well as a higher standard of delivery excellence. Demand for our U.S. public sector offerings is driven by evolving government priorities such as: (1) migration to next-generation IT solutions, such as hybrid cloud infrastructure, application modernization, and as-a-service delivery, (2) big data solutions, (3) health IT and informatics, (4) cyber security and (5) mobility.

We are a Nevada corporation. Our principal executive offices are located at 3170 Fairview Park Drive, Falls Church, Virginia 22042. Our telephone number is 703-642-2000. Following the Distribution, our website address will be www.csra.com. Information contained on, or connected to, our website or CSC’s website does not and will not constitute part of this Information Statement or the registration statement on Form 10 of which this Information Statement is a part.

SRA

SRA is a leading provider of sophisticated IT and professional services to the U.S. federal government. SRA’s services help its government customers address complex IT needs in order to achieve their missions more effectively, while also increasing efficiency and reducing expenses. Approximately 70% of SRA’s revenue is derived from IT service offerings, including software and systems development, network infrastructure and cloud services, and cybersecurity, with the remaining 30% derived from domain-specific professional services in areas such as intelligence analysis, bioinformatics and health sciences, energy and environmental consulting, and enterprise planning and resource management. SRA’s business has an operating model characterized by recurring revenues, diverse multi-year contracts, and strong free cash flow conversion.

The Transactions

Overview

On May 19, 2015, CSC announced plans for the complete legal and structural separation of CSRA from CSC. To effect the separation, first CSC will undertake the Internal Reorganization described under “The Master Separation and Distribution Agreement and Ancillary Agreements.” Following the Internal Reorganization, CSRA, CSC’s wholly-owned subsidiary, will hold the shares of the legal entities operating the Computer Sciences GS Business. Then, CSC will distribute all of CSRA’s common stock to CSC’s stockholders, and CSRA will become an independent, publicly-traded company.

Shortly prior to the Distribution, we will issue a note payable to CSC by us in the amount of $350 million that will be repaid by us in connection with the Distribution and the proceeds of which will be used by CSC to pay a portion of the Special Dividend. CSC expects to use any remaining proceeds to repay or retire certain of CSC’s existing indebtedness. We expect the Special Dividend to total approximately $1.5 billion in cash ($10.50 per CSC share entitled to participate in the Distribution, of which $8.25 per share will be paid by us and $2.25 per share will be paid by CSC).

Prior to completion of the Spin-Off, we intend to enter into a Master Separation and Distribution Agreement and several other agreements with CSC related to the Spin-Off. These agreements will govern the relationship between CSC and us up to and after completion of the Spin-Off and allocate between CSC and us various assets, liabilities and obligations, including employee benefits, intellectual property and tax-related assets and liabilities and contingencies. See “The Master Separation and Distribution Agreements and Ancillary Agreements” and “Certain Relationships and Related Party Transactions—Agreements with CSC” for more detail.

Completion of the Spin-Off is subject to the satisfaction or waiver of a number of conditions. In addition, CSC has the right not to complete the Spin-Off if, at any time, CSC’s board of directors (the “CSC Board”) determines, in its sole and absolute discretion, that the Spin-Off is not in the best interests of CSC or its stockholders, or is otherwise not advisable. See “The Transactions—Conditions to the Spin-Off” for more detail. Additionally, prior to, or concurrently with, the completion of the Spin-Off and the Mergers, we expect to raise indebtedness of approximately $3.0 billion, of which approximately $1.5 billion will be available upon consummation of the Spin-Off and approximately $1.5 billion will be available upon consummation of the Mergers. The amount of indebtedness to be incurred by us prior to the completion of the Spin-Off and the Mergers has been determined by CSC based on its view regarding an appropriate capital structure and amount of leverage for us as a standalone entity. We expect the net proceeds of the indebtedness we incur at or prior to the Distribution will be used to fund the Special Dividend (including the portion of the Special Dividend to be paid by CSC to its stockholders) as well as to pay the cash portion of the Merger Consideration and to refinance substantially all existing debt of SRA. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Computer Sciences GS—Liquidity and Capital Resources.”

On August 31, 2015, CSC announced that it had entered into the Merger Agreement, which provides that Merger Sub Inc. will merge with and into SRA Parent, with SRA Parent surviving the First Merger, and immediately after the First Merger, SRA Parent will merge with and into Merger Sub LLC, with Merger Sub LLC surviving the Second Merger. As a result of the Mergers, SRA will become an indirect wholly-owned subsidiary of CSRA.

Questions and Answers about the Transactions

The following provides only a summary of the terms of the Spin-Off, the Mergers and the transactions contemplated thereby. You should read the sections titled “The Transactions,” “The Merger Agreement” and “The Master Separation and Distribution Agreement and Ancillary Agreements” below in this Information Statement for a more detailed description of the matters described below.

Q:	What is the Spin-Off?

A:
The Spin-Off is the method by which we will separate from CSC. In the Spin-Off, CSC will distribute to its stockholders all the outstanding shares of our common stock. Following the Spin-Off, we will be an independent, publicly-traded company, and CSC will not retain any ownership interest in us.

Q:	What are the Mergers?

A:
Under the terms of the Merger Agreement, after the Distribution Merger Sub Inc. will merge with and into SRA Parent, with SRA Parent surviving the First Merger, and immediately after the First Merger, SRA Parent will merge with and into Merger Sub LLC, with Merger Sub LLC surviving the Second Merger. As a result of the Mergers, stockholders of SRA Parent will receive merger consideration consisting of cash and shares of CSRA common stock. The Mergers will result in SRA Parent stockholders owning approximately 15.32% of the common stock of CSRA outstanding immediately after the effective time of the First Merger. Shares issued to CSC stockholders in the Distribution will constitute approximately 84.68% of the common stock of CSRA outstanding after the effective time of the First Merger.

Q:	Will the number of CSC shares I own change as a result of the Spin-Off and the Mergers?

A:	No, the number of shares of CSC common stock you own will not change as a result of the Spin-Off and the Mergers.

Q:	What are the reasons for the Spin-Off?

A:	The CSC Board considered the following potential benefits in deciding to pursue the Spin-Off:

•
Strategic Focus and Flexibility. Following the Spin-Off, CSC and CSRA will each have a more focused business and be better able to dedicate financial resources to pursue appropriate growth opportunities and execute strategic plans best suited to its respective business. The Spin-Off will also allow each of CSC and CSRA to enhance its strategic flexibility to respond to industry dynamics. In the U.S. public sector, technology demands are increasing, and clients want service providers with specific experience in government-focused innovation. By separating, our business will have the scale as well as the focus to meet unique customer needs and industry requirements.

•
Focused Management. The Spin-Off will allow the management of each of CSC and CSRA to devote its time and attention to the development and implementation of corporate strategies and policies that are based primarily on the specific business characteristics of their respective companies.

•
Management Incentives. The Spin-Off will enable CSRA to create incentives for its management and employees that are more closely tied to its business performance and stockholder expectations. CSRA’s equity-based compensation arrangements will more closely align the interests of CSRA’s management and employees with the interests of its stockholders and should increase CSRA’s ability to attract and retain personnel.

•
Capital Structure and Stockholder Flexibility. The segments in which CSC and CSRA expect to operate have historically had different growth profiles and cash flow dynamics. The Spin-Off will allow CSC and

CSRA to separately manage their capital strategies and cost structures and will allow investors to make independent investment decisions with respect to CSC and CSRA, including the ability for CSRA to achieve alignment with a more natural stockholder base. Investment in one or the other company may appeal to investors with different goals, interests and concerns.

•
Focused Investments. While operating as part of CSC, internal investments were often directed according to CSC’s strategic interests as a whole. The Spin-Off will allow us to focus our investments on projects that optimize returns for our own businesses.

Q:	What are the reasons for the Mergers?

A:	The CSC Board considered the following potential benefits in deciding to pursue the Mergers:

•
Expanded Expertise. CSC highlighted the opportunity for Computer Sciences GS and SRA, on a combined basis, to become the largest pure-play IT services provider serving the U.S. government sector, with pro forma combined revenues of approximately $5.5 billion in fiscal 2015 and nearly 19,000 employees on a combined basis.

•
Strategic Positioning in Consolidating Industry. CSC also highlighted that the combination of Computer Sciences GS and SRA is a strategic move to position the combined company as the government IT Services industry consolidates. Computer Sciences GS’s next-generation software platforms and solutions – together with SRA's go-to-market capabilities and customer intimacy – offer potential to deliver benefits to U.S. government clients, open new opportunities for employees of both companies and create value for stockholders. The combination of Computer Sciences GS and SRA is expected to provide opportunities for the combined company to leverage its scope and scale to capitalize on future growth opportunities.

•
Complementary Businesses. CSC further highlighted that the combination of Computer Sciences GS and SRA will bring together highly complementary IT capabilities, with approximately three-quarters of revenues generated from cybersecurity, software development, cloud and IT infrastructure, and additional revenues anticipated from domain-specific professional services, including intelligence analysis, bioinformatics and health sciences, energy and environmental consulting, and enterprise planning and resource management. Computer Sciences GS’s depth in defense and national security will complement SRA’s expertise in the health and civil markets. Together the companies will be diversified across their customers with the combination providing a complementary contract base. Computer Sciences GS has an established portfolio of over 1,250 contracts and task orders with 25 large contracts generating 65% of its revenue. SRA brings a complementary mix of approximately 900 smaller contracts and task orders with no contract representing more than 5% of its revenue. We expect the combination to reduce risk of individual market or contract disruptions.

•
Synergies. We expect the combination of Computer Sciences GS and SRA to provide opportunities for cost savings and other operating synergies, which we currently estimate at $80 million in annual cost savings within six to 18 months following the Mergers through the consolidation of account management costs, corporate overhead costs, improved facility efficiencies, lower equipment vendor costs, and reductions in associated fringe benefits. We believe our one-time costs to realize these recurring annual cost savings will be approximately $30 million.  The size of these expected cost synergies is partly a function of the significant steps both CSC and SRA have already taken over the past three years to become cost-competitive, with a focus on next generation IT services and solutions. We believe these further cost reductions and operating efficiencies will better position us to compete for U.S. federal government contracts as a portion of these savings should result in lower costs for our customers on cost-plus contracts. As a result of these cost savings passed on to some of our customers on cost-plus contracts, we expect the estimated $80 million in annual costs savings, once fully realized, will reduce our revenue by approximately $30 million annually, but to result in approximately $50 million in net synergies per year.

Q:	Why is the separation of CSRA structured as a spin-off?

A:	CSC believes that a tax-free distribution of our shares is the most efficient way to separate our business from CSC in a manner that will achieve the benefits described above.

Q:	What will I receive in the Spin-Off?

A:
As a holder of CSC common stock, you will receive a dividend of one share of our common stock for every one share of CSC common stock you hold on the Record Date. Thus, the distribution agent will distribute only whole shares of our common stock in the Spin-Off. No fractional shares of our common stock will be issued pursuant to the dividend. Your proportionate interest in CSC will not change as a result of the Spin-Off. For a more detailed description, see “The Transactions.”

Q:	What is being distributed in the Spin-Off?

A:
CSC will distribute approximately 138.8 million shares of our common stock in the Spin-Off, based on the approximately 138.8 million shares of CSC common stock outstanding as of October 30, 2015. The actual number of shares of our common stock that CSC will distribute in the Spin-Off will depend on the actual number of shares of CSC common stock outstanding on the Record Date, which will reflect any issuance of new shares or exercises of outstanding options pursuant to CSC’s equity plans, and any repurchase of CSC shares by CSC under its common stock repurchase program, on or prior to the Record Date. The shares of our common stock that CSC distributes will constitute all of the issued and outstanding shares of our common stock immediately prior to the Distribution. For more information on the shares being distributed in the Spin-Off, see “Description of Our Capital Stock—Common Stock.”

CSC stockholders will not receive any new shares of common stock of CSRA in the Mergers and will continue to hold the CSRA shares they received in the Distribution. The Mergers will result in SRA Parent stockholders owning approximately 15.32% of the common stock of CSRA outstanding immediately after the effective time of the First Merger. Shares issued to CSC stockholders in the Distribution will constitute approximately 84.68% of the common stock of CSRA outstanding after the effective time of the First Merger.

Q:	What is the record date for the Distribution?

A:	CSC will determine record ownership as of the close of business on November 18, 2015, which we refer to as the “Record Date.”

Q:	When will the Distribution occur?

A:
The Distribution will be effective by 11:59 p.m., New York City time, on November 27, 2015, which we refer to as the “Distribution Date.” On or shortly after the Distribution Date, shares of our common stock will be credited in book-entry accounts for CSC stockholders entitled to receive the shares in the Distribution. See “How will CSC distribute shares of our common stock?” for more information on how to access your book-entry account or your bank, brokerage or other account holding the CSRA common stock you receive in the Distribution on and following the Distribution Date.

Q:	What do I have to do to participate in the Distribution?

A:
You are not required to take any action, but we urge you to read this information statement carefully. Holders of CSC common stock will not need to pay any cash or deliver any other consideration, including any shares of CSC common stock, in order to receive shares of our common stock in the Distribution. In addition, no stockholder approval of the Distribution is required. We are not asking you for a vote and request that you do not send us a proxy.

Neither the Distribution nor the Mergers will result in any changes in CSC stockholders’ ownership of CSC common stock. No vote of CSC stockholders is required or sought in connection with the Distribution or the Mergers.

Q:	If I sell my shares of CSC common stock on or before the Distribution Date, will I still be entitled to receive shares of CSRA common stock in the Distribution?

A:
If you hold shares of CSC common stock on the Record Date and sell them on or before the Distribution Date in the “regular-way” market, you also will be selling your right to receive shares of CSRA common stock in connection with the Distribution and that part of the Special Dividend that will be paid by CSRA. If you wish to sell your CSC common stock with or without your entitlement to our common stock or the Special Dividend, you should discuss these alternatives with your bank, broker or other nominee. See “The Transactions—Trading Prior to the Distribution Date” for more information.

Q:	What is “regular-way” and “ex-distribution” trading of CSC common stock?

A:
We anticipate that, as early as two trading days prior to the Record Date, there will be two markets in CSC common stock: (1) a “regular-way” market on which shares of CSC common stock will trade with the entitlement for the purchaser of CSC common stock to receive shares of our common stock to be distributed in the Distribution and the Special Dividend, and (2) an “ex-distribution” market on which shares of CSC common stock will trade without the entitlement for the purchaser of CSC common stock to receive shares of our common stock and the Special Dividend. If you hold shares of CSC common stock on the Record Date and then sell those shares before the Distribution Date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your shares of CSC common stock with or without your entitlement to CSRA common stock pursuant to the Distribution and the Special Dividend.

Q:	How will CSC distribute shares of our common stock?

A:
Registered stockholders: If you are a registered stockholder (meaning you own your shares of CSC common stock directly through CSC’s transfer agent, Computershare Trust Company, N.A.), our distribution agent will credit the shares of our common stock you receive in the Distribution to a new book-entry account with our transfer agent on or shortly after the Distribution Date. Our distribution agent will mail you a book-entry account statement that reflects the number of shares of our common stock you own. You will be able to access information regarding your book-entry account holding the CSRA shares at www.computershare.com/investor or by calling Computershare Trust Company, N.A. at 800-522-6645 or +1 201-680-6578 (for international callers).

“Street name” or beneficial stockholders: If you own your shares of CSC common stock beneficially through a bank, broker or other nominee, your bank, broker or other nominee will credit your account with the shares of our common stock you receive in the Distribution on or shortly after the Distribution Date. Please contact your bank, broker or other nominee for further information about your account.

We will not issue any physical stock certificates to any stockholders, even if requested. See “The Transactions—When and How You Will Receive CSRA Shares” for a more detailed explanation.

Q:	What are the U.S. federal income tax consequences to me of the Distribution?

A:
It is a condition to the Distribution that CSC receive a written opinion from its outside tax advisor that is in form and substance reasonably acceptable to CSC regarding the qualification of the Distribution as tax-free for U.S. federal income tax purposes under Section 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming the Distribution so qualifies, for U.S. federal income tax purposes, no gain or loss will be recognized by, or be includible in the income of, a U.S. Holder (as defined in “The Transactions—Material U.S. Federal Income Tax Consequences of the Spin-Off”) as a result of the Distribution. In addition, the aggregate tax basis of the CSC common stock and our common stock held by each U.S. Holder immediately after the Distribution (and immediately prior to the Special Dividend) will be the same as the aggregate tax basis of the CSC common stock held by the U.S. Holder immediately before the Distribution, allocated between the CSC common stock and our common stock in proportion to their relative fair market values on the date of the Distribution (subject to certain adjustments). Unlike the Distribution, we expect the Special Dividend, because it consists solely of cash, to be taxable to the recipient. U.S. Holders should consult their own tax advisors on the tax treatment of the Special Dividend.

See “The Transactions—Material U.S. Federal Income Tax Consequences of the Spin-Off” for more information regarding the potential tax consequences to you of the Spin-Off.

Q:	Does CSRA intend to pay cash dividends?

A:
We and CSC expect to pay the Special Dividend, which is a one-time cash dividend totaling approximately $1.5 billion in cash, promptly following the Distribution. We currently anticipate paying quarterly cash dividends following the Spin-Off, subject to our Board’s approval. The timing, declaration, amount and payment of any future dividends to our stockholders will fall within the discretion of our Board of Directors and will depend on many factors, including our financial condition, results of operations and capital requirements, legal requirements, regulatory constraints, industry practice and other business considerations that our Board of Directors deems relevant from time to time. In addition, the terms of the agreements governing our debt or debt that we may incur in the future may restrict the payments of dividends. See “Dividend Policy” for more information.

Q: What are the financing plans for CSRA, and what will be the indebtedness of CSRA following the completion of the Transactions?

A:
CSRA intends to obtain financing in connection with the Spin-Off and Mergers under various facilities as follows: (1) a five-year senior secured revolving credit facility with an initial borrowing capacity of $700 million (the “Revolving Credit Facility”), of which at least $500 million is expected to be available but undrawn upon consummation of the Spin-Off, (2) a three-year senior secured tranche A1 term loan facility in an aggregate principal amount of $600 million (the “Tranche A1 Facility”), (3) a five-year senior secured tranche A2 term loan facility in an aggregate principal amount of $1.45 billion (the “Tranche A2 Facility”; and, together with the Revolving Credit Facility and the Tranche A1 Facility, the “Pro Rata Facilities”) and (4) a seven-year senior secured term loan B facility in an aggregate principal amount of $750 million (the “Term Loan B Facility”; and, together with the Pro Rata Facilities, the “Credit Facilities”). Borrowings under the Credit Facilities will be used to fund the Special Dividend (including the portion of the Special Dividend to be paid by CSC to its stockholders), to fund the cash consideration portion of the Mergers, to repay, refinance or redeem substantially all of SRA’s existing indebtedness, to pay for transaction costs and for general corporate purposes. In addition, CSRA entered into a Second Amended and Restated Master Accounts Receivable Purchase Agreement dated as of October 1, 2015 establishing a receivables purchase facility (the “MARPA Facility”) for up to $450 million that is in the process of being amended to include SRA as an additional seller following consummation of the Mergers.  See “Description of Material Indebtedness and Other Financing Arrangements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Computer Sciences GS—Liquidity and Capital Resources” for more information.

Q:	How will CSRA common stock trade?

A:
Currently, there is no public market for our common stock. We intend to list our common stock on the New York Stock Exchange under the symbol “CSRA.” We anticipate that trading in our common stock will begin on a “when-issued” basis as early as two trading days prior to the Record Date for the Distribution and will continue up to and including the Distribution Date. “When-issued” trading in this context refers to a sale or purchase of our common stock without the entitlement to the Special Dividend and made conditionally on or before the Distribution Date, because the securities of the spun-off entity have not yet been distributed. “When-issued” trades of our common stock are expected to settle within four trading days after the Distribution Date. On the first trading day following the Distribution Date, any “when-issued” trading of our common stock will end and “regular-way” trading of our common stock will begin. In this context, “regular-way” trading refers to trading after our common stock has been distributed and the Special Dividend has been paid and typically involves a trade that settles on the third full trading day following the date of the trade. See “The Transactions—Trading Prior to the Distribution Date” for more information. We cannot predict the trading prices for our common stock before, on or after the Distribution Date.

Q:	What will be the relationship between CSC and CSRA following the Distribution?

A:
Following the Distribution, CSC will not own any of our shares and we will operate independently of CSC. Apart from our Chairman, who will remain Chief Executive Officer (“CEO”) of CSC after the Distribution, we do not expect any members of our Board to be officers or directors of CSC. In addition, we do not expect to depend on CSC to conduct our business following the Distribution apart from certain limited transitional support services as well as intellectual property licenses and non-U.S. agency services. In order to govern the ongoing relationships between us and CSC after the Spin-Off and to facilitate an orderly transition, we and CSC intend to enter into agreements providing for various services and rights following the Spin-Off and under which we and CSC will agree to indemnify each other against certain liabilities arising from our respective businesses. These agreements will, among other things, provide arrangements for employee and pension-related matters, tax matters, intellectual property matters as well as transitional services and non-U.S. agency services. See “Risk Factors—Risks Relating to the Spin-Off and the Mergers,” “The Master Separation and Distribution Agreement and Ancillary Agreements” and “Certain Relationships and Related Party Transactions—Agreements with CSC” for details.

Q:	Will the Spin-Off affect the trading price of my CSC common stock?

A:
Yes. We expect the trading price of shares of CSC common stock immediately following the Distribution to be lower than the “regular-way” trading price of such shares immediately prior to the Distribution because the trading price will no longer reflect the value of the Computer Sciences GS Business and the Special Dividend. Furthermore, until the market has fully analyzed the value of CSC without the Computer Sciences GS Business, the trading price of shares of CSC common stock may fluctuate. There can be no assurance that, following the Distribution, the combined trading prices of CSC common stock and our common stock will equal or exceed what the trading price of CSC common stock would have been in the absence of the Spin-Off, including due to payment of the Special Dividend.

It is possible that after the Spin-Off, the combined market value of the equity of CSC and CSRA will be less than CSC’s equity value before the Spin-Off even after adjusting for the effect of the Special Dividend.

Q:	Do I have appraisal rights in connection with the Spin-Off?

A:	No. Holders of CSC common stock are not entitled to appraisal rights in connection with the Spin-Off.

Q:	Are there risks associated with owning shares of CSRA common stock?

A:
Yes. Our business faces both general and specific risks and uncertainties relating to the Computer Sciences GS Business and the SRA business. Our business also faces risks relating to the Spin-Off and Mergers. Following the Spin-Off, we will also face risks associated with being an independent, publicly-traded company. Accordingly, you should read carefully the information set forth in the section titled “Risk Factors” in this Information Statement.

Q:	Who is the distribution agent, transfer agent and registrar for CSRA common stock?

A:	Computershare Trust Company, N.A.

Q:	Where can I get more information?

A:	If you have any questions relating to the mechanics of the Distribution, you should contact Computershare Trust Company, N.A. at:

Computershare Trust Company, N.A.
P.O. Box 30170
College Station, TX 77842
Phone: 800-522-6645 or +1 201-680-6578 (for international callers)

Before the Spin-Off, if you have any questions relating to the Spin-Off, you should contact CSC at:

George Price
Director of Investor Relations
Computer Sciences Corporation
3170 Fairview Park Drive
Falls Church, Virginia 22042
Phone: 800-542-3070 Option #1 or +1 703-641-3000 (for international callers)
Email: investorrelations@csc.com

After the Spin-Off, if you have any questions relating to CSRA, you should contact us at:

Investor Relations
CSRA Inc.
3170 Fairview Park Drive
Falls Church, Virginia 22042
Phone: 703-642-2000

Summary of the Spin-Off

Distributing Company
Computer Sciences Corporation, a Nevada corporation that holds all of our common stock issued and outstanding prior to the Distribution. After the Distribution, CSC will not own any shares of our common stock.

Distributed Company
Computer Sciences Government Services Inc. (to be renamed CSRA Inc.), a Nevada corporation and a wholly-owned subsidiary of CSC. At the time of the Distribution, we will hold through our subsidiaries assets and liabilities relating to CSRA as well as certain other assets and liabilities allocated to us by CSC. After the Spin-Off, we will be an independent publicly-traded company.

Distributed Securities
100% of our common stock issued and outstanding immediately prior to the Distribution. Based on the approximately 138.8 million shares of CSC common stock outstanding on October 30, 2015, and applying the distribution ratio of one share of CSRA common stock for every share of CSC common stock, approximately 138.8 million shares of CSRA common stock will be distributed in the Spin-Off. The actual number of shares of our common stock CSC will distribute in the Spin-Off will depend on the actual number of shares of CSC common stock outstanding on the Record Date, which will reflect any issuance of new shares or exercises of outstanding options pursuant to CSC’s equity plans, and any repurchase of CSC shares by CSC under its common stock repurchase program, on or prior to the Record Date.

Record Date	The Record Date is the close of business on November 18, 2015.
Distribution Date	The Distribution Date is November 27, 2015.
Internal Reorganization
In connection with the Spin-Off, CSC will undertake the Internal Reorganization so that we hold the Computer Sciences GS Business together with certain other assets and liabilities. See “The Master Separation and Distribution Agreement and Ancillary Agreements” for a description of the Internal Reorganization.

Distribution Ratio
Each holder of CSC common stock will receive a dividend of one share of our common stock for every one share of CSC common stock it holds on the Record Date. Thus, the distribution agent will distribute only whole shares of our common stock in the Spin-Off. No fractional shares of our common stock will be issued pursuant to the dividend. Please note that if you sell your shares of CSC common stock on or before the Distribution Date in the “regular-way” market, the buyer of those shares may in some circumstances be entitled to receive the shares of our common stock to be distributed in respect of the CSC shares that you sold. See “The Transactions—Trading Prior to the Distribution Date” for more detail.

The Distribution
On the Distribution Date, CSC will release the shares of our common stock to the distribution agent to distribute to CSC stockholders. CSC will distribute our shares in book-entry form and thus we will not issue any physical stock certificates. We expect that it will take the distribution agent up to two weeks to electronically issue shares of our common stock to you or your bank or brokerage firm on your behalf by way of direct registration in book-entry form. The ability to trade our shares will not be affected during that time. You will not be required to make any payment, surrender or exchange your shares of CSC common stock or take any other action to receive your shares of our common stock.

Incurrence of Debt
It is anticipated that, substantially concurrently with the consummation of the Spin-Off and the Mergers, CSRA will incur approximately $3.0 billion in principal amount of secured indebtedness, of which approximately $1.5 billion will be available upon consummation of the Spin-Off and approximately $1.5 billion will be available upon consummation of the Mergers. This indebtedness will consist of (1) a five-year senior secured revolving credit facility with an initial borrowing capacity of $700 million (the “Revolving Credit Facility”), of which at least $500 million is expected to be available but undrawn upon consummation of the Spin-Off, (2) a three-year senior secured tranche A1 term loan facility in an aggregate principal amount of $600 million (the “Tranche A1 Facility”), (3) a five-year senior secured tranche A2 term loan facility in an aggregate principal amount of $1.45 billion (the “Tranche A2 Facility”; and, together with the Revolving Credit Facility and the Tranche A1 Facility, the “Pro Rata Facilities”) and (4) a seven-year senior secured term loan B facility in an aggregate principal amount of $750 million (the “Term Loan B Facility”; and, together with the Pro Rata Facilities, the “Credit Facilities”), will include customary affirmative, negative, and, with respect to the Pro Rata Facilities only, financial covenants, and will be guaranteed by CSRA’s material domestic subsidiaries and secured by substantially all of the assets of CSRA and the guarantors. We expect to use the net proceeds of the Credit Facilities to fund the Special Dividend (including the portion of the Special Dividend to be paid by CSC to its stockholders), as well as the cash portion of the Merger Consideration to stockholders of SRA Parent, the repayment, refinancing and/or redemption of substantially all of SRA’s existing indebtedness and other related fees and expenses associated with the Mergers and for general corporate purposes. We have also entered into the MARPA Facility that is in the process of being amended to include SRA as an additional seller following consummation of the Mergers. See “Description of Material Indebtedness and Other Financing Arrangements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Computer Sciences GS—Liquidity and Capital Resources” for more information.

Conditions to the Spin-Off	The Spin-Off is subject to the satisfaction, or the CSC Board’s waiver, of the following conditions:

•
the CSC Board shall have authorized and approved the Internal Reorganization and Distribution and not withdrawn such authorization and approval, and shall have declared the dividend of CSRA common stock to CSC stockholders;

• the ancillary agreements contemplated by the Master Separation and Distribution Agreement shall have been executed by each party to those agreements;

•
the Securities and Exchange Commission (the “SEC”) shall have declared effective our Registration Statement on Form 10, of which this Information Statement is a part, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

• our common stock shall have been accepted for listing on the New York Stock Exchange or another national securities exchange approved by CSC, subject to official notice of issuance;

•
CSC shall have received a written opinion from its outside tax advisor that is in form and substance reasonably acceptable to CSC, and which shall remain in full force and effect, regarding the qualification of the Distribution as tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code;

• the Internal Reorganization (as described in “The Master Separation and Distribution Agreement and Ancillary Agreements”) shall have been completed;

•
no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution shall be in effect, and no other event outside the control of CSC shall have occurred or failed to occur that prevents the consummation of the Distribution;

•
no other events or developments shall have occurred prior to the Distribution Date that, in the judgment of the CSC Board, would result in the Spin-Off having a material adverse effect on CSC or its stockholders;

• prior to the Distribution Date, this Information Statement shall have been mailed to the holders of CSC common stock as of the Record Date;

•
CSC shall have duly elected the individuals to be listed as members of our post-Distribution board of directors in this Information Statement, and such individuals shall be the members of our board of directors (the “Board”) immediately after the Distribution;

•
prior to the Distribution Date, CSC’s Board shall have obtained opinions from a nationally recognized valuation firm, in form and substance satisfactory to CSC, with respect to the capital adequacy and solvency of each of CSC and CSRA after giving pro forma effect to the Distribution and the Special Dividend;

•
immediately prior to the Distribution Date, our Articles of Incorporation and Bylaws, each in substantially the form filed as an exhibit to the Registration Statement on Form 10 of which this Information Statement is a part, shall be in effect; and

•
prior to the Distribution Date, CSC shall have transferred its U.S. federal government contracts and subcontracts to one or more wholly-owned subsidiaries of CSRA and, for its U.S. federal government prime contracts, it shall have finalized a Change of Name agreement with the Defense Contract Management Agency (“DCMA”), which condition was satisfied July 4, 2015.

The fulfillment of the foregoing conditions will not create any obligation on the part of CSC to effect the Spin-Off. We are not aware of any material federal, foreign or state regulatory requirements with which we must comply, other than SEC rules and regulations, or any material approvals that we must obtain, other than the approval for listing of our common stock and the SEC’s declaration of the effectiveness of the Registration Statement, in connection with the Distribution. CSC has the right not to complete the Spin-Off if, at any time, the CSC Board determines, in its sole and absolute discretion, that the Spin-Off is not in the best interests of CSC or its stockholders or is otherwise not advisable.

Trading Market and Symbol
We intend to file an application to list our common stock on the New York Stock Exchange under the symbol “CSRA.” We anticipate that, as early as two trading days prior to the Record Date, trading of shares of our common stock will begin on a “when-issued” basis and will continue up to and including the Distribution Date, and we expect that “regular-way” trading of our common stock will begin the first trading day after the Distribution Date.

We anticipate that, as early as two trading days prior to the Record Date, there will be two markets in CSC common stock: (1) a “regular-way” market on which shares of CSC common stock will trade with the entitlement for the purchaser of CSC common stock to receive shares of our common stock to be distributed in the Distribution and the Special Dividend, and (2) an “ex-distribution” market on which shares of CSC common stock will trade without the entitlement for the purchaser of CSC common stock to receive shares of our common stock and the Special Dividend. If you hold shares of CSC common stock on the Record Date and then decide to sell any shares of CSC common stock before the Distribution Date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your shares of CSC common stock with or without your entitlement to CSRA common stock pursuant to the Distribution and the Special Dividend.

Tax Consequences to CSC Stockholders
It is a condition to the Distribution that CSC receive a written opinion from its outside tax advisor that is in form and substance reasonably acceptable to CSC regarding the qualification of the Distribution as tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. Assuming the Distribution so qualifies, for U.S. federal income tax purposes, no gain or loss will be recognized by, or be includible in the income of, a U.S. Holder (as defined in “The Transactions—Material U.S. Federal Income Tax Consequences of the Spin-Off”) as a result of the Distribution. In addition, the aggregate tax basis of the CSC common stock and our common stock held by each U.S. Holder immediately after the Distribution (and immediately prior to the Special Dividend) will be the same as the aggregate tax basis of the CSC common stock held by the U.S. Holder immediately before the Distribution, allocated between the CSC common stock and our common stock in proportion to their relative fair market values on the date of the Distribution (subject to certain adjustments). Unlike the Distribution, we expect the Special Dividend, because it consists solely of cash, to be taxable to the recipient. U.S. Holders should consult their own tax advisors on the tax treatment of the Special Dividend. See “The Transactions—Material U.S. Federal Income Tax Consequences of the Spin-Off.”

We urge you to consult your tax advisor as to the specific tax consequences of the Distribution to you, including the effect of any U.S. federal, state, local or foreign tax laws and of changes in applicable tax laws.

Relationship with CSC after the Spin-Off
Following the Distribution, CSC will not own any of our shares and we will operate independently of CSC. In addition, we do not expect to depend on CSC to conduct our business following the Distribution apart from certain limited transitional support services as well as intellectual property licenses and non-U.S. agency services. In order to govern the ongoing relationships between us and CSC after the Spin-Off and to facilitate an orderly transition, we and CSC intend to enter into agreements providing for various services and rights following the Spin-Off and under which we and CSC will agree to indemnify each other against certain liabilities arising from our respective businesses. These agreements include:

•
a Master Separation and Distribution Agreement that will set forth CSC’s and our agreements regarding the principal actions that both parties will take in connection with the Spin-Off and aspects of our relationship following the Spin-Off;

• a Transition Services Agreement pursuant to which CSC and we will provide each other specified services on a transitional basis to help ensure an orderly transition following the Spin-Off;

•
a Tax Matters Agreement that will govern the respective rights, responsibilities and obligations of CSC and us after the Spin-Off with respect to all tax matters and will include restrictions to preserve the tax-free status of the Distribution;

•
an Employee Matters Agreement that will address employment, compensation and benefits matters, including the allocation and treatment of assets and liabilities arising out of employee compensation and benefits programs in which our employees participated prior to the Distribution as well as matters relating to transfer to and assumption by us of assets and liabilities related to defined benefit pension plans;

• a Real Estate Matters Agreement that will address the sharing and leasing of facilities owned by CSC and/or us following the Distribution Date;

•
an Intellectual Property Matters Agreement that will govern our rights to intellectual property developed by CSC and us including limitations on our ability to use intellectual property for certain purposes and on behalf of certain customers other than the U.S. federal and certain state and local governments and pursuant to which we will pay CSC a net maintenance fee of $30 million per year plus certain additional maintenance fees if we exceed certain revenue thresholds for an initial term of five years in exchange for maintenance services including the right to updates, patches and new versions that are made generally available to CSC customers during that period that relate to the software products and workflow and design methodologies that are covered by the license.

• a Non-U.S. Agency Agreement that will appoint CSC as our exclusive agent outside the U.S. for certain non-U.S. customers.

We describe these arrangements in greater detail under “The Master Separation and Distribution Agreement and Ancillary Agreements” and “Certain Relationships and Related Party Transactions—Agreements with CSC,” and describe some of the risks of these arrangements under “Risk Factors—Risks Relating to the Spin-Off and the Mergers.”

Dividend Policy
We and CSC expect to pay the one-time cash Special Dividend of approximately $1.5 billion in the aggregate promptly following the Distribution. We currently anticipate paying quarterly cash dividends following the Spin-Off. The timing, declaration, amount and payment of any future dividends to our stockholders will fall within the discretion of our Board and will depend on many factors, including our financial condition, results of operations and capital requirements, legal requirements, regulatory constraints, industry practice and other business considerations that our Board deems relevant from time to time. In addition, the terms of the agreements governing our debt or debt that we may incur in the future may restrict the payments of dividends. See “Dividend Policy.”

Transfer Agent	Computershare Trust Company, N.A.
Risk Factors
Our business faces both general and specific risks and uncertainties relating to the Computer Sciences GS Business and the SRA business. Our business also faces risks relating to the Spin-Off and Mergers. Following the Spin-Off, we will also face risks associated with being an independent, publicly-traded company. Accordingly, you should read carefully the information set forth under “Risk Factors.”

Summary of the Mergers

Structure of the Mergers
Under the Merger Agreement and in accordance with Delaware law, in the First Merger, Merger Sub Inc. will merge with and into SRA Parent, with SRA Parent surviving the First Merger, and immediately after the First Merger, in the Second Merger SRA Parent will merge with and into Merger Sub LLC, with Merger Sub LLC surviving the Second Merger. As a result of the Mergers, SRA will become an indirect wholly-owned subsidiary of CSRA.

Consideration for the Mergers
At the effective time of the First Merger, all of the outstanding shares of SRA Parent common stock will be automatically converted into the right to receive, in the aggregate, merger consideration consisting of (1) $390,000,000 in cash and (2) shares of CSRA common stock representing in the aggregate approximately 15.32% of the total number of shares of CSRA common stock outstanding immediately after the effective time of the First Merger (the “Merger Consideration”). The cash and stock portions of the Merger Consideration will be allocated among the stockholders and certain optionholders of SRA Parent on a pro rata basis (based on the number of shares and options held by them immediately prior to the effective time of the First Merger), except that the Merger Consideration received by certain SRA Parent stockholders and the holders of unvested performance-based options will consist solely of shares of CSRA common stock.

Following the effective time of the Mergers, all shares of SRA Parent common stock will be automatically cancelled and cease to exist.

Incurrence of Debt
It is anticipated that substantially concurrently with the consummation of the Spin-Off and the Mergers, CSRA will incur approximately $3.0 billion in principal amount of secured indebtedness, of which approximately $1.5 billion will be available upon consummation of the Spin-Off to fund the Special Dividend (including the portion of the Special Dividend to be paid by CSC to its stockholders) and approximately $1.5 billion will be available upon consummation of the Mergers to fund the cash portion of the Merger Consideration to stockholders of SRA Parent, to repay, refinance or redeem substantially all of SRA’s existing indebtedness to pay other related fees and expenses associated with the Mergers and for general corporate purposes as described in “Summary—Summary of the Spin-Off—Incurrence of Debt,” “Description of Material Indebtedness and Other Financing Arrangements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Computer Sciences GS—Liquidity and Capital Resources.”

Approval of the Mergers
No vote by CSC stockholders is required or is being sought in connection with the Mergers. CSC, as the sole stockholder of CSRA, has already approved the Mergers. The board of directors of SRA Parent has approved the Merger Agreement, the Mergers and all other actions necessary to consummate the Mergers. Stockholders of SRA Parent representing the voting power required to approve the Merger Agreement and First Merger have also delivered written consents approving the Merger Agreement, the Mergers and all other actions necessary to consummate the Mergers, in accordance with the Delaware General Corporation Law.

Conditions to the Mergers
The obligations of each party to consummate the Mergers are subject to the satisfaction or waiver (to the extent permitted by applicable law) of closing conditions that are contained in the Merger Agreement, including:

• the Spin-Off having occurred and the Special Dividend having been paid pursuant to the terms of the Master Separation and Distribution Agreement;

• the receipt of all consents, approvals and authorizations by governmental authorities;
• the expiration or termination of any required waiting period under the HSR Act, which condition was satisfied on October 9, 2015;

•
the effectiveness of the registration statement of which this information statement forms a part in connection with the Distribution, and the approval for listing on the NYSE or NASDAQ of the shares of CSRA common stock to be issued in the Distribution and the Mergers, subject to official notice of issuance; and

• the absence of any order issued by any governmental authority of competent jurisdiction or other legal impediment preventing or making illegal the consummation of the Mergers.

In addition, CSC, CSRA, Merger Sub Inc. and Merger Sub LLC’s obligations to consummate the Mergers are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:

•
certain fundamental representations and warranties of SRA Parent, disregarding all materiality or material adverse effect qualifications, being true and correct in all respects in each case as of the effective time of the First Merger as if made as of the effective time of the First Merger;

•
the representations and warranties of the stockholders of SRA Parent that are party to the Merger Agreement, SRA Parent and SRA, disregarding all materiality or material adverse effect qualifications, being true and correct in all respects in each case as of the effective time of the First Merger as if made as of the effective time of the First Merger (except to the extent such representations and warranties address matters as of a particular date, in which case as of such date), except where the failure to be true and correct has not had or would not, individually or in the aggregate, reasonably be expected to be an SRA Parent MAE (as defined below—see “The Merger Agreement”) (other than the certain fundamental representations and warranties which must be true and correct in all respects);

•
the covenants and agreements being performed by the stockholders of SRA Parent that are party to the Merger Agreement, SRA Parent and SRA in all material respects at or prior to the effective time of the First Merger (other than certain covenants and agreements which must be performed in all respects, subject to de minimis exceptions);

•
the delivery by SRA Parent of an officer’s certificate certifying the satisfaction of the above conditions, and the delivery by each stockholder of SRA Parent that is a party to the Merger Agreement of a certificate certifying the satisfaction of the above conditions;

• the absence of an SRA Parent MAE since June 30, 2015; and
• entrance into definitive agreements providing for the CSRA Financing;

•
the termination of certain stockholders agreements between SRA Parent and the stockholders of SRA Parent that are party to the Merger Agreement as well as the termination of certain other agreements between SRA Parent and any of its subsidiaries on the one hand and any SRA Parent stockholder or affiliate of any SRA Parent stockholder, without liability to CSRA or its subsidiaries following the effective time of the First Merger.

Furthermore, SRA Parent and SRA’s obligations to consummate the Mergers are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:

•
certain representations and warranties of CSC, CSRA, Merger Sub Inc. and Merger Sub LLC, disregarding all materiality or material adverse effect qualifications, being true and correct in all respects in each case as of the effective time of the First Merger as if made as of the effective time of the First Merger (except to the extent such representations and warranties address matters as of a particular date, which must be true and correct as of the specified date);

•
the representations and warranties of CSC, CSRA, Merger Sub Inc. and Merger Sub LLC, disregarding all materiality or material adverse effect qualifications, being true and correct in all respects in each case as of the effective time of the First Merger as if made as of the effective time of the First Merger (except to the extent such representations and warranties address matters as of a particular date, in which case as of such date), except where the failure to be true and correct has not had or would not, individually or in the aggregate, reasonably be expected to be a CSRA MAE as defined below—see “The Merger Agreement”) (other than the certain representations and warranties which must be true and correct in all respects);

• the covenants and agreements being performed by CSC, CSRA, Merger Sub Inc. and Merger Sub LLC in all material respects at or prior to the effective time of the First Merger;
• the delivery by CSRA of an officer’s certificate certifying the satisfaction of the above conditions;
• the absence of any CSRA MAE since June 30, 2015;
• the entrance into and delivery of the applicable Transaction Agreements (as defined below—see “The Merger Agreement”) by CSC and CSRA, which are in full force and effect; and

•
the receipt by CSRA of the opinion from CSC's outside tax advisor regarding the qualification of the Distribution as tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code.

To the extent permitted by applicable law, each party to the Merger Agreement may waive, at its sole discretion, any of the conditions to its respective obligations to complete the Mergers.

Termination of the Merger Agreement
The Merger Agreement may be terminated at any time before the effective time of the First Merger by the mutual written consent of CSC and SRA Parent. It may also be terminated by either CSC or SRA Parent if:

•
the effective time of the First Merger has not occurred on or before April 1, 2016 unless the failure to effect the Merger by that date is due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations set forth in the Merger Agreement; or

• if any law or order of any governmental authority preventing or prohibiting the completion of the Mergers has become final and nonappealable; or

•
if the board of directors of CSC has not authorized and approved the Spin-Off or has withdrawn such authorization and approval, or if the board of Directors of CSRA has not declared the Special Dividend.

The Merger Agreement may also be terminated by:

•
SRA Parent at any time before the effective time of the First Merger if there has been a material breach by CSC or CSRA of any of its representations, warranties or covenants or agreements contained in the Merger Agreement, or any such representation and warranty has become untrue in any material respect, and such breach or inaccuracy has not been cured within 30 business days following notice of such breach or there has been a material breach by CSC or CSRA of their obligations to consummate the Spin-Off and pay the Special Dividend (so long as SRA Parent is not then in material breach of any covenant, representation or warranty or other agreement contained in the Merger Agreement which breach would cause the closing conditions of CSC or Computer Sciences GS not to be satisfied if the closing were to occur at the time of termination); or

•
CSC at any time before the effective time of the First Merger if there has been a material breach by SRA Parent of any of its representations, warranties or covenants or agreements contained in the Merger Agreement, or any such representation and warranty has become untrue in any material respect, and such breach or inaccuracy has not been cured within 30 business days following notice of such breach (so long as CSC is not then in material breach of any covenant, representation or warranty or other agreement contained in the Merger Agreement which breach would cause the closing conditions of SRA Parent or the stockholders of SRA Parent that are party to the Merger Agreement not to be satisfied if the closing were to occur at the time of termination).

Termination Fees and Expenses
In the event the Merger Agreement is terminated because the Spin-Off is not completed in accordance with the terms and conditions of the Separation Agreements on or before April 1, 2016, a termination fee of $100,000,000 may be payable by CSC to SRA Parent upon termination of the Merger Agreement under specified circumstances.

Tax Consequences to CSRA Stockholders
CSRA stockholders are not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the Mergers. Each CSRA stockholder is urged to consult his, her or its tax advisor as to the specific tax consequences of the Mergers to that stockholder, including the effect of any state, local or non-U.S. tax laws and of changes in applicable tax laws.

Accounting Treatment of the Mergers	The combined financial information presented in the Information Statement was prepared using the purchase method of accounting, with CSRA treated as the “acquirer” of SRA for accounting purposes.

SUMMARY HISTORICAL COMBINED FINANCIAL DATA OF COMPUTER SCIENCES GS
The following table presents our summary historical financial data. The historical combined statement of operations data and the historical combined statement of cash flows data for each of the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013, and the historical combined balance sheet data as of April 3, 2015 and March 28, 2014 set forth below are derived from our audited Combined Financial Statements included in this Information Statement. The historical combined balance sheet data as of March 29, 2013 is derived from our unaudited Combined Financial Statements which are not included in this Information Statement. The unaudited combined balance sheet data as of July 3, 2015 and the unaudited combined statement of operations data for each of the three months ended July 3, 2015 and July 4, 2014 are derived from our unaudited combined condensed interim financial statements which are included in this Information Statement. The unaudited combined balance sheet data as of July 4, 2014 is derived from our “Unaudited Combined Condensed Financial Statements” which are not included in this Information Statement.
The summary financial data should be read in conjunction with our “Capitalization,” “Selected Historical Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Computer Sciences GS,” the audited Combined Financial Statements and accompanying notes and the unaudited Combined Condensed Financial Statements and accompanying notes included in this Information Statement. The financial information included herein may not necessarily reflect our financial position, results of operations and cash flows in the future or what our financial position, results of operations and cash flows would have been had we been an independent publicly-traded company during the periods presented. In addition, our historical financial information does not reflect changes that we expect to experience in the future as a result of our separation from CSC or the Mergers, including changes in the financing, operations, cost structure and personnel needs of our business, or the Mergers. Further, the historical financial information includes allocations of certain CSC corporate expenses. We believe the assumptions and methodologies underlying the allocation of these expenses are reasonable. Such expenses may not, however, be indicative of the expenses that we would have incurred if we had operated as an independent, publicly-traded company during the period presented or of the costs expected to be incurred in the future.

	As of or for the Three Months Ended		As of or for the Twelve Months Ended
	July 3, 2015	July 4, 2014	April 3, 2015	March 28, 2014	March 29, 2013
Dollars in millions	Historical		Historical
Combined Statement of Operations data:
Revenue	$959	$1,033	$4,070	$4,103	$4,676
Income from continuing operations before taxes	109	112	429	401	431
Income from continuing operations	67	71	268	254	269
Combined Balance Sheet data:
Cash and cash equivalents (including restricted cash)	$7	$4	$5	$4	$10
Total assets	1,939	2,177	2,161	2,216	2,513
Capital lease liabilities	146	162	151	169	169
Other long-term liabilities	97	100	81	106	105
Combined Statements of Cash Flows data:
Cash flows provided by operating activities	$247	$81	$487	$578	$563
Cash flows provided by (used in) investing activities	19	(1)	(117)	75	(115)
Cash flows used in financing activities	(264)	(80)	(369)	(659)	(454)
Non-GAAP Measures:
Adjusted EBITDA	$142	$159	$618	$587	$634
Operating Income	125	135	546	500	509

Non-GAAP measures

Adjusted EBITDA

The following table presents a reconciliation of Income from continuing operations to Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	July 3, 2015	July 4, 2014	April 3, 2015	March 28, 2014	March 29, 2013
Dollars in millions	Historical		Historical
Income from continuing operations(a)	$67	$71	$268	$254	$269

Interest expense, net	5	6	22	20	18
Tax expense on income	42	41	161	147	162
Depreciation and amortization	33	35	137	145	159
Provision for losses on accounts receivable	—	—	—	4	4
Stock based compensation	(1)	5	18	18	10
Restructuring costs	—	—	5	2	13
Foreign currency loss	—	1	1	—	1
Pension and postretirement benefit plans actuarial losses (gains), settlement losses, and amortization of other comprehensive income	(1)	—	6	(3)	(2)
Gain on disposition	(18)	—		—	—
Separation costs(b)	15	—		—	—

Adjusted EBITDA	$142	$159	$618	$587	$634

(a) The net periodic pension (cost) income within income from continuing operations includes $1 million and $1 million, and $3 million, $6 million and $4 million, of pre-tax actual return on plan assets for the three months ended July 3, 2015 and July 4, 2014 and for the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013, respectively, whereas the net periodic pension cost within non-GAAP operating income includes $4 million, $4 million, and $3 million of expected long-term return on pension assets of defined benefit plans for the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013, respectively.

(b) Includes costs related to the separation of Computer Sciences GS from CSC.

In addition to our Income from continued operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) we use an Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) measure.

Adjusted EBITDA is a non-GAAP measure that we use to evaluate financial performance and is one of the measures used in assessing management performance. We believe that this non-GAAP financial measure provides useful information to investors regarding our results of operations as it provides another measure of our profitability, our ability to service our planned debt, and is considered an important measure by financial analysts covering Computer Sciences GS and peer companies in our industry. Additionally, Adjusted EBITDA is an important measure associated with the proposed credit facility. This definition of Adjusted EBITDA is based on CSC’s current credit agreement, which we expect to be substantially the same under our planned $1.5 billion indebtedness. Our definition of such measure may differ from that of other companies.

The reconciliation from Income (Loss) from continuing operations to Adjusted EBITDA includes certain adjustments such as:

•	Provision for losses on accounts receivable which represents the amount of uncollectible accounts receivable.

•
Stock based compensation which represents the stock compensation expense related to CSC’s equity plans. These charges are included in cost of services (“COS”) and selling, general and administrative (“SG&A”) in our Combined Statements of Operations.

•	Foreign currency loss related to our hedging transactions and intercompany accounts.

•	Gain on disposition of Welkin Associates Limited (“Welkin”)

•	Separation costs are expenses incurred associated with activities for separation from CSC. These costs are primarily comprised of third-party accounting, legal and other consulting services.

•	Pension and postretirement actuarial losses (gains), settlement losses, and amortization of other comprehensive income which represents:

◦	Mark-to-market adjustments related to pensions and postretirement benefit plans resulting from periodic revaluation of our plan assets and liabilities.

◦	Lump-sum settlement charges

◦	Amortization of prior service costs (credit) which is included in our Combined Statements of Comprehensive Income.

Operating Income
A reconciliation of consolidated Operating income to Income (Loss) from continuing operations before taxes is as follows:

	Three Months Ended		Twelve Months Ended
	July 3, 2015	July 4, 2014	April 3, 2015	March 28, 2014	March 29, 2013
Dollars in millions	Historical		Historical
Operating income(a)(b)	$125	$135	$546	$500	$509
Pension and postretirement plans actuarial (losses) gains, and pension settlement losses	—	—	(8)	2	2
Corporate G&A	(15)	(16)	(81)	(79)	(61)
Separation costs	(15)	—	—	—	—
Interest expense, net	(5)	(6)	(22)	(20)	(18)
Other income (expenses), net	19	(1)	(6)	(2)	(1)
Income from continuing operations before taxes(b)	$109	$112	$429	$401	$431
(a) The net periodic pension (cost) income within income from continuing operations before taxes includes $1 million and $1 million, and $3 million, $6 million and $4 million, of actual return on plan assets for the three months ended July 3, 2015 and July 4, 2014 and for the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013, respectively, whereas the net periodic pension cost within non-GAAP operating income includes $4 million, $4 million, and $3 million of expected long-term return on pension assets of defined benefit plans for the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013, respectively.

(b) Operating income as presented does not include the contribution from net periodic pension income related to the CSC U.S. defined benefit pension plans that we expect to assume at Spin-Off; net periodic pension income relating to these plans has not been included in the Computer Sciences GS Business’s historical non-GAAP operating income nor in the historical Combined Financial Statements or in the unaudited Combined Condensed Financial Statements, but will be included in our results of operations beginning in the period after the date of Distribution. The contribution to non-GAAP operating income from net periodic pension income from CSC’s U.S. defined benefit pension plans amounted to approximately $(21) million and $(22) million for the three months ended July 3, 2015 and July 4, 2014 and $(82) million, $(60) million and $(7) million for fiscal 2015, fiscal 2014 and fiscal 2013, respectively.
Operating income is a non-GAAP measure which provides useful information to our management for assessment of our performance and results of operations, and is one of the financial measures utilized to determine executive compensation. We define Operating income as revenue less COS, general and administrative (“G&A”) expense and depreciation and amortization expense. Operating income excludes actuarial and settlement charges related to pension and OPEB plans and corporate G&A. Management adjusts for the limitations of this non-GAAP measure by also reviewing Income from continuing operations before taxes, which includes costs excluded from the Operating income definition such as corporate G&A, interest and other income (expense).

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF SRA
The following table presents SRA’s summary historical consolidated financial data. The historical consolidated statement of operations data and the historical consolidated statement of cash flows data for each of the twelve months ended June 30, 2015, 2014 and 2013, and the historical consolidated balance sheet data as of June 30, 2015 and June 30, 2014 set forth below are derived from SRA’s audited Consolidated Financial Statements included in this Information Statement. The historical consolidated balance sheet data as of June 30, 2013 is derived from SRA’s audited Consolidated Financial Statements which are not included in this Information Statement.
The summary financial data should be read in conjunction with SRA’s “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SRA,” and audited Consolidated Financial Statements and accompanying notes.

	As of or for the Twelve Months Ended
	June 30, 2015	June 30, 2014	June 30, 2013
Dollars in millions	Historical
Combined Statement of Operations data:
Revenue	$1,389	$1,386	$1,508
Loss from continuing operations before taxes	(19)	(40)	(377)
Loss from continuing operations	(12)	(24)	(317)
Combined Balance Sheet data:
Cash and cash equivalents (including restricted cash)	$97	$110	$6
Total assets	1,563	1,576	1,627
Total long-term debt	1,060	1,048	1,109
Other long-term liabilities	19	23	27
Combined Statements of Cash Flows data:
Cash flows provided by operating activities	$77	$146	$67
Cash flows used in investing activities	(79)	(2)	(45)
Cash flows used in financing activities	(11)	(40)	(20)
Non-GAAP Measures:
Adjusted EBITDA	$183	$165	$190
Operating Income	88	64	70

Non-GAAP measures

Adjusted EBITDA

The following table presents a reconciliation of Loss from continuing operations to Adjusted EBITDA:

	Twelve Months Ended
	June 30, 2015	June 30, 2014	June 30, 2013
Dollars in millions	Historical
Loss from continuing operations	$(12)	$(24)	$(317)

Interest expense, net	107	104	101
Tax benefit on income	(7)	(16)	(60)
Depreciation and amortization	68	83	102
Loss on sale of receivables	1	—	—
Stock based compensation	4	3	3
Restructuring costs	8	14	7
Gain on disposition	—	(2)	—
Merger and acquisition costs	1	1	2
Impairment of goodwill and other assets	—	—	346
Providence management fees	2	2	2
Impact of acquisitions	11	—	4

Adjusted EBITDA	$183	$165	$190

Adjusted EBITDA is a non-GAAP measure that SRA uses to evaluate financial performance and is one of the measures used in assessing management performance. SRA believes that this non-GAAP financial measure provides useful information to investors regarding SRA’s results of operations as it provides another measure of SRA’s profitability, SRA’s ability to service SRA’s planned debt, and is considered an important measure by financial analysts covering SRA and peer companies in SRA’s industry. Additionally, Adjusted EBITDA is an important measure associated with the proposed credit facility. The proposed credit facility will permit the combined company to exclude these and other charges and expenses in calculating “Consolidated EBITDA” pursuant to such credit facility. SRA’s definition of such measure may differ from that of other companies.

Adjusted EBITDA, as defined in SRA’s Existing Credit Agreement, includes the impact of quantifiable run-rate cost savings for actions taken or expected to be taken within 12 months of the reporting date.

The reconciliation from Income (Loss) from continuing operations to Adjusted EBITDA includes certain adjustments such as:

•	Loss on sale of accounts receivable which represents the difference between the amount of accounts receivable sold and the payment from the related factoring agreement.

•	Stock based compensation which represents the stock compensation expense related to SRA’s equity plans. These charges are included in SG&A in SRA’s Combined Statements of Operations.

•
Impact of the acquisitions which represent the acquisition of MorganFranklin Corporation’s National Security Solutions division in December 2012 and of substantially all of the Government Services business from Qbase LLC in April 2015. SRA adds the estimated impact of acquisitions as if the businesses had been acquired on the first day of the respective period in which an adjustment is recorded, and not for any prior periods.

Operating Income
A reconciliation of consolidated Operating income to Loss from continuing operations before taxes is as follows:

	Twelve Months Ended
	June 30, 2015	June 30, 2014	June 30, 2013
Dollars in millions	Historical
Operating income	$88	$64	$70
Interest expense, net	(107)	(104)	(101)
Impairment of goodwill	—	—	(346)
Income (Loss) from continuing operations before taxes	$(19)	$(40)	$(377)
Operating income is a non-GAAP measure which provides useful information to SRA’s management for assessment of SRA’s performance and results of operations. SRA defines Operating income as revenue less COS, G&A expense and depreciation and amortization expense. Management adjusts for the limitations of this non-GAAP measure by also reviewing Loss from continuing operations before taxes, which includes costs excluded from the Operating income definition such as interest and other income (expense).

SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA OF COMBINED COMPANY
The Pro Forma information presented below is derived from the “Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere in this Information Statement, and is based upon the historical combined financial information of Computer Sciences GS and SRA included elsewhere in this Information Statement, and has been prepared to reflect the Spin-Off and Mergers. The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting, with Computer Sciences GS treated as the “acquirer” of SRA for accounting purposes.
The following table presents our summary historical and unaudited pro forma condensed combined financial data. The last fiscal year end for Computer Sciences GS and SRA was April 3, 2015 and June 30, 2015, respectively, which are different by 88 days and have been presented together for comparison purposes. The historical combined statement of operations data for the three months ended July 3, 2015 and the twelve months ended April 3, 2015 for Computer Sciences GS and the three and twelve months ended June 30, 2015 for SRA set forth below are derived from the unaudited Combined Condensed Financial Statements, the audited Combined Financial Statements, and the Consolidated Financial Statements included in this Information Statement. The historical combined balance sheet data as of July 3, 2015 for Computer Sciences GS and June 30, 2015 for SRA set forth below are derived from Computer Sciences GS’s unaudited Combined Condensed Financial Statements and SRA’s Consolidated Financial Statements, respectively, included in this Information Statement.

The unaudited pro forma condensed combined statement of operations data presented for the three months ended July 3, 2015 for Computer Sciences GS and June 30, 2015 for SRA, and the twelve months ended April 3, 2015 for Computer Sciences GS and June 30, 2015 for SRA assumes the separation occurred on March 29, 2014. The unaudited pro forma condensed combined balance sheet data presented as of July 3, 2015 for Computer Sciences GS and June 30, 2015 for SRA assumes the separation occurred on July 3, 2015.
The summary financial data should be read in conjunction with our “Unaudited Pro Forma Condensed Combined Financial Statements,” “Capitalization,” “Selected Historical Combined Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Computer Sciences GS”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SRA,” the audited Combined Financial Statements and accompanying notes, the unaudited Combined Condensed Financial Statements and accompanying notes and the audited Consolidated Financial Statements and accompanying notes included elsewhere in this Information Statement. The financial information included herein may not necessarily reflect our financial position and results of operations in the future or what our financial position and results of operations would have been had we been an independent publicly-traded company during the periods presented. In addition, our historical financial information does not reflect changes that we expect to experience in the future as a result of the effects of the Spin-Off or the Mergers, including changes in the financing, operations, cost structure and personnel needs of our business. Further, the historical financial information of Computer Sciences GS includes allocations of certain CSC corporate expenses. SRA has not historically reported Corporate G&A as it maintains one segment, whereas Computer Sciences GS reports Corporate G&A to allocate overhead costs by segment. We believe the assumptions and methodologies underlying the allocation of these expenses are reasonable. Such expenses may not, however, be indicative of the expenses that we would have incurred if we had operated as an independent, combined, publicly-traded company during the period presented or of the costs expected to be incurred in the future.

Computer Sciences GS
Unaudited Pro Forma Condensed Combined Financial Statement Data
As of and for the Three Months Ended July 3, 2015

Dollars in millions	Historical Computer Sciences GS Three Months Ended July 3, 2015	Effect of Spin-Off	Pro Forma for Spin-Off Only	Historical SRA Three Months Ended June 30, 2015	Effect of Mergers	Pro Forma for Spin-Off and Mergers
Combined Statement of Operations data:
Revenue	$959	$—	$959	$359	$—	$1,318
Income (Loss) from continuing operations before taxes	109	22	131	(1)	13	143
Income from continuing operations	67	30	97	—	8	105
Income from continuing operations attributable to Parent	63	30	93	—	8	101
Combined Balance Sheet data:
Cash and cash equivalents	$7	$293	$300	$97	$(42)	$355
Total assets	1,939	482	2,421	1,563	950	4,934
Total long-term debt (including current portion of debt)	—	1,500	1,500	1,060	440	3,000
Capital lease liabilities	146	—	146	—	—	146
Other long-term liabilities	97	517	614	19	—	633
Non-GAAP Measures:
Adjusted EBITDA	$142	$14	$156	$49	$—	$205
Operating Income	125	17	142	26	—	168

Computer Sciences GS
Unaudited Pro Forma Condensed Combined Financial Statement Data
As of and for the Fiscal Year Ended April 3, 2015

Dollars in millions	Historical Computer Sciences GS Fiscal Year Ended April 3, 2015	Effect of Spin-Off	Pro Forma for Spin-Off Only	Historical SRA Fiscal Year Ended June 30, 2015	Effect of Mergers	Pro Forma for Spin-Off and Mergers
Combined Statement of Operations data:
Revenue	$4,070	$—	$4,070	$1,389	$—	$5,459
Income (Loss) from continuing operations before taxes	429	(472)	(43)	(19)	58	(4)
Income (Loss) from continuing operations	268	(287)	(19)	(12)	35	4
Income (loss) from continuing operations attributable to Parent	254	(287)	(33)	(12)	35	(10)
Non-GAAP Measures:
Adjusted EBITDA	$618	$55	$673	$183	$—	$856
Operating Income	546	64	610	88	2	700

Non-GAAP measures

Adjusted EBITDA

Computer Sciences GS
Unaudited Pro Forma Adjusted EBITDA
For the Three Months Ended July 3, 2015

Dollars in millions	Historical Computer Sciences GS Three Months Ended July 3, 2015	Effect of Spin-Off	Pro Forma for Spin-Off Only	Historical SRA Three Months Ended June 30, 2015	Effect of Mergers	Pro Forma for Spin-Off and Mergers
Income from continuing operations	$67	$30	$97	$—	$8	$105

Interest expense, net	5	10	15	27	(13)	29
Tax expense (benefit) on income	42	(8)	34	(1)	5	38
Depreciation and amortization	33	—	33	17	—	50
Stock based compensation	(1)	—	(1)	—	—	(1)
Restructuring costs	—	—	—	3	—	3
Pension and postretirement benefit plans actuarial losses (gains), settlement losses, and amortization of other comprehensive income	(1)	(3)	(4)	—	—	(4)
Gain on disposition	(18)	—	(18)	1	—	(17)
Merger and acquisition costs	—	—	—	1	—	1
Separation costs	15	(15)	—	—	—	—
Impact of acquisitions	—	—	—	1	—	1

Adjusted EBITDA	$142	$14	$156	$49	$—	$205

Computer Sciences GS
Unaudited Pro Forma Adjusted EBITDA
For the Fiscal Year Ended April 3, 2015

Dollars in millions	Historical Computer Sciences GS Fiscal Year Ended April 3, 2015	Effect of Spin-Off	Pro Forma for Spin-Off Only	Historical SRA Fiscal Year Ended June 30, 2015	Effect of Mergers	Pro Forma for Spin-Off and Mergers
Income (loss) from continuing operations	$268	$(287)	$(19)	$(12)	$35	$4

Interest expense, net	22	41	63	107	(56)	114
Tax expense (benefit) on income	161	(185)	(24)	(7)	23	(8)
Depreciation and amortization	137	(1)	136	68	—	204
Loss on sale of receivables	—	—	—	1		1
Stock based compensation	18	—	18	4	—	22
Restructuring costs	5	—	5	8	—	13
Foreign currency loss	1	—	1	—	—	1
Pension and postretirement benefit plans actuarial losses (gains), settlement losses, and amortization of other comprehensive income	6	487	493	—	—	493
Merger and acquisition costs	—	—	—	1	—	1
Providence management fees	—	—	—	2	(2)	—
Impact of acquisitions	—	—	—	11	—	11

Adjusted EBITDA	$618	$55	$673	$183	$—	$856

In addition to our Income (Loss) from continued operations determined in accordance with GAAP we use an Adjusted EBITDA measure.

Adjusted EBITDA is a non-GAAP measure that both CSC and SRA use to evaluate financial performance. We believe that this non-GAAP financial measure provides useful information to investors regarding our results of operations as it provides another measure of our profitability, our ability to service our planned debt, and is considered an important measure by financial analysts covering our industry. Additionally, Adjusted EBITDA is an important measure associated with the proposed credit facility. This definition of Adjusted EBITDA is based on CSC’s current credit agreement, which we expect to be substantially the same under our planned indebtedness of approximately $3.0 billion. Our definition of such measure may differ from that of other companies.

The reconciliation from Income (Loss) from continuing operations to Adjusted EBITDA includes certain adjustments such as:

•	Stock based compensation which represents the stock compensation expense related to our equity plans. These charges are included in COS and SG&A in our Combined Statements of Operations.

•	Foreign currency loss related to our hedging transactions and intercompany accounts.

•	Pension and postretirement actuarial losses (gains), settlement losses, and amortization of other comprehensive income which represents:

◦	Mark-to-market adjustments related to pensions and postretirement benefit plans resulting from periodic revaluation of our plan assets and liabilities.

◦	Lump-sum settlement charges

◦	Amortization of prior service costs (credit) which is included in our Combined Statements of Comprehensive Income.

Operating Income
A reconciliation of consolidated Operating income to Income (Loss) from continuing operations before taxes is as follows:

Computer Sciences GS
Unaudited Pro Forma Operating Income to Income (Loss) from Continuing Operations Before Taxes Reconciliation
For the Three Months Ended July 3, 2015

Dollars in millions	Historical Computer Sciences GS Three Months Ended July 3, 2015	Effect of Spin-Off	Pro Forma for Spin-Off Only	Historical SRA Three Months Ended June 30, 2015	Effect of Mergers	Pro Forma for Spin-Off and Mergers
Operating income	$125	$17	$142	$26	$—	$168
Corporate G&A(a)	(15)	—	(15)	—	—	(15)
Separation costs	(15)	15	—	—	—	—
Other income and interest expense, net	14	(10)	4	(27)	13	(10)
Income from continuing operations before taxes	$109	$22	$131	$(1)	$13	$143
(a) SRA has not historically reported Corporate G&A as it maintains one segment, whereas Computer Sciences GS reports Corporate G&A to allocate overhead costs by segment.

Computer Sciences GS
Unaudited Pro Forma Operating Income to Income (Loss) from Continuing Operations Before Taxes Reconciliation
For the Fiscal Year Ended April 3, 2015

Dollars in millions	Historical Computer Sciences GS Fiscal Year Ended April 3, 2015	Effect of Spin-Off	Pro Forma for Spin-Off Only	Historical SRA Fiscal Year Ended June 30, 2015	Effect of Mergers	Pro Forma for Spin-Off and Mergers
Operating income	$546	$64	$610	$88	$2	$700
Pension and postretirement plans actuarial (losses) gains, and pension settlement losses	(8)	(495)	(503)	—	—	(503)
Corporate G&A(a)	(81)	—	(81)	—	—	(81)
Interest expense and other, net	(28)	(41)	(69)	(107)	56	(120)
Income (Loss) from continuing operations before taxes	$429	$(472)	$(43)	$(19)	$58	$(4)
(a) SRA has not historically reported Corporate G&A as it maintains one segment, whereas Computer Sciences GS reports Corporate G&A to allocate overhead costs by segment.
Operating income is a non-GAAP measure which provides useful information to our management for assessment of our performance and results of operations, and is one of the financial measures utilized to determine executive compensation. We define Operating income as revenue less COS, segment G&A expense and depreciation and amortization expense. Operating income excludes actuarial and settlement charges related to pension and OPEB plans and corporate G&A. Management compensates for the limitations of this non-GAAP measure by also reviewing Income (Loss) from continuing operations before taxes, which includes costs excluded from the Operating income definition such as corporate G&A, interest and other income (expense).

Recent Developments

On November 4, 2015, CSC released preliminary second quarter fiscal year 2016 financial information, including the following operating results of its North American Public Sector (NPS) segment. NPS segment revenue was $967 million during the second quarter, a decrease of 7.1% when compared with $1,041 million in the second quarter of fiscal 2015. The revenue decline was driven by program completions and changes in task orders, which more than offset new work across all parts of the business. NPS operating margin, excluding the impact of certain items, was 16.6% which compares favorably with 15.4% in the same period in the prior year. Contract awards for NPS were $1.5 billion in the quarter. The financial information presented in this paragraph is presented on a segment basis as reported by CSC and has not been adjusted to reflect the results of operations of Computer Sciences GS as if it had operated on a standalone basis and is, therefore, not comparable to the financial information for Computer Sciences GS presented elsewhere in this Information Statement. NPS segment’s anticipated results for the second quarter fiscal year 2016 are preliminary and unaudited. Such preliminary results are subject to finalization of our quarterly financial and accounting procedures.
On November 4, 2015, SRA filed a Form 8-K releasing certain preliminary results for the period ended September 30, 2015. SRA revenue was $351 million, an increase of 3.7% when compared with $339 in the same period in the prior year. Operating income of $20 million remains stable with the same period prior year operating income of $21 million. Contract awards for SRA were $795 million in the quarter. SRA’s anticipated results for the period ended September 30, 2015 are preliminary, unaudited and subject to completion, reflect SRA management’s current views and may change as a result of management’s review of results and other factors. Such preliminary results are subject to finalization of SRA’s quarterly financial and accounting procedures and should not be viewed as a substitute for full quarterly financial statements prepared in accordance with GAAP.

RISK FACTORS
You should carefully consider all of the information in this Information Statement and each of the risks described below, which we believe are the principal risks that we face. Some of the risks relate to the businesses of CSRA and SRA, others to the Spin-Off, and others to the Mergers. Some risks relate principally to the securities markets and ownership of our common stock.
Any of the following risks could materially and adversely affect our business, financial condition and results of operations and the actual outcome of matters as to which forward-looking statements are made in this Information Statement. In such case, the trading price of our common stock could decline, and you could lose all or part of your investment. While we believe we have identified and discussed below the material risks affecting our business, there may be additional risks and uncertainties that we do not presently know or that we do not currently believe to be material that may adversely affect our business, financial condition and results of operations in the future.
Past performance may not be a reliable indicator of future financial performance. Future performance and historical trends may be adversely affected by the following factors, as well as other variables, and should not be relied upon to project future period results.
Risks Relating to the Combined Company’s Business
Contracts with the U.S. federal government and its prime contractors account for most of our revenue and earnings; consequently, a decline in the U.S. federal government budget, changes in spending or budgetary priorities or delays in contract awards may significantly and adversely affect our future revenues and limit our growth prospects.
Computer Sciences GS generated approximately 91% of our total revenues for the twelve months ended April 3, 2015 from sales to the U.S. federal government either as a prime contractor or subcontractor to other contractors. Computer Sciences GS generated approximately 53% of our total revenues from the DoD (including all branches of the U.S. military) and Intelligence Community and approximately 38% of our total revenues from civilian agencies. Similarly, SRA generated greater than 97% of its revenue from services provided on engagements with various agencies of the U.S. federal government in each of fiscal 2014 and fiscal 2015. We expect to continue to derive most of our revenues from work performed under U.S. federal government contracts.
We also provide services to state and local governments. Approximately 8% of the total revenues of Computer Sciences GS for fiscal 2015 were generated from state government contracts.
Because we derive a substantial majority of our revenue from contracts with the U.S. federal government, we believe that the success and development of our business will continue to depend on our successful participation in U.S. federal government contract programs. Changes in U.S. federal government budgetary priorities could directly affect our financial performance. A significant decline in government expenditures, a shift of expenditures away from programs that we support or a change in U.S. federal government contracting policies could cause U.S. federal government agencies to reduce their purchases under contracts, to exercise their right to terminate contracts at any time without penalty or not to exercise options to renew contracts. Consequently, we closely monitor federal budget, legislative and contracting trends and activities and continually examine our strategies to take these into consideration.
The U.S. federal government continues to face significant fiscal and economic challenges such as financial deficits and the debt ceiling limit. The Administration and Congress make decisions in a constrained fiscal environment largely imposed by the Budget Control Act of 2011 (the “Budget Act”). The Budget Act established limits on discretionary spending that began with GFY 2012. The Bipartisan Budget Act of 2013 (the “BBA”) that was signed into law on December 26, 2013 did not significantly alter the spending constraints established by the Budget Act.

The Budget Act provided for additional automatic spending reductions, known as sequestration, which went into effect on March 1, 2013, and further reduced planned government spending. The BBA extended the sequestration budget caps into GFY 2023. While the defense budget sustained the largest single reduction, civil agencies and programs were also impacted significantly by sequestration cuts. In light of the Budget Act, the BBA and other deficit reduction pressures, it is likely that discretionary spending by the U.S. federal government will remain constrained for the foreseeable future. As a result of sequestration, our U.S. federal government customers are more cautious with contract awards and spending, resulting in longer procurement cycles, smaller award values and an inclination towards an extension of existing customer contracts, and we expect this behavior to continue.
We continuously review our operations in an attempt to identify those programs that could be at risk so that we can make appropriate contingency plans. While we have experienced reduced funding on some of our programs, and may see further reductions, we do not expect the cancellation of any of our major programs. Although sequestration continued into GFY 2014, the BBA revised the amount of discretionary spending to be reduced for GFY 2014 and GFY 2015 under the Budget Act. Even with the reduced amount of sequestration for GFY 2014 and GFY 2015, the resulting automatic across-the-board budget cuts are having, and may continue to have, significant consequences for our business and industry.
Our business could be adversely affected by delays caused by our competitors protesting major contract awards received by us, resulting in delay of the initiation of work.
Our contracts and subcontracts are composed of a wide range of contract types, including firm fixed-price, cost reimbursement, and time-and-materials. Some contracts are ordering vehicles, including indefinite delivery/indefinite quantity and government-wide acquisition contracts such as General Services Administration (“GSA”) schedule contracts, and orders under these contracts include firm fixed-price, time-and-materials or cost reimbursable types. We expect that a majority of the business that we seek in the foreseeable future will be awarded through a competitive bidding process. The U.S. federal government has increasingly relied on contracts that are subject to a competitive bidding process, including indefinite delivery/indefinite quantity, GSA schedule and other multi-award contracts, which has resulted in greater competition, increased pricing pressure and more protested awards. It can take many months to resolve protests by one or more of our competitors of contract or task order awards we receive. The resulting delay in the start-up and funding of the work under these vehicles may cause our actual results to differ materially and adversely from those anticipated. Due to the competitive process to obtain contracts and an increase in bid protests, we may be unable to achieve or sustain revenue growth and profitability.
Our U.S. federal government contracts may be terminated by the government at any time and may contain other provisions permitting the government not to continue with contract performance and, if lost contracts are not replaced, our operating results may differ materially and adversely from those anticipated.
We derive substantially all of our revenue from U.S. federal government contracts that typically span one or more base years and one or more option years. The option periods typically cover more than half of a contract’s potential duration. U.S. federal government agencies generally have the right not to exercise these option periods. In addition, our contracts typically also contain provisions permitting a government customer to terminate the contract for its convenience. A decision not to exercise option periods or to terminate contracts for convenience could result in significant revenue shortfalls from those anticipated. Virtually all of our U.S. federal government contracts contain one of the form clauses for termination for convenience set forth in the Federal Acquisition Regulation and, therefore, our revenues from these contracts could be at risk if the government elected to exercise its termination for convenience rights. If the government terminates a contract for convenience, we may recover only our incurred or committed costs, settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, we may be unable to recover even those amounts and instead may be liable for excess costs incurred by the government in procuring undelivered items and services from another source. As is common with government contractors, we have experienced and continue to experience occasional performance issues under certain of our contracts. Depending upon the value of the matters affected, a performance problem that impacts our performance of a program or contract could cause our actual results to differ materially and adversely from those anticipated.

Our state and local government contracts subject us to similar budgetary and termination risks. Unlike U.S. federal government contracts, where limitations of liability are established in the Federal Acquisition Regulation (the “FAR”) and agency supplements, state and local government contracts have negotiated liability limits that are often higher than typical commercial liability caps and, in some instances, are uncapped. Our state contracts also have termination for convenience and termination for cause provisions and, therefore, our revenues from these contracts could be at risk if the state agencies elected to exercise their termination for convenience rights. Local contracts also typically contain termination for convenience clauses. For state and local government contracts, based on total revenues for FY2015, $330.3 million in revenues is associated with contracts that contain termination for convenience clauses.
U.S. federal government contracts contain numerous provisions that are unfavorable to us.
U.S. federal government contracts contain provisions and are subject to laws and regulations that give the government rights and remedies, some of which are not typically found in commercial contracts, including allowing the government to:

•	cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

•	claim rights in systems and software developed by us;

•	suspend or debar us from doing business with the U.S. federal government or with a governmental agency;

•	impose fines and penalties and subject us to criminal prosecution;

•	control or prohibit the export of our data and technology; and

•	impose special handling and control requirements for controlled unclassified information.
Certain of our and SRA’s contracts also contain organizational conflict of interest (“OCI”) clauses that limit our ability to compete for or perform certain other contracts. OCIs arise any time we engage in activities that: (1) make us unable or potentially unable to render impartial assistance or advice to the government; (2) impair or might impair our objectivity in performing contract work; or (3) provide us with an unfair competitive advantage. For example, when we work on the design of a particular system, we may be precluded from competing for the contract to develop and install that system or supporting a prime contractor. We have divested lines of business in the past to avoid and/or mitigate OCIs. We are evaluating the OCI provisions in our contracts and those of SRA to determine the potential effects of those clauses on future business. Depending upon the value of the matters affected, an OCI issue that precludes our participation in, or performance of, a program or contract could cause our actual results to differ materially and adversely from those anticipated.
Our failure to comply with a variety of complex procurement rules and regulations could result in our being liable for penalties, including termination of our U.S. federal government contracts, disqualification from bidding on future U.S. federal government contracts and suspension or debarment from U.S. federal government contracting.
We must comply with laws and regulations relating to the formation, administration and performance of U.S. federal government contracts, which affect how we do business with our customers and may impose added costs on our business. Some significant statutes and regulations that affect us include:

•	the FAR and agency supplements, which regulate the formation, administration and performance of U.S. federal government contracts;

•	the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with certain contract negotiations;

•
the Procurement Integrity Act, which regulates access to competitor bid and proposal information and government source selection information, and our ability to provide compensation to certain former government officials;

•
the Civil False Claims Act, which provides for substantial civil penalties for violations, including for submission of a false or fraudulent claim to the U.S. federal government for payment or approval; and

•	the U.S. federal government Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under certain cost-based U.S. federal government contracts.
Our business is subject to reviews, audits and cost adjustments by the U.S. federal government which, if resolved unfavorably, could adversely affect our profitability, cash position or growth prospects.
U.S. federal government agencies, including the Defense Contract Audit Agency (“DCAA”), the DCMA and others, routinely audit and/or review a contractor’s performance on government contracts, indirect rates and pricing practices, and compliance with applicable contracting and procurement laws, regulations and standards. They also review the adequacy of the contractor’s compliance with government standards for its business systems, including its accounting system, earned value management system, estimating system, materials management and accounting system, property management system and purchasing system.
Both contractors and the U.S. federal government agencies conducting these audits and reviews have come under increased scrutiny. As a result, the current audits and reviews have a greater scope, have become more rigorous and the standards to which we are held are being more strictly interpreted, increasing the likelihood of an audit or review resulting in an adverse outcome. During the course of its audits, the DCAA has made unfavorable audit findings and recommendations with regard to the qualifications of employees and subcontractors for contract labor categories that were charged under contracts and have concluded that costs we deemed to be allowable costs under the FAR cost principles were unallowable. We have vigorously disputed many of the DCAA’s findings over the years. Some of these audits have been resolved through negotiation with a lesser amount recovered by the government while other audit findings remain in dispute. This is a typical pattern for us and the DCAA that we expect to continue.
A finding of significant control deficiencies in our system audits or other reviews can result in decremented billing rates to our U.S. federal government customers until the control deficiencies are corrected and our corrections are accepted by the DCMA. Government audits and reviews may conclude that our practices are not consistent with applicable laws and regulations and result in adjustments to contract costs and mandatory customer refunds. Such adjustments can be applied retroactively, which could result in significant customer refunds. The receipt of adverse audit findings or the failure to obtain an “approved” determination of our various accounting and management internal control systems from the responsible U.S. federal government agency could significantly and adversely affect our business, including our ability to bid on new contracts and our competitive position in the bidding process. A determination of non-compliance with applicable contracting and procurement laws, regulations and standards could also result in the U.S. federal government imposing penalties and sanctions against us, including the withholding of payments, suspension of payments and increased government scrutiny that could delay or adversely affect our ability to invoice and receive timely payment on contracts, perform contracts or compete for contracts with the U.S. federal government. Most of our subcontractors are subject to these same regulatory requirements. As a prime contractor, we may incur additional costs or our ability to invoice and receive timely payment on contracts may be affected if a subcontractor does not comply with these regulations and its lack of compliance affects our performance under a prime contract.
CSC’s indirect cost audits by the DCAA have not been completed for fiscal 2004 and subsequent fiscal years. Although we have recorded contract revenues subsequent to fiscal 2003 based upon our estimate of costs that we believe will be approved upon final audit or review, we do not know the outcome of any ongoing or future audits or reviews and adjustments and, if future adjustments exceed our estimates, our profitability would be adversely affected.

The DCAA has not completed audits of SRA’s incurred cost submissions for fiscal 2009 and subsequent fiscal years. SRA has recorded financial results subsequent to fiscal 2008 based upon costs that SRA believes will be approved upon final audit or review. If incurred cost audits result in adverse findings that exceed SRA’s estimates, it may have an adverse effect on our financial position, results of operations or cash flows.
Our state and local government contracts are also subject to audits and reviews by state and local government agencies including state comptrollers and inspector generals. Where federal funds are used by a state to fund all or part of a contract we perform, the state and the Computer Sciences GS Business may be subject to audit by a U.S. federal government agency and/or the Government Accountability Office. See “Business of Computer Sciences GS—Legal Proceedings” for more information.
Our business is subject to governmental review and investigation which could adversely affect our profitability, cash position and growth prospects.
We are routinely subject to governmental investigations relating to our contracts and operations. If a review or investigation identifies improper or illegal activities, we may be subject to civil or criminal penalties or administrative sanctions, including the termination of contracts, forfeiture of profits, the triggering of price reduction clauses, suspension of payments, fines and suspension or debarment from doing business with governmental agencies. We may suffer harm to our reputation if allegations of impropriety are made against us, which would impair our ability to win new contract awards or receive contract renewals. Penalties and sanctions are not uncommon in our industry. If we incur a material penalty or administrative sanction or otherwise suffer harm to our reputation, our profitability, cash position and future prospects could be adversely affected.
More generally, increases in scrutiny and investigations from government organizations, legislative bodies or agencies into business practices and major programs supported by contractors may lead to increased legal costs and may harm our reputation, profitability, growth prospects and ability to recruit and retain employees.
If our customers request out-of-scope work, we may not be able to collect our receivables, which would materially and adversely affect our profitability.
We may perform work for the U.S. federal government and state governments, with respect to which we must file requests for equitable adjustment or claims with the proper agency to seek recovery in whole or in part, for out-of-scope work directed or caused by the government customer in support of its critical missions. While we may resort to other methods to pursue our claims or collect our receivables, these methods are expensive and time consuming and successful collection is not guaranteed. Failure to collect our receivables or prevail on our claims would have an adverse effect on our profitability.
The U.S. federal government may adopt new contract rules and regulations or revise its procurement practices in a manner adverse to us at any time.
Our industry has experienced, and we expect it will continue to experience, significant changes to business practices as a result of an increased focus on affordability, efficiencies and recovery of costs, among other items. U.S. federal government agencies may face restrictions or pressure regarding the type and amount of services that they may obtain from private contractors. Legislation, regulations and initiatives dealing with procurement reform, mitigation of potential conflicts of interest, deterrence of fraud and environmental responsibility or sustainability, as well as any resulting shifts in the buying practices of U.S. federal government agencies, such as increased usage of fixed-price contracts, multiple award contracts and small business set-aside contracts, could have adverse effects on government contractors, including us. Any of these changes could impair our ability to obtain new contracts or renew our existing contracts when those contracts are recompeted. Any new contracting requirements or procurement methods could be costly or administratively difficult for us to implement and could adversely affect our future revenues, profitability and prospects.

Misconduct of employees, subcontractors, agents and business partners could cause us to lose existing contracts or customers and adversely affect our ability to obtain new contracts and customers and could have a significant adverse impact on our business and reputation.
Misconduct could include fraud or other improper activities such as falsifying time or other records and violations of laws and regulations, including anti-corruption laws. Other examples could include the failure to comply with our Code of Business Conduct, policies and procedures or with federal, state or local government procurement regulations, rules regarding the use and safeguarding of classified or other protected information, legislation regarding the pricing of labor and other costs in government contracts, laws and regulations relating to environmental, health or safety matters, bribery of foreign government officials, international trade controls (particularly the International Traffic in Arms Regulations), lobbying or similar activities and any other applicable laws or regulations. Any data loss or information security lapses resulting in the compromise of personal information or the improper use or disclosure of sensitive or classified information could result in claims, remediation costs, regulatory sanctions against us, loss of current and future contracts and serious harm to our reputation. Although we have implemented policies, procedures and controls to prevent and detect these activities, these precautions may not prevent all misconduct and, as a result, we could face unknown risks or losses. Our failure to comply with applicable laws or regulations or misconduct by any of our employees, subcontractors, agents or business partners could damage our reputation and subject us to fines and penalties, restitution or other damages, loss of security clearance, loss of current and future customer contracts and suspension or debarment from contracting with federal, state or local government agencies, any of which would adversely affect our business and our future results.
Our ability to perform services for certain of our U.S. federal government customers is dependent on our ability to maintain necessary security clearances.
Select U.S. federal government customers require us to maintain security clearances for certain of our facilities used in the performance of classified contracts. Employees who perform under certain government contracts are required to possess appropriate personnel security clearances for access to classified information granted by the respective government agency. The competition for qualified personnel who possess security clearance is very strong in certain public sector markets. In the event that a government customer were to revoke the facility and/or personnel clearances of all or substantially all of the employees performing work under a classified contract, such revocation could be grounds for termination of the contract by the government customer. Similarly, if we are unable to hire sufficient qualified and cleared personnel to meet contractual commitments, a contract could be terminated for non-performance. Under either circumstance, such termination, depending on the contract value, could have a material adverse effect on our consolidated financial position, results of operations and cash flows.
We have contracts with the U.S. federal government that are classified which may limit investor insight into portions of our business.
Over the last three fiscal years, an average of 13% of the revenues of Computer Sciences GS was derived from classified programs with the U.S. federal government that are subject to security restrictions which preclude the dissemination of information that is classified for national security purposes. SRA also derives a portion of their revenues from programs with the U.S. government that are subject to security restrictions. We are limited in our ability to provide information about these classified programs, their risks or any disputes or claims relating to such programs. As a result, investors may have less insight into our classified programs than our other programs and therefore less ability to fully evaluate the risks related to our classified business.
Our failure to attract and retain qualified employees, including our senior management team, could adversely affect our business.
Our success depends to a substantial degree on our ability to recruit and retain the technically-skilled personnel we need to serve our customers effectively. Our business involves the development of tailored solutions for our customers, a process that relies heavily upon the expertise and services of our employees. Accordingly, our employees are our most valuable resource. Competition for skilled personnel in the IT services industry is intense, and technology service companies often experience high attrition among their skilled employees. There is a shortage of people capable of filling these positions, particularly those with government security clearances, and they are likely to remain a limited resource for the foreseeable future. Recruiting and training these personnel require substantial resources. Our failure to attract and retain technical personnel could increase our costs of performing our contractual obligations, reduce our ability to efficiently satisfy our customers’ needs, limit our ability to win new business and cause our actual results to differ materially and adversely from those anticipated.
In addition to attracting and retaining qualified technical personnel, we believe that our success will depend on the continued employment of our senior management team and its ability to generate new business and execute projects successfully. Our senior management team is very important to our business because personal reputations and individual business relationships are a critical element of obtaining and maintaining customer engagements in our industry, particularly with agencies performing classified operations. The loss of any of our senior executives could cause us to lose customer relationships or new business opportunities, which could cause actual results to differ materially and adversely from those anticipated.
Our markets are highly competitive, and many of the companies we compete against have substantially greater resources.
The markets in which we operate include a large number of participants and are highly competitive. Many of our competitors may compete more effectively than we can because they are larger, better financed and better known companies than we are. In order to stay competitive in our industry, we must also keep pace with changing technologies and customer preferences. If we are unable to differentiate our services from those of our competitors, our revenue may decline. In addition, our competitors have established relationships among themselves or with third parties to increase their ability to address customer needs. As a result, new competitors or alliances among competitors may emerge and compete more effectively than we can. There is also a significant industry trend towards consolidation, which may result in the emergence of companies which are better able to compete against us. The results of these competitive pressures could cause our actual results to differ materially and adversely from those anticipated.
We may not realize as revenues the full amounts reflected in our backlog, which could adversely affect our expected future revenues and growth prospects.
As of April 3, 2015, the total backlog of Computer Sciences GS was $11.1 billion, which included $2.6 billion in funded backlog. As of June 30, 2015, SRA’s total backlog was $3.4 billion, which included $643.7 million in funded backlog. Due to the U.S. federal government’s ability to not exercise contract options or to terminate, modify or curtail our programs or contracts and the rights of our state customers to cancel contracts and purchase orders in certain circumstances, we may realize less than expected or in some cases never realize revenues from some of the contracts that are included in our backlog. Our unfunded backlog, in particular, contains management’s estimate of amounts expected to be realized on unfunded contract work that may never be realized as revenues. If we fail to realize as revenues amounts included in our backlog, our expected future revenues, growth prospects and profitability could be adversely affected.
Our earnings and profitability may vary based on the mix of our contracts and may be adversely affected by our failure to accurately estimate and manage costs, time and resources.
We generate revenues under various types of contracts, which include cost reimbursement, time-and-materials, fixed-price-level-of-effort and firm-fixed-price contracts. The accounting for these contracts requires judgment relative to assessing risks, estimating contract revenues and costs, and making assumptions for schedule and technical issues. Our earnings and profitability may vary materially depending on changes in the proportionate amount of revenues derived from each type of contract, the nature of offerings provided, our ability to negotiate advantageous reseller agreements with vendors as well as the achievement of performance objectives and the stage of performance at which the right to receive fees, particularly under incentive and award fee contracts, is finally determined. Subcontractors’ assertions are also assessed and considered in estimating costs and profitability. In addition, our contracts contain provisions relating to cost controls and audit rights.

To varying degrees, each contract type involves some risk that we could underestimate the costs and resources necessary to fulfill the contract. Cost reimbursement and time-and-materials contracts generally have lower profitability than firm fixed-price contracts; however, due to their nature, fixed-price contract types tend to have more risk than cost type contracts. While firm fixed-price contracts allow us to benefit from cost savings, these contracts also increase our exposure to the risk of cost overruns. Revenues derived from firm fixed-price contracts represented approximately 44% of the total revenues of Computer Sciences GS for fiscal 2015. When making proposals on these types of contracts, we rely heavily on our estimates of costs and timing for completing the associated projects, as well as assumptions regarding technical issues. In each case, our failure to accurately estimate costs or the resources and technology needed to perform our contracts or to effectively manage and control our costs during the performance of our work could result, and in some instances has resulted, in reduced profits or in losses.
More generally, any increased or unexpected costs or unanticipated delays in connection with the performance of our contracts, including costs and delays caused by contractual disputes or other factors outside of our control, such as performance failures of our subcontractors, government shutdown due to congressional inaction, the effect of any changes in laws or regulations, natural disasters or other force majeure events, could make our contracts less profitable than expected or unprofitable. Our profitability is adversely affected when we incur contract costs that we cannot bill to our customers.
Internal system or service failures, including as a result of cyber or other security threats, could disrupt our business and impair our ability to effectively provide our services to our customers, which could damage our reputation and have a material adverse effect on our business and results of operations.
We create, deploy, and maintain IT and engineering systems, and provide services that are often critical to our customers’ missions, some of which involve sensitive information and may be conducted in war zones or other hazardous environments. As a result, we are subject to systems or service failures, not only resulting from our own failures or the failures of third-party service providers, natural disasters, power shortages, or terrorist attacks, but also from continuous exposure to cyber and other security threats, including computer malware and attacks by computer hackers or physical break-ins. There has been an increase in the frequency and sophistication of the cyber and security threats we face, with attacks ranging from those common to businesses generally to those that are more advanced and persistent, which may target us because we hold controlled unclassified, classified or other sensitive information. As a result, we face a heightened risk of a security breach or disruption with respect to sensitive information resulting from an attack by computer hackers, foreign governments, and cyber terrorists. We have been the target of these types of attacks in the past and future attacks are likely to occur. Threat incidents identified to date have not resulted in a material adverse effect on us or our business operations. Our security measures are designed to identify and protect against security breaches and cyber attacks; however, if successful, these types of attacks on our network or other systems or service failures could have a material adverse effect on our business and results of operations, due to, among other things, the loss of customer or proprietary data, interruptions or delays in our customers’ businesses and damage to our reputation. In addition, the failure or disruption of our systems, communications or utilities could cause us to interrupt or suspend our operations, which could have a material adverse effect on our business and results of operations. In addition, if our employees inadvertently do not adhere to appropriate information security protocols, our protocols are inadequate, or our employees intentionally avoid these protocols, our or our customers’ sensitive information may be released thereby causing significant negative impacts to our reputation and could expose us or our customers to liability.
If our systems, services or other applications have significant defects or errors, are successfully attacked by cyber and other security threats, suffer delivery delays, or otherwise fail to meet our customers’ security expectations, we may:

•	lose revenue due to adverse customer reaction;

•	be required to provide additional services or remediation to a customer at no charge;

•	incur additional costs related to monitoring and increasing our security posture;

•	lose revenue due to the deployment of internal staff for remediation efforts instead of performing billable work;

•	receive negative publicity, which could damage our reputation and adversely affect our ability to attract or retain customers;

•
suffer claims by customers or impacted third parties for substantial damages, particularly as a result of any successful network or systems breach and exfiltration of customer and/or third-party information; or

•	lose our ability to perform and pursue classified work and/or experience a suspension of our export privileges.
In addition to any costs resulting from contract performance or required corrective action, these failures may result in increased costs or loss of revenue if they result in customers postponing subsequently scheduled work or canceling or failing to renew contracts.
The costs related to cyber or other security threats or disruptions may not be fully insured or indemnified by other means. Additionally, some cyber technologies and techniques that we utilize or develop may raise potential liabilities related to legal compliance, intellectual property and civil liberties, including privacy concerns, which may not be fully insured or indemnified. Our errors and omissions insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims or the insurer may disclaim coverage as to some types of future claims. The successful assertion of any large claim against us could seriously harm our business. Even if not successful, these claims could result in significant legal and other costs, may be a distraction to our management and may harm our customer relationships. In certain new business areas, we may not be able to obtain sufficient insurance and may decide not to accept or solicit business in these areas.
As a contractor supporting national security customers, we are also subject to regulatory compliance requirements under the Defense Federal Acquisition Regulations and other federal regulations requiring that our networks and IT systems comply with the security and privacy controls in National Institute of Standards and Technology Special Publication 800-53. Failure to comply with the security control requirements could result in our ineligibility to bid for certain agency contracts.
The strength of our financial capitalization and our credit ratings may impact our borrowing costs, our ability to raise additional capital for future needs, and our competitiveness.
We expect our balance sheet to be capitalized consistent with an investment grade credit profile and expect to execute financial policies consistent with such strategy. However, there is no assurance that our credit ratings will reflect such capitalization or financial policies, as our credit ratings are determined by credit rating agencies from their own independent review, assessment and information sources. Our credit ratings are subject to revision, suspension or withdrawal by one or more rating agencies at any time. Rating agencies may review our credit ratings due to developments that are beyond our control, including as a result of new standards requiring the agencies to reassess rating practices and methodologies.
If adverse changes in our credit ratings were to occur, it could result in higher borrowing costs, may limit our access to capital markets or may negatively impact our financial condition and the market price for our common stock. Any ratings downgrades could negatively impact the perception of us by lenders and other third parties, including our customers. Some of our customer contracts are long-term and mission critical to our customers’ operations, and we believe that our credit ratings may be relied upon to assess our financial strength and our financial wherewithal to perform such critical services. In certain situations, we are required to procure financial surety bonds in order to guarantee our financial performance, and the cost of such surety bonds may increase as a result of adverse changes in our credit ratings.

We may make acquisitions, which could involve inherent risks and uncertainties.
We may make acquisitions, which could involve inherent risks and uncertainties, including:

•	the difficulty in integrating newly acquired businesses and operations in an efficient and effective manner and acclimating the employees to our culture of compliance, integrity and values;

•	the challenge in achieving strategic objectives, cost savings and other anticipated benefits;

•	the potential loss of key employees of the acquired businesses;

•	the potential diversion of senior management’s attention from our operations;

•	the risks associated with integrating financial reporting and internal control systems;

•	the difficulty in expanding IT systems and other business processes to incorporate the acquired businesses;

•	potential future impairments of goodwill associated with the acquired businesses; and

•	in some cases, the potential for increased regulation.
If an acquired business fails to operate as anticipated, cannot be successfully integrated with our existing business, or one or more of the other risks and uncertainties identified occur in connection with our acquisitions, our business, results of operations and financial condition could be adversely affected.
Our ability to pursue strategic acquisitions and partnerships may impact our ability to compete in the markets we serve.
Besides pursuing organic growth, we intend to explore potential strategic acquisitions that could allow us to expand our operations. However, we may be unable to identify attractive candidates or complete acquisitions on terms favorable to us. In addition, our ability to successfully integrate the operations we acquire and leverage these operations to generate revenue and earnings growth may significantly impact future revenue and earnings as well as investor returns. Integrating acquired operations is a significant challenge and there is no assurance that we will be able to manage such integrations successfully. Failure to successfully integrate acquired operations may adversely affect our cost structure, thereby reducing our margins and return on investment.
We have also entered into, and expect to seek to enter into additional strategic partnerships with other industry participants as part of an effort to expand our business. However, we may be unable to identify attractive strategic partnership candidates or complete such partnerships on terms favorable to us. In addition, if we are unable to successfully implement our partnership strategies or our strategic partners do not fulfill their obligations or otherwise do not prove advantageous to our business, our investments in such partnerships and our anticipated business expansion could be adversely affected.
Achieving our growth objectives may prove unsuccessful. We may be unable to identify future attractive acquisitions and strategic partnerships, which may adversely affect our growth. In addition, our ability to consummate or integrate acquisitions or to consummate or implement our strategic partnerships may be materially and adversely affected.
We could suffer losses due to asset impairment charges.
We test our goodwill for impairment during the second quarter of every year, and on an interim date should events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. If the fair value of a reporting unit is revised downward due to declines in business performance or other factors, an impairment could result and a non-cash charge could be required.

We have acquired software and other long-lived intangible assets that are tested for impairment whenever events or changes in circumstances indicate the carrying amount of the asset, or group of assets, may not be recoverable. If the carrying amount is not recoverable and it exceeds its fair value, a non-cash impairment charge would be recognized.
We also test certain equipment and deferred cost balances associated with contracts when the contract is materially underperforming or is expected to materially underperform in the future, as compared to the original bid model or budget. If the projected cash flows of a particular contract are not adequate to recover the unamortized cost balance of the asset group, the balance is adjusted in the tested period based on the contract’s fair value. Either of these impairments could materially affect our reported net earnings.
We are defendants in pending litigation that may have a material and adverse impact on our profitability.
As noted in “Business of Computer Sciences GS-Legal Proceedings” and Note 18 to the Combined Financial Statements of the Computer Sciences GS Business, we are currently party to a number of disputes which involve or may involve litigation. We are not able to predict the ultimate outcome of these disputes or the actual impact of these matters on our profitability. If we agree to settle these matters or judgments are secured against us, we may incur liabilities which may have a material and adverse impact on our liquidity and earnings.
We may be exposed to negative publicity and other potential risks if we are unable to maintain effective internal controls over financial reporting.
We will be required under the Sarbanes-Oxley Act of 2002 to prepare a report of management on our internal controls that contains an assessment by management of the effectiveness of our internal control over financial reporting. In addition, the public accounting firm that will be auditing our financial statements will report on the effectiveness of our internal control over financial reporting. If we are unable to conclude that we have effective internal control over financial reporting, or if our independent registered public accounting firm is unable to provide us with an unqualified report as to the effectiveness of our internal control over financial reporting as of each fiscal year end, we may be exposed to negative publicity. The resulting negative publicity may materially and adversely affect our business and stock price.
Pension costs are dependent on several economic assumptions which if changed may cause our future earnings and cash flow to fluctuate significantly as well as affect the affordability of our products and services.
As a result of the Internal Reorganization, we expect to assume most obligations under substantially all of CSC’s material U.S. domestic defined benefit pension plans, including various supplemental executive retirement plans and substantial assets and liabilities in respect of pension obligations to current and former CSC employees who are not our current or former employees. The Pension Benefit Guaranty Corporation (“PBGC”) is a federal agency created by the Employee Retirement Income Security Act of 1974 to protect pension benefits in private-sector defined benefit plans. The PBGC is funded by insurance premiums paid by companies that sponsor defined benefit pension plans. If a defined benefit plan is terminated without sufficient funding to pay all the promised benefits, the PBGC's insurance program pays the promised benefits for the covered plan, up to limits set by law. As part of its risk monitoring practices, the PBGC analyzes long-run loss scenarios associated with corporate spin-offs and other transactions to ensure that covered plans do not incur unreasonable additional risk from such corporate transactions. The PBGC is conducting an analysis of our defined benefit pension plans in relation to our spin-off from CSC. Such analysis of the spin-off may result in a negotiated settlement between us and the PBGC pursuant to which we may agree to make additional pension plan contributions if certain conditions related to our indebtedness are not satisfied by us at the end of fiscal years 2018 and 2019.
We will also have obligations to provide certain health care and life insurance benefits to eligible retirees. The impact of these plans on our GAAP earnings may be volatile in that the amount of expense we record for our pension and other postretirement benefit plans may materially change from year to year because those calculations are sensitive to changes in several key economic assumptions that will impact our annual remeasurement “mark-to-market,” or under immediate recognition, accounting results, including interest rates, realized investment returns, and other actuarial assumptions including participant longevity (also known as mortality) estimates. Changes in these factors may also affect our required plan funding, cash flow and stockholders’ equity. In addition, the funding of our plans and recovery of costs on our contracts, as described below, may be subject to changes caused by legislative or regulatory actions. CSC has taken certain actions over the last few years to mitigate the volatility the defined benefit pension plans may have on our earnings and cash flows, including amendments made in 2009 to certain of our defined benefit pension plans to freeze pension accrual benefits, making discretionary contributions from proceeds from the sale of businesses, diversifying our investment asset allocation strategies, and liquidating liabilities via lump sum settlements. In addition, CSC implemented heath care insurance exchanges during fiscal 2015 to improve local medical care and to reduce our costs in providing retiree medical benefits and other post-employment benefits and, where possible, eliminated future financial impact on us from inflation in retiree medical care costs. However, the impact of these actions may be less than anticipated or may be offset by other pension and other postretirement benefits cost increases due to factors such as changes in actuarial assumptions, reduced investment returns, or changes in discount rates.
Changes in our tax rates could affect our future results.
Our future effective tax rates could be affected by changes in the valuation of deferred tax assets and liabilities, or by changes in tax laws or their interpretation. We are subject to the continuous examination of our income tax returns by the U.S. Internal Revenue Service (“IRS”) and other tax authorities. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for taxes. There can be no assurance that the outcomes from these examinations will not have a material adverse effect on our financial condition and operating results.
We may be adversely affected by disruptions in the credit markets, including disruptions that reduce our suppliers’ access to credit.
The credit markets have historically been volatile and therefore it is not possible for us to predict the ability of our suppliers or partners to access short-term financing and other forms of capital. If a disruption in the credit markets were to occur, it could also pose a risk to our business if certain government suppliers are unable to obtain financing to meet payment or delivery obligations to us.
We will have substantial indebtedness after the Spin-Off and Special Dividend, as well as after the Mergers, and we will have the ability to incur significant additional indebtedness, which could adversely affect our business, financial condition and results of operations.
Following the Spin-Off and Special Dividend, and following the Mergers, we will have substantial indebtedness and we may increase our indebtedness in the future. As of April 3, 2015, after giving effect to the incurrence of estimated indebtedness in connection with the Spin-Off and Special Dividend, our pro forma total outstanding indebtedness would have been approximately $1.65 billion. As of April 3, 2015, after giving effect to the incurrence of estimated indebtedness in connection with the Spin-Off, Special Dividend and Mergers, our pro forma total outstanding indebtedness would have been approximately $3.15 billion.
Our level of indebtedness could have important consequences. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements or to carry out other aspects of our business;

•	increase our cost of borrowing;

•
require us to dedicate a substantial portion of our cash flow from operations to payments on indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures and other general corporate requirements or to carry out other aspects of our business;

•	limit our ability to make material acquisitions or take advantage of business opportunities that may arise;

•	expose us to fluctuations in interest rates, to the extent our borrowings bear variable rates of interest;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	place us at a potential disadvantage compared to our competitors that have less debt.
Our ability to make scheduled payments on and to refinance our indebtedness will depend on and be subject to our future financial and operating performance, which in turn is affected by general economic, financial, competitive, business and other factors beyond our control, including the availability of financing in the banking and capital markets. Our business may fail to generate sufficient cash flow from operations or to borrow funds in an amount sufficient to enable us to make payments on our debt, to refinance our debt or to fund our other liquidity needs. If we were unable to make payments on or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as asset sales, equity issuances or negotiations with our lenders to restructure the applicable debt. The terms of debt agreements that we enter into in connection with the Spin-Off and Mergers and market or business conditions may limit our ability to take some or all of these actions. In addition, if we incur additional debt, the related risks described above could be exacerbated.
The agreements governing our indebtedness will contain restrictive covenants, which will restrict our operational flexibility.
The agreements governing our indebtedness will contain restrictions and limitations on our ability to engage in activities that may be in our long-term best interests, including covenants that place limitations on the incurrence of additional indebtedness; the creation of liens; the payment of dividends; sales of assets; fundamental changes, including mergers and acquisitions; loans and investments; negative pledges; transactions with affiliates; restrictions affecting subsidiaries; modification to charter documents in a manner materially adverse to the lenders; changes in fiscal year and limitations on conduct of business.
In addition, certain agreements governing our indebtedness will contain financial covenants, including covenants requiring, as at the end of, and for, each fiscal quarter of CSRA ending after the Distribution Date, (a) a ratio of consolidated total net debt to consolidated EBITDA not in excess of 4:00:1:00, stepping down to 3.50:1.00 at the end of the first full fiscal quarter ending at least 18 months after the Distribution Date; and (b) a consolidated EBITDA to interest expense ratio of not less than 3.00:1.00. The agreements governing our indebtedness will also contain affirmative covenants and representations and warranties customary for financings of this type.
Events beyond our control could affect our ability to meet these covenants. Our failure to comply with obligations under the agreements governing our indebtedness may result in an event of default under those agreements. A default, if not cured or waived, may permit acceleration of our indebtedness. If our indebtedness is accelerated, we cannot be certain that we will have sufficient funds available to pay the accelerated indebtedness or that we will have the ability to refinance the accelerated indebtedness on terms favorable to us or at all. This could have serious consequences to our financial condition, operating results and business and could cause us to become insolvent or enter bankruptcy proceedings.
We may need to raise additional capital, and we cannot be sure that additional financing will be available.
Subsequent to the Spin-Off, we will need to fund our ongoing working capital, capital expenditure and financing requirements through cash flows from operations and new sources of capital, including additional financing. Our ability to obtain future financing will depend, among other things, on our financial condition and results of operations as well as on the condition of the capital markets or other credit markets at the time we seek financing. Increased volatility and disruptions in the financial markets could make it more difficult and more expensive for us to obtain financing. In addition, the adoption of new statutes and regulations, the implementation of recently enacted laws or new interpretations or the enforcement of older laws and regulations applicable to the financial markets or the financial services industry could result in a reduction in the amount of available credit or an increase in the cost of credit. Historically, we have relied on CSC and its credit facilities and its access to capital for our financing needs but, after the Spin-Off, we will not have access to CSC’s credit for our future financings. There can be no assurance that, as a new independent public company, we will have sufficient access to the capital markets on terms that we will we find acceptable.
In the course of providing services to customers, we may inadvertently infringe on the intellectual property rights of others and be exposed to claims for damages and equitable relief.
The solutions we provide to our customers may inadvertently infringe on the intellectual property rights of third parties resulting in claims for damages and equitable relief against us or our customers. Customer agreements can require a solution provider to indemnify the customer for infringement. Under the FAR, the government can require a contractor to indemnify it for infringement. The expense and time of defending against these claims may have a material and adverse impact on our profitability. Additionally, the publicity we may receive as a result of infringing intellectual property rights may damage our reputation and adversely impact our ability to develop new business. We will not be entitled to indemnification from CSC in connection with most intellectual property we license from CSC if the use by us of that intellectual property infringes the rights of third parties, other than certain software and process improvements we license in connection with the annual maintenance fee we will pay to CSC.
Our business may suffer if we cannot continue to enforce the intellectual property rights on which our business depends.
Our business carefully maintains a combination of patents, trade secrets, trademarks, trade names, copyrights and proprietary rights, as well as contractual arrangements, including licenses, to protect our intellectual property. Our other intellectual property rights are important to our continued success and our competitive position. See “Business of Computer Sciences GS—Intellectual Property” for a description of our intellectual property assets. Under the intellectual property matters agreement we intend to enter into with CSC, CSC is entitled to enforce certain intellectual property rights licensed to us. If CSC fails to enforce those rights or enforces them in a way that is not advantageous to us, the value to us of that intellectual property may be diminished. Any impairment of our intellectual property, including due to changes in U.S. and worldwide intellectual property laws or the absence of effective legal protections or enforcement measures, could adversely impact our business, financial condition and results of operations.
We have been, and may be in the future, subject to claims of intellectual property infringement, which could require us to change our business practices.
Successful claims that we infringe the intellectual property of others could require us to enter into royalty or licensing agreements on unfavorable terms, incur substantial monetary liability or be enjoined preliminarily or permanently from further use of the intellectual property in question. This could require us to change our business practices and limit our ability to compete effectively. Even if we believe that claims of intellectual property infringement are without merit, defending against the claims can be time-consuming and costly and divert management’s attention and resources away from our business.
SRA’s income tax returns are subject to audit in various jurisdictions and its fiscal 2011 U.S. federal income tax returns are currently under audit.
SRA’s income tax returns are subject to review and audit in the United States and other jurisdictions with varying statutes of limitation. SRA has not recognized the benefit of income tax positions that we believe would be more-likely-than-not to be disallowed upon challenge by a tax authority. If any tax authority successfully challenges SRA’s tax positions, our effective tax rate on our earnings could increase substantially, and our earnings and cash flows from operations could be materially adversely affected.
Periods for SRA’s fiscal years ended after July 1, 2010 generally remain subject to examination by federal and state tax authorities. In foreign jurisdictions, tax years after 2010 may remain subject to examination by tax authorities. SRA’s consolidated U.S. federal income tax return for the fiscal year ended June 30, 2011 is currently under audit by the IRS. SRA has been notified that the IRS intends to contest a significant deduction taken during that period, which SRA plans to defend vigorously. Nonetheless, if the IRS were to challenge SRA’s prior tax positions and SRA is unsuccessful in defending them, we may be required to pay taxes for prior periods, interest, fines or penalties, and/or be obligated to pay increased taxes in the future, any of which could have a material adverse effect on our business, financial condition, and results of operations.
SRA has agreed to either obtain insurance or indemnify Computer Sciences GS for certain taxes, interest, penalties and defense costs attributable to certain deductions taken by SRA that may be contested by the IRS. See “The Merger Agreement—Worthless Stock Loss Insurance”.
Risks Relating to the Spin-Off and the Mergers
The Spin-Off could result in significant tax liability to CSC and its stockholders.
Completion of the Spin-Off is conditioned on CSC’s receipt of a written opinion from its outside tax advisor that is in form and substance reasonably acceptable to CSC regarding the qualification of the Distribution as tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. CSC can waive receipt of the tax opinion as a condition to the completion of the Spin-Off.
The opinion of counsel does not address any U.S. state, local or foreign tax consequences of the Spin-Off. The opinion assumes that the Spin-Off will be completed according to the terms of the Master Separation and Distribution Agreement and relies on facts as stated in the Master Separation and Distribution Agreement, the Tax Matters Agreement, the other ancillary agreements, this Information Statement and a number of other documents. In addition, the opinion is based on certain representations as to factual matters from, and certain covenants by, CSC and us. The opinion cannot be relied on if any of the assumptions, representations or covenants are incorrect, incomplete or inaccurate or are violated in any material respect.
The opinion of counsel is not binding on the IRS or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. CSC has not requested, and does not intend to request, a ruling from the IRS regarding the U.S. federal income tax consequences of the Spin-Off.
If the Distribution were determined not to qualify for tax-free treatment, U.S. Holders could be subject to tax. In this case, each U.S. Holder who receives our common stock in the Distribution would generally be treated as receiving a distribution in an amount equal to the fair market value of our common stock received, which would generally result in: (1) a taxable dividend to the U.S. Holder to the extent of that U.S. Holder’s pro rata share of CSC’s current and accumulated earnings and profits; (2) a reduction in the U.S. Holder’s basis (but not below zero) in CSC common stock to the extent the amount received exceeds the stockholder’s share of CSC’s earnings and profits; and (3) a taxable gain from the exchange of CSC common stock to the extent the amount received exceeds the sum of the U.S. Holder’s share of CSC’s earnings and profits and the U.S. Holder’s basis in its CSC common stock.
If the Distribution were determined not to qualify for tax-free treatment, then CSC would recognize gain in an amount up to the fair market value of our common stock held by it immediately before the Distribution. Under certain circumstances, we could have an indemnification obligation to CSC with respect to tax on any such gain. See below and “The Transactions—Material U.S. Federal Income Tax Consequences of the Spin-Off.”
We could have an indemnification obligation to CSC if the Distribution were determined not to qualify for tax-free treatment, which could materially adversely affect our financial condition.
If, due to any of our representations being untrue or our covenants being breached, it were determined that the Distribution did not qualify for tax-free treatment under Section 355 of the Code, we could be required to indemnify CSC for the resulting taxes and related expenses. Any such indemnification obligation could materially adversely affect our financial condition.

In addition, Section 355(e) of the Code generally creates a presumption that the Distribution would be taxable to CSC, but not to stockholders, for U.S. federal income tax purposes, if we or our stockholders were to engage in transactions that result in a 50% or greater change by vote or value in the ownership of our stock during the period beginning two years before the date of the Distribution through two years after the date of the Distribution, unless it were established that such transactions and the Distribution were not part of a plan or series of related transactions giving effect to such a change in ownership. If the Distribution were taxable to CSC due to such a 50% or greater change in ownership of our stock, CSC would recognize gain in an amount up to the fair market value of our common stock held by it immediately before the Distribution, and we generally would be required to indemnify CSC for the tax on such gain and related expenses. Any such indemnification obligation could materially adversely affect our financial condition. See “The Master Separation and Distribution Agreement and Ancillary Agreements—Tax Matters Agreement.”
We intend to agree to numerous restrictions to preserve the tax-free treatment of the Distribution, which may reduce our strategic and operating flexibility.
We intend to agree in the Tax Matters Agreement to covenants and indemnification obligations that address compliance with Section 355(e) of the Code. These covenants and indemnification obligations may limit our ability to pursue strategic transactions or engage in new businesses or other transactions that may maximize the value of our business, and might discourage or delay a strategic transaction that our stockholders may consider favorable. See “The Master Separation and Distribution Agreement and Ancillary Agreements—Tax Matters Agreement.”
Our ability to expand our business beyond U.S. federal and certain state and local government customers may be constrained.
We intend to enter into agreements with CSC prior to the Distribution that will restrict our ability to use certain intellectual property to sell our services to customers other than our existing customer base (i.e., U.S. federal and certain state and local government customers) for a period after the Distribution. In addition, we expect to appoint CSC as our exclusive agent outside the U.S. with regard to certain non-U.S. customers, subject to some exceptions, for a period after the Distribution and to agree not to solicit certain shared state and local government customers for a period after the Distribution. While we have no current plans to expand our existing business in ways that would require us to engage in business beyond the scope of the rights to intellectual property we expect to have at the time of Distribution, we would be unable to engage in business activities outside the scope of that license after the Distribution until the expiration of those restrictions unless we develop or acquire new intellectual property. See “The Master Separation and Distribution Agreement and Ancillary Agreements” and “Certain Relationships and Related Party Transactions—Agreements with CSC” for more information.
We may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off.
We believe that, as an independent publicly-traded company, we will be able to, among other things, better focus our financial and operational resources on our specific business, implement and maintain a capital structure designed to meet our specific needs, design and implement corporate strategies and policies that are targeted to our business, more effectively respond to industry dynamics and create effective incentives for our management and employees that are more closely tied to our business performance. However, by separating from CSC, we may be more susceptible to market fluctuations and other adverse events. In addition, we may be unable to achieve some or all of the benefits that we expect to achieve as an independent company in the time we expect, if at all. The completion of the Spin-Off will also require significant amounts of our management’s time and effort, which may divert management’s attention from operating and growing our business. If we fail to achieve some or all of the benefits that we expect to achieve as an independent company, or do not achieve them in the time we expect, our business, financial condition and results of operations could be adversely affected.

We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent publicly-traded company, and we may experience increased costs after the Spin-Off.
We have historically operated as part of CSC’s corporate organization, and CSC has provided us with various corporate functions. Following the Spin-Off, CSC will have no obligation to provide us with assistance other than the transition services described under “The Master Separation and Distribution Agreements and Ancillary Agreements” and “Certain Relationships and Related Party Transactions—Agreements with CSC.” These services do not include every service that we have received from CSC in the past, and CSC is only obligated to provide these services for limited periods following completion of the Spin-Off. Accordingly, following the Spin-Off, we will need to provide internally or obtain from unaffiliated third parties the services we currently receive from CSC. These services include IT, tax administration, treasury activities, technical accounting, benefits administration, procurement, legal and ethics and compliance program administration, the effective and appropriate performance of which are critical to our operations. We may be unable to replace these services in a timely manner or on terms and conditions as favorable as those we receive from CSC. Because our business has historically operated as part of the wider CSC organization, we may be unable to successfully establish the infrastructure or implement the changes necessary to operate independently, or may incur additional costs that could adversely affect our business. As part of CSC, we have benefited from CSC’s size and purchasing power in procuring certain goods and services such as insurance and health care benefits, and technology such as computer software licenses. If we fail to obtain the quality of services necessary to operate effectively or incur greater costs in obtaining goods and services, our business, financial condition and results of operations may be adversely affected.
We have no recent operating history as an independent publicly-traded company, and our historical financial information is not necessarily representative of the results we would have achieved as an independent publicly traded company and may not be a reliable indicator of our future results.
We derived the Computer Sciences GS historical financial information included in this Information Statement from CSC’s consolidated financial statements, and this information does not necessarily reflect the results of operations and financial position we would have achieved as an independent publicly-traded company during the periods presented, or those that we will achieve in the future. This is primarily because of the following factors:

•
Prior to the Spin-Off, we operated as part of CSC’s broader corporate organization and CSC performed various corporate functions for us, including IT, tax administration, treasury activities, technical accounting, benefits administration, procurement, legal and ethics and compliance program administration. Our historical financial information reflects allocations of corporate expenses from CSC for these and similar functions. These allocations may not reflect the costs we will incur for similar services in the future as an independent publicly-traded company.

•	We will enter into transactions with CSC that did not exist prior to the Spin-Off, such as CSC’s provision of transition services, which will cause us to incur new costs.

•
Our historical financial information does not reflect changes that we expect to experience in the future as a result of our separation from CSC, including changes in our cost structure, personnel needs, tax profile, financing and business operations. As part of CSC, we enjoyed certain benefits from CSC’s operating diversity, size, purchasing power, borrowing leverage and available capital for investments, and we will lose these benefits after the Spin-Off. As an independent entity, we may be unable to purchase goods, services and technologies, such as insurance and health care benefits and computer software licenses, or access capital markets on terms as favorable to us as those we obtained as part of CSC prior to the Spin-Off.

Following the Spin-Off, we will also be responsible for the additional costs associated with being an independent publicly-traded company, including costs related to corporate governance, investor and public relations and public reporting. Therefore, our financial statements may not be indicative of our future performance as an independent publicly-traded company. While we have been profitable as part of CSC, we cannot assure you that our profits will continue at a similar level when we are an independent publicly-traded company. For additional information about our past financial performance and the basis of presentation of our financial statements, see “Selected Historical Combined Financial Data for Computer Sciences GS,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Computer Sciences GS” and our historical financial statements and the notes thereto included elsewhere in this Information Statement.
Our and SRA’s historical and pro forma financial data are not necessarily representative of the results the combined company would have achieved and may not be a reliable indicator of the combined company’s future results.
Our and SRA’s historical and pro forma financial data included in this Information Statement may not reflect what our or SRA’s results of operations and financial position would have been had we been a combined company, and publicly traded, during the periods presented, or what the combined company’s results of operations, financial condition and cash flows will be in the future. In addition, the pro forma financial data we have included in this Information Statement are based in part upon a number of estimates and assumptions. These estimates and assumptions may prove not to be accurate, and accordingly, our pro forma financial data should not be assumed to be indicative of what our financial condition or results of operations actually would have been as a combined company and may not be a reliable indicator of what our financial condition or results of operations actually may be in the future.
Negative stockholders’ equity may harm our reputation and adversely affect our business.
Prior to giving effect to the Mergers, but after giving effect to the Special Dividend and the Distribution, we will initially report a substantial deficit in our stockholders’ equity balance at the time of the Distribution, in an amount estimated to be approximately $553 million. The substantial funding deficit attributable to our defined benefit pension plans and other retirement benefit plans has the effect of reducing stockholders’ equity at the time of separation. In addition, our accounting policy of immediate recognition of fair value adjustments for actuarial gains and losses can cause significant volatility in our equity account as those actuarial gains or losses are reported through our income statement. As a result, despite our historical profitability, our stockholders’ equity deficit balance could create a negative perception of our financial well being, harm our reputation, adversely affect our ability to recruit employees, adversely impact our dealings with our vendors or our customers, or otherwise adversely affect our business, results of operations and financial condition.
Some of the contracts to be transferred or assigned to us contain provisions requiring the consent of third parties in connection with the transactions contemplated by the Internal Reorganization and Distribution. If these consents are not obtained, we may be unable to enjoy the benefit of these contracts in the future.
Some of the contracts to be transferred or assigned to us in connection with the Internal Reorganization and Distribution contain provisions that require the consent of third parties to the Internal Reorganization, the Distribution or both. Failure to obtain such consents on commercially reasonable and satisfactory terms may impair our entitlement to the benefit of these contracts in the future.
We expect to enter into a Change of Name agreement with the U.S. federal government to effect the transfer of our federal contracts from CSC to one of our operating subsidiaries. We are in the process of completing the administrative tasks relating to completion of the change of name process for those contracts and contract vehicles. While we do not expect the completion of the process to delay payments to us in any material respect on contracts transferred to us by CSC, we may experience protest by competitors of new awards of contracts to us on grounds relating to the Spin-Off.
We may have been able to receive better terms from unaffiliated third parties than the terms we receive in our agreements with CSC that are based on the costs historically allocated to us by CSC.
We will enter into agreements with CSC related to our separation from CSC, including the Master Separation and Distribution Agreement, Transition Services Agreement, Tax Matters Agreement, Employee Matters Agreement, Intellectual Property Matters Agreement, Real Estate Matters Agreement and Non-U.S. Agency Agreement and any

other agreements, while we are still part of CSC that are based on the costs historically allocated to us by CSC. Accordingly, these agreements may not reflect terms that would have resulted from arms-length negotiations among unaffiliated third parties. Among other things, pursuant to the Intellectual Property Matters Agreement, CSC will retain ownership of all proprietary intellectual property (other than certain restricted intellectual property developed by us, which CSC will assign to us) and license certain rights we require for use solely in connection with U.S. federal and certain U.S. state and local government customers, on a perpetual, royalty-free, non-assignable basis. In addition, we will pay an annual net maintenance fee to CSC of $30 million for each of the five years following the Distribution plus certain additional maintenance fees if we exceed certain revenue thresholds in order to receive certain maintenance services including the right to updates, patches and new versions that are made generally available to CSC customers during that period that relate to the software products and workflow and design methodologies that are covered by the license. Under U.S. federal government cost accounting rules, it is possible that a portion of the annual maintenance fee we will pay to CSC may not be an allowable and/or allocable cost. The terms of these agreements will relate to, among other things, allocations of assets, liabilities, rights, indemnifications and other obligations between CSC and us. We may have received better terms from third parties because third parties may have competed with each other to win our business. See “The Master Separation and Distribution Agreement and Ancillary Agreements” and “Certain Relationships and Related Party Transactions.”
After the Spin-Off, certain of our directors and officers may have actual or potential conflicts of interest because of their previous or continuing positions at CSC.
Because of their current or former positions with CSC, certain of our expected directors and officers own CSC common stock and equity awards. Following the Spin-Off, even though our board of directors will consist of a majority of directors who are independent, some of our directors will continue to have a financial interest in CSC common stock and equity awards. In addition, it is expected that Mr. Lawrie, who will be Chairman of our board of directors, will continue serving on the board of directors of CSC and as its Chief Executive Officer. Continuing ownership of CSC common stock and equity awards, or service as a director at both companies could create, or appear to create, potential conflicts of interest if we have disagreements with CSC about the contracts between us that continue or face decisions that could have different implications for us and CSC.
The integration of the Computer Sciences GS Business with the SRA business following the Transactions may present significant challenges.
After consummation of the Mergers, we will have significantly more sales, assets and employees than the Computer Sciences GS Business has prior to the consummation of the Mergers.  Our management will be required to devote a significant amount of time and attention to the process of integrating the operations of Computer Sciences GS and SRA.  A significant degree of difficulty and management involvement is inherent in that process.  These difficulties include, but are not limited to:

•	the challenge of integrating the Computer Sciences GS and SRA businesses and carrying on the ongoing operations of each business;

•	the challenge of integrating the business cultures of each company;

•	the challenge of creating uniform standards, controls, procedures and policies and controlling the costs associated with these matters;

•	the challenge and costs of integrating the IT, purchasing, accounting, finance, sales, billing, payroll and regulatory compliance systems and processes of each company; and

•	the potential difficulty in retaining key employees and sales personnel of Computer Sciences GS and SRA.
The difficulty and management involvement, including the factors described above, may be more challenging because they will come as CSRA is operating as an independent company for the first time. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the businesses of Computer Sciences GS or SRA and may require us to incur substantial out-of-pocket costs. Members of our senior management may be required to devote considerable amounts of time and attention to this integration process, which will decrease the time they will have to manage our businesses, service existing customers, attract new customers and develop new services or strategies. If senior management is not able to effectively manage the integration process, or if any significant business activities, including activities associated with the establishment of CSRA as an independent company, are interrupted as a result of the integration process, the businesses of Computer Sciences GS and SRA could suffer. We cannot assure you that CSRA will successfully or cost-effectively integrate the Computer Sciences GS Business and SRA business. The failure to do so could have a material adverse effect on the financial condition and results of operations of CSRA.
The Transactions are subject to certain conditions, and therefore the Transactions may not be consummated on the terms or timeline currently contemplated or at all.
The consummation of the Transactions remain subject to the satisfaction or waiver (to the extent permitted by applicable law) of certain conditions. See “The Merger Agreement-Conditions to Consummation of the Mergers.” In addition, the consummation of the Mergers is subject to the Internal Reorganization and Distribution having occurred pursuant to the terms of the Master Separation and Distribution Agreement.
In addition, the parties to the Merger Agreement have the right to terminate the Merger Agreement under certain circumstances. See “The Merger Agreement-Termination of the Merger Agreement; Termination Fees.” Neither we nor SRA Parent can assure you that the Transactions will be consummated on the terms or timeline currently contemplated.
We have and will continue to expend a significant amount of capital and management’s time and resources on the Transactions, and a failure to consummate the Transactions as currently contemplated could have a material adverse effect on our business and results of operations.
Risks Relating to Our Common Stock and the Securities Market
No market for our common stock currently exists and an active trading market may not develop or be sustained after the Spin-Off. Following the Spin-Off our stock price may fluctuate significantly.
There is currently no public market for our common stock. We intend to apply to list our common stock on the New York Stock Exchange. We anticipate that before the Distribution Date, trading of shares of our common stock will begin on a “when-issued” basis and this trading will continue up to and including the Distribution Date. However, an active trading market for our common stock may not develop as a result of the Spin-Off or may not be sustained in the future. The lack of an active market may make it more difficult for stockholders to sell our shares and could lead to our share price being depressed or volatile.
We cannot predict the prices at which our common stock may trade after the Spin-Off. The market price of our common stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

•	actual or anticipated fluctuations in our operating results due to factors related to our business;

•	success or failure of our business strategies;

•	our quarterly or annual earnings, or those of other companies in our industry;

•	our ability to obtain financing as needed;

•	announcements by us or our competitors of significant acquisitions or dispositions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the failure of securities analysts to cover our common stock after the Spin-Off;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating and stock price performance of other comparable companies;

•	investor perception of our company and the IT services industry;

•	overall market fluctuations;

•	results from any material litigation or government investigation;

•	changes in laws and regulations (including tax laws and regulations) affecting our business;

•	changes in capital gains taxes and taxes on dividends affecting stockholders; and

•	general economic conditions and other external factors.
Furthermore, our business profile and market capitalization may not fit the investment objectives of some CSC stockholders and, as a result, these CSC stockholders may sell their shares of our common stock after the Distribution. See “Substantial sales of our common stock may occur in connection with the Spin-Off, which could cause our stock price to decline.” Low trading volume for our stock, which may occur if an active trading market does not develop, among other reasons, would amplify the effect of the above factors on our stock price volatility.
Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations could adversely affect the trading price of our common stock.
There can be no assurance that, following the Distribution and the Special Dividend, the combined trading prices of CSC common stock and our common stock will equal or exceed what the trading price of CSC common stock would have been in the absence of the Spin-Off.
We expect the trading price of shares of CSC common stock immediately following the Distribution to be lower than the “regular-way” trading price of such shares immediately prior to the Distribution because the trading price will no longer reflect the value of the Computer Sciences GS Business and the Special Dividend. Furthermore, until the market has fully analyzed the value of CSC without the Computer Sciences GS Business, the trading price of shares of CSC common stock may fluctuate. There can be no assurance that, following the Distribution, the combined trading prices of CSC common stock and our common stock will equal or exceed what the trading price of CSC common stock would have been in the absence of the Spin-Off, including due to payment of the Special Dividend. It is possible that after the Spin-Off, the combined market value of the equity of CSC and CSRA will be less than CSC’s equity value before the Spin-Off even after adjusting for the effect of the Special Dividend. If you sell CSC common stock in the “regular-way” market up to and including the Distribution Date, you will be selling your right to receive shares of CSRA common stock in the
Distribution and the Special Dividend.
Substantial sales of our common stock may occur in connection with the Spin-Off, which could cause our stock price to decline.
CSC stockholders receiving shares of our common stock in the Distribution generally may sell those shares immediately in the public market. Although we have no actual knowledge of any plan or intention of any significant CSC stockholder to sell our common stock following the Spin-Off, it is likely that some CSC stockholders, possibly including some of its larger stockholders, will sell their shares of our common stock received in the Distribution if, for reasons such as our business profile or market capitalization as an independent company, we do not fit their investment objectives or, in the case of index funds, we are not a participant in the index in which they are investing. Following the Mergers, approximately 15.32% of our outstanding shares of common stock will be owned by the former stockholders of SRA Parent. Pursuant to the Registration Rights Agreement, all of these shares will be eligible to be registered, subject to certain limitations, following the consummation of the Mergers. See “The Master Separation and Distribution Agreement and Ancillary Agreements—Registration Rights Agreement”. These shares will also be eligible for resale in the public market without registration subject to volume, manner of sale and holding period limitations under Rule 144 under the Securities Act. The sales of significant amounts of our common stock or the perception in the market that this will occur may decrease the market price of our common stock.
We cannot assure you that we will pay dividends on our common stock, and our indebtedness may limit our ability to pay dividends on our common stock.
Following the Spin-Off, the timing, declaration, amount and payment of future dividends to stockholders will fall within the discretion of our Board. Our Board’s decisions regarding the payment of future dividends will depend on many factors, including our financial condition, earnings, capital requirements of our business and covenants associated with debt obligations, as well as legal requirements, regulatory constraints, industry practice and other factors that our Board deems relevant. For more information, see “Dividend Policy.” There can be no assurance that we will pay a dividend in the future or continue to pay any dividend if we do commence paying dividends, and there can be no assurance that, in the future, the combined annual dividends paid on CSC common stock, if any, and our common stock, if any, after the Spin-Off will equal the annual dividends on CSC common stock prior to the Spin-Off.
Your percentage ownership in CSRA may be diluted in the future.
Your percentage ownership in CSRA may be diluted in the future because of equity awards that we expect to grant to our directors, officers and other employees. Prior to completion of the Spin-Off, we expect to approve an incentive plan that will provide for the grant of common stock-based equity awards to our directors, officers and other employees. In addition, we may issue equity as all or part of the consideration paid for acquisitions and strategic investments that we may make in the future or as necessary to finance our ongoing operations.
Provisions in our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws and of Nevada law may prevent or delay an acquisition of our company, which could decrease the trading price of our common stock.
Several provisions of our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and Nevada law may discourage, delay or prevent a merger or acquisition that stockholders may consider favorable. These include provisions that:

•
permit us to issue blank check preferred stock as more fully described under “Description of Our Capital Stock-Antitakeover Effects of Various Provisions of Nevada Law and Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws”;

•
preclude stockholders from calling special meetings except where such special meetings are requested by stockholders representing 75% of the capital stock entitled to vote. Our Amended and Restated Bylaws prevent stockholder action by written consent for the election of directors and require the written consent of 90% of the capital stock entitled to vote for any other stockholder actions by written consent; and

•	limit our ability to enter into business combination transactions with certain stockholders.
These and other provisions of our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws and Nevada law may discourage, delay or prevent certain types of transactions involving an actual or a threatened acquisition or change in control of CSRA, including unsolicited takeover attempts, even though the transaction may offer our stockholders the opportunity to sell their shares of our common stock at a price above the prevailing market price. See “Description of Our Capital Stock-Anti-Takeover Effects of Various Provisions of Nevada Law and Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws” for more information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
All statements and assumptions contained in this Information Statement and in the documents attached or incorporated by reference that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. These statements represent our current expectations and beliefs, and no assurance can be given that the results described in such statements will be achieved.
Forward-looking information contained in these statements include, among other things, statements with respect to our financial condition, results of operations, cash flows, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, plans and objectives of management and other matters. Such statements are subject to numerous assumptions, risks, uncertainties and other factors, many of which are outside of our control, which could cause actual results to differ materially from the results described in such statements. These factors include without limitation those set forth under “Risk Factors.”
Forward-looking statements in this Information Statement speak only as of the date of this Information Statement, and forward-looking statements in documents attached or incorporated by reference speak only as to the date of those documents. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this Information Statement or to reflect the occurrence of unanticipated events, except as required by law.

THE TRANSACTIONS
Background
On May 19, 2015, CSC announced plans for the complete legal and structural separation of the Computer Sciences GS Business and certain related assets and liabilities from CSC. In connection with this announcement, CSC highlighted that CSC began its turnaround three years ago, among other things, implementing a common operating model and streamlining its cost structure. CSC indicated that as its turnaround progressed, its focus should shift to positioning the business for long-term growth and leadership. With a view to accelerating the transformation, CSC determined to split into two businesses, each uniquely positioned to focus on the needs of its clients. This pure-play strategy is aimed at enhancing innovation and improving delivery in ways that are consistent with the rate and pace of the markets in which we operate.
At the same time, CSC explained that the markets in which we operate evolved, with diverging opportunities and challenges. We believe that in the U.S. public sector, technology demands are increasing and government customers are increasingly looking for information technology service providers with a strong, focused vision to address the unique challenges and resource needs of the U.S. federal government. Evolving business conditions within the government IT and services marketplace have recently driven several major peer competitors to either complete separations (SAIC/Leidos and Booz Allen Hamilton) or announce separations (Lockheed Martin and Hewlett Packard) in order to position their separating business units to capitalize on these market trends.
With the CSC’s turnaround successfully completed over the last three years, CSC has improved its market position. At the same time, markets have evolved rapidly, with diverging opportunities and challenges. On the commercial side, clients seek partners with a deep understanding of their business who can help lead their digital transformations. In the U.S. public sector, technology demands are increasing, and clients want providers with specific experience in government-focused innovation. CSC is now well positioned at this particular time to take advantage of this confluence of factors to maximize benefits to our stockholders, customers and employees. By separating, each business will have the scale as well as the focus to meet unique customer needs and market requirements.
We believe that the Spin-Off will allow us to focus on, and more effectively pursue, our own distinct operating priorities and strategies, and will enable our management to concentrate efforts on the unique needs of our business. We also believe that the number of successful, stand-alone U.S. government focused IT service providers has reduced the benefits perceived by U.S. federal government customers of IT service providers operating as part of a larger organization. See also “Reasons for the Spin-Off and Mergers—Spin-Off”.
To effect the separation, CSC is undertaking the Internal Reorganization described under “The Master Separation and Distribution Agreement and Ancillary Agreements.” After giving effect to the Internal Reorganization, CSRA, CSC’s wholly-owned subsidiary, will hold the shares of the legal entities operating the Computer Sciences GS Business.
Following the Internal Reorganization, CSC will distribute all of its equity interest in us, consisting of all of the outstanding shares of our common stock, to CSC’s stockholders on a pro rata basis. We refer to the payment promptly following the Distribution of a cash dividend of approximately $350 million by CSC and a cash dividend of approximately $1.15 billion by us as the “Special Dividend.” The Special Dividend will total approximately $1.5 billion in cash (or an aggregate of approximately $10.50 per CSC share entitled to participate in the Distribution).
Following the Spin-Off, CSC will not own any equity interest in us, and we will operate independently from CSC. No approval of CSC’s stockholders is required in connection with the Spin-Off, and CSC’s stockholders will not have any appraisal rights in connection with the Spin-Off.
Completion of the Spin-Off is subject to the satisfaction, or the CSC Board’s waiver, of a number of conditions. In addition, CSC has the right not to complete the Spin-Off, subject to the termination of the Merger Agreement and payment of the termination fee thereunder (See “The Merger Agreement—Termination of the Merger Agreement; Termination Fees”), if, at any time, the CSC Board determines, in its sole and absolute discretion, that the Spin-Off is not in the best interests of CSC or its stockholders or is otherwise not advisable. For a more detailed description, see “Conditions to the Spin-Off.”
On August 31, 2015, CSC announced that it had entered into a definitive agreement to combine Computer Sciences GS and SRA. Under the Merger Agreement and in accordance with Delaware law, in the First Merger, Merger Sub Inc. will merge with and into SRA Parent, with SRA Parent surviving the First Merger, and immediately after the

First Merger, in the Second Merger, SRA Parent will merge with and into Merger Sub LLC, with Merger Sub LLC surviving the Second Merger. As a result of the Mergers, SRA will become an indirect wholly-owned subsidiary of CSRA. For details of the structure of the transaction, see “The Merger Agreement.”
Reasons for the Spin-Off and Mergers
Spin-Off
The CSC Board regularly conducts strategic reviews of its businesses. In reaching the decision to pursue the Spin-Off, the CSC Board considered a range of potential strategic alternatives for CSC, including the continuation of CSC’s current operating strategy as well as potential acquisition and divestiture transactions. In evaluating these alternatives, the CSC Board considered a number of factors, including the strategic focus and flexibility for CSC and CSRA after the Spin-Off, the ability of CSC and CSRA to operate efficiently and effectively (including CSRA’s ability to retain and attract management talent) after the Spin-Off, the financial profile of CSC and CSRA, the potential reaction of customers, employees and investors and the probability of successful execution of the various strategic alternatives and the risks associated with those alternatives.
As a result of this evaluation, the CSC Board determined that proceeding with the Spin-Off would be in the best interests of CSC and its stockholders. The CSC Board considered the following potential benefits of this approach:

•
Strategic Focus and Flexibility. Following the Spin-Off, CSC and CSRA will each have a more focused business and be better able to dedicate financial resources to pursue appropriate growth opportunities and execute strategic plans best suited to its respective business. The Spin-Off will also allow each of CSC and CSRA to enhance its strategic flexibility to respond to industry dynamics. In the U.S. public sector, technology demands are increasing, and clients want service providers with specific experience in government-focused innovation. By separating, our business will have the scale as well as the focus to meet unique customer needs and industry requirements.

•
Focused Management. The Spin-Off will allow the management of each of CSC and CSRA to devote its time and attention to the development and implementation of corporate strategies and policies that are based primarily on the specific business characteristics of their respective companies.

•
Management Incentives. The Spin-Off will enable CSRA to create incentives for its management and employees that are more closely tied to its business performance and stockholder expectations. CSRA equity-based compensation arrangements will more closely align the interests of CSRA’s management and employees with the interests of its stockholders and should increase CSRA’s ability to attract and retain personnel.

•
Capital Structure and Stockholder Flexibility. The segments in which CSC and CSRA expect to operate have historically had different growth profiles and cash flow dynamics. The Spin-Off will allow CSC and CSRA to separately manage their capital strategies and cost structures and will allow investors to make independent investment decisions with respect to CSC and CSRA, including the ability for CSRA to achieve alignment with a more natural stockholder base. Investment in one or the other company may appeal to investors with different goals, interests and concerns.

•
Focused Investments. While operating as part of CSC, internal investments were often directed according to CSC’s strategic interests as a whole. The Spin-Off will allow us to focus our investments on projects that optimize returns for our own businesses.

In determining whether to effect the Spin-Off, the CSC Board considered the costs and risks associated with the Spin-Off, including the costs associated with preparing CSRA to become an independent, publicly-traded company, the risk of volatility in our stock price immediately following the Spin-Off due to sales by CSC’s stockholders whose investment objectives may not be met by our common stock, the time it may take for us to attract our optimal stockholder base, the possibility of disruptions in our business as a result of the Spin-Off, the risk that the combined trading prices of our common stock and CSC’s common stock after the Spin-Off may drop below the trading price of CSC’s common stock before the Spin-Off and the loss of synergies and scale from operating as one company. Notwithstanding these costs and risks, taking into account the factors discussed above, the CSC Board determined that the Spin-Off was the best alternative to achieve the above benefits and enhance stockholder value.

Mergers
CSC highlighted certain aspects of its strategic rationale for the Mergers, including:

•
Expanded Expertise. CSC highlighted the opportunity for Computer Sciences GS and SRA, on a combined basis, to become the largest pure-play IT services provider serving the U.S. government sector, with pro forma combined revenues of approximately $5.5 billion in fiscal 2015 and nearly 19,000 employees on a combined basis.

•
Strategic Positioning in Consolidating Industry. CSC also highlighted that the combination of Computer Sciences GS and SRA is a strategic move to position the combined company as the government IT Services industry consolidates. Computer Sciences GS’s next-generation software platforms and solutions – together with SRA’s go-to-market capabilities and customer intimacy – offer potential to deliver benefits to U.S. government clients, open new opportunities for employees of both companies and create value for stockholders. The combination of Computer Sciences GS and SRA is expected to provide opportunities for the combined company to leverage its scope and scale to capitalize on future growth opportunities.

•
Complementary Businesses. CSC further highlighted that the combined company will bring together highly complementary IT capabilities, with approximately three-quarters of revenues generated from cybersecurity, software development, cloud and IT infrastructure, and additional revenues anticipated from domain-specific professional services, including intelligence analysis, bioinformatics and health sciences, energy and environmental consulting, and enterprise planning and resource management. Computer Sciences GS’s depth in defense and national security will complement SRA’s expertise in the health and civil markets. Together the companies will be diversified across their customers with the combination providing a complementary contract base. Computer Sciences GS has an established portfolio of over 1,250 contracts and task orders with 25 large contracts generating 65% of its revenue. SRA brings a complementary mix of approximately 900 smaller contracts and task orders with no contract representing more than 5% of its revenue. We expect the combination to reduce risk of individual market or contract disruptions.

•
Synergies. We expect the combination of Computer Sciences GS and SRA to provide opportunities for cost savings and other operating synergies, which we currently estimate at $80 million in annual cost savings within six to 18 months following the Mergers through the consolidation of account management costs, corporate overhead costs, improved facility efficiencies, lower equipment vendor costs, and reductions in associated fringe benefits. We believe our one-time costs to realize these recurring annual cost savings will be approximately $30 million.  The size of these expected cost synergies is partly a function of the significant steps both CSC and SRA have already taken over the past three years to become cost-competitive, with a focus on next generation IT services and solutions. We believe these further cost reductions and operating efficiencies will better position us to compete for U.S. federal government contracts as a portion of these savings should result in lower costs for our customers on cost-plus contracts. As a result of these cost savings passed on to some of our customers on cost-plus contracts, we expect the estimated $80 million in annual costs savings, once fully realized, will reduce our revenue by approximately $30 million annually, but to result in approximately $50 million in net synergies per year.

In assessing and approving the Mergers, CSC considered that the expected value to CSC and its stockholders from pursuing the Mergers was greater than the value to CSC and its stockholders of the stand-alone Spin-Off. In addition to the factors noted above, CSC considered SRA’s business and prospects, after giving effect to the proposed acquisition by Computer Sciences GS, including expected synergies to be realized as a result of the Mergers. The CSC Board also considered the potential risks and countervailing factors associated with the Mergers, including that the anticipated benefits of the Mergers might not be realized.
After consideration of the above factors and based on information furnished by SRA to CSC and the terms of the Merger Agreement and related agreements as finally negotiated by CSC, CSC concluded that the expected value to CSC and its stockholders from pursuing the Transactions was greater than the value to CSC and its stockholders of the stand-alone Spin-Off.
When and How You Will Receive CSRA Shares
CSC will distribute to its stockholders, as a pro rata dividend, one share of our common stock for every one share of CSC common stock outstanding as of November 18, 2015, the Record Date of the Distribution.

Prior to the Spin-Off, CSC will deliver all of the issued and outstanding shares of our common stock to the distribution agent. Computershare Trust Company, N.A. will serve as distribution agent in connection with the Distribution and as transfer agent and registrar for our common stock.
If you own CSC common stock as of the close of business on November 18, 2015, the shares of our common stock that you are entitled to receive in the Distribution will be issued to your account as follows:

•
Registered stockholders. If you own your shares of CSC common stock directly through CSC’s transfer agent, Computershare, you are a registered stockholder. In this case, the distribution agent will credit the shares of our common stock you receive in the Distribution by way of direct registration in book-entry form to a new account with our transfer agent. Registration in book-entry form refers to a method of recording share ownership where no physical stock certificates are issued to stockholders, as is the case in the Distribution. You will be able to access information regarding your book-entry account holding the CSRA shares at www.computershare.com/investor or by calling Computershare Trust Company, N.A. at 800-522-6645 or +1 201-680-6578 (for international callers).

Commencing on or shortly after the Distribution Date, the distribution agent will mail to you an account statement that indicates the number of shares of our common stock that have been registered in book-entry form in your name. We expect it will take the distribution agent up to two weeks after the Distribution Date to complete the distribution of the shares of our common stock and mail statements of holding to all registered stockholders. Trading of our common stock will not be affected by this delay in issuance by the distribution agent.

•
“Street name” or beneficial stockholders. Most CSC stockholders own their shares of CSC common stock beneficially through a bank, broker or other nominee. In these cases, the bank, broker or other nominee holds the shares in “street name” and records your ownership on its books. If you own your shares of CSC common stock through a bank, broker or other nominee, your bank, broker or other nominee will credit your account with the shares of our common stock that you receive in the Distribution on or shortly after the Distribution Date. We encourage you to contact your bank, broker or other nominee if you have any questions concerning the mechanics of having shares held in “street name.”

If you sell any of your shares of CSC common stock on or before the Distribution Date, the buyer of those shares may in some circumstances be entitled to receive the shares of our common stock to be distributed in respect of the CSC shares you sold. See “Trading Prior to the Distribution Date” for more information.
We are not asking CSC stockholders to take any action in connection with the Spin-Off. No stockholder approval of the Spin-Off is required. We are not asking you for a proxy and request that you not send us a proxy. We are also not asking you to make any payment or surrender or exchange any of your shares of CSC common stock for shares of our common stock. The number of outstanding shares of CSC common stock will not change as a result of the Spin-Off.
Number of Shares You Will Receive
On the Distribution Date, we will distribute one share of our common stock for every one share of CSC common stock..
Material U.S. Federal Income Tax Consequences of the Spin-Off
Consequences to U.S. Holders of CSC Common Stock
The following is a summary of the material U.S. federal income tax consequences to “U.S. Holders” (as defined below) of CSC common stock in connection with the Distribution. This summary is based on the Code, the Treasury Regulations promulgated under the Code and judicial and administrative interpretations of those laws, in each case as in effect as of the date of this Information Statement and all of which are subject to differing interpretation and change at any time, possibly with retroactive effect. Any such change could affect the tax consequences described below.
This summary is limited to holders of CSC common stock that are U.S. Holders, as defined immediately below, that hold their CSC common stock as a capital asset. A “U.S. Holder” is a beneficial owner of CSC common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the U.S.;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (1) a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (2) in the case of a trust that was treated as a domestic trust under law in effect before 1997, a valid election is in place under applicable Treasury Regulations.

This summary does not discuss all tax considerations that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	banks, financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	persons who acquired CSC common stock pursuant to the exercise of employee stock options or otherwise as compensation;

•	stockholders who own, or are deemed to own, 10% or more, by voting power or value, of CSC equity;

•	stockholders owning CSC common stock as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes;

•	certain former citizens or long-term residents of the U.S.;

•	stockholders who are subject to the alternative minimum tax; or

•	persons who own CSC common stock through partnerships or other pass-through entities.
This summary does not address any U.S. state or local or foreign tax consequences or any estate, gift or other non-income tax consequences.
If a partnership, or any other entity treated as a partnership for U.S. federal income tax purposes, holds CSC common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner or partnership should consult its own tax advisor as to its tax consequences.
THE FOLLOWING DISCUSSION IS A SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO YOU, INCLUDING THE APPLICATION AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.
General
It is a condition to the Distribution that CSC receive a written opinion from its outside tax advisor that is in form and substance reasonably acceptable to CSC regarding the qualification of the Distribution as tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. Assuming the Distribution so qualifies:

•	no gain or loss will be recognized by, or be includible in the income of, a U.S. Holder as a result of the Distribution;

•
the aggregate tax basis of the CSC common stock and our common stock held by each U.S. Holder immediately after the Distribution (and immediately prior to the Special Dividend) will be the same as the aggregate tax basis of the CSC common stock held by the U.S. Holder immediately before the Distribution, allocated between the CSC common stock and our common stock in proportion to their relative fair market values on the date of the Distribution; and

•
the holding period of our common stock received by each U.S. Holder will include the holding period of their CSC common stock, provided that such CSC common stock is held as a capital asset on the date of the Distribution.

U.S. Holders that have acquired different blocks of CSC common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted tax basis among, and the holding period of, shares of our common stock distributed with respect to such blocks of CSC common stock.
The opinion of counsel does not address any U.S. state or local or foreign tax consequences of the Spin-Off. The opinion assumes that the Spin-Off will be completed according to the terms of the Master Separation and Distribution Agreement and relies on the facts as stated in the Master Separation and Distribution Agreement, the Tax Matters Agreement, the other ancillary agreements, this Information Statement and a number of other documents. In addition, the opinion is based on certain representations as to factual matters from, and certain covenants by, CSC and us. The opinion cannot be relied on if any of the assumptions, representations or covenants are incorrect, incomplete or inaccurate or are violated in any material respect.
The opinion of counsel is not binding on the IRS or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. CSC has not requested, and does not intend to request, a ruling from the IRS regarding the U.S. federal income tax consequences of the Spin-Off.
If the Distribution were determined not to qualify for tax-free treatment, the above consequences would not apply and U.S. Holders could be subject to tax. In this case, each U.S. Holder who receives our common stock in the Distribution would generally be treated as receiving a distribution in an amount equal to the fair market value of our common stock received, which would generally result in:

•	a taxable dividend to the U.S. Holder to the extent of that U.S. Holder’s pro rata share of CSC’s current and accumulated earnings and profits;

•	a reduction in the U.S. Holder’s basis (but not below zero) in CSC common stock to the extent the amount received exceeds the stockholder’s share of CSC’s earnings and profits; and

•
a taxable gain from the exchange of CSC common stock to the extent the amount received exceeds the sum of the U.S. Holder’s share of CSC’s earnings and profits and the U.S. Holder’s basis in its CSC common stock.

Unlike the Distribution, we expect the Special Dividend, because it consists solely of cash, to be taxable to the recipient. U.S. Holders should consult their own tax advisors regarding the tax treatment of the Special Dividend.
Backup Withholding and Information Statement
Corporations will generally be exempt from backup withholding, but may be required to provide a certification to establish their entitlement to the exemption. Backup withholding is not an additional tax, and it may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability if the required information is timely supplied to the IRS.
Treasury Regulations require each CSC stockholder that, immediately before the Distribution, owned 5% or more (by vote or value) of the total outstanding stock of CSC to attach to such stockholder’s U.S. federal income tax return for the year in which the Distribution occurs a statement setting forth certain information related to the Distribution.
Consequences to CSC
The following is a summary of the material U.S. federal income tax consequences to CSC in connection with the Distribution that may be relevant to holders of CSC common stock.

It is a condition to the Distribution that CSC receive a written opinion from its outside tax advisor that is in form and substance reasonably acceptable to CSC regarding the qualification of the Distribution as tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code. Assuming the Distribution so qualifies, generally no gain or loss will be recognized by CSC as a result of the Distribution.
The opinion of counsel is subject to the same qualifications and limitations as are set forth above in relation to the opinion of counsel regarding consequences to U.S. Holders.
If the Distribution were determined not to qualify for tax-free treatment under Section 355 of the Code, then CSC would recognize gain in an amount up to the fair market value of our common stock held by it immediately before the Distribution.
Indemnification Obligation
If, due to any of our representations being untrue or our covenants being breached, it were determined that the Distribution did not qualify for tax-free treatment under Section 355 of the Code, we could be required to indemnify CSC for taxes resulting from the recognition of gain described above and related expenses. In addition, current tax law generally creates a presumption that the Distribution would be taxable to CSC, but not to holders, if we or our stockholders were to engage in transactions that result in a 50% or greater change by vote or value in the ownership of our stock during the four-year period beginning on the date that begins two years before the date of the Distribution, unless it were established that such transactions and the Distribution were not part of a plan or series of related transactions giving effect to such a change in ownership. If the Distribution were taxable to CSC due to such a 50% or greater change in ownership of our stock, CSC would recognize gain in an amount up to the fair market value of our common stock held by it immediately before the Distribution, and we generally would be required to indemnify CSC for the tax on such gain and related expenses.
Results of the Spin-Off
After the Spin-Off, we will be an independent publicly-traded company. Immediately following the Spin-Off, we expect to have approximately 5,600 registered holders of shares of our common stock and approximately 138.8 million shares of our common stock outstanding, based on the number of CSC stockholders and shares of CSC common stock outstanding on October 30, 2015. The actual number of shares of our common stock CSC will distribute in the Spin-Off will depend on the actual number of shares of CSC common stock outstanding on the Record Date, which will reflect any issuance of new shares or exercises of outstanding options pursuant to CSC’s equity plans, and any repurchase of CSC shares by CSC under its common stock repurchase program, on or prior to the Record Date. The Spin-Off will not affect the number of outstanding shares of CSC common stock or any rights of CSC stockholders, although we expect the trading price of shares of CSC common stock immediately following the Distribution to be lower than immediately prior to the Distribution because the trading price of CSC common stock will no longer reflect the value of the Computer Sciences GS Business. Furthermore, until the market has fully analyzed the value of CSC without the Computer Sciences GS Business, the trading price of shares of CSC common stock may fluctuate.
Before our separation from CSC, we intend to enter into a Master Separation and Distribution Agreement and several other agreements with CSC related to the Spin-Off. These agreements will govern the relationship between CSRA and CSC up to and after completion of the Spin-Off and allocate between CSRA and CSC various assets, liabilities, rights and obligations, including employee benefits, intellectual property and tax-related assets and liabilities. We describe these arrangements in greater detail under “The Master Separation and Distribution Agreement and Ancillary Agreements” and “Certain Relationships and Related Party Transactions—Agreements with CSC.”
Listing and Trading of our Common Stock
As of the date of this Information Statement, we are a wholly-owned subsidiary of CSC. Accordingly, no public market for our common stock currently exists, although a “when-issued” market in our common stock may develop prior to the Distribution. See “Trading Prior to the Distribution Date” below for an explanation of a “when-issued” market. We intend to list our shares of common stock on the New York Stock Exchange under the symbol “CSRA.” Following the Spin-Off, CSC common stock will continue to trade on the New York Stock Exchange under the symbol “CSC.”

Neither we nor CSC can assure you as to the trading price of CSC common stock or our common stock after the Spin-Off, or as to whether the combined trading prices of our common stock and CSC common stock after the Spin-Off will be less than, equal to or greater than the “regular-way” trading price of CSC common stock prior to the Spin-Off. The trading price of our common stock may fluctuate significantly following the Spin-Off. See “Risk Factors—Risks Relating to Our Common Stock and the Securities Market” for more detail.
The shares of our common stock distributed to CSC stockholders will be freely transferable, except for shares received by individuals who are our affiliates. Individuals who may be considered our affiliates after the Spin-Off include individuals who control, are controlled by or are under common control with us, as those terms generally are interpreted for federal securities law purposes. These individuals may include some or all of our directors and executive officers. Individuals who are our affiliates will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act of 1933, or the “Securities Act,” or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(1) of the Securities Act or Rule 144 thereunder.
Trading Prior to the Distribution Date

We anticipate that trading in our common stock will begin on a “when-issued” basis as early as two trading days prior to the Record Date for the Distribution and will continue up to and including the Distribution Date. “When-issued” trading in this context refers to a sale or purchase of our common stock made conditionally on or before the Distribution Date without the entitlement to the Special Dividend, because the securities of the spun-off entity have not yet been distributed. “When-issued” trades of our common stock are expected to settle within four trading days after the Distribution Date. On the first trading day following the Distribution Date, any “when-issued” trading of our common stock will end and “regular-way” trading of our common stock will begin. In this context, “regular-way” trading refers to trading after our common stock has been distributed and the Special Dividend has been paid and typically involves a trade that settles on the third full trading day following the date of the trade. See “The Transactions—Trading Prior to the Distribution Date” for more information. We cannot predict the trading prices for our common stock before, on or after the Distribution Date.
We also anticipate that, as early as two trading days prior to the Record Date and continuing up to and including the Distribution Date, there will be two markets in CSC common stock: a “regular-way” market and an “ex-distribution” market. Shares of CSC common stock that trade on the “regular-way market” will trade with the entitlement to receive shares of our common stock in the Distribution and the Special Dividend. Shares that trade on the ex-distribution market will trade without the entitlement to receive shares of our common stock in the Distribution or the Special Dividend. Therefore, if you sell shares of CSC common stock in the “regular-way” market up to and including the Distribution Date, you will be selling your right to receive shares of our common stock in the Distribution and the Special Dividend. If you hold shares of CSC common stock on the Record Date and then decide to sell any shares of CSC common stock before the Distribution Date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your shares of CSC common stock with or without your entitlement to our common stock pursuant to the Distribution or the Special Dividend.
Following the Distribution Date, we expect shares of our common stock to be listed on the New York Stock Exchange under the trading symbol “CSRA.” If “when-issued” trading occurs, the listing for our common stock is expected to be under a trading symbol different from our regular-way trading symbol. We will announce our “when-issued” trading symbol when and if it becomes available. If the Spin-Off does not occur, all “when-issued” trading will be null and void.
Conditions to the Spin-Off
We expect that the separation will be effective on the Distribution Date, provided that the following conditions shall have been satisfied or waived by CSC:

•
the CSC Board shall have authorized and approved the Internal Reorganization and Distribution and not withdrawn such authorization and approval, and shall have declared the dividend of CSRA common stock to CSC stockholders;

•	the ancillary agreements contemplated by the Master Separation and Distribution Agreement shall have been executed by each party to those agreements;

•
the SEC shall have declared effective our Registration Statement on Form 10, of which this Information Statement is a part, under the Exchange Act, and no stop order suspending the effectiveness of the Registration

Statement shall be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC;

•	our common stock shall have been accepted for listing on the New York Stock Exchange or another national securities exchange approved by CSC, subject to official notice of issuance;

•
CSC shall have received a written opinion of its outside tax advisor that is in form and substance reasonably acceptable to CSC, and which shall remain in full force and effect, regarding the qualification of the Distribution as tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code;

•	the Internal Reorganization (as described in “The Master Separation and Distribution Agreement and Ancillary Agreements”) shall have been completed;

•
no order, injunction or decree issued by any governmental authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution shall be in effect, and no other event outside the control of CSC shall have occurred or failed to occur that prevents the consummation of the Distribution;

•
no other events or developments shall have occurred prior to the Distribution Date that, in the judgment of the CSC Board, would result in the Spin-Off having a material adverse effect on CSC or its stockholders;

•	prior to the Distribution Date, this Information Statement shall have been mailed to the holders of CSC common stock as of the Record Date;

•
CSC shall have duly elected the individuals to be listed as members of our post-Distribution Board in this Information Statement, and such individuals shall be the members of our Board immediately after the Distribution;

•
prior to the Distribution Date, CSC’s Board shall have obtained opinions from a nationally recognized valuation firm, in form and substance satisfactory to CSC, with respect to the capital adequacy and solvency of each of CSC and CSRA after giving pro forma effect to the Distribution and the Special Dividend;

•
immediately prior to the Distribution Date, our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, each in substantially the form filed as an exhibit to the Registration Statement on Form 10 of which this Information Statement is a part, shall be in effect; and

•
prior to the Distribution Date, CSC shall have transferred its U.S. federal government contracts and subcontracts to one or more wholly-owned subsidiaries of CSRA and for its U.S. federal government prime contracts, it shall have finalized a Change of Name agreement with the DCMA, which condition was satisfied July 4, 2015.

The fulfillment of the above conditions will not create any obligation on CSC’s part to effect the Spin-Off. We are not aware of any material federal, foreign or state regulatory requirements with which we must comply, other than SEC rules and regulations, or any material approvals that we must obtain, other than the approval for listing of our common stock and the SEC’s declaration of the effectiveness of the Registration Statement, in connection with the Distribution. CSC has the right not to complete the Spin-Off, subject to the termination of the Merger Agreement and payment of the termination fee thereunder (See “The Merger Agreement—Termination of the Merger Agreement; Termination Fees”) if, at any time, the CSC Board determines, in its sole and absolute discretion, that the Spin-Off is not in the best interests of CSC or its stockholders or is otherwise not advisable.
Conditions to Consummation of the Mergers
The obligations of each party to consummate the Mergers are subject to the satisfaction or waiver (to the extent permitted by applicable law) of closing conditions that are contained in the Merger Agreement, including:

•	the Spin-Off having occurred and the Special Dividend having been paid pursuant to the terms of the Master Separation and Distribution Agreement;

•	the receipt of all consents, approvals and authorizations by governmental authorities;

•	the expiration or termination of any required waiting period under the HSR Act, which condition was satisfied on October 9, 2015;

•
the effectiveness of the registration statement of which this information statement forms a part in connection with the Distribution, and the approval for listing on the NYSE or NASDAQ of the shares of CSRA common stock to be issued in the Distribution and the Mergers, subject to official notice of issuance; and

•	the absence of any order issued by any governmental authority of competent jurisdiction or other legal impediment preventing or making illegal the consummation of the Mergers.
In addition, CSC, CSRA, Merger Sub Inc. and Merger Sub LLC’s obligations to consummate the Mergers are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:

•
certain fundamental representations and warranties of SRA Parent, disregarding all materiality or material adverse effect qualifications, being true and correct in all respects in each case as of the effective time of the First Merger as if made as of the effective time of the First Merger;

•
the representations and warranties of the stockholders of SRA Parent that are party to the Merger Agreement, SRA Parent and SRA, disregarding all materiality or material adverse effect qualifications, being true and correct in all respects in each case as of the effective time of the First Merger as if made as of the effective time of the First Merger (except to the extent such representations and warranties address matters as of a particular date, in which case as of such date), except where the failure to be true and correct has not had or would not, individually or in the aggregate, reasonably be expected to be an SRA Parent MAE (as defined below—see “The Merger Agreement”) (other than the certain fundamental representations and warranties which must be true and correct in all respects);

•
the covenants and agreements being performed by the stockholders of SRA Parent that are party to the Merger Agreement, SRA Parent and SRA in all material respects at or prior to the effective time of the First Merger (other than certain covenants and agreements which must be performed in all respects, subject to de minimis exceptions);

•
the delivery by SRA Parent of an officer’s certificate certifying the satisfaction of the above conditions, and the delivery by each stockholder of SRA Parent that is a party to the Merger Agreement of a certificate certifying the satisfaction of the above conditions;

•	the absence of an SRA Parent MAE since June 30, 2015;

•	entrance into definitive agreements providing for the CSRA Financing;

•
the termination of certain stockholders agreements between SRA Parent and the stockholders of SRA Parent that are party to the Merger Agreement as well as the termination of certain other agreements between SRA Parent and any of its subsidiaries on the one hand and any SRA Parent stockholder or affiliate of any SRA Parent stockholder, without liability to CSRA or its subsidiaries following the effective time of the First Merger.

Furthermore, SRA Parent and SRA’s obligations to consummate the Mergers are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:

•
certain representations and warranties of CSC, CSRA, Merger Sub Inc. and Merger Sub LLC, disregarding all materiality or material adverse effect qualifications, being true and correct in all respects in each case as of the effective time of the First Merger as if made as of the effective time of the First Merger (except to the extent such representations and warranties address matters as of a particular date, which must be true and correct as of the specified date);

•
the representations and warranties of CSC, CSRA, Merger Sub Inc. and Merger Sub LLC, disregarding all materiality or material adverse effect qualifications, being true and correct in all respects in each case as of the effective time of the First Merger as if made as of the effective time of the First Merger (except to the extent such representations and warranties address matters as of a particular date, in which case as of such date), except where the failure to be true and correct has not had or would not, individually or in the aggregate, reasonably be expected to be a CSRA MAE (as defined—see “The Merger Agreement”) (other than the certain representations and warranties which must be true and correct in all respects);

•	the covenants and agreements being performed by CSC, CSRA, Merger Sub Inc. and Merger Sub LLC in all material respects at or prior to the effective time of the First Merger;

•	the delivery by CSRA of an officer’s certificate certifying the satisfaction of the above conditions;

•	the absence of any CSRA MAE since June 30, 2015;

•	the entrance into and delivery of the applicable Transaction Agreements by CSC and CSRA, which are in full force and effect; and

•
the receipt by CSRA of the opinion from CSC’s outside tax advisor regarding the qualification of the Distribution as tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code.

To the extent permitted by applicable law, each party to the Merger Agreement may waive, at its sole discretion, any of the conditions to its respective obligations to complete the Mergers.
Regulatory Approvals
Under the HSR Act, and the rules promulgated under the HSR Act by the U.S. Federal Trade Commission (the “FTC”), the parties must file notification and report forms with the FTC and the Antitrust Division of the Department of Justice (the “Antitrust Division”) and observe specified waiting period requirements before consummating the Mergers. Providence Equity Partners VI L.P. and Providence Equity Partners VI-A L.P. (together, “Providence”) and CSRA each filed the requisite notification and report forms with the FTC and the Antitrust Division on September 9, 2015. The waiting period in respect of those notifications expired on October 9, 2015.
Accounting Treatment
The combined financial information presented in the Information Statement was prepared using the purchase method of accounting, with CSRA treated as the “acquirer” of SRA for accounting purposes.
Reasons for Furnishing this Information Statement
We are furnishing this Information Statement solely to provide information to CSC’s stockholders who will receive shares of our common stock in the Distribution. You should not construe this Information Statement as an inducement or encouragement to buy, hold or sell any of our securities or any securities of CSC. We believe that the information contained in this Information Statement is accurate as of the date set forth on the cover. Changes to the information contained in this Information Statement may occur after that date, and neither we nor CSC undertake any obligation to update the information except in the normal course of our and CSC’s public disclosure obligations and practices.

THE MERGER AGREEMENT
The following is a summary of material provisions of the Merger Agreement, which we entered into on August 31, 2015. This summary is qualified in its entirety by reference to the full text of the Merger Agreement which is filed as an exhibit to the Registration Statement of which this Information Statement forms a part.
The Merger
Under the Merger Agreement and in accordance with Delaware law, in the First Merger, Merger Sub Inc. will merge with and into SRA Parent, with SRA Parent surviving the First Merger, and immediately after the First Merger, in the Second Merger, SRA Parent will merge with and into Merger Sub LLC, with Merger Sub LLC surviving the Second Merger. As a result of the Mergers, SRA will become an indirect wholly-owned subsidiary of CSRA.
The certificate of formation and limited liability company operating agreement of Merger Sub LLC, as in effect immediately prior to the effective time of the Mergers, will be the certificate of formation and limited liability company agreement of the surviving company from and after the effective time of the Mergers until amended in accordance with applicable law and such certificate of formation.
Under the terms of the Merger Agreement, the current manager of Merger Sub LLC will be, from and after the effective time of the Second Merger, the initial manager of the surviving company and will serve until his or her successor has been duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with its certificate of formation and limited liability company agreement.
Closing and Effective Time
The Mergers will occur following the consummation by CSC of the Spin-Off and Special Dividend pursuant to the Master Separation and Distribution Agreement between CSC and CSRA and all other Separation Agreements (as defined below).
Under the terms of the Merger Agreement, the closing of the Mergers will take place on a date and at a time to be specified by the parties to the Merger Agreement (the “Closing Date”), which will be no later than the third business day after the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in the Merger Agreement and discussed below in “Conditions to Consummation of the Mergers”; provided, however, that if such date is not the business day nearest in time to the first financial month end of CSRA following such date (the “Next Month End”), then the closing will take place on the Next Month End, unless another date is agreed to in writing by the parties.
On the Closing Date, Merger Sub Inc., Merger Sub LLC and SRA Parent will execute and file with the office of the Secretary of State of the State of Delaware the necessary certificates of merger executed in accordance with the Delaware General Corporation Law and the Delaware Limited Liability Company Act. The Mergers will become effective at the time of filing of the necessary certificates of merger, or at such later time as is agreed upon by the parties and set forth in such certificate of merger. We cannot assure you on what date we will consummate the Mergers.
Merger Consideration
At the effective time of the First Merger, all of the outstanding shares of SRA Parent common stock will be automatically converted into the right to receive, in the aggregate, merger consideration consisting of (1) $390,000,000 in cash and (2) shares of CSRA common stock representing in the aggregate approximately 15.32% of the total number of shares of CSRA common stock outstanding immediately after the effective time of the First Merger. The cash and stock portions of the Merger Consideration will be allocated among the stockholders and certain optionholders of SRA Parent common stock on a pro rata basis (based on the number of shares and options held by them immediately prior to the effective time of the First Merger), except that the Merger

Consideration received by certain SRA Parent stockholders and the holders of unvested performance-based options will consist solely of shares of CSRA common stock.
Following the effective time of the Mergers, all shares of SRA Parent common stock will be automatically cancelled and cease to exist.
Insurance
SRA Parent has agreed to use reasonable best efforts to obtain, prior to the closing of the Mergers, a policy of insurance providing for coverage for certain taxes, interest, penalties and defense costs attributable to certain tax deductions claimed by SRA that may be contested by the IRS. If SRA Parent has not obtained the policy of insurance on the terms and in the coverage amount set out in the Merger Agreement prior to the closing of the Mergers, then the Merger Consideration payable to SRA Parent stockholders will be reduced by an amount equal to such coverage amount and a portion of the cash consideration equal to such coverage amount will be placed into an escrow account and CSRA and SRA Parent will negotiate in good faith the terms of an indemnification agreement governing the indemnification of CSRA relating to the above described tax deductions.
Transaction Agreements
Forms of the agreements that will govern the terms of the Spin-Off are attached as exhibits to the Merger Agreement, including the Master Separation and Distribution Agreement, an Employee Matters Agreement, an Intellectual Property Matters Agreement, a Non-U.S. Agency Agreement, a Real Estate Matters Agreement, a Tax Matters Agreement, and a Transition Services Agreement (the “Separation Agreements”) as well as a form of Registration Rights Agreement (the “Registration Rights Agreement” and together with the Separation Agreements, the “Transaction Agreements”). The Registration Rights Agreement will require CSRA to grant certain registration rights to stockholders of SRA Parent after the Mergers. Among other things, the Registration Rights Agreement will require CSRA to file a shelf registration statement promptly after the Mergers and to grant certain piggy back rights to the stockholders of SRA Parent.
Conditions to Consummation of the Mergers
The obligations of each party to consummate the Mergers are subject to the satisfaction or waiver (to the extent permitted by applicable law) of closing conditions that are contained in the Merger Agreement, including:

•	the Spin-Off having occurred and the Special Dividend having been paid pursuant to the terms of the Master Separation and Distribution Agreement;

•	the receipt of all consents, approvals and authorizations by governmental authorities;

•	the expiration or termination of any required waiting period under the HSR Act, which condition was satisfied on October 9, 2015;

•
the effectiveness of the registration statement of which this information statement forms a part in connection with the Distribution, and the approval for listing on the NYSE or NASDAQ of the shares of CSRA common stock to be issued in the Distribution and the Mergers, subject to official notice of issuance; and

•	the absence of any order issued by any governmental authority of competent jurisdiction or other legal impediment preventing or making illegal the consummation of the Mergers.
In addition, CSC, CSRA, Merger Sub Inc. and Merger Sub LLC’s obligations to consummate the Mergers are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:

•
certain fundamental representations and warranties of SRA Parent, disregarding all materiality or material adverse effect qualifications, being true and correct in all respects in each case as of the effective time of the First Merger as if made as of the effective time of the First Merger;

•
the representations and warranties of the stockholders of SRA Parent that are party to the Merger Agreement, SRA Parent and SRA, disregarding all materiality or material adverse effect qualifications, being true and correct in all respects in each case as of the effective time of the First Merger as if made as of the effective time of the First Merger (except to the extent such representations and warranties address matters as of a particular date, in which case as of such date), except where the failure to be true and correct has not had or would not, individually or in the aggregate, reasonably be expected to be an SRA Parent MAE (as defined below) (other than the certain fundamental representations and warranties which must be true and correct in all respects);

•
the covenants and agreements being performed by the stockholders of SRA Parent that are party to the Merger Agreement, SRA Parent and SRA in all material respects at or prior to the effective time of the First Merger (other than certain covenants and agreements which must be performed in all respects, subject to de minimis exceptions);

•
the delivery by SRA Parent of an officer’s certificate certifying the satisfaction of the above conditions and the delivery by each stockholder of SRA Parent that is a party to the Merger Agreement of a certificate certifying the satisfaction of the above conditions;

•	the absence of an SRA Parent MAE (as defined below) since June 30, 2015;

•	entrance into definitive agreements providing for the CSRA Financing;

•
the termination of certain stockholders agreements between SRA Parent and the stockholder of SRA Parent that are party to the Merger Agreement as well as the termination of certain other agreements between SRA Parent and any of its subsidiaries on the one hand and any SRA Parent stockholder or affiliate of any SRA Parent stockholder, without liability to CSRA or its subsidiaries following the effective time of the First Merger.

Furthermore, SRA Parent and SRA’s obligations to consummate the Mergers are subject to the satisfaction or waiver (to the extent permitted by applicable law) of the following conditions:

•
certain representations and warranties of CSC, CSRA, Merger Sub Inc. and Merger Sub LLC, disregarding all materiality or material adverse effect qualifications, being true and correct in all respects in each case as of the effective time of the First Merger as if made as of the effective time of the First Merger (except to the extent such representations and warranties address matters as of a particular date, which must be true and correct as of the specified date);

•
the representations and warranties of CSC, CSRA, Merger Sub Inc. and Merger Sub LLC, disregarding all materiality or material adverse effect qualifications, being true and correct in all respects in each case as of the effective time of the First Merger as if made as of the effective time of the First Merger (except to the extent such representations and warranties address matters as of a particular date, in which case as of such date), except where the failure to be true and correct has not had or would not, individually or in the aggregate, reasonably be expected to be a CSRA MAE (as defined below) (other than the certain representations and warranties which must be true and correct in all respects);

•	the covenants and agreements being performed by CSC, CSRA, Merger Sub Inc. and Merger Sub LLC in all material respects at or prior to the effective time of the First Merger;

•	the delivery by CSRA of an officer’s certificate certifying the satisfaction of the above conditions;

•	the absence of any CSRA MAE (as defined below) since June 30, 2015;

•	the entrance into and delivery of the applicable Transaction Agreements by CSC and CSRA, which are in full force and effect; and

•
the receipt by CSRA of the opinion from CSC’s outside tax advisor regarding the qualification of the Distribution as tax-free for U.S. federal income tax purposes under Sections 355and 368(a)(1)(D) of the Code.

To the extent permitted by applicable law, each party to the Merger Agreement may waive, at its sole discretion, any of the conditions to its respective obligations to complete the Mergers.
Regulatory Approvals
Under the HSR Act, and the rules promulgated under the HSR Act by the FTC, the parties must file notification and report forms with the FTC and the Antitrust Division and observe specified waiting period requirements before consummating the First Merger. Providence and CSRA each filed the requisite notification and report forms with the FTC and the Antitrust Division on September 9, 2015. The waiting period in respect of those notifications expired on October 9, 2015.
Representations and Warranties
The Merger Agreement contains substantially reciprocal customary representations and warranties that CSC, CSRA, Merger Sub Inc., Merger Sub LLC, SRA Parent and SRA made to each other as of specific dates. Each stockholder of SRA Parent that is a party to the Merger Agreement also made representations and warranties with respect to, among other things, its capital structure and status as an investor.
The representations and warranties by each of CSC, CSRA, Merger Sub Inc., Merger Sub LLC, SRA Parent and SRA in the Merger Agreement relate to, among other things:

•	due organization, good standing, corporate power;

•	capitalization;

•	authority to enter into the Merger Agreement (and other transaction-related agreements);

•	no conflicts with or violations of governance documents, other obligations or laws;

•	financial statements;

•	absence of undisclosed liabilities;

•	absence of certain changes or events;

•	litigation and similar actions;

•	employee benefit matters;

•	compliance with applicable laws and ownership of certain licenses;

•	environmental matters;

•	tax matters;

•	intellectual property matters;

•	ownership of real and personal property;

•	existence and enforceability of material contracts;

•	labor and employment matters;

•	insurance;

•	payment of fees to brokers or finders in connection with the Merger Agreement;

•	existence and enforceability of government contracts;

•	compliance with export controls; and

•	affiliate transactions.
In addition, CSRA made representations and warranties that relate to:

•	the receipt and acceptance of a commitment letter dated August 31, 2015 (the “Commitment Letter”) from The Bank of Tokyo-Mitsubishi UFJ, Ltd. and Royal Bank of Canada (collectively, the “Lenders”);

•	the conditions precedent to the obligations of the Lenders to provide the debt financing incurred by CSRA or its subsidiaries; and

•
the lack of amendments, modifications, terminations, rescissions, defaults under or withdrawals of the Commitment Letter or any contingencies that would permit the Lenders to reduce the total amount of the CSRA Financing under any agreements relating to the CSRA Financing to which CSC or CSRA is a party.

In addition to making representations and warranties related to corporate power, authority to enter into the Merger Agreement (and additional agreements) and no conflicts with, or violation of, governance documents, or other obligations or laws, each stockholder of SRA Parent that is a party to the Merger Agreement also made representations to CSC and CSRA relating to no public sale or distribution of CSRA common stock, accredited investor status, reliance on exemptions from the U.S. securities laws, access to information, absence of governmental review of the investment in and offering of CSRA common stock and the transfer or resale of CSRA common stock.
Many of the representations and warranties contained in the Merger Agreement are subject to a “material” or “material adverse effect” standard and none survive the closing.
Under the Merger Agreement, a “CSRA MAE” means any effect, change or circumstance, individually or in the aggregate, that is, or would reasonably be expected to be, materially adverse to (1) the Computer Sciences GS Business, CSRA or any of its subsidiaries, or the operations, assets, prospects, financial condition or results of operations of the Computer Sciences GS Business, taken as a whole, or (2) the ability of CSC, CSRA or any of their respective subsidiaries to consummate the Merger and to perform their obligations under the Merger Agreement and the Transaction Agreements. However, any adverse effect, change or circumstance, individually or in the aggregate, arising from or relating to the following will not be deemed either to constitute, or be taken into account in determining whether there has occurred a CSRA MAE (but only if the Computer Sciences GS Business, CSRA or its subsidiaries are not disproportionately affected thereby):

•	general business or economic conditions in the United States;

•
national or international political or social conditions, including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S.;

•	financial, banking or securities markets;

•	changes in GAAP; and

•	any actions that are required to be taken by the Separation Agreements, or the pendency or announcement of the Spin-Off.
In addition, the term “SRA Parent MAE” means any effect, change or circumstance, individually or in the aggregate, that is, or would reasonably be expected to be, materially adverse to (1) SRA Parent, its subsidiaries, their business, operations, assets, prospects, financial condition or results of operations of SRA Parent and its Subsidiaries, taken as a whole or (2) the ability of SRA Parent to consummate the Merger and to perform its obligations under the Merger Agreement and the Transaction Agreements. However, any adverse effect, change or circumstance, individually or in the aggregate, arising from or relating to the following will not be deemed either to constitute, or be taken into account in determining whether there has occurred a SRA Parent MAE (but only if SRA Parent and its subsidiaries are not disproportionately affected thereby):

•	general business or economic conditions, including any such conditions as they relate to SRA Parent, and matters generally affecting the industries in which SRA Parent operates;

•
national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States;

•	financial, banking or securities markets; and

•	changes in GAAP.
Covenants
In the Merger Agreement, each of CSC and CSRA and each of their respective subsidiaries have made certain covenants relating to its conduct in respect of the Computer Sciences GS Business, and SRA Parent and its subsidiaries has made certain covenants relating to its conduct of its business, with certain exceptions specified in the Merger Agreement. Some of these covenants are not easily summarized. You are urged to read carefully the sections of the Merger Agreement entitled “Conduct of the Business Pending the Merger.” The following summarizes the more significant of these covenants:
Conduct of Business
Each of CSC and CSRA, with respect to the Computer Sciences GS Business, and each of SRA Parent and SRA, with respect to the SRA business, agrees to and to cause its respective subsidiaries to carry on its respective business in the ordinary course consistent with past practice and to use reasonable best efforts to preserve intact its respective current business organization, maintain material rights and licenses, keep available the services of key employees and preserve relationships with customers, suppliers and others having business dealings with it in such a manner that its goodwill and ongoing businesses are not impaired in any material respect as of the effective time of the Mergers.

Required Consent
Without the prior written consent of the other parties to the Merger Agreement, subject to certain exceptions and items disclosed in the schedules to the Merger Agreement, none of CSC (with respect to the Computer Sciences GS Business only), CSRA or any of their respective subsidiaries may take any or all of the following actions or authorize, commit or agree to take any of the following actions, other than as contemplated by the Separation Agreements:

•	split, combine or reclassify any of its capital stock or issue or propose to issue any other securities;

•
amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire any securities of any of their respective subsidiaries or propose to do any of the foregoing;

•
issue, sell, pledge, dispose of or encumber any shares of capital stock of any class or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest; or accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any existing benefit, stock option compensation plan or arrangement, except as otherwise provided for in the Merger Agreement;

•	amend or propose to amend or otherwise change the certificate of incorporation or bylaws or similar governance documents;

•
enter into a transaction, acquire by merging or consolidating with, or by purchasing any equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

•
enter into a transaction, sell, lease, pledge, encumber, transfer, license or otherwise dispose of any of its assets, excluding the disposition for fair market value in the ordinary course of business of assets having a fair market value not exceeding $1,500,000 in the aggregate;

•	incur indebtedness (other than capital leases) in an aggregate principal amount exceeding the amount of the CSRA Financing, together with the amount of any transaction expenses incurred by CSC;

•
adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any other transaction that would preclude or be inconsistent in any material respect with, or hinder or delay in any material respect, the transactions contemplated by the Merger Agreement or the Transaction Agreements;

•
except for arm’s length commercial arrangements entered into in the ordinary course of business consistent with past practice, enter into or amend any contract or arrangement with respect to the Computer Sciences GS Business with any of their respective affiliates;

•
make any material change in the methods of accounting or procedures of CSRA and its subsidiaries or the Computer Sciences GS Business in effect at April 3, 2015, except: (1) as required by changes in GAAP after providing reasonable prior written notice and an opportunity to provide input to SRA; (2) as may be made in response to SEC guidance, in each case, as concurred with in writing by CSC's or CSRA's independent auditors; or (3) as may be required in connection with the transactions contemplated by the Merger Agreement or the Transaction Agreements, so long as any such changes are in accordance with GAAP and neither CSC nor CSRA shall change CSRA's fiscal year;

•	enter into any contract or arrangement that limits or restricts the entity from engaging in its business; or

•	agree or commit to do any of the actions inconsistent with the foregoing restrictions and limitations.

Without the prior written consent of the other parties to the Merger Agreement, subject to certain exceptions and items disclosed in the schedules to the Merger Agreement, none of SRA Parent or SRA or any of their respective subsidiaries may take any or all of the following actions or authorize, commit or agree to take any of the following actions:

•	declare, set aside or pay dividends on or make other distributions in respect of any shares of the capital stock or partnership or equity interests of itself or any of its subsidiaries;

•	split, combine or reclassify any of its capital stock or issue or propose to issue any other securities;

•
amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire any securities of any of their respective subsidiaries or propose to do any of the foregoing;

•
issue, sell, pledge, dispose of or encumber any shares of capital stock of any class or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest; or accelerate the timing of payments or vesting under, or otherwise materially amend or supplement, any existing benefit, stock option compensation plan or arrangement, except as otherwise provided for in the Merger Agreement;

•	amend or propose to amend or otherwise change the certificate of incorporation or bylaws or similar governance documents;

•
enter into a transaction, acquire by merging or consolidating with, or by purchasing any equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

•
enter into a transaction, sell, lease, pledge, encumber, transfer, license or otherwise dispose of any of its assets, excluding the disposition for fair market value in the ordinary course of business of assets having a fair market value not exceeding $500,000 in the aggregate;

•	obligate the surviving LLC or its subsidiaries to pay any amounts or assume any obligations at or after the effective time of the Second Merger in any of the following ways:

▪
incur any indebtedness or otherwise become contingently liable for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of SRA Parent or any of its subsidiaries or guarantee any debt securities of others or enter into any material lease other than in connection with operating leases in the ordinary course of business;

▪	issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person for borrowed money or otherwise;

▪	make any loans, advances, capital contributions to or investments in any other person other than as specified in the Merger Agreement;

▪	authorize material capital expenditures or purchases of fixed assets other than from third parties in the ordinary course of business;

▪	incur liabilities secured by an encumbrance on its assets other than in the ordinary course of business;

•	grant any material increase in compensation or fringe benefits to its employees;

•
pay or agree to pay to any employee of SRA Parent or its subsidiaries any pension, retirement allowance, severance benefit or other material employee benefit not required by any of the existing benefit plans of

SRA Parent or its subsidiaries as in effect on the date of the Merger Agreement, except as would not reasonably be expected to result in a liability of the surviving LLC or its subsidiaries;

•
except in the ordinary course of business, or as otherwise permitted by the Merger Agreement, enter into any new, or terminate or materially amend any existing collective bargaining agreement or relationship, employment, severance or termination contract or other arrangement with any employee of SRA Parent or its subsidiaries or his or her representative, provided that any such new collective bargaining agreement or any termination of or material amendment to any such existing collective bargaining agreement in the ordinary course of business shall be subject to review by CSRA senior management reasonably in advance of the conclusion of such negotiations, and CSRA senior management shall have been informed periodically of the status of negotiations with respect thereto;

•
become obligated under any new, or amend any existing, pension plan, welfare plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement, except as would not result in a material increase in the annual aggregate cost of maintaining such plan;

•
except to the extent that it has obtained written consent from the other parties to the Merger Agreement, grant any equity-based compensation to any employee or director or independent contractor in respect of its stock;

•
make any offer for the employment or engagement of any employee of SRA Parent or its subsidiaries or other individual on a full-time, part-time, or consulting basis providing for an annual compensation in excess of $250,000, other than hires in the ordinary course of business to fill vacancies in non-executive officer positions as of the date of the Merger Agreement or due to departures following the date of the Merger Agreement;

•	implement any distribution center, facility, warehouse or business unit closing or mass layoff that could implicate the Worker Adjustment and Retraining Notification Act of 1988;

•	make any loan to any director, officer or member of senior management, or except in the ordinary course of business and in compliance with applicable law, to any other employee;

•
adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or any other transaction that would preclude or be inconsistent in any material respect with, or hinder or delay in any material respect, the transactions contemplated by the Merger Agreement or the Transaction Agreements;

•
make any material change in the methods of accounting or procedures of SRA Parent or its subsidiaries or its business in effect at June 30, 2015, except: (1) as required by changes in GAAP after providing reasonable prior written notice and an opportunity to provide input to CSC; (2) as may be made in response to SEC guidance in each case as concurred with in writing by SRA Parent's independent auditors; (3) as may be required in connection with the transactions contemplated by the Merger Agreement or the Transaction Agreements, so long as any such changes are in accordance with GAAP; or (4) changes permitted by the Merger Agreement, and SRA Parent shall not change its fiscal year;

•
make, change or rescind any material tax election, settle, compromise or abandon any material action or controversy relating to taxes, amend any material returns, adopt or change any material method of tax accounting or change any annual tax accounting period or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment, in filing returns;

•
except as contemplated by the Transaction Agreements or for arm's length commercial arrangements entered into in the ordinary course of business, enter into or amend any contract or arrangement with any of their respective affiliates other than with wholly owned subsidiaries of SRA Parent;

•
except in the ordinary course of business, modify, amend, terminate or enter into any material contract of SRA Parent and its subsidiaries with a third party, or waive, release or assign any material rights or claims of SRA Parent or any of its subsidiaries thereunder;

•	enter into any contract or arrangement that limits or restricts the entity from engaging in its business;

•
pay discharge, satisfy or settle any action, other than any action in respect of taxes, if such payment would (1) require any material payment prior to the effective time of the Second Merger or (2) restrict operations in any material respect or require the taking of action that would, or would reasonably be expected to, materially and adversely, affect the operation of business;

•	incur or pay any transaction expenses except as provided in the applicable disclosure schedule;

•	enter into any contract or arrangement that limits or restricts the entity from engaging in its business;

•
enter into any agreement between SRA Parent and any of its subsidiaries on the one hand and any SRA Parent stockholder or affiliate of any SRA Parent stockholder or incur any obligations to pay any amounts to any SRA Parent stockholder or affiliate of any SRA Parent stockholder;

•
sell, transfer, exclusively license, abandon, let lapse, encumber or otherwise dispose of any intellectual property that is necessary to carry on the business substantially as currently conducted, except, in each case, in the ordinary course of business; or

•	agree or commit to do any of the actions inconsistent with the foregoing restrictions and limitations.
Employee Matters
CSRA will cause any employee benefit plans of CSRA and its subsidiaries in which an individual who is a current employee of SRA Parent or one of its subsidiaries on the effective date of the First Merger (the “Affected Employees”) is entitled to participate after the Closing Date to take into account for purposes of eligibility, vesting and, under any plan providing severance benefits or paid time off, level of benefits, service by such employees credited by SRA Parent and its subsidiaries prior to the time as of which the First Merger becomes effective as if such service were with CSC or its subsidiaries.
CSC and SRA Parent intend that, over the 12-month period following the effective time of the First Merger, the compensation and generally applicable employee benefits of the Affected Employees will be substantially the same in the aggregate as the compensation and generally applicable employee benefits of similarly situated current employees of the Computer Sciences GS Business.
With respect to any employee benefit plans maintained by CSRA and its subsidiaries for the benefit of the Affected Employees following the Closing Date (“New Plans”), CSRA will take reasonable steps to cause Merger Sub LLC and its subsidiaries to: (1) cause there to be waived any eligibility requirements or pre-existing condition limitations or waiting period requirements to the same extent waived under comparable specified CSC plans prior to the time coverage under the New Plans commences; and (2) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, amounts paid by such employees during the year in which coverage under the New Plans commences under comparable specified SRA Parent plans.
Prior to the Closing Date, SRA Parent will submit to the SRA Parent stockholders a vote on the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by the Merger Agreement to the extent necessary so that no payment received by such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code. Prior to the Closing Date, SRA Parent will have delivered to CSC and CSRA evidence reasonably satisfactory to CSC and CSRA that SRA Parent stockholder approval was solicited in conformance with Section 280G and the regulations promulgated thereunder.
Directors of CSRA and Manager of Merger Sub LLC
The manager of Merger Sub LLC immediately prior to the effective time of the Second Merger will be the initial manager of the combined company at and immediately following the effective time of the Second Merger.
CSRA and Providence have agreed to enter into an agreement pursuant to which, following the Second Merger, Providence will have the right to designate for nomination one individual, subject to review and approval of such individual’s nomination by the board of directors of CSRA in accordance with its regular corporate governance procedures, to serve on the board of directors of CSRA so long as Providence, together with any investment funds that are controlled affiliates of Providence Equity Partners L.L.C. (“PEP”), holds at least 5% of the outstanding common stock of CSRA.
Competition Approvals
Each party to the Merger Agreement agreed to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate and make effective the Mergers and the Transaction Agreements, including providing information and using their commercially reasonable efforts to file or cause to be filed as promptly as practicable after the date of this Merger Agreement its respective filings under the HSR Act to obtain all necessary approvals, and to lift any injunction or other legal bar to the Mergers, as promptly as practicable, and to take all other actions necessary to consummate the Mergers contemplated hereby in a manner consistent with applicable law.
Directors and Officers Indemnification; Insurance
The Merger Agreement provides that for a period of at least six years after the effective time of the Second Merger, the combined company will indemnify and hold harmless, and provide advancement of expenses, subject to certain conditions, to all past and present directors or officers of CSC, CSRA, SRA Parent and their respective subsidiaries and each individual who prior to the effective time of the Mergers becomes a director or officer of CSC, CSRA or SRA Parent or their respective subsidiaries, to the maximum extent allowed under applicable law in respect of acts or omissions occurring at or prior to the effective time of the Second Merger. The Merger Agreement also provides that the combined company will maintain in effect for the benefit of such individuals directors’ and officers’ liability and fiduciary liability insurance for a period of at least six years following the Mergers, provided that in no event will the Merger Sub LLC be required to pay for such policies an annual premium in excess of 300% of the total premiums per annum paid by SRA Parent in its last full fiscal year.
Financing
Subject to the terms and conditions of the Merger Agreement, CSRA may not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Commitment Letter that would, or would reasonably be expected to, (1) reduce the aggregate amount of the CSRA Financing or (2) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the CSRA Financing or other terms in a manner that would reasonably be expected to (x) materially delay or prevent the consummation of the Mergers or (y) make the timely funding of the CSRA Financing or satisfaction of the conditions to obtaining the CSRA Financing materially less likely to occur.
CSRA agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable to arrange and obtain the CSRA Financing on the terms and conditions described in the Commitment Letter and any related fee letter. If any portion of the CSRA Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, CSRA will use its commercially reasonable efforts to arrange to obtain alternative financing from alternative sources on terms and conditions not less favorable in the aggregate to CSRA than those contained in the Commitment Letter and the related fee letter and in an amount at least equal to the CSRA Financing or such unavailable portion thereof.
SRA Parent will, and will cause its respective subsidiaries and representatives and advisors to, use commercially reasonable efforts to cooperate in all aspects necessary or reasonably requested by CSRA in connection with the arrangement and consummation of the CSRA Financing.
Non-Solicitation of Employees and Customers
Subject to certain exceptions set forth in the Merger Agreement, CSC agreed that for a period of one year from and after the effective time of the Mergers, it and its subsidiaries would not, without the prior written consent of the combined company, approach, solicit, induce or attempt to induce certain restricted employees from leaving the employ of the combined company or hire, employ or enter into a consulting agreement with certain restricted employees unless such employee ceased to be an employee or was terminated six months prior to his or her employment.
Spin-Off
CSC and CSRA agreed to use commercially reasonable efforts to complete the exhibits and schedules to the Separation Agreements as soon as reasonably practicable following the date of the Merger Agreement. In preparing such exhibits and schedules to be attached the Separation Agreements prior to the Distribution, CSC and CSRA agree that they will not include any item, term or provision in any such exhibit or schedule if the inclusion of such item, term or provision would result in (1) Amendment No. 1 filed on August 17, 2015 to the registration statement on Form 10 filed by CSRA on July 10, 2015 with the SEC (the “Existing Form 10”) containing an untrue statement of a material fact or omitting to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or (2) the assets, liabilities, financial condition or results of operation of the Computer Sciences GS Business deviating in a material respect from the financial presentation of the Computer Sciences GS Business set forth in the information statement filed as an exhibit to the Existing Form 10 (other than as necessary to reflect the normal quarterly financial reporting of the Computer Sciences GS Business on a consistent basis with the financial presentation in the Existing Form 10 and without any change in the principles of allocation of assets and liabilities between CSC and CSRA in connection with the Spin-Off). Unless the Merger Agreement is terminated pursuant to Section 9.1, CSC and CSRA also agreed that (A) they will not amend or modify any of the Separation Agreements to include any item, term or provision that would result in such Separation Agreement not being substantially in the form attached to the Merger Agreement as of the First Merger Effective Time, (B) CSRA will not grant or agree to any consent, agreement or waiver pursuant to the terms of such Separation Agreement that would result in such Separation Agreement not being performed substantially on the terms and conditions set forth in the form attached to the Merger Agreement as of the First Merger Effective Time, and (C) CSC will not waive any condition to the Spin-Off set forth in the Master Separation and Distribution Agreement, in each case, without the prior written consent of SRA (not to be unreasonably withheld).
Tax Matters
If there is a determination within the meaning of Section 1313(a) of the Code that the First Merger, taken together with the Second Merger, does not qualify as a reorganization described in Section 368(a) of the Code, CSRA agreed to take the position for federal income tax purposes that the First Merger was a qualified stock purchase within the meaning of Section 338 of the Code and the Second Merger qualified as a liquidation described in Section 332 of the Code. CSC and CSRA agreed to use their commercially reasonable efforts to seek an opinion from CSC’s outside tax advisor regarding the qualification of the Distribution as tax-free for U.S. federal income tax purposes under Sections 355 and 368(a)(1)(D) of the Code.

Providence Standstill
Providence agrees that for a period commencing on the date of the Merger Agreement and ending on the first date that Providence and its Affiliates collectively no longer own more than 5% of the total outstanding shares of CSRA common stock, neither Providence nor any of its representatives acting on its behalf will in any manner, directly or indirectly or alone or in concert with any other person:

•
effect or consummate or seek, agree, offer or propose to effect or consummate, or announce any intention to effect or consummate or cause or participate in or in any way assist, facilitate or encourage any other person to effect or consummate or seek, agree, offer or propose to effect or consummate or participate in: (1) any acquisition of any economic interest in, or any direct or indirect right to direct the voting or disposition of, any securities of CSRA, or rights or options to acquire any securities of CSRA, or any assets, indebtedness or businesses of CSRA or any of its affiliates; (2) any tender or exchange offer, merger or other business combination involving CSRA or any of its affiliates or assets of CSRA or its affiliates constituting a significant portion of the consolidated assets of CSRA or any of its affiliates; or (3) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to CSRA or any of its affiliates;

•	make, or in any way participate in, any “solicitation” of “proxies” to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of CSRA;

•	execute any written consent relating to the voting of equity securities of CSRA;

•
initiate, induce or attempt to induce, cooperate or collaborate with, any other person, entity or group in connection with, any stockholder proposal or withhold vote campaigns or tender offers for equity securities of CSRA, any change of control of CSRA or the convening of a meeting of CSRA’s stockholders;

•	form, join or in any way participate in a group with respect to CSRA in respect of any securities of CSRA;

•
otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, board of directors or policies or to obtain representation on the board of directors of CSRA;

•	bring any action or otherwise act to contest the validity of this covenant;

•
advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection with, or enter into any discussions, negotiations, arrangements or understandings with any other person with respect to, any of the activities set forth in this covenant;

•	disclose any intention, plan or arrangement, or take any action, inconsistent with any of the foregoing; or

•
take any action with respect to CSRA that would or would reasonably be expected to require CSRA to make a public announcement regarding (1) such action, (2) any of the types of matters set forth in this covenant, (3) the matters set forth in the Merger Agreement, or (4) the possibility of Providence or any other person acquiring control of CSRA, whether by means of a business combination or otherwise.

Other Covenants and Agreements
The Merger Agreement contains certain other covenants and agreements, including covenants (with certain exceptions specified in the Merger Agreement) relating to:

•	cooperation among the parties relating to the prompt preparation and filing of the registration statement of which this information statement forms a part in connection with the Distribution;

•	prior to the effective time of the First Merger, the approval of the listing on the NYSE or NASDAQ of the CSRA common stock issued pursuant to the Distribution and the Merger;

•	CSRA’s actions as may be required under state securities or blue sky laws in connection with the issuance of shares of CSRA common stock pursuant to the Distribution and the Merger;

•	assistance as any party may reasonably request and as may be reasonably necessary or appropriate in effectuating the provisions of the Merger Agreement;

•	cooperation of any third parties necessary for each party to fulfill its obligations under the Merger Agreement;

•	confidentiality, reasonable access with respect to certain information relating to the parties and the preservation of records following the effective time of the Second Merger;

•	the making of public announcements or press releases with respect to the Mergers;

•	defense of litigation and other actions attempting to challenge, enjoin, restrain or prohibit the consummation of the Mergers;

•	the notification of events, the occurrence or nonoccurrence of which could result in a closing condition to the Merger Agreement being incapable of being fulfilled; and

•
the termination of certain stockholders agreements between SRA Parent and the stockholders of SRA Parent that are party to the Merger Agreement as well as the termination of certain other agreements between SRA Parent and any of its subsidiaries on the one hand and any SRA Parent stockholder or affiliate of any SRA Parent stockholder, without liability to CSRA or its subsidiaries following the effective time of the First Merger.

Amendment; Extension; Waiver
The Merger Agreement may be amended by the parties at any time, provided that any amendment that by law requires the further approval of CSC, CSRA, the stockholders of SRA Parent that are party to the Merger Agreement or SRA Parent will not be made without such approvals. Prior to the effective time of the Mergers, the parties may extend the time for the performance of any of the obligations or other acts of the parties or waive any inaccuracies in the representations and warranties or compliance with any of the agreements or conditions contained in the Merger Agreement.
Termination of the Merger Agreement; Termination Fees
The Merger Agreement may be terminated at any time before the effective time of the First Merger by the mutual written consent of CSC and SRA Parent. It may also be terminated by either CSC or SRA Parent if:

•
the effective time of the First Merger has not occurred on or before April 1, 2016 unless the failure to effect the Merger by that date is due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations set forth in the Merger Agreement;

•	if any law or order of any governmental authority preventing or prohibiting the completion of the Mergers has become final and nonappealable; or

•
if the board of directors of CSC has not authorized and approved the Spin-Off or has withdrawn such authorization and approval, or if the board of Directors of CSC has not declared the Special Dividend.

The Merger Agreement may also be terminated by:

•
SRA Parent at any time before the effective time of the First Merger if there has been a material breach by CSC or CSRA of any of its representations, warranties or covenants or agreements contained in the Merger Agreement, or any such representation and warranty has become untrue in any material respect, and such breach or inaccuracy has not been cured within 30 business days following notice of such breach or there has been a material breach by CSC or CSRA of their obligations to consummate the Spin‑Off and pay the Special Dividend (so long as SRA Parent is not then in material breach of any covenant, representation or warranty or other agreement contained in the Merger Agreement which breach would cause the closing conditions of CSC or CSRA not to be satisfied if the closing were to occur at the time of termination); or

•
CSC at any time before the effective time of the First Merger if there has been a material breach by SRA Parent of any of its representations, warranties or covenants or agreements contained in the Merger Agreement, or any such representation and warranty has become untrue in any material respect, and such breach or inaccuracy has not been cured within 30 business days following notice of such breach (so long as CSC is not then in material breach of any covenant, representation or warranty or other agreement contained in the Merger Agreement which breach would cause the closing conditions of SRA Parent or the stockholder of SRA Parent that are party to the Merger Agreement not to be satisfied if the closing were to occur at the time of termination).

In the event the Merger Agreement is terminated because the Spin-Off is not completed in accordance with the terms and conditions of the Separation Agreements on or before April 1, 2016, a termination fee of $100,000,000 may be payable by CSC to SRA Parent upon termination of the Merger Agreement under specified circumstances.
Fees and Expenses
All transaction expenses will be paid by the party incurring such fees or expenses. Notwithstanding the foregoing, if the Mergers are consummated, all transaction expenses incurred by SRA Parent, any of its subsidiaries or the stockholders of SRA Parent party to the Merger Agreement and all transaction expenses incurred by CSC, CSRA or any of their subsidiaries, other than transaction expenses incurred before the Spin-Off relating to the Spin-Off or Special Dividend, will be borne by Merger Sub LLC.

THE MASTER SEPARATION AND DISTRIBUTION AGREEMENT AND ANCILLARY AGREEMENTS
The following are summaries of the material provisions of the Master Separation and Distribution Agreement and ancillary agreements that we intend to enter into before the Distribution. These summaries are qualified in their entirety by reference to the full text of the Master Separation and Distribution Agreement and ancillary agreements which are filed as an exhibit to this Registration Statement on Form 10 of which this Information Statement forms a part.
Master Separation and Distribution Agreement
We intend to enter into a Master Separation and Distribution Agreement with CSC before the Distribution. The Master Separation and Distribution Agreement will set forth our agreements with CSC regarding the principal actions to be taken in connection with the Spin-Off. It will also set forth other agreements that govern aspects of our relationship with CSC following the Spin-Off.
Internal Reorganization. The Master Separation and Distribution Agreement will provide for the transfers of assets and assumptions of liabilities that are necessary in advance of the Distribution so that CSRA or its wholly-owned subsidiaries holds the assets of, and the liabilities associated with, the Computer Sciences GS Business, and certain additional actions related to the Spin-Off that will occur prior to the Distribution. Shortly prior to the Distribution, we will issue a note payable to CSC by us in the amount of $350 million that will be repaid by us in connection with the Distribution and the proceeds of which will be used by CSC to pay a portion of the Special Dividend (with any remaining proceeds expected to be used by CSC to repay or retire certain of CSC’s existing indebtedness).
Intercompany Arrangements. All agreements, arrangements, commitments and understandings, including most intercompany accounts payable or accounts receivable, between us on the one hand, and CSC on the other hand, will terminate effective as of the Distribution, except specified agreements and arrangements that are intended to survive the Distribution.
Shared Contracts. We and CSC will use commercially reasonable efforts to work together in an effort to divide, partially assign, modify or replicate any contract or agreement of ours, CSC’s or any of our or their respective affiliates, if such contract or agreement relates in any material respect to both the Computer Sciences GS Business and the businesses and operations conducted by CSC and its subsidiaries other than the Computer Sciences GS Business.
Credit Support. We will agree to arrange, prior to the Distribution, for the replacement of all guarantees, covenants, indemnities, surety bonds, letters of credit or similar assurances of credit support currently provided by or through CSC or any of its affiliates for the benefit of CSRA or any of its affiliates. CSRA will indemnify CSC or the applicable affiliate that is the guarantor or obligor thereunder from and against any losses incurred after the Distribution with respect to any such assurances of credit support that the parties are unable to replace prior to the Distribution.
Representations and Warranties. In general, neither we nor CSC will make any representations or warranties regarding any assets or liabilities transferred or assumed, any consents or approvals that may be required in connection with these transfers or assumptions, the value or freedom from any lien or other security interest of any assets transferred, the absence of any defenses relating to any claim of either party or the legal sufficiency of any conveyance documents. Except as expressly set forth in the Master Separation and Distribution Agreement or in the ancillary separation agreements, all assets will be transferred on an “as is,” “where is” basis.
Further Assurances. The parties will use commercially reasonable efforts to effect any transfers contemplated by the Master Separation and Distribution Agreement that have not been consummated prior to the Distribution as promptly as practicable following the Distribution Date. In addition, the parties will agree to effect any transfer or re-transfer of any asset or liability that was improperly transferred or retained as promptly as practicable following the Distribution.

The Distribution. The Master Separation and Distribution Agreement will govern CSC’s and our respective rights and obligations regarding the proposed Distribution. Prior to the Distribution, CSC will deliver all the issued and outstanding shares of our common stock to the distribution agent. Following the Distribution, the distribution agent will electronically deliver the shares of our common stock to CSC stockholders based on the distribution ratio. The CSC Board will have the sole and absolute discretion to determine the terms of, and whether to proceed with, the Distribution.
Special Dividend. The Master Separation and Distribution Agreement will require the Special Dividend to be paid either by CSRA or CSC or in part by both, in each case as determined by CSC in its sole discretion, conditional upon, and promptly following, the consummation of the Distribution. The CSC Board will have the sole and absolute discretion to determine the amount and terms of, and whether to proceed with, the Special Dividend.
Conditions. The Master Separation and Distribution Agreement will also provide that several conditions must be satisfied or waived by CSC in its sole and absolute discretion before the Distribution can occur. For further information about these conditions, see “The Transactions—Conditions to the Spin-Off.” The CSC Board may, in its sole and absolute discretion, determine the Record Date, the Distribution Date and the terms of the Spin-Off and Special Dividend and may at any time prior to the completion of the Spin-Off decide to abandon or modify the Spin-Off and the Special Dividend.
Non-competition. The Master Separation and Distribution Agreement will also provide that CSC and we would be restricted from engaging in certain business activities in certain areas of the U.S. state and local government field and CSC would be restricted from engaging in business activities in the U.S. federal government field for a period of two years after the Distribution.
Exchange of Information. We and CSC will agree to provide each other with information reasonably necessary to comply with reporting, disclosure, filing or other requirements of any national securities exchange or governmental authority, for use in judicial, regulatory, administrative and other proceedings and to satisfy audit, accounting, litigation and other similar requests. We and CSC will also agree to use reasonable best efforts to retain such information in accordance with our respective record retention policies as in effect on the date of the Master Separation and Distribution Agreement. Until the end of the first full fiscal year following the Distribution, each party will also agree to use its reasonable best efforts to assist the other with its financial reporting and audit obligations.
Termination. The CSC Board, in its sole and absolute discretion, but subject to the termination of the Merger Agreement and payment of the termination fee thereunder (see “The Merger Agreement-Termination of the Merger Agreement; Termination Fees”), may elect to terminate the Master Separation and Distribution Agreement at any time prior to the Distribution.
Indemnification. We and CSC will each agree to indemnify the other and certain affiliates and related persons against certain liabilities incurred in connection with the Spin-Off and our and CSC’s respective businesses. These indemnities are principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of CSC’s business with CSC. Specifically, each party will indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and each of its officers, directors, employees and agents for any losses arising out of or due to (1) the failure to pay, perform or otherwise discharge any of the liabilities or alleged liabilities each such party assumed or retained pursuant to the Master Separation and Distribution Agreement and (2) any breach by such party of the Master Separation and Distribution Agreement or any ancillary agreement unless such ancillary agreement expressly provides for separate indemnification therein, in which case any such indemnification claims must be made thereunder. The amount of each party’s indemnification obligations will be subject to reduction by any insurance proceeds received by the party being indemnified. The Master Separation and Distribution Agreement will also specify procedures regarding claims subject to indemnification.

Transition Services Agreement
We intend to enter into a Transition Services Agreement pursuant to which CSC will provide us, and we will provide CSC, with specified services for a limited time to help ensure an orderly transition following the Distribution. The cost of services to be provided under the Transition Services Agreement will be negotiated between us and CSC based on the costs CSC has historically charged us for such services, which may not necessarily be reflective of prices that we could have obtained for similar services from an independent third party but will be consistent with our compliance requirements for allowable and allocable costs and purchasing. We anticipate that under the Transition Services Agreement, CSC and CSRA will provide each other (or cause applicable third parties to provide) IT, financial, telecommunications, benefits support services and other specified services for a period up to six months in most circumstances.
Tax Matters Agreement
We intend to enter into a Tax Matters Agreement with CSC that will govern the respective rights, responsibilities and obligations of CSC and us after the Spin-Off with respect to all tax matters and will include restrictions designed to preserve the tax-free status of the Distribution. As a subsidiary of CSC, we have (and will continue to have following the Spin-Off) several liability to the IRS for the full amount of the consolidated U.S. federal income taxes of the CSC consolidated group relating to the taxable periods in which we were part of that group. However, the Tax Matters Agreement will specify the portion, if any, of this tax liability for which we will bear responsibility, and we will agree to indemnify CSC against any amounts for which we are responsible and CSC will agree to indemnify us against any amounts for which we are not responsible. The Tax Matters Agreement will also provide special rules for allocating tax liabilities in the event that the Spin-Off is not tax-free. The Tax Matters Agreement will provide for certain covenants that may restrict our ability to pursue strategic or other transactions that otherwise could maximize the value of our business and may discourage or delay a change of control that you may consider favorable. For example, unless we (or CSC, as applicable) were to receive a private letter ruling from the IRS or an unqualified opinion from a nationally recognized tax advisor, or CSC were to grant us a waiver, we would be restricted until two years after the Spin-Off is consummated from entering into transactions that would result in an ownership shift in CSRA of 30% or more (measured by vote or value) or divestitures of certain businesses that could impact the tax-free nature of the Spin-Off. Pursuant to the Tax Matters Agreement, we intend to agree to indemnify CSC for any tax liabilities resulting from a breach of such covenants or certain other actions. Though valid as between the parties, the Tax Matters Agreement will not be binding on the IRS.
Employee Matters Agreement
We intend to enter into an Employee Matters Agreement with CSC that will address employment, compensation and benefits matters including provisions relating to the transfer to us of U.S. defined benefit plans formerly administered by CSC. The Employee Matters Agreement will address the allocation and treatment of assets and liabilities arising out of employee compensation and benefits programs in which our employees participated prior to the Distribution.
Real Estate Matters Agreement
We intend to enter into a Real Estate Matters Agreement with CSC that will govern the respective rights and responsibilities between us and CSC following the Spin-Off with respect to real property used by us that is not owned by us or leased directly from a third party, including the allocation of space within shared facilities and the allocation of standalone facilities between us and CSC. Pursuant to the Real Estate Matters Agreement we expect CSC to transfer to us ownership of certain real property in Daleville, Alabama and in Falls Church, Virginia and we expect to enter into lease or sublease agreements with CSC for space in shared facilities in Falls Church, Virginia, El Segundo, California, Sterling, Virginia and Hanover, Maryland and to assume over 90 lease obligations from CSC at locations used by us. See “Business of CSRA—Properties.”

Intellectual Property Matters Agreement
We intend to enter into an Intellectual Property Matters Agreement with CSC that will govern the respective rights and responsibilities between us and CSC following the Spin-Off with respect to intellectual property owned or used by each of us. Pursuant to the Master Separation and Distribution Agreement and the Intellectual Property Matters Agreement, CSC will retain ownership of all proprietary intellectual property owned by CSC at the time of the Distribution and used by us (other than intellectual property licensed from third party vendors for use in our business and certain restricted intellectual property developed by us that CSC will assign to us). Pursuant to the Intellectual Property Matters Agreement, CSC will grant us a perpetual, royalty-free, non-assignable license to certain know-how owned by CSC that we use to run our business prior to the Spin-Off. In addition, CSC will grant us a perpetual, royalty-free, non-assignable license to certain software products, trademarks and workflow and design methodologies. The licenses granted to us will be restricted to use solely in connection with U.S. federal and certain U.S. state and local government customers. In addition, any improvements we make to such intellectual property or derivative works of such intellectual property that we develop will be assigned to CSC and licensed back to us subject to the same limitations on use. In addition, pursuant to the Intellectual Property Matters Agreement we will pay CSC an annual net maintenance fee of $30 million per year for each of the five years following the Distribution in exchange for maintenance services including the right to updates, patches and new versions of certain products that are made generally available to CSC customers during that period that relate to the software products and workflow and design methodologies that are covered by the license. In addition, we will pay CSC additional maintenance fees if our total consolidated revenue exceeds $7.0 billion in any fiscal year during the initial five year term or if our revenue from cloud computing solutions exceeds $600 million in any fiscal year during the initial five year term. Additional maintenance fees will consist of 0.5% of total consolidated revenues in excess of $7.0 billion in any such fiscal year and 5% of revenues from cloud computing solutions in excess of $600 million in any such fiscal year. We may elect to extend the maintenance term for up to one additional period of five years. Any fees applicable during such extension period will be as agreed in advance between CSC and us prior to such time. Pursuant to the Intellectual Property Matters Agreement, we will grant CSC a non-exclusive, perpetual, royalty-free, fully paid-up, non-assignable license to any intellectual property acquired or developed by us within six months following the Spin-Off, including all intellectual property rights of SRA Parent and its direct and indirect subsidiaries, for CSC’s use, which license shall be limited to use outside our field of U.S. federal and certain state and local government customers during the first five years following the Distribution.
Non-U.S. Agency Agreement
We intend to enter into a Non-U.S. Agency Agreement with CSC pursuant to which we would appoint, for a period of five years, CSC as our exclusive agent outside the U.S. for certain non-U.S. government customers subject to certain exceptions for U.S. federal government contracts in support of non-U.S. government customers or U.S. federal government sponsored or financed military sales. Under the Non-U.S. Agency Agreement, CSC will agree to refer to us certain opportunities outside the U.S. that CSC determines, in its sole discretion, would be within our core competency and better handled by us than by CSC or anyone else.
Ongoing Commercial Agreements
In addition to the above agreements, we are also currently party to various other agreements with CSC and its subsidiaries that are intended to continue post-Distribution subject to their existing terms or terms and conditions to be negotiated and agreed to. We do not consider these agreements to be material.
Other Arrangements
Prior to the Spin-Off, we have had various other arrangements with CSC, including arrangements whereby CSC provides IT, tax administration, treasury activities, technical accounting, benefits administration, procurement, legal and ethics and compliance program administration services to us.

As described in more detail in “Master Separation and Distribution Agreement” above, these arrangements, other than those contemplated pursuant to the Transition Services Agreement, will generally be terminated in connection with the Spin-Off.
Registration Rights Agreement
In connection with the Mergers, on the closing date of the Mergers we will enter into the Registration Rights Agreement with certain specified stockholders of SRA Parent. The following is a summary of material provisions of the Registration Rights Agreement. This summary is qualified in its entirety by reference to the full text of the Registration Rights Agreement which is filed as an exhibit to the Registration Statement on Form 10 of which this Information Statement forms a part. The registration of shares of our common stock pursuant to the exercise of registration rights described below would enable the holders to trade these shares, without restriction under the Securities Act when the applicable registration statement is deemed effective. We will pay all reasonable fees and expenses incurred in the performance of or compliance with the Registration Rights Agreement.
Pursuant to the terms of the Registration Rights Agreement, SRA Parent stockholders may transfer our common stock to one or more of its affiliates or equityholders and may exercise registration rights on behalf of such transferees if such transferees become a party to the Registration Rights Agreement.
The rights described below will commence immediately following the Closing Date. We are not required to effect more than one underwritten Shelf Takedown (as defined below) in any 90-day period or more than three underwritten Shelf Takedowns in any 365-day period. We will be entitled to require any holder of securities held by certain specified SRA Parent stockholders eligible for registration (the “Stockholder Registrable Securities”) to suspend the use of any prospectus for sales of Stockholder Registrable Securities during certain periods after the end of a fiscal quarter and prior to the first public announcement of the results for such fiscal quarter during which we are in possession of material non-public information regarding the results of operations for such fiscal quarter. Additionally, if we believe that a registration or an offering would materially affect a significant transaction or would require us to disclose confidential information which we in good faith believe would be adverse to our interest, then we may delay a registration or filing for no more than 15 days in a 180-day period. We will not be obligated to effect any underwritten Shelf Takedown unless the reasonably anticipated gross proceeds from the sale of Stockholder Registrable Securities held by Providence in such underwritten Shelf Takedown are $100 million. Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to market conditions, to limit the number of shares such holders may include.
Shelf Registration Rights. Under the terms of the Registration Rights Agreement, as soon as reasonably practicable after the Closing Date and in any event not later than seven business days after the Closing Date, we will file a registration statement for a shelf registration on Form S-1 covering the resale of all Stockholder Registrable Securities on a delayed or continuous basis (the “Form S-1 Shelf”). In the event that we become eligible to use Form S-3 under the Securities Act 12 calendar months following the Closing Date, we will use our commercially reasonable efforts to convert the Form S-1 Shelf to a shelf registration on Form S-3 (a “Form S-3 Shelf” and together with the Form S-1 Shelf, the “Shelf Registration Statement”). We will use our commercially reasonable efforts to keep the Shelf Registration Statement continuously effective until the date that all Stockholder Registrable Securities covered by such Shelf Registration Statement are no longer Stockholder Registrable Securities (the “Shelf Period”).
At any time during the Shelf Period, Providence may request to sell all or any portion of their Stockholder Registrable Securities in an offering that is registered pursuant to the Shelf Registration Statement (each, a “Shelf Takedown”). Providence may request CSRA to initiate up to five underwritten Shelf Takedowns and an unlimited number of Shelf Takedowns that are not underwritten Shelf Takedowns. All requests for Shelf Takedowns must be made by Providence giving written notice to CSRA (a "Shelf Takedown Notice"). Within one business day after receipt of any Shelf Takedown Notice, we will give written notice of such requested Shelf Takedown to all other holders of Stockholder Registrable Securities and we will include in such Shelf Takedown all Stockholder Registrable Securities with respect to which we have received written requests for inclusion, subject to certain limitations set forth in the Registration Rights Agreement.

We will not include in any Shelf Takedown any securities that are not Stockholder Registrable Securities without the prior written consent of Providence. The managing underwriters of any underwritten offering may limit the number of Stockholder Registrable Securities included in the underwritten Shelf Takedown if the underwriters believe that including these shares would have a materially adverse effect on the offering. If the number of Stockholder Registrable Securities is limited by the managing underwriter, we are required to include securities in the Shelf Takedown in the following order of priority: (1) first, any Stockholder Registrable Securities held by Providence for which registration was requested, pro rata among holders of such Stockholder Registrable Securities on the basis of the number of Stockholder Registrable Securities owned by each such holder; (2) second, any Stockholder Registrable Securities held by Ernst Volgenau or any of his affiliates for which registration is requested, pro rata among the holders of such Stockholder Registrable Securities on the basis of the number of such Stockholder Registrable Securities owned by each such holder; (3) third, any Stockholder Registrable Securities held by any other SRA Parent stockholders for which registration is requested, pro rata among the holders of such Stockholder Registrable Securities on the basis of the number of such Stockholder Registrable Securities owned by each such holder; (4) fourth, any securities proposed to be registered by CSRA; and (5) fifth, any other securities proposed to be included in such registration which, in the opinion of the underwriters, can be sold without any such adverse effect.
Piggyback Registration Rights. If we register the offer and sale of our common stock (other than pursuant to a Shelf Takedown or in connection with registration on Form S-4 and Form S-8 or any successor or similar forms, or relating solely to the sale of debt or convertible debt instruments) either on our behalf or on the behalf of other security holders, the holders of the Stockholder Registrable Securities under the Registration Rights Agreement are entitled to include their Stockholder Registrable Securities in the registration. The managing underwriters of any underwritten offering may limit the number of Stockholder Registrable Securities included in the underwritten offering if the underwriters believe that including these shares would have a materially adverse effect on the offering. If the number of Stockholder Registrable Securities is limited by the managing underwriter, the securities to be included first in the registration will depend on whether we or certain holders of our securities initiate the piggyback registration. If we initiate the Piggyback registration, we are required to include in the offering (1) first, the securities we propose to sell, (2) second, the Stockholder Registrable Securities requested to be included in such registration, pro rata among holders of such Stockholder Registrable Securities on the basis of the number of Stockholder Registrable Securities owned by each such holder and (3) third, any other shares of common stock requested to be included. If holders of common stock other than the Registrable Securities initiated the Piggyback registration, it is required to include in the offering (1) first, the shares of stock requested to be included therein by the applicable holders requesting registration; (2) second, the Stockholder Registrable Securities requested to be included in such registration pro rata among the holders of such Stockholder Registrable Securities on the basis of the number of Stockholder Registrable Securities owned by such holder, and (3) third, any other shares of CSRA Common Stock requested to be included in such registration.
Amendment and Waiver. The Registration Rights Agreement may be amended, extended, terminated or waived only by an agreement in writing signed by us and Providence. Any party to the Registration Rights Agreement may waive any right thereunder, as to itself, by an instrument in writing signed by such party. The failure of any party to the Registration Rights Agreement to enforce any provision does not operate as a waiver thereof.

DIVIDEND POLICY

We and CSC expect to pay the one-time cash Special Dividend of approximately $1.5 billion in the aggregate promptly following the Distribution. We currently anticipate paying quarterly cash dividends on our common stock following the Spin-Off. The timing, declaration, amount and payment of any future dividends to our stockholders will fall within the discretion of our Board and will depend on many factors, including our financial condition, results of operations and capital requirements, legal requirements, regulatory constraints, industry practice and other business considerations that our Board deems relevant from time to time. In addition, the terms of the agreements governing our new debt or debt that we may incur in the future may restrict the payments of dividends. There can be no assurance that we will pay a dividend in the future or continue to pay any dividend if we do commence paying dividends. See also “Risk Factors—Risks Relating to Our Common Stock and the Securities Market—We cannot assure you that we will pay dividends on our common stock, and our indebtedness may limit our ability to pay dividends on our common stock.”

CAPITALIZATION
The following table sets forth the cash and capitalization as of July 3, 2015, on a historical basis, on an as-adjusted basis to give effect to the Spin-Off and the transactions of the Computer Sciences GS Business related to the Spin-Off and the Mergers, as if they occurred on July 3, 2015. The historical combined balance sheet data presented in the capitalization table as of July 3, 2015 for Computer Sciences GS and June 30, 2015 for SRA set forth below are derived from the unaudited Combined Condensed Financial Statements and the Consolidated Financial Statements, respectively, included in this Information Statement. The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting, with Computer Sciences GS treated as the “acquirer” of SRA for accounting purposes. The effect of the Mergers presented below include the impact of preliminary purchase accounting adjustments. The pro forma information presented below is derived from the “Unaudited Pro Forma Combined Financial Statements” included elsewhere in this Information Statement. In addition, you should review the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Computer Sciences GS” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SRA” and the audited financial statements and accompanying notes included elsewhere in this Information Statement.

	Historical Computer Sciences GS July 3, 2015	Effect of Spin-Off	Pro Forma for Spin-Off Only	Historical SRA June 30, 2015	Effect of Mergers	Pro Forma for Spin-Off and Mergers
	(in millions)
Cash	$7	$293	$300	$97	$(42)	$355
Capitalization:
Liabilities
Long-term debt	—	1,500	1,500	1,060	440	3,000
Current lease liability	20	—	20	—	—	20
Noncurrent lease liability	126	—	126	—	—	126
Total debt	$146	$1,500	$1,646	$1,060	$440	$3,146

Equity:
Common stock (par value $0.0001)	$—	$—	$—	$—	$—	$—
Additional paid in capital	—	(609)	(609)	527	223	141
Parent company investment	886	(886)	—	—	—	—
Accumulated other comprehensive (loss) income	(1)	34	33	(6)	6	33
Accumulated deficit	—	—	—	(382)	382	—
Noncontrolling interests	23	—	23	—	—	23
Total equity	$908	$(1,461)	$(553)	$139	$611	$197
Total capitalization	$1,054	$39	$1,093	$1,199	$1,051	$3,343

SELECTED HISTORICAL COMBINED FINANCIAL DATA FOR COMPUTER SCIENCES GS
The following table presents our selected historical combined financial data. The selected historical combined condensed statement of operations data for each of the three months ended July 3, 2015 and July 4, 2014 and the selected historical combined condensed balance sheet data as of July 3, 2015 are derived from our unaudited Combined Condensed Financial Statements included in this Information Statement. The selected historical combined condensed balance sheet data as of July 4, 2014 are derived from our unaudited Combined Condensed Financial Statements that are not included in this Information Statement. The selected historical combined statement of operations data for each of the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013 and the selected historical combined balance sheet data as of April 3, 2015 and March 28, 2014 set forth below are derived from our audited Combined Financial Statements included in this Information Statement. The selected historical combined statement of operations data for the twelve months ended March 30, 2012 and April 1, 2011 and the selected historical combined balance sheet data as of March 29, 2013, March 30, 2012 and April 1, 2011 are derived from our unaudited Combined Financial Statements that are not included in this Information Statement.
The selected historical combined financial data include certain expenses of CSC that were allocated to us for certain corporate functions including IT, research and development, finance, legal, insurance, compliance and human resources activities. These costs may not be representative of the future costs we will incur as an independent, publicly-traded company. In addition, our historical financial information does not reflect changes that we expect to experience in the future as a result of our separation and distribution from CSC, including changes in our cost structure, personnel needs, tax profile, capital structure, financing and business operations. Our Combined Financial Statements also do not reflect the assignment of certain assets and liabilities between us and CSC as reflected under “Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere in this Information Statement. Consequently, the financial information included here may not necessarily reflect what our financial position, results of operations and cash flows would have been had we been an independent, publicly-traded company during the periods presented. Accordingly, these historical results should not be relied upon as an indicator of our future performance.
For a better understanding, this section should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Computer Sciences GS,” the “Unaudited Pro Forma Condensed Combined Financial Statements” and accompanying notes and Combined Financial Statements and accompanying notes included elsewhere in this Information Statement.
Historical basic and diluted earnings per share are not presented because our financial information has been prepared on a combined basis.

	As of
Dollars in millions	July 3, 2015	July 4, 2014	April 3, 2015	March 28, 2014	March 29, 2013	March 30, 2012	April 1, 2011
Total assets	$1,939	$2,177	$2,161	$2,216	$2,513	$2,750	$3,394
Debt
Capital lease liability, current	20	26	21	30	40	45	39
Capital lease liability, long-term	126	136	130	139	129	153	168
Total debt	146	162	151	169	169	198	207
Parent equity	908	1,159	1,095	1,159	1,408	1,510	2,196
Debt to total capitalization	13.9%	12.3%	12.1%	12.7%	10.7%	11.6%	8.6%

	Three Months Ended		Twelve Months Ended
Dollars in millions	July 3, 2015	July 4, 2014	April 3, 2015	March 28, 2014	March 29, 2013	March 30, 2012	April 1, 2011
Revenues	$959	$1,033	$4,070	$4,103	$4,676	$4,878	$5,046
Costs of services (excludes depreciation and amortization, and settlement charge)	775	835	3,282	3,347	3,866	4,201	4,242
Costs of services—settlement charge (excludes amount charged to revenue $42)(a)	—	—	—	—	—	227	—

Income from continuing operations before taxes	109	112	429	401	431	41	399
Taxes on income	42	41	161	147	162	15	150
Income from continuing operations, net of taxes	67	71	268	254	269	26	249
(Loss) income from discontinued operations, net of taxes	—	(1)	(2)	65	30	25	39
Less: noncontrolling interests	(4)	(4)	(14)	(23)	(18)	(16)	(20)
Net income attributable to Parent	$63	66	$252	$296	$281	$35	$268

(a)	Fiscal 2012 settlement charge related to the contract settlement with the U.S. federal government.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR SRA
The following table sets forth selected historical consolidated financial and operating data for SRA’s business. The selected consolidated financial and operating data are presented for two periods: Predecessor and Successor, which relate to the period from July 1, 2011 to July 20, 2011 and all periods preceding July 1, 2011 (preceding the Transaction) and the period July 21, 2011 to June 30, 2012 and all periods subsequent to June 30, 2012 (succeeding the Transaction), respectively.

SRA sold the airport operations solutions component of Era Systems, or Era, in the second quarter of fiscal 2011 and Era’s foreign air traffic management and military and security component in the second quarter of fiscal 2012. SRA also sold the Global Clinical Development, or GCD, business in the first quarter of fiscal 2012. In connection with the sale transactions, SRA agreed to certain customary indemnification obligations. The general indemnification periods have expired; however, fraud and tax indemnifications last longer. All financial data presented below are from continuing operations (unless otherwise noted) and reflect the presentation of Era and GCD as discontinued operations.

The selected financial data set forth below are not necessarily indicative of the results of future operations and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SRA” and the historical consolidated financial statements and accompanying notes.

	Predecessor		Successor
	Fiscal Year Ended June 30, 2011	July 1, 2011 through July 20, 2011	July 21, 2011 through June 30, 2012	Fiscal Year Ended June 30,
Dollars in thousands				2013	2014	2015
Statement of Operations
Revenue	$1,704,991	$99,308	$1,575,872	$1,507,722	$1,386,363	$1,389,214
Operating costs and expenses
Cost of services	1,283,878	78,550	1,191,256	1,140,014	1,060,407	1,059,298
Selling, general and administrative	242,976	13,721	215,369	198,338	181,937	175,499
Depreciation and amortization of property and equipment	15,432	837	14,186	12,199	9,194	8,144
Amortization of intangible assets	8,551	442	91,551	88,147	72,711	58,514
Transaction costs (1)	8,373	68,069	699	—	—	—
Impairment of goodwill and other assets	—	—	—	345,753	—	—
Gain on the sale of a portion of the Health & Civil business	—	—	—	—	(1,564)	—
Total operating costs and expenses	1,559,210	161,619	1,513,061	1,784,451	1,322,685	1,301,455
Operating income (loss)	145,781	(62,311)	62,811	(276,729)	63,678	87,759
Interest expense	(859)	(19)	(101,715)	(100,777)	(104,191)	(106,812)
Interest income	741	13	85	43	65	38
Income (loss) from continuing operations before income taxes	145,663	(62,317)	(38,819)	(377,463)	(40,448)	(19,015)
Provision for (benefit from) income taxes	53,991	(18,462)	(14,768)	(60,169)	(16,286)	(7,071)
Income (loss) from continuing operations	$91,672	$(43,855)	$(24,051)	$(317,294)	$(24,162)	$(11,944)
Balance Sheet Data (as of period end):
Cash and cash equivalents	$171,758	$213,545	$3,647	$5,050	$108,840	$96,009
Working capital (2)	313,418	315,581	100,531	96,817	75,980	72,465
Total assets (3)	1,133,448	1,179,063	2,088,306	1,626,953	1,576,056	1,563,283
Long-term debt	—	—	1,127,521	1,108,667	1,047,927	1,060,160
Total stockholders’ equity	861,043	846,039	475,848	161,169	140,648	138,326

(1) Transaction costs include legal, accounting and other expenses, including accelerated stock compensation expense, incurred in connection with SRA’s acquisition by private equity investment funds sponsored by Providence.

(2) Working Capital is defined as total current assets (excluding current assets of discontinued operations) minus total current liabilities (excluding current liabilities of discontinued operations).
(3) Total assets exclude current assets of discontinued operations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF COMBINED COMPANY
(Amounts in millions, except per share data)
The following unaudited Pro Forma Condensed Combined Statement of Operations and Condensed Combined Balance Sheet are derived from the Computer Sciences GS Business historical audited Combined Financial Statements and unaudited Combined Condensed Financial Statements and the SRA Consolidated Financial Statements, prepared in accordance with GAAP, which are included elsewhere in this Information Statement.
The following unaudited Pro Forma Condensed Combined Statement of Operations and Condensed Combined Balance Sheet give effect to the Spin-Off and Mergers, including:

•	$3,000 of planned debt, composed of $1,500 of Spin-Off related debt and $1,500 of Merger related debt;

•
the pro rata distribution of 100% of the total number of shares of outstanding Computer Sciences GS common stock to CSC stockholders, which following consummation of the First Merger will constitute approximately 84.68% of the total number of shares of Computer Sciences GS common stock outstanding after the effective time of the First Merger;

•
net pension and post-retirement benefit obligations related to substantially all of CSC’s U.S. defined benefit pension and other postretirement benefit plans that we expect to assume prior to the Spin-Off; these were not included in the Computer Sciences GS Business’s historical Combined Financial Statements included elsewhere in this Information Statement;

•
the 3170 Fairview Park Drive building and building improvement assets that we expect to assume prior to the Spin-Off; these were not included in the Computer Sciences GS Business’s historical Combined Financial Statements included elsewhere in this Information Statement;

•
the payment in cash promptly following the Distribution of approximately $1,150 for our portion of the Special Dividend and $350 for repayment of a note payable to CSC, which will be used by CSC to fund the remainder of the Special Dividend;

•	the payment by us of an annual maintenance fee of $30 to CSC for maintenance and support of certain software and other intellectual property under the Intellectual Property Matters Agreement;

•
the payment of $390 in cash and pro rata distribution to SRA Parent common stockholders of 15.32% of the total number of shares of Computer Sciences GS common stock outstanding after the effective time of the First Merger;

•	the repayment of $1,060 of debt financing assumed with the Mergers of SRA; and

•	the preliminary purchase price allocation for the Mergers of SRA with Computer Sciences GS.

The unaudited Pro Forma Condensed Combined Statement of Operations presented for the three months ended July 3, 2015 and the twelve months ended April 3, 2015 assume the Spin-Off and Mergers occurred on March 29, 2014. The unaudited Pro Forma Condensed Combined Balance Sheet assumes the Spin-Off and Mergers occurred on July 3, 2015. Given the different fiscal year ends of Computer Sciences GS and SRA, the SRA unaudited Consolidated Statement of
Operations for the three months ended June 30, 2015 and the audited Consolidated Statement of Operations for the twelve months ended June 30, 2015 have been included in both the three months ended July 3, 2015 and the fiscal year ended April 3, 2015 Pro Forma Condensed Combined Statements of Operations, respectively. The pro forma adjustments are based on our current planned capital structure, currently available information and assumptions we believe are factually supportable and directly attributable to our separation from CSC and merger with SRA and, for the purposes of the unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Income, are expected to have a continuing impact on us.
The historical Computer Sciences GS Business Combined Statements of Operations and Combined Statements of Comprehensive Income include allocations of general corporate expenses from CSC, including, but not limited to, corporate functions including senior management, legal, human resources, finance, IT and other shared services. We may incur certain incremental costs as a standalone public company as compared to the costs historically allocated to us by CSC. We may also benefit from cost savings due to operating synergies created by the merger.
The historical Computer Sciences GS Business Combined Financial Statements included elsewhere in this Information Statement include intercompany charges for corporate shared services. After the separation and the distribution, certain transition services will continue to be provided by CSC, as described more fully under “The Master Separation and Distribution Agreement and Ancillary Agreements: and “Certain Relationships and Related Party Transactions—Agreements with CSC” included elsewhere in this Information Statement. The annual charges under these agreements will be comparable to the intercompany amounts currently charged by CSC. Therefore, no pro forma adjustments have been made related to these agreements.
The unaudited Pro Forma Condensed Combined Statement of Operations does not reflect all of the costs of operating as a standalone company and operating synergies created by the merger. Only costs that management has determined to be factually supportable and recurring are included as pro forma adjustments.
After the separation, subject to the terms of the Master Separation and Distribution Agreement, all costs and expenses related to ongoing support of a standalone company, including certain one-time separation costs incurred after the Distribution Date, will be our responsibility.

Computer Sciences GS
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Three Months Ended July 3, 2015
(Amounts in millions, except per share data)

	Historical Computer Sciences GS Three Months Ended July 3, 2015	Effect of Spin-Off		Pro Forma for Spin-Off Only	Historical SRA Three Months Ended June 30, 2015	Effect of Mergers		Pro Forma for Spin-Off and Mergers
Total revenue	$959	$—		$959	$359	$—		$1,318
						—
Total cost of services (excludes depreciation and amortization)	775	(17)	1.A	758	273	—		1,031
Selling, general and administrative expenses	41	—		41	43	—		84
Depreciation and amortization	33	—	1.A	33	17	—		50
Separation costs	15	(15)	1.B	—	—	—		—
Other (income) and interest expense, net	(14)	10	1.C	(4)	27	(13)	1.C	10
Total costs and expenses	850	(22)		828	360	(13)		1,175
		—				—
Income (loss) from continuing operations before taxes	109	22		131	(1)	13		143
Tax expense (benefit) on income	42	(8)	1.D	34	(1)	5	1.D	38
Income from continuing operations	67	30		97	—	8		105
Income from continuing operations attributable to noncontrolling interests	4	—		4	—	—		4
Income from continuing operations attributable to Parent	$63	$30		$93	$—	$8		$101

Income per common share
Basic				$0.67				$0.62
Diluted				$0.66				$0.61

Weighted average number of shares outstanding:
Basic				138	1.E			163	1.E
Diluted				141	1.E			166	1.E

Computer Sciences GS
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Fiscal Year Ended April 3, 2015
(Amounts in millions, except per share data)

	Historical Computer Sciences GS Fiscal Year Ended April 3, 2015	Effect of Spin-Off		Pro Forma for Spin-Off Only	Historical SRA Fiscal Year Ended June 30, 2015	Effect of Mergers		Pro Forma for Spin-Off and Mergers
Total revenue	$4,070	$—		$4,070	$1,389	$—		$5,459

Total cost of services (excludes depreciation and amortization)	3,282	426	1.A	3,708	1,059	—		4,767
Selling, general and administrative expenses	194	6	1.A	200	175	(2)	1.A	373
Depreciation and amortization	137	(1)	1.A	136	67	—		203
Interest expense and other, net	28	41	1.C	69	107	(56)	1.C	120
Total costs and expenses	3,641	472		4,113	1,408	(58)		5,463
						—
Income (loss) from continuing operations before taxes	429	(472)		(43)	(19)	58		(4)
Tax expense (benefit) on income	161	(185)	1.D	(24)	(7)	23	1.D	(8)
Income (loss) from continuing operations	268	(287)		(19)	(12)	35		4
Income from continuing operations attributable to noncontrolling interests	14	—		14	—	—		14
Income (loss) from continuing operations attributable to Parent	$254	$(287)		$(33)	$(12)	$35		$(10)

Loss per common share
Basic and Diluted				$(0.23)				$(0.06)

Weighted average number of shares outstanding:
Basic				143	1.E			168	1.E
Diluted				146	1.E			172	1.E

Computer Sciences GS
Unaudited Pro Forma Condensed Combined Balance Sheet
As of July 3, 2015
(Amounts in millions)

Assets	Historical Computer Sciences GS As of July 3, 2015	Effect of Spin-Off		Pro Forma for Spin-Off Only	Historical SRA As of June 30, 2015	Effect of Mergers		Pro Forma for Spin-Off and Mergers
Current assets
Cash and cash equivalents	$7	$293	2.A	$300	$97	$(42)	2.A	$355
Accounts Receivables, net	500	—		500	214	—		714
Prepaid expenses and other current assets	85	15	2.B	100	7	(1)	2.C	106
Total current assets	592	308		900	318	(43)		1,175

Intangible and other assets
Goodwill	792	—		792	829	1,094	2.D	2,715
Customer-related intangibles, net	19	—		19	214	—		233
Trade names and other intangibles assets, net	45	(2)	2.E	43	157	—		200
Other long-term assets	55	29	2.F	84	29	—	2.F	113
Noncurrent deferred income tax assets	—	110	2.G	110	—	(101)	2.G	9
Total intangible and other assets	911	137		1,048	1,229	993		3,270

Property and equipment, net	436	37	2.H	473	16	—		489
Total assets	$1,939	$482		$2,421	$1,563	$950		$4,934

Liabilities and Parent Equity
Current liabilities
Accrued expenses, accounts payable and other current liabilities	$635	$21	2.I	$656	$238	$—		$894
Current capital lease liability	20	—		20	—	—		20
Deferred income tax liabilities	61	(3)	2.G	58	6	—		64
Total current liabilities	716	18		734	244	—		978

Long-term debt	—	1,500	2.J	1,500	1,060	440	2.J	3,000
Noncurrent capital lease liability	126	—		126	—	—		126
Noncurrent deferred income tax liabilities	92	(92)	2.G	—	101	(101)	2.G	—
Other long-term liabilities	97	517	2.K	614	19	—		633
Total long-term liabilities	315	1,925		2,240	1,180	339		3,759

Parent equity
Common stock (par value $0.0001)	—	—		—	—	—		—
Additional paid in capital	—	(609)	2.L	(609)	527	223	2.L	141
Net Parent investment	886	(886)	2.L	—	—	—		—
Accumulated other comprehensive income	(1)	34	2.K	33	(6)	6	2.M	33
Accumulated deficit	—	—		—	(382)	382	2.M	—
Noncontrolling interests	23	—		23	—	—		23
Total Parent equity	908	(1,461)		(553)	139	611		197
Total liabilities and Parent equity	$1,939	$482		$2,421	$1,563	$950		$4,934

COMPUTER SCIENCES GS

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF COMBINED COMPANY
(Amounts in millions, except per share data)

Note 1 - Income Statement Adjustments

A.	Costs of services, Selling, general and administrative expenses, and Depreciation and amortization:

	Three Months Ended	Twelve Months Ended
Effect of Spin-Off	July 3, 2015	April 3, 2015
Cost of services - Intellectual property (1)	$7	$26
Cost of services - Net pension and post retirement obligations (2)	(24)	399
Cost of services - Addition of corporate building costs (3)	—	1
Total Cost of services pro forma adjustments due to Spin-Off	$(17)	$426

SG&A - Net pension and post retirement obligations (2)	$—	$6
Depreciation and amortization - Intellectual property (1)	—	(1)

	Three Months Ended	Twelve Months Ended
Effect of Mergers	June 30, 2015	June 30, 2015
SG&A - Management fees (4)	$—	$(2)

(1)
Pursuant to the Intellectual Property Matters Agreement, CSC will grant Computer Sciences GS a perpetual, royalty-free, non-assignable license to pre-separation know-how owned or used by Computer Sciences GS prior to the separation for use solely in connection with US federal (and certain state and local) customers. In addition, under the Intellectual Property Matters Agreement, CSC will grant Computer Sciences GS a license to certain specified software products and workflow and design methodologies as well as updates and improvements that are released during the five years after separation in exchange for a net annual maintenance fee of $30 for each of the first five years following the separation. Certain portions of the annual maintenance fee may be considered allowable costs and reimbursable through certain customer contracts. The annual maintenance fee exceeds our historical cost allocation for intellectual property from CSC because our historical results do not reflect the recent and expected future increase in usage of intellectual property we license from CSC such as CSC's Agility software platform.  For example, the Federal Aviation Administration awarded us a substantial contract in August 2015 that includes CSC's Agility software platform for cloud management. The maintenance fee will entitle us to all generally available upgrades, patches and new versions of Agility and certain other products for five years after the Spin-Off and will not require incremental fees payable to CSC unless our total revenues in any fiscal year during the five years after the Distribution exceed $7.0 billion or our revenues from cloud computing solutions exceed $600 million.  Subject to certain exceptions, we will have exclusive rights to those products in the US federal government field for five years after the Spin-Off.

This pro forma adjustment reflects additional net cost of $7 and $25 for intellectual property and software for the three months ended July 3, 2015 and twelve months ended April 3, 2015, respectively. The cost includes an increase to Cost of services (“COS”), consisting of a $30 annual fee for maintenance and support of certain software and other intellectual property as called for in the Intellectual Property Matters Agreement, net of a reduction for costs related to intellectual property and software retained by CSC upon separation and previously included in COS in the Computer Sciences GS historical Combined Statement of Operations. Additionally, this adjustment reflects the removal of costs related to intellectual property and software previously allocated and included in Depreciation and amortization in the Computer Sciences GS historical Combined Statement of Operations. See detail of pro forma cost adjustments related to intellectual property in the table below:

	Three Months Ended	Twelve Months Ended
Intellectual property adjustment	July 3, 2015	April 3, 2015
Annual maintenance fee (COS)	$8	$30
Reduction of IP and software costs transferred to parent (COS)	(1)	(4)
Reduction of IP and software costs transferred to parent (Depreciation and amortization)	—	(1)
Total intellectual property adjustment	$7	$25

(1)
Reflects the addition of $(24) and $405 net periodic (benefit) costs for the three months ended July 3, 2015 and for the twelve months ended April 3, 2015, respectively, related to pension and postretirement benefit plans which will be transferred to Computer Sciences GS by CSC as part of the separation. Upon separation, Computer Sciences GS will assume responsibility for all obligations under such plans, including future service costs attributable to CSC employees. Total incremental net periodic (benefit) costs are recorded in COS and SG&A expenses at $(24) and $0 and $399 and $6 for the three months ended July 3, 2015 and for the twelve months ended April 3, 2015, respectively. See Note 2.K below for additional information on pro forma pension adjustments. The components of the incremental net periodic (benefit) costs of these plans are as follows:

Net periodic benefit	Three Months Ended July 3, 2015
	Pension Plans	Postretirement Benefit Plans	Total
Service cost	$1	$—	$1
Interest cost	31	1	32
Expected return on assets	(53)	(1)	(54)
Amortization of prior service costs	—	(3)	(3)
Net periodic benefit	$(21)	$(3)	$(24)

Net periodic costs	Twelve Months Ended April 3, 2015
	Pension Plans	Postretirement Benefit Plans	Total
Service cost	$3	$1	$4
Interest cost	144	4	148
Expected return on assets	(228)	(6)	(234)
Amortization of prior service costs	—	(8)	(8)
Settlement loss	58	—	58
Recognition of actuarial losses	437	—	437
Net periodic costs (benefit)	$414	$(9)	$405

(2)
Reflects the adjustment of $1 to cost of services for the twelve months ended April 3, 2015 for the addition of facility costs related to the 3170 Fairview Park Drive building, which Computer Sciences GS will assume as part of the Spin-Off.

(3)
Reflects the adjustment of $2 for the twelve months ended June 30, 2015, to remove fees paid by SRA to PEP. Historically, PEP has provided SRA with advisory, consulting, and other services for which SRA paid PEP an annual management fee. Upon completion of the Mergers, PEP will no longer provide such services and no associated fee will be paid to PEP.

B.
The adjustment to separation transaction expenses removes separation transaction expenses incurred during the three months ended July 3, 2015 that are directly related to the separation of Computer Sciences GS from CSC. These expenses are included in our historical results of operations. The summary of separation transaction expenses is presented in the table below.

Three Months Ended
Separation costs	July 3, 2015
Strategic advisory services	$1
Investment banking services	2
Legal and accounting services	12
Separation transaction expenses	$15

C.
Reflects the adjustment to our historical interest expense to give effect to the $1,500 of indebtedness for the Spin-Off of Computer Sciences GS from CSC, and an additional indebtedness of $1,500 related to the Mergers of Computer Sciences GS and SRA. The assumed interest rates were derived from information received from prospective lenders which is based on current market conditions, the historical London Interbank Offered Rate (“LIBOR”) rate, and a projected credit rating of BBB- / Baa3. Based on these assumptions we utilize an estimated annualized weighted-average interest rate of 3.1% and 2.7% for the three months ended July 3, 2015 and the twelve months ended April 3, 2015, respectively on the indebtedness for the Spin-Off. The estimated annualized weighted-average interest rates utilized for the merger indebtedness were 3.6% and 3.3% for the three months ended July 3, 2015 and the twelve months ended April 3, 2015, respectively. Additionally, an adjustment was made to eliminate the interest on SRA existing debt, which will be repaid with the proceeds of the planned borrowings.

Based on the assumptions listed above, the adjustments to interest expense associated with the changes in debt outstanding are estimated to be as follows:

	Three Months Ended	Twelve Months Ended
Effect of Spin-Off	July 3, 2015	April 3, 2015
Interest expense on new debt facility	$9	$36
Amortization of debt issuance costs	1	5
Total Interest expense	$10	$41

	Three Months Ended	Twelve Months Ended
Effect of Mergers	June 30, 2015	June 30, 2015
Interest expense on new debt facility	$12	$47
Amortization of debt issuance costs	2	4
Elimination of historical SRA interest expense	(27)	(107)
Total Interest expense	$(13)	$(56)
For each 1/8 percent variance in the applicable interest rates in excess of LIBOR, pro forma interest expense would change by approximately $2 on an annual basis.

D.
Reflects the tax effect of pro forma adjustments using an estimated tax rate of 39%, based on the blended federal and state statutory income tax rates, including a tax benefit related to the Special Dividend and tax expense related to separation transaction expenses for the three months ended July 3, 2015.

The portion of the Special Dividend paid on Computer Sciences GS common stock owned by the Computer Sciences Corporation Stock Fund (“CSC Stock Fund”), and the Computer Sciences GS 401(k) Plan, qualified defined contribution plans, is expected to be tax deductible, per the Code. The pro forma tax benefit is based on the approximate five shares eligible for deduction (out of a total of eight shares) held by employees in the CSC Stock Fund and the Computer Sciences GS 401(k) Plan as of October 2015, which results in a $39 tax deduction ($15 tax benefit) on the Special Dividend. The tax benefit is based on preliminary data and could be different (either higher or lower) depending on the actual number of shares owned by the CSC Stock Fund and the Computer Sciences GS 401(k) Plan at the date of the separation. Furthermore, the estimated tax benefit reflects that a portion of the Special Dividend is paid by Computer Sciences GS, and a portion is paid by CSC. In addition, the tax benefit was originally captured as a pro forma adjustment within the Unaudited Pro Forma Combined Statement of Operations for the twelve months ended April 3, 2015; however it is now reflected within the Unaudited Pro Forma Combined Statement of Operations for the three months ended July 3, 2015.

The tax expense corresponding to the separation transaction expenses pro forma adjustment is calculated assuming that 25% of the costs are non-deductible for tax purposes.

	Three Months Ended	Twelve Months Ended
Effect of Spin-Off	July 3, 2015	April 3, 2015
Tax expense (benefit) from pro forma adjustments	$7	$(185)
Tax benefit related to Special Dividend	(15)	—
Total tax benefit	$(8)	$(185)

	Three Months Ended	Twelve Months Ended
Effect of Mergers	June 30, 2015	June 30, 2015
Tax expense from pro forma adjustments	$5	$23

E.
Reflects the number of shares of Computer Sciences GS common stock used to compute the unaudited pro forma basic earnings per common share based on the weighted-average CSC basic shares outstanding, adjusted for additional shares to be distributed to SRA shareholders at the time of the Mergers.

	Three Months Ended	Twelve Months Ended
	July 3, 2015	April 3, 2015
Shares distributed to CSC common share holders	138	143
Shares distributed to SRA common share holders	25	25
Total Computer Sciences GS shares outstanding	163	168

The unaudited pro forma diluted earnings per common share and pro forma weighted-average diluted shares outstanding give effect to the potential dilution from common shares related to stock-based awards granted to our employees under CSC’s stock-based compensation programs and SRA’s stock-based compensation as outlined in the Merger Agreement. As Computer Sciences GS reported a pro forma net loss for the twelve months ended April 3, 2015, such stock-based awards were excluded as their inclusion would have an antidilutive effect.
We are unable to calculate historical basic and diluted earnings per share prior to the distribution because the financial information included in the filing has been prepared on a combined basis. These financial statements have not been prepared for a separate legal entity that had share capital throughout the historical periods presented and accordingly, earnings per share for these periods has not been provided.
Note 2 - Balance Sheet Adjustments

A.	Reflects adjustments to cash for the following items related to the Transactions:

	Effect of Spin-Off	Effect of Mergers
	July 3, 2015	June 30, 2015
Proceeds from debt	$1,500	$1,500
Repayment of existing debt		(1,060)
Debt issuance costs	(26)	(25)
Payment of Special Dividend and repayment of note payable to CSC (1)	(1,500)	—
Payment of cash consideration to SRA Shareholders	—	(390)
Other	—	(20)
Adjustment to establish reference level (2)	319	—
Call premium for SRA debt repayment	—	(22)
Transaction costs	—	(25)
Total cash adjustments	$293	$(42)

(1) Reflects the payment of our portion of the Special Dividend and repayment of a note payable to CSC, which will be used by CSC to fund the remainder of the Special Dividend, which in aggregate totals $1,500, promptly following the Distribution.
(2) Reflects the adjustment to establish the cash and cash equivalents reference level of $300 as defined in the Master Separation and Distribution Agreement.

B.
Reflects $13 of proceeds collected on behalf of and due to The Royal Bank of Scotland, PLC (RBS), Mitsubishi UFJ Financial Group Ltd. and Bank of Nova Scotia under the terms of an agreed upon Master Accounts Receivable Purchase Agreement for the continuous nonrecourse sale of certain Computer Sciences GS eligible trade receivables (Note 4, “Sale of Receivables” to the unaudited Combined Condensed Financial Statements). The $13 reflects restricted cash with the offsetting liability included within accrued expenses, accounts payable and other current liabilities. An additional $2 adjustment is also included in restricted cash as recourse for RBS for accrued purchase discount and administrative fees. Restricted cash is included in prepaid expenses and other current assets.

C.
Reflects the removal of $1 cost incurred and deferred for SRA's planned initial public offering transaction. SRA terminated its plans for an initial public offering when it entered into the Merger Agreement with CSC to become an indirect wholly owned subsidiary of Computer Sciences GS.

D.
Reflects the additional goodwill recognized as a result of the Merger Agreement which will be accounted for as a business acquisition. The Mergers consideration expected to be exchanged shall consist of cash of $390 and Computer Sciences GS common stock representing in the aggregate 15.32% of Computer Sciences GS common stock which will be issued to the shareholders of SRA upon closing of the Mergers and after the Spin-Off is completed. Additionally, the Merger consideration shall also consist of assumption of SRA debt of approximately $1,060, which will be extinguished with a portion of the proceeds of the merger-related financing. For purposes of purchase accounting allocations, an estimated purchase price of approximately $2,200 was derived assuming a multiple of 9X Adjusted EBITDA before giving effect to expected synergies. The final purchase price for purchase accounting purposes will be determined at the time of completion of the Mergers, based on the fair market value of share consideration issued as determined by the trading prices of the shares at the time of the Mergers. Goodwill in this pro forma presentation represents the excess of the total Merger consideration less the historical cost of SRA’s net assets acquired, as fair values of such assets are not presently determined. The preliminary allocation of Merger consideration has not been adjusted for any tax impact. As purchase accounting work progresses, fair values of assets and liabilities will be determined and goodwill will be adjusted accordingly.

The preliminary allocation of the purchase consideration to the assets acquired and liabilities assumed based on the assumptions described above and the financial statement information of SRA as of June 30, 2015 is as follows:

Estimated total purchase consideration	$2,200

Preliminary allocation:
Cash, accounts receivable and other current assets (1)	$225
PPE and other long term assets	45
Intangibles - customer relationships and trade names	371
Accounts payable and other current liabilities	(244)
Other long term liabilities	(120)
Total identified net assets acquired	277
Goodwill (2)	1,923
Estimated total purchase consideration	$2,200

(1) Represents cash, accounts receivables and other current assets as reflected in SRA’s financial statement information as of June 30, 2015 less anticipated costs of $68 associated with prepayment penalties on the SRA credit facility and acquisition-related payments to be made by SRA, along with the write-off of $25 in unamortized debt issuances costs.

(2) Goodwill historically reflected in SRA’s June 30, 2015 financial statements was $829 and is increased by an additional $1,094 as a result of the preliminary purchase price allocation.

E.	Reflects the removal of a total of $2 in intellectual property and software that will be retained by CSC upon separation as defined in the Intellectual Property Matters Agreement.

F.	Reflects the adjustment to Other long-term assets for the following items:

	Effect of Spin-Off	Effect of Mergers
	July 3, 2015	June 30, 2015
Deferred financing costs (2.J)	$26	$25
Removal of historical SRA deferred financing costs (2.J)	—	(25)
Pension asset (2.K)	3	—
Total pro forma adjustment	$29	$—

G.
Reflects the deferred tax effects of the addition of the net pension and postretirement obligations, the addition of the building and building improvement assets, and the removal of the software and intellectual property assets Spin-Off pro forma adjustments, as well as the removal of the financial derivative instruments Mergers pro forma adjustment. The impact of the Spin-Off and Mergers pro forma adjustments on deferred tax assets and liabilities was offset against existing deferred tax assets and liabilities reflected in the Computer Sciences GS's and SRA historical Combined Balance Sheets. Furthermore, the pro forma adjustments resulted in a reclassification of the noncurrent deferred tax liability to a noncurrent deferred tax asset and it was assumed the impact of the Mergers would not impact jurisdictional netting.

H.
Reflects the addition of the net current book value of the 3170 Fairview Park Drive building, building improvement assets and land that Computer Sciences GS expects to assume from CSC in conjunction with the Spin-Off which totals $47. This is offset by a $10 reduction for property and equipment used by Computer Sciences GS in certain foreign operations and expected to be retained by CSC. Computer Sciences GS expects to enter into a contract with CSC for the use of these assets.

I.	Reflects the adjustment to Accrued expenses, accounts payable and other current liabilities:

Effect of Spin-Off
July 3, 2015
Accounts receivable due to RBS (2.B)	$13
Pension obligation (2.K)	8
Total pro forma adjustment	$21

J.
Reflects expected indebtedness totaling approximately $1,500 to be incurred by Computer Sciences GS in conjunction with the separation and the additional approximately $1,500 expected indebtedness to be incurred in conjunction with the merger of Computer Sciences GS and SRA, net of the payment of existing SRA debt of $1,060, for a total expected indebtedness of approximately $3,000. Additionally $29 of deferred financing costs is expected to be incurred for the Spin-Off debt and $0 for the merger debt. The $0 of estimated deferred financing costs related to the merger debt is composed of $25 in new deferred financing costs, net the removal of historical SRA deferred financing costs of $25.

K.
Reflects the addition of net pension and postretirement benefit obligations related to the benefit plans that will be transferred to Computer Sciences GS by CSC as part of the separation. Certain pension and postretirement benefit plans were historically accounted for under the multi-employer approach in the historical financial statements included elsewhere in this Information Statement. This adjustment accounts for the inclusion of the net obligations of these plans and results in an increase of estimated net benefit plan obligations of $522 (comprised of benefit obligations of $8 and $517 included in Accrued expenses and other current liabilities and Other long-term liabilities, respectively, net of pension assets of $3 included in Other assets) and Accumulated other comprehensive income of $34 ($56, net of tax of $22), which were not included in the historical Combined Balance Sheet included elsewhere in this Information Statement. Upon separation, Computer Sciences GS will assume responsibility for all obligations under such plans including obligations attributable to CSC employees. See Note 1.A.2 above for additional information on pro forma pension adjustments.
The following information and tables represent the total adjusted pension and other postretirement ending balances and activity included in Computer Sciences GS Business unaudited Pro Forma Condensed Combined Balance Sheet and unaudited Pro Forma Condensed Combined Statement of Operations as of and for the three months ended July 3, 2015 and the twelve months ended April 3, 2015.
Post separation, Computer Sciences GS will sponsor a number of defined benefit plans to eligible employees of both CSC and Computer Sciences GS. These defined benefit plans consist of pension plans, postretirement medical benefit plans, and non-qualified, non-contributory supplemental executive retirement plans (SERP). Benefits under all defined benefit pension plan are frozen for all participants, whereas the postretirement medical benefit plans provide subsidized healthcare and life insurance retirement benefits for certain employees and retirees, generally for those employed by CSC prior to August 1992.
As of and for the three months ended July 3, 2015

The net periodic pension and other postretirement benefit plan costs include the following components:

Net periodic pension costs	Three Months Ended July 3, 2015
	Pension Plans	Postretirement Benefit Plans	Total
Service cost	$1	$—	$1
Interest cost	32	1	33
Expected return on assets	(54)	(2)	(56)
Amortization of prior service costs	—	(4)	(4)
Net periodic pension (benefit) costs	$(21)	$(5)	$(26)

The weighted-averages of the assumptions used to determine net periodic pension cost were:

	Three Months Ended July 3, 2015
	Pension Plans	Postretirement Benefit Plans
Discount or settlement rates	3.9%	3.7%
Expected long-term rates of return on assets	7.9%	7.7%
Rates on increase in compensation levels	4.4%	N/A

Amounts of $2 and $1 were contributed to the pension and postretirement benefit plans, respectively during the three months ended July 3, 2015. Additional amounts of $6 and $0 are expected to be contributed to the pension and postretirement benefit plans during the remainder of fiscal 2016.
As of and for the twelve months ended April 3, 2015
During the third quarter of fiscal 2015, lump sum settlements were offered to the vested participants of certain defined benefit pension plans, who were no longer with Computer Sciences GS. The lump sum settlements required interim remeasurement of the plans' assets and liabilities, as of the end of the third quarter of fiscal 2015, which resulted in a net loss of $428, comprising an actuarial loss of $372 and a settlement loss of $56. The actuarial and settlement losses were primarily a result of the adoption of the new mortality tables issued by the Society of Actuaries in October 2014. The lump sum settlement resulted in a reduction of the pension benefit obligation (PBO) by $579, whereas the interim remeasurement resulted in an increase in PBO of $470. The weighted average discount rate used to remeasure the plans was 4.13%; a decrease from 4.58% used in the prior fiscal year. The weighted-average expected long-term rate of return on plan assets used to remeasure the plans was 7.60%, which was consistent with the rate used at the beginning of the fiscal 2015. The funded status of the impacted plans, after remeasurement, was 87%.

The following tables provide reconciliations of the changes in the pension and postretirement benefit plans' benefit obligations and assets and their funded status:

Reconciliation of projected benefit obligation and accumulated postretirement benefit obligation	April 3, 2015
	Pension Plans	Postretirement Benefit Plans
Benefit obligation at beginning of year	$3,380	$151
Service cost	4	1
Interest cost	146	5
Plan participants’ contributions	1	—
Amendments	—	(53)
Plan settlement/curtailment	(485)	—
Actuarial loss (gain)	456	(2)
Benefits paid	(147)	(9)
Benefit obligation at end of year	$3,355	$93

	April 3, 2015
Reconciliation of fair value of plan assets	Pension Plans	Postretirement Benefit Plans
Fair value of plan assets at beginning of year	$3,235	$82
Actual return on plan assets	185	6
Employer contribution	8	1
Plan participants’ contributions	1	—
Plan settlement/curtailment	(485)	—
Benefits paid	(147)	(9)
Fair value of plan assets at end of year	$2,797	$80

Unfunded status at end of year	$(558)	$(13)

The following table provides the amounts recorded in the unaudited Pro Forma Condensed Combined Balance Sheet:

	April 3, 2015
	Pension Plans	Postretirement Benefit Plans
Non-current assets	$—	$2
Current liabilities - Accrued expenses and other current liabilities	(8)	(1)
Noncurrent liabilities - Other long-term liabilities	(550)	(14)
Net amount recorded	$(558)	$(13)

The following is a summary of amounts in Accumulated other comprehensive loss as of April 3, 2015 that have not been recognized in unaudited Pro Forma Condensed Combined Statement of Operations as components of net periodic benefit cost:

	April 3, 2015
	Pension Plans	Postretirement Benefit Plans
Prior service credit	$—	$(62)
Accumulated other comprehensive loss	$—	$(62)

The following table summarizes the weighted average assumptions used in the determination of the pension plans' and postretirement benefit obligations:

	April 3, 2015
	Pension Plans	Postretirement Benefit Plans
Discount rate	3.9%	3.7%
Rates of increase in compensation levels	4.4%	N/A

The net periodic pension and other postretirement benefit plan costs include the following components:

	Twelve Months Ended April 3, 2015
Net periodic pension costs	Pension Plans	Postretirement Benefit Plans	Total
Service cost	$4	$1	$5
Interest cost	146	5	151
Expected return on assets	(232)	(6)	(238)
Amortization of prior service costs	—	(10)	(10)
Settlement loss	59	—	59
Recognition of actuarial losses (gains)	446	(2)	444
Net periodic pension costs (benefit)	$423	$(12)	$411

Other before tax changes in plan assets and benefit obligations recognized in other comprehensive income during fiscal year 2015 included the following components:

	Twelve Months Ended April 3, 2015
	Pension Plans	Postretirement Benefit Plans	Total
Prior service credit	$—	$(54)	$(54)
Amortization of:
Prior service (credit) cost	(2)	10	8
Total recognized in other comprehensive income	$(2)	$(44)	$(46)

The weighted-averages of the assumptions used to determine net periodic pension cost were:

	Twelve Months Ended April 3, 2015
	Pension Plans	Postretirement Benefit Plans
Discount or settlement rates	4.5%	4.1%
Expected long-term rates of return on assets	7.6%	7.5%
Rates on increase in compensation levels	4.3%	N/A

Following are the expected cash flows for both pension and other postretirement benefit plans:

	Pension Plans	Postretirement Benefit Plans
Employer Contributions:
2016	$8	$1

Benefit Payments:
2016	$159	$6
2017	162	6
2018	171	6
2019	178	6
2020	184	6
2021-2025	981	31

Additional contributions may be required to meet funding levels or ongoing service costs of unfunded plans as required by Section 430 of the Code and by the Pension Protection Act of 2006, or by local regulations. For the defined benefit pension plans there are currently no minimum funding requirements outstanding.

The asset allocation of pension plans and other postretirement benefit plans as of April 3, 2015 are as follows:

	April 3, 2015
Asset Category	Pension Plan Assets	Other Postretirement Plan Assets (1)
Equity securities	27%	55%
Debt securities	25%	39%
Alternatives	47%	—%
Cash and other	1%	6%
Total	100%	100%

L.	Shareholders’ equity was adjusted as follows:

As of
Effect of Spin-Off	July 3, 2015
Equity contribution from CSC (1)	$319
Payment of Special Dividend (2)	(1,150)
Repayment of note payable to CSC (3)	(350)
Removal of Computer Sciences GS Net Parent investment	886
Equity impact of pushdown of CSC net liabilities (4)	(314)
Total adjustment to Additional paid in capital	$(609)
(1) Reflects the adjustment to establish the cash and cash equivalents reference level of $300 as defined in the Master Separation and Distribution Agreement.
(2) Reflects the payment of our $8.25 portion of the Special Dividend, which is estimated based on CSC’s outstanding share count as of October 30, 2015 of 138.8 shares plus estimated exercises of outstanding options and vesting of restricted stock units through the Record Date, promptly following the Distribution.
(3) Reflects the repayment of a note payable to CSC, which will be used by CSC to fund the remainder of the Special Dividend (in aggregate $10.50 per share), promptly following the Distribution.
(4) Reflects the pushdown of (i) $556 of net periodic pension and other postretirement obligations, (ii) the assumption of corporate buildings, building improvements and land of $47, (iii) the removal of property and equipment retained by CSC of $10, (iv) the removal of intellectual property and software retained by CSC of $2, (v) the addition of $2 of restricted cash and (vi) the assumption of the related deferred tax asset of $205.

As of
Effect of Mergers	July 3, 2015
Issuance of shares of Computer Sciences GS to SRA shareholders (1)	$750
Elimination of SRA historical equity	(527)
$223
(1) The estimated value of shares of Computer Sciences GS common stock issued to SRA shareholders was based on a purchase price assumption of $2.2 billion, which was derived based on a multiple on Adjusted EBITDA of 9X before giving effect to expected synergies (see footnote 2.D. above for further discussion on assumptions used).

M.	Reflects preliminary purchase accounting adjustments to remove historical SRA accumulated deficit of $382 and accumulated other comprehensive income of $6.

BUSINESS OF COMPUTER SCIENCES GS
Overview
We deliver IT, mission- and operations-related services across the U.S. federal government to DoD, Intelligence Community, homeland security, civil and healthcare agencies, as well as to certain state and local government agencies. We leverage deep domain-based customer intimacy and decades of experience in helping customers execute their mission with a fundamental understanding of their IT environment that has earned us the ability to introduce next-generation technologies. We bring scalable and cost-effective IT solutions to government agencies that are seeking to improve mission-critical effectiveness and efficiency through innovation. This approach is designed to yield lower implementation and operational costs as well as a higher standard of delivery excellence. Demand for our U.S. public sector offerings is driven by evolving government priorities such as: (1) migration to next-generation IT solutions, such as hybrid cloud infrastructure, application modernization, and as-a-service delivery, (2) big data solutions, (3) health IT and informatics, (4) cyber security and (5) mobility.
Headquartered in Falls Church, Virginia, and with approximately 14,000 employees, we deliver comprehensive offerings from concept through sustainment. We manage our business with a matrix model composed of industry verticals which are customer-facing and have deep knowledge of our customers’ missions, and horizontal delivery organizations with a depth of technical expertise that is delivered across industries. As a new public company, we will operate in two industry verticals: (1) Defense and Intelligence and (2) Civil. Our two horizontal delivery organizations that provide capabilities and solutions across our customer base are: (1) Mission Services and (2) Enterprise Services. We believe we differentiate ourselves by combining our technical expertise in applications and IT infrastructure solutions with our deep public sector mission knowledge and experience in order to engage our customers at the highest levels with thought leadership that drives change.
The success of our business will depend on our ability to deliver solutions that generate real and measurable business results in terms of mission value and cost efficiency. Targeting specific growth areas in the government and rapidly adapting next-generation solutions and best practices tailored to the public sector environment will be key. We expect to continue to work in concert with our next-generation IT partners to create, position and deliver innovative solutions from across our delivery capabilities to support our customers’ mission success which will be critical to our efforts to sustain our position.
We are one of the largest independent providers of IT services to the U.S. public sector, with approximately $4 billion in FY15 revenue. We are currently executing on more than 1,000 projects on over 100 contracts and leverage relationships with numerous global alliance and industry partners. We work to help modernize and streamline technology systems, equip the 21st century workforce, transform decision-making and enable agencies to become more responsive in the face of massive amounts of data.
We compete in a highly regulated environment controlled by FAR rules and federal contract audit oversight, which drive competitive cost structures. We have a broad base of contracts across government with an average life of three to five years, including the exercise of option periods. This broad base provides a degree of predictability to our revenues but requires substantial investment during long lead-time sales cycles, which average 18 months, and sufficient scale in regularly bidding hundreds of opportunities. In the last five years our customers have terminated a contract or task order for convenience 10 times resulting in an average loss of less than 1% per year of our total revenue during that period. The reasons for the convenience terminations included: termination for convenience of the prime contractor because of an OCI; in-sourcing of work by the agency; Executive Office of the President decision to restructure the program; and loss of program funding by the agency customer.
History and Development
Computer Sciences Government Services Inc. was incorporated in Nevada on June 16, 2015, and will be renamed CSRA Inc. Our parent company, CSC, was founded in 1959, and our business has been focused on the public sector for more than 55 years, with our first government contract awarded in 1961. Some of our significant long-standing engagements include:

•	supporting the IT infrastructure of a major agency of the U.S. Intelligence Community;

•	modernizing the Army’s logistics support system; and

•	administering the New York State Medicaid payment system.
Matrix Operating Model: Industries and Offering Solutions
Our strategy depends on executing an operating model that combines customer and mission intimacy with the ability to adapt and apply our offerings within the contractual frameworks required in the public sector. As a new public company, we will organize our public sector work into two customer-focused vertical industry organizations: (1) Defense and Intelligence $(2.1 billion) and (2) Civil $(1.9 billion). These verticals are supported by our two horizontal delivery organizations: (1) Enterprise Services (IT and next-generation solutions) and (2) Mission Services (science, DoD engineering and training). Through this matrix operating model, we bring scalable and cost-effective solutions to government customers seeking to improve mission-critical effectiveness and efficiency through innovation. This approach is designed to yield lower implementation and operational costs while achieving a higher standard of delivery excellence.
Long-Standing Relationships with Industry Customers
It is our deep industry expertise and customer intimacy that allows us to truly unlock the value of our technical solutions for our customers. We believe we have strong and long-standing relationships with a diverse group of customers at all levels of the U.S. federal government. In support of our diverse customers, we have focused industry teams which provide in-depth knowledge and deep domain expertise to better serve our customers in our two verticals: (1) Defense and Intelligence and (2) Civil.
Defense and Intelligence Agencies
The DoD is our largest customer, for which we provide the full spectrum of our services and offerings. Our industry teams work closely with all services and agencies to identify requirements for which we can bring our differentiated solutions.
Through our work on the Army’s Logistics Modernization Program, we have modernized the Army’s global supply chain and streamlined military logistics and support with one of the world’s largest fully integrated supply chain solutions for maintenance, repair and overhaul planning and execution. We also manage and operate the largest helicopter training facility in the world through the Flight School XXI program at the U.S. Army Aviation Center in Fort Rucker, Alabama, where we employ leading-edge flight simulators to provide helicopter flight simulation training to the Army’s rotary wing aviators.
We support Navy and Marine Corps forces worldwide through network and connectivity operations under the ONE-Net and Information Technology Support Services programs as well as provide software development and sustainment for the Marine Corps’ pay and personnel organization. We are also the leading supplier of ship design and engineering services for the Naval Sea Systems Command, providing acquisition and engineering support for numerous Navy ship acquisition programs.
We provide the full range of IT services to U.S. Strategic Command, including network support, data center operations, applications modernization and help desk services. At Scott Air Force Base in Illinois, our personnel develop software and manage systems for the U.S. Transportation Command and Air Mobility Command. We also support the network defense and cybersecurity of all Air Force networks.
We support the Intelligence Community’s Information Technology Enterprise strategy with seamless, secure solutions for its applications and data analytics. One of our key programs outsources the IT infrastructure of a major agency of the U.S. Intelligence Community to a joint venture led by our team. The most advanced use in the U.S. federal government of next-generation best practices for infrastructure, this contractor-owned and operated effort uses service-level agreements and transactional pricing. Since the program’s inception in 2003, we have been able to reduce both network and server outages while also reducing overall staffing needs, despite a significant increase in the number of network devices employed under the program. Users under this program are now being migrated to virtual desktop infrastructure.
Civil Agencies
In our Civil vertical, we provide services to numerous federal Civil agencies including the Departments of Homeland Security and State, as well as to various U.S. federal, state and local health departments.

We help transform government by delivering mission information systems and associated technical support services. We leverage systems integration disciplines to modernize strategic planning for the Federal Aviation Administration (“FAA”) National Airspace System and have developed enhanced simulation software to help train the next generation of air traffic controllers.
We provide IT infrastructure and systems integration services to agencies with missions ranging from patent and trademark management to counterterrorism. We support IRS efforts to enhance functional processes and legacy applications, improving accountability and service to the taxpayer. At U.S. Citizenship and Immigration Services in the Department of Homeland Security (“DHS”), we provide technical and operations and maintenance support for nearly every legacy system required to process immigrant applications. We are teaming with ServiceNow to deliver IT service management using an as-a-service, consumption-based model for the National Aeronautics and Space Administration (“NASA”). Through this as-a-service model, we provide administrative, financial, human resources and procurement services to NASA employees, applicants, contractors, and university partners. We also assist the U.S. Department of Energy in managing and operating several major facilities, such as the Thomas Jefferson National Accelerator Facility, which we manage through a partnership with Southeastern Universities Research Association.
We deliver visa processing services for the State Department under the Global Support Strategy contract. This is performed around the globe at 75 posts in 48 countries, including through 24 off-site facilitation centers in Mexico, Argentina, Colombia and Brazil. We currently process an average of over five million applications per year, roughly half of the total U.S. visa application volume worldwide. Support is facilitated by the Yatri system we expect to license the right to use from CSC, which provides visa appointment booking services, fee collections, document management and delivery services, call center and online support, all with a mobile application. It has been enhanced with our latest innovation for Canada with a tablet solution for the country’s embassy and consulates that automates applicant entry and documentation processes, improves tracking of applicant information, and reduces visa processing times.
We transform healthcare with better information for better decisions, leveraging healthcare IT in the public sector. We built and currently maintain the Medicaid Management Information Systems (“MMIS”) for the States of New York and North Carolina. New York has, by spend, the largest Medicaid system in the U.S., serving over five million residents and processing Medicaid payments of approximately $50 billion a year. The North Carolina system, NCTracks, is the first “multi-payer” MMIS in the U.S. We built and continue to maintain the New York health benefit exchange, the New York State of Health. Built in accordance with the Affordable Care Act, the New York State of Health exchange has operated smoothly since inception and we believe it is considered one of the most successful in the nation.
We build, maintain, and analyze huge claims databases for Medicare and are moving quality reporting for the Centers for Medicare and Medicaid Services to modern service-oriented architecture. We installed and run electronic health records and analytics for clinical care at the National Institutes of Health. Our Patient in Your Pocket tool puts electronic health records on mobile devices.
Solution Capabilities
To support our industry representatives in delivering to our government customers, we have two horizontal delivery organizations: (1) Mission Services and (2) Enterprise Services. Our Mission Services organization directly supports our customers’ operational missions, while our Enterprise Services organization delivers both enterprise services IT and next-generation technology. Through these offering organizations, we deliver over 150 offerings, grouped into eleven “brands” that align with customer needs and purchasing trends. The brands are designed to differentiate us from competitors and represent our go-to-market strategy. In leveraging the brands, our goal is to approach challenges and needs holistically from the customer’s perspective. We have supplemented this technical and domain expertise with the power of strategic partnerships, including with Salesforce.com, Amazon, Oracle, ServiceNow and Microsoft.
Mission Services
Through our Mission Services organization we deliver a broad range of mission-related and science and threat reduction solutions to our customers. We help to solve a broad spectrum of problems so our customer can focus on its mission of supporting civilians and deployed troops around the world, protecting the homeland and serving the public. Our Mission Services offering organization delivers these specialized solutions to our customers through two offering brands: Mission Services Solutions and Science and Threat Reduction Solutions.
Mission Services Solutions. We provide government agencies with mission-related solutions and services, including system engineering, logistics, administration, acquisition and both live and virtual training. We consistently deliver intelligent systems and services that help to improve mission performance and reduce operating costs by leveraging existing resources and improving delivery efficiency. Our 3,600 Mission Services personnel work side by side with our customers-often on-site and as a part of the team-to develop solutions that meet mission requirements and often afford us the opportunity to bring in our IT solutions in support of their missions. For instance, we provide high-fidelity, low-cost training simulations with the operation of a suite of virtual flight simulators for helicopter flight training under the Army’s Flight School XXI program at the U.S. Army Aviation Center in Fort Rucker, Alabama. We also provide program management, engineering and life-cycle support to the Navy’s surface ship and aircraft carrier programs.
Science and Threat Reduction Solutions. Our nationally recognized scientific, emergency management and national security experts provide a broad spectrum of support capabilities, from medical product development to independent oversight of laboratory programs to emergency preparedness and disaster recovery. We combine established systems and best practices-proven across multiple programs-with the expertise of more than 400 scientific, engineering and emergency management staff. The results are efficient, effective solutions that help our customers achieve mission goals. In an era of limited federal dollars and competing priorities, we enable U.S. federal government agencies to:

•	automate manual laboratory data review procedures, achieve economy of scale efficiencies, and free government staff to focus on critical decision-making;

•	generate regulation-quality laboratory data that can withstand legal scrutiny;

•	integrate management of every aspect of medical product development programs and laboratory studies; and

•	ensure that government staff are prepared for intentional incidents and natural disasters.
Enterprise Services IT
Our Enterprise Services offering organization supports our customers with offerings in two major areas: Enterprise Services IT and Next Generation Technology.
Our offering brands within Enterprise Services IT address our ability to deliver a wide range of technology-enabled solutions and services to our customers that are effective and efficient, reducing waste and improving our customers’ ability to execute on their missions. The Enterprise Services IT brands include: Citizen Services Enablement; Classical Services; Converged Infrastructure; Applications Modernization and Optimization, as well as Applications Innovations Services.
Citizen Service Enablement. Our public sector customers rely on a range of business processes to deliver services to the public. Citizen service is a top priority for the U.S. federal government, and technology is a critical component. We apply our IT knowledge to business processes and functions, enabling our customers to deliver more efficient and effective customer services. We also help agencies provide citizens with a unified, consistent and user-friendly experience via their communication channel of choice. One way we do this is by moving from traditional face-to-face or telephone-based service delivery to providing 24/7 self-service options via web, mobile devices, speech recognition and interactive video. For example, we currently provide administrative, financial, human resources and procurement support services to NASA employees, applicants, contractors and university partners. We also handle more than six million contacts per year for the Federal Bureau of Investigation Criminal Instant Background Check program.
Classical Services. Our Classical Services focus on our ability to provide on-demand labor and to support legacy offerings on which our customers continue to rely. We provide IT competency support to customers who own and maintain their IT environments and are looking for a specific IT skill set or need to augment IT staff. Classical Services offers on-demand labor and staff augmentation that is scalable to meet standard and surge IT staffing needs. Our subject matter experts cover the areas of architecture, engineering, development projects, service operations and management. As new technologies emerge, we provide fresh talent to meet IT environment requirements. The focal point of our delivery approach is effective resource demand management with the defined, proven processes and tools to find the right talent for our customers. Benefits of this approach include reduced IT cost and risk, as well as improved response, compliance and performance. For example, under the Transportation Security Administration (“TSA”) Information Technology Infrastructure Program, we have approximately 300 personnel providing infrastructure, security, web application and help desk support for TSA users.
Converged Infrastructures. We deliver efficient and on-demand managed services anywhere – whether on the customer’s premises, at a partner data center or within one of our own data centers. We handle everything inside a data center, from power, space and cooling to management of the systems and processes. We form the process, security and technology-bridge between the stove piped legacy infrastructure and near-cloud-ready environments. Our specific range of services includes data center best practices, co-location, network, storage, compute, cyber, desktops, unified communications, enterprise service management and mobile. Through our on-demand services we are able to find innovative ways to address problems our customers encounter. For example, we partnered with the State of Louisiana to create the Integrated Technology Center in Bossier City, Louisiana, a delivery center possessing the highest level of security accreditation under the Federal Information Security Management Act which is being coupled with our coordinated technical curricula at Louisiana universities. The result is a secure government-focused, managed services center that supports all classification levels, is managed by custom trained employees and all at low cost. We also act as the managed services provider for the DHS’s Data Center, where we help migrate and consolidate its data center operations and introduce new technologies to cut costs and improve security and performance. All of our data centers are designed to host systems accredited by FedRAMP. FedRAMP assures that our data centers meet the standardized approach to security assessment, authorization, and continuous monitoring as specified by the National Institute of Standards and Technology. The certification also allows us to expand our addressable market and be able to integrate our data centers with other offerings while meeting regulatory requirements.
Application Modernization and Optimization. We help the U.S. federal, state and local governments modernize or transform existing, aging applications (both custom and commercial-off-the-shelf) and to map the transition to mobile and cloud solutions. Application modernization and optimization encompasses a broad range of offerings focused around application portfolio migration, transformation and modernization, including basic operations and maintenance support, migration to cloud platforms, consolidation, version upgrades and mobile enablement. Coupled with over 50 years of domain expertise in the areas of immigration, border, air transportation and military and civilian health, the benefits of our application modernization and optimization solutions include reduced cost and risk, along with increased agility and responsiveness to mission needs. For example, we employ our application modernization and optimization solutions to consolidate systems and modernize critical applications at both the U.S. Citizenship and Immigration Services and the Centers for Medicare and Medicaid Services.
Application Innovation Services. We build custom applications that help the U.S. federal government provide services to citizens, such as air safety for travelers and health coverage for the uninsured. We combine mature processes and relationships with key partners to deliver innovative applications built with leading edge and emerging technologies. Our application development services are powered by product offerings that enable faster time to mission, higher quality and cloud-independent applications. Some of these offerings include: FutureEdge, a suite of application modernization tools; AppWorks, a pre-configured agile application management platform; and Agility, a hybrid cloud management platform. With deep mission domain expertise, we serve as a trusted business advisor to help federal customers deliver services to the public more efficiently and effectively. Through our application innovation services, we built a single system for processing claims and payments for Medicaid and other programs for the North Carolina Department of Health and Human Services. This program, NCTracks, is the largest, most complex IT project in North Carolina history and the first public multi-payer system in the U.S. Working closely with the North Carolina Department of Health and Human Services on its existing 35-year-old system, we consolidated and streamlined several IT systems into one that is accessed through a single sign-on portal for a near real-time view of claims. In its first year, NCTracks processed 200 million claims and paid $10.3 billion to healthcare providers. The system delivers savings of $3 million per month to the state and pays nearly 100,000 providers faster and more often.
Next Generation Technology
Delivered out of our Enterprise Services offering organization, our Next Generation Technology offering brands address our ability to deliver cutting edge solutions to our customer’s most challenging problems leveraging innovations in cloud infrastructure, big data analytics, cyber security, and mobility. Our Next Generation Technology brands include: Custom Platform Services; Cloud Powered Commercial Solutions; Cloud Brokered Services and Big Data Science.
Custom Platform Services. We design, build, test, deploy and package secure mobile, web and traditional applications. Using an Agile (iterative and incremental) approach to system development, we deliver software releases more quickly without sacrificing quality, system integrity or system vulnerabilities. At the nexus between applications and infrastructure, our Custom Platform Services is a toolkit we offer to build and run mobile and cloud-native applications. We provide a full spectrum of services ranging from consulting and application development to deploying and operating mobile applications and specialized mobile infrastructure. To enable our customers to adapt to a more efficient “agile” culture, we bring lessons learned, experience, methodological leadership, and unique talent to help customers embrace incremental application development processes at scale and make the necessary changes to their governance, systems development life cycle, and security processes. We have led the migration from traditional “waterfall” approaches to development to agile practices at some of the larger applications programs in the U.S. federal government. Our integrated framework, AppWorks, allows for the collaboration of agile development teams to manage, design, develop, build, test and deploy their applications. By integrating AppWorks with our Agility Platform, application teams can achieve one-click deployment processes in which software is packaged, tested, and deployed onto a hybrid cloud along with all required supporting infrastructure and middleware. We offer access to next generation platform-as-a-service, enterprise class middleware, database technologies and performance monitoring tools that allow teams to predict and tune application performance prior to full deployment. At the U.S. Patent and Trademark Office, Environmental Protection Agency and in the Intelligence Community, multiple teams use our development and operations (“DevOps”) tools to increase efficiency and improve quality. For Intelligence Community customers, we have developed industry-leading big data application deployment platforms that support the acceleration of provisioning secure and scalable application environments. We have won multiple awards for agile development excellence based on our migration to agile development processes and adoptions of build automation, test automation, and deployment automation.
Cloud-Powered Commercial Solutions. We work with agencies to determine the best approach to migrating IT workloads to third-party, FedRAMP-certified cloud services, while meeting the government’s mission and security requirements. In recent years, adoption of a cloud-delivered solution model-or software-as-a-service-has accelerated across U.S. civil and defense agencies, as well as at the state level. We build and integrate software-as-a-service solutions, such as email and collaboration, customer relationship management, IT service desk, human resource management and enterprise content management. We provide agencies with a complete approach to implement software-as-a-service solutions, providing change management, training, support, communications, project management, architecture, transition and migration to support the customer’s transformation to software-as-a-service solutions. We work hand-in-hand with cloud providers to bring innovative cloud offerings and solutions such as Microsoft (Microsoft Office 365, CRM Online, SharePoint Online) and Salesforce (Customer Relationship Management or Service Cloud). For instance, we implemented a cloud software-as-a-service email and collaboration solution for over 55,000 FAA users across multiple email systems. This was accomplished with an extremely low error rate. Overall, our software-as-a-service solutions help customers:

•	increase agility;

•	reduce IT costs;

•	modernize applications;

•	improve capabilities, e.g., by adding mobility;

•	enhance business process efficiencies; and

•	support dynamic provisioning and scalability.
Cloud Broker Services. We provide a channel for U.S. federal agencies to buy, manage, and use FedRAMP- and DoD-approved hybrid cloud services with a single point of control via our Agility Platform. This scalable, on-demand, pay-for-what-you-use model allows customers to buy just the right amount to meet their needs. Agility enables a self-service, on-demand IT operating model with an easy-to-use, one-click cloud service deployment. As vendor-neutral, we are able to provide an independent assessment for customers, while our strategic partnerships with third-party cloud providers afford us the freedom to craft custom solutions based on the customer's specific requirements. We work with multiple third-party providers of cloud services from Amazon to Microsoft Azure, and offer our own cloud stacks. Cloud Broker, an offering in our Cloud Broker Services portfolio, is designed to enable our customers to define and enforce a set of extensible policies that can be used for workload placement, security compliance, access and workflow management and to achieve compliance with regulations in a systematic and effective manner. We have worked closely with several customers on their move to the cloud, including DHS, the Department of Health and Human Services and several intelligence agencies.
Big Data Science Solutions. We help customers derive value out of big data analytics. Specifically, we provide offerings using best-of-breed technologies including open source and traditional platforms to help government agencies derive mission value from big data. We design systems to enhance and maximize the user experience with data through intensive visualization. As an example, for the Army we created the Coral Reef application, an information system for visualizing complex data and links between data. We have also developed web-based tools to help decision makers in the defense and intelligence communities get information quickly, and specifically for their needs, from various data. For organizations that are considering whether and how to extract more value from big data, we help chart a path based on the customer’s specific mission.

Key Strengths
We bring several key competitive strengths:
History of Public Sector Delivery. We have 50+ years of public sector experience that combines an in-depth customer knowledge with our proven, next-generation IT and mission expertise.
Our People. Our passionate employees have a commitment to our customers’ mission blend business process, design, and technical capabilities.
Offering Brands. Our brands are a proven holistic approach to solving customer business challenges, drawing on best practices and technical expertise.
Next Generation. We are driving innovation through next-generation technology and solutions in cloud, big data, mobility and application solutions and services.
Alliance Partners. We have enhanced our technical and domain expertise with strategic partnerships that deliver innovative end-to-end solutions.
Technology Independence. Our flexible and informed point of view optimizes customers’ technology choices.
Strategic Vision: Leadership and Growth Strategy
To address the market trends within our competitive environment, we have developed a strategy that comprises three elements, Get Fit, Grow, and Lead:

1Get Fit: Continue with disciplined management of our overhead costs and general and administrative (“G&A”) expenses, as well as shift to performance-based contracts to improve operating income on existing programs, allowing us to reinvest in our business and improve our ability to compete in a “Lowest Price Technically Acceptable” environment. Implicit within our Get Fit strategy is the priority of driving excellence in executing programs, demand generation, proposals and capture.

2Grow: Despite the negative trends in overall IT spending by our customers and our own declining revenues over the past few years, we aim to capitalize on growth aligned with government priorities in hybrid cloud infrastructure, citizen benefit services, cloud-based analytics and health. We aim to continue to leverage our deep domain knowledge of our customers’ core missions and our intimacy with their data and critical work packages and grow our customer relationships through tailored offerings and mission-critical employees.

3Lead: Pursue the hybrid cloud migration market, driving policy- and governance-based integration of solutions in as-a-service and next-generation offerings in cloud, big data, software-as-a-service implementation and mobile computing. We expect the migration to the hybrid cloud will be enabled by an ecosystem of federally compliant partners. We also plan to invest internally on program management and delivery processes.
In the context of this strategy, we frame our priorities in terms of (1) the critical mission priorities of government agencies, (2) the government-wide mandate to improve efficiency and reduce cost and (3) the government’s long-term shift from buying expertise and platforms to purchasing hybrid cloud capabilities, mobile enablement, and as-a-service business outcomes.
The success of our business will depend on our ability to deliver solutions that generate real and measurable business results in terms of mission value and cost efficiency. Targeting specific growth areas in the government and rapidly adapting new next-generation solutions tailored to the public sector environment will be key. We expect to continue to work in concert with our next-generation IT partners to create, position and deliver innovative next-generation solutions from across our delivery capabilities to support our customers’ mission success which will be critical to our efforts to sustain and improve our market position.

Business Environment and Competitive Landscape
Market Overview
Flat Top Line Federal Budgets. We compete in an environment driven by federal budget constraints. The impact of flat top line discretionary budgets drives agencies to reduce expenditures on IT services and related vendor support services in favor of salaries, employee benefits, and other internal expenditures. We anticipate flat IT budgets over the next few years with reductions in hardware spending due to virtualization and cloud initiatives. While pent-up demand could stimulate modest growth in government spending over the next few years, there can be no assurances that any such growth will occur.
We expect DoD mission expenditures to continue to face headwinds as defense agencies continue to reduce program expenditures related to overseas contingency operations and equipment support. Within the market, we expect continued vendor oversupply to drive extremely competitive bidding on sustainment-related opportunities.
We see potential for positive developments in GFY 2016. Budget request figures released by the Office of Management and Budget in June 2014 projected IT expenditures for Civil agencies and the DoD to increase by 2% in GFY 2016, from $47.7 billion to $48.6 billion and from $30.4 billion to $30.9 billion, respectively. Budget request figures released by the Office of the Director of National Intelligence in February 2015 projected overall expenditures for Intelligence Community agencies to increase by 15% in GFY 2016, from $62.7 billion to $71.8 billion. We are also experiencing an increased number of requests to extend the period of performance for our large and most complex IT contracts, are observing increased procurement activity across the U.S. federal government and expect to see adjudications increase.
The GFY 2016 budget request, coupled with congressional additions through budget resolutions, will likely continue the trend of the last two years to negotiate sequester relief-first for defense spending and then for non-defense domestic discretionary spending. We expect another threatened government shut down by Congress and the passage of a series of continuing resolutions to keep the U.S. federal government funded, with the possibility that Congress will ultimately pass a full year continuing resolution. In the event Congress passes a full year continuing resolution, we would expect this to support our initiative to extend the period of performance for our largest and most complex IT contracts.
Market Shift to Applications Modernization. Since 2011, the government has delayed application enhancements and new application program starts in favor of data consolidation and IT efficiency initiatives. Consequently, the demand for IT services has been driven by infrastructure and cloud support opportunities, with a government focus on cost savings and new hybrid cloud approaches. According to industry sources, the infrastructure services market is expected to remain strong, driven by customer demand for data center consolidation activities and active engagement in new hybrid cloud-based initiatives. However, in a change from the past, the market for application support services is expected to begin to increase due to pent-up demand for application transformation and modernization. We anticipate a possible shift toward application modernization to meet future civilian and military requirements. Cloud, mobile and as-a-service solutions approved by FedRAMP are fostering new alternative approaches with which CIOs are beginning to engage.
Competitive Landscape
Increasing Competition. We compete against a broad range of companies including large defense contractors; diversified consulting, technology and outsourcing service providers; companies focused principally on the provision of services to the U.S. federal government; and small businesses that participate in the U.S. federal government market. We provide full-spectrum professional IT services to the U.S. federal government as well as state and local agencies and team with, and compete against, companies across this entire competitive landscape.
Large defense contractors are those companies capable of competing across our entire market space, possessing the reputation and ability to compete on large deals with any U.S. federal government agency and having the financial strength to manage and execute large-scale programs. Some of the large defense contractors we regularly compete with include Lockheed Martin, Northrop Grumman, Raytheon, Boeing, General Dynamics, SAIC and Leidos.
We compete against certain diversified consulting, technology and outsourcing service providers that participate in the public sector market. These are companies that, while lacking the breadth of public sector offerings and presence to compete broadly across the public sector market, are highly regarded and successful in the areas in which they do compete. Some of our competitors in this category include IBM, AT&T, Verizon, HP Enterprise Services, Dell, Accenture and CGI.

We also compete against companies that are focused principally on providing services to the U.S. federal government. These are companies that are highly specialized firms that have exceptional mission knowledge, customer intimacy or specific intellectual property that can make them major competitors in the markets that they serve. Some of our competitors in this category include CACI, Booz Allen, ManTech, SRA and ICF.
Emergence of Disruptive Players. There is a new set of disruptive players and service offerings that have recently emerged in the government market, led by Amazon Web Services, Microsoft Azure, Google, ServiceNow and other cloud providers. Salesforce recently received its FedRAMP approval which generated an immediate increase in government interest. Microsoft has implemented unique clouds tailored for specific segments of our market, which will include not only Office365, but the complete Azure offering. Amazon Web Services added hundreds of new features and services to their offering last year, with many of these improving security and compliance, and they are on track to make even more improvements this year. We plan to partner with the leading disruptive players, incorporating their offerings into our hybrid cloud business model to meet customer mission demand and their very specific and unique requirements, culture and rate of adoption.
Small Business. Finally, the federal market supports many small businesses through requirements and incentive programs to create entrepreneurial opportunities for small business owners. In order to support our customers’ use of these small business set-asides, we are implementing a “preferred” small business partner program to more effectively team and compete in this segment of the market.
Our People and Culture
People. Our success as a 50+ year strong IT, mission- and operations-related services provider is highly dependent on the excellent technical capabilities, high standards and ethics and the dedication of our people. As of June 2015, we employed approximately 14,000 employees, many of whom are deployed at customer sites throughout the U.S. Our headquarters are located in Falls Church, Virginia with major locations in Washington D.C., Virginia, Maryland, Kentucky, Alabama, North Carolina, New Jersey, New York and Louisiana. In Bossier City, Louisiana, we are in the process of deploying the Integrated Technology Center, our low-cost integrated delivery center, which we expect when fully functional will be supported by over 800 IT employees serving our customers across the business.
CLEAR Corporate Values. Our Corporate Values are CLEAR: Client-Focused, Leadership, Execution Excellence, Aspiration and Results. The CLEAR values give unifying focus and purpose to each of our 14,000 employees. No matter the industry, offering, region, or work site, our CLEAR values work to harmonize our culture and our approach to customer service. In today’s fast-paced, diverse workplace, our Values inform our instincts and represent common standards in an increasingly virtual enterprise. The uniformity of our Values aligns us as teammates from all layers and levels, and normalizes our interactions with customers, suppliers, alliance partners and respected competitors.
Ethics and Compliance. Our business’s commitment to ethics is unwavering, and our ethics and compliance program is designed to meet general governance and specific industry and regulatory requirements with a strategic focus on values, culture and performance with integrity. We know that strong risk management processes and effective internal controls-policies, procedures, training, audit and monitoring programs-are key components of well-run ethics and compliance organizations. Beyond these, however, we believe culture and values are intangible ingredients that make all the difference and so these are areas in which our executives and the program’s leadership are heavily invested.
Our code of business conduct makes clear our expectations for ethical leadership, performance with integrity, and compliance with company policies and the law. Our code makes clear the obligation we all have to report known or suspected misconduct; equally clear is our zero tolerance position on retaliatory behavior toward those who make such reports in good faith. We train employees annually on the principles of our Program and the contents of our code, which applies equally to all directors, officers, executives and employees of Computer Sciences GS worldwide.
Security. Security is critically important to our customers and their mission and it is fundamental to business and a commitment to improving security is a core part of our corporate culture. We commit to performing our jobs with a measure of knowledge, experience and accountability. Equally as important as the skill and knowledge with which we perform our daily tasks is our commitment to honesty in our dealings with others and the integrity of the deliverables for which we are responsible. We show respect to one another, embrace our rich diversity and always lead by example. Our culture and business are strengthened and unified when we perform with integrity. This culture of ethics and performance with integrity is what we strive to promote and sustain every day.

Outstanding Talent Community. We have a longstanding culture, rich in mission and IT experience, which provides a foundation that is deep in customer domain knowledge and trust. Over 90% of our employees hold secret, top secret or top secret/sensitive compartmented information clearances and access. The majority of the workforce is technical in nature with over 70% having a bachelor’s degree or higher. Employees’ skills and talents range from entry level technologist to expert level professionals in software design and development, DevOps, network engineering, systems administration, programmer analyst, systems engineering, training, logistics, consulting, product development, customer support, scientist and next-generation IT including agile, cyber, cloud and mobility. We have thousands of employees doing every aspect of software and data engineering, half of which are engaged on Agile teams. We cover many development languages including .NET, C#, Java, Ruby, Groovy, Drupal and Python. Many use Open Source tools as their primary environment in both public and private clouds.
Our workforce is led by talented and experienced leaders that have cross-industry, technical and broad experience and the knowledge and experience to bring the best solutions to our customers’ most complex missions. Our executive leadership leverages extensive industry experience, across our defense, intelligence, health and civil markets, are recognized as leaders in their respective markets by our customers and partners, and have proven successful track records for performance and growth. Our strong succession planning and development means we have a deep bench of leaders coming up through the organization.
We invest heavily in our talent acquisition and staffing capabilities to ensure we are able to find and hire the most qualified candidates. We recruit excellent talent into the organization, with a key emphasis on our university relations and recruiting strategy, in order to build the emerging leaders and technologists of our future. Each year, we typically receive more than 100,000 applications, conduct more than 6,500 interviews and hire over 2,900 new personnel. In addition, we partner to hire those exiting the military through programs focused on wounded veterans and those with disabilities. We have over 3,500 self-identified veterans in our workforce today, one third of whom self-identified as having a disability. In 2015 we were recognized for being one of the best companies for veterans based on our population base as well as our practices, policies and culture.
Talent Development. We focus on continued development in four key areas: leadership, sales, program management and technical. We offer online and community-based educational opportunities, in addition to trainings offered by our partners in their respective areas. We promote an environment of continuous learning with strong educational assistance and certification benefits, along with individual development plans aligned with our growth strategy.
Intellectual Property
Our technical services and products are not generally dependent upon patent protection, although we do selectively seek patent protection. Our proprietary intellectual property portfolio, which covers products, technical services, consulting, methodologies and know-how, will be licensed to us by CSC and is protected by non-disclosure agreements, contractual arrangements and in the form of one or more of the following: trade secret, patent, copyright or trademark. Some of our proprietary intellectual property contains licensed third-party and open source components.
For our work under U.S. federal government funded contracts and subcontracts, the U.S. federal government obtains certain rights to data, software and related information developed under such contracts or subcontracts. These rights may allow the U.S. federal government to disclose such data, software and related information to third parties which may in some instances include competitors. In the case of our work as a subcontractor, our prime contractors may also have certain rights to data, information and products that we develop under the subcontract.
In connection with the Spin-Off, CSC will grant us a perpetual, royalty-free, non-assignable license to certain know-how owned by CSC that we use to run our business prior to the Spin-Off. In addition, CSC will grant us a perpetual, royalty-free, non-assignable license to certain software products, trademarks and work flow and design methodologies. The licenses granted to us will be restricted to use solely in connection with U.S. federal and certain U.S. state and local government customers. In addition, any improvements we make to such intellectual property or derivative works of such intellectual property that we develop will be assigned to CSC and licensed back to us subject to the same limitations on use. As a result of the scope limitation in our rights to use our intellectual property, our ability to effectively bid for or perform contracts for customers other than the U.S. federal government and certain U.S. state and local governments will be extremely limited unless we acquire or independently develop, without making use of CSC’s intellectual property, other intellectual property that would permit us to do so. In addition, we will grant CSC a non-exclusive, perpetual, royalty-free, fully paid-up, non-assignable license to any intellectual property acquired or developed by us within six months following the Spin-Off for CSC’s use, which license shall be limited to use outside our field of U.S. federal and certain state and local government customers during the first five years following the Distribution.

Regulatory Matters
As a U.S. federal government contractor, our business is heavily regulated and our need for compliance awareness and business and employee support is great. We provide offerings to numerous U.S. federal government agencies and entities, including agencies of the DoD and the DHS. When working with these and other U.S. federal government agencies and entities, we must comply with laws and regulations relating to the formation, administration and performance of contracts, security and control of classified and unclassified information and information systems, international trade compliance, human trafficking, mandatory disclosure of “credible evidence” of a violation of certain criminal laws, the civil False Claims Act, or significant government overpayments in connection with the award or performance of a contract or subcontract. U.S. federal government contractors generally are subject to:

•
FAR, and regulations supplemental to the FAR, which regulate the formation, administration and performance of U.S. federal government contracts. For example, FAR 52.203-13 requires contractors to establish a Code of Business Ethics and Conduct, implement a comprehensive internal control system and report to the government when the contractor has credible evidence that a principal, employee, agent or subcontractor, in connection with a government contract, has violated certain federal criminal laws, violated the civil False Claims Act or has received a significant overpayment;

•
the False Claims Act and False Statements Act, which impose civil and criminal liability for presenting false or fraudulent claims for payments or reimbursement, and making false statements to the U.S. federal government, respectively;

•	the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with the negotiation of a contract, modification, or task order;

•
the Procurement Integrity Act, which regulates access to competitor bid and proposal information and certain internal government procurement sensitive information, and our ability to provide compensation to certain former government procurement officials;

•	laws and regulations restricting the ability of a contractor to provide gifts or gratuities to employees of the U.S. federal government;

•
post-government employment laws and regulations, which restrict the ability of a contractor to recruit and hire current employees of the U.S. federal government and deploy former employees of the U.S. federal government;

•
laws, regulations, and executive orders restricting the use and dissemination of information classified for national security purposes or determined to be “controlled unclassified information” or “for official use only” and the export of certain products, services, and technical data, including requirements regarding any applicable licensing of our employees involved in such work;

•	laws, regulations, and executive orders regulating the handling, use, and dissemination of personally identifiable information in the course of performing a U.S. federal government contract;

•
laws, regulations, and executive orders governing organizational conflicts of interest that may restrict our ability to compete for certain U.S. federal government contracts because of the work that we currently perform for the U.S. federal government or may require that we take measures such as setting up a firewall around certain employees or restricting their future work activities due to the current work that they perform under a U.S. federal government contract;

•	laws, regulations and executive orders that impose requirements on us to ensure compliance with requirements and protect the government from risk related to our supply chain;

•	laws, regulations and mandatory contract provisions providing protections to employees or subcontractors seeking to report alleged fraud, waste, and abuse related to a government contract;

•
the Contractor Business Systems rule, which authorizes DoD agencies to withhold a portion of our payments if we are determined to have a significant deficiency in our accounting, cost estimating, purchasing, earned value management, material management and accounting, and/or property management system; and

•
the Cost Accounting Standards and Cost Principles, which impose accounting requirements that govern our right to reimbursement under certain cost-based U.S. federal government contracts and require consistency of accounting practices over time.

We are also subject to oversight by the U.S. Office of Federal Contract Compliance Programs for federal contract and affirmative action compliance in the following areas:

•	Affirmative Action Plans;

•	Applicant Tracking;

•	Compliance Training;

•	Customized Affirmative Action Databases and Forms;

•	Glass Ceiling and Compensation Audits;

•	Desk and On-Site Audits;

•	Conciliation Agreements;

•	Disability Accessibility for Applicants and Employees;

•	Diversity Initiatives;

•	EEO Compliance;

•	E-Verify;

•	Internal Affirmative Action Audits;

•	Internet Recruiting and Hiring Processes;

•	OFCCP Administrative Enforcement Actions;

•	Record-Keeping Requirements; and

•	Sarbanes-Oxley Compliance.
The U.S. federal government routinely revises its procurement practices and adopts new contract rules and regulations. In order to comply with these laws and regulations, we participate in industry-wide associations that represent the industry perspectives on proposed regulations to the government, monitor proposed regulatory changes, maintain compliance staffs and conduct awareness and training for affected employees, such as our contracts staff or DCAA compliance team.
The U.S. federal government has a broad range of actions that it can instigate in order to enforce its procurement law and policies. These include proposing a contractor, certain of its operations or individual employees for debarment or suspending or debarring a contractor, certain of its operations or individual employees from future government business. In addition to criminal, civil and administrative actions by the U.S. federal government, under the False Claims Act, an individual alleging fraud related to payments under a U.S. federal government contract or program may file a qui tam lawsuit on behalf of the government against us; if successful in obtaining a judgment or settlement, the individual filing the suit may receive up to 30% of the amount recovered by the government.
Seasonality
The U.S. federal government’s fiscal year ends on September 30 of each year. It is not uncommon for U.S. federal government agencies to award extra tasks or complete other contract actions in the weeks before the end of its fiscal year in order to avoid the loss of unexpended fiscal year funds. In addition, we also have generally experienced higher bid and proposal costs in the months leading up to the U.S. federal government’s fiscal year end as we pursue new contract opportunities being awarded shortly after the U.S. federal government fiscal year end as new opportunities are expected to have funding appropriated in the U.S. federal government’s subsequent fiscal year.
Properties
As of June 12, 2015, we conducted our operations in approximately 100 locations occupying approximately 3 million square feet. Our major locations are in the District of Columbia, Maryland and Virginia, where we occupy approximately 1.5 million square feet, collectively. We have other significant facilities located in North Carolina, New Jersey and New York, where we occupy approximately 318,000, 214,000 and 211,000 square feet, respectively.
In addition, we operate from facilities in the states of Alabama, Arizona, California, Colorado, Florida, Georgia, Illinois, Indiana, Iowa, Kentucky, Louisiana, Massachusetts, Minnesota, Nebraska, Ohio, Oklahoma, South Carolina, Texas and West Virginia and in the countries of Afghanistan, Argentina, Brazil, Colombia, Dominican Republic, Ethiopia, Guyana, Haiti, Jamaica, Mexico and Trinidad and Tobago. We consider our facilities to be well maintained and adequate to meet our current and projected needs.
We currently share space at several locations with other businesses of CSC. Following the Spin-Off, we expect to own approximately 150,000 square feet in Daleville, Alabama and 265,000 square feet in Falls Church, Virginia and to lease approximately 2.8 million square feet at over 90 locations pursuant to leases assigned to us by CSC or subleased from CSC. At four of these locations, in Falls Church, Virginia, El Segundo, California, Sterling, Virginia and Hanover, Maryland, we expect to be co-located with CSC following the separation, in appropriately segregated space, pursuant to lease or sublease arrangements between CSC and us.

Following is a summary of properties we expect to own or lease following the Spin-Off.
Properties Owned	Approximate Square Footage	General Usage
Daleville, Alabama	150,000	General Office
Falls Church, Virginia	265,000	Corporate Headquarters

Properties Leased	Approximate Square Footage	General Usage
Alabama	78,000	General Office
Arizona	6,000	General Office
California	83,000	General Office
Colorado	12,000	General Office
District of Columbia	195,000	Computer and General Office
Florida	10,000	General Office
Georgia	10,000	General Office
Illinois	15,000	General Office
Indiana	3,000	General Office
Iowa	4,000	General Office
Kentucky	34,000	General Office
Louisiana	41,000	Computer and General Office
Massachusetts	8,000	General Office
Maryland	699,000	Computer and General Office
Minnesota	2,000	General Office
North Carolina	318,000	Computer and General Office
Nebraska	6,000	General Office
New Jersey	214,000	General Office
New York	211,000	General Office
Ohio	21,000	General Office
Oklahoma	1,000	General Office
South Carolina	7,000	General Office
Texas	69,000	Computer and General Office

Virginia	580,000	Computer and General Office
West Virginia	14,000	General Office
Argentina	3,000	Consular/Visa Services
Brazil	62,000	Consular/Visa Services
Colombia	18,000	Consular/Visa Services
Dominican Republic	4,000	Consular/Visa Services
Guyana	2,000	Consular/Visa Services
Haiti	2,000	Consular/Visa Services
Jamaica	3,000	Consular/Visa Services
Mexico	75,000	Consular/Visa Services
Trinidad and Tobago	2,000	Consular/Visa Services
Total Leased Properties	2,812,000
Legal Proceedings
Our performance under our contracts and our compliance with the terms of those contracts and applicable laws and regulations are subject to continuous audit, review and investigation by the U.S. federal government, state governments and other regulatory authorities. Given the nature of our business, these audits, reviews and investigations may focus on, among other areas, labor time reporting, sensitive and/or classified information access and control, executive compensation and post-government employment restrictions. We are not always aware of our status in such matters, but we are currently aware of certain pending audits and investigations involving labor time charging. In addition, from time to time, we are also involved in legal proceedings and investigations arising in the ordinary course of business, including those relating to employment matters, relationships with customers and contractors, intellectual property disputes and other business matters. These legal proceedings seek various remedies, including monetary damages in varying amounts or are unspecified as to amount. Although the outcome of any such matter is inherently uncertain and may be materially adverse, based on current information our management does not expect any of the currently ongoing audits, reviews, investigations or litigation to have a material adverse effect on our financial condition, cash flows or results of operations other than as discussed below.
Under the terms of the Master Separation and Distribution Agreement we will be responsible for and will indemnify CSC for any liabilities arising from claims, disputes and other matters relating to our business. Set forth below is a description of certain actions brought against or involving CSC that relate to our business and for which we will be responsible after the Spin-Off.
Maryland Medicaid Enterprise Restructuring Project
After competitive bidding, on March 1, 2012, CSC was awarded the Maryland Medicaid Enterprise Restructuring Project (“MERP”) contract by the State of Maryland (the “State”) to modernize the Medicaid Management Information System, a database of Medicaid recipients and providers used to manage Medicaid reimbursement claims. The MERP contract is predominately fixed-price. Since the date the MERP contract was awarded, U.S. federal government-mandated Medicaid IT standards have been in considerable flux. The State directed CSC to include additional functionality in the system design to incorporate new federal mandates and guidance promulgated after the base scope of the contract was finalized. Further, the State declined to approve contract modifications to compensate CSC for this additional work.
As a result of the State’s refusal to amend the MERP contract and equitably adjust the compensation to be paid to CSC and, in accordance with prescribed State statutes and regulations, CSC filed a certified contract claim in September 2013, which after various procedural developments is now pending before the Maryland Board of Contracts Appeals (the “State Board”).
On August 22, 2014, the State unilaterally suspended performance under the contract for 90 days and repeatedly extended the suspension until providing a Notice of Default termination in October 2015.
As the result of the suspension and other actions and inactions by the State in performance of its obligations under the Contract, in October 2014, CSC filed additional contract claims under various legal theories, such that currently the total amount claimed by CSC is approximately $80 million.

Although between April 2015 and September 2015, CSC and the State were in settlement negotiations to restructure the program and resolve all issues, including CSC’s contract claims, on September 14, 2015, the State orally advised us that the Governor elected to abandon the contract settlement and restructuring discussions and directed the State to terminate the contract. On October 14, 2015, the State provided us with a Notice of Default Termination. When a contract is terminated for default, Maryland procurement regulations allow the State to procure substitute performance, with the contractor being liable for any excess reprocurement costs. Any State claim against us arising from a default termination for reprocurement costs would be appealable by us to the State Board, as is the default termination itself. The State has not asserted a claim for reprocurement costs and, were it to do so, we believe such a claim would be meritless and unsupported by the facts.
We intend to challenge the legal basis of the State’s termination for default and seek to convert it to a convenience termination through litigation at the State Board. As we proceed with the litigation, we expect to consolidate all of our claims against the State with any State claim arising from the default termination. We will litigate on behalf of CSC and indemnify CSC for the costs of litigation and any other costs or liabilities CSC may incur in the litigation. Recovery by CSC will be credited to us. Management has evaluated the recoverability of assets related to this contract in light of these developments and concluded that no adjustments to our financial statements are required.
Unless otherwise noted, the Computer Sciences GS Business is unable to develop a reasonable estimate of a possible loss or range of losses associated with the following contingent matters at this time:
Strauch et al. Fair Labor Standards Act Class Action
On July 1, 2014, plaintiffs filed Strauch and Colby v. Computer Sciences Corporation in the U.S. District Court for the District of Connecticut, a putative nationwide class action alleging that CSC violated provisions of the Fair Labor Standards Act (“FLSA”) with respect to system administrators who worked for CSC at any time from June 1, 2011 to the present. Plaintiffs claim that CSC improperly classified its system administrators as exempt from the FLSA and that CSC therefore owes them overtime wages and associated relief available under the FLSA and various statutes, including the Connecticut Minimum Wage Act, the California Unfair Competition Law, California Labor Code, California Wage Order No. 4-2001, and the California Private Attorneys General Act. The relief sought by plaintiffs includes unpaid overtime compensation, liquidated damages, pre- and post-judgment interest, damages in the amount of twice the unpaid overtime wages due, and civil penalties.
CSC’s position is that its system administrators have the job duties, responsibilities, and salaries of exempt employees and are properly classified as exempt from overtime compensation requirements. CSC’s Motion to Transfer Venue was denied in February 2015.
On June 9, 2015, the Court entered an order granting the plaintiffs’ motion for conditional certification of the class of system administrators. The Strauch putative class includes more than 6,400 system administrators, of whom 2,921 are employed by us and the remainder of whom are employed by CSC. Courts typically undertake a two-stage review in determining whether a suit may proceed as a class action under the FLSA. In its order, the Court noted that, as a first step, the Court examines pleadings and affidavits, and if it finds that proposed class members are similarly situated, the class is conditionally certified. Potential class members are then notified and given an opportunity to opt in to the action. The second step of the class certification analysis occurs upon completion of discovery. At that point, the Court will examine all evidence then in the record to determine whether there is a sufficient basis to conclude that the proposed class members are similarly situated. If it is determined that they are, the case will proceed to trial; if it is determined they are not, the class is decertified and only the individual claims of the purported class representatives proceed. The Business’s position in this litigation continues to be that the employees identified as belonging to the conditional class were paid in accordance with the FLSA.
Plaintiffs are filing an amended complaint to add additional plaintiffs and allege violations under Missouri and North Carolina wage and hour laws. We do not believe these additional claims differ materially from those in the original complaint. The next stage in the litigation will be a motion for class certification, which is currently due from plaintiffs in January 2016.
CECOM Rapid Response Demand Letter
On July 12, 2013, the U.S. Army’s Communications-Electronics Command (“CECOM”) issued a demand letter based upon DCAA audit reports and Forms 1, for reimbursement in the amount of $235 million in costs that CSC allegedly overcharged under its Rapid Response (“R2”) contract (Contract No. DAAB07-03-D-B007) by placing CSC, interdivisional, teammate, and vendor employees in R2 labor categories for which they were not qualified. CSC’s position has been that, in most instances, the individuals in question met the contract requirements for their labor categories, and that, in all instances, DCAA and CECOM have ignored the value the government received for CSC’s work. CSC and CECOM have engaged in discussions in an attempt to resolve this issue but, at this point in time, there can be no assurance that the parties will be able to resolve their differences, in which case the Business would litigate this matter.
NetCracker Technology Corp.
In August 2013, CSC received a Civil Investigative Demand from the U.S. Department of Justice’s Civil Division seeking documents and information regarding CSC’s contract with the Defense Information Systems Agency (“DISA”) and its subcontract with NetCracker Technology Corp. (“NetCracker”). Since that time, CSC has cooperated with a government investigation into issues on this subcontract. On March 26, 2015, CSC received a letter from the Civil Division claiming that CSC violated the False Claims Act and breached its contract with DISA based upon actions taken by NetCracker in performing its work on the subcontract. CSC has taken the position that it has not engaged in any conduct that would violate the False Claims Act. In October 2015, CSC and the government reached a $1.35 million agreement to settle this matter based upon the government’s claim for breach of contract as a result of the actions of NetCracker, CSC’s directed subcontractor, which violated the terms of CSC’s contract with DISA. NetCracker agreed to pay the government $11.4 million to settle this matter.
Contract Disputes Act Pension Curtailment Claim
CSC’s Board approved an amendment to freeze our principal U.S. pension plan effective May 20, 2009. At the freeze of benefits, which constituted a curtailment, CSC performed the calculation delineated in CAS 413-50(c)(12) which resulted in a deficit of approximately $169.4 million that CSC was entitled to recover from the U.S. federal government. The annual amount included in the indirect rates through Fiscal 2025 is approximately $9.3 million. As of March 30, 2015, and by informal agreement, CSC has recovered approximately $138.9 million through indirect costs charged to U.S. federal government contracts of CSC’s North American Public Sector. Although CSC has continued to recover the deficit through its indirect rates, it elected to file a claim under the Contract Disputes Act on March 30, 2015, to preserve its rights should the government elect to change the recovery process. The claim was filed with the DCMA for $30.4 million representing the U.S. federal government’s share of the unrecovered pension deficits and an additional $30.9 million to account for interest permitted under CAS when payments are amortized. The DCMA decision was due in August 2015; however, DCMA has requested additional time to decide the claim. If the claim for the unrecovered amount is denied, as a successor to the CAS-covered contracts, we will file an appeal with either the Armed Services Board of Contract Appeals or the U.S. Court of Federal Claims. Since the claim was filed, CSC has continued to recover through its indirect rates.
CSC accrues a liability when management believes that it is both probable that a liability has been incurred and that the amount of loss can be reasonably estimated under ASC 450. CSC believes it has appropriately recognized liabilities for any such matters. In addition to the matters noted above, CSC is currently party to a number of disputes that involve or may involve litigation. Regarding other matters that may involve actual or threatened disputes or litigation, CSC, in accordance with the applicable reporting requirements, provides disclosure of such matters for which the likelihood of material loss is reasonably possible. CSC assessed reasonably possible losses for all other such pending legal or other proceedings in the aggregate and concluded that the range of potential loss is not material.
CSC also considered the requirements regarding estimates used in the disclosure of contingencies under ASC Subtopic 275-10, Risks and Uncertainties. Based on that guidance, CSC determined that supplemental accrual and disclosure was not required for a change in estimate that involves contingencies because CSC determined that it was not reasonably possible that a change in estimate will occur in the near term. CSC reviews contingencies during each interim period and adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case.

BUSINESS OF SRA
Overview
SRA is a leading provider of sophisticated IT and professional services to the U.S. federal government. SRA services help SRA government customers address complex IT needs in order to achieve their missions more effectively, while also increasing efficiency and reducing expenses. Approximately 70% of SRA’s revenue is derived from IT service offerings, including software and systems development, network infrastructure and cloud services, and cybersecurity, with the remaining 30% derived from domain-specific professional services in areas such as intelligence analysis, bioinformatics and health sciences, energy and environmental consulting, and enterprise planning and resource management. SRA’s business has an operating model, characterized by recurring revenues, diverse multi-year contracts, and strong free cash flow conversion.
SRA believes that the large size of its addressable market and SRA’s focus on higher growth areas of the market provide it with ample opportunities to grow. SRA estimates, based in part on data from the Federal Procurement Data System, or FPDS, that the U.S. federal government spent approximately $125 billion in government fiscal year 2014 with third parties on the types of IT and professional services that SRA provides, which SRA refers to as its addressable market. Within SRA’s addressable market, SRA generated approximately 78% of its revenue in fiscal 2015 from the health, civil, intelligence, homeland security, and law enforcement end markets. According to reports of International Data Corporation (“IDC”) (issued March 2015 and July 2015) spending by the federal government in the health and civil IT markets is forecasted to grow 5.1% annually from government fiscal year 2014 to 2019, which compares to a forecasted compound annual growth rate (“CAGR”) of 0.5% for spending in the federal Department of Defense (“DoD”), IT markets over the same period. In addition, SRA generated approximately 22% of its revenue in fiscal 2015 from the defense end market, where it focuses on technically complex IT services with long-term demand drivers, such as cybersecurity, mobility, big data, data center optimization, common networking infrastructure, cloud and supporting applications. More than half of SRA’s fiscal 2015 revenue from the defense end market came from services areas such as joint operations and other Unified Combatant Commands. According to IDC, these services areas of the federal DoD IT market make up more than a third of the entire federal DoD IT market and are forecasted to grow at a CAGR of 3.6% from government fiscal year 2014 to 2019. Less than 2% of SRA’s fiscal 2015 revenue was derived from the declining portion of the defense end market tied to Overseas Contingency Operations (“OCO”), funding.
In addition to focusing on attractive and growing segments of its addressable market, SRA has invested in business development capabilities that it believes will enable it to continue to grow its market share. Since 2011, SRA has nearly doubled headcount in its business development functions, while also reorganizing its resources to more effectively pursue and win new business in its target markets. Through these efforts, SRA increased the volume of new contract opportunities for which its submitted bids from $2.2 billion in fiscal 2011 to $6.1 billion in fiscal 2015. SRA has also enhanced the quality of its business development process by identifying and pursuing new business opportunities earlier and focusing on contracts where SRA’s services are differentiated from its competitors. As a result, SRA has maintained stable new business win rates in both fiscal 2014 and fiscal 2015 and increased new business contract wins from $334 million in fiscal 2012 to $542 million in fiscal 2015.
SRA’s revenue is diversified across more than 900 unique contracts, with no single government agency representing more than 10% of revenue and no single contract representing more than 5% of revenue for the year ended June 30, 2015. Moreover, SRA has an attractive mix of contract types with approximately 73% of its fiscal 2015 revenue generated from fixed-price or time-and-materials contracts, which typically generate higher margins than cost-plus-fee contracts.
SRA’s business model consists of multi-year contracts with high revenue visibility, attractive margins, and strong free cash flow conversion. SRA typically serves its customers under long-term contracts that span three to seven years, and SRA has served many of its customers for more than 20 years. SRA’s long-term contracts and relationships provide it with high revenue visibility, with average contract lengths of approximately five years as of June 30, 2015. See “Regulatory Matters”—“U.S. Government Contracts.” Further, SRA’s $3.4 billion of total backlog as of June 30, 2015 represents approximately 2.5 times fiscal 2015 revenue, providing it with a base of future revenues supported by existing contracts. SRA believes that its strong margin profile is due to the sophisticated nature of its work, efficient operating structure, and favorable mix of contract types. In addition, with capital expenditures of less than 1% of revenue and low working capital requirements, SRA has historically had strong free cash flow conversion, allowing it to generate approximately $412 million of cash available for debt reduction or acquisitions since the Providence Acquisition in July 2011. On March 31, 2011, SRA entered into an Agreement and Plan of Merger with affiliates of Providence Equity Partners L.L.C. (“Providence”), and on July 20, 2011 SRA completed the transaction, which is referred to in this Information Statement as the “Providence Acquisition,” whereby funds affiliated with Providence together with SRA’s founder, Dr. Volgenau, acquired all of the equity interests in SRA.
SRA’s Opportunity
SRA believes that it is well-positioned to take advantage of the growing needs of its customers for sophisticated capabilities and services within the large government market for IT and professional services.
Large addressable market that provides ample opportunity for us to grow. SRA estimates that the U.S. federal government spent approximately $125 billion in government fiscal year 2014 with third parties on the types of IT and professional services that its provides. SRA believes that this overall addressable market is poised to grow, as the administration’s fiscal year 2016 budget request proposes to increase IT spending by $1.4 billion (from $78.1 billion to $79.5 billion), or 1.8%, across substantially all of its end markets over the 2015 budget request level. Due to the large size of the market and SRA’s estimated market share of 1.1% based on fiscal 2015 revenues, SRA believes that there are ample new business opportunities to drive revenue growth and take market share by leveraging the sophisticated nature of its capabilities. SRA also believes that it has a differentiated position in its addressable market due to its broad footprint across more than 150 agencies in the health, civil, intelligence, homeland security, law enforcement and defense end markets, which allows it to be selective with the opportunities that it pursues and to focus on segments that are experiencing growth.
Increased government demand for IT and professional services. SRA believes the U.S. federal government is in the process of transforming its IT infrastructure and software systems in order to increase efficiency and reduce expenses. For example, guidance from the Office of Management and Budget, or OMB, mandates that federal agencies transform their IT infrastructures to realize cost savings through data center consolidation and utilization of innovative technologies, such as cloud computing. In order to rapidly address this transformation by the most efficient available means, the federal government frequently engages professional services providers, like SRA, who have expertise in and focus on IT and related professional services. The capabilities and expertise SRA provides address the priority areas of IT investment for the federal government, including cloud computing, cybersecurity, and Agile-based software development methodologies. The government’s investment and increased spending in cloud computing is generating new opportunities in areas such as cloud readiness assessments, cloud deployment strategies, and integrated security solutions, including privacy and protection of data stored in the cloud. As a result, Deltek’s October 2014 report predicts that the market for cloud computing services will increase from $2.4 billion in government fiscal year 2015 to $6.5 billion in government fiscal year 2019, a CAGR of approximately 28%. In addition, evolving cyber threats, the pace of technological change, and increasing reliance on mobile solutions make cybersecurity a global priority and an imperative for SRA’s government customers. Deltek estimates that the market for non-classified cybersecurity services will grow to $10 billion by government fiscal year 2019.
Focus on higher growth end markets. Many of SRA’s end markets are forecasted by IDC to grow faster than overall government IT spending. Of note, 78% of SRA’s fiscal 2015 revenue is derived from the health, civil, intelligence, homeland security, and law enforcement agencies of the U.S. federal government. Within this market, health and civil agencies formed the largest component of federal government spending on IT, at $44 billion for government fiscal year 2014. Overall, the health and civil IT markets are forecasted by IDC to increase spending at a CAGR of 5.1% from government fiscal year 2014 to 2019, which compares to a forecasted CAGR of 0.5% for spending in the federal DoD IT market over the same period. In particular, many of the largest and most sophisticated customers of SRA’s Health and Civil group are expected to experience even stronger IT spending growth over the same period, including IDC-forecasted CAGRs of 6.5% at the Department of State, or DoS, 8.5% at the Department of Health and Human Services, or HHS, and 9.5% at the Department of Veterans Affairs, or VA. In

addition, more than half of SRA’s fiscal 2015 revenue from the defense end market came from services areas such as joint operations and other Unified Combatant Commands. According to IDC, these services areas of the federal DoD IT market make up more than a third of the entire federal DoD IT market and are forecasted to grow at a CAGR of 3.6% from government fiscal year 2014 to 2019.
SRA’s Business Groups
SRA is organized into two business groups: Health & Civil (52% of revenue for fiscal 2015) and National Security (48% of revenue for fiscal 2015). Both business groups experienced similar operating trends and economic characteristics in fiscal 2015 as compared to fiscal 2014. The following identifies the markets where SRA provides services and emphasizes the level of diversification within the federal government in which it serves.
Health & Civil Group
Health
Health, which was the fastest growing component of SRA’s business in fiscal 2015, represented approximately 26% of SRA’s revenue for fiscal 2015 and 22% for fiscal 2014. SRA believes demand for federal health IT services will continue to expand due to demographic trends, data privacy concerns, and the increased infrastructure required to support the Patient Protection and Affordable Care Act of 2010. SRA believes that it is well-positioned to take advantage of these trends in the federal health landscape, due to its extensive domain knowledge across key areas of the health market, combined with its technical expertise. SRA provides these combined IT services and domain expertise to a broad base of health customers through key contract vehicles and contracts that are used by health agencies to procure such services. SRA’s primary customers in the health market include the HHS operating divisions, such as the National Institutes of Health, Health Resources and Services Administration, the Centers for Disease Control and Prevention, the Centers for Medicare and Medicaid Services, and the Food and Drug Administration, as well as the VA and other military health customers.
Civil Agencies
Revenue earned from SRA’s civil government business represented approximately 26% of SRA’s revenue for fiscal 2015 and 32% for fiscal 2014. SRA believes SRA has a differentiated position in the civilian market due to SRA’s broad footprint across civilian agencies, which allows it to be selective with the opportunities that it pursues and to focus on high growth areas. SRA’s current work includes contracts supporting the Department of Agriculture, the DoS, the Department of Transportation, the Environmental Protection Agency, the Department of Energy, and the Government Accountability Office, among many others.
National Security Group
Intelligence, Homeland Security, and Law Enforcement
SRA derived approximately 26% of its revenue in fiscal 2015 and 23% in fiscal 2014 from customers in the intelligence, homeland security, and law enforcement market. This market has an ongoing need for sophisticated solutions to help protect the nation from terrorist and other attacks and to carry out core functions, such as transportation security, cybersecurity, counter-terrorism, enforcement and administration of immigration laws, intelligence analysis, disaster preparedness, and border security. SRA believes its differentiated expertise in this market lies in its ability to apply analytical, IT-enabled approaches to evaluate and counteract terrorist networks, criminal groups, and other organizations that represent a threat to national security. SRA believes that its experience addressing these challenges and its extensive team of experts with requisite security clearances have solidified its position as a leader in this market. SRA’s primary customers in this market include agencies and organizations within the U.S. Intelligence Community, the Department of Homeland Security, or DHS, Department of Justice, and a limited number of state and local law enforcement agencies.

Defense
SRA’s defense business represented approximately 22% of its revenue for fiscal 2015 and 23% for fiscal 2014. Within the defense market, SRA is predominantly focused on technically complex and mission-critical services that have disproportionate government focus and spending, including special forces organizations and joint commands that support high-profile missions. As a result SRA believes it faces fewer government award determinations based solely on price as compared to the broader defense market. In addition, SRA has limited exposure to areas that face pressure from the drawdown of troops overseas, including OCO spending, which accounted for less than 2% of its revenue in fiscal 2015. SRA’s key customers in the defense market include the U.S. Air Force, U.S. Navy, U.S. Army, U.S. Marine Corps, U.S. European Command, U.S. Africa Command, U.S. Special Operations Command, and a number of other Unified Combatant Commands and joint operations, as well as independent defense agencies.
SRA’s Core Capabilities
SRA strives to be a trusted partner to government agencies, supporting their most important IT programs on an outsourced basis, so that they can achieve their missions more effectively, while also increasing efficiency and reducing expenses. SRA maintains technical talent across all of its core capabilities, including software and systems development, infrastructure services, cloud computing and migration services, cybersecurity, business intelligence and big data, and mobile solutions. SRA also has in-house personnel that provide domain-specific expertise and professional services in key areas of focus for the federal government. In order to deliver the most effective solutions as quickly and efficiently as possible, SRA organizes its technical talent into both customer-focused groups and capability-based groups, ensuring that all of its customers have access to its strongest talent and best technical solutions. SRA believes this organization enhances its ability to provide advanced and differentiated capabilities throughout its customer portfolio. SRA’s core capabilities include:
Software and Systems Development. SRA leverages advanced software practices, architectures, and technologies to deliver customized solutions for its customers that meet the challenges of expanding data sets, mobile work forces and domain-specific requirements. For example, SRA took over modernization efforts for DHS Customs and Border Protection’s, or CBP’s, automated cargo environment in 2014. This large, complex system manages the import and export processes for all cargo entering and exiting the United States. By employing Agile-based methodologies, including its Agile for Gov® solution, SRA helped CBP develop an electronic data interchange and improved CBP’s capabilities in message processing, account management, daily/monthly statements, and workflow for inspectors.
Infrastructure and Cloud Services. SRA helps its customers transform and manage their IT infrastructure solutions to meet growing data storage and access needs by providing cloud computing services, mobile solution development, data center consolidation and management, and networks, server and storage engineering. For example, AcuITy Insightful Solutions®, or AcuITy, is SRA’s award-winning approach to IT strategic planning. AcuITy is a tool SRA has developed in order to save its customers time and effort in their IT investment decision making. To date, several of SRA’s customers, including the U.S. courts, the Army National Guard and the National Institutes of Health, have utilized AcuITy to incorporate their unique objectives, budget considerations, and mission priorities into a decision framework developed with SRA’s institutional knowledge, expertise, and proprietary empirical data. AcuITy generates a customer-specific roadmap, optimizing the efficiency and effectiveness with which its customers can deploy IT investment.
Cybersecurity. SRA meets the growing needs of its government customers to implement and improve cybersecurity capabilities by designing and implementing cybersecurity solutions. SRA has more than 14 years of computer network defense and operations experience and SRA currently operates some of the largest cybersecurity operations centers within the U.S. federal government, positioning it to assist it customers with evolving threats. For example, since 2008 SRA has provided a secure worldwide cyber environment for the DoS, Diplomatic Security. SRA provides comprehensive cyber protection services that focus on strengthening the overall DoS cyber capability through technical, engineering, management, operational, logistical, and administrative support. In doing so, SRA aligns cybersecurity activities and policies in a mission-integrated manner to enhance cyber intelligence and insider threat programs using a number of diverse tools and solutions, including security information and event management and portal security solutions.
Domain-Specific Services. SRA provides a broad array of differentiated domain-specific professional services including intelligence analysis, bioinformatics and health sciences, energy and environmental consulting, and enterprise planning and resource management. SRA’s experts apply their extensive domain knowledge to help organizations better understand and address challenges and meet mission requirements. For example, SRA’s research scientists and public health specialists work collaboratively with HHS federal research and public health organizations providing bioinformatics, high throughput computing big data analytics, and disease surveillance and epidemiology services aimed at enhancing the pursuit of disease detection, prevention, treatment, and outbreak response.
SRA’s Strengths
SRA believes the following are its key strengths:
Strong presence in attractive end markets. SRA believes that its contract mix is focused on the most attractive end markets within its estimated $125 billion addressable market. In fiscal 2015, SRA generated approximately 78% of its revenue from the health, civil, intelligence, homeland security, and law enforcement end markets and approximately 22% of its revenue from the defense end market, where it focuses on technically complex IT services with long-term demand drivers. The health and civil IT markets are forecasted by IDC to grow at a CAGR of 5.1% from government fiscal year 2014 to 2019, which compares to a forecasted CAGR of 0.5% for spending in the federal DoD IT markets over the same period. In addition, less than 2% of SRA’s fiscal 2015 revenue was derived from the declining portion of the defense end market tied to OCO funding.
Diversified base of customers and contracts. SRA’s revenue is diversified across more than 900 unique contracts, with no single government agency representing more than 10% of revenue and no single contract representing more than 5% of revenue for the year ended June 30, 2015. SRA’s broad array of government-wide acquisition contracts (“GWACs”), and indefinite delivery/indefinite quantity (“ID/IQ”), contract vehicles allows it to pursue opportunities across the vast majority of the departments of the U.S. government it serves, which SRA believes positions it well to capture new business.
Trusted partner with longstanding relationships across broad customer base. During a nearly 40-year history, SRA has established deep and enduring relationships across its key customers, serving many of its over 150 customer agencies for more than 20 years. SRA’s workforce is highly integrated with the operations of its customers, with a majority of its professionals working on-site alongside the customers they serve. These relationships afford SRA differentiated insight into the IT and domain-specific needs of its customers and allow it to engage with customers long before a formal request for proposals (“RFP”), for a new procurement is ever released. Today, SRA’s approach to pursuing new business opportunities includes pre-RFP engagement of 12-18 months, during which time SRA’s customers may consider its input as they define the breadth and scope of their long-term IT plans, and the requirements to be solicited.
Extensive business development capabilities. Since 2011, SRA has nearly doubled headcount in its business development functions, while also reorganizing its resources to more effectively pursue and win new business in its target markets. SRA believes this investment will continue to yield meaningful growth opportunities going forward. For example, SRA increased the volume of bids it submitted for new prime contract opportunities from approximately $2.2 billion in fiscal 2011 to approximately $6.1 billion in fiscal 2015. At the same time, SRA has made investments to increase the quality of its contract bids, and, as a result, new business wins have increased from $334 million in fiscal 2012 to $542 million in fiscal 2015.
Attractive business model with strong free cash flow conversion. SRA’s business model is characterized by long-term revenue visibility, attractive margins, and strong free cash flow conversion. SRA operates its business through multi-year contracts that generally range from three to seven years. As a result, SRA has a $3.4 billion total backlog as of June 30, 2015, which represents approximately 2.5 times fiscal 2015 revenue. SRA also has low capital needs, with capital expenditures representing less than 1% of revenue in each of the last three fiscal years and minimal working capital requirements. These factors have allowed it to generate approximately $412 million of cash available for debt reduction or acquisitions since the Providence Acquisition in July 2011.
High-performance culture and management team. SRA’s enduring values of Honesty and Service® have been in place since its inception and represent SRA’s commitment to acting with integrity, delivering quality work and customer satisfaction, taking care of its employees, and serving its country and communities. SRA is inspired by its customers’ missions and it provides who it believes are the best people, working together to generate the best ideas and deliver the best possible performance. SRA has built upon that foundational culture since 2011 by investing in leadership development programs that extend several layers into its organizational structure. In recent years, SRA has promoted many strong performers into new leadership roles, resulting in an average tenure of over 11 years among its senior management team. In the process, SRA has cultivated what SRA believes is a powerful culture focused on providing value to SRA’s customers, hard results, enterprise growth, and cost efficiency.
SRA’s Strategy
The key elements of SRA’s growth strategy are to:
Invest in growth. SRA continues to invest in its business development capabilities and other drivers of growth in order to capitalize on opportunities to increase its market share within its large addressable market. SRA approaches new business opportunities with a rigorous pursuit process, ensuring effective customer engagement and customer understanding of its sophisticated IT and professional services. SRA leverages the extensive customer knowledge and relationships of its business development professionals to position itself for new business opportunities well in advance of the release of a request for proposal, which SRA has found greatly improves its chances of success. Through these efforts, SRA increased the volume of new contract opportunities for which SRA submitted bids from $2.2 billion in fiscal 2011 to $6.1 billion in fiscal 2015. In addition, new business wins have increased from $334 million in fiscal 2012 to $542 million in fiscal 2015.
Maintain a rigorous opportunity selection process. SRA aims to identify the most attractive new business opportunities across all of its end markets. A strong team of business development professionals, combined with nearly 40-year history in the industry and deep customer knowledge, enables SRA to evaluate whether an opportunity meets certain key criteria early in the pipeline qualification process. SRA’s strategy is to identify new business pursuits which do not have an incumbent provider, or whose existing provider may be vulnerable to competition, or where SRA has a long history with the customer. SRA also looks for opportunities to differentiate its proposals with technical merit, either in the form of an innovative technology solution or a unique deployment methodology that is particularly well-suited to the customer’s needs. SRA specifically avoids bidding on contract opportunities that have established low price as the primary award criterion.
Focus on priority end markets. A key element of SRA’s opportunity selection process is the prioritization of investments in the fastest growing end markets for its services, including health, civil, intelligence, homeland security, and law enforcement agencies. SRA believes its past performance and customer relationships across a broad number of these agencies position it favorably in its pursuit of new business opportunities. SRA also leverages its broad footprint and array of GWAC and ID/IQ contract vehicles, which give it access to what SRA considers the most attractive end markets while also generally narrowing the competition for task orders.
Invest in SRA’s core capabilities and technology. SRA continues to invest in its core capabilities and technology in order to deliver the most effective and efficient solutions to its customers and further differentiate itself. SRA has established capability centers across its organization, which are focused on institutionalizing best practices, methodologies, technology, and knowledge of the federal environment. SRA’s capability centers allow it to develop sophisticated offerings that SRA can provide across large portions of its customer base, differentiating it from its competitors and enabling its project teams to utilize best practices and continually introduce innovation to SRA’s existing customers. SRA’s capability centers encompass the following areas of expertise: infrastructure and cloud, cybersecurity and privacy, software development and Agile-based services, data analytics and business intelligence, user experience, and mobility and collaboration.

Execute with efficiency. SRA continues to seek operational improvements to maximize efficiency across both its customer-facing and back office operations, which is a critical component of its competitiveness and margin growth. In fiscal 2012 and 2013, SRA streamlined its selling, general and administrative costs in the areas of facilities, fringe benefits and indirect labor while increasing its investment in its growth capabilities. In fiscal 2014 and 2015, SRA continued those efforts and broadened its efficiency initiatives by instituting continuous improvement programs to better manage direct costs. These programs will be deployed on an ongoing and regular basis in order to drive continued operating efficiency.
Identify and pursue strategic acquisition opportunities. As a complement to its organic growth initiatives, SRA will continue to pursue selective acquisitions to enhance its offerings, expand its customer footprint, and increase its scale. Key selection criteria for potential acquisitions include customer relationships, capabilities and financial performance, as well as its ability to enhance these characteristics through its own business development capabilities and technical expertise as well as any cost efficiencies that come from the potential combination. Over the last four years, SRA completed two tuck-in acquisitions that allowed it to enhance its capabilities and expand its footprint with key government customers, including defense health agencies, DHS, and specialized portions of the U.S. Intelligence Community.
Employees
As of June 30, 2015, SRA has approximately 5,600 employees, up from approximately 5,200 as of June 30, 2014. SRA’s success as an IT and strategic consulting services and solutions company is highly dependent on its ability to attract, develop and retain highly educated and skilled employees, who in many cases, hold security clearances. SRA’s professional staff is highly educated, with approximately 33% of its employees holding advanced degrees. SRA currently has no employees represented by collective bargaining agreements.
Marketing & Sales
SRA markets its services primarily to the U.S. federal government through a rigorous business development process, portions of which are driven by its centralized Marketing & Sales organization and others of which are owned by its business groups. Business groups are responsible for smaller bids and for the early phases of larger new business pursuits, during which time existing customer relationships and engagement are particularly beneficial. The centralized Marketing & Sales team, which includes a Proposal Service Center and Corporate Pricing organization, takes ownership of the later stages of the bid process for larger opportunities, in which proposal materials are drafted and produced. Throughout the new business and recompete pursuit process, experts in relevant technology and capabilities from both the business groups and the centralized Marketing & Sales team contribute ideas and best practices to enhance the solutions SRA intends to propose to its customer. This cooperative approach to business development leverages the critical customer understanding of the operating groups and the comprehensive process expertise of SRA’s centralized Marketing & Sales organization in order to develop solutions tailored to its customers’ requirements, and to qualify and position SRA for new business opportunities with rigor and well in advance of the release of a request for proposal, improving its chances of success.
Over the past several years, SRA has invested significant resources in expanding and improving its marketing and sales capabilities. SRA has completed a number of new initiatives, including implementing a competitive market intelligence and pricing capability; increasing its bid and proposal budgets for early-phase new business pursuit activities; bolstering the business development teams in its business groups; significantly increasing its proposal submittal targets and capacity; and focusing more of its resources on large opportunities. SRA has also established new training programs to broaden and enhance the level of marketing and sales expertise in its operating groups and have created more technical connectivity and collaboration through the establishment of Communities of Practice, or CoPs. SRA’s CoPs enable subject matter experts and technology practitioners to connect and collaborate in order to cultivate and exploit the best ideas, practices, and solutions from across SRA and its technology partners. SRA believes that the expanded size and enhanced skillsets of its marketing and sales teams have increased the size, and improved the quality, of SRA’s opportunity pipeline, as well as its ability to address it.

Competition
SRA competes on the merits of its technical capabilities and mission understanding, its ability to recruit, build and lead strong teams, and its ability to deliver innovative solutions in an efficient and effective manner. Although SRA specifically avoids bidding on procurements that have established low price as a primary award criterion, SRA is cost competitive. SRA’s ability to compete is dependent on its reputation with its customers, its past performance, and access to the appropriate GWACs and ID/IQ contracts. Its competitors include pure-play federal services firms, diversified service providers, divisions of large aerospace and defense firms, and other niche companies, including those receiving advantages under Small Business Administration programs. In an effort to remain competitive and to ensure that it is well postured for future growth, SRA routinely reassesses its corporate strategy, organizational structure and operating model, pricing, focus markets and capabilities, and employee skills and certifications.
Examples of SRA’s competitors include:

•	Federal services firms such as Booz Allen Hamilton Inc., CACI International Inc., Leidos, Inc., and Science Applications International Corporation

•	Diversified services providers such as Accenture Ltd., Deloitte Consulting, LLP, Computer Sciences Corporation, and International Business Machines Corporation

•	Divisions of large aerospace and defense contractors such as General Dynamics Corporation, L-3 Communications, Lockheed Martin Corporation, Northrop Grumman Corporation, and Raytheon Company
Regulatory Matters
U.S. Government Contracts
The vast majority of SRA’s business consists of contracts with the U.S. government, which has a highly structured and regulated competitive procurement process. SRA’s U.S. government contracts are funded by agency budgets that operate on an October-to-September fiscal year. In February or March of each year, the President of the United States presents to Congress the budget for the upcoming fiscal year. This budget proposes funding levels for every federal agency and is the result of months of policy and program reviews throughout the executive branch. From February or March through September of each year, the appropriations and authorization committees of Congress review the President’s budget proposals and establish the funding levels for the upcoming fiscal year. Once these levels are enacted into law, the Executive Office of the President administers the funds to the agencies. If Congress is unable to agree on budget priorities and is unable to pass the annual budget on a timely basis, a continuing resolution is typically enacted. A continuing resolution generally allows government agencies to operate at spending levels approved in the previous budget cycle; however, this may delay funding on some of SRA’s current programs and possible future contract awards. Further, in some instances, Congress may not enact a continuing resolution which could lead to significant non-reimbursable costs. Due to the structure of the federal budget process, SRA’s federal government contracts are typically not fully funded at inception even though these contracts may extend several years into the future. These longer term contracts may also include option years which may not be exercised. Additionally, federal government contracts, by their terms, generally can be terminated at any time by the federal government, without cause, for the convenience of the government. If such a contract is terminated for convenience, SRA would typically be entitled to receive compensation for the services provided and costs incurred through the time of termination, plus settlement expenses and a negotiated amount of profit. However, federal government budget pressures may constrain SRA’s ability to recover costs associated with terminations for convenience.
When working with U.S. government agencies and entities, SRA must comply with laws and regulations relating to the formation, administration, and performance of contracts. The FAR, which mandates uniform policies and procedures for U.S. government acquisitions and purchased services, governs the majority of SRA’s contracts. Individual agencies also have acquisition regulations that may provide implementing language for acquisitions or that supplement the FAR, with which SRA must also comply.

Other federal regulations: (a) require certification and disclosure of cost or pricing data in connection with contract negotiations; (b) govern reimbursement rights under cost-based contracts; and (c) restrict the use, dissemination and exportation of products and information for national security purposes. In some cases, these regulations allow the government significant visibility into SRA’s financial data. While this is customary in federal government contracting, it may limit the overall profit margins in SRA’s business as compared to companies serving customers other than the federal government. Also, in comparison with commercial markets, the federal contracting business typically involves longer-term revenue visibility and higher certainty of revenue collection.
For more information on risks relating to U.S. government contracts, see “Risk Factors.”
Prime Contracts and Subcontracts
SRA was the prime contractor on contracts representing 90%, 91% and 91% of its total revenue for the fiscal years ended June 30, 2013, 2014, and 2015, respectively. When SRA acts as a prime contractor, it derives revenue primarily through its own direct labor services, but also through the efforts of its subcontractors. As part of the contract bidding process, SRA may enter into teaming agreements with subcontractors to enhance its ability to bid on large, complex contracts or to more completely address a particular customer’s requirements. When SRA is the prime contractor on a contract, it is ultimately responsible for the overall contract as well as the performance of its subcontractors. Operating as a prime contractor generally positions SRA to establish better customer relationships, exert more control and influence over results, have clearer visibility into future opportunities, and typically earn higher profit margins on its labor. Serving as the prime contractor also subjects SRA to additional risks and responsibilities. See “Risk Factors” for further discussion.
Single Award Contracts
Under single award contracts with defined statements of work, an agency solicits, qualifies, and then requests proposals from interested contractors. The agency then evaluates the bids and typically awards the contract to a single contractor for a specified service. Single award federal government contracts accounted for approximately 34%, 38%, and 44% of SRA’s total revenue for the fiscal years ended June 30, 2013, 2014, and 2015, respectively.
Multiple Award Contracts
Under ID/IQ contracts, a federal government agency can form preferred provider relationships with one or more contractors. This category includes agency-specific ID/IQ contracts, blanket purchase agreements, GWACs, and GSA schedule contracts. These umbrella contracts, often referred to as vehicles, outline the basic terms and conditions under which federal government agencies may order services. ID/IQ contracts are typically managed by one sponsoring agency, and may be either for the use of a specific agency or available for use by any other agency of the federal government. ID/IQ contracts designated by the OMB for use by any agency of the federal government are referred to as GWACs.
Contractors within the industry compete to be pre-selected to perform work under an ID/IQ contract. An ordering agency then issues delivery orders, commonly known as task orders, for services to be performed under the contract. If the ID/IQ contract has a single prime contractor, only that contractor may be awarded delivery orders. If the contract has multiple prime contractors, the award of each delivery order typically will be competitively determined among the pre-selected contractors.
GSA schedule contracts contain listings of commercial services and products, along with their respective prices. The schedules are maintained by the GSA for use by any federal agency or other authorized entity, including state and local governments. When an agency selects services under a GSA schedule contract, the competitive process is limited to qualified GSA schedule contractors.
Due to the lower contract procurement costs, reduced procurement time, and increased flexibility associated with multiple award contracts, these vehicles have been utilized frequently in the last decade and are held by many contractors. Agency-specific ID/IQs have become increasingly prevalent, particularly in the Defense Department.

Access to the relevant vehicles is critical for contractors intending to do business with a specific agency. Task orders under multiple award contracts, including ID/IQs, blanket purchase agreements, and GSA schedule contracts, accounted for approximately 66%, 62%, and 56% of SRA’s total revenue for the fiscal years ended June 30, 2013, 2014, and 2015, respectively.
Contract Types
Contracts with SRA’s federal government customers generally have one of three types of price structures: cost-plus-fee, time-and-materials, and fixed-price.
Cost-plus-fee contracts. Cost-plus-fee contracts provide for reimbursement of allowable costs and the payment of a fee, which is SRA’s profit. The fee may be fixed or it may vary and be awarded to the contractor based on performance.
Time-and-materials contracts. Time-and-materials contracts provide a fixed hourly rate for each direct labor hour expended plus reimbursement of allowable material costs and out-of-pocket expenses.
Fixed-price contracts. Fixed-price contracts provide a pre-determined fixed price for specified products and/or services. To the extent actual costs vary from the estimates upon which the price was negotiated, SRA will generate more or less than the anticipated amount of profit or could incur a loss.
Each of these contract types presents advantages and disadvantages. Cost-plus-fee contracts generally subject SRA to lower risk. However, not all costs are reimbursed under these types of contracts, and the government carefully reviews the costs SRA charges. In addition, negotiated base fees on cost-plus-fee contracts are generally lower than projected profits on fixed-price or time-and-materials contracts, consistent with SRA’s lower risk. Under time-and-materials contracts, SRA is also generally subject to lower risk compared to fixed-price contracts; however, profit may vary if actual labor hour costs vary significantly from the negotiated rates. Fixed-price contracts typically involve the highest risk and as a result have higher fee levels and offer additional profits if SRA can complete the work for less than the contract amount. However, fixed-price contracts require that SRA absorb cost overruns, should they occur.
Contract profit margins are generally affected by the type of contract. An important part of growing SRA’s operating margin is to increase the amount of services delivered under fixed-price contracts, which present more risk to deliver, but may result in higher profit. The following table summarizes SRA’s historical contract mix, measured as a percentage of total revenue, for the periods indicated.

	Fiscal Year Ended June 30, 2013	Fiscal Year Ended June 30, 2014	Fiscal Year Ended June 30, 2015
Cost-plus-fee	30%	30%	27%
Time-and-materials	35%	36%	38%
Fixed-price	35%	34%	35%

Backlog
Backlog represents the estimated amount of future revenue to be recognized under existing contracts and includes funded and unfunded orders. For additional discussion of backlog, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SRA-Key Metrics-Submittals, Awards, Book-to-Bill, and Backlog.”

Seasonality
See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SRA-Seasonality” for a discussion of the seasonality of SRA’s business.
Properties
SRA leases its office facilities. At June 30, 2015, SRA had approximately 1.1 million square feet of floor space at approximately 54 separate locations, primarily in the U.S., with facilities located in 16 states and the District of Columbia.
SRA has leased its corporate headquarters at 4300 Fair Lakes Court in Fairfax, Virginia since 1991. The lease for SRA’s headquarters expires on December 31, 2015. In May 2013, SRA entered into a ten-year lease agreement to move from its Fairfax, Virginia corporate headquarters to a new location in Chantilly, Virginia at the end of calendar year 2015.
Environmental Matters
SRA’s business is subject to various federal, foreign, state, and local environmental protection laws and regulations. Failure to comply with these laws could result in civil or criminal sanctions, including fines, penalties, suspension or debarment from contracting with the U.S. government. Some environmental laws hold current or previous owners or operators of businesses and real property liable for contamination, even if they did not know of and were not responsible for the contamination.
Environmental laws may also impose liability on any person who disposes, transports, or arranges for the disposal or transportation of hazardous substances to any site. SRA does not currently anticipate that the costs of complying with, or the liabilities associated with, environmental laws will materially adversely affect it, but SRA cannot assure that SRA will not incur material costs or liabilities in the future.
Intellectual Property
The majority of SRA’s revenue is earned through its technical services, which SRA believes are generally not dependent upon patent protection. SRA’s intellectual property portfolio is limited and includes trade secrets as well as trademarks, copyrights, and patents. SRA occasionally licenses software and other technology protected by license agreements and trade secret and copyright law. SRA does not typically license its patents to customers. Other than licenses to commercially available software, SRA does not believe that any of its licenses to third-party intellectual property are material to its business taken as a whole.
Corporate Overview
SRA was founded in 1978 and its principal executive offices are located at 4300 Fair Lakes Court, Fairfax, Virginia 22033. SRA’s telephone number is 703-803-1500 and internet address is www.sra.com.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF COMPUTER SCIENCES GS
Management’s discussion and analysis of financial condition and results of operations of Computer Sciences GS (“MD&A”) should be read in conjunction with our audited Combined Financial Statements and unaudited Combined Condensed Financial Statements and accompanying notes included elsewhere in this Information Statement, as well as the discussion in the section of this Information Statement entitled “Business of Computer Sciences GS.” This discussion contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are not historical facts, but rather are based on our current expectations, estimates, assumptions, and projections about our industry, business and future financial results. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those we discuss in the sections of this Information Statement entitled “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”
Our Combined Financial Statements and unaudited Combined Condensed Financial Statements, discussed below, reflect our financial condition, results of operations, and cash flows. The financial information discussed below and included in this Information Statement, however, may not necessarily reflect what our financial condition, results of operations, or cash flows would have been had we been operated as a separate, independent entity during the periods presented, or what our financial condition, results of operations, and cash flows may be in the future.
For purposes of this MD&A, we use the terms “Computer Sciences GS,” “we,” “us” and “our” to refer to the Computer Sciences Government Services Inc. and its combined subsidiaries after giving effect to the Spin-Off and “CSC” to refer to Computer Sciences Corporation, collectively with its consolidated subsidiaries.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations of Computer Sciences GS is organized as follows:

•
Overview. A discussion of our business and overall analysis of financial and other highlights affecting the Computer Sciences GS Business to provide context for the remainder of MD&A. The overview analysis compares the three months ended July 3, 2015 to the three months ended July 4, 2014 and fiscal 2015 to fiscal 2014.

•
Results of Operations. An analysis of our financial results comparing (a) the three months ended July 3, 2015 to the comparable prior year period and (b) fiscal 2015 and fiscal 2014 to the prior years, respectively. A discussion of the results of operations at the combined level is followed by a more detailed discussion of the results of operations by segment.

•	Liquidity and Capital Resources. An analysis of changes in our cash flows and a discussion of our financial condition and liquidity.

•	Contractual Obligations. An overview of contractual obligations, retirement benefit plan funding, restructuring plans and off balance sheet arrangements.

•
Critical Accounting Policies and Estimates. A discussion of accounting policies and estimates that we believe are important to understanding the assumptions and judgments incorporated in our reported financial results.

Basis of Presentation
The Combined Financial Statements and unaudited Combined Condensed Financial Statements included in this Information Statement have been derived from the Consolidated Financial Statements and accounting records of CSC as if we operated on a standalone basis during the periods presented and were prepared in accordance with GAAP.

The Combined Statements of Operations and Comprehensive Income and unaudited Combined Condensed Statements of Operations and Comprehensive Income of Computer Sciences GS reflect allocations of general corporate expenses from the CSC including, but not limited to, senior management, legal, human resources, finance, IT and other shared services. These have been allocated to Computer Sciences GS based on direct usage or benefit where identifiable, with the remainder allocated on a pro rata basis of revenue, headcount, square footage, number of transactions or other measures.
We consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, us. The allocations may not be indicative of the actual expense that we would have incurred as an independent, standalone company for the periods presented.
The Combined Balance Sheets and unaudited Combined Condensed Balance Sheets of Computer Sciences GS include CSC assets and liabilities that are specifically identifiable or otherwise attributable to us. CSC's cash has not been assigned to us for any of the periods presented because those cash balances are not directly attributable to us. We reflect transfers of cash to and from CSC's cash management system as a component of net Parent investment on the Combined Balance Sheets and unaudited Combined Condensed Balance Sheets. CSC's long-term debt has not been attributed to us for any of the periods presented because CSC's borrowings are neither directly attributable to us, nor are we the legal obligor of such borrowings.
CSC maintains various benefit and stock-based compensation plans at a corporate level and other benefit plans at a subsidiary level. Our employees participate in those programs and a portion of the cost of those plans is included in our Combined Financial Statements and unaudited Combined Condensed Financial Statements included elsewhere in this Information Statement. However, the Combined Balance Sheets and unaudited Combined Condensed Balance Sheets do not include any net benefit plan obligations unless the benefit plan covers only our active, retired and other former employees or any equity related to stock-based compensation plans.
Business Overview
We deliver IT, mission- and operations-related services across the U.S. federal government to DoD, Intelligence Community and homeland security, civil and healthcare agencies, as well as certain state and local government agencies. We leverage deep domain-based customer intimacy and decades of experience in helping customers execute their mission with a fundamental understanding of their IT environment that has earned us the ability to introduce next-generation technologies. We bring scalable and more cost-effective IT solutions to government agencies that are seeking to improve mission-critical effectiveness and efficiency through innovation. This approach is designed to yield lower implementation and operational costs as well as a higher standard of delivery excellence. Demand for our U.S. public sector offerings is driven by evolving government priorities such as: (1) migration to next-generation IT solutions, such as hybrid cloud infrastructure, application modernization, and as-a-service delivery; (2) big data solutions; (3) health IT and informatics; (4) cyber security; and (5) mobility.
Headquartered in Falls Church, Virginia, and with approximately 14,000 employees, we deliver comprehensive offerings from concept through sustainment. We manage our business with a matrix model composed of industry verticals that are customer-facing and have deep knowledge of our customers’ missions, and horizontal delivery organizations with depth of technical expertise that they deliver across industries. As a new public company, we will operate in two industry verticals: (1) Defense and Intelligence and (2) Civil. Our two horizontal delivery organizations that provide capabilities and solutions across our customer base are: (1) Mission Services and (2) Enterprise Services. We believe we differentiate ourselves by combining our technical expertise in applications and IT infrastructure solutions with our deep public sector mission knowledge and experience in order to engage our customers at the highest levels with thought leadership that drives change.
Our two reportable segments are our industry verticals:

•	Defense and Intelligence—The Defense and Intelligence segment provides services to the DoD, National Security Agency, branches of the Armed Forces, and other DoD agencies.

•	Civil—The Civil segment provides services to various federal agencies within the Department of Homeland Security and other federal civil agencies, as well as various state and local agencies.
First Quarter of Fiscal 2016 and Fiscal Year 2015 Highlights
As a result of the Computer Sciences GS Business’s fiscal year convention, the three months ended July 4, 2014 had an extra week. The operating results for the first quarter of fiscal 2016 were impacted by the extra week in fiscal 2015, as noted below:

•	Revenues decreased $74 million, or 7.2%, to $959 million compared to $1,033 million for the first quarter of fiscal 2015.

•
Operating income(1) decreased to $125 million as compared to $135 million for the first quarter of fiscal 2015. The operating income margins decreased to 13.0% from 13.1% for the first quarter of fiscal 2015.

•	Adjusted EBITDA(2) decreased to $142 million as compared to $159 million for the first quarter of fiscal 2015.

•	Income from continuing operations before taxes was $109 million for the first quarter of fiscal 2016 compared to $112 million for the first quarter of fiscal 2015.

•	Income from continuing operations was $67 million for the first quarter of fiscal 2016 compared to $71 million for the first quarter of fiscal 2015.

•	Net income attributable to Parent was $63 million for the first quarter of fiscal 2016 compared to $66 million for the first quarter of fiscal 2015.

•	We completed the following transactions during the first quarter of fiscal 2016:

•
CSC has sold eligible Computer Sciences GS Business receivables, including both receivables that have already been billed under an invoice and also certain unbilled receivables arising from contracts where CSC has performed work under a cost-plus-fixed-fee or time-and-materials contract and other required conditions (Note 4, “Sale of Receivables” to the unaudited Combined Condensed Financial Statements).

•
Completed the divestiture of Welkin Associates Limited (“Welkin”), our U.S.-based provider of systems engineering and technical assistance services to the Intelligence Community and other DoD clients. Total consideration received is $34 million, and the after-tax gain on sale is estimated to be approximately $11 million.

The key operating results for fiscal 2015 include:

•	Revenues decreased $33 million, or 0.8%, to $4,070 million compared to fiscal 2014.

•	Operating income(1) increased to $546 million as compared to $500 million in fiscal 2014. The operating income margins increased to 13.4% from 12.2% in fiscal 2014.

•	Adjusted EBITDA(2) increased to $618 million as compared to $587 million in fiscal 2014.

•	Income from continuing operations before taxes was $429 million in fiscal 2015, compared to $401 million in fiscal 2014.

•	Income from continuing operations was $268 million in fiscal 2015, compared to $254 million in fiscal 2014.

•	Loss from discontinued operations, net of taxes was $2 million in fiscal 2015, compared to income of $65 million in fiscal 2014.

•	Net income attributable to Parent was $252 million in fiscal 2015, compared to $296 million in fiscal 2014.

•	We made the following acquisitions during the year:

•
Tenacity Solutions for $36 million in an all-cash transaction, which enhances our portfolio of cyber security, systems engineering and software development service offerings in the federal intelligence sector.

•
Autonomic Resources for $14 million in an all-cash transaction, which expands our cloud offerings in the federal and other government markets and accelerates our growth as a provider of infrastructure-as-a-service, platform-as-a-service, and software-as-a-service cloud offerings to government agencies.

(1)
Operating income is a non-GAAP measure which provides useful information to our management for assessment of our performance and results of operations, and is one of the financial measures utilized to determine executive compensation. Our definition of such measure may differ from other companies. We define operating income as revenue less COS, segment general and administrative (“G&A”) expense and depreciation and amortization expense. Operating income excludes actuarial and settlement charges related to pension and other post-employment benefit plans and corporate G&A. Management compensates for the limitations of this non-GAAP measure by also reviewing income from continuing operations before taxes, which includes costs excluded from the operating income definition such as corporate G&A, interest and other income (expense). A reconciliation of operating income to income from continuing operations before taxes is as follows:

	Three Months Ended		Twelve Months Ended
(Dollars in millions)	July 3, 2015	July 4, 2014	April 3, 2015	March 28, 2014	March 29, 2013
Operating income(a)(b)	$125	$135	$546	$500	$509
Pension and OPEB plans actuarial (losses) gains, and pension settlement losses	—	—	(8)	2	2
Corporate G&A	(15)	(16)	(81)	(79)	(61)
Separation costs	(15)	—	—	—	—
Interest expense, net	(5)	(6)	(22)	(20)	(18)
Other income (expense), net	19	(1)	(6)	(2)	(1)
Income from continuing operations before taxes(a)	$109	$112	$429	$401	$431
(a) The net periodic pension (cost) income within income from continuing operations before taxes includes $1 million and $1 million, and $3 million, $6 million and $4 million, of actual return on plan assets for the three months ended July 3, 2015 and July 4, 2014 and for the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013, respectively, whereas the net periodic pension cost within non-GAAP operating income includes $4 million, $4 million, and $3 million of expected long-term return on pension assets of defined benefit plans for the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013, respectively.

(b) Operating income as presented does not include the contribution from net periodic pension income related to the CSC U.S. defined benefit pension plans that we expect to assume at Spin-Off; net periodic pension income relating to these plans have not been included in the Computer Sciences GS Business’s historical non-GAAP operating income nor in the historical Combined Financial Statements or in the unaudited Combined Condensed Financial Statements, but will be included in our results of operations beginning in the period after the date of Distribution. The contribution to non-GAAP operating income from net periodic pension income from CSC’s U.S. defined benefit pension plans amounted to approximately $(21) million and $(22) million for the three months ended July 3, 2015 and July 4, 2014 and $(82) million, $(60) million and $(7) million for fiscal 2015, fiscal 2014 and fiscal 2013, respectively.

(2)
Adjusted EBITDA is a non-GAAP measure that we use to evaluate financial performance and is one of the measures used in assessing management performance. We believe that this non-GAAP financial measure provides useful information to investors regarding our results of operations as it provides another measure of our profitability, our ability to service our planned debt, and is considered an important measure by financial analysts covering Computer Sciences GS and peer companies in our industry. Additionally, Adjusted EBITDA is an important measure associated with the proposed credit facility. This definition of Adjusted EBITDA is based on CSC’s current credit agreement, which we expect to be substantially the same under our planned credit facility. Our definition of such measure may differ from other companies. The following table presents a reconciliation of Income from continuing operations to Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
(Dollars in millions)	July 3, 2015	July 4, 2014	April 3, 2015	March 28, 2014	March 29, 2013
Income from continuing operations(a)	$67	$71	$268	$254	$269

Interest expense, net	5	6	22	20	18
Tax expense on income	42	41	161	147	162
Depreciation and amortization	33	35	137	145	159
Provision for losses on accounts receivable	—	—	—	4	4
Stock based compensation	(1)	5	18	18	10
Restructuring costs	—	—	5	2	13
Foreign currency loss	—	1	1	—	1
Pension and postretirement actuarial losses (gains), settlement losses, and amortization of other comprehensive income	(1)	—	6	(3)	(2)
Gain on disposition	(18)	—	—	—	—
Merger and acquisition costs(b)	15	—	—	—	—

Adjusted EBITDA	$142	$159	$618	$587	$634
(a) The net periodic pension (cost) income within income from continuing operations includes $1 million and $1 million, and $3 million, $6 million and $4 million, of pre-tax actual return on plan assets for the three months ended July 3, 2015 and July 4, 2014 and for the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013, respectively, whereas the net periodic pension cost within non-GAAP operating income includes $4 million, $4 million, and $3 million of expected long-term return on pension assets of defined benefit plans for the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013, respectively.

(b) Includes costs related to the separation of Computer Sciences GS from CSC

Additional key operating results for the first quarter of fiscal 2016 and fiscal year 2015 include:

•	We announced contract awards(3) of $1.0 billion for the first quarter of fiscal 2016 as compared to $0.3 billion during the first quarter of fiscal 2015.

•
Total backlog(4) as of July 3, 2015 was $11.0 billion, and at the end of fiscal 2015 was $11.1 billion compared to the backlog at the end of fiscal 2014 of $12.1 billion. Of the total $11.0 billion backlog at July 3, 2015, $2.5 billion is expected to be realized as revenue during the remainder of fiscal 2016 and $8.5 billion is not yet funded.

•
Days Sales Outstanding (“DSO”)(5) was 47 days as of July 3, 2015, 64 days as of April 3, 2015 and 63 days as of March 28, 2014. The improvement in DSO was primarily due to the sale of trade receivables.

•
Cash provided by operating activities was $247 million and $81 million as of July 3, 2015 and July 4, 2014, respectively, and $487 million and $578 million as of April 3, 2015 and March 28, 2014, respectively.

•
Cash provided by (used in) investing activities was $19 million and $(1) million as of July 3, 2015 and July 4, 2014, respectively, and $(117) million and $75 million as of April 3, 2015 and March 28, 2014, respectively.

•
Cash used in financing activities was $264 million and $80 million as of July 3, 2015 and July 4, 2014, respectively, and $369 million and $659 million as of April 3, 2015 and March 28, 2014, respectively.

•	Free cash flow(6) was $52 million and $69 million as of July 3, 2015 and July 4, 2014, respectively, and $387 million and $438 million as of April 3, 2015 and March 28, 2014, respectively.

(3)
Announced award values for competitive indefinite delivery/indefinite quantity awards represent the expected contract value at the time a task order is awarded under the contract. Announced values for non-competitive indefinite delivery/indefinite quantity awards represent management’s estimate at the award date. Our business awards, for all periods presented, have been recast to exclude the awards relating to businesses that have been sold.

(4)
Backlog represents total estimated contract value of predominantly long-term contracts, based on customer commitments that we believe to be firm, less the amount of revenue already recognized on those contracts. Backlog value is based on contract commitments, management’s judgment and assumptions about volume of services, availability of customer funding and other factors. Backlog estimates for government contracts include both the funded and unfunded portions and all of the option periods. Backlog estimates are subject to change and may be affected by factors including modifications of contracts and foreign currency movements. Our backlog, for all periods presented, has been recast to exclude the backlog relating to discontinued operations.

(5)
DSO is calculated as total receivables at the fiscal period end divided by revenue-per-day. Revenue-per-day equals total revenues divided by the number of days in the fiscal period. Total receivables includes unbilled receivables but excludes tax receivables and long-term receivables.

(6)
Free cash flow is a non-GAAP measure and our definition of such measure may differ from that used by other companies. We define free cash flow as equal to the sum of (1) operating cash flows, (2) investing cash flows, excluding business acquisitions, dispositions and investments and (3) payments on capital leases and other long-term asset financings. Free cash flow is further adjusted for certain non-recurring cash flow items, such as (i) separation-related payments and (ii) the sale of accounts receivables.

Our free cash flow measure does not distinguish operating cash flows from investing cash flows as they are required to be presented in accordance with GAAP and should not be considered a substitute for operating and investing cash flows as determined in accordance with GAAP. Free cash flow is one of the factors our management uses in reviewing the overall performance of the business. Management compensates for the limitations of this non-GAAP measure by also reviewing the GAAP measures of operating, investing and financing cash flows.
A reconciliation of free cash flow to the most directly comparable GAAP financial measure is presented below:

	Three Months Ended		Twelve Months Ended
(Dollars in millions)	July 3, 2015	July 4, 2014	April 3, 2015	March 28, 2014	March 29, 2013
Cash provided by operating activities	$247	$81	$487	$578	$563
Net cash provided by (used in) investing activities	19	(1)	(117)	75	(115)
Payments for acquisitions, net of cash acquired	—	—	49	—	34
Proceeds from business dispositions	(34)	(3)	(3)	(171)	(2)
Payments on capital leases and other long-term assets financing	(5)	(8)	(29)	(44)	(48)
Separation-related payments	5	—	—	—	—
Sale of accounts receivables	(180)	—	—	—	—
Free cash flow	$52	$69	$387	$438	$432
Business Drivers
Revenue in both segments is generated by providing services on a variety of contract types which vary in duration from as little as six months to more than ten years. Factors affecting revenue include our ability to successfully:

•	bid on and win new contract awards;

•	satisfy existing customers and obtain add-on business and win contract recompetes;

•	compete on services offered, delivery models offered, technical ability and innovation, quality, flexibility, experience, and results created; and

•	identify and integrate acquisitions and leverage them to generate new revenues.
Earnings are impacted by the above revenue factors and, in addition, our ability to:

•	control costs, particularly labor costs, subcontractor expenses, and overhead costs including healthcare, pension and general and administrative costs;

•	anticipate talent needs to avoid staff shortages or excesses;

•	accurately estimate various factors incorporated in contract bids and proposals; and

•	migrate compatible service offerings to low cost areas.
Cash flows are affected by the above earnings factors and, in addition, by the following factors:

•	timely management of receivables and payables;

•	investment opportunities available, particularly related to business acquisitions;

•	tax obligations; and

•	the ability to efficiently manage capital deployed for software and property and equipment.
Key Performance Indicators
We manage and assess the performance of our business through various means, with the primary financial measures including new contract wins, revenue, operating income, and free cash flow.
New contract wins: In addition to being a primary driver of future revenue, new contract wins also provide management an assessment of our ability to compete. The total level of wins tends to fluctuate from year to year depending on the timing of new or recompeted contracts, as well as numerous external factors.
Revenue: Revenue is a product of contracts won in prior periods, known as backlog, and work secured in the current year. Year-over-year revenues tend to vary less than new contract wins, and reflect performance on both new and existing contracts.
Operating Income: Operating income reflects our performance on contracts and ability to control direct costs related to those contracts. Operating income, which is also a key element of our executive compensation metrics, reflects the impact of revenue growth and mix, investments in technology, cost takeout, and operational efficiencies. See the definition of this non-GAAP measure in (1) above within First Quarter of Fiscal 2016 and Fiscal Year 2015 Highlights.
Free cash flow: Primary drivers of our free cash flow are earnings provided by our operations and the use of capital to generate those earnings. Also contributing to short-term cash flow results are movements in current asset and liability balances. See the definition of this non-GAAP measure in (6) above within Overview.
Economic and Industry Factors
Our results of operations are impacted by economic conditions generally, including macroeconomic conditions. We are monitoring current macroeconomic and credit market conditions and levels of business confidence and their potential effect on our customers and on us. A severe and/or prolonged economic downturn could adversely affect our customers’ financial condition and the levels of business activities in the industries and geographies in which we operate. Such a downturn may reduce demand for our services or depress pricing of those services and have a material adverse effect on our new contract bookings and results of operations. Particularly in light of recent economic uncertainty, we continue to monitor our costs closely in order to respond to changing conditions and to manage any impact to our results of operations.
Our results of operations are also affected by the evolving priorities of the U.S. federal government, as well as by the pace of technological change and the type and level of technology spending by our customers. The ability to identify and capitalize on these markets and technological changes early in their cycles is a key driver of our performance.
We see potential for positive developments in the federal government budget for GFY 2017. Budget request figures released by the Office of Management and Budget project IT expenditures for Civil agencies and the DoD to increase by 2% in GFY 2016, from $47.7 billion to $48.6 billion and from $30.4 billion to $30.9 billion, respectively. Budget request figures released by the Office of the Director of National Intelligence project overall expenditures for intelligence agencies to increase by 15% in GFY 2016, from $62.7 billion to $71.8 billion. We are also experiencing an increased number of requests to extend the period of performance for our largest and most complex IT contracts, are observing increased procurement activity across the U.S. federal government and expect to see adjudications increase.
The GFY 2016 budget request, coupled with congressional additions through budget resolutions, will likely continue the trend of the last two years to negotiate sequester relief—first for defense spending and then for non-defense domestic discretionary spending. We expect another threatened government shut down by Congress and the passage of a series of continuing resolutions to keep the U.S. federal government funded, with the possibility that

Congress will ultimately pass a full year continuing resolution. In the event Congress passes a full year continuing resolution, we would expect this to support our initiative to extend the period of performance for our largest and most complex IT contracts.
Revenues are driven by our ability to secure new contracts and to deliver solutions and services that add value to our customers. Our ability to add value to customers, and therefore generate revenues, depends in part on our ability to deliver market-leading service offerings and to deploy skilled teams of professionals quickly across all government industries and domains.
Our market is highly competitive and has characteristics unique to the federal contracting environment. Almost all of our U.S. federal government contracts and subcontracts may be modified, curtailed, or terminated either at the convenience of the government or for default based on factors set forth in the FAR. Upon termination for convenience of a fixed-price type contract, our U.S. federal government contracts normally entitle us to receive the purchase price for delivered items, reimbursement for contractual commitments and allowable costs for work-in-process, and a reasonable allowance for profit, although there can also be financial impact resulting from the negotiated contract settlement. Upon termination for convenience of a U.S. federal government cost reimbursable or time and material contract, we normally are entitled to reimbursement of allowable costs plus a fee. Allowable costs generally include the cost to terminate agreements with suppliers and subcontractors. The amount of the fee recovered, if any, generally is related to the portion of the work completed prior to termination and is determined by negotiation (see “Risk Factors” section). If contracts are lost through the competitive bid process, our operating results may differ materially and adversely from those anticipated. Finally, shifting U.S. federal government priorities can also impact the future of projects. Management monitors U.S. federal government priorities and industry factors through numerous industry and government publications and forecasts, legislative activity, budgeting and appropriation processes, and by participating in industry professional associations in order to anticipate these shifting priorities.
Results of Operations
Three Months Ended July 3, 2015 Compared to the Three Months Ended July 4, 2014

We report our results based on a fiscal year convention that comprises four thirteen-week quarters. Every fifth year includes an additional week in the first quarter of the fiscal year to prevent the fiscal year from moving from an approximate end of March date. As a result, the first quarter of fiscal 2015 had an extra week.

Despite the variable component of extra-week revenue, our costs during the extra week were largely fixed. At the upper end of the revenue range, we believe that cost ratios and operating margin on the incremental revenue would not be dissimilar to our overall business. However, at lower levels of incremental revenue, cost ratios may have been higher and operating margin lower than our overall business.
Revenues
Revenues for the Defense and Intelligence, and Civil segments were as follows:

	Three Months Ended
(Dollars in millions)	July 3, 2015	July 4, 2014	Change	Percent Change
Defense and Intelligence	$507	$559	$(52)	(9.3)%
Civil	452	474	(22)	(4.6)
Total Revenue	$959	$1,033	$(74)	(7.2)%

The major factors affecting the percent change in revenues are presented as follows:
Our total revenue for the three months ended July 3, 2015 decreased by $74 million, or 7.2%, as compared to same period of the prior year. The decrease in revenue included revenue from the extra week in fiscal 2015, which did not recur in the first quarter of fiscal 2016. We won contracts with award values of $1.0 billion during the three months ended July 3, 2015 as compared to $0.3 billion during the three months ended July 4, 2014.
Defense and Intelligence
Defense and Intelligence segment revenues decreased by $52 million, or 9.3% as compared to the same period of the prior year. The revenue decrease was due to a net reduction in tasking on existing contracts with the U.S. Army, Defense Intelligence Agency (“DIA”) and other DOD agencies, partially offset by $16 million of revenue from the two fiscal 2015 acquisitions and revenue from new awards.
Civil
Civil segment revenues decreased by $22 million, or 4.6% as compared to the same period of the prior year. The decrease was caused by net reductions of $44 million on contracts that had concluded or were winding down, primarily with the Department of Treasury and the Department of Homeland Security and due to the impact of the additional week in fiscal 2015. These revenue decreases were partially offset by $37 million of higher tasking on existing contracts primarily with the Department of Homeland Security, Department of State and NASA.
Operating Income
Operating income for the Defense and Intelligence, and Civil segments are as follows:

	Three Months Ended
(Amounts in millions)	July 3, 2015	July 4, 2014	Change	Percent Change
Defense and Intelligence	$64	$60	$4	6.7%
Civil	61	75	(14)	(18.7)
Total operating income	$125	$135	$(10)	(7.4)%
The major factors affecting the percent change in operating income are presented as follows:
Our segment operating income for the three months ended July 3, 2015 decreased by $10 million, or 7.4%, as compared to same period of the prior year.
Defense and Intelligence
Defense and Intelligence segment operating income increased by $4 million, or 6.7% as compared to the same period of the prior year. The increase in operating income was primarily the result of better contract performance and other program related efficiencies along with slightly higher quarter over quarter net favorable adjustments on programs accounted for under percentage of completion accounting.
Civil
Civil segment operating income decreased by $14 million, or 18.7% as compared to the same period of the prior year. The decrease in operating income was primarily the result of lower quarter over quarter net favorable adjustments on programs accounted for under percentage of completion accounting and the decrease in revenue discussed above.

Costs and Expenses
Our total costs and expenses were as follows:

	Three Months Ended		Percentage of Revenue
(Dollars in millions)	July 3, 2015	July 4, 2014	July 3, 2015	July 4, 2014
Costs of services (includes $2 and $3 for the three months ended July 3, 2015 and July 4, 2014, respectively, of related party costs of services)	$775	$835	80.8%	80.8%
Selling, general and administrative	41	43	4.3	4.2
Depreciation and amortization	33	35	3.4	3.4
Separation costs	15	—	1.6	—
Interest expense, net	5	6	0.5	0.6
Other (income) expense, net	(19)	1	(2.0)	0.1
Total	$850	$920	88.6%	89.1%
Costs of Services
COS, as a percentage of revenue, was the same for the three months ended July 3, 2015 and July 4, 2015.
Selling, General and Administrative
SG&A expense, as a percentage of revenue increased slightly to 4.3% for the three months ended July 3, 2015 as compared to 4.2% from the same period of the prior year.
Depreciation and Amortization
Depreciation and amortization (“D&A”) for the Defense and Intelligence, and Civil segments are as follows:

	Three Months Ended
(Dollars in millions)	July 3, 2015	July 4, 2014	Change	Percent Change
Defense and Intelligence	$22	$24	$(2)	(8.3)%
Civil	11	11	—	—
Total depreciation and amortization	$33	$35	$(2)	(5.7)%
D&A as a percentage of revenue did not change for the three months ended July 3, 2015 as compared to same period of the prior year.
Separation Costs

Separation costs are expenses incurred associated with activities for separation from CSC. These costs are primarily comprised of third-party accounting, legal and other consulting services. For the three months ended July 3, 2015, separation costs were $15 million. We will continue to incur separation costs during fiscal 2016 up until separation from CSC. Pursuant to the terms of the Master Separation and Distribution Agreement, all separation costs incurred by Computer Sciences GS before the Separation from CSC will be paid by CSC.

Income from Discontinued Operations
There were no discontinued operations for the three months ended July 3, 2015 as compared to approximately $1 million in after-tax losses related to the ATD divestiture for the same period of the prior year.
Interest Expense, Net

Interest expense of $5 million for the three months ended July 3, 2015 decreased by $1 million compared to $6 million for the same period of the prior year.
Other (Income) Expense, Net

Other (income) expense, net comprises gains and losses from the sale of businesses and non-operating assets, impact of movement in foreign currency exchange rates on Computer Sciences GS's foreign currency denominated assets and liabilities and other miscellaneous gains and losses.

Other income of $19 million for the three months ended July 3, 2015 increased compared to other expenses of $1 million for the same period of the prior year. The $20 million increase is primarily due to the pre-tax gain of $18 million from the divestiture of Welkin.
Taxes
Our ETR on income from continuing operations for the three months ended July 3, 2015 and July 4, 2014 was 38.8% and 36.7%, respectively. The higher ETR for the three months ended July 3, 2015 was primarily driven by non-deductible goodwill related to the Welkin divestiture and non-deductible one-time separation costs related to the Computer Sciences GS Business.
There were no material changes to uncertain tax positions as of the first quarter of fiscal 2016 compared to the fiscal 2015 year-end. Our tax returns are routinely audited and settlements of issues raised in these audits sometimes affect our tax provisions.
Significant management judgment is required in determining our provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets. A $1.4 million valuation allowance has been recorded against deferred tax assets as of July 3, 2015 relating to net operating losses in foreign jurisdictions.
Comparisons of Fiscal Years Ended April 3, 2015, March 28, 2014 and March 29, 2013
Revenues
Revenues for the Defense and Intelligence, and Civil segments are as follows:

	Twelve Months Ended
	April 3, 2015		March 28, 2014		March 29, 2013
(Dollars in millions)	Amount	Percent Change	Amount	Percent Change	Amount
Defense and Intelligence	$2,127	(8.7)%	$2,329	(15.7)%	$2,763
Civil	1,943	9.5%	1,774	(7.3)%	1,913
Total revenue	$4,070	(0.8)%	$4,103	(12.3)%	$4,676

The major factors affecting the percent change in revenues are presented as follows:
Our fiscal 2015 revenue decreased $33 million, or 0.8%, as compared to fiscal 2014. This decline was primarily attributable to Defense and Intelligence contracts, partially offset by a revenue increase from Civil contracts. We won contracts with award values of $2.9 billion during fiscal 2015 as compared to $4.3 billion during fiscal 2014.
Our fiscal 2014 revenue decreased $573 million, or 12.3%, as compared to fiscal 2013. This decline was primarily due to revenue decreases on both Defense and Intelligence, and Civil contracts, of $434 million, or 15.7%, and $139 million, or 7.3%, respectively. We won contracts with award values of $4.3 billion during fiscal 2014 as compared to $3.2 billion during fiscal 2013.
Defense and Intelligence
Fiscal 2015
Defense and Intelligence segment revenues decreased $202 million, or 8.7%. These revenue decreases included reduced revenue of $80 million on certain contracts with the U.S. Navy, U.S. Army, DISA and other DOD agencies that either had concluded or were winding down, and reduced revenue of $148 million due to a net reduction in tasking or scope on existing contracts, primarily with the U.S. Army, the Missile Defense Agency, DISA and other DOD agencies. These reductions are partially due to changes in U.S. federal government budgetary priorities and wind down of activities supporting defense agencies’ war efforts. These decreases were partially offset by an increase of $26 million from an acquired entity and from a new contract with the U.S. Army.
Fiscal 2014
Defense and Intelligence segment revenues decreased $434 million, or 15.7%. These revenue decreases included reduced revenue of $139 million on certain contracts with the DISA, the Defense Finance and Accounting Service and other DOD agencies that either had concluded or were winding down, and reduced revenue of $323 million due to a net reduction in tasking or scope on existing contracts, primarily with the U.S. Army, the Missile Defense Agency, the U.S. Navy, DISA and other DOD agencies. These reductions are partially due to changes in U.S. federal government budgetary priorities and wind down of activities supporting defense agencies’ war efforts. These decreases were partially offset by an increase of $28 million from new contracts with DISA and other DOD agencies.
Civil
Fiscal 2015
Civil segment revenues increased $169 million, or 9.5%. The increase was primarily due to revenue of $112 million on a state contract that was previously deferred under software revenue recognition guidance, increases of $81 million on existing contracts due to a net increase in tasking or scope, primarily with the Department of Homeland Security, the Department of State, the Department of Commerce and NASA, and increases of $51 million on new contract awards, primarily with the General Services Administration and other civilian agencies. These increases were partially offset by reductions of $75 million on contracts primarily with the Department of Health and Human Services (“DHHS”), NASA and other civilian agencies that either had concluded or were winding down.
Fiscal 2014
Civil segment revenues decreased $139 million, or 7.3%. The decrease was due to reductions of $116 million on existing contracts, primarily with the Department of Treasury, the DHHS, NASA and other civilian agencies due to a net reduction in scope and tasking, and reduced revenue of $51 million on contracts with the Environmental Protection Agency, the Department of Transportation and other civilian agencies that had concluded or were winding down. These revenue reductions were partially offset by increases of $18 million on a new contract with the DHHS and an increase of $10 million on a state contract that was previously deferred under software revenue recognition guidance.
Operating Income
Operating income for the Defense and Intelligence, and Civil segments are as follows:

	Twelve Months Ended
	April 3, 2015		March 28, 2014		March 29, 2013
(Dollars in millions)	Amount	Percent Change	Amount	Percent Change	Amount
Defense and Intelligence	$254	(15.3)%	$300	1.7%	$295
Civil	292	46.0%	200	(7.0)%	215
Corporate	—	0.0%	—	100.0%	(2)
Total operating income	$546	9.2%	$500	(1.6)%	$508
The major factors affecting the percent change in operating income are presented as follows:
Defense and Intelligence
Fiscal 2015
Defense and Intelligence segment operating income decreased by $46 million, or 15.3%, as compared to the same period of the prior year. The decrease in operating income was a result of the decrease in revenue discussed above, along with lower year over year net favorable cost adjustments on programs accounted for under percentage of completion. These decreases were partially offset by lower expenses due to management’s focus on cost reduction initiatives.
Fiscal 2014
Defense and Intelligence segment operating income increased by $5 million, or 1.7%, as compared to the same period of the prior year. The slight increase in operating income was primarily the result of management’s focus on cost reduction initiatives along with better contract performance and other program related efficiencies that are geared toward margin improvement. These increases were partially offset by reductions in operating income as a result of the decrease in revenue discussed above.
Civil
Fiscal 2015
Civil segment operating income increased by $92 million, or 46.0%, as compared to the same period of the prior year. The increase in operating income was the result of management’s focus on cost reduction initiatives and lower headcount. Operating income was also impacted by higher year over year net favorable revenue adjustments on programs accounted for under percentage of completion along with the overall increase in revenue discussed above.
Fiscal 2014
Civil segment operating income decreased by $15 million, or 7.0%, as compared to the same period of the prior year. The decrease in operating income was primarily the result of the decrease in revenue discussed above. This decrease was partially offset by higher year over year net favorable revenue and cost adjustments on programs accounted for under percentage of completion.

Costs and Expenses
Our total costs and expenses were as follows:

	Twelve Months Ended			Percentage of Revenue
(Dollars in millions)	April 3, 2015	March 28, 2014	March 29, 2013	2015	2014	2013
Costs of services (includes $8, $8 and $14 in 2015, 2014 and 2013, respectively, of related party costs of services)*	$3,282	$3,347	$3,866	80.7%	81.6%	82.7%
Selling, general and administrative*	194	188	200	4.8	4.6	4.3
Depreciation and amortization	137	145	159	3.4	3.5	3.4
Interest expense, net	22	20	18	0.5	0.5	0.4
Other expense, net	6	2	1	0.1	—	—
Total	$3,641	$3,702	$4,244	89.5%	90.2%	90.8%
*Included in both COS and SG&A expenses are $6 million, $(3) million and $(2) million of pension and postretirement actuarial losses (gains), settlement losses and amortization of other comprehensive income for the twelve months ended April 3, 2015, March 28, 2014, and March 29, 2013, respectively.
Costs of Services
Fiscal 2015
COS, as a percentage of revenue, decreased to 80.7% for fiscal 2015 from 81.6% for fiscal 2014. Overall, COS benefited from lower indirect expenses compared to fiscal 2014 due to continued reductions in overhead management, other staff and facility costs. COS were also favorably impacted by the direct labor staffing profile cost reductions and other program related efficiencies.
Fiscal 2014
COS, as a percentage of revenue, decreased to 81.6% for fiscal 2014 from 82.7% for fiscal 2013. Overall, our fiscal 2014 COS ratio continued to be favorably impacted by lower overhead management and other staff headcount resulting from management’s restructuring efforts in the prior year that were directed at aligning resources to support business needs, including the assessment of management span of control and layers. Lower year-over-year total compensation and overall reduced spending also impacted the COS ratio favorably.
Selling, General and Administrative
Fiscal 2015
SG&A expense, as a percentage of revenue increased to 4.8% for fiscal 2015 from 4.6% for fiscal 2014. The fiscal 2015 increase was primarily due to lower revenues and an increase in bid and proposal investments to win new and recompete contracts and increase the levels of backlog.
Fiscal 2014
SG&A expense, as a percentage of revenue, increased to 4.6% for fiscal 2014 from 4.3% for fiscal 2013.

Depreciation and Amortization
D&A for the Defense and Intelligence, and Civil segments are as follows:

	Twelve Months Ended
	April 3, 2015		March 28, 2014		March 29, 2013
(Dollars in millions)	Amount	Percent Change	Amount	Percent Change	Amount
Defense and Intelligence	$93	(4.1)%	$97	(5.8)%	$103
Civil	44	(8.3)%	48	(14.3)%	56
Total depreciation and amortization	$137	(5.5)%	$145	(8.8)%	$159
Fiscal 2015
D&A as a percentage of revenue decreased slightly to 3.4% for fiscal 2015 from 3.5% for fiscal 2014.
Fiscal 2014
D&A as a percentage of revenue increased slightly to 3.5% for fiscal 2014 from 3.4% for fiscal 2013.
Income from Discontinued Operations
In the second quarter of 2014, we completed the sale of a portion of our base operations, aviation, and range services business unit, ATD, a component within our business, to a strategic investor for cash consideration of $178 million plus a net working capital adjustment receivable of $6 million. The ATD divestiture resulted in a pre-tax gain of $55 million, representing the excess of the sale price over the carrying value of the net assets of the divested business, less transaction costs of $5 million. In 2015, we incurred approximately $2 million in after-tax losses related to this divestiture due to a settlement on ATD-related litigation and related legal expenses.
Interest Expense, Net
Fiscal 2015

Interest expense of $22 million in fiscal 2015 increased $2 million compared to $20 million in fiscal 2014. The increase was primarily due to the full year effect of the new capital leases added in fiscal 2014.
Fiscal 2014
Interest expense of $20 million in fiscal 2014 increased $2 million compared to $18 million in fiscal 2013. The higher interest expense was primarily due to the addition of new capital leases during the year within the Defense and Intelligence segment.
Other Expense, Net
Fiscal 2015
Other expenses of $6 million in fiscal 2015 increased as compared to $2 million in fiscal 2014. The $4 million increase is due to a $2 million increase in intercompany fees from CSC, coupled with a $2 million increase in foreign currency exchange losses.

Fiscal 2014
Other expenses of $2 million in fiscal 2014 increased slightly compared to $1 million in fiscal 2013. The $1 million increase is primarily due to a $2 million gain on sale of our interest in a joint venture recorded in 2013, with no comparable gain recorded in 2014, partially offset by an increase in foreign currency exchange gains of $1 million.
Taxes
Our effective tax rate (“ETR”) on income from continuing operations for fiscal years 2015, 2014, and 2013 was 37.6%, 36.6%, and 37.5%, respectively. Our tax returns are routinely audited and settlements of issues raised in these audits sometimes affect our tax provisions. A reconciliation of the differences between the U.S. federal statutory rate and the ETR, as well as other information about our income tax provision, is provided in Note 13, “Income taxes” to the accompanying Combined Financial Statements. For the tax impact of discontinued operations, see Note 4, “Divestitures” to the accompanying Combined Financial Statements.
Significant management judgment is required in determining our provision for income taxes, deferred tax assets and liabilities, and any valuation allowance recorded against deferred tax assets. A $1.4 million valuation allowance has been recorded against deferred tax assets as of April 3, 2015 relating to net operating losses in foreign jurisdictions.
Liquidity and Capital Resources
Cash Flows

	Three Months Ended		Twelve Months Ended
(Dollars in millions)	July 3, 2015	July 4, 2014	April 3, 2015	March 28, 2014	March 29, 2013
Cash provided by operating activities	$247	$81	$487	$578	$563
Cash provided by (used in) investing activities	19	(1)	(117)	75	(115)
Cash used in financing activities	(264)	(80)	(369)	(659)	(454)
Net increase (decrease) in cash and cash equivalents	2	—	1	(6)	(6)
Cash and cash equivalents at beginning of year	5	4	4	10	16
Cash and cash equivalents at end of period	$7	$4	$5	$4	$10

Operating Cash Flow
Net cash provided by operating activities for the first quarter of fiscal 2016 was $247 million, an increase of $166 million compared to the first three months of fiscal 2015. The increase in net operating cash flow was primarily attributable to the sale of receivables (Note 4, “Sale of Receivables” to the unaudited Combined Condensed Financial Statements) and an increase in net income.
Net cash provided by operating activities for fiscal 2015 of $487 million decreased by $91 million as compared to fiscal 2014. This decrease in net operating cash flow was primarily attributable to a decrease in net income, coupled with lower year-over-year collections from customers. These decreases were partially offset by lower pension contributions.

Net cash provided by operating activities for fiscal 2014 was $578 million compared to fiscal 2013 of $563 million. This increase in net operating cash flow was primarily attributable to an increase in accrued expenses which was partially offset by lower year-over-year collections from customers and an increase in prepayments.

Investing Cash Flow
Net cash provided by investing activities for the first quarter of fiscal 2016 was $19 million, as compared to cash used in investing activities for the three months ended July 4, 2014 of $1 million. The increase resulted primarily from the sale of Welkin for proceeds of $34 million partially offset by an increase in purchase of property and equipment.
Net cash used in investing activities for fiscal 2015 was $117 million, as compared to cash provided by investing activities in fiscal 2014 of $75 million. The significant change resulted primarily from proceeds received from the 2014 divestiture of a portion of a business, which did not recur in fiscal 2015, coupled with the fiscal 2015 cash payments for an acquisition of a business which did not occur in fiscal 2014.
Net cash provided by investing activities for fiscal 2014 was $75 million compared to cash used in fiscal 2013 of $115 million. The change is primarily due to proceeds received related to the fiscal 2014 divestitures (Note 4, “Divestitures” to the accompanying Combined Financial Statements) and a decrease in payments for acquisitions (Note 3, “Acquisitions” to the accompanying Combined Financial Statements).
Financing Cash Flow
Net cash used in financing activities for the first quarter of fiscal 2016 was $264 million, which was an increase of $184 million compared to the first three months of fiscal 2015. The increase was primarily attributable to transfers to CSC as a result of higher operating cash flows.
Net cash used in financing activities in fiscal 2015 was $369 million, a decrease of $290 million from fiscal 2014. The decrease was primarily due to a decrease in cash transfers to CSC as a result of lower operating cash flows.
Net cash used in financing activities in fiscal 2014 was $659 million, an increase of $205 million from fiscal 2013. The increase was primarily due to an increase in cash transfers to CSC as a result of the improvement in cash provided by investing activities compared to fiscal 2013 partially offset by lower capital lease payments.
Discussion of Financial Condition
Cash and Cash equivalents were $7 million and $4 million as of July 3, 2015 and July 4, 2014 respectively. Cash and cash equivalents were $5 million and $4 million as of the end of fiscal 2015 and fiscal 2014, respectively.
On April 21, 2015, CSC entered into a Master Accounts Receivable Purchase Agreement between the CSC, as Seller, and The Royal Bank of Scotland, PLC (“RBS”) as Purchaser, along with Mitsubishi UFJ Financial Group Ltd. and Bank of Nova Scotia, each as a Participant. The structured transaction results in the continuous non-recourse true sale of eligible receivables and establishes a receivables purchase facility (the "Facility") that provides for up to $450 million in funding based on the availability of eligible receivables and the satisfaction of certain conditions. The Facility is an uncommitted facility that has a term of 1 year unless terminated earlier (Note 4, “Sale of Receivables” to the unaudited Combined Condensed Financial Statements). During the three months ended July 3, 2015, CSC sold $794 million of our receivables under the program for cash and incurred purchase discount and administrative fees of under $1 million. CSC collected cash of $627 million on sold receivables, of which $614 million was remitted to RBS and the remainder of $13 million was held in restricted cash by CSC as of July 3, 2015 due to timing of settlement with RBS. During the first quarter of fiscal 2016, the Computer Sciences GS Business had net cash proceeds of $180 million related to the sale of receivables to RBS.
We had no debt outstanding for all periods presented.

Liquidity

Current Liquidity. Our total liquidity is comprised of operating cash and cash equivalents. We have generated and expect to continue to generate positive operating cash flow to fund our requirements for working capital, capital expenditures, commitments and other discretionary investments. Our exposure to operational liquidity is primarily from long-term contracts which require significant investment of cash flows from operating activities during the initial phases of the contracts. The recovery of these investments is over the life of the contract and is dependent upon our performance as well as customer acceptance. Continued uncertainty in global economic conditions may also affect our business as customers and suppliers may decide to downsize, defer or cancel contracts, which could negatively affect operating cash flows.

Our largest use of cash flow has been net transfers to CSC, reflected as a component of net Parent investment in our Combined Balance Sheets and unaudited Combined Condensed Balance Sheets. CSC uses a centralized approach for managing cash and financing activities. With certain exceptions, our cash is available for us and is regularly “swept” by the Parent at its discretion. Accordingly, our combined statements of financial position only reflect a minor cash balance.

Future Liquidity. Following the Spin-Off, our primary cash needs will continue to be for working capital, capital expenditures, commitments and other discretionary investments; however, our capital structure and sources of liquidity will change from our historical capital structure because we will no longer participate in CSC’s centralized cash management program. Our ability to fund our operating needs will depend, in part, on our future ability to continue to generate positive cash flow from operations or, if necessary, raise cash in the capital markets.

In light of the Spin-Off and the Mergers, it is our belief, based upon Computer Sciences GS’s and SRA’s combined history of generating strong cash flows, that Computer Sciences GS will be able to meet its short-term liquidity needs, and meet known or reasonably likely future cash requirements, through the combination of cash flows from operating activities, available cash balances and available borrowings under our expected credit facilities, as discussed below. If these sources of liquidity need to be augmented, additional cash requirements would likely be financed through the issuance of debt or equity securities; however, there can be no assurances that we will be able to obtain additional debt or equity financing on acceptable terms in the future.

Under the terms of the Separation Agreements, prior to the Distribution, CSC will initiate steps intended to provide for cash balances of $300 million at Computer Sciences GS at the time of the Distribution.

We intend to obtain financing in connection with the Spin-Off and the Mergers under various facilities as follows: (1) a five-year senior secured revolving credit facility (the “Revolving Credit Facility”) with an initial borrowing capacity of $700 million, of which at least $500 million is expected to be available but undrawn upon consummation of the Spin-Off, (2) a three-year senior secured tranche A1 term loan facility in an aggregate principal amount of $600 million (the “Tranche A1 Facility”), (3) a five-year senior secured tranche A2 term loan facility in an aggregate principal amount of $1.45 billion (the “Tranche A2 Facility”; and, together with the Tranche A1 Facility, the “Term Loan A Facilities”) and (4) a seven-year senior secured term loan B facility in an aggregate principal amount of $750 million (the “Term Loan B Facility”; and, together with the Term Loan A Facilities, the “Term Loan Facilities”), all of which will be guaranteed by Computer Sciences GS’s material domestic subsidiaries and secured by substantially all of the assets of Computer Sciences GS and the guarantors. The Revolving Credit Facility and the Term Loan Facilities are anticipated to have the following material terms:

•
Interest. Borrowings under (1) the Revolving Credit Facility and the Tranche A2 Facility are expected to bear interest at an interest rate per annum equal to, at our option, (A) LIBOR plus the applicable margin of 1.250%-2.250% or (B) the base rate plus the applicable margin of 0.250%-1.250%, (2) the Tranche A1 Facility is expected to bear interest at an interest rate per annum equal to, at our option, (A) LIBOR plus the applicable margin of 1.125%-2.125% or (B) the base rate plus the applicable margin of 0.125%-1.125% and (3) the Term Loan B Facility is expected to bear interest at an interest rate per annum equal to, at our option, (A) LIBOR plus the applicable margin of 2.75%-3.00%, subject to a 0.75% LIBOR floor or (B) the base rate plus the applicable margin of 1.75%-2.00%, subject to a 1.75% base rate floor. The applicable margins for borrowings under the Revolving Credit Facility and borrowings under the Term Loan A Facilities will vary and will be determined based on our corporate credit rating or corporate family rating. The applicable margins for borrowings under the Term Loan B Facility will vary and will be determined based on the ratio of our consolidated total net debt to our consolidated EBITDA.

•
Amortization. Borrowings under the Revolving Credit Facility can be prepaid at any time and can be repeatedly redrawn until its maturity. The Tranche A1 Facility has no scheduled amortization prior to maturity. The Tranche A2 Facility requires quarterly scheduled amortization at a rate equivalent to 5% of the original principal amount per annum until the remaining balance is due at maturity.

•
Covenants. The Revolving Credit Facility and Term Loan Facilities will contain negative covenants customary for financings of this type, including covenants that place limitations on the incurrence of additional indebtedness; the creation of liens; the payment of dividends; sales of assets; fundamental changes, including mergers and acquisitions; loans and investments; negative pledges; transactions with affiliates; restrictions affecting subsidiaries; modification to charter documents in a manner materially adverse to the lenders; changes in fiscal year and limitations on conduct of business. The Revolving Credit Facility and Term Loan Facilities will also contain affirmative covenants and representations and warranties customary for financings of this type. In addition, the Revolving Credit Facility and Term Loan A Facilities will contain financial covenants, including covenants requiring, as at the end of, and for, each fiscal quarter of Computer Sciences GS ending after the Distribution Date, (a) a ratio of consolidated total net debt to consolidated EBITDA not in excess of 4:00:1:00, stepping down to 3.50:1.00 at the end of the first full fiscal quarter ending at least 18 months after the Distribution Date; and (b) a consolidated EBITDA to interest expense ratio of not less than 3.00:1.00.

•
Events of Default. The lenders under the Revolving Credit Facility and the Term Loan Facilities may declare any indebtedness outstanding thereunder due and payable, and cancel any remaining commitment under the Revolving Credit Facility, if an event of default occurs and is continuing, including a failure to pay principal when due or interest or commitment fees within five days of the date when due; a material inaccuracy of a representation or warranty at the time made; a bankruptcy event; a failure to comply with the covenants, subject to a customary grace period; cross-events of default to material indebtedness; certain material ERISA events; material judgments; actual or asserted invalidity of any guarantee or non-perfection of any material portion of the collateral under the security documents; a change in control; and, with respect to the Revolving Credit Facility and Term Loan A Facilities only, a breach of the financial covenants.

We expect that the net proceeds of such indebtedness will be used to fund the Special Dividend (including the portion of the Special Dividend to be paid by CSC to its stockholders), to fund the cash portion of the Merger Consideration to the stockholders of SRA Parent common stock to repay, refinance and/or redeem substantially all of SRA’s existing indebtedness, to pay related fees and expenses associated with the Mergers and for general corporate purposes.

We expect to have a significantly levered capital structure, but we expect to have liquidity available for debt servicing and other discretionary investments from free cash flow and the Revolving Credit Facility with an initial borrowing capacity of $700 million, of which at least $500 million is expected to be available but undrawn upon consummation of the Spin-Off. Debt service in the first five years following the Spin-Off and Mergers is expected to be funded from available free cash flow, while still maintaining available liquidity for short-term working capital and other cash requirements needs. Our expected liquidity and capital structure may be impacted, however, by discretionary investments and acquisitions that Computer Sciences GS could decide to pursue. While the timing and financial magnitude of these possible actions are currently indeterminable, Computer Sciences GS expects to be able to manage and adjust its capital structure in the future to meet its liquidity needs.

The amount of indebtedness to be incurred prior to the Spin-Off and in connection with the Mergers has been based on various factors including expected operating results, expected free cash flow generation, credit ratings considerations, ensuring strategic and financial flexibility, anticipated business plans, and general economic conditions. We believe our capital structure and financial strength will provide us with financial flexibility in a dynamic industry that we believe affords competitive and strategic advantages to providers that maintain financial flexibility.
Off Balance Sheet Arrangements
As of July 3, 2015, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenues, or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.
Contractual Obligations
The following table summarizes the expiration of the surety bonds and letters of credit associated with our performance guarantees and expiration of the stand-by letters of credit used in lieu of cash, outstanding as of April 3, 2015, (Note 18, “Commitments and contingencies” to the accompanying Combined Financial Statements):

(Dollars in millions)	Fiscal 2016	Fiscal 2017	Fiscal 2018 and Thereafter	Total
Stand-by letters of credit	$39	$—	$—	$39
Surety bonds	13	—	—	13
Total	$52	$—	$—	$52

The following table summarizes our future payments, excluding the effects of time value, on contractual obligations by period as of April 3, 2015:

	1 year	1-3	3-5	More than	Total
(Dollars in millions)	or less	years	years	5 years
Capitalized lease liabilities	$57	$81	$72	$103	$313
Operating leases	52	62	20	8	142
Minimum purchase obligations	1	2	—	—	3
Total	$110	$145	$92	$111	$458
The liability related to unrecognized tax benefits has been excluded from the table because a reasonable estimate of the timing and amount of cash outflows from future tax settlements cannot be determined.
Regarding minimum purchase obligations included above, we have occasionally signed long-term purchase agreements with certain service providers to obtain favorable pricing, committed service levels and terms for services necessary for the operation of business activities. For these limited number of agreements, we are contractually committed to purchase specified service minimums over remaining periods ranging generally from one to four years. If we do not meet the specified service minimums, we may have an obligation to pay the service provider a portion or the entire shortfall.
As of April 3, 2015 CSC’s consolidated financial statements reflected projected pension benefit obligations that exceeded related plan assets, resulting in a deficit in funded status under GAAP of approximately $440 million for the qualified U.S. plans that will be transferred to us from CSC prior to the Distribution. Under the Code, including the Employee Retirement Income Security Act of 1974 (“ERISA”), PPA and the Highway and Transportation Funding Act of 2014 (“HATFA”), the funded value of our aggregate plan assets as of December 31, 2014 exceeded estimated liabilities by approximately $377 million. In addition, at December 31, 2014 our aggregate excess funding balance, which is the amount that would need to be exhausted before we would be required to make additional cash contributions to those plans, was approximately $320 million. Because funding status as determined under the Code, as amended by HATFA, rather than under GAAP, governs our obligation to make required cash contributions to those plans, we do not currently expect to be required to make any cash contributions to our qualified U.S. defined benefit plans for fiscal 2016, 2017 or 2018.
During fiscal 2016, we expect to make contributions of approximately $1 million to postretirement benefit plans. During fiscal 2015, pension and other pension benefits contributions amounted to $2 million, unchanged as compared to fiscal 2014. Refer to the Critical Accounting Estimates section later in this MD&A and to Note 1, “Basis of presentation and summary of significant accounting policies” to the accompanying Combined Financial Statements for further discussion.
In lieu of a novation agreement under FAR 42.1204, the operating subsidiary of Computer Sciences GS, CSC Government Solutions LLC, and the U.S. federal government will enter into a conversion and change of name agreement to accommodate the assignment of contracts by operation of law from CSC to Computer Sciences GS’s operating subsidiary. Thereafter, in anticipation of the Spin-Off, the U.S. federal government may in its discretion require Computer Sciences GS or the operating subsidiary to obtain a performance bond in an amount that is commercially reasonable in light of the total remaining value of the contracts assigned to Computer Sciences GS’s operating subsidiary effective July 4, 2015.
Critical Accounting Estimates
Our Combined Financial Statements and unaudited Combined Condensed Financial Statements have been prepared in accordance with GAAP. Our significant accounting policies are described in Note 1, “Basis of presentation and summary of significant accounting policies” and “Note 1 - Basis of Presentation and Recent Accounting Pronouncements” to the accompanying Combined Financial Statements and unaudited Combined Condensed Financial Statements, respectively. The preparation of Combined Financial Statements and unaudited Combined Condensed Financial Statements in accordance with GAAP requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, as well as the disclosure of contingent assets and liabilities. We base our estimates and judgments on historical experience and other factors believed to be reasonable under the circumstances. Many of the estimates made are for contract-specific issues. Changes to estimates or assumptions on a specific contract could result in a material adjustment to the Combined Financial Statements and unaudited Combined Condensed Financial Statements.
We have identified several critical accounting estimates. An accounting estimate is considered critical if both: (a) the nature of the estimates or assumptions is material due to the levels of subjectivity and judgment involved; and (b) the impact of changes in the estimates and assumptions would have a material effect on the Combined Financial Statements and unaudited Combined Condensed Financial Statements. Our critical accounting estimates relate to: revenue recognition, cost estimation and recoverability on long-term, fixed-price contracts; revenue recognition on software license sales that require significant customization; software development costs; estimates used to determine deferred income taxes; assumptions related to purchase accounting and goodwill; assumptions to determine retirement benefits costs and liabilities; and assumptions and estimates used to analyze contingencies and litigation. For all of these estimates, we caution that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.
Revenue recognition
Substantially all of our revenue is derived from contracts with departments and agencies of the U.S. federal government, as well as other state and local government agencies. We generate our revenue from the following types of contractual arrangements: time and materials contracts, firm-fixed-price contracts and cost-reimbursable-plus-fee contracts. We also provide services to other businesses of CSC, which are included in revenues.
Due to the long-term nature of our contracts, the amounts we record in our financial statements using contract accounting methods are material and require us to make reasonably dependable estimates for the design and delivery of our services. Some contract sales may include estimated amounts not contractually agreed to by the customer, including cost or performance incentives (such as award and incentive fees), unpriced change orders, claims and requests for equitable adjustment. Amounts pertaining to cost and/or performance incentives are included in estimated contract sales when they are reasonably estimable.
Percentage-of-completion method
Contracts with the U.S. federal government and certain contracts with customers other than the U.S. federal government require the use of estimates-at-completion (“EACs”) in the application of the percentage-of-completion accounting method, whereby the determination of revenues and costs on a contract through its completion can require significant judgment and estimation. Under this method, and subject to the effects of changes in estimates, we recognize revenue using an estimated margin at completion as contract milestones or other input or output-based measures are achieved. This can result in costs being deferred as work in process until contractual billing milestones are achieved. Alternatively, this can result in revenue recognized in advance of billing milestones if output-based or input-based measures are achieved. Contracts that require estimates at completion using the percentage-of-completion method accounted for approximately 42% of our revenues for the twelve months ended April 3, 2015.

We regularly review project profitability and underlying estimates and closely monitor compliance with, and the consistent application of, our critical accounting policies related to contract accounting including the preparation of EACs for our contracts. Our cost estimation process is based on the professional knowledge of our program managers and finance professionals, and draws on their significant experience and judgment. Also, regular and recurring evaluations of contract cost, scheduling and technical matters are performed by management personnel who are independent from the business operations personnel performing work under the contract.
We generally review and reassess our sales, cost and profit estimates for each significant contract at least annually or more frequently as determined by the occurrence of events, changes in circumstances and evaluations of contract performance to reflect the latest reliable information available. When changes in estimates of contract sales or costs occur, we make revisions to EACs and reflect changes in the results of operations as a change in accounting estimate in the period in which the facts that give rise to the revision become known by management. Since contract costs are typically incurred over a period of several years, estimation of these costs requires the use of judgment. Factors considered in estimating the cost of the work to be completed include the availability, productivity and cost of labor, the nature and complexity of work to be performed, the effect of change orders, availability and cost of materials, the effect of any delays in performance and the level of indirect cost allocations. Provisions for estimated losses at completion, if any, are recognized in the period in which the loss becomes evident. The provision includes estimated costs in excess of estimated revenue and any profit margin previously recognized. There were no significant adjustments to income before taxes related to changes in the provision for estimated losses in the three months ended July 3, 2015 and July 4, 2014, or in the twelve months ended April 3, 2015, March 28, 2014 or March 29, 2013.
Amounts billed and collected but not yet earned as revenues under certain types of contracts are deferred. Contract costs incurred for U.S. federal government contracts, including indirect costs, are subject to audit and adjustment through negotiations between government representatives and us. Further, as contracts are performed, change orders can be a regular occurrence and may be un-priced until negotiated with the customer. Un-priced change orders are included in estimated contract sales when they are probable of recovery in an amount at least equal to the cost. Amounts representing claims (including change orders unapproved as to both scope and price) and requests for equitable adjustment are included in estimated contract revenues when they are reliably estimable and realization is probable.
Our U.S. federal government contracts generally contain FAR provisions that enable the customer to terminate a contract for default, or for the convenience of the government. If a contract is terminated for default, we may not be entitled to recover any of our costs on partially completed work and may be liable to the government for re-procurement costs of acquiring similar products or services from another contractor, and for certain other damages. Termination of a contract for the convenience of the government may occur when the government concludes it is in the best interests of the government that the contract be terminated. Under a termination for convenience, the contractor is typically entitled to be paid in accordance with the contract’s terms for costs incurred prior to the effective date of termination, plus a reasonable profit and settlement expenses. At July 3, 2015, April 3, 2015, July 4,

2014, March 28, 2014 and March 29, 2013, we did not have any federal contract terminations in process that would have a material effect on our consolidated financial position, annual results of operations and/or cash flows.
Software sales

We enter into development of highly-customized software and may include post-contract customer support and other software-related services.  These arrangements are accounted for under contract accounting, and vendor-specific objective evidence (“VSOE”) of fair value is required to allocate and recognize revenue for each element.  VSOE of fair value is determined based on the price charged where each deliverable is sold separately. In situations where VSOE of fair value exists for all undelivered elements, but not a delivered element (typically the software), the residual method is used to allocate revenue to the undelivered elements equal to their VSOE value with the remainder allocated to the delivered element.  When VSOE is available for the undelivered elements, software revenue is recognized as the related software customization services are performed in accordance with the percentage-of-completion method described above.  In those arrangements where VSOE of fair value does not exist for the undelivered elements, revenue is deferred until only one undelivered element remains and then is recognized ratably as the final element is delivered, beginning with substantial completion and delivery of the highly-customized software.
Capitalization of software development costs
We capitalize certain costs incurred to develop commercial software products to be sold, leased or otherwise marketed after establishing technological feasibility and we capitalize costs to develop or purchase internal-use software. Significant estimates and assumptions include: determining the appropriate period over which to amortize the capitalized costs based on estimated useful lives, estimating the marketability of the commercial software products and related future revenues, and assessing the unamortized cost balances for impairment.
For commercial software products, determining the appropriate amortization period is based on estimates of future revenues from sales of the products. We consider various factors to project marketability and future revenues, including an assessment of alternative solutions or products, current and historical demand for the product and anticipated changes in technology that may make the product obsolete.
For internal-use software, the appropriate amortization period is based on estimates of our ability to utilize the software on an ongoing basis. To assess the recoverability of capitalized software costs, we consider estimates of future revenue, costs and cash flows. Such estimates require assumptions about future cash inflows and outflows, and are based on the experience and knowledge of professional staff. A significant change in an estimate related to one or more software products could result in a material change to our results of operations.
Estimates used to determine income tax expense
We make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which principally arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes. We also must analyze income tax reserves, as well as determine the likelihood of recoverability of deferred tax assets, and adjust any valuation allowances accordingly. Considerations with respect to the recoverability of deferred tax assets include the period of expiration of the tax asset, planned use of the tax asset, and historical and projected taxable income as well as tax liabilities for the tax jurisdiction to which the tax asset relates. The calculation of our tax liabilities also involves dealing with uncertainties in the application of complex tax regulations. We recognize unrecognized tax benefits in the Combined Financial Statements and unaudited Combined Condensed Financial Statements when it is more likely than not the tax position will be sustained under examination.

Assumptions related to purchase accounting and goodwill
When we acquire a controlling financial interest through a business combination, we use the acquisition method of accounting to allocate the purchase consideration to the assets acquired and liabilities assumed, which are recorded at fair value. Any excess of purchase consideration over the fair value of the assets acquired and liabilities assumed is recognized as goodwill.
For contingent consideration recorded as a liability, we initially measure the amount at fair value as of the acquisition date and adjust the liability, if needed, to fair value each reporting period. Changes in the fair value of contingent consideration, other than measurement period adjustments, are recognized as operating income or expense.
Acquisition-related costs are recognized separately from the business combination and are expensed as incurred. The results of operations of acquired businesses are included in the Combined Financial Statements from the acquisition date.
We test goodwill for impairment on an annual basis, as of the first day of the second fiscal quarter, at each of our reporting units, and between annual tests if circumstances change, or if an event occurs that would more likely than not reduce the fair value of a reporting unit below its carrying amount. A significant amount of judgment is involved in determining whether an event indicating impairment has occurred between annual testing dates. Such indicators include, among other things: a significant decline in expected future cash flows; a significant adverse change in legal factors or in the business climate; unanticipated competition; the disposal of a significant component of a reporting unit; and the testing for recoverability of a significant asset group within a reporting unit. The results of our annual goodwill impairment test for fiscal years 2015 and 2014 indicated that the estimated fair value of each reporting unit exceeded its respective carrying value by greater than 10%, which we deem to be a sufficient excess.
Due to the discontinued operations classification and divestiture of a portion of ATD, (Note 4, “Divestitures” to the accompanying Combined Financial Statements), which caused the allocation of $71.6 million of goodwill from the reporting unit to that disposed business, we assessed the remaining goodwill related to the reporting unit for potential impairment. We performed the first step of the two-step goodwill impairment test and concluded that the remaining goodwill related to the reporting unit, after allocation of goodwill to the divested business, was not impaired. The fair value of the remaining reporting unit significantly exceeded its carrying value, and the second step of the goodwill impairment test was not required. After the divestiture of a portion of ATD, the ATD reporting unit no longer qualified as a reporting unit and was aggregated with the other components of the Defense and Intelligence segment.
See Note 1, “Basis of presentation and summary of significant accounting policies” to our accompanying Combined Financial Statements for information related to our accounting policy related to acquisition accounting and goodwill.
Assumptions to determine retirement benefits costs and liabilities
Our employees are participants in various pension and postretirement benefit plans. For purposes of our standalone financial statements, the largest defined benefit plan is a CSC sponsored single employer plan which is classified as a multi-employer plan for us. Most other plans are classified as Computer Sciences GS sponsored single employer plans.
Multi-employer plans are sponsored by CSC. CSC manages these pension and postretirement benefit plans on an aggregated basis; claims data and liability information related to us are included with those related to other CSC businesses. Accordingly, the related assets and liabilities of these plans are not recorded in our Combined Financial Statements. We recognize service cost only as the net periodic pension cost for these multi-employer plans.
Single employer plans are those plans that benefit only our employees, thus the related assets and liabilities of the plans are recorded in our Combined Financial Statements. For these single employer plans, we recognize net actuarial gains and losses and the changes in fair value of plan assets in earnings at the time of plan remeasurement, annually during the fourth quarter of each year, or if there is an interim remeasurement event, as a component of net periodic benefit or cost.
We utilize actuarial methods to measure the benefit obligations and net periodic pension cost or income for our pension and other postretirement benefit plans. Inherent in the application of these actuarial methods are key assumptions, including, but not limited to, discount rates, expected long-term rates of return on plan assets, mortality rates, rates of compensation increases, and medical cost trend rates. We evaluate these assumptions annually and update assumptions as necessary. The fair value of assets is determined based on the prevailing market prices or estimated fair value of investments when quoted prices are not available.
Assumptions and estimates used to analyze contingencies and litigation
We are subject to various claims and contingencies associated with lawsuits, insurance, tax and other issues arising in the normal course of business. The Combined Financial Statements reflect the treatment of claims and contingencies based on management’s view of the expected outcome. We consult with legal counsel on issues related to litigation and seek input from other experts and advisors with respect to matters in the ordinary course of business. If the likelihood of an adverse outcome is probable and the amount is estimable, we accrue a liability in accordance with ASC 450 “Contingencies.” Significant changes in the estimates or assumptions used in assessing the likelihood of an adverse outcome could have a material effect on the consolidated financial results.
New Accounting Standards
See Note 1, “Basis of presentation and recent accounting pronouncements” to our accompanying unaudited Combined Condensed Financial Statements for information related to our adoption of new accounting standards in the first quarter of fiscal 2016. See Note 1, “Basis of presentation and summary of significant accounting policies” to our accompanying Combined Financial Statements for information related to our adoption of new accounting standards in fiscal 2015, 2014 and 2013 and for information on our anticipated adoption of recently issued accounting standards.
Other Matters
Quantitative and Qualitative Disclosures About Market Risk
We have limited exposure to foreign currency exchange risk as the substantial majority of the business is conducted in U.S. dollars. As a business within our Parent, we have not directly experienced exposure to the impacts of certain market risks, such as interest rate risk. In the future, we expect impacts from any changes in market conditions to be minimized through our normal operating and financing activities.
Inflation
Inflation has been moderate in recent years and has not had a significant impact on our businesses.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SRA
(Dollars in thousands)
Overview
SRA is a leading provider of sophisticated IT and professional services to the U.S. federal government. SRA’s services help its government customers address complex IT needs in order to achieve their missions more effectively, while also increasing efficiency and reducing expenses. Approximately 70% of SRA’s revenue is derived from IT service offerings, including software and systems development, network infrastructure and cloud services, and cybersecurity, with the remaining 30% derived from domain-specific professional services in areas such as intelligence analysis, bioinformatics and health sciences, energy and environmental consulting, and enterprise planning and resource management. SRA’s business has an attractive operating model, characterized by recurring revenues, diverse multi-year contracts, and strong free cash flow conversion.
SRA believes that the large size of its addressable market and its focus on higher growth areas of the market provide it with ample opportunities to grow. SRA estimates, based in part on data from the FPDS, that the U.S. federal government spent approximately $125 billion in government fiscal year 2014 with third parties on the types of IT and professional services that SRA provides, which SRA refers to as its addressable market. Within its addressable market, SRA generated approximately 78% of its revenue in fiscal 2015 from the health, civil, intelligence, homeland security, and law enforcement end markets. According to IDC spending by the federal government in the health and civil IT markets is forecasted to grow 5.1% annually from government fiscal year 2014 to 2019, which compares to a forecasted CAGR of 0.5% for spending in the federal DoD IT markets over the same period. In addition, SRA generated approximately 22% of its revenue in fiscal 2015 from the defense end market, where it focus on technically complex IT services with long-term demand drivers, such as cybersecurity, mobility, big data, data center optimization, common networking infrastructure, cloud and supporting applications. More than half of SRA’s fiscal 2015 revenue from the defense end market came from services areas such as joint operations and other Unified Combatant Commands. According to IDC, these services areas of the federal DoD IT market make up more than a third of the entire federal DoD IT market and are forecasted to grow at a CAGR of 3.6% from government fiscal year 2014 to 2019. Less than 2% of SRA’s fiscal 2015 revenue was derived from the declining portion of the defense end market tied to OCO funding.
In addition to focusing on attractive and growing segments of its addressable market, SRA has invested in business development capabilities that it believes will enable it to continue to grow its market share. Since 2011, SRA has nearly doubled headcount in its business development functions, while also reorganizing its resources to more effectively pursue and win new business in its target markets. Through these efforts, SRA increased the volume of new contract opportunities for which it submitted bids from $2.2 billion in fiscal 2011 to $6.1 billion in fiscal 2015. SRA has also enhanced the quality of its business development process by identifying and pursuing new business opportunities earlier and focusing on contracts where its services are differentiated from its competitors. As a result, SRA has maintained stable new business win rates in both fiscal 2014 and fiscal 2015 and increased new business contract wins from $334 million in fiscal 2012 to $542 million in fiscal 2015.
SRA’s revenue is diversified across more than 900 unique contracts, with no single government agency representing more than 10% of revenue and no single contract representing more than 5% of revenue for fiscal 2015. Moreover, SRA has an attractive mix of contract types with approximately 73% of its fiscal 2015 revenue generated from fixed-price or time-and-materials contracts, which typically generate higher margins than cost-plus-fee contracts.
SRA’s attractive business model consists of multi-year contracts with high revenue visibility, attractive margins, and strong free cash flow conversion. SRA typically serves its customers under long-term contracts that span three to seven years, and SRA has served many of its customers for more than 20 years. SRA’s long-term contracts and relationships provide it with high revenue visibility, with average contract lengths of approximately five years as of June 30, 2015. Further, SRA’s $3.4 billion of total backlog as of June 30, 2015 represents approximately 2.5 times fiscal 2015 revenue, providing it with a base of future revenues supported by existing contracts. In addition, with capital expenditures of less than 1% of revenue and low working capital requirements, SRA has historically had strong free cash flow conversion, allowing it to generate approximately $412 million of cash available for debt reduction or acquisitions since the Providence Acquisition in July 2011.
SRA directs substantial resources towards recruiting, training and promoting its employees and fosters a high-performance culture throughout its organization. SRA’s culture is based on a set of core principles that have defined its business throughout SRA’s nearly 40-year history: integrity, quality work for its customers, employee satisfaction, and service to its country and communities. SRA believes that its emphasis on developing and maintaining a high-performance team and culture based on SRA’s foundational ethic of Honesty and Service® is a key competitive strength, helping to ensure SRA efficiently delivers consistent, high-quality work for its customers.
Business Environment and Outlook
SRA generated more than 97% of its revenue from services provided on engagements with various agencies of the U.S. federal government in each of fiscal 2014 and fiscal 2015. Accordingly, SRA’s business performance is affected by the overall level of federal spending.
Demand for IT and professional services is being driven by priorities of SRA’s customers to invest in areas such as cybersecurity, cloud infrastructure, improved communications systems, IT modernization, data privacy protection, data analytics, and intelligence. Over the past few years, critical investments in these areas have been deferred due to budget constraints, resulting in a growing backlog of government IT needs. To that end, the administration’s government fiscal year 2016 budget request for IT spending proposes an increase of $1.4 billion, or 1.8% (from $78.1 billion to $79.5 billion), over the 2015 budget request level.
The sequester cuts enacted by the Budget Control Act of 2011 reduced spending levels in most federal agencies, and the government shutdown in October 2013 discontinued many federal functions and associated contractor support for approximately two weeks. In December 2013, the President signed the Bipartisan Budget Act of 2013, which revised the limits on discretionary appropriations for government fiscal years 2014 and 2015, providing for higher levels of funding in those years than were allowed under the prior caps and budget enforcement procedures. On October 1, 2014, the government’s fiscal year 2015 began under a continuing resolution. The government has since been funded by a December 2014 omnibus spending bill and subsequent bills. In certain of SRA’s markets, contract awards continue to face delays, pricing pressure and greater numbers of competitors. However, SRA has observed fewer instances of contract scope reductions and funding pressure has lessened in recent periods. SRA believes that the administration’s request for incremental spending in IT for government fiscal year 2016 reflects increased focus by the government on these services.
Key Metrics
SRA manages and assesses the performance of its business by evaluating a variety of metrics. Selected key metrics are discussed below.
Submittals, Awards, Book-to-Bill, and Backlog
SRA’s future growth is dependent upon its ability to successfully bid and win new contracts in its target markets. Submittals include the total value of bids submitted for prime funded opportunities, including both new and recompete contracts. The total value of proposals SRA submitted in fiscal 2015 was $7.2 billion, $6.1 billion of which was for new business opportunities. Submittals do not include values of bids submitted for ID/IQ contracts or bids submitted as a subcontractor. The total value of proposals SRA submitted in fiscal 2014 and 2013 was $4.4 billion and $6.9 billion, respectively.
Contract awards generally represent the amount of revenue expected to be earned in the future from funded and unfunded contract awards received during the period. Contract awards include both new and recompete contracts. Given that new contracts generate growth, SRA closely tracks the new awards component of contract awards each year. The total value of new awards SRA received in fiscal 2015, 2014, and 2013 was $0.5 billion, $0.7 billion and $0.3 billion, respectively.
Another key measure of SRA’s business growth is the ratio of total contract awards to revenue recorded in the same period, or the book-to-bill ratio. In order to drive future revenue growth, SRA’s goal is for the level of contract awards in a given period to exceed the revenue booked, thus yielding a book-to-bill ratio greater than 1.0. SRA’s book-to-bill ratio was 1.0, 1.5 and 1.0 in fiscal 2013, 2014 and 2015, respectively.
Backlog represents SRA’s estimate of the remaining future revenues from its existing contracts. More specifically, SRA defines backlog as the funded and unfunded orders for services under existing signed contracts, assuming the exercise of all option years relating to those contracts, less the amount of revenue it has previously recognized under those contracts and de-obligations. Backlog includes all contract options that have been priced but not yet funded, and includes an estimate of the contract value under single award ID/IQ contracts against which SRA expects future task orders to be issued without competition. Backlog does not include any value for the ceiling of multiple award contracts, nor does it include any estimate of future potential delivery orders that might be awarded under multiple award ID/IQ vehicles, GWACs, or GSA schedule contracts. SRA defines funded backlog to be the portion of backlog for which funding currently is appropriated and obligated to it under a contract or other authorization for payment signed by an authorized purchasing authority.
Congress often appropriates funds for SRA’s customers on a yearly basis, even though the corresponding contract with SRA may call for performance that is expected to take a number of years. As a result, contracts are typically only partially funded at any point during their term with further funding dependent on Congress making subsequent appropriations and the procuring agency allocating funding to the contract.
Ceiling increases result from upward contract adjustments under existing contracts and increases in scope. Backlog is decreased by de-obligations and removals, which is the removal of amounts previously awarded by a customer resulting from either (1) a formal contract modification issued by the customer reducing, or de-obligating, the remaining contract value, or (2) the expiration of the period of performance without an extension issued by the customer which would be necessary for SRA to continue working under the contract. In the latter case SRA removes the remaining contract value from backlog even though the contract value is not formally de-obligated by the customer.
SRA’s total backlog as of June 30, 2015 includes orders under contracts that, in some cases, extend for several years, with the latest expiring during calendar year 2023.
As of June 30, 2015, SRA expects to recognize approximately 27% of its backlog as revenue within the next twelve months.

	Fiscal Year Ended June 30,
	2013	2014	2015
	(dollars in millions)
Funded	$704.1	$667.2	$643.7
Unfunded	2,580.4	2,811.2	2,784.9
Total Backlog	$3,284.5	$3,478.4	$3,428.6
Contract Mix
When contracting with its customers, SRA typically enters into one of three basic types of contracts: cost-plus-fee, time-and-materials, and fixed-price.

•
Cost-plus-fee. Cost-plus-fee contracts provide for reimbursement of allowable costs and the payment of a fee, which is SRA’s profit. In addition, some cost-plus-fee contracts provide for an award fee or incentive fee for meeting the requirements of the contract.

•
Time-and-materials. Time-and-materials contracts provide a fixed hourly rate for each direct labor and subcontractor labor hour expended plus reimbursement of allowable material costs and out-of-pocket expenses.

•
Fixed-price. Fixed-price contracts provide a pre-determined fixed price for specified products and/or services. Fixed-price-level-of-effort contracts are similar to time-and-materials contracts except they require a specified level of effort over a stated period of time. To the extent SRA’s actual costs vary from the estimates upon which the price of the fixed-price contract was negotiated, SRA will generate more or less than the anticipated amount of profit or could incur a loss.

Each of these contract types has unique characteristics. From time to time, contracts may be issued that are a combination or hybrid of contract types. Cost-plus-fee contracts generally subject SRA to lower risk. They also can include award fees or incentive fees under which the customer may make additional payments based on SRA’s performance. However, not all costs are reimbursed under these types of contracts, and SRA’s customers carefully review the costs it charges. In addition, negotiated base fees are generally lower than projected profits on fixed-price or time-and-materials contracts, consistent with SRA’s lower risk. Under time-and-materials contracts, including its fixed-price-level-of effort contracts, SRA is also generally subject to lower risk; however, its profit may vary if actual labor hour costs vary significantly from the negotiated rates. Fixed-price contracts typically involve the highest risk and, as a result, are typically more profitable. Fixed-price contracts require that SRA absorbs cost overruns, should they occur.
The following table summarizes SRA’s historical contract mix, measured as a percentage of total revenue, for the periods indicated.

	Fiscal Year Ended June 30,
	2013	2014	2015
Cost-plus-fee	30%	30%	30%
Time-and-materials	35%	36%	38%
Fixed-price(a)	35%	34%	35%
(a) Includes approximately 4% of revenue earned on fixed-price-level-of-effort contracts for fiscal 2013 and 3% of revenue earned on fixed-price-level-of-effort contracts for each of fiscal 2014 and 2015.
Days Sales Outstanding
Days sales outstanding is a measure of how effectively SRA manages the billing and collection of accounts receivable, its most significant working capital component. SRA utilizes an accounts receivable factoring facility to accelerate cash flow, which reduces its DSO. SRA calculates DSO by dividing accounts receivable, net at the end of each period, by revenue per day for the period. Revenue per day equals total revenues divided by the number of days in a period. DSO was 56 days as of June 30, 2015, 57 days as of June 30, 2014, and 65 days as of June 30, 2013.
Adjusted EBITDA and Free Cash Flow
SRA presents Adjusted EBITDA and Free Cash Flow as they are measures used by its management to evaluate its operating performance and make investment decisions. These metrics are not recognized terms under GAAP and do not purport to be alternatives to measures of its operating performance as presented in accordance with GAAP. For further discussion on Adjusted EBITDA and Free Cash Flow, see “Non-GAAP Metrics.”
Seasonality
Certain aspects of SRA’s operations are influenced by the federal government’s October-to-September fiscal year. It is not uncommon to experience a higher level of contract awards, funding actions and overall government demand for services in the final months and weeks of the government fiscal year.

Additionally SRA’s its quarterly results are impacted by the number of working days in a given quarter. There are generally fewer working days for SRA’s employees to generate revenue in the first and second quarters of its fiscal year (which are the third and fourth calendar quarters) because its employees usually take relatively more leave for vacations and holidays, which leads to lower revenue and profitability in those quarters. Also, SRA typically gives annual raises to its employees in the first half of its fiscal year, while the billing rates on its time-and-materials contracts typically escalate gradually, causing the profitability on these contracts to increase over the course of its fiscal year.
Description of Statement of Operations Items
The following is a description of certain line items of SRA’s consolidated statements of operations.
Revenue
Over 90% of SRA’s revenue is generated from labor services, including revenue earned from direct labor as well as subcontractors. The revenue SRA earns also includes third-party hardware and software that it purchases and integrates when requested by the customer as a part of the solutions that SRA provides, which accounted for less than 5% of revenue for each of fiscal 2014 and fiscal 2015. To a lesser degree, SRA has developed, licensed and sold software to customers, which accounted for less than 1% of its annual revenue for each of the last three fiscal years.
Cost of Services
Cost of services includes the direct costs to provide SRA’s services and business solutions to customers. The most significant of these costs are the salaries and wages plus associated fringe benefits and facility-related costs of SRA’s employees directly serving customers. Cost of services also includes the costs of subcontractors and outside consultants, third-party materials such as hardware or software that SRA purchases and provide to the customer as part of an integrated solution, and any other direct costs such as travel expenses incurred to support its services.
Selling, General and Administrative Expenses
Selling, General and Administrative expenses, or SG&A, include the salaries and wages plus associated fringe benefits, stock-based compensation and facility-related costs of SRA’s employees not performing work directly for customers. Among the functions covered by these costs are business development, IT services, finance and accounting, growth, contracts, legal, executive management, facilities, human resources, and recruiting. Underutilized labor is also included in SG&A.
Depreciation and Amortization of Property and Equipment
Depreciation and amortization of property and equipment includes depreciation of computers, other equipment and furniture, the amortization of software SRA uses internally, and the amortization of leasehold improvements.
Amortization of Intangible Assets
Amortization of intangible assets includes amortization of definite-lived intangible assets, including customer relationships, backlog, developed technology, and software development costs. SRA expects amortization of intangible assets to decrease in future periods as certain acquired intangible assets become fully amortized.
Impairment of Goodwill and Other Assets
Impairment of goodwill and other assets includes the impairment charges recorded in fiscal 2013 to reduce the carrying value of goodwill and trade names to fair value.

Gain on the Sale of a Portion of the Health & Civil Business
Gain on the sale of a portion of the Health & Civil business includes the gain recognized on the sale of six contracts from the Health & Civil group during fiscal 2014.
Summary of Financial Results

	Fiscal Year Ended June 30,
	2013	2014	2015
Revenue	$1,507,722	$1,386,363	$1,389,214
Operating costs and expenses:
Cost of services	1,140,014	1,060,407	1,059,298
Selling, general and administrative	198,338	181,937	175,499
Depreciation and amortization of property and equipment	12,199	9,194	8,144
Amortization of intangible assets	88,147	72,711	58,514
Impairment of goodwill and other assets	345,753	—	—
Gain on the sale of a portion of the Health & Civil business	—	(1,564)	—
Total operating costs and expenses	1,784,451	1,322,685	1,301,455
Operating (loss) income	(276,729)	63,678	87,759
Interest expense	(100,777)	(104,191)	(106,812)
Interest income	43	65	38
Loss from continuing operations before income taxes	(377,463)	(40,448)	(19,015)
Benefit from income taxes	(60,169)	(16,286)	(7,071)
Net loss	$(317,294)	$(24,162)	$(11,944)
Years Ended June 30, 2015, 2014 and 2013
Revenue
Revenue increased 0.2% to $1,389.2 million in fiscal 2015 from $1,386.4 million in fiscal 2014. Excluding the impact of the completion of the FDIC contract in April 2014, revenue increased 4.9% in fiscal 2015 compared to fiscal 2014. This increase was driven by the Qbase acquisition, the impact of new business wins and deceleration in contract erosion.
Revenue decreased 8.0% to $1,386.4 million in fiscal 2014 from $1,507.7 million in fiscal 2013. The decline in revenue was due, in part, to lower materials and other reimbursable costs, which decreased approximately $22.8 million, with the remainder of the decrease due to a decline in labor services, the completion of the FDIC contract, and the federal government shutdown. The decline in labor services was primarily due to the competitive market environment and the continued delay of contract awards. The FDIC contract ended during fiscal 2014 and contributed to the decrease in revenue by $36 million. Revenue for fiscal 2014 was negatively impacted by the government shutdown in October 2013 by approximately $12 million. Excluding the impact of the FDIC contract, revenue declined by 6.1% during fiscal 2014 as compared to fiscal 2013. This decrease was primarily driven by contract scope and other reductions resulting from funding pressures faced by SRA’s customers.
Operating Costs and Expenses
Operating costs and expenses consisted of the following for the periods presented:

	Fiscal Year Ended June 30,
	2013	2014	% Change	2015	% Change
Cost of services	$1,140,014	$1,060,407	(7.0)%	$1,059,298	(0.1)%
Selling, general and administrative	198,338	181,937	(8.3)%	175,499	(3.5)%
Depreciation and amortization of property and equipment	12,199	9,194	(24.6)%	8,144	(11.4)%
Amortization of intangible assets	88,147	72,711	(17.5)%	58,514	(19.5)%
Impairment of goodwill and other	345,753	—	NMF	—	NMF
Gain on the sale of a portion of the Health & Civil business	—	(1,564)	NMF	—	NMF
	(as a percentage of revenue)
Cost of services	75.6%	76.5%		76.3%
Selling, general and administrative	13.2%	13.1%		12.6%
Depreciation and amortization of property and equipment	0.8%	0.7%		0.6%
Amortization of intangible assets	5.8%	5.2%		4.2%
Impairment of goodwill and other	22.9%	—%		—%
Gain on the sale of a portion of the Health & Civil business	—%	(0.1)%		—%
NMF = Not meaningful
Cost of services consisted of the following for the periods presented:

	Fiscal Year Ended June 30,
	2013	% of total	2014	% of total	2015	% of total
Direct labor and related overhead	$570,995	50.1%	$530,705	50.0%	$534,486	50.5%
Subcontractor labor	362,955	31.8%	346,402	32.7%	349,205	32.9%
Materials and other reimbursable costs	206,064	18.1%	183,300	17.3%	175,607	16.6%
Total cost of services	$1,140,014		$1,060,407		$1,059,298
As a percentage of revenue, cost of services was consistent in fiscal 2015 compared to fiscal 2014. As a percentage of revenue, cost of services increased in fiscal 2014 compared to fiscal 2013 partially attributable to the loss of revenue due to the shutdown of the U.S. federal government in October 2013, which reduced labor services costs and revenue but did not reduce the fixed portions of overhead costs. In both years, the cost of services continued to be driven by ongoing heightened competition and pricing pressures, both for new business opportunities and recompetes of SRA’s existing programs.
Cost of services as a percentage of revenue varies from period to period depending on the mix of direct labor, subcontractor labor, and materials and other reimbursable costs. In periods where SRA has more materials and other reimbursable content, its costs of services as a percentage of revenue will be higher. SRA seeks to optimize its labor content in performance of its contracts since SRA typically generates greater gross margin from its labor services, particularly from services that its employees provide, compared with other reimbursable items.
SG&A expenses decreased $6.4 million in fiscal 2015 compared to fiscal 2014 and $16.4 million in fiscal 2014 compared to fiscal 2013. Excluding the impact of facility exit charges, stock compensation expense, severance charges to reduce SRA’s indirect labor force, officer compensation and other costs, SG&A expenses decreased approximately $2.4 million in fiscal 2015 compared to fiscal 2014 and $23.2 million in fiscal 2014 compared to fiscal 2013. The decrease in fiscal 2015 is primarily the result of lower fringe related costs, offset by higher costs related to bid and proposal efforts. The decrease in fiscal 2014 is primarily a result of actions taken to align SRA’s indirect costs with its volume of business and maintain competitive cost position.
Depreciation and amortization of property and equipment decreased since fiscal 2013 as certain enterprise software applications became fully amortized at the end of fiscal 2013.

Amortization of intangible assets has decreased in each period since fiscal 2013, as amortization is recorded on an accelerated basis based on the expected benefits of the assets. For further discussion of SRA’s intangible assets, see Note 3 to SRA’s audited consolidated financial statements included in this Information Statement.
SRA recorded a goodwill and trade names impairment charge of $345.8 million in fiscal 2013 as a result of the annual impairment analysis. For a discussion of this analysis, see Note 3 to SRA’s audited consolidated financial statements included in this Information Statement.
SRA recorded a gain on the sale of a portion of the Health & Civil business of $1.6 million recognized on the sale of six contracts from the Health & Civil group during fiscal 2014. For additional details, see Note 2 to SRA’s audited consolidated financial statements included in this Information Statement.
Interest
Interest, net consisted of the following for the periods presented:

	Fiscal Year Ended
	June 30, 2013	June 30, 2014	June 30, 2015
Interest expense	$(100,777)	$(104,191)	$(106,812)
Interest income	43	65	38
Interest, net	$(100,734)	$(104,126)	$(106,774)
Interest expense increased in fiscal 2015 by $2.6 million compared to fiscal 2014 and increased in fiscal 2014 by $3.4 million compared to fiscal 2013 due to an increase of the fixed rates on SRA’s interest rate swaps. Interest expense for fiscal 2015 and 2014 includes amortization of original issue discount and debt issuance costs of $7.3 million and $7.8 million, respectively. SRA manages its exposure to interest rate movements through the use of interest rate swap agreements. As of June 30, 2015, SRA had fixed the interest rate on all but $164.0 million of its outstanding total debt.
Income Taxes
SRA’s fiscal 2015 effective tax rate was a benefit of 37.2%, which is lower than the statutory income tax rate primarily as a result of adjusting tax benefits recognized previously in the consolidated financial statements and prior year returns. SRA expects its effective tax rate for future periods to be approximately 39%.
SRA’s fiscal 2014 effective tax rate was a benefit of 40.3%, which is higher than the statutory income tax rate primarily due to federal tax credits.
SRA’s fiscal 2013 effective tax rate was a tax benefit of 15.9%, which was impacted by the goodwill and trade names impairment charge recognized in fiscal 2013. Excluding the goodwill and trade names impairment charge, its effective tax rate would have been 43.3%, primarily due to retroactive reinstatement of the federal research and development credit to January 1, 2012 and revisions to certain estimates of non-deductible costs in its fiscal 2012 income tax return.
Adjusted EBITDA and Free Cash Flow
Adjusted EBITDA increased in fiscal 2015 compared to fiscal 2014 due primarily to the increase in new business, the pro forma impact of the acquisition of substantially all of the Government Services business from Qbase LLC in April 2015 and cost savings initiatives. Adjusted EBITDA decreased in fiscal 2014 compared to fiscal 2013 due primarily to a decline in direct labor services caused by downward pressure on the federal budget, the increasingly competitive market environment, and the federal government shutdown in October 2013, which negatively impacted Adjusted EBITDA in 2014 by approximately $4 million.

Free cash flow decreased in fiscal 2015 compared to fiscal 2014 due primarily to the timing of vendor payments and the collection of receivable balances. Free cash flow increased in fiscal 2014 compared to fiscal 2013 due to higher cash from the billing and collections of SRA’s accounts receivable in addition to lower payments of accrued payroll and employee benefits and interest.
Liquidity and Capital Resources
SRA’s primary capital needs are to finance the costs of operations, pending the billing and collection of accounts receivable, and to service its indebtedness, make acquisitions and fund capital expenditures. SRA’s working capital (current assets minus current liabilities) as of June 30, 2015 was $72.5 million compared to $76.0 million as of June 30, 2014. As of June 30, 2015, SRA’s total unrestricted cash and cash equivalents was $96.0 million and its total outstanding debt was approximately $1.1 billion, excluding unamortized discount.
The following table presents a summary of SRA’s cash flow activity for the periods presented:

	Fiscal Year Ended June 30, 2013	Fiscal Year Ended June 30, 2014	Fiscal Year Ended June 30, 2015
Net cash provided by operating activities	$66,825	$145,653	$76,958
Net cash used in investing activities	(45,422)	(1,863)	(78,956)
Net cash used in financing activities	(20,000)	(40,000)	(10,833)
Net increase (decrease) in cash and cash equivalents	$1,403	$103,790	$(12,831)
Cash Flows from Operating Activities
Accounts receivable represent SRA’s largest working capital requirement. SRA bills the majority of its customers monthly after services are rendered. SRA’s operating cash flow is primarily affected by the overall profitability of its contracts, its ability to invoice and collect from its customers in a timely manner, and the timing of vendor and tax payments.
Net cash provided by operating activities was $145.7 million and $77.0 million in fiscal 2014 and 2015, respectively. In fiscal 2015, the decrease in cash provided by operating activities was primarily due to timing of vendor payments and the collection of receivable balances.
Cash Flows from Investing Activities
Net cash used in investing activities was $1.9 million and $79.0 million for fiscal 2014 and 2015, respectively. In fiscal 2015, net cash used in investing activities represented $7.5 million of capital expenditures and an asset purchase of substantially all of the Qbase Government Services Business for $71.5 million. In fiscal 2014, net cash used in investing activities was driven by capital expenditures of $7.4 million partially offset by $5.5 million from the sale of a portion of the Health & Civil business.
Cash Flows from Financing Activities
Net cash used in financing activities was $40.0 million and $10.8 million in fiscal 2014 and 2015, respectively. Net cash used in financing activities in fiscal 2014 and 2015 related to repayments on its Term Loan B Facility.
Indebtedness
In connection with the Providence Acquisition, SRA entered into senior secured credit facilities consisting of an $875.0 million term loan facility, which SRA refers to as the Term Loan B Facility, with a term of seven years. On the same date SRA also entered into a $100.0 million revolving credit facility with a term of five years, which SRA refers to as the Existing Revolver. SRA refers to the Existing Revolver and the Term Loan B Facility, together, as the

Existing Senior Secured Credit Facilities. Additionally, SRA issued $400.0 million aggregate principal amount of senior notes due October 1, 2019, which SRA refers to as the Senior Notes.
SRA’s Term Loan B Facility requires annual payments equal to 50% of excess cash flow, or ECF, based upon achievement of a net senior secured leverage ratio, or NSSLR, between 2.75x and 3.5x. The required annual payments adjust to 75% of ECF when NSSLR is greater than 3.5x, 25% of ECF when NSSLR is between 2x and 2.75x, and zero if NSSLR is less than 2x. Any required ECF payments are due in October each year, subject to acceptance by the lenders. SRA is required to meet the NSSLR covenant quarterly if any revolving loan, swing-line loan or letter of credit is outstanding on the last day of the quarter. As of June 30, 2015, SRA had no outstanding letters of credit or borrowings under its Existing Revolver. The ratio is calculated as the consolidated net secured indebtedness as of the last day of the quarter (defined as consolidated net secured debt less any cash and permitted investments) to the preceding four quarters’ consolidated EBITDA (as defined in the Credit Agreement). As of June 30, 2015, SRA’s net senior secured leverage ratio was 2.9x and it was in compliance with all of its covenants under the Existing Senior Secured Credit Facilities.
The fiscal 2014 ECF requirement was $61.5 million, of which SRA repaid $40.0 million during fiscal 2014. The remainder was tendered as payment in October 2014, of which $10.6 million was declined by the lenders and returned to SRA, as permitted by the facility. No amount is due in mid-October, 2015 due to the Qbase Government Services Business acquisition in April 2015.
The Senior Notes bear interest at a rate of 11% per annum and mature on October 1, 2019. Interest on the Senior Notes is payable semi-annually. The Senior Notes are redeemable, in whole or in part, at the redemption prices set forth in the indenture governing the Senior Notes, including a redemption price of 105.5% during the twelve-month period beginning on October 1, 2015, plus accrued and unpaid interest, if any, to the redemption date.
The Existing Senior Secured Credit Facilities and the Senior Notes are guaranteed by all of SRA’s wholly-owned subsidiaries. The Existing Senior Secured Credit Facilities are also guaranteed by Sterling Parent LLC. The guarantees are full and unconditional and joint and several. Each of SRA’s subsidiary guarantors are 100% owned and have no independent assets or operations.
Capital Requirements
SRA believes the capital resources available to it under the Existing Revolver portion of its Existing Senior Secured Credit Facilities and cash from its operations are adequate to fund its normal working capital needs as well as its capital expenditure requirements, which are expected to be less than 1.0% of revenue, for at least the next twelve months.
Income Taxes
The Providence Acquisition accelerated the recognition of expense for stock options and restricted stock, creating a tax deduction of approximately $80.0 million in fiscal 2012. As a result of net operating loss carryforwards resulting primarily from this stock compensation deduction SRA did not make significant tax payments in fiscal 2015. The net operating losses are fully utilized, therefore, SRA anticipates an increase in income tax payments in fiscal 2016.
Accounts Receivable Factoring
During fiscal 2014, SRA entered into an accounts receivable purchase agreement under which SRA sell certain accounts receivable to a third party (the “Factor”), without recourse to SRA. The Factor initially pays SRA 90% of the receivable and the remaining price is deferred and based on the amount the Factor receives from its customer. The structure of the transaction provides for a true sale, on a revolving basis, of the receivables transferred. Accordingly, upon transfer of the receivable to the Factor, the receivable is removed from SRA’s consolidated balance sheet, a loss on the sale is recorded and the deferred price is an account receivable until it is collected. The balance of the sold receivables may not exceed $56 million at any time. During fiscal 2014, SRA sold $142.2 million of receivables and recognized a related loss of $0.4 million in SG&A. During fiscal 2015, SRA sold $402.5 million of receivables and recognized a related loss of $1.0 million in SG&A for the same period. As of June 30, 2015, the balance of the sold receivables was $34.6 million, and the related deferred price was $3.5 million. The factoring agreement results in accelerated cash flow to SRA, which enables it to pay down higher cost indebtedness and provides additional liquidity for acquisitions and other general corporate purposes.
Off-Balance Sheet Arrangements
As of June 30, 2015, SRA had no material off-balance sheet arrangements, including retained or contingent interests in assets transferred to unconsolidated entities; derivative instruments indexed to its stock and classified in stockholder’s equity on the condensed consolidated balance sheet; or variable interests in entities that provide it with financing, liquidity, market risk or credit risk support or engage with it in leasing, hedging or research and development services. SRA utilizes interest rate derivatives to add stability to interest expense and to manage its exposure to interest rate movements.
For further discussion of SRA’s derivative instruments and hedging activities see Note 9 to its audit consolidated financial statements.
Contractual Obligations
The following table summarizes SRA’s contractual obligations as of June 30, 2015 that require it to make future cash payments, including agreements governing its indebtedness. For contractual obligations, SRA included payments that it has an unconditional obligation to make.

	Payments due by period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Senior Notes	$400,000	$—	$—	$$400,000	$—
Term Loan B Facility(a)	664,167	—	30,000	634,167	—
Interest on debt	477,344	87,671	171,732	217,941	—
Operating lease obligations(b)	202,031	27,024	40,008	31,431	103,568
Total contractual obligations	$1,743,542	$114,695	$241,740	$$1,283,539	$$103,568
(a) Includes estimated required excess cash flow payments that are due under the credit agreement governing SRA’s Existing Senior Secured Credit Facilities in mid-October each year. This does not include voluntary prepayments of borrowings that SRA may expect to make as such voluntary prepayments are not required under the credit agreement.
(b) Includes approximately $39.2 million of future cash payments related to the underutilized space that SRA exited during fiscal 2013, 2014 and 2015.
In the normal course of its business, SRA enters into agreements with subcontractors and vendors to provide products and services that it consumes in its operations or that are delivered to its customers. These products and services are not considered unconditional obligations until the products and services are actually delivered, at which time SRA records a liability for its obligation.
The liability related to unrecognized tax benefits has been excluded from the contractual obligations table because a reasonable estimate of the timing and amount of cash out flows from future tax settlements cannot be determined. See Note 10 to SRA’s audited consolidated financial statements as of and for the fiscal year ended June 30, 2015 for additional information regarding taxes and related matters.
Description of Critical Accounting Policies and Estimates
The preparation of SRA’s financial statements in accordance with GAAP requires it to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, as well as the disclosure of contingent assets and liabilities. These estimates are based on SRA’s historical experience and various other factors that are deemed reasonable at the time the estimates are made. SRA re-evaluates these estimates at least quarterly. Actual results may differ significantly from these estimates under different assumptions or conditions. SRA believes the critical accounting policies requiring significant estimates and judgments are revenue recognition, accounting for acquisitions, including the identification of intangible assets and the ongoing impairment assessments of goodwill and intangible assets, accounting for stock compensation expense, and income taxes. If any of these estimates or judgments proves to be inaccurate, SRA’s results could be materially affected in the future.
Revenue Recognition
Although revenue on most of SRA’s contracts is recognized based on objective criteria, revenue on some of its fixed-price contracts is recognized using the percentage-of-completion method of contract accounting which requires significant estimates that may change over time. Fixed price contracts using the percentage-of-completion method were approximately 23.5% of SRA’s revenue in fiscal 2015. The percentage-of-completion method requires estimates of total contract costs, profit and ongoing estimates of progress towards completion. To estimate total contract cost, SRA must make assumptions related to the outcome of future events for periods which may extend several years. These assumptions include future labor productivity and availability, and the nature and complexity of the work to be performed. SRA estimates profit as the difference between total contract revenue and total estimated contract cost, and recognize profit over the life of the contract. Unless SRA determines that there is a more suitable objective measure, it estimates progress towards completion based on costs expended to date in relation to total estimated costs expected upon completion of the contract.
For its cost-plus-award-fee contracts, SRA recognizes the expected fee to be awarded by the customer when there is a basis to reasonably estimate the amount. Estimates of award or incentive fees require estimates that may change over time and are based on prior award experience and communication with the customer regarding performance, including any interim performance evaluations rendered by the customer.
In certain situations, SRA recognizes revenue associated with work performed prior to the completion and signing of contract documents when persuasive evidence of an arrangement exists. SRA has a standard internal process that it uses to determine whether all required criteria for revenue recognition have been met. This revenue is recognized only when it can be reliably estimated and realization is probable. SRA typically only performs work prior to the completion and signing of contract documents when a relationship with the customer already exists and it bases its estimates on previous experiences with the customer, communications with the customer regarding funding status, and its knowledge of available funding for the contract or program. As of June 30, 2015, SRA had approximately $8.8 million of accounts receivable related to revenue recognized on work performed prior to completion or signing of contract documents. SRA has not historically recognized significant losses related to work performed prior to signing a contract.
Accounting for Acquisitions
The purchase price that SRA pays to acquire a business is allocated to the net assets acquired based on the estimated fair value of those net assets. The excess of the purchase price over the estimated fair value of the net tangible and separately identified intangible assets acquired represents goodwill. SRA typically retains an independent third party valuation firm to assist it in its determination of the fair value of goodwill and the fair values and useful lives of identified intangible assets. The fair value determinations required in a purchase price allocation involve significant estimates and management judgments including estimates of future operating results and cash flows. Different estimates and assumptions could result in materially different values assigned to net assets acquired, including identified intangible assets and goodwill.
Accounting for Asset Impairments
Trade names are evaluated for impairment annually during the fourth quarter as of April 1. SRA assesses the potential impairment by comparing the carrying value of the trade names with their estimated fair value, utilizing the relief from royalty method. If the carrying value exceeds the fair value, SRA recognizes a loss based on the excess carrying value over fair value.

Goodwill represents the excess of the cost of an acquired entity over the net amounts assigned to assets acquired and liabilities assumed. SRA tests goodwill for impairment annually during the fourth quarter as of April 1, and between annual tests if events or changes in circumstances indicate the carrying value may not be recoverable. Such events could include, but are not limited to, loss of a key contract, significant underperformance relative to plan or long-term projections, or similar events. The goodwill impairment assessment is separately performed for each of SRA’s two reporting units, National Security and Health & Civil. The impairment model prescribes a two-step method for determining goodwill impairment. The first step compares the reporting unit’s estimated fair value to its carrying value. SRA utilizes a discounted cash flow analysis as well as comparative market multiples to determine the fair value of its reporting units. If the carrying value exceeds the estimated fair value, a potential impairment is indicated and SRA must complete the second step of the impairment test. The second step allocates the fair value of the reporting unit determined in step one to the tangible and intangible assets and liabilities to derive an implied fair value for the reporting unit’s goodwill. If the carrying value of goodwill exceeds the implied fair value, an impairment charge is recorded to reduce the carrying value of the goodwill to the implied fair value.
Intangible assets with finite lives are only evaluated for impairment when events or circumstances indicate that the carrying amount of long-lived assets and intangible assets may not be fully recoverable. SRA determines whether the carrying value of the long-lived asset is recoverable by comparing the asset’s carrying value to its future undiscounted net cash flows, without interest charges. If impairment is indicated as a result of this review, SRA recognizes an impairment charge for the amount by which the carrying amount exceeds the fair value, which is measured using estimated discounted future cash flows.
As of April 1, 2015, SRA evaluated the goodwill of each of its reporting units for impairment. There was no indication of impairment in the National Security reporting unit or in the Health & Civil reporting unit as the fair values were more than 20% higher than the carrying values for each reporting unit. Additionally, the estimated fair value of the trade names exceeded their carrying value. Based on these analyses, SRA concluded that the goodwill and trade names were not impaired in fiscal 2015.
Given the current industry conditions and the uncertainties regarding the impact on SRA’s business, there can be no assurance that the estimates and assumptions used in its goodwill and trade names impairment analyses will prove to be accurate predictions of the future. If SRA’s estimates regarding forecasted revenue or profitability are not achieved, or SRA experiences adverse changes in market factors such as discount rates or valuation multiples derived from comparable publicly traded companies, it may be required to recognize additional impairment charges in future periods.
These impairment charges and SRA’s reporting units are discussed in Note 3 of its audited consolidated financial statements included in this Information Statement.
Accounting for Stock-Based Compensation
Compensation costs related to SRA’s stock-based compensation plans are recognized based on the grant-date fair value of the options and restricted stock granted. In calculating the compensation expense for options granted, SRA utilizes the Black-Scholes-Merton option-pricing model to value the service options and the Monte Carlo or binomial lattice model to value the performance options. Both models are widely accepted methods to calculate the fair value of stock options; however, the results are dependent on the inputs, two of which, expected term and expected volatility, are dependent on management’s judgment.
For the performance options, the expected term is estimated based on management’s expected timing of a liquidity event or sale of SRA. The expected volatility is based upon the combination of the historical volatility of comparable, publicly traded companies’ stock prices and the implied volatility of comparable, publicly traded companies’ share prices determined from publicly trade call options.
Changes in management’s judgment of the expected term and the expected volatility could have a material effect on the grant-date fair value calculated and, in turn, on the amount of compensation cost recognized.

Additionally, SRA is required to estimate future stock option and restricted stock award forfeitures when determining the amount of stock-based compensation costs to record. SRA has concluded that its historical forfeiture experience since the Providence Acquisition is the best basis available to estimate future stock option forfeitures. However, actual forfeitures may differ from the estimates used, and could materially affect the compensation expense recognized.
Historically, the fair-value of the shares of common stock is derived from third-party valuations. The valuations use a blend of the income approach and the guideline public company approach. The income approach is based on the future cash flow generating ability of the company, discounted at a rate of return commensurate with the risk characteristics of the company as well as current rates of return for equity and debt capital as of the valuation date. The guideline public company approach values a business based on trading multiples derived from publicly traded companies that are similar to the subject company. Several key assumptions are used in these valuation techniques including SRA’s estimated future cash flows, discount rate, selection of comparable public company and related adjustments based on the guideline companies’ relative risk and profitability profile. These assumptions are considered highly complex and subjective and changes in these assumptions could materially impact the valuation results.
Accounting for Income Taxes
SRA utilizes the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities less valuation allowances, if required. Enacted statutory tax rates are used to compute the tax consequences of these temporary differences. SRA recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain its position following an audit. Significant judgments and estimates, including projection of future taxable income, are required in determining SRA’s income tax expense or benefit. To project future taxable income, SRA develops assumptions including the amount of future state, federal and foreign pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates SRA is using to manage the underlying businesses.
SRA has a process to ensure that uncertain tax positions are identified, analyzed and properly reported in its financial statements in accordance with GAAP. SRA recognizes accrued interest and penalties related to uncertain tax positions in the provision for income tax expense or benefit.
SRA believes it has adequately provided for any reasonably foreseeable outcome related to its income tax matters, however, its future results may include favorable or unfavorable adjustments to its estimated tax position. To the extent that the expected tax outcome changes, such changes in estimate will impact the income tax provision or benefit in the period in which such determination is made.
Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standard Update (“ASU”) 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. This ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. This ASU is effective for SRA’s fiscal 2019. Early application is not permitted. This ASU permits the use of either the retrospective or cumulative effect transition method. SRA’s management is evaluating the methods of adoption allowed by this ASU and the effect that it is expected to have on its consolidated financial statements.
In April 2015, FASB issued ASU 2015-03, Interest-Imputation of Interest, which requires the debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with the presentation of debt discounts. This ASU is effective for SRA’s fiscal 2017. Adoption of this standard is not expected to have a material impact on its consolidated financial position, results of operations, or cash flows.
In April 2015, FASB issued ASU No. 2015-05, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement. ASU 2015-05 provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The new guidance becomes effective for SRA on January 1, 2016 with early adoption permitted. SRA can elect to adopt ASU 2015-05 prospectively to all arrangements entered into or materially modified after the effective date or retrospectively. SRA has not yet completed the evaluation of the effect that ASU No. 2015-05 will have on its consolidated financial statements.
Non-GAAP Metrics
Adjusted EBITDA
Adjusted EBITDA is a non-GAAP measures that SRA uses to evaluate financial performance and is one of the measures used in assessing management performance. SRA believes that Adjusted EBITDA provides useful information to investors regarding SRA’s results of operations as it provides another measure of SRA’s profitability, SRA’s ability to service planned debt, and is considered an important measure by financial analysts covering SRA and peer companies in SRA’s industry. Adjusted EBITDA is an important measure associated with the proposed credit facility. In addition, the proposed credit facility will permit the combined company to exclude these and other charges and expenses in calculating “Consolidated EBITDA” pursuant to such credit facility. SRA’s definition of this measure may differ from other companies.

Adjusted EBITDA, as defined in SRA’s Existing Credit Agreement, includes the impact of quantifiable run-rate cost savings for actions taken or expected to be taken within 12 months of the reporting date.
The following table sets forth a reconciliation of Adjusted EBITDA to loss from continuing operations for the periods presented, which SRA considers to be the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	Twelve Months Ended
	June 30, 2013	June 30, 2014	June 30, 2015
	Historical
Income (Loss) from continuing operations	$(317,294)	$(24,162)	$(11,944)

Interest expense, net	100,734	104,126	106,774
Tax (benefit) expense on income	(60,169)	(16,286)	(7,071)
Depreciation and amortization	101,631	83,436	67,665
Loss on sale of receivables	—	410	971
Stock based compensation	2,836	3,346	3,910
Restructuring costs	6,675	14,389	8,486
Gain on disposition	—	(1,564)	—
Merger and acquisition costs	2,214	887	1,180
Impairment of goodwill and other assets	345,753	—	—
PEP management fees	1,751	1,750	1,750
Impact of acquisitions	4,139	—	11,068
Adjusted EBITDA	$188,270	$166,332	$182,789

Free Cash Flow
Free cash flow is defined as the sum of operating cash flows and investing cash flows, excluding business acquisitions and dispositions. Free cash flow is further adjusted for the sale of accounts receivables. Management believes free cash flow is useful to illustrate the underlying cash generation of SRA’s business. Free cash flow should not be considered as an alternative to net cash provided by operating activities or any other measures of SRA’s cash flow or liquidity.
A reconciliation of free cash flow to the most directly comparable GAAP financial measure is presented below:

	Fiscal Year Ended June 30,
	2013	2014	2015
Net cash provided by operating activities	$66,825	$145,653	$76,958
Net cash used in investing activities	(45,422)	(1,863)	(78,956)
Acquisitions, net of cash required	33,631	-	71,476
Proceeds from the sale of a portion of the Health & Civil business	-	(5,492)	-
Sale of accounts receivables	-	(25,424)	(9,145)
Free cash flow	$55,034	$112,874	$60,333

MANAGEMENT OF CSRA FOLLOWING THE TRANSACTIONS
The following table presents information concerning the individuals who are expected to serve as our executive officers and their anticipated titles following the Spin-Off and Mergers, including a five-year employment history and any directorships held in public companies.

Name	Age	Position with CSRA
Mr. Lawrence B. Prior III	59	President and Chief Executive Officer
Mr. David F. Keffer	38	Chief Financial Officer
Ms. Catherine Kuenzel	50	Executive Vice President and General Manager, Homeland Security
Mr. Paul Nedzbala	51	Executive Vice President and General Manager, Health
Mr. John Reing	43	Chief Human Resources Officer
Lawrence B. Prior III
Mr. Prior is expected to serve as our President and Chief Executive Officer, as well as a member of our board of directors. Mr. Prior was appointed Executive Vice President and General Manager, North American Public Sector in December 2014. Mr. Prior joined CSC in May 2013 as Vice President and General Manager, North American Public Sector. Prior to joining CSC, Mr. Prior served as Executive Vice President of BAE Systems, Inc., a global defense, security and aerospace company, from July 2010 to January 2013. Prior to that he served as President and COO of Mantech International Corporation, a leading provider of technology services to the U.S. government, from July 2009 to July 2010.
David F. Keffer
Mr. Keffer is expected to serve as our Chief Financial Officer following the Spin-Off and the Mergers. Mr. Keffer is currently the Executive Vice President and Chief Financial Officer of SRA, a position he has held since May 2014. Mr. Keffer joined SRA’s Financial Planning & Analysis team in 2003. He served as Director of Investor Relations and Vice President of SRA from 2006 to 2009 before gaining experience as a Strategic Acquisition Executive in SRA’s Corporate Growth organization. From 2011 to 2013, he was the CFO of SRA’s National Security Sector. From 2013 to 2014 he was SRA’s Vice President and Corporate Controller. Mr. Keffer began his career at Navigant Consulting and Maden Tech Consulting.
Catherine Kuenzel
Ms. Kuenzel is expected to serve as Executive Vice President and General Manager, Homeland Security following the Spin-Off and Mergers. Ms. Kuenzel is currently Vice President and General Manager of CSC’s Homeland Security & Civil Agencies Industry, North American Public Sector, a position she has held since September 2013. She joined CSC in April 2013 as vice president of Business Development and Strategy of North American Public Sector, where she was responsible for capturing North American federal, state and local government business. Prior to joining CSC, Ms. Kuenzel served as an appointed officer and vice president at Northrop Grumman from November 2002 until March 2013, responsible for development, operations and maintenance of secure networks, applications, systems integration and professional services for a segment of its federal civil agency customers. Prior to that, she served in various leadership roles with Oracle, Lucent Technologies and Digital Equipment Corporation.

Paul Nedzbala
Mr. Nedzbala is expected to serve as Executive Vice President and General Manager, Health following the Spin-Off and Mergers. Mr. Nedzbala is currently executive vice president of SRA’s Health & Civil Group. Previously, Mr. Nedzbala was the senior vice president of SRA’s Civil group from June 2013 to December 2013 and prior to that was the senior vice president for SRA’s Health Group from July 2012 to June 2013. Mr. Nedzbala held multiple leadership roles in both SRA’s former Health and Civil Government groups, where he was responsible for generating significant growth in these markets. He joined SRA as part of its acquisition of Constella Group, LLC, in 2007 where he had served as Chief Operating Officer for the Constella Health Sciences business unit, providing solutions in support of U.S. domestic health agencies. Prior to Constella, Mr. Nedzbala served in various leadership roles with United Information Systems, including Vice President of IT Services. He also served as Program Manager for the Washington Consulting Group, where he led a team of software engineers in supporting IT initiatives for the National Institutes of Health.

John Reing
Mr. Reing is expected to serve as our Chief Human Resources Officer following the Spin-Off and the Mergers. Mr. Reing is currently the Senior Vice President of Human Resources of SRA, a position he has held since 2012. From 2003 to 2013, Mr. Reing was employed with BAE Systems, Inc., including as Vice President of HR & Administration for the Support Solutions Sector and Vice President of Global Compensation, HRIS & International Assignments outside of the U.S. Prior to that, Mr. Reing was a Director in the Human Resources Consulting Practice of PricewaterhouseCoopers from 1996 to 2003 and a team leader at the Hay Group Compensation Consulting Practice in Philadelphia, Pennsylvania from 1994 through 1996.
Our Board of Directors Following the Spin-Off and Director Independence
The following table presents information concerning the individuals who are expected to serve on our Board following the Spin-Off. Immediately following the Spin-Off, we expect that our Board will comprise eight directors. Rules require that the board have a majority of independent directors, and we expect our board to include a majority of independent directors and requisite board committees composed solely of independent directors at the time of the Spin-Off. Apart from our Chairman, who will remain Chief Executive Officer of CSC after the Distribution, we do not expect any members of our Board to be officers or directors of CSC.

Name	Age	Position(s)
Mr. J. Michael Lawrie	62	Chairman
Mr. Keith B. Alexander	63	Director
Ms. Michèle A. Flournoy	54	Director
Ms. Nancy Killefer	61	Director
Mr. Sean O’Keefe	59	Director
Mr. Lawrence B. Prior III	59	Director
Mr. Michael E. Ventling	54	Director
Ms. Billie I. Williamson	63	Director
J. Michael Lawrie
Mr. Lawrie joined CSC as President and Chief Executive Officer on March 19, 2012 and as a member of its Board of Directors in February 2012. Prior to joining CSC, he served as Chief Executive Officer of UK-based Misys plc, a leading global IT solutions provider to the financial services industry, from November 2006 to March 2012. From 2008 to 2010, Mr. Lawrie also served as the Executive Chairman of Allscripts-Misys Healthcare Solutions, Inc., an industry leader in electronic health record solutions. Prior to that, Mr. Lawrie was a general partner with ValueAct Capital, a San Francisco-based private investment firm, from 2005 to 2006. He served as Chief Executive Officer of Siebel Systems, Inc., an international software and solutions company, from 2004 to 2005. Previously, Mr. Lawrie spent 27 years with IBM where he held various leadership positions, including Senior Vice President and Group Executive, responsible for sales and distribution of all IBM products and services worldwide; General Manager for operations in Europe, the Middle East and Africa; and General Manager of Industries for the Asia

Pacific. Mr. Lawrie is the former lead independent, non-executive Director of Juniper Networks, Inc., and is also a Trustee of Drexel University, Philadelphia.
Mr. Lawrie’s proven leadership ability and management skills and his experience in the information technology sector demonstrated by his experience as President and Chief Executive Officer of CSC, former Chief Executive Officer of Misys plc and Siebel Systems, Inc. and former Executive Chairman of Allscripts-Misys Healthcare Solutions, Inc., and his public company governance experience as a former director of Allscripts-Misys Healthcare Solutions, Inc. and a former director of Juniper Networks, Inc. is experience that is important to us as a provider of information technology services.
Keith B. Alexander
Gen. Keith Alexander (Ret.) is founder and CEO of IronNet Cybersecurity. Prior to founding IronNet Cybersecurity, Gen. Alexander served as Commander of U.S. Cyber Command from 2010 to 2014 and was Director of the National Security Agency and Chief of Central Security Service from 2005 to 2014. Prior to 2005, he served as a Deputy Chief of Staff for Intelligence,  Department of the Army and Commanding General of the U.S. Army Intelligence and Security Command. Gen. Alexander also served as Director of Intelligence for United States Central Command and Deputy Director for Requirements, Capabilities, Assessments and Doctrine for the Joint Chiefs of Staff.
Gen. Alexander’s government and leadership experience, including as Director of the National Security Agency, Chief of the Central Security Service and Commander of the U.S. Cyber Command, and his expertise on issues of cybersecurity are important to us as a provider of information technology services to the public sector.
Michèle A. Flournoy
Ms. Flournoy is Co-Founder and Chief Executive Officer of the Center for a New American Security. Prior to that, Ms. Flournoy served as the Under Secretary of Defense for Policy from 2009 to 2012 and served as President of the Center for a New American Security from 2007 to 2009. Previously, she was senior adviser at the Center for Strategic and International Studies and, prior to that, a distinguished research professor at the Institute for National Strategic Studies at the National Defense University (NDU). She also served as Principal Deputy Assistant Secretary of Defense for Strategy and Threat Reduction and Deputy Assistant Secretary of Defense for Strategy. Ms. Flournoy is a member of the President’s Intelligence Advisory Board, the Defense Policy Board, the DCIA’s External Advisory Board, the Council on Foreign Relations, and the Aspen Strategy Group, and a Senior Fellow at Harvard’s Belfer Center for Science and International Affairs. She serves on the boards of The MITRE Corporation, Amida Technology Solutions, The Mission Continues, and CARE, and is a Senior Advisor at the Boston Consulting Group.
Ms. Flournoy’s government and public policy experience, including serving as Under Secretary of Defense for Policy at the U.S. Department of Defense, her subject matter expertise relating to defense and intelligence will provide important experience to us as a provider of services to the defense and intelligence agencies and her previous advisory and board experience will be valuable to our board.
Nancy Killefer
Ms. Killefer is Director Emeritus at McKinsey & Company, Inc., a global management consulting firm. She joined McKinsey in 1979. From 1997 to 1999, Ms. Killefer served as Assistant Secretary for Management and Chief Financial Officer to the U.S. Department of Treasury. She rejoined McKinsey in 1999 and served as Director from December 1999 to August 2013. Ms. Killefer serves as a Director of the Advisory Board Company and Avon Products Inc. She also serves as Vice Chair on the Business Defense Board and is a member of the MyVA Advisory Committee.
Ms. Killefer’s senior level management experience as a partner at a global consulting firm, public company governance experience as a director in two other public companies in addition to us and CSC, and her government and public policy experience as former chief financial officer of the U.S. Department of Treasury will provide important leadership and public sector expertise that is important to us as a provider of information technology services to the public sector.
Sean O’Keefe
Mr. O’Keefe is a professor at the Maxwell School of Citizenship and Public Affairs at Syracuse University. Mr. O’Keefe served as Chairman and CEO of Airbus Group, Inc., a global corporate, aerospace, defense and space enterprise, from 2009 to 2014. Prior to that, from 2008 to 2009, Mr. O’Keefe served as Vice President of Washington Operations of General Electric. Mr. O’Keefe served as a director of DuPont, from 2005 to 2008. He also serves as a director and Chairman of the Audit Committee of Battelle Memorial Institute, a non-profit research and development organization. He is also Chancellor Emeritus of Louisiana State University.
Mr. O’Keefe’s senior level management experience as former Chairman and Chief Executive Officer of Airbus Group, Inc. and Vice President of Washington Operations of General Electric and his major academic institution experience as Professor at the Maxwell School of Citizenship and Public Affairs at Syracuse University and former Chancellor of Louisiana State University and A&M College provides important leadership experience and expertise in areas relevant to our business. In addition his government and public policy experience, as former Presidential appointee - 10th Administrator of the National Aeronautics and Space Administration; Deputy Assistant to President George W. Bush and Deputy Director of the Office of Management and Budget; Secretary of the Navy; Comptroller and Chief Financial Officer of the Department of Defense will provide important experience to us as a provider of services to federal defense agencies, and his experience as former Chief Financial Officer of the Department of Defense; Deputy Director of the Office of Management and Budget; Chairman of the Audit Committee of Battelle Memorial Institute; and former audit committee member of various public companies will provide valuable financial expertise to our board.
Lawrence B. Prior III
As further described above, Mr. Prior is expected to serve as our President and Chief Executive Officer, as well as a member of our board of directors.
As a senior executive with more than 30 years of public and private sector experience, Mr. Prior’s executive leadership experience and extensive background in areas key to our business, including intelligence, security, technology and defense, is valuable to our board. In addition, our board believes that our President and Chief Executive Officer’s role on our board will help communicate the board’s priorities to management and management’s perspective to the board.
Michael E. Ventling
Mr. Ventling is the former Global Chief Financial Officer of Ernst & Young, serving from July 2010 through December 2014. He was previously Managing Partner of the North Central Area of Ernst & Young beginning in July 2006. Mr. Ventling also previously served as Ernst & Young's Global Vice Chair for Quality and Risk Management Implementation. He previously served as Member of Ernst & Young's Global Management Committee, Global Practice Council, and both its U.S. and Americas Area Executive Boards.
Mr. Ventling’s financial and leadership experience at Ernst & Young will provide important financial, management and accounting expertise to our board.
Billie I. Williamson
Ms. Williamson served as a senior assurance partner with Ernst & Young LLP from 1998 until 2011. While at Ernst & Young LLP, she served on the Americas Executive Board from 2006 to 2008, on the U.S. Executive Board from 2008 to 2011, and as its Americas Inclusiveness Officer. Ms. Williamson previously served as the CFO of AMX Corp. from 1993 to 1996 and as Senior Vice President, Finance of Marriott International, Inc. from 1996 to 1998. She began her career as an auditor with Ernst & Young LLP in 1974 and became a partner in 1984, and served in that capacity until 1993. Ms. Williamson is currently a director of companies Energy Future Holdings Corporation, Janus Capital Group Inc. and Pentair plc. She previously served on the board of Annie’s, Inc. from 2012 until it was sold in 2014, and on the board of Exelis, Inc. from 2012 until it was sold 2015.
Ms. Williamson has over three decades of experience auditing public companies as an employee and partner of Ernst & Young LLP. Our board believes Ms. Williamson’s significant expertise in financial reporting and audit process and her corporate oversight, financial reporting and controls experience as a member of several boards of directors and audit and financial committees will provide valuable expertise to our board.
Nomination Agreement
CSRA and Providence have agreed to enter into an agreement pursuant to which, following the Mergers, Providence will have the right to designate for nomination one individual, subject to review and approval of such individual’s nomination by the board of directors of CSRA in accordance with its regular corporate governance procedures, to serve on the board of directors of CSRA so long as Providence, together with any investment funds that are controlled affiliates of Providence Equity Partners L.L.C. (“PEP”), holds at least 5% of the outstanding common stock of CSRA. Providence has not indicated whether it expects to exercise its rights under the nomination agreement upon consummation of the Mergers.
Committees of the Board
Effective upon the completion of the Spin-Off, our Board will have the following committees, each of which will operate under a written charter that will be posted on our website immediately prior to the Spin-Off.
Audit Committee
The Audit and Finance Committee will be established in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Exchange Act. The responsibilities of our Audit and Finance Committee will be more fully described in our Audit and Finance Committee charter. We anticipate that our Audit and Finance Committee, among other duties, will:

•	oversee financial reporting, accounting, control and compliance matters;

•	appoint and evaluate the independent auditor;

•	review with the internal and independent auditors the scope, results and adequacy of their audits and effectiveness of internal controls;

•	review material financial disclosures;

•	pre-approve all audit and permitted non-audit services;

•	annually review our compliance programs and receive regular updates about compliance matters;

•	annually review our disclosure controls and procedures; and

•	review and make recommendations to our Board about related person transactions.
The Audit Committee will have at least three members and will consist entirely of independent directors, each of whom will meet the independence requirements set forth in the listing standards of the New York Stock Exchange, Rule 10A-3 under the Exchange Act and our Audit Committee charter. Each member of the Audit Committee will be financially literate, and at least one member of the Audit Committee will have accounting and related financial management expertise and satisfy the criteria to be an “audit committee financial expert” under the rules and regulations of the SEC, as those qualifications will be interpreted by our Board in its business judgment. The initial members of the Audit Committee will be determined prior to the Spin-Off.
Compensation Committee
The responsibilities of our Compensation Committee will be more fully described in our Compensation Committee charter, and we anticipate that they will include, among other duties:

•	approve and recommend full Board approval of the CEO’s compensation based upon an evaluation of the CEO’s performance by the independent directors;

•	review and approve senior management’s compensation;

•	administer incentive and equity compensation plans and, in consultation with senior management, approve compensation policies; and

•	review executive compensation disclosures and the annual compensation risk assessment.
The Compensation Committee will consist entirely of independent directors, each of whom will meet the independence requirements set forth in the listing standards of the New York Stock Exchange, Rule 10C-1 under the Exchange Act and our Compensation Committee charter. The members of the Compensation Committee will be “non-employee directors” (within the meaning of Rule 16b-3 under the Exchange Act) and “outside directors” (within the meaning of Section 162(m) of the Code). The initial members of the Compensation Committee will be determined prior to the Spin-Off.
Nominating/Corporate Governance Committee
The responsibilities of our Nominating/Corporate Governance Committee will be more fully described in our Nominating/Corporate Governance Committee charter, and we anticipate that they will include, among other duties:

•	monitor our Board’s structure and operations;

•	set criteria for Board membership;

•	search for and screen candidates to fill Board vacancies and recommend candidates for election;

•	evaluate director and Board performance and assess Board composition and size;

•	evaluate our corporate governance process; and

•	recommend to our Board whether to accept the resignation of incumbent directors that fail to be re-elected in uncontested elections.
The Nominating/Corporate Governance Committee will consist entirely of independent directors, each of whom will meet the independence requirements set forth in the listing standards of the New York Stock Exchange and our Nominating/Corporate Governance Committee charter. The initial members of the Nominating/Corporate Governance Committee will be determined prior to the Spin-Off.
Executive Committee
The responsibilities of our Executive Committee will be more fully described in our Executive Committee charter, and we anticipate that they will include, among other duties:

•	supervise and assist the CEO in making decisions on how best to progress the strategy set by the Board between the Board meetings;

•	assist in time sensitive decision-making to achieve strategic objectives; and

•	assist in implementation of strategy set by the Board.
A majority of the members of the Executive Committee must be independent. The initial members of the Executive Committee will be determined prior to the Spin-Off.
Codes of Conduct
We are committed to high standards of ethical conduct and professionalism. Prior to the completion of the Spin-Off, we will adopt a Code of Business Conduct that confirms our commitment to ethical behavior in the conduct of all CSRA activities. The Code of Business Conduct will apply to all our directors, all our officers (including our CEO, CFO and Principal Accounting Officer) and employees and it will set forth our policies and expectations on a number of topics including avoiding conflicts of interest, confidentiality, insider trading, protection of CSRA and customer property and providing a proper and professional work environment. We expect to continue to follow the same corporate governance practices immediately following the Distribution.
Director Nomination Process
Our initial Board will be selected through a process involving both CSC and us. We intend to adopt corporate governance principles designed to assure excellence in the execution of the Board’s duties. These principles will be outlined in Corporate Governance Guidelines which, in conjunction with our Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, Code of Business Conduct, Board committee charters and related policies will form the framework for the effective governance of CSRA. Our Corporate Governance Guidelines will be available on our website prior to the Spin-Off.
Communicating with the Board or Chairman
After the Spin-Off, stockholders and other interested parties may communicate with the Board, individual directors, the non-management directors as a group, or with the Chairman, by writing in care of the Corporate Secretary, CSRA Inc., 3170 Fairview Park Drive, Falls Church, Virginia 22042. The Corporate Secretary will review all submissions and forward to members of the Board all appropriate communications that in the Corporate Secretary’s judgment are not offensive or otherwise objectionable and do not constitute commercial solicitations.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Prior to the Spin-Off, our business has been owned by CSC. Therefore, our historical compensation strategy has been determined primarily by CSC’s senior management and the Compensation Committee of the CSC Board (the “CSC Compensation Committee”), and the compensation elements and processes discussed in this Compensation Discussion and Analysis (“CD&A”) reflect CSC programs and processes. Following the Spin-Off, we will form our own board-level compensation committee that will be responsible for approving and overseeing our executive compensation programs. Initially we expect our executive compensation programs to be similar to the historical CSC executive compensation programs. We expect to:

•	pay our executive officers base salaries set forth in the “Expected CSRA Compensation” table below,

•
adopt an annual cash incentive program and a long-term equity-based incentive program with terms similar to the terms of the CSC annual cash incentive and long-term equity incentive programs and with target award levels for our executive officers set forth in the “Expected CSRA Compensation” table below, and

•	offer post-employment benefit, severance and perquisite programs similar to the programs that existed at CSC prior to the Spin-Off as described herein.
Following the Spin-Off, our board-level compensation committee will continue to review and monitor the effect of our separation from CSC and the Mergers with SRA Parent on our executive compensation programs and may make any adjustments it deems appropriate based on the Spin-Off or Mergers or any other factors.
The CD&A focuses on the compensation of Lawrence B. Prior III, our President and Chief Executive Officer and our only named executive officer (“NEO”) in fiscal 2015.
In addition, we expect David F. Keffer, Chief Financial Officer of SRA, to become our Chief Financial Officer, John Reing, Executive Vice President of SRA, to become our Chief Human Resources Officer, Paul Nedzbala, Executive Vice President of SRA, to become the General Manager of our Health and Civil Group, and Catherine Kuenzel, Vice President & General Manager of CSC, to become the General Manager of our Homeland Security Group, in each case to take effect following the Spin-Off and the Mergers. Messrs. Keffer, Reing and Nedzbala were not employed by CSC as of the end of its most recent fiscal year; and Ms. Kuenzel was not an executive officer of CSC as of the end of CSC’s most recent fiscal year. Other than Mr. Prior, CSC did not employ any executive officers with respect to the Computer Sciences GS Business as of the end of its most recent fiscal year.
Following the Spin-Off and the Mergers, we expect base salary and incentive compensation opportunities for our executive officers will be set at the levels set forth in the table below. These levels are intended to reflect the competitive marketplace in attracting and retaining quality executives and take into account the compensation that each of our executive officers earned with SRA or CSC prior to the Spin-Off. It is anticipated that none of our executive officers will have employment agreements with us.
Expected CSRA Compensation

Name	Salary	Annual Incentive Target	Long Term Incentive Target	Target Total Direct Compensation

Lawrence B. Prior III, President and Chief Executive Officer	$825,000	125%	400%	$5,156,250
David Keffer, Executive Vice President and Chief Financial Officer	$425,000	100%	200%	$1,700,000

John P. Reing, Executive Vice President and Chief Human Resources Officer	$375,000	100%	150%	$1,312,500
Paul Nedzbala, Executive Vice President and General Manager, Health and Civil Group	$385,000	100%	100%	$1,155,000
Catherine Kuenzel, Executive Vice President and General Manager, Homeland Security Group	$385,000	100%	100%	$1,155,000
CSRA Employee Equity Plan
We expect to adopt an equity incentive plan (the “CSRA Employee Equity Plan”) prior to the Spin-Off for the purpose of allowing us to grant equity and equity-based incentive awards to our eligible employees following the Spin-Off and the Mergers. We expect to reserve approximately 9.6 million shares of our common stock for issuance under the plan, plus any additional shares resulting from the adjustment of the CSC outstanding equity awards described below under “CSC Outstanding Equity Award Adjustments” (“Spin-Off Awards”) and any shares resulting from the assumption of SRA Parent stock options pursuant to the terms of the Merger Agreement (“SRA Rollover Awards”). The number of reserved shares would be subject to adjustment to reflect stock splits, reverse stock splits, stock dividends, subdivisions, consolidations, recapitalizations, reorganizations, mergers and other similar events.
We expect the terms of the CSRA Employee Equity Plan to be substantially similar to the terms of the CSC 2011 Omnibus Incentive Plan (“CSC Plan”) and to allow us to grant stock options (including incentive stock options), stock appreciation rights (“SARs”), restricted stock, restricted stock units (including performance-vested restricted stock units (“PSUs”)), and cash awards intended to qualify for the performance-based compensation exemption to the $1 million deduction limit under Section 162(m) of the Internal Revenue Code. All of our employees would be eligible for awards under the plan. Similar to the CSC Plan, restricted stock, restricted stock units, PSUs and other full-value awards would count as two shares against the share reserve, while stock options and SARs would count as one share. Shares subject to Spin-Off Awards or SRA Rollover Awards that were expired, forfeited or otherwise terminated without the issuance of shares would not be recycled back into the share reserve.
The Compensation Committee of our board of directors would have broad authority to grant awards and otherwise administer the CSRA Employee Equity Plan. The plan would become effective upon the effective time of the Spin-Off and would continue in effect for a period of 10 years thereafter, unless earlier terminated by our board of directors. Our board of directors would have the authority to amend the plan in such respects as it deemed desirable, provided that any amendments that would increase the share reserve (other than pursuant to a recapitalization event described above), expand the class of persons eligible to participate in the plan or the types of awards available for grant under the plan, or that would otherwise be considered a material modification for purposes of applicable tax or securities laws or exchange listing requirements, would require the approval of our stockholders.
CSC Outstanding Equity Award Adjustments
At the effective time of the Spin-Off and pursuant to the terms of the employee matters agreement that we expect to enter into with CSC in connection therewith (the “Employee Matters Agreement”), outstanding CSC employee equity awards (including awards held by Mr. Prior) would be adjusted as follows:

•
Adjustment of Options: Outstanding CSC stock options (vested or unvested) granted prior to CSC’s 2016 fiscal year would be converted at the effective time of the Spin-Off into both CSRA options under the CSRA Employee Equity Plan and adjusted CSC options in accordance with the terms of the Employee Matters Agreement. Outstanding CSC options granted in CSC’s 2014 fiscal year would be 100% vested immediately following the effective time of the Spin-Off. Outstanding CSC options granted in CSC’s 2015 fiscal year would be 2/3 vested immediately following the Spin-Off and the remaining 1/3 of the resulting CSC and CSRA options would vest in equal tranches in May 2016 and May 2017, subject to their terms. Notwithstanding the foregoing, CSC options granted in fiscal year 2015 may, at the discretion of CSC or

CSRA, as applicable, vest in accordance with the current vesting schedule for such CSC options. Outstanding CSC options (vested or unvested) granted in CSC’s 2016 fiscal year would be converted at the effective time of the Spin-Off into CSRA options under the CSRA Employee Equity Plan for individuals who are or who become CSRA employees in connection with the Spin-Off and into adjusted CSC options for individuals who are not and do not become CSRA employees in connection with the Spin-Off, in each case in accordance with the terms of the Employee Matters Agreement, and in each case would retain the same vesting schedule they had before the Spin-Off.

•
Adjustment of RSUs: Outstanding CSC restricted stock units other than performance-vested restricted stock units (“RSUs”) would be converted at the effective time of the Spin-Off into both CSRA RSUs under the CSRA Employee Equity Plan and adjusted CSC RSUs in accordance with the terms of the Employee Matters Agreement, and in each case would retain the same vesting schedule they had before the Spin-Off.

•
Adjustment of PSUs: Outstanding CSC performance-vested restricted stock units (“PSUs”) granted in CSC’s 2014 fiscal year would be deemed to have been earned at the maximum 200% of the target level as of the effective time of the Spin-Off, and 150% of the target award (i.e. the maximum 200% minus the 50% that previously vested after the end of CSC’s 2014 and 2015 fiscal years) would vest and settle immediately prior to the Spin-Off in accordance with the terms of the Employee Matters Agreement. Outstanding CSC PSUs granted in CSC’s 2015 fiscal year would be deemed to have been earned at 70% of the target level as of the effective time of the Spin-Off, and 30% of the target award (i.e., 100% minus the 25% that previously vested after the end of CSC’s 2015 fiscal year and the 45% that would vest and settle immediately prior to the Spin-Off) would be converted at the effective time of the Spin-Off into both time-vesting CSRA RSUs under the CSRA Employee Equity Plan and time-vesting CSC RSUs, in each case in accordance with the terms of the Employee Matters Agreement, and vesting in each case in equal tranches in May 2016 and May 2017, subject to their terms. Outstanding CSC PSUs granted in CSC’s 2016 fiscal year would be converted at the effective time of the Spin-Off into CSRA PSUs under the CSRA Employee Equity Plan for individuals who are or who become employees of CSRA in connection with the Spin-Off and into adjusted CSC PSUs for individuals who are not and do not become CSRA employees in connection with the Spin-Off, in each case in accordance with the terms of the Employee Matters Agreement, and in each case would retain the same vesting schedule they had before the Spin-Off but with adjusted performance goals to reflect the Spin-Off.

Executive Summary
Fiscal 2015 Executive Compensation Programs
Prior to the Spin-Off, Mr. Prior participated in CSC’s executive compensation programs. CSC’s executive compensation programs are designed to reflect its “pay for performance” philosophy and provide its executives with appropriate incentives to manage CSC in the stockholders’ interests. The CSC Compensation Committee reviews CSC’s compensation policies and practices each year to ensure that the programs provide CSC’s executives with an appropriate mix of market-competitive compensation opportunities.
As explained in more detail below, the CSC Compensation Committee considered a number of factors in setting fiscal 2015 compensation opportunities for its executives, including Mr. Prior prior to the Spin-Off, with an emphasis on continuation of the transformation that was begun by CSC’s Chief Executive Officer, Mr. Lawrie, and his senior management team in fiscal 2013. Consistent with that strategy, the CSC Compensation Committee generally maintained the focus on increasing profitability and stockholder value and retained the same basic structure of the executive compensation program as it used in fiscal 2014.
The CSC Compensation Committee also reviewed a company-wide risk assessment of compensation programs, which revealed no material risks that may adversely affect CSC.
Pearl Meyer & Partners (“PM&P”) continued to serve as the CSC Compensation Committee’s independent compensation consultant in fiscal 2015. In addition to advising the CSC Compensation Committee on general executive compensation pay practices, PM&P was instrumental in reviewing the peer group of companies used by the CSC Compensation Committee to assess the competitiveness of CSC’s executive pay levels and practices. CSC’s peer group consists of 18 companies, including 14 within a comparable size range of CSC and with median revenues for these 14 size-relevant peer companies of approximately $14.1 billion, compared to CSC’s revenues of approximately $12.2 billion for fiscal 2015. Although CSC feels it is important to include substantially larger companies by revenue such as International Business Machines Corp. and Hewlett Packard Co. in its peer group because it competes with those companies for executive talent, the CSC Compensation Committee ensures that for compensation assessment purposes, pay data for corporate officers at these companies is adjusted via revenue regression to negate the impact of their larger size.
Fiscal 2015 Executive Compensation and Pay for Performance
CSC’s strong performance in fiscal 2015 reflects the continuing success of the transformation implemented by Mr. Lawrie and his senior leadership team, which has successfully positioned CSC for the Spin-Off. Significant achievements include:

•
CSC’s total shareholder return was 10% for fiscal 2015 which ranks tenth among the 18 companies in CSC’s peer group for the same period. CSC’s three-year total shareholder return (fiscal 2013 through fiscal 2015), which closely overlaps with Mr. Lawrie’s tenure as CSC’s CEO, was 130%, which ranks third among CSC’s 18 peers for the same period.

•	CSC realized strong growth in its Commercial next-generation offerings.

•	CSC produced healthy free cash flow of over $700 million.

•	CSC returned $867 million to stockholders in fiscal 2015, including $131 million in declared dividends and $736 million in share repurchases.

•	CSC’s client satisfaction, as measured by a survey conducted by an independent third party, increased substantially over fiscal 2014 scores.

•
Mr. Lawrie and his leadership team have established a global set of CLEAR Values to drive a strong performance culture. Through these CLEAR Values, CSC has emphasized a return to profitability by demonstrating fiscal responsibility and aligning the executive team to this one overriding goal.

By design, compensation paid by CSC to Mr. Prior for fiscal 2015 reflects CSC’s fiscal 2015 performance, including the above accomplishments for the fiscal year. Highlights of the strong tie between pay and performance include the following:

•
Annual Cash Incentive Payments under the Employee Incentive Compensation Plan (“EICP”): Mr. Prior received an annual incentive payout reflecting his performance against stated financial, strategic and customer satisfaction objectives, as well as segment and individual performance. The incentive payment to Mr. Prior was below his 2015 EICP target reflecting the challenging nature of CSC’s incentive goals for the year and its strong pay for performance culture. See “Annual Incentive Compensation Plan: Fiscal 2015 Results” below for details.

•
2013 Performance Share Units Fully Vested and 2014 and 2015 Performance Share Units Partially Vested: Based on CSC’s fiscal 2015 diluted EPS from continuing operations of $4.64* (compared to $4.01 for fiscal 2014), 150% of the fiscal 2013 target Performance Share Units (i.e., the maximum 200% less the 50% of such units that had previously partially vested in prior years), 25% of the fiscal 2015 target Performance Share Units and an additional 25% of the fiscal 2014 target Performance Share Units vested after the end of fiscal 2015. See “Long-Term Incentive Compensation—Performance Share Units” below for details.

* Represents Earnings Per Share from continuing operations for fiscal 2015 determined in accordance with GAAP of $0.15, plus $3.70 from non-cash pension-related charges, plus $1.35 from SEC-related and other charges, plus $1.26 from a fourth quarter fiscal 2015 special restructuring charge, minus $1.81 benefit from a tax valuation allowance.
Fiscal 2015 Direct Compensation
Total Direct Compensation
The following chart summarizes the characteristics and primary purpose of each element of CSC’s executive compensation program. The first three of these elements comprise “Total Direct Compensation.”

Compensation Element	Characteristics	Primary Purpose
Base Salary	Annual fixed cash compensation.	Provide a fixed amount of cash compensation based on individual performance, experience, skills, responsibilities and competitive pay levels.
Annual Cash Incentives	Annual variable cash compensation determined by CSC financial performance, attainment of strategic objectives and individual performance.	Motivate and reward the achievement of annual financial and other operating objectives and individual performance that drive stockholder value over time.
Long-Term Incentives	Long-term equity awards generally granted annually as a combination of stock options and Performance Share Units.	Motivate and reward profitable growth and increase in share price over time and align with stockholders. Align pay with CSC’s performance over multi-year overlapping performance cycles.
Post-Employment Benefits	Retirement and deferred compensation plans and “career” equity awards.	Offer competitive retirement compensation designed to attract and retain mid- and late-career senior executives.
Severance/Change-in-Control	Contingent short-term compensation.	Provide assurance of short-term compensation continuity to allow executives to remain focused on stockholder interests in a dynamic environment.
Perquisites and Benefits	Limited perquisites and health and welfare benefits.	Provide business-related benefits consistent with competitive practice to enhance executive work efficiency.
The CSC Compensation Committee makes decisions regarding each element of Total Direct Compensation. Because its focus is on performance, the CSC Compensation Committee does not consider aggregate amounts earned or benefits accumulated by an executive from prior service with CSC as a significant factor in making compensation decisions. To assess the competitiveness of the Total Direct Compensation opportunity and each of its components (base salary, annual cash incentives and long-term incentives) for its executives, including Mr. Prior prior to the Spin-Off, these components were compared to the market median for similarly situated executives in companies against which CSC competes for executive talent. Please see “Compensation Framework—Review of Market Compensation Data” below for a discussion of CSC’s peer group and other data used to assess the competitive market.

The market competitiveness of CSC’s pay opportunities is just one factor that the CSC Compensation Committee reviews in evaluating CSC’s executive compensation programs. Additional factors may include CSC’s performance (including its turnaround strategy and management performance in executing that strategy) and individual factors such as an employee’s level of responsibility, experience, succession prospects and individual performance.
Base Salary
General. Base salary is the only fixed component of executive compensation and constitutes a small percentage of Total Direct Compensation. Base salary is determined by the level of responsibility assumed by an executive, experience, performance and competitive pay practices. Base salary adjustment decisions also consider promotions, changes in responsibilities, performance, succession prospects, CSC merit pay budgets and market trends. At the beginning of each fiscal year, the CSC Compensation Committee reviews the base salary for each of its executives, including Mr. Prior prior to the Spin-Off, and determines base salary adjustments, if any. The CSC Compensation Committee considers how base salary adjustments affect annual cash incentive opportunities and long-term incentive grant values, as both are defined as a percentage of base salary.
Fiscal 2015 Compensation. Mr. Prior received a promotion to Executive Vice President, General Manager for the North American Public Sector in November 2014, and his base salary was increased in connection with the promotion from $480,000 to $550,000 per year.
The following table presents the fiscal 2015 annualized and actual base salary for Mr. Prior and the percentage the actual base salary represents in Target Total Direct Compensation. Annualized base salary is presented as of year end. Mr. Prior’s actual fiscal 2015 base salary differs from his annualized fiscal 2015 base salary due to his mid-year promotion.

Named Executive Officer	Annualized Fiscal 2015 Base Salary ($)	Actual Fiscal 2015 Base Salary ($)	Percentage of Target Total Direct Compensation
Lawrence B. Prior III	550,000	505,077	29%
Annual Incentive Compensation Plan
The EICP is an annual cash bonus plan, which is designed to take into account a variety of factors, including CSC financial performance, the performance of an executive’s business unit, the executive’s contribution to the achievement of CSC’s strategic objectives, the executive’s individual performance and client satisfaction. Awards under the EICP therefore are directly linked to company and individual performance.
Target EICP Awards. The CSC Compensation Committee establishes a target award percentage for each executive, including Mr. Prior prior to the Spin-Off, representing a percentage of base salary, and an associated target award value. Mr. Prior’s target award value was established in consideration of market practices, individual scope of responsibility and expected contribution. The table below reflects the fiscal 2015 target award percentage, the corresponding target award value, and the target award value as a percentage of target Total Direct Compensation. Mr. Prior’s fiscal 2015 target award opportunity was increased in connection with his November 2014 promotion from 80% to 100% of his annual base salary. In the table below, Mr. Prior’s target EICP percentage reflects the pro-rated sums of his target award percentages before and after his promotion. Mr. Prior’s target EICP value is his target EICP percentage multiplied by the pro-rated sums of his annual base salary rates before and after his mid-year promotion.

Named Executive Officer	Target EICP Percentage	Target EICP Value ($)	Percentage of Target Total Direct Compensation
Lawrence B. Prior III	89%	449,769	26%

How the EICP Works. EICP awards are earned based on performance relative to targeted financial (Operating Income, Cash Flow and Revenue) goals, weighted 60%; strategic objectives, weighted 20%; and customer satisfaction objectives, weighted 20%, and are subject to further discretionary modification for individual performance. The CSC Compensation Committee has given prominent weight to client satisfaction as a performance measure to help foster a client-focused, metric-driven culture within CSC.
In order to emphasize profitability, CSC must achieve at least 80% of its Operating Income goal before any EICP payments are made. In addition, assuming this threshold level is achieved, the percentage achievement of the Operating Income (“OI”) goal also serves as a multiplier or “funding factor” which is applied to the percentage achievement of the EICP financial metrics as a whole to determine the overall score for the financial metrics portion of the EICP, up to a maximum of 200%.
Weighted financial metric performance (as adjusted by the OI funding factor), plus weighted strategic metric performance, plus weighted customer satisfaction metric performance determine the initial payout score, which is then adjusted for individual performance and multiplied by an NEO’s target award to reach the final EICP payout amount.
Special rules apply for executives who are subject to Section 162(m) of the Internal Revenue Code (“Section 162(m)”). If CSC achieves 80% of its OI goal for the year, each executive subject to Section 162(m) becomes eligible to receive the maximum possible EICP payout. However, to ensure the EICP operates the same way for all executives, the CSC Compensation Committee then exercises “negative discretion” to reduce the executive’s EICP payment based on actual performance with respect to the financial and other metrics described in this section.
Fiscal 2015 Financial Metrics. For fiscal 2015, Mr. Prior was measured against the performance of the Computer Sciences GS Business. CSC management recommends specific targets for financial measures, which are reviewed by the CSC Compensation Committee. The CSC Board provides final approval (subject to certain adjustments). The table below describes our financial measures, weightings and goals used in determining the fiscal 2015 EICP award for Mr. Prior, as adjusted for certain items, including certain restructuring and settlement costs during the year.

Financial Measures (Weightings)	Purpose	CSRA Fiscal 2015 Financial Targets (millions)**
Revenue (30%)	Primary measure of growth which requires expansion of current business, capture of new business and conversion into a revenue stream.	$4,193
Operating Income* (40%)	Key component of profitability that reflects revenue growth, investments, cost takeout and operational efficiencies.	$502
Performance Cash Flow** (30%)	Key component of CSC valuation reflecting liquidity, profitability, improved working capital management and capital efficiency.	$502
_________________________________
* Operating Income must be at least 80% of target for any NEO to receive any EICP payment.
** Performance Cash Flow is used to measure CSRA performance.
Financial Metric Performance Scale. For fiscal 2015, the CSC Compensation Committee established the following scale of “payout percentages” to assess performance against the financial goals described above, including for purposes of determining the OI funding factor applicable to the financial metrics. This scale applies to all executives, with a threshold 50% payout level for achievement at 80% of target extending to a maximum 200% payout level for achievement at or above 135% of target.

FY15 FINANCIAL METRIC PAYOUT SCALE
PAYOUT AS % OF TARGET
200%
175%
150%
125%
100%
75%
50%
25%
70%
75%
80%
85%
90%
95%
100%
105%
110%
115%
120%
125%
130%
135%
140%
% ACHIEVEMENT VS CORP OI BUDGET
50%
63%
75%
88%
100%
110%
121%
135%
150%
175%
200%

Fiscal 2015 Strategic and Customer Satisfaction Metrics. CSC management also recommends a set of strategic objectives for review by the CSC Compensation Committee and approval by the CSC Board. These objectives are intended to emphasize critical components of CSC’s transformation strategy, including a cost takeout program, rationalizing the business around certain core segments, improving operating income, improving cash flow, improving profitability, advancing CSC’s strategy to provide “next gen” services through leveraging CSC’s capabilities with strategic partners, completing strategic acquisitions, enhancing the skill sets of employees through new leadership and training, returning cash to stockholders and improving client satisfaction.
For the customer satisfaction metric, the CSC Compensation Committee generally establishes the customer responses to its prior year survey as a baseline, and sets improvement goals over that baseline for CSC as a whole and for specific business units and regions. We use the Net Promoter Score (“NetPS”) system to evaluate customer satisfaction. No payouts of the customer satisfaction component are made unless at least 50% of our solicited customers respond to the survey.
Annual Incentive Compensation Plan: Fiscal 2015 Results
CSC Financial Performance. At the end of fiscal 2015, the CSC Compensation Committee reviewed CSC’s financial performance against the applicable performance measures. The targets shown below were adjusted pursuant to the terms of the EICP for special items, including proposed SEC settlement costs, a fourth quarter valuation allowance release, a fourth quarter special restructuring expense and mark-to-market year-end revaluations.

Fiscal 2015 Financial Results
Financial Performance Measures	CSRA Target	CSRA Results	Percentage of Target
	(millions)	(millions)	Achieved
Revenue*	$4,193	$4,059	97%
Operating Income**	502	602	120%
Performance Cash Flow***	502	625	125%
_________________________________
* Revenue results represent fiscal 2015 revenue calculated in accordance with GAAP as reported in CSC’s Annual Report on Form 10-K and have been adjusted for differences in currency exchange rates used to calculate the target.
**Operating Income is defined as revenue less cost of services, depreciation and amortization expense and segment general and administrative (“G&A”) expense, excluding corporate G&A, adjusted for special items as described above and differences in currency exchange rates used to calculate the target.
***Performance Cash Flow is defined as earnings before interest, depreciation and amortization, adjusted for net change in working capital and capital expenditures.
Based on the payout scale above, this resulted in an overall score (after application of the OI funding factor) of 74% for the CSRA financial metrics portion of the EICP.
Customer Satisfaction Performance. Client satisfaction was measured and verified by an independent consultant retained by CSC specifically for this purpose. A pool of customer accounts was identified and surveyed. Feedback was received from 94% of our customers. Our NetPS score of 64.25 exceeded our goal of 48, resulting in the maximum score of 20% for the customer satisfaction portion of the EICP and the Computer Sciences GS Business.
Strategic Objectives and Overall Funding. Following the end of fiscal 2015, Mr. Lawrie reviewed with the CSC Compensation Committee each executive’s performance against the specific strategic goals assigned to the executive, as well as the overall individual performance of each executive as measured against CSC’s CLEAR values. Based on this assessment, Mr. Lawrie recommended payout amounts for the other executives, which were reviewed and approved by the CSC Compensation Committee.
These payouts reflected CSC’s achievements on stated financial and customer satisfaction goals discussed previously, as well as CSC’s performance against strategic objectives. For the Computer Sciences GS Business, it was determined that 40% of the Computer Sciences GS Business’s fiscal 2015 strategic objectives were achieved, resulting in a weighted score of 8% for the strategic objective component of the EICP for the Computer Sciences GS Business. Further, Mr. Lawrie recommended, and the CSC Compensation Committee approved, a downward adjustment to the overall funding for the Computer Sciences GS Business for 2015 from 102% to 80%, reflecting his holistic assessment of performance for 2015.
Individual Performance Adjustments. The following individual performance adjustment factors were then applied:

•	Mr. Prior received an individual adjustment factor of 110% to bring his EICP payout to 88% of target.
The resulting payouts were deemed to be appropriate in light of CSC, business segment, and individual performance, as well as the desire to maintain a strong pay for performance philosophy and culture of differentiation.
Fiscal 2015 EICP Payouts. The results of the CSC Compensation Committee’s final determinations, including the actual incentive paid to Mr. Prior for fiscal 2015, are listed below.

Fiscal 2015 EICP Payouts
Named Executive Officer	Target EICP Value ($)	Target EICP Percentage	Actual Award Paid ($)*	Award Paid (as % of Target)
Lawrence B. Prior III	449,769	89%	395,800	88%
Long-Term Incentive Compensation
General. Long-term incentive (“LTI”) compensation is the largest component of executive compensation for CSC’s executives, including Mr. Prior prior to the Spin-Off. For fiscal 2015, CSC’s regular cycle LTI awards continued to consist of grants of service-vested stock options (“Stock Options”), weighted 40%, and performance-vested restricted stock units (“Performance Share Units” or “PSUs”) with a three-year performance cycle, weighted 60%.
At the beginning of each fiscal year, the CSC Compensation Committee establishes a target LTI grant value for each NEO, expressed as a percentage of base salary, and the relative mix of award types. Individual target LTI grant values are determined in light of market practices, and actual award levels reflect individual performance and succession considerations. The CSC Compensation Committee follows a similar process for new executives who join CSC or are promoted during the fiscal year.
Fiscal 2015 LTI Target Percentage. The following table presents Mr. Prior’s fiscal 2015 target LTI grant values, the target LTI percentage and long-term incentive as a percentage of target total direct compensation. The LTI target for Mr. Prior was increased in connection with his November 2014 promotion from 100% to 250% of his base salary. In the table below, Mr. Prior’s target LTI percentage reflects the pro-rated sums of his target LTI percentages before and after his promotion.

Named Executive Officer	Base Salary ($)	Target LTI Percentage	Target LTI Value ($)	Percentage of Target Total Direct Compensation
Lawrence B. Prior III	505,077	158%	799,013	46%
Stock Options. Stock Options (comprising 40% of each executive’s target LTI award) provide value to executives only if the market value of CSC’s common stock appreciates over time. The exercise price for each Stock Option is the closing price of CSC’s common stock on the grant date. One-third of the Stock Options vest and become exercisable on each of the first three anniversaries of the grant date.
Performance Share Units. Performance Share Units (comprising 60% of each executive’s target LTI award) provide an opportunity for executives to earn common stock if targeted performance goals are met over a three-year performance period. Performance is measured based on CSC’s diluted Earnings Per Share from continuing operations (“EPS”). The CSC Compensation Committee believes that EPS, aside from being a key measure of stockholder value, serves as the best measure of performance and profitability in light of CSC’s multi-year transformation strategy.
Performance Share Unit awards are designed with overlapping performance periods. The end of fiscal 2015 marks the completion of:

•	the three-year performance period for Performance Share Units awarded in fiscal 2013 (“fiscal 2013 PSUs”),

•	the second year of a three-year performance period for Performance Share Units awarded in fiscal 2014 (“fiscal 2014 PSUs”), and

•	the first year of a three-year performance period for Performance Share Units awarded in fiscal 2015 (“fiscal 2015 PSUs”).
Mr. Prior (hired in fiscal 2014) has received fiscal 2014 and fiscal 2015 PSUs.
For each award, EPS performance is measured over the last year in the three-year performance period. The CSC Compensation Committee establishes threshold, target and maximum EPS goals, at which 50%, 100% and 200%, respectively, of the target PSUs may vest. Vesting is interpolated for EPS performance between these goals. No PSUs vest if EPS performance is below the threshold goal.
In addition, each award also provides an opportunity for accelerated vesting based on EPS performance in the first and second years of the performance period, in order to recruit, retain and motivate progress toward multi-year transformation goals. 25% of the target PSUs may vest at the end of the first year of the performance period if CSC’s EPS for that year equals or exceeds the threshold EPS goal for the award. In addition, 25% of the target PSUs may vest at the end of the second year of the performance period if CSC’s EPS for that year equals or exceeds the threshold EPS goal (if not achieved after year one) or if CSC’s EPS performance for the second year equals or exceeds the EPS goal at which 75% of the target PSUs vest (if partial vesting occurred after year one). Up to 200% of the target PSUs, less any PSUs which vested in years one or two, may vest at the end of the third year of the performance period, subject to CSC’s EPS performance for that year.
Fiscal 2015 PSUs. Mr. Prior was granted a target number of fiscal 2015 PSUs as set forth in the “Fiscal 2015 Long Term Incentive Awards” table below. Between 0% and 200% of the target fiscal 2015 PSUs will vest at the end of fiscal 2017 based on CSC’s EPS performance for fiscal 2017, subject to the adjustments described above under “CSC Outstanding Equity Award Adjustments.” The threshold EPS goal (at which 50%, and below which 0%, of the target fiscal 2015 PSUs will vest) has been set by the CSC Compensation Committee at $4.44, subject to adjustment to omit the effects of extraordinary items, gain or loss on the disposal of a business segment, and unusual or infrequently occurring events or transactions.

The fiscal 2015 PSUs also provide an opportunity for partial vesting in years one and two of the performance period, as described above. One quarter of the target PSUs vested at the end of fiscal 2015 because CSC’s fiscal 2015 EPS of $4.64 exceeded the EPS goal of $4.44. Mr. Prior’s remaining fiscal 2015 PSUs will be adjusted as described above under “CSC Outstanding Equity Award Adjustments.”
Fiscal 2014 PSUs. Between 0% and 200% of the target fiscal 2014 PSUs were scheduled to vest at the end of fiscal 2016 based on CSC’s EPS performance for fiscal 2016, but instead will be adjusted in accordance with the terms described above under “CSC Outstanding Equity Award Adjustments.” These PSUs also carried the potential for accelerated vesting of 25% of the target award in years one and two based on CSC’s EPS performance for those years. As disclosed in CSC’s 2014 Proxy, one quarter of the fiscal 2014 PSUs vested at the end of fiscal 2014 due to the fact that CSC’s EPS for fiscal 2014 of $4.01 exceeded the threshold EPS goal of $3.03. An additional 25% of the fiscal 2014 PSUs vested at the end of fiscal 2015 because CSC’s EPS for fiscal 2015 of $4.64* exceeded the EPS goal at which 75% of the target fiscal 2014 PSUs may vest of $3.41.
Fiscal 2013 PSUs. The threshold (50% vesting), target (100% vesting) and maximum (200% vesting) EPS goals for the fiscal 2013 PSUs were $2.07, $2.50 and $2.79, respectively. 150% of the fiscal 2013 PSUs vested at the end of their three-year performance cycle on the last day of fiscal 2015, based on CSC’s fiscal 2015 EPS of $4.64*. This amount is equal to the maximum 200%, reduced by the 50% of the fiscal 2013 PSUs that had previously vested (25% after fiscal 2013 and an additional 25% after fiscal 2014, based on CSC’s EPS performance for those years exceeding the threshold and 75% vesting levels, respectively) for a net vested amount of 150%.
* Represents Earning Per Share from continuing operations for fiscal 2015 determined in accordance with GAAP of $0.15, plus $3.70 from non-cash pension-related charges, plus $1.35 from SEC-related and other charges, plus $1.26 from a fourth quarter fiscal 2015 special restructuring charge, minus $1.81 benefit from a tax valuation allowance.
Fiscal 2013-Fiscal 2015 PSU Cycle Performance. The table below illustrates the three-year overlapping performance cycle for the fiscal 2013, fiscal 2014 and fiscal 2015 PSU awards.

Award	Performance Period	Fiscal 2013	Fiscal 2014	Fiscal 2015	Fiscal 2016	Fiscal 2017
Fiscal 2013 PSUs	4/2012–3/2015	25% vested	25% vested	150% (200% less fiscal 2013 and fiscal 2014 vested amounts)	-	-
Fiscal 2014 PSUs	4/2013–3/2016	-	25% vested	25% vested	Up to 200%, less fiscal 2014 and fiscal 2015 vested amounts	-
Fiscal 2015 PSUs	4/2014–3/2017	-	-	25% vested	Up to 25%	Up to 200%, less fiscal 2015 and fiscal 2016 vested amounts
Fiscal 2015 Long-Term Incentive Awards. The target award value and the number of shares granted for each element of CSC’s LTI compensation for fiscal 2015 is set forth in the table below.

Fiscal 2015 Long-Term Incentive Awards
		Stock Options		Performance Share Units
Named Executive Officer	Target Long-Term Incentives ($)	Target Award Value ($)	Stock Options (#)	Target Award Value ($)	Target Share Units (#)
Lawrence B. Prior III	799,013	306,581	16,711	492,432	8,018

In accordance with CSC’s Equity Grant Policy, the target award values listed in the table above generally differ from the award values listed in the Summary Compensation Table. In order to determine the number of stock options to award, the target grant value for options is divided by the fair market value of an option determined by using the average closing price of CSC stock for the three-month period ending on the grant date and the Black Scholes option pricing model. The number of shares underlying the Performance Share Units is also calculated by dividing the target grant value by the average closing price of CSC stock for the three-month period ending on the grant date. This method is employed to reduce the impact of stock price spikes, either positive or negative, when determining the number of shares underlying these awards. In contrast, the grant values in the Summary Compensation Table are determined using the grant date closing price, and the grant values for the Performance Share Units in the Summary Compensation Table are based on the probable achievement of the performance goals at the time of grant, instead of target.
Fiscal 2015 Target Total Direct Compensation
The chart below displays the value of each element of target Total Direct Compensation described above for Mr. Prior. As noted above in the discussion of each element of compensation, the value of compensation actually realized will vary from the CSC Compensation Committee’s targets based on CSC’s financial results and CSC’s stock price performance.

Named Executive Officer	Base Salary ($)	Target Annual Cash Incentives ($)	Target Long-Term Incentive Grant Value ($)	Target Total Direct Compensation ($)
Lawrence B. Prior III	505,077	449,769	799,013	1,753,859
Other Executive Compensation
Post-Employment Benefits
Retirement Plans. The CSC Compensation Committee views retirement benefits as an important component of CSC’s executive compensation program. As such, CSC offers its employees, including Mr. Prior prior to the Spin-Off, a retirement program that provides the opportunity to accumulate retirement income. CSC periodically reviews its benefits program against its peer group and aims for the program to be competitive. Mr. Prior was not eligible to participate in CSC’s frozen defined-benefit pension plan prior to the Spin-Off.

Retirement Plans
CSC Matched Asset Plan (“MAP”)	Broad-based, qualified, defined contribution 401(k) plan with CSC match on a portion of employee contributions and directed investment alternatives.
Deferred Compensation Plan
CSC maintains the CSC Deferred Compensation Plan, which is offered to approximately 2,000 U.S. executives annually. This unfunded plan allows participants to defer receipt of incentive compensation and salary. Additional details can be found under “Fiscal Year 2014 Nonqualified Deferred Compensation” below.

Severance and Change in Control Compensation
In order to offer competitive total compensation packages to its executive officers, as well as to ensure the ongoing retention of these individuals, CSC offers certain post-employment benefits to a select group of executive officers, including Mr. Prior prior to the Spin-Off. The Severance Plan for Senior Management and Key Employees (the “Severance Plan”) provides “double trigger” income and benefits continuity protection to the executive for the limited case in which the employment of the executive officer is terminated by CSC without cause or by the executive for good reason during a specified window of time following a change in control. The Severance Plan is intended to preserve executive productivity and encourage retention during an actual or potential change in control of CSC. CSC believes the importance of these benefits increases with the position and level of responsibility of the executive.
CSC also maintains an Executive Officer Severance Policy (the “Severance Policy”) to provide severance benefits in the discretion of the CSC Compensation Committee and CSC’s CEO to certain executives whose employment with CSC is terminated by CSC without cause in situations not involving a change in control. The Severance Policy covers those executives reporting directly to CSC’s CEO who are Section 16 officers. An executive who resigns from CSC is not entitled to benefits under the Severance Policy.
CSC has entered into non-compete agreements with each of its executive officers other than its CEO. These agreements generally prohibit CSC’s executives from competing with CSC for twelve months following any termination of employment, prohibit CSC’s executives from soliciting CSC’s employees or customers for 24 months following any termination of employment, and contain a non-disclosure provision. CSC entered into these agreements in an effort to protect vital CSC interests.
Perquisites and Other Benefits
Health Care Benefits. CSC provides health care benefits to eligible employees, including medical, dental, life, disability and accident insurance. These benefits are available to all U.S. employees generally, including Mr. Prior prior to the Spin-Off. These programs are designed to provide certain basic quality of life benefits and protections.
Perquisites. CSC provides certain limited perquisites to senior executives, including Mr. Prior prior to the Spin-Off, in order to enhance their security and productivity. The CSC Compensation Committee reviews the perquisites provided to its executives annually as part of its overall review of executive compensation. The Committee has determined that it is reasonable and competitive to provide relocation benefits to newly hired or relocated executives.
Compensation Framework
Role of CSC Management
CSC’s CEO, with the assistance of its Chief Human Resources Officer (“CHRO”), conducts an annual review of the total compensation of each executive officer, including Mr. Prior prior to the Spin-Off. The CSC CEO’s review includes an assessment of each executive officer’s performance, the performance of the individual’s respective business or function, executive retention considerations, succession potential and the competitive market. Following such review, the CSC CEO recommends base salaries and target annual and LTI opportunities for the executive officers to the CSC Compensation Committee.
Role of the CSC Compensation Committee
The CSC Compensation Committee, which is comprised entirely of independent directors, is responsible for overseeing CSC’s compensation policies and programs. In fulfilling its responsibilities, the CSC Compensation Committee annually reviews general trends in executive compensation, compensation design, and the total value and mix of compensation for CSC’s executive officers. This process includes the review and approval of the target and actual Total Direct Compensation of each executive officer, taking into consideration internal pay equity, tenure and performance of various executive officers, potential future contributions, succession and competitive market information. Pursuant to its charter, the CSC Compensation Committee may delegate any of its responsibilities to a subcommittee or to CSC employees or others. The CSC Compensation Committee has not delegated its authority for compensation for CSC’s executive officers. However, the CSC Compensation Committee has delegated authority under CSC’s equity incentive plans to CSC’s CEO to grant equity awards to CSC employees who are not senior executives, subject to certain limits.

Role of Compensation Consultant
To assist the CSC Compensation Committee in discharging its responsibilities, the CSC Compensation Committee has directly retained PM&P as its independent compensation consultant.
PM&P consults with the CSC Compensation Committee on executive compensation matters generally, including advising on trends and best practices in the design, composition and policies of executive compensation programs and providing commentary and advice on management proposals to the CSC Compensation Committee. Specifically, during fiscal 2015, PM&P advised the CSC Compensation Committee on:

•	pay practice trends;

•	proxy trends;

•	CEO compensation;

•	non-employee director compensation;

•	pay for performance;

•	selection of peer group companies; and

•	peer group pay comparisons.
PM&P also attended most CSC Compensation Committee meetings at the request of the committee chair. Other than the work performed in fiscal 2015 for the CSC Compensation Committee, PM&P did not provide any other services to CSC or its executive officers. Based on this and other factors reviewed by the CSC Compensation Committee, the CSC Compensation Committee has determined that the work performed by PM&P does not raise any conflict of interest.
Review of Market Compensation Data
CSC reviews market pay levels and practices for executives using a combination of survey data and proxy disclosures on pay for CSC’s peer group. The CSC Compensation Committee reviews the peer group periodically and identified the following companies as CSC’s peer group for the purposes of reviewing the competitiveness of compensation opportunities for its executives, including Mr. Prior prior to the Spin-Off, for fiscal 2015: Accenture, plc; Northrop Grumman Corp.; Raytheon Co.; Xerox Corp.; EMC Corporation; L-3 Communications Holdings, Inc.; Texas Instruments, Inc.; Western Digital Corp.; Textron, Inc.; Automatic Data Processing, Inc.; Motorola Solutions, Inc.; Cognizant Technology Solutions Corp.; Hewlett-Packard Co.; International Business Machines; Microsoft Corp.; Seagate Technology Plc; Fidelity National Information Services and Teradata Corp. (the “Peer Group”).
The CSC Compensation Committee considered several factors in its choice of peers, including the market in which CSC competes for executive talent, certain strategic aspects of CSC’s turnaround strategy, and stockholder concerns. The CSC Compensation Committee determined that including significantly larger companies by revenue in the Peer Group was appropriate given that CSC competes with these companies for executive talent, but ensured that PM&P regressed the compensation data for these larger companies to enhance its comparability.
In October 2014, the CSC Compensation Committee reviewed the Peer Group but did not make any changes from the peer group that was used in fiscal 2014. The Peer Group of 18 is reflected in the following table. CSC’s fiscal 2015 revenue of $12.2 billion ranked near the median revenue of $14.1 billion for the 14 revenue-size relevant peer companies.

Peer Group

Company Name	Revenue ($ in billions)*
Hewlett-Packard Company	108.3
Microsoft Corporation	94.8
International Business Machines	89.9
Accenture plc	32.8
EMC Corporation	24.6
Northrop Grumman Corporation	24.1
Raytheon Company	22.6
Xerox Corporation	18.9
Western Digital Corporation	15.0
Seagate Technology Public Limited Company	14.1
Textron, Inc.	14.1
Texas Instruments Incorporated	13.2
L-3 Communications Corporation	11.9
Automatic Data Processing, Inc.	11.3
Cognizant Technology Solutions Corporation	10.8
Fidelity National Information Services, Inc.	6.4
Motorola Solutions, Inc.	5.3
Teradata Corporation	2.7

Size Relevant Peer Companies

_________________________________
* Represents 12 months of revenue through March 2015 except for:
(1) Hewlett-Packard Company revenue: 12 months ending April 30, 2015
(2) Accenture plc revenue:12 months ending February 28, 2015
(3) Western Digital Corporation: 12 months ending April 3, 2015
(4) Seagate Technology Public Limited Company: 12 months ending April 3, 2015
(5) Textron Inc.: 12 months ending April 4, 2015
(6) Motorola Solutions, Inc.: 12 months ending April 4, 2015
Additional Compensation Policies
In addition to the components of CSC’s executive compensation program, CSC maintains the compensation policies described below.
Policy on Transactions in CSC Securities and Related Derivatives
The CSC Board has adopted a policy prohibiting directors, corporate officers and each employee of CSC or its subsidiaries that are financial insiders, and members of their immediate families, from entering into any transactions in CSC’s securities except during announced trading periods, or pursuant to a trading plan under Rule 10b5-1 of the Exchange Act. Such transactions are subject to pre-approval by CSC’s CEO, CFO, CHRO and General Counsel prior to entering any such transaction. In addition, CSC prohibits directors, officers and financial insiders, and members of their immediate families, from derivative security transactions with respect to equity securities of CSC. CSC also discourages persons subject to such policy from margining or pledging CSC stock to secure a loan or purchase shares of CSC stock on margin. Mr. Prior has not margined or pledged any CSC stock.

Equity Ownership Guidelines
The CSC Compensation Committee has adopted equity ownership guidelines for senior level executives to encourage them to build their ownership positions in CSC’s common stock over time and retain shares they earn through CSC’s equity incentive plans. The CSC Compensation Committee believes that stock ownership by CSC’s executive officers further aligns their interests with those of CSC’s long-term stockholders. Under the equity ownership guidelines, each senior level executive who has not yet achieved the equity ownership levels must retain a certain percentage of the net shares (after withholding for taxes and exercise price) resulting from stock option exercises, Performance Share Unit payments or other Long-Term Incentives until the levels are achieved. During fiscal 2015, in order to encourage executives to meet the guidelines more quickly, the CSC Compensation Committee modified the retention requirement from a static to a scaled model, with higher retention requirements the farther an executive is from meeting the guidelines. Under this new retention requirement, executives who have satisfied 50% or less of their ownership guideline must retain 100% of their net shares, executives who have satisfied between 51% and 75% of their ownership guideline must retain 75% of their net shares, and executives who have satisfied more than 75% of their ownership guidelines must retain 50% of their net shares.
The ownership guidelines for CSC’s executives, including Mr. Prior prior to the Spin-Off, are as follows:

NEO	Stock Value as a Percentage of Base Salary

Mr. Prior	300%
The CSC Compensation Committee reviews compliance with the guidelines on an annual basis and considers the amount of common stock held directly or through CSC’s MAP and RSUs (but not Performance Share Units) in determining whether an executive has achieved his designated equity ownership level.
Tax Deductibility of Compensation
Section 162(m) limits a company’s annual tax deduction for compensation to its CEO and its three other highest-paid executive officers employed at year-end (other than the CFO) to $1 million per person, unless, among other things, the compensation is “performance-based,” as defined in Section 162(m), and provided under a plan that has been approved by the stockholders. It is CSC’s policy to design and administer its compensation program in a tax efficient manner and the CSC Compensation Committee considers the impact of the deduction limitations imposed by Section 162(m) on CSC. As noted above, compensation decisions are made, among other things, to ensure market competitiveness, to reward outstanding performance, and to attract proven talent. Sometimes this results in compensation amounts being non-deductible under Section 162(m).
Compensation Recoupment Policy
CSC maintains a compensation recoupment or “clawback” policy that permits CSC to recover performance-based compensation from participants whose fraud or intentional illegal conduct materially contributed to a financial restatement. The policy allows for the recovery of the difference between compensation awarded or paid and the amount which would have been paid had it been calculated based on the restated financial statements, excluding any tax payments. In addition, under CSC’s equity grant agreements, employees may be required to forfeit awards or gains if a recipient breaches the non-competition, non-solicitation of employees, or non-disclosure provisions of such agreements.
Summary Compensation Table
The following table provides information on the historical compensation paid by CSC to Mr. Prior in the fiscal years indicated prior to the Spin-Off.

Name & Principal Position with CSC[1] (a)	Fiscal Year (b)	Salary[2] ($) (c)	Bonus[3] ($) (d)	Stock Awards[4] ($) (e)	Option Awards[5] ($) (f)	Non-Equity Incentive Plan Compensation[6] ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[7] ($) (h)	All Other Compensation[8] ($) (i)	Total ($) (j)

Lawrence B. Prior III	2015	505,077	100,000	492,432	306,581	395,800	—	8,606	1,808,496
Executive Vice President and General Manager, North American Public Sector	2014	422,769	140,000	280,918	213,758	241,311	—	8,295	1,307,051
_________________________________

1.	Mr. Prior joined CSC on May 13, 2013 and was promoted to Executive Vice President and General Manager, North American Public Section on November 8, 2014.

2.
The amounts shown in Column (c) reflect all salary earned during the fiscal year, whether or not payment was deferred pursuant to the Deferred Compensation Plan or any other plan. Mr. Prior is paid in U.S. dollars.

3.	The amounts shown in Column (d) reflect new-hire sign-on bonuses that were paid to Mr. Prior on May 16, 2014 and November 9, 2013.

4.
The amounts shown in Column (e) reflect the aggregate grant date fair values computed in accordance with FASB ASC Topic 718 for performance-vesting RSUs granted during the fiscal year. Pursuant to SEC rules, we present the amounts excluding the impact of estimated forfeitures. For a discussion of the assumptions made in the valuation of RSUs, reference is made to the section of Note 1 to CSC’s consolidated financial statements set forth in CSC’s 2015 Annual Report filed on Form 10-K providing details of CSC’s accounting under FASB ASC Topic 718. All stock awards granted consisted of PSUs. For all PSUs, the amounts included in Column (e) reflect the value at the grant date based upon the estimated performance during the performance period at 100% of target. The maximum grant date values of the fiscal 2015 stock awards (assuming that PSUs pay out at the maximum of 200% of target) are as follows:

Name	Fiscal 2015 Stock Awards at Maximum Value ($)
Lawrence B. Prior III	984,863

5.
The amounts shown in Column (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for stock options granted during the fiscal year. Pursuant to SEC rules, we present the amounts excluding the impact of estimated forfeitures. For a discussion of the assumptions made in the valuation of stock options, reference is made to the section of Note 1 to CSC’s consolidated financial statements set forth in CSC’s 2015 Annual Report on Form 10-K providing details of CSC’s accounting under FASB ASC Topic 718.

6.	The amounts shown in Column (g) reflect amounts earned during the fiscal year under the EICP, whether or not payment was deferred pursuant to the Deferred Compensation Plan.

7.	Mr. Prior did not participate in CSC’s pension plan or received above-market or preferential earnings from the Deferred Compensation Plan for any year presented in the table.

8.
Column (i) includes the total dollar amount of all other compensation, perquisites and other property paid to Mr. Prior. CSC makes matching contributions to CSC broad-based 401(k) defined contribution plan on behalf of its employees, including Mr. Prior prior to the Spin-Off. CSC also pays premiums for life insurance policies for the benefit of certain employees, including Mr. Prior prior to the Spin-Off, none of whom has or will receive, or has been allocated, an interest in any cash surrender value under these policies. The amount of matching contributions to the defined contribution plan and life insurance premiums paid for Mr. Prior in fiscal year 2015 are set forth below:

Named Executive Officer (“NEO”)	Personal Use of Company Aircraft	Commuting Expenses	401(k) Plan Matching Contributions	Basic Life Insurance Premiums
Lawrence B Prior III	—	—	7,800	806

All CSC employees (including Mr. Prior prior to the Spin-Off) with at least one year of service are vested in the matching contributions credited to their 401(k) accounts.
Grants of Plan-Based Awards
The following table provides information on EICP awards, RSUs and stock options granted to Mr. Prior in the fiscal year ended April 3, 2015.

Name (a)	Grant Date (b)	Approval Date (c)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3] (#) (j)	All Other Option Awards: Number of Securities Underlying Options (#) (k)	Exercise or Base Price of Option Awards ($/Sh) (l)	Grant Date Fair Value of Stock and Option Awards ($) (m)
			Threshold ($) (d)	Target ($) (e)	Maximum ($) (f)	Threshold (#) (g)	Target (#) (h)	Maximum (#) (i)

Lawrence B. Prior III
EICP			224,885	449,769	899,538	—	—	—	—	—	—	—
RSUs— Performance	12/15/2014	11/3/2014	—	—	—	1,004	4,015	8,030	—	—	—	248,649
Stock Options	12/15/2014	11/3/2014	—	—	—	—	—	—	—	8,588	61.93	154,441
RSUs— Performance	5/16/2014	5/16/2014	—	—	—	1,001	4,003	8,006	—	—	—	243,783
Stock Options	5/16/2014	5/16/2014	—	—	—	—	—	—	—	8,123	60.90	152,140
_________________________________

1.
The amounts shown in Columns (d), (e) and (f) reflect the threshold, target and maximum amounts which could be earned under the EICP for fiscal 2015. Actual amounts earned for fiscal 2015 under the EICP are set forth in column (g) of the Summary Compensation Table.

2.
For the annual cycle PSUs, the number of shares which may vest ranges from 25% of the target shares if fiscal 2015 or fiscal 2016 EPS threshold is met, to a maximum of 200% of the target shares if fiscal 2017 EPS maximum is achieved. The threshold number contained in Column (g) represents achievement of 25% of target, but the actual payment could range to zero. In May 2015, the CSC Compensation Committee determined that the threshold EPS was achieved for fiscal 2015. Thus, 25% of the target units were earned and paid during the first quarter of fiscal year 2016. See “CSC Outstanding Equity Award Adjustments” above for a discussion of how Mr. Prior’s outstanding PSUs will be adjusted in connection with the Spin-Off.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information on unexercised stock options and unvested RSUs held by Mr. Prior on April 3, 2015.

		Option Awards					Stock Awards
Name (a)	Grant Date	Number of Securities Underlying Un-exercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Un-exercisable (c)		Option Exercise Price ($) (d)	Option Expiration Date (e)	Number of Shares or Units of Stock That Have Not Vested (#) (f)	Market Value of Shares or Units of Stock That Have Not Vested[1] ($) (g)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested[2] (#) (h)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested[1,2] ($) (i)
Lawrence B. Prior III	12/15/2014	—	—		—	—	—	—	4,015	3	262,501
	12/15/2014	—	8,588	4	61.93	12/15/2024	—	—	—		—
	5/16/2014	—	—		—	—	—	—	4,003	3	261,716

	Option Awards					Stock Awards
5/16/2014	—	8,123	4	60.90	5/16/2024	—	—	—		—
6/17/2013	—	—		—	—	—	—	10,876	5	711,073
6/17/2013	4,920	9,838	6	45.20	6/17/2023	—	—	—		—
_________________________________

1.
As required by SEC rules, the market value of service-vesting RSUs shown in column (f) and Performance Share Units shown in Column (h) is based on the $65.38 closing market price of CSC common stock on April 2, 2015.

2.
As required by SEC rules, the number of unearned Performance Share Units and the market value of unearned Performance Share Units shown in Columns (h) and (i) are based on achieving target performance goals for the fiscal 2015 PSUs awards and maximum performance goals for the fiscal 2014 and fiscal 2013 PSU awards.

3.
Represents 100% of the target number of Performance Share Units that vest subject to CSC’s EPS performance for the three-year period ending on the last day of fiscal 2017. Partial accelerated vesting may occur if CSC’s EPS performance is at or above certain levels during fiscal 2015 or fiscal 2016. In May 2015, the CSC Compensation Committee determined that the threshold performance goal had been achieved during fiscal 2015, resulting in accelerated vesting and payout of 25% of the target units during the first quarter of fiscal 2016. See “CSC Outstanding Equity Award Adjustments” above for a discussion of how Mr. Prior’s outstanding PSUs will be adjusted in connection with the Spin-Off.

4.
Vests in equal tranches on the first three anniversaries of the grant date. See “CSC Outstanding Equity Award Adjustments” above for a discussion of how Mr. Prior’s outstanding stock options will be adjusted in connection with the Spin-Off.

5.
Represents 175% of the target number of Performance Share Units that vest subject to CSC’s EPS performance for the three-year period ending on the last day of fiscal 2016, i.e., the maximum payout of 200% less the 25% of the target units that previously vested following the end of fiscal 2014. Partial accelerated vesting may occur if CSC’s EPS performance is at or above certain levels during fiscal 2014 or fiscal 2015. On May 13, 2014, the CSC Compensation Committee determined that the metrics for fiscal 2014 had been achieved, resulting in a payout of 25% of the target units during the first quarter of fiscal 2015. In May 2015, the CSC Compensation Committee determined that the 75% EPS performance goal had been achieved during fiscal 2015, resulting in accelerated vesting and payout of an additional 25% of the target units during the first quarter of fiscal 2016. See “CSC Outstanding Equity Award Adjustments” above for a discussion of how Mr. Prior’s outstanding PSUs will be adjusted in connection with the Spin-Off.

6.
Half vested on June 17, 2015 and the remaining half will vest on June 17, 2016. See “CSC Outstanding Equity Award Adjustments” above for a discussion of how Mr. Prior’s outstanding stock options will be adjusted in connection with the Spin-Off.

Option Exercises and Stock Vested
The following table provides information on stock options held by Mr. Prior that were exercised and RSUs held by Mr. Prior that vested during the fiscal year ended April 3, 2015.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise[1] (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting[2] (#) (d)	Value Realized on Vesting ($) (e)
Lawrence B. Prior III	—	—	1,554	94,949
_________________________________

1.	Mr. Prior did not exercise any options during fiscal 2015.

2.
Reflects the gross number of underlying shares for restricted stock units on the vest date. For Mr. Prior, these shares represent the partial vesting of his fiscal 2014 PSUs. The total number of shares acquired and the value realized net of shares withheld for tax payment to Mr. Prior are as follows:

Name	# of Shares Issued on Vesting	Value Realized on Vesting ($)
Lawrence B. Prior III	1,039	63,483
Pension Benefits
Mr. Prior did not participate in CSC’s tax-qualified pension plan during fiscal 2015.
Fiscal Year 2015 Nonqualified Deferred Compensation
Mr. Prior did not participate in CSC’s nonqualified deferred compensation plan during fiscal 2015.

Potential Payments Upon Change in Control and Termination of Employment
CSC offers certain post-employment benefits to a select group of executive officers, including Mr. Prior prior to the Spin-Off. These post-employment benefits are limited to the payments and benefits provided under the Severance Plan and the Severance Policy. The post-employment benefits for Mr. Prior as in effect on April 3, 2015 are described below.
Change in Control Termination Benefits
The table below reflects the value of compensation and benefits that would become payable to Mr. Prior under plans and arrangements existing as of April 3, 2015 (the final day of fiscal year 2015), if a change in control of CSC had occurred on that date and, in circumstances explained below, the executive’s employment with CSC had terminated. These amounts are reported based upon the executive’s compensation and service levels as of such date and, if applicable, and in accordance with SEC regulations, based on CSC’s closing stock price of $65.38 on April 2, 2015, the last trading day before CSC’s fiscal 2015 year end. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options, retirement plans and deferred compensation plans, and benefits available generally to salaried employees, such as distributions under CSC’s broad-based 401(k) plan.
The actual amounts that would be paid upon an executive’s termination of employment in connection with a change in control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon such an event, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, CSC’s stock price and the executive’s age and service.
The benefits payable as a result of a change in control as reported in the columns of this table are as follows:

•
Cash Severance Benefit: Under the Severance Plan, upon an involuntary termination or a voluntary termination for good reason following a change in control (and within a specified number of years following a change in control), executives are paid a multiple of base salary plus average annual earned/paid EICP during the three fiscal years prior to which employment termination had occurred;

•
Benefits Continuation: The Severance Plan provides that upon an involuntary termination for good reason following a change in control (and within a specified number of years following a change in control), executives also receive the continuation of certain health and welfare benefits for a specified period following the termination of employment;

•
Equity Awards: The amounts reported in the table below are the intrinsic value of stock options and RSU awards (including Performance Share Units) that vest upon a change in control regardless of whether the executive officer’s employment terminates; and

•
Reduction to Avoid Excise Tax: Mr. Prior is not entitled to an excise tax gross up. To the extent that any payments or benefits provided to Severance Plan participants constitute “excess parachute payments” under Section 280G of the Internal Revenue Code, these payments will be reduced to the maximum amount that the executive may receive without becoming subject to the excise tax imposed under Section 4999 of the Code if it is determined that the executive would retain more, on an after-tax basis, having such payments so reduced.

Additional information regarding the conditions under which these benefits are payable and the definitions used under the arrangements for determining whether an event triggering the benefit has occurred are discussed further following the table.

			Early Vesting of:
Name	Cash Severance Benefit[1] ($)	Misc. Benefits Continuation ($)	Stock Options[2] ($)	Time Vesting RSUs[2] ($)	PSUs[2] ($)	Total Payments ($)	Excise Tax Paid By NEO[3] ($)	Net Payments[3] ($)
Lawrence B. Prior III	1,582,622	20,818	264,549	—	828,953	2,696,942	392,630	2,304,312

Totals	1,582,622	20,818	264,549		828,953	2,696,942	392,630	2,304,312
_________________________________

1.	Cash severance was calculated by adding fiscal 2015 base salary and prior three-year average EICP payout (i.e., for fiscal years 2012-2014 performance).

2.
The intrinsic value of PSUs, per share, is equal to the closing market price of CSC common stock on April 2, 2015 $(65.38), the final trading day of fiscal year 2015. The intrinsic value of a stock option, per share, is equal to the excess of (a) the closing market price of CSC common stock on April 2, 2015, over (b) the option's exercise price per share. All outstanding PSUs were assumed to vest at target upon a change in control. All outstanding unvested stock options were assumed to vest upon a change in control.

3.
Reducing the full payment to Mr. Prior such that the executive would not be subject to the excise tax imposed under Section 4999 of the Code would result in a smaller overall payment than if the executive was subject to the excise tax on the full payment. Therefore, the full payment, net of excise taxes, is shown above in the “Net Payments” column.

Severance Plan for Senior CSC Management and Key Employees. Prior to the Spin-Off, Mr. Prior participated in the Severance Plan, which provides certain benefits to participants in the event of a Change of Control (as defined below) of CSC. If there were a Change of Control and Mr. Prior either had a voluntary termination of employment for Good Reason (as defined below) within two years afterward; or had an involuntary termination of employment, other than for death, disability or Cause (as defined below), within three years afterward, then he would receive a one-time payment and certain health and welfare benefits during a specified period after termination. The amount of the one-time payment is equal to two times the sum of the participant’s then-current annual base salary plus the average of the three most recent annual EICP awards paid or determined. The number of years after termination of employment during which a participant would receive health and welfare benefits is equal to the same applicable multiple.
There is a potential six-month delay in payments and benefits provided under the Severance Plan to certain specified employees (as determined under Section 409A). The Severance Plan provides for the crediting of earnings during any such payment or benefits delay period.
For purposes of the Severance Plan, the following definitions apply:

•
“Change of Control” means the consummation of a “change in the ownership” of CSC, a “change in effective control” of CSC or a “change in the ownership of a substantial portion of the assets” of CSC, in each case, as defined under Section 409A of the Internal Revenue Code.

•	A participant’s termination of employment with CSC is deemed for “Good Reason” if it occurs within six months of any of the following without the participant’s express written consent:

1.	a substantial change in the nature, or diminution in the status, of the participant’s duties or position from those in effect immediately prior to the Change of Control;

2.
a reduction by CSC in the participant’s annual base salary as in effect on the date of a Change of Control or as in effect thereafter if such compensation has been increased and such increase was approved prior to the Change of Control;

3.
a reduction by CSC in the overall value of benefits provided to the participant, as in effect on the date of a Change of Control or as in effect thereafter if such benefits have been increased and the increase was approved prior to the Change of Control;

4.
a failure to continue in effect any stock option or other equity-based or non-equity based incentive compensation plan in effect immediately prior to the Change of Control, or a reduction in the participant’s participation in any such plan, unless the participant is afforded the opportunity to participate in an alternative incentive compensation plan of reasonably equivalent value;

5.
a failure to provide the participant the same number of paid vacation days per year available to him or her prior to the Change of Control, or any material reduction or the elimination of any material benefit or perquisite enjoyed by the participant immediately prior to the Change of Control;

6.	any material breach by CSC of any provision of the Severance Plan or of any agreement entered into pursuant to the Severance Plan or any stock option or restricted stock agreement;

7.	conduct by CSC, against the participant’s volition, that would cause the participant to commit fraudulent acts or would expose the participant to criminal liability; or

8.	any failure by CSC to obtain the assumption of the Severance Plan or any agreement entered into pursuant to the Severance Plan by any successor or assign of CSC, provided that for purposes of bullets 2 through 5 above, “Good Reason” will not exist (i) if the aggregate value of all salary, benefits, incentive compensation arrangements, perquisites and other compensation is reasonably equivalent to the aggregate value of salary, benefits, incentive compensation arrangements, perquisites and other compensation as in effect immediately prior to the Change of Control, or as in effect thereafter if the aggregate value of such items has been increased and such increase was approved prior to the Change of Control, or (ii) if the reduction in aggregate value is due to reduced performance by CSC, the operating unit of CSC for which the participant is responsible, or the participant, in each case applying standards reasonably equivalent to those utilized by CSC prior to the Change of Control.

•	“Cause” means:

•	fraud, misappropriation, embezzlement or other act of material misconduct against CSC or any of its affiliates;

•	conviction of a felony involving a crime of moral turpitude;

•	willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of CSC; or

•
substantial and willful failure to render services in accordance with the terms of the Severance Plan (other than as a result of illness, accident or other physical or mental incapacity), provided that (i) a demand for performance of services has been delivered to the participant in writing by or on behalf of the CSC Board at least 60 days prior to termination identifying the manner in which the CSC Board believes that the participant has failed to perform and (ii) the participant has thereafter failed to remedy such failure to perform.

Vesting of Equity Awards Upon Change in Control. Stock options and RSUs, including Performance Share Units, provide for accelerated vesting upon a Change in Control, defined as a change in ownership of CSC, a change in effective control of CSC or a change in the ownership of a substantial portion of the assets of CSC, in each case as defined in Section 409A of the Internal Revenue Code. Performance Share Units vest at target upon a Change in Control occurring on or before the end of the final fiscal year in the performance period.
Termination Benefits Unrelated to Change in Control
The table below reflects the value of compensation and benefits that would become payable to Mr. Prior under plans and arrangements existing as of April 3, 2015, if his employment with CSC had been terminated on that date in the circumstances explained below. These amounts are reported based upon the executive’s compensation and service levels as of such date and, if applicable, in accordance with SEC regulations, based on CSC’s closing stock price of $65.38 on April 2, 2015, the final trading day during fiscal 2015. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options, retirement plans and deferred compensation plans, and benefits available generally to salaried employees, such as distributions under CSC’s broad-based 401(k) plan.
The actual amounts that would be paid upon an executive’s termination of employment absent a change in control can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon such an event, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, CSC’s stock price and the executive’s age and service.
The benefits payable as a result of a termination of employment as reported in the columns of this table are as follows:

•	Cash Severance Benefit: Under the Severance Policy, upon an involuntary termination without cause, executives are paid a multiple of base salary;

•
Pro-Rata Bonus: The Severance Policy provides that, in the event of an involuntary termination without cause, executives also will receive a pro-rata annual bonus (EICP) for the year in which the termination occurs based on actual performance; and

•
Benefits Continuation: The Severance Policy provides that upon an involuntary termination without cause, executives also receive the continuation of certain health and welfare benefits for a specified period following the termination of employment.

Additional information regarding the conditions under which these benefits are payable and the definitions used under the arrangements for determining whether an event triggering the benefit has occurred are discussed further following the table.

Name	Cash Severance Benefit[1] ($)	Benefits Continuation[2] ($)	Aggregate Payments ($)
Lawrence B. Prior III	945,800	10,409	956,209
Totals	945,800	10,409	956,209
_________________________________

1.
Mr. Prior is entitled to 12 months of base salary continuation plus a pro-rata bonus (EICP) for the year of employment termination. For purposes of this disclosure, actual fiscal 2015 EICP is used as the pro-rata bonus described above.

2.	Mr. Prior is entitled to 12 months of company-subsidized COBRA continuation coverage.

Executive Officer Severance Policy. CSC also maintains the Severance Policy to provide severance benefits to certain executives whose employment with CSC is terminated in situations not involving a change in control. The Severance Policy covers only those executive officers reporting directly to CSC’s CEO who are subject to Section 16 of the 1934 Act, and provides for benefits similar to those offered under the Severance Plan.
Upon termination of employment by CSC without cause (as defined in the Severance Policy), each covered executive may receive, in the discretion of CSC and the CSC Compensation Committee, up to twelve months of base salary continuation, paid in installments, and twelve months of CSC-provided healthcare coverage continuation. Terminated executives also are eligible to receive a pro-rata portion of the EICP award earned for the year of employment termination, subject to approval by the CSC Compensation Committee.
Vesting of Equity Awards Upon Terminations of Employment. All annual equity awards provide for accelerated vesting (unless the CSC Compensation Committee determines otherwise) upon retirement, other than for Cause (as defined below), at age 62 or older with at least ten years of service (and, in the case of Performance Share Units, provided the executive’s retirement date is more than one year after the grant date). Mr. Prior was not eligible to retire under this definition as of April 3, 2015, the last day of CSC’s 2015 fiscal year. In addition, all annual equity awards provide for accelerated vesting upon an executive’s termination of employment due to death or permanent disability, with vesting of annual-cycle Performance Share Units occurring with respect to only a pro-rata fraction of the target amount (based on the executive’s service during the applicable performance period) as opposed to the full target amount. If Mr. Prior had terminated employment due to death or permanent disability on April 3, 2015, he would have received the amounts shown next to his name for early vesting of stock options and PSUs on the Change in Control Termination Benefits table above, except that amounts for annual-cycle PSU grants would be pro-rated.
Stock options granted since May 2013 that are vested but unexercised at the time of employment termination remain exercisable until the earlier of (a) the option expiration date or (b) the third anniversary of employment termination (for terminations due to death or permanent disability and all terminations at age 62 or older other than for Cause), or three months after employment termination (for all other terminations). “Cause” means:

•	fraud, misappropriation, embezzlement or other act of material misconduct against CSC or any of its affiliates;

•	conviction of a felony involving a crime of moral turpitude;

•	willful and knowing violation of any rules or regulations of any governmental or regulatory body material to the business of CSC; or

•
substantial and willful failure to render services in accordance with the terms of his or her employment (other than as a result of illness, accident or other physical or mental incapacity), provided that (i) a demand for performance of services has been delivered to the employee in writing by the employee’s supervisor at least 60 days prior to termination identifying the manner in which such supervisor believes that the employee has failed to perform and (ii) the employee has thereafter failed to remedy such failure to perform.

There are provisions in the award agreements for all stock options and RSUs (including Performance Share Units) which require the holder of such securities to deliver to CSC an amount in cash equal to the intrinsic value of the securities on the date (the “Realization Date”) they had vested (in the case of RSUs or restricted stock) or were exercised (in the case of stock options) if the holder:

•	competes with CSC after voluntary termination of employment and prior to six months after the Realization Date; or

•
solicits CSC’s customers or solicits for hire or hires CSC’s employees, or discloses CSC’s confidential information, after voluntary or involuntary termination of employment and prior to one year after a Realization Date.

These forfeiture provisions do not apply if there has been a Change in Control within three years prior to the employment termination date. In addition, CSC has entered into non-competition agreements with all members of senior management.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of the date of this Information Statement, CSC beneficially owns all the outstanding shares of our common stock. After the Spin-Off, CSC will not own any shares of our common stock. The following table provides information regarding the anticipated beneficial ownership of our common stock immediately after the completion of the Distribution and the Mergers by:

•	each of our stockholders who we believe (based on the assumptions described below) will beneficially own more than 5% of our outstanding common stock;

•	each of our directors following the Spin-Off and Mergers;

•	each officer named in the Summary Compensation Table; and

•	all of our directors and executive officers following the Spin-Off and Mergers as a group.
Except as otherwise noted below, we based the share amounts on each person’s beneficial ownership of CSC common stock on October 30, 2015, giving effect to a distribution ratio of one share of our common stock for every one share of CSC common stock he, she or it held.
To the extent our directors and executive officers own CSC common stock at the Record Date of the Spin-Off, they will participate in the Distribution on the same terms as other holders of CSC common stock.
Except as otherwise noted in the footnotes below, each person or entity identified in the table has sole voting and investment power with respect to the securities he, she or it holds.
Immediately following the Spin-Off and Mergers, we estimate that approximately 163,906,591 shares of our common stock will be issued and outstanding, based on the 138,796,100 shares of CSC common stock outstanding on October 30, 2015. The actual number of shares of our common stock outstanding following the Spin-Off will depend on the number of CSC shares outstanding on November 18, 2015, the Record Date.

Shares Beneficially Owned After the Spin-Off and Mergers
Name and Address of Beneficial Owner(a)	Amount and Nature of Beneficial Ownership	Percentage of Class
Directors and Named Executive Officers:
Mr. Lawrence B. Prior III	42,248(b)	*
Mr. David F. Keffer(c)	-	-
Ms. Catherine Kuenzel	23,266(b)	*
Mr. Paul Nedzbala(c)	-	-
Mr. John Reing(c)	-	-
Mr. J. Michael Lawrie	1,235,374(b)	*
Mr. Keith B. Alexander	-	-
Ms. Michèle A. Flournoy	-	-
Ms. Nancy Killefer	6,500(b)	*
Mr. Sean O’Keefe	3,900(b)	*
Mr. Michael E. Ventling	-	-
Ms. Billie I. Williamson	-	-

All directors and executive officers as a group (12 persons)	1,311,288(b)(c)	*

Principal Stockholders:

Providence Equity Partners LLC	14,964,672(d)	9.1%(d)
50 Kennedy Plaza
Providence, RI 02903

The Vanguard Group, Inc.	12,906,685(e)	7.9%(e)
100 Vanguard Blvd.
Malvern, Pennsylvania 19355

BlackRock, Inc.	10,650,176(f)	6.5%(f)
40 East 52nd Street
New York, NY 10022

JANA Partners LLC	8,371,757(g)	5.1%(g)
767 Fifth Avenue, 8th Floor
New York, NY 10153

_________________________________
*    Less than 1%.

(a)	Unless otherwise indicated, the address of each person or group is c/o Computer Sciences Corporation, 3170 Fairview Park Drive, Falls Church, Virginia 22042.

(b)
With respect to Mr. Lawrie, Mr. Prior, Ms. Kuenzel, Ms. Killefer, Mr. O’Keefe and all executive officers and directors of CSRA as a group, includes 773,771; 25,900; 14,691; 0; 0 and 814,362 shares of common stock, respectively, subject to employee options which were outstanding on October 30, 2015, and currently are exercisable or which are anticipated to become exercisable within 60 days thereafter. Further, with respect to Mr. Lawrie, Mr. Prior, Ms. Kuenzel, Ms. Killefer, Mr. O’Keefe and all executive officers and directors of CSRA as a group, includes 204,284; 12,930; 7,887; 1,200; 1,200 and 227,501 shares of common stock, respectively, representing RSUs which were outstanding on October 30, 2015 and are anticipated to vest on November 18, 2015. These shares have been deemed to be outstanding in computing the Percentage of Class.

(c)
We expect Mr. Keffer, Chief Financial Officer of SRA, Mr. Reing, Senior Vice President, Human Resources of SRA, and Mr. Nedzbala, Executive Vice President, Health and Civil Group of SRA, to become named executive officers of CSRA, in each case to take effect following the Mergers. See “Management of CSRA following the Transactions.” The information provided for Messrs. Keffer, Reing and Nedzbala does not reflect conversion of shares or options of SRA Parent Common Stock into shares or options of our common stock at the effective time of the First Merger, but it is anticipated that each will own less than 1% of the outstanding shares of CSRA common stock.

(d)
Immediately following consummation of the Mergers, we estimate that Providence Equity Partners LLC will beneficially own approximately 14,964,672 shares representing approximately 9.13% of our outstanding common stock as a result of being a parent company or control person of the following subsidiaries: Providence Equity Partners VI L.P. and Providence Equity Partners VI-A L.P.

(e)
This information, which is not within the direct knowledge of CSRA, has been derived from a Form 13F filed with the SEC on August 13, 2015. Based upon information contained in the filing, The Vanguard Group, Inc. has sole voting power with respect to 235,464 of these shares, sole dispositive power with respect to 12,681,405 shares and shared dispositive power with respect to 225,280 shares.

(f)
This information, which is not within the direct knowledge of CSRA, is based upon a Schedule 13G/A filed with the SEC on January 26, 2015 by BlackRock, Inc., which reports sole voting power with respect to 8,742,248 of these shares and sole dispositive power with respect to 10,650,176 shares as a result of being a parent company or control person of the following subsidiaries, each of which holds less than 5% of the outstanding shares: BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock (Singapore) Limited, BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Financial Management, lnc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd., BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd., BlackRock Investment Management, LLC, BlackRock Japan Co Ltd. and BlackRock Life Limited.

(g)
This information, which is not within the direct knowledge of CSRA, has been derived from a Form 13D filed with the SEC on February 23, 2015. Based upon information contained in the filing, JANA Partners LLC has sole voting and dispositive power with respect to 8,371,757 (including options to purchase 3,785,600 shares) of these shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Agreements with CSC
Following the Distribution, CSC will not own any of our shares and we will operate independently of CSC. In addition, we do not expect to depend on CSC to conduct our business following the Distribution apart from certain limited transitional support services as well as intellectual property licenses and non-U.S. agency services. In order to govern the ongoing relationships between us and CSC after the Spin-Off and to facilitate an orderly transition, we and CSC intend to enter into agreements providing for various services and rights following the Spin-Off and under which we and CSC will agree to indemnify each other against certain liabilities arising from our respective businesses. For a summary of the terms of the material agreements we expect to enter into with CSC, see “The Master Separation and Distribution Agreement and the Ancillary Agreements”.
Agreements with SRA Parent Stockholders
For a summary of the terms of the material agreements we expect to enter into with SRA Parent Stockholders, see “The Master Separation and Distribution Agreement and the Ancillary Agreements-Registration Rights Agreement”.
Related Party Transactions
Policy and Procedures Governing Related Person Transactions
Our Board intends to adopt a written policy requiring the approval by the Nominating/Corporate Governance Committee of all transactions in excess of $120,000 between CSRA and any related person. For the purposes of this policy, a related person is any person who was in any of the following categories at any time during the fiscal year:
•a director or executive officer of CSRA;
•any nominee for director;

•
any immediate family member of a director or executive officer, or of any nominee for director (immediate family members are any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such director, executive officer or nominee for director, and any person (other than a tenant or employee) sharing the household of such director, executive officer or nominee for director and any person who was in any of the following categories when a transaction in which such person had a direct or indirect material interest occurred or existed);

•any beneficial owner of more than 5% of CSRA’s common stock; or

•	any immediate family member of any such beneficial owner.
A transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships. In determining whether to approve an interested transaction, the Nominating/Corporate Governance Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director will participate in any discussion or approval of an interested transaction for which he or she (or an immediate family member) is a related party, except that the director will provide all material information concerning the interested transaction to the Nominating/Corporate Governance Committee. For as long as Mr. Lawrie, who will be our Chairman after the Spin-Off, remains a director of CSC, he will recuse himself from decisions by our Board regarding matters relating to CSC including matters relating to the agreements between us and CSC described above.

DESCRIPTION OF OUR CAPITAL STOCK
General
Prior to the Distribution Date, CSC, as our sole stockholder, will approve and adopt our Amended and Restated Articles of Incorporation, and our Board will approve and adopt our Amended and Restated Bylaws. The following summarizes information concerning our capital stock, including material provisions of our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws and certain provisions of Nevada law. You are encouraged to read our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws, which are filed as exhibits to our Registration Statement on Form 10, of which this Information Statement is part, for greater detail with respect to these provisions.
Authorized Capital Stock
Immediately following the Spin-Off, our authorized capital stock will consist of 750,000,000 shares of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share.
Shares Outstanding
Immediately following the Spin-Off and Mergers, we estimate that approximately 163.9 million shares of our common stock will be issued and outstanding, based on approximately 138.8 million shares of CSC common stock outstanding as of October 30, 2015. The actual number of shares of our common stock outstanding immediately following the Spin-Off and Mergers will depend on the actual number of shares of CSC common stock outstanding on the Record Date and the number of shares issued in the Mergers, and will reflect any issuance of new shares or exercise of outstanding options pursuant to CSC’s equity plans and any repurchases of CSC shares by CSC pursuant to its common stock repurchase program, in each case on or prior to the Record Date.
Common Stock
The following description of our capital stock sets forth general terms and provisions of our common stock and preferred stock based on the provisions of our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws and provisions of applicable Nevada law.
Holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a different vote is required by law or specifically required by our Amended and Restated Articles of Incorporation or Amended and Restated Bylaws.
Subject to the rights of any holders of our preferred stock, the holders of our common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by our Board out of funds legally available for the payment of dividends. However, if our Board grants rights of cumulative dividends to any series of our preferred stock, our Amended and Restated Articles of Incorporation limit our ability to take certain actions, including with respect to the payment of dividends on our common stock, if such accrued dividends are owed to the holders of any series of preferred stock. For example, no cash payments for distributions or dividends may be made to the holders of our common stock unless all accrued dividends for past and current dividend periods on all series of preferred stock entitled to cumulative dividends have been declared and set apart for payment. In addition, so long as accrued dividends with respect to any series of our preferred stock that is entitled to cumulative dividends remains unpaid for any period to and including the preceding dividend date, we may not purchase or redeem any shares of our capital stock.
In the event of our liquidation, dissolution or winding up, after all liabilities and the holders of each series of preferred stock have been paid in full, the holders of our common stock are entitled to share ratably in all remaining assets. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.
Preferred Stock
Our Board may issue up to 1,000,000 shares of only one class of preferred stock in one or more series and, subject to Chapter 78 of the Nevada Corporation Law, our board of directors may set the designations, preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions of such preferred stock. Each share of preferred stock is of equal rank with each other share of preferred stock, regardless of series, with respect to the payment of dividends and the distribution of capital assets.
Our Board has the power to issue our preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of our common stockholders, and the Board could take that action without stockholder approval. The issuance of our preferred stock could delay or prevent a change in control of our company.
If our Board grants voting power to the holders of shares of any series of preferred stock, holders of shares of such series will be entitled to no more than one vote per share voting with the holders of shares of our common stock at each annual or special meeting of stockholders upon all matters upon which a vote is taken except that if the holders of shares of such series are entitled to elect two or more directors, as a class, the holders of shares of such series will not be entitled to a vote for the election of any other directors of CSRA.
In addition, so long as accrued dividends with respect to any series of our preferred stock that is entitled to cumulative dividends remains unpaid for any period to and including the preceding dividend date, we may not purchase or redeem any shares of our capital stock.
Anti-Takeover Effects of Various Provisions of Nevada Law and Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws.
Provisions of the Nevada Corporation Law and our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, would be expected to discourage certain types of coercive takeover practices and takeover bids our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us will outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.
Blank Check Preferred Stock. Our Amended and Restated Articles of Incorporation permit our Board to issue our preferred stock with voting, conversion and exchange rights that could negatively affect the voting power or other rights of our common stockholders, and the Board could take that action without stockholder approval. The issuance of our preferred stock could delay or prevent a change of control of CSRA.
Board Vacancies to be Filled by Remaining Directors and Not Stockholders. Our Amended and Restated Bylaws provide that any vacancies, including any newly created directorships, on the board of directors will be filled by the affirmative vote of the majority of the remaining directors then in office, even if such directors constitute less than a quorum, or by a sole remaining director.
Removal of Directors by Stockholders. Our Amended and Restated Bylaws and the Nevada Corporation Law provide that directors may be removed by stockholders only by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding capital stock entitled to vote.
Stockholder Action. Our Amended and Restated Bylaws preclude stockholders from calling special meetings except where such special meetings are requested by stockholders representing 75% of the capital stock entitled to vote. Our Amended and Restated Bylaws prevent stockholder action by written consent for the election of directors and require the written consent of 90% of the capital stock entitled to vote for any other stockholder actions by written consent.
Advance Notice of Director Nominations and Stockholder Proposals. Our Amended and Restated Bylaws contain advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before the annual meeting of stockholders. As specified in our Amended and Restated Bylaws, director nominations and the proposal of business to be considered by stockholders may be made only pursuant to a notice of meeting, at the direction of the board of directors or by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures that are provided in our Amended and Restated Bylaws.
To be timely, a nomination of a director by a stockholder or notice for business to be brought before an annual meeting by a stockholder must be delivered to our secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of an annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, for notice by the stockholder to be timely, it must be delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the day on which public announcement of the date of such meeting is first made, whichever first occurs.
In the event a special meeting of stockholders is called for the purpose of electing one or more directors, any stockholder entitled to vote may nominate a person or persons as specified in our Amended and Restated Bylaws, but only if the stockholder notice is delivered to our secretary at our principal executive offices not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of (1) the 60th day prior to such special meeting or (2) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our board of directors to be elected at such meeting.
Amendments to our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws. Under the Nevada Corporation Law, our Amended and Restated Articles of Incorporation may not be amended by stockholder action alone. Amendments to the Amended and Restated Articles of Incorporation require a board resolution approved by the majority of the outstanding capital stock entitled to vote. Our Amended and Restated Bylaws may only be amended by stockholders upon the affirmative vote of 75% of the outstanding capital stock entitled to vote. Subject to the right of stockholders as described in the immediately preceding sentence, our Amended and Restated Bylaws may be adopted, amended or repealed by our board of directors.
Nevada Anti-Takeover Statute. We are subject to Nevada’s Combination with Interested Stockholders Statute (Nevada Corporation Law Sections 78.411–78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the corporation’s capital stock entitled to vote.
No Cumulative Voting. Our Amended and Restated Articles of Incorporation prohibits cumulative voting in the election of directors.
Limitations on Liability and Indemnification of Officers and Directors
Nevada Corporation Law limits or eliminates the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws include provisions that require the company to indemnify, to the fullest extent allowable under the Nevada Corporation Law, our directors or officers against monetary damages for actions taken as a director or officer of our company, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the Nevada Corporation Law. We are also expressly authorized to carry directors’ and officers’ insurance to protect our company, our directors, officers and certain employees for some liabilities.
The limitation of liability and indemnification provisions under the Nevada Corporation Law and in our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties. Moreover, the provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
Authorized but Unissued Shares
Our authorized but unissued shares of common stock and preferred stock are available for future issuance without your approval. We may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Stock Exchange Listing
We intend to list our common stock on the New York Stock Exchange under the symbol “CSRA.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock will be Computershare Trust Company, N.A.
Direct Registration System

Our common stock will be registered in book-entry form through the direct registration system. Under this system, ownership of our common stock is reflected in account statements periodically distributed to stockholders by Computershare Trust Company, N.A., our transfer agent, who holds the book-entry shares on behalf of our common stockholders.

DESCRIPTION OF MATERIAL INDEBTEDNESS AND OTHER FINANCING ARRANGEMENTS
We intend to enter into a five-year senior secured revolving credit facility (the “Revolving Credit Facility”) with initial borrowing capacity of $700 million, of which at least $500 million is expected to be available and undrawn upon consummation of the Spin-Off to provide support for our business, including ongoing liquidity. We also intend to enter into (1) a three-year senior secured tranche A1 term loan facility in an aggregate principal amount of $600 million (the “Tranche A1 Facility”), (2) a five-year senior secured tranche A2 term loan facility in an aggregate principal amount of $1.45 billion (the “Tranche A2 Facility”; and, together with the Tranche A1 Facility, the “Term Loan A Facilities”) and (3) a seven-year senior secured term loan B facility in an aggregate principal amount of $750 million (the “Term Loan B Facility”; and, together with the Term Loan A Facilities, the “Term Loan Facilities”). In addition, we have entered into the MARPA accounts receivable facility described below.
The anticipated material terms of the Revolving Credit Facility and the Term Loan Facilities are described below based on our current expectations. There can be no assurance that the Revolving Credit Facility and the Term Loan Facilities will be finalized on similar terms, or at all.
Revolving Credit Facility and Term Loan Facilities
Our Revolving Credit Facility will provide support for our business, including ongoing liquidity. We expect, upon the closing of the Spin-Off, to enter into the Revolving Credit Facility with initial borrowing capacity of $700 million, of which at least $500 million is expected to be available and undrawn upon consummation of the Spin-Off, with The Bank of Tokyo-Mitsubishi UFJ, Ltd. (“BTMU”) as administrative agent, and a syndicate of banks arranged by BTMU, RBC Capital Markets (“RBC”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and the Bank of Nova Scotia (“Scotiabank”). The Revolving Credit Facility is expected to have a maturity of five years.
We currently expect to enter into a three-year Tranche A1 Facility under the Term Loan A Facilities in the aggregate amount of $600 million, a five-year Tranche A2 Facility under the Term Loan A Facilities in the aggregate amount of $1.45 million, in each case with BTMU as administrative agent of the Term Loan A Facilities, and a seven-year Term Loan B Facility in the aggregate amount of $750 million, with RBC as administrative agent of the Term Loan B Facility.  The Revolving Credit Facility and the Term Loan A Facilities together are expected to be funded upon consummation of the Spin-Off in an aggregate amount of approximately $1.5 billion. The Term Loan A Facilities and the Term Loan B Facility together are expected to be funded upon consummation of the Mergers in an additional aggregate amount of approximately $1.5 billion. Borrowings under our Revolving Credit Facility and the Term Loan Facilities will be used to fund the Special Dividend (including the portion of the Special Dividend to be paid by CSC to its stockholders), to fund the cash portion of the merger consideration to stockholders of SRA Parent, to repay, refinance and/or redeem substantially all of SRA’s existing indebtedness, to pay for transaction costs, and for general corporate purposes. The Revolving Credit Facility and the Term Loan Facilities are anticipated to have the following material terms.
Interest. Borrowings under (1) the Revolving Credit Facility and the Tranche A2 Facility are expected to bear interest at an interest rate per annum equal to, at our option, (A) LIBOR plus the applicable margin of 1.250%-2.250% or (B) the base rate plus the applicable margin of 0.250%-1.250%, (2) the Tranche A1 Facility is expected to bear interest at an interest rate per annum equal to, at our option, (A) LIBOR plus the applicable margin of 1.125%-2.125% or (B) the base rate plus the applicable margin of 0.125%-1.125% and (3) the Term Loan B Facility is expected to bear interest at an interest rate per annum equal to, at our option, (A) LIBOR plus the applicable margin of 2.75%-3.00%, subject to a 0.75% LIBOR floor or (B) the base rate plus the applicable margin of 1.75%-2.00%, subject to a 1.75% base rate floor. The applicable margins for borrowings under the Revolving Credit Facility and borrowings under the Term Loan A Facilities will vary and will be determined based on our corporate credit rating or corporate family rating. The applicable margins for borrowings under the Term Loan B Facility will vary and will be determined based on the ratio of our consolidated total net debt to our consolidated EBITDA. We will also owe unused facility fees on the Revolving Credit Facility and other upfront fees under both the Revolving Credit Facility and the Term Loan Facilities.

Amortization and Prepayment. Borrowings under the Revolving Credit Facility can be prepaid at any time and can be repeatedly redrawn until its maturity. The Tranche A1 Facility has no scheduled amortization prior to maturity. The Tranche A2 Facility requires quarterly scheduled amortization at a rate equivalent to 5% of the original principal amount per annum until the remaining balance is due at maturity. The Term Loan B Facility requires quarterly scheduled amortization at a rate equivalent to 1% of the original principal amount per annum until the remaining balance is due at maturity. We can prepay the Tranche A1 Facility, the Tranche A2 Facility or the Term Loan B Facility, in whole or in part, at any time at our election at 100% of par without premium; provided that if CSRA prepays the Term Loan B Facility in connection with a repricing event within the first year following the initial funding, the prepayment will be made at 101% of par.
Security and Guarantees. The Revolving Credit Facility and the Term Loan Facilities will be guaranteed by each of our direct and indirect, existing and future, material domestic subsidiaries (excluding certain entities, including special purpose subsidiaries), and will be secured by a perfected first priority security interest in substantially all of our assets and the assets of those guarantors, subject to certain customary exceptions.
Covenants. The Revolving Credit Facility and Term Loan Facilities will contain negative covenants customary for financings of this type, including covenants that place limitations on the incurrence of additional indebtedness; the creation of liens; the payment of dividends; sales of assets; fundamental changes, including mergers and acquisitions; loans and investments; negative pledges; transactions with affiliates; restrictions affecting subsidiaries; modification to charter documents in a manner materially adverse to the lenders; changes in fiscal year and limitations on conduct of business. The Revolving Credit Facility and Term Loan Facilities will also contain affirmative covenants and representations and warranties customary for financings of this type.
In addition, the Revolving Credit Facility and Term Loan A Facilities will contain financial covenants, including covenants requiring, as at the end of, and for, each fiscal quarter of CSRA ending after the Distribution Date, (a) a ratio of consolidated total net debt to consolidated EBITDA not in excess of 4:00:1:00, stepping down to 3.50: 1.00 at the end of the first full fiscal quarter ending at least 18 months after the Distribution Date; and (b) a consolidated EBITDA to interest expense ratio of not less than 3.00:1.00.
Events of Default. The lenders under the Revolving Credit Facility and the Term Loan Facilities may declare any indebtedness outstanding thereunder due and payable, and cancel any remaining commitment under the Revolving Credit Facility, if an event of default occurs and is continuing, including a failure to pay principal when due or interest or commitment fees within five days of the date when due; a material inaccuracy of a representation or warranty at the time made; a bankruptcy event; a failure to comply with the covenants, subject to a customary grace period; cross-events of default to material indebtedness; certain material ERISA events; material judgments; actual or asserted invalidity of any guarantee or non-perfection of any material portion of the collateral under the security documents; a change in control; and, with respect to the Revolving Credit Facility and Term Loan A Facilities only, a breach of the financial covenants.
Accounts Receivables Credit Facility
CSRA has entered into an amended Master Accounts Receivable Purchase Agreement between CSRA, as Seller, and BTMU, Scotiabank and Mizuho Bank, Ltd., each as a Purchaser (the “Purchasers”).
The Master Accounts Receivable Purchase Agreement establishes a receivables purchase facility (the “MARPA Facility”) that provides for up to $450 million in funding based on the near continuous sales, with settlement every two days, of eligible receivables and the satisfaction of certain conditions. The MARPA Facility is a committed facility that has an initial term of two years, subject to extensions agreed to by us and the Purchasers, unless earlier terminated by us. The Purchasers have the right to terminate the MARPA Facility only upon the occurrence of certain events. We intend to add SRA as an additional seller under the MARPA Facility following consummation of the Mergers.
Under the MARPA Facility, CSRA sells eligible receivables on a non-credit recourse basis, including both receivables that have already been billed under an invoice and also certain unbilled receivables arising from contracts where CSRA has performed work under a “cost plus fixed fee” or “time and materials” contract and has satisfied other required conditions.
CSRA expects to use the proceeds from receivables sales under the MARPA Facility for general corporate purposes.

WHERE YOU CAN FIND MORE INFORMATION
We have filed a Registration Statement on Form 10 with the SEC with respect to the shares of our common stock that CSC’s stockholders will receive in the Distribution as contemplated by this Information Statement. This Information Statement is a part of, and does not contain all the information set forth in, the Registration Statement and the other exhibits and schedules to the Registration Statement. For further information with respect to us and our common stock, please refer to the Registration Statement including its other exhibits and schedules. Statements we make in this Information Statement relating to any contract or other document are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement including its exhibits and schedules at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, as well as on the Internet website maintained by the SEC at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. Information contained on any website we refer to in this Information Statement does not and will not constitute a part of this Information Statement or the Registration Statement on Form 10 of which this Information Statement is a part.
As a result of the Spin-Off, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC.
You may request a copy of any of our filings with the SEC at no cost by writing us at the following address:
Investor Relations
CSRA Inc.
3170 Fairview Park Drive
Falls Church, Virginia 22042
We intend to furnish holders of our common stock with annual reports containing combined financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on by an independent registered public accounting firm.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Computer Sciences Corporation
We have audited the accompanying combined balance sheets of the Computer Sciences GS Business of Computer Sciences Corporation (the “Company”) as of April 3, 2015 and March 28, 2014, and the related combined statements of operations, comprehensive income, changes in parent equity and cash flows for each of the three fiscal years in the period ended April 3, 2015. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Computer Sciences GS Business of Computer Sciences Corporation as of April 3, 2015 and March 28, 2014, and the results of its operations and its cash flows for each of the three fiscal years in the period ended April 3, 2015, in conformity with accounting principles generally accepted in the United States of America.
As described in Note 1, the accompanying combined financial statements have been derived from the consolidated financial statements and accounting records of Computer Sciences Corporation. The combined financial statements include an allocation of expenses related to certain corporate functions of Computer Sciences Corporation. These may not be indicative of the actual expenses that would have been incurred had the Company operated as an independent, standalone entity.

/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
July 10, 2015

Computer Sciences GS Business
Combined Balance Sheets

	As of
(Dollars in thousands)	April 3, 2015	March 28, 2014
Current assets
Cash and cash equivalents	$4,979	$3,979
Receivables, net of allowance for doubtful accounts of $14,733 (fiscal 2015) and $16,099 (fiscal 2014)	696,727	704,906
Prepaid expenses and other current assets	92,665	87,919
Total current assets	794,371	796,804

Intangible and other assets
Goodwill	802,582	758,079
Customer-related and other intangible assets, net of accumulated amortization of $150,295 (fiscal 2015) and $143,149 (fiscal 2014)	33,405	41,116
Software, net of accumulated amortization of $75,544 (fiscal 2015) and $67,745 (fiscal 2014)	35,261	44,682
Other assets	58,931	84,024
Total intangible and other assets	930,179	927,901

Property and equipment, net of accumulated depreciation of $696,796 (fiscal 2015) and $651,965 (fiscal 2014)	436,732	491,662
Total assets	$2,161,282	$2,216,367

Current liabilities
Accounts payable	$130,551	$99,304
Accrued payroll and related costs	109,539	170,895
Accrued expenses and other current liabilities	440,606	357,862
Current capital lease liability	21,351	30,170
Deferred income tax liabilities	89,608	60,556
Total current liabilities	791,655	718,787

Noncurrent capital lease liability	129,933	139,348
Noncurrent deferred income tax liabilities	63,689	93,305
Other long-term liabilities	80,957	106,042
Parent equity
Net Parent investment	1,067,492	1,128,752
Accumulated other comprehensive loss	(405)	(743)
Noncontrolling interests	27,961	30,876
Total Parent equity	1,095,048	1,158,885
Total liabilities and Parent equity	$2,161,282	$2,216,367

See accompanying notes to Combined Financial Statements

Computer Sciences GS Business
Combined Statements of Operations

	Twelve Months Ended
(Dollars in thousands)	April 3, 2015	March 28, 2014	March 29, 2013

Revenue	$4,061,914	$4,094,374	$4,661,221
Related party revenue	7,832	8,262	14,480
Total revenue	4,069,746	4,102,636	4,675,701

Cost of services	3,274,469	3,339,088	3,851,136
Related party cost of services	7,832	8,262	14,480
Total cost of services (excludes depreciation and amortization)	3,282,301	3,347,350	3,865,616
Selling, general and administrative expenses	194,207	188,105	200,926
Depreciation and amortization	137,058	144,742	158,627
Interest expense, net	21,864	20,296	18,176
Other expense, net	5,608	1,867	1,133
Total costs and expenses	3,641,038	3,702,360	4,244,478

Income from continuing operations before taxes	428,708	400,276	431,223
Taxes on income	160,996	146,558	161,832
Income from continuing operations	267,712	253,718	269,391
(Loss) income from discontinued operations, net of taxes	(1,877)	64,600	30,051
Net income	265,835	318,318	299,442
Less: noncontrolling interests	14,078	21,936	18,741
Net income attributable to Parent	$251,757	$296,382	$280,701

See accompanying notes to Combined Financial Statements

Computer Sciences GS Business
Combined Statements of Comprehensive Income

	Twelve Months Ended
(Dollars in thousands)	April 3, 2015	March 28, 2014	March 29, 2013

Net income	$265,835	$318,318	$299,442

Other comprehensive income (loss), net of taxes
Prior service credit, net of tax expense of ($2,161) in fiscal 2015	3,400	—	—
Amortization of prior service (credit) cost, net of tax benefit of $881, $0, and $1 in fiscal 2015, 2014, and 2013	(1,386)	33	28
Amortization of transition asset, net of tax benefit of $1 in fiscal 2013	—	—	177
Foreign currency translation adjustment, net of tax expense of $0, ($398), and ($16), in fiscal 2015, 2014, and 2013	(1,669)	(255)	77
Other comprehensive income (loss), net of taxes	345	(222)	282

Comprehensive income	266,180	318,096	299,724
Less: comprehensive income attributable to noncontrolling interest, net of taxes	14,085	21,943	18,818
Comprehensive income attributable to parent	$252,095	$296,153	$280,906

See accompanying notes to Combined Financial Statements

Computer Sciences GS Business
Combined Statements of Changes in Parent Equity

(Dollars in thousands)	Net Parent Investment	Accumulated Other Comprehensive Loss	Non-controlling Interests	Total Parent Equity
Balance at March 30, 2012	$1,485,559	$(703)	$25,581	$1,510,437
Net income	280,701	—	18,741	299,442
Pension and other postretirement plans, net of tax	—	128	77	205
Foreign exchange translation, net of tax	—	77	—	77
Net transfers to Parent	(382,428)	—	(19,275)	(401,703)
Balance at March 29, 2013	$1,383,832	$(498)	$25,124	$1,408,458
Net income	296,382	—	21,936	318,318
Pension and other postretirement plans, net of tax	—	26	7	33
Transfers to multi-employer plan	—	(16)	—	(16)
Foreign exchange translation, net of tax	—	(255)	—	(255)
Adjustments from business disposition	—	—	9,290	9,290
Net transfers to Parent	(551,462)	—	(25,481)	(576,943)
Balance at March 28, 2014	$1,128,752	$(743)	$30,876	$1,158,885
Net income	251,757	—	14,078	265,835
Pension and other postretirement plans, net of tax	—	2,007	7	2,014
Foreign exchange translation, net of tax	—	(1,669)	—	(1,669)
Net transfers to Parent	(313,017)	—	(17,000)	(330,017)
Balance at April 3, 2015	$1,067,492	$(405)	$27,961	$1,095,048

See accompanying notes to Combined Financial Statements

Computer Sciences GS Business
Combined Statements of Cash Flows

(Dollars in thousands)	Twelve Months Ended
	April 3, 2015	March 28, 2014	March 29, 2013
Cash flows from operating activities:
Net income	$265,835	$318,318	$299,442
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	137,058	144,742	158,627
Pension and OPEB actuarial & settlement losses (gains)	8,359	(38,475)	1,005
Stock based compensation	17,618	17,669	10,194
Deferred income taxes	(2,615)	10,290	20,477
Loss/(gains) on dispositions	3,521	(52,309)	5,986
Provision for (gain) losses on accounts receivable	(265)	4,057	3,793
Amortization of above market contract intangibles	9,706	10,780	10,902
Changes in assets and liabilities, net of acquisitions and dispositions:
Decrease in receivables	7,996	121,742	157,651
Decrease (increase) in prepaid and other assets	42,674	(44,385)	23,187
Increase (decrease) in payables and accrued expenses	25,165	44,600	(155,168)
(Decrease) increase in deferred revenues	(22,099)	38,478	25,565
Other operating activities, net	(6,015)	2,305	1,393
Cash provided by operating activities	486,938	577,812	563,054

Cash flows from investing activities
Purchases of property and equipment	(70,183)	(79,775)	(72,828)
Software purchased and developed	(7,720)	(17,038)	(14,190)
Payments for acquisitions, net of cash acquired	(49,370)	—	(33,798)
Proceeds from business dispositions	3,000	171,288	1,707
Proceeds from disposals of assets	7,624	549	3,746
Cash (used in) provided by investing activities	(116,649)	75,024	(115,363)

Cash flows from financing activities
Payments on lease liability	(28,902)	(43,832)	(48,118)
Net transfers to Parent	(340,387)	(615,237)	(405,465)
Cash used in financing activities	(369,289)	(659,069)	(453,583)

Net increase (decrease) in cash and cash equivalents	1,000	(6,233)	(5,892)
Cash and cash equivalents at beginning of period	3,979	10,212	16,104
Cash and cash equivalents at end of period	$4,979	$3,979	$10,212

Supplemental cash flow information:
Cash paid for taxes	$163,051	$146,192	$151,134
Cash paid for interest	$23,267	$17,583	$18,593
Capital expenditures in accounts payable and accrued expenses	$13,948	$6,444	$903
Capital expenditures through capital lease obligations	$9,760	$44,379	$19,147

See accompanying notes to Combined Financial Statements

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

Note 1—Basis of presentation and summary of significant accounting policies

Overview

Description of the Business

On May 19, 2015, Computer Sciences Corporation (“CSC” or “Parent”) announced a plan to separate its North American Public Sector segment as described in CSC’s Annual Report on Form 10-K for the year ended April 3, 2015 (the “Computer Sciences GS Business”) from CSC. To effect the separation, CSC will first undertake a series of internal transactions, following which Computer Sciences Government Services Inc., CSC’s new wholly-owned subsidiary, will hold the Computer Sciences GS Business as well as certain other assets and liabilities allocated to it by CSC. The separation will be completed by way of a pro rata distribution of Computer Sciences Government Services Inc. shares held by CSC to CSC’s stockholders as of the record date. Completion of the separation will be subject to customary conditions, including final approval of CSC’s Board of Directors, the receipt of a written legal opinion from counsel stating that the pro rata distribution of the shares of Computer Sciences Government Services Inc. to CSC stockholders should qualify for tax-free treatment under Section 355 of the Internal Revenue Code of 1986, as amended, and the declaration of effectiveness by the United States (“U.S.”) Securities and Exchange Commission (“SEC”) of a Registration Statement on Form 10.

The Computer Sciences GS Business is one of the nation’s largest independent providers of information technology (“IT”) services to the U.S. federal government. The Computer Sciences GS Business delivers IT, mission, and operations-related services across the U.S. federal government to the Department of Defense (“DoD”), Intelligence Community and homeland security, civil and healthcare agencies, as well as to certain state and local government agencies through two segments: (1) Defense and Intelligence and (2) Civil.
Basis of Presentation and Principles of Combination
The Combined Financial Statements have been derived from the consolidated financial statements and accounting records of the Parent as if the Computer Services GS Business operated on a standalone basis during the periods presented and were prepared in accordance with U.S generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the SEC. Historically, the Computer Sciences GS Business consisted of the business of CSC’s North American Public Sector segment and did not operate as a separate, standalone entity. The Computer Sciences GS Business operated as part of CSC and its financial position and the related results of operations, cash flows and changes in parent equity have been reported in CSC’s consolidated financial statements.
The historical results of operations, financial position, and cash flows of the Computer Sciences GS Business presented in these Combined Financial Statements may not be indicative of what they would have been had the Computer Sciences GS Business actually been a separate standalone entity, nor are they necessarily indicative of the Computer Sciences GS Business’s future results of operations, financial position and cash flows.
The Combined Financial Statements and notes of the Computer Sciences GS Business include Computer Sciences Government Services Inc., its subsidiaries, and the joint ventures and partnerships over which the Computer Sciences GS Business has a controlling financial interest. The Computer Sciences GS Business uses the equity method to account for investments in business entities that it does not control if it is otherwise able to exert significant influence over the entities’ operating and financial policies. The Combined Financial Statements include certain assets and liabilities that are held by the Parent that are specifically identifiable or otherwise attributable to the Computer Sciences GS Business. All intercompany transactions and balances within Computer Sciences GS Business have been eliminated. The Parent's cash has not been assigned to the Computer Sciences GS Business for any of the periods presented because those cash balances are not directly attributable to it. The Computer Sciences GS Business reflects transfers of cash to and from Parent's cash management system as a component of Net Parent investment on the Combined Balance Sheets. The Parent's long-term debt has not been attributed to the Computer Sciences GS Business for any of the periods presented because the Parent's borrowings are neither directly

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

attributable to nor is the Computer Sciences GS Business the legal obligor of such borrowings. Transactions between the Computer Sciences GS Business and other businesses of CSC are reflected as related party transactions (Note 2).
The Combined Financial Statements include all revenues and costs directly attributable to the Computer Sciences GS Business and an allocation of expenses related to certain Parent corporate functions including, but not limited to, senior management, legal, human resources, finance, IT and other shared services. These expenses have been allocated to the Computer Sciences GS Business based on direct usage or benefit where identifiable, with the remainder allocated on a pro rata basis of revenues, headcount, square footage, number of transactions or other measures. The Computer Sciences GS Business considers these allocations to be a reasonable reflection of the utilization of services by, or benefit provided to it. However, the allocations may not be indicative of the actual expense that would have been incurred had the Computer Sciences GS Business operated as an independent, standalone entity for the periods presented.
The Parent maintains various benefit and stock-based compensation plans at a corporate level and other benefit plans at a subsidiary level. The employees of the Computer Sciences GS Business participate in those programs and a portion of the cost of those plans is included in the Combined Financial Statements. However, the Combined Balance Sheets do not include any net benefit plan obligations unless the benefit plan covers only the Computer Sciences GS Business's active, retired and other former employees or any expense related to stock based compensation plans. See Notes 14 and 16 to the Combined Financial Statements for a further description of the accounting for our benefit plans and stock-based compensation, respectively.
As more fully described in Note 13, current and deferred income taxes and related tax expense have been determined based on the standalone results of the Computer Sciences GS Business by applying Accounting Standards Codification 740, Income Taxes (“ASC 740”) to the Computer Sciences GS Business results of operations as if it were a separate taxpayer (i.e., following the separate return methodology).
The Computer Sciences GS Business reports its results based on a fiscal year convention that comprises four thirteen-week quarters. Every fifth year includes an additional week in the first quarter to prevent the fiscal year from moving from an approximate end of March date. As a result, the first quarter of fiscal 2015 was a fourteen-week quarter.
Certain supplemental cash flow information amounts disclosed on the Combined Statements of Cash Flows have been appropriately revised to indicate the amounts in thousands rather than millions.
Use of Estimates
GAAP requires management to make estimates and assumptions that affect certain amounts reported in the Combined Financial Statements and accompanying notes. These estimates are based on management’s best knowledge of historical experience, current events and on various other assumptions that management considers reasonable under the circumstances. Actual results could differ from those estimates. Amounts subject to significant judgment and estimates include, but are not limited to, costs to complete fixed-price contracts, cash flows used in the evaluation of impairment of goodwill and other long-lived intangible assets, certain deferred costs, collectability of receivables, reserves for tax benefits and valuation allowances on deferred tax assets, loss accruals for litigation, and inputs used for computing stock-based compensation and pension related liabilities.
Summary of significant accounting policies
Revenue Recognition
Substantially all of the Computer Sciences GS Business’s revenue is derived from contracts with departments and agencies of the U.S. federal government, as well as other state and local government agencies. The Computer Sciences GS Business generates its revenue from the following types of contractual arrangements: time and

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

materials contracts, firm-fixed-price contracts and cost-reimbursable-plus-fee contracts. The Computer Sciences GS Business also provides services to CSC, which are included in related party revenue.
Total revenues by customer type were:

	Twelve Months Ended
	April 3, 2015	March 28, 2014	March 29, 2013
U.S. federal government	$3,720,275	$3,898,083	$4,431,785
State and local government	330,254	198,062	188,164
Other	19,217	6,491	55,752
Total revenue	$4,069,746	$4,102,636	$4,675,701
Revenue on time-and-materials contracts is recognized as hours are worked based on contractual billing rates as services are provided.
Revenue on firm-fixed-price contracts is primarily recognized using the percentage-of-completion method based on actual costs incurred relative to total estimated costs for the contract. These estimated costs are updated during the term of the contract and may result in revision by the Computer Sciences GS Business of recognized revenue and estimated costs in the period in which the changes in estimates are identified. Profits on firm-fixed-price contracts result from the difference between incurred costs used to calculate the percentage-of-completion and revenue earned.
The Computer Sciences GS Business’s income from continuing operations, before taxes and noncontrolling interests included the following adjustments due to changes in estimated profitability on firm-fixed-price contracts accounted for under the percentage-of-completion method:

	Twelve Months Ended
	April 3, 2015	March 28, 2014	March 29, 2013
Gross favorable	$98,000	$109,000	$103,000
Gross unfavorable	(21,000)	(23,000)	(44,000)
Total net adjustments, before taxes and noncontrolling interests	$77,000	$86,000	$59,000
Revenue on cost-reimbursable-plus-fee contracts is recognized as services are performed, generally based on the allowable costs incurred during the period plus any recognizable earned fee. The Computer Sciences GS Business considers fixed fees under cost-reimbursable-plus-fee contracts to be earned in proportion to the allowable costs incurred in performance of the contract. For cost-reimbursable-plus-fee contracts that include performance-based fee incentives, which are principally award fee arrangements, the Computer Sciences GS Business recognizes income when such fees are probable and estimable. Estimates of the total fee to be earned are made based on contract provisions, prior experience with similar contracts or customers, and management’s evaluation of the performance on such contracts. Contract costs, including indirect expenses, are subject to audit by the Defense Contract Audit Agency (“DCAA”) and, accordingly, are subject to possible cost disallowances. Executive compensation that the Computer Sciences GS Business determines to be allowable for cost reimbursement based on management’s estimates is recognized as revenue, net of reserves. Management’s estimates in this regard are based on a number of factors that may change over time, including executive compensation survey data, the Computer Sciences GS Business’s and other government contractors’ experiences with the DCAA audit practices in this industry and relevant decisions of courts and boards of contract appeals.
Contract accounting requires significant judgment relative to assessing risks, estimating contract revenue and costs, and making assumptions for schedule and technical issues. Due to the size and nature of many of the Computer Sciences GS Business’s contracts, developing total revenue and cost at completion estimates requires the use of significant judgment. Contract costs include direct labor and billable expenses, an allocation of allowable

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

indirect costs, and warranty obligations. Billable expenses are comprised of subcontracting costs and other “out-of-pocket” costs that often include, but are not limited to, travel-related costs and telecommunications charges. The Computer Sciences GS Business recognizes revenue and billable expenses from these transactions on a gross basis because it is the primary obligor on contracts with customers. The contracts that required estimates-at-completion (“EACs”) using the percentage-of-completion method were approximately 42.3%, 49.3% and 42.7% of the Computer Sciences GS Business’s revenues for twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013, respectively.
Certain contracts that require EACs using the percentage-of-completion method accounted are regularly reviewed by the Computer Sciences GS Business regarding project profitability and underlying estimates. The Computer Sciences GS Business prepares EACs for its contracts that include an estimated contract operating margin based initially on estimated contract sales and cost. Revisions to EACs are reflected in results of operations as a change in accounting estimate in the period in which the facts that give rise to the revision become known by management. Since contract costs are typically incurred over a period of several years, estimation of these costs requires the use of judgment. Factors considered in estimating the cost of the work to be completed include: the availability, productivity and cost of labor, the nature and complexity of work to be performed, the effect of change orders, availability and cost of materials, the effect of any delays in performance, and the level of indirect cost allocations. Provisions for estimated losses at completion, if any, are recognized in the period in which the loss becomes evident. The provision includes estimated costs in excess of estimated revenue and any profit margin previously recognized. Amounts billed and collected but not yet earned as revenues under certain types of contracts are deferred. Contract costs incurred for U.S. federal government contracts, including indirect costs, are subject to audit and adjustment through negotiations between the Computer Sciences GS Business and government representatives. Further, as contracts are performed, change orders can be a regular occurrence and may be unpriced until negotiated with the customer. Unpriced change orders are included in estimated contract sales when they are probable of recovery in an amount at least equal to the cost. Amounts representing claims (including change orders unapproved as to both scope and price) and requests for equitable adjustment are included in estimated contract revenues when they are reliably estimable and realization is probable.
The Computer Sciences GS Business’s U.S. federal government contracts generally contain Federal Acquisition Regulation (“FAR”) provisions that enable the customer to terminate a contract for default, or for the convenience of the government. If a contract is terminated for default, the Computer Sciences GS Business may not be entitled to recover any of its costs on partially completed work and may be liable to the government for re-procurement costs of acquiring similar products or services from another contractor and for certain other damages. Termination of a contract for the convenience of the government may occur when the government concludes it is in the best interests of the government that the contract be terminated. Under a termination for convenience, the contractor is typically entitled to be paid in accordance with the contract’s terms for costs incurred prior to the effective date of termination, plus a reasonable profit and settlement expenses. As of April 3, 2015, March 28, 2014 and March 29, 2013, the Computer Sciences GS Business did not have any contract terminations in process that would have a material effect on the combined financial position, results of operations or cash flows.
The Computer Sciences GS Business enters into development of highly-customized software and may include post-contract customer support and other software-related services.  These arrangements are accounted for under contract accounting, and vendor-specific objective evidence (“VSOE”) of fair value is required to allocate and recognize revenue for each element.  VSOE of fair value is determined based on the price charged where each deliverable is sold separately. In situations where VSOE of fair value exists for all undelivered elements, but not a delivered element (typically the software), the residual method is used to allocate revenue to the undelivered elements equal to their VSOE value with the remainder allocated to the delivered element.  When VSOE is available for the undelivered elements, software revenue is recognized as the related software customization services are performed in accordance with the percentage-of-completion method described above.  In those arrangements where VSOE of fair value does not exist for the undelivered elements, revenue is deferred until only one undelivered element remains and then is recognized ratably as the final element is delivered, beginning with substantial completion and delivery of the highly-customized software.

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

Except as described above, all other revenues are recognized when persuasive evidence of an arrangement exists, services or products have been provided to the customer, the sales price is fixed or determinable and collectability is reasonably assured.
Depreciation and Amortization
The Computer Sciences GS Business’s depreciation and amortization policies are as follows:

Useful Life (in years)
Property and equipment:
Buildings	Up to 40
Computers and related equipment	3 to 5
Furniture and other equipment	5 to 10
Leasehold improvements	Shorter of lease term or useful life
Other leased assets	Greater of lease term or useful life
Intangibles:
Internal use software	2 to 7
External use software	2 to 7
Customer related intangibles	Expected customer service life
Other intangible assets	3 to 8
The cost of property and equipment is depreciated using predominately the straight-line method. Depreciation commences when the specific asset is complete, installed and ready for normal use.
Acquired contract-related and customer-related intangible assets are amortized in proportion to estimated undiscounted cash flows over the estimated life of the asset or on a straight-line basis if cash flows cannot be reliably estimated.
The Computer Sciences GS Business capitalizes costs incurred to develop commercial software products to be sold, leased or otherwise marketed after establishing technological feasibility until such time that the software products are available for general release to customers. Costs incurred to establish technological feasibility are expensed as incurred. Enhancements to software products are capitalized where such enhancements extend the life or significantly expand the marketability of the products. Amortization of capitalized software development costs is determined separately for each software product. Annual amortization expense is calculated based on the greater of the ratio of current gross revenues for each product to the total of current and anticipated future gross revenues for the product or the straight-line amortization method over the estimated economic life of the product.
Unamortized capitalized software costs associated with commercial software products are regularly evaluated for impairment on a product-by-product basis by a comparison of the unamortized balance to the product’s net realizable value. The net realizable value is the estimated future gross revenues from that product reduced by the related estimated future costs. When the unamortized balance exceeds the net realizable value, the unamortized balance is written down to the net realizable value and an impairment charge is recorded.
The Computer Sciences GS Business capitalizes costs incurred to develop internal-use computer software during the application development stage. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. Internal and external costs incurred in connection with development of upgrades or enhancements that result in additional functionality are also capitalized. Capitalized costs associated with internal-use software are amortized on a straight-line basis over the estimated useful life of the software. Purchased software is capitalized and amortized over the estimated useful life of the software. Internal-use software assets are

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

evaluated for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.
Pension and Other Benefit Plans
The employees of the Computer Sciences GS Business are participants in various pension and postretirement benefit plans. For purposes of these standalone Combined Financial Statements, the plans are classified as one of two types: multi-employer or single employer.
Multi-employer plans are sponsored by the Parent and the related assets and liabilities are retained by the Parent. CSC manages these pension and postretirement benefit plans on an aggregated basis and liability information related to the Computer Sciences GS Business are included with those related to other CSC businesses. Accordingly, the assets and liabilities related to these plans are not recorded in the Combined Financial Statements of the Computer Sciences GS Business. These Combined Financial Statements present only the service cost as the net periodic pension cost for these multiemployer plans.
Single employer plans are those plans that benefit only the employees of the Computer Sciences GS Business, thus the related assets and liabilities of the plans are not aggregated with those related to other CSC businesses and are recorded in the Combined Financial Statements of the Computer Sciences GS Business. For these single employer plans, the Computer Sciences GS Business recognizes net actuarial gains and losses and the changes in fair value of plan assets in earnings at the time of plan remeasurement, annually during the fourth quarter of each year, or if there is an interim remeasurement event, as a component of net periodic benefit or cost.
The Computer Sciences GS Business utilizes actuarial methods to measure the benefit obligations and net periodic cost or income for its pension and other postretirement benefit plans. Inherent in the application of these actuarial methods are key assumptions, including, but not limited to, discount rates, expected long-term rates of return on plan assets, mortality rates, rates of compensation increases, and medical cost trend rates. The Computer Sciences GS Business evaluates these assumptions annually and updates assumptions as necessary. The fair value of pension assets is determined based on the prevailing market prices or estimated fair value of investments when quoted prices are not available.
Stock-Based Compensation
The Parent provides stock-based compensation to certain of the Computer Sciences GS Business’s employees. All stock-based awards, which include stock options and restricted stock units (“RSUs”), are classified as equity instruments by the Parent. For awards settled in the Parent’s shares, the Computer Sciences GS Business recognizes compensation expense based on each award’s grant-date fair value, net of estimated forfeitures. The cost of stock-based compensation is equal to the fair value of the awards issued and is recognized over the periods the employee services are rendered.
Acquisition Accounting and Goodwill
When the Computer Sciences GS Business acquires a controlling financial interest through a business combination, the Computer Sciences GS Business uses the acquisition method of accounting to allocate the purchase consideration to the assets acquired and liabilities assumed, which are recorded at fair value. Any excess of purchase consideration over the fair value of the assets acquired and liabilities assumed is recognized as goodwill.
For contingent consideration recorded as a liability, the Computer Sciences GS Business initially measures the amount at fair value as of the acquisition date and adjusts the liability, if needed, to fair value each reporting period. Changes in the fair value of contingent consideration, other than measurement period adjustments, are recognized as operating income or expense.

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

Acquisition-related costs are recognized separately from the business combination and are expensed as incurred. The results of operations of acquired businesses are included in the Combined Financial Statements from the acquisition date.
The Computer Sciences GS Business tests goodwill for impairment on an annual basis, as of the first day of the second fiscal quarter, and between annual tests if circumstances change, or if an event occurs, that would more likely than not reduce the fair value of a reporting unit below its carrying amount. A significant amount of judgment is involved in determining whether an event indicating impairment has occurred between annual testing dates. Such indicators include the loss of significant business, significant reductions in federal government appropriations or other significant adverse changes in industry or market conditions.
The goodwill impairment test initially involves the assessment of qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If the Computer Sciences GS Business determines that it is not more likely than not, then the subsequent two-step process is not required. However, the Computer Sciences GS Business has the option to bypass this initial qualitative assessment for its annual test and proceed directly to step one of the two-step process for one or more of its reporting units. If the Computer Sciences GS Business determines that it is more likely than not that a reporting unit’s carrying value exceeds its fair value, then it proceeds with the subsequent two-step goodwill impairment testing process. The first step is to compare each reporting unit’s fair value to its carrying value. If the reporting unit’s fair value exceeds its carrying value, no further procedures are required and no impairment is recorded. However, if a reporting unit’s fair value is less than its carrying value, an impairment of goodwill may exist, requiring a second step to measure the amount of any impairment loss. In the second step, the reporting unit’s fair value is allocated to all of the assets and liabilities of the reporting unit including any unrecognized intangible assets, for the sole purpose of calculating the implied fair value of goodwill—as if applying the acquisition method of accounting described above to the reporting unit’s assets and liabilities. If the implied fair value of goodwill is less than the recorded goodwill, an impairment charge is recorded in operations for the difference.
When the Computer Sciences GS Business performs step one of the two-step test for a reporting unit, it estimates the fair value of the reporting unit using both the income approach and the market approach. The income approach incorporates the use of a discounted cash flow method in which the estimated future cash flows and terminal values for each reporting unit are discounted to a present value using a discount rate. Cash flow projections are based on management’s estimates of economic and market conditions, which drive key assumptions of revenue growth rates, operating income, capital expenditures, and working capital requirements. The discount rate in turn is based on the specific risk characteristics of each reporting unit, the weighted-average cost of capital and its underlying forecasts. The market approach estimates fair value by applying performance-metric multiples to the reporting unit’s prior and expected operating performance. The multiples are derived from comparable publicly-traded companies that have operating and investment characteristics similar to those of the reporting unit. If the fair value of the reporting unit derived using one approach is significantly different from the fair value estimate using the other approach, the Computer Sciences GS Business re-evaluates its assumptions used in the two models. The fair values determined by the market approach and income approach, as described above, are weighted to determine the fair value for each reporting unit. The weighted values assigned to each reporting unit are driven by two primary factors: (1) the number of comparable publicly-traded companies used in the market approach, and (2) the similarity of the operating and investment characteristics of the reporting units to the comparable publicly-traded companies used in the market approach.
Fair Value
The Computer Sciences GS Business uses the fair value measurement guidance to value certain of its assets and liabilities. Under this guidance, assets and liabilities are required to be valued based on assumptions used by a market participant, consistent with the following hierarchy of inputs:
Level 1— Quoted prices (unadjusted) for identical assets or liabilities in an active market.

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

Level 2— Inputs, other than quoted prices that are observable, either directly or indirectly, for similar assets or liabilities.
Level 3— Unobservable inputs that reflect the Computer Sciences GS Business’s own assumptions which market participants would use in pricing the asset or liability.
Pension assets are the only assets of the Computer Sciences GS Business which are valued on a recurring basis using the fair value measurement guidance. These assets are valued using model-based pricing methods that use observable market data which are considered Level 2 inputs. There were no significant assets or liabilities measured at fair value on a recurring basis using unobservable (Level 3) inputs.
Certain assets and liabilities are measured at fair value on a nonrecurring basis. These include assets and liabilities acquired in a business combination, equity-method investments and long-lived assets, which would be recognized at fair value if deemed to be impaired or if reclassified as assets held for sale. The fair value in these instances would be determined using Level 3 inputs.
Receivables
Receivables consist of amounts billed and currently due from customers, as well as amounts currently due but unbilled. Unbilled receivables include: (1) amounts to be billed in following month in the ordinary course of business; (2) contracts measured under the percentage-of-completion method of accounting; and (3) amounts retained by the customer until the completion of a specified contract, completion of government audit activities or until negotiation of contract modification or claims.
Allowances for uncollectible billed and unbilled receivables are estimated based on a combination of write-off history, aging analysis and any specific and known collectability issues.
Impairment of Long-Lived Assets
The Computer Sciences GS Business evaluates the carrying value of long-lived assets expected to be held and used when events and/or circumstances indicate a potential impairment. The carrying value of a long-lived asset group are considered to be impaired when the anticipated undiscounted cash flows from such asset group are separately identifiable and are less than the group’s carrying value. In that case, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset group. Fair value is determined primarily using the present value of expected cash flows based on multiple scenarios that reflect a range of possible outcomes. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.
Income Taxes
Income taxes as presented herein attribute current and deferred income taxes of the Parent to the Computer Sciences GS Business’s standalone Combined Financial Statements in a manner that is systematic, rational and consistent with the asset and liability method prescribed by ASC 740. Accordingly, the Computer Sciences GS Business’s income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the standalone financial statements of each member of the consolidated group as if the group member were a separate taxpayer and a standalone enterprise. As a result, actual tax transactions included in the consolidated financial statements of the Parent may not be included in the separate Combined Financial Statements of the Computer Sciences GS Business. Similarly, the tax treatment of certain items reflected in the separate Combined Financial Statements of the Computer Sciences GS Business may not be reflected in the consolidated financial statements and tax returns of the Parent; therefore, such items as net operating losses, credit carryforwards, and valuation allowances may exist in the standalone financial statements that may or may not exist in the Parent’s consolidated financial statements.

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

The breadth of the Computer Sciences GS Business’s operations and the complexity of tax regulations require assessments of uncertainties and judgments in estimating taxes that the Computer Sciences GS Business would have paid if it had been a separate taxpayer. The final taxes that would have been paid are dependent upon many factors, including negotiations with taxing authorities in various jurisdictions, outcomes of tax litigation and resolution of disputes arising from federal and state tax audits in the normal course of business.
The provision for income taxes is determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of the Computer Sciences GS Business’s assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The Computer Sciences GS Business recognizes interest accrued related to uncertain tax positions and penalties as a component of income tax expense.
In general, the taxable income of the Computer Sciences GS Business entities was included in Parent’s consolidated tax returns, where applicable in jurisdictions around the world. As such, separate income tax returns were not prepared for many the Computer Sciences GS Business entities. Consequently, income taxes currently payable are deemed to have been settled with the Parent in the current period.
The Computer Sciences GS Business recognizes uncertain tax positions in the Combined Financial Statements when it is more likely than not that the tax position will be sustained upon examination. Uncertain tax positions are measured based on the probabilities that the uncertain tax position will be realized upon final settlement (Note 13).
Cash and Cash Equivalents
The Computer Sciences GS Business considers investments with an original maturity of three months or less to be cash equivalents.
CSC uses a centralized approach for managing cash and financing operations. A substantial portion of the Computer Sciences GS Business’s cash accounts is available for use and are regularly “swept” by the Parent at its discretion. Transfers of cash between the Computer Sciences GS Business and CSC are included within Net transfers to Parent on the Combined Statements of Changes in Parent Equity and on the Combined Statements of Cash Flows. The main components of the Net transfers to Parent are cash pooling and various cost allocations from the Parent.
Net Parent Investment
Net Parent Investment in the Combined Balance Sheets represents the Parent’s historical investment in the Computer Sciences GS Business, and includes accumulated net income and the net effect of transactions with, and cost allocations from, the Parent. Note 2 provides additional information regarding the allocation to the Computer Sciences GS Business of expenses incurred by the Parent.
New Accounting Standards
During the twelve months ended April 3, 2015, the Computer Sciences GS Business adopted the following Accounting Standard Update (“ASU”):
In April 2015, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2015-04, “Compensation—Retirement Benefits (Topic 715): Practical Expedient for the Measurement Date of an Employer’s Defined Benefit Plan Obligation and Plan Assets.” The objective of ASU 2015-04 is to provide a practical expedient that permits an entity with a fiscal year end that does not coincide with a month end to measure defined benefit plan

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

assets and obligations using the month end that is closest to the fiscal year end. Effective April 3, 2015, the Computer Sciences GS Business early adopted the ASU for each of its defined benefit plans and determined that it did not have a material effect on the Computer Sciences GS Business’s Combined Financial Statements.
In February 2013, the FASB issued ASU No. 2013-04, “Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date” (ASU 2013-04). ASU 2013-04 requires an entity to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The guidance in ASU 2013-04 also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. The amendments in ASU 2013-04 are effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. Effective March 29, 2014, the Computer Sciences GS Business adopted the amendments in ASU 2013-04 and determined that they did not have a material effect on the Computer Sciences GS Business’s Combined Financial Statements.
Standards Issued But Not Yet Effective
In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (ASU 2014-09). ASU 2014-09 supersedes the revenue recognition requirements in ASC Topic 605, “Revenue Recognition” and some cost guidance included in ASC Subtopic 605-35, “Revenue Recognition—Construction-Type and Production-Type Contracts.” The core principle of ASU 2014-09 is that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the Computer Sciences GS Business expects to be entitled in exchange for those goods or services. ASU 2014-09 requires the disclosure of sufficient information to enable users of the Computer Sciences GS Business’s financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. The Computer Sciences GS Business will also be required to disclose information regarding significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. Early adoption is not allowed. ASU 2014-09 provides two methods of retrospective application. The first method would require the Computer Sciences GS Business to apply ASU 2014-09 to each prior reporting period presented. The second method would require the Computer Sciences GS Business to retrospectively apply with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application. The Computer Sciences GS Business expects that ASU 2014-09 will be effective for the Computer Sciences GS Business beginning in fiscal 2019 as a result of an amendment approved by the FASB in July 2015 that permits a one-year delay of the original effective date. The Computer Sciences GS Business is currently evaluating the impact that the adoption of ASU 2014-09 may have on the Computer Sciences GS Business’s Combined Financial Statements.
In April 2014, the FASB issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity” (ASU 2014-08), which changes the requirements for reporting discontinued operations in Subtopic 205-20 “Presentation of Financial Statements—Discontinued Operations.” ASU 2014-08 changes the definition of discontinued operations by limiting discontinued operations reporting to disposals that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results. Under current GAAP, many disposals, some of which may be routine in nature and not representative of a substantive change in an entity’s strategy, are reported in discontinued operations. ASU 2014-08 requires expanded disclosures for discontinued operations designed to provide users of financial statements with more information about the assets, liabilities, revenues, expenses and cash flows related to discontinued operations. ASU 2014-08 also requires an entity to disclose the pretax profit or loss of an individually significant component of an entity that does not qualify for discontinued operations reporting. The amendments in ASU 2014-08 are effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2014, which for the Computer Sciences GS Business is beginning of fiscal 2016. Early adoption is permitted, but only for disposals (or classifications as held for sale) that have not been reported in financial statements previously issued or available for issuance. The Computer Sciences GS Business believes that the adoption of ASU 2014-08 will not have a material effect on the Computer Sciences GS Business’s Combined Financial Statements.

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

Other accounting standards updates effective after April 3, 2015 are not expected to have a material effect on the Computer Sciences GS Business’s Combined Financial Statements.
Note 2—Related party transactions and corporate allocations
Corporate allocations
The Statements of Operations, Statements of Comprehensive Income and Statements of Cash Flows include an allocation of general corporate expenses from the Parent. The financial information in these Combined Financial Statements does not necessarily include all the expenses that would have been incurred or held by the Computer Sciences GS Business had it been a separate, standalone entity. It is not practicable to estimate actual costs that would have been incurred had Computer Sciences GS Business been a standalone company during the periods presented. The management of the Computer Sciences GS Business considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, it. The allocation methods include relative headcount, actual services rendered and relative space utilization. Allocations for management costs and corporate support services provided to the Computer Sciences GS Business totaled $212,388, $264,426 and $275,036 for the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013, respectively. These amounts include costs for corporate functions including, but not limited to, senior management, legal, human resources, finance, IT and other shared services.
Net Transfers to Parent
A reconciliation of Net transfers to Parent in the Combined Statements of Changes in Parent Equity to the corresponding amount presented on the Combined Statements of Cash Flows for all periods presented is as follows:

	Twelve Months Ended
	April 3, 2015	March 28, 2014	March 29, 2013
Net transfers to Parent per Combined Statements of Changes in Parent Equity	$330,017	$576,943	$401,703
Stock-based compensation	17,618	17,669	10,194
Net transfers of property, plant and equipment to Parent	(2,319)	(11,603)	(7,267)
Net transfers of internally developed and purchased software from (to) Parent	(2,878)	(91)	2,571
Net transfer of goodwill from Parent	—	35,829	—
Deferred tax	(2,051)	(3,510)	(1,736)
Total Net transfers to Parent per Combined Statements of Cash Flows	$340,387	$615,237	$405,465

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

Note 3—Acquisitions
Fiscal 2015
During the fourth quarter of fiscal 2015, the Computer Sciences GS Business acquired Autonomic Resources for $14,000 in an all-cash transaction. Autonomic Resources, a cloud computing infrastructure provider, was acquired by the Computer Sciences GS Business to expand cloud offerings in the federal and other government markets. This acquisition will help grow the Computer Sciences GS Business presence as a provider of infrastructure-as-a-service, platform-as-a-service, and software-as-a-service cloud offerings to government agencies. The preliminary purchase price was allocated to assets acquired and liabilities assumed based on estimates of fair value at the date of acquisition, as follows: $1,314 to assets, $1,132 to liabilities, and $13,818 to goodwill. All of the acquired goodwill is tax deductible. The acquisition of Autonomic Resources is reported in the Civil segment.
During the second quarter of fiscal 2015, the Computer Sciences GS Business acquired Tenacity Solutions for $35,514 in an all-cash transaction. The Computer Sciences GS Business acquired this entity primarily to enhance its cyber security, systems engineering and software development service offerings in the federal intelligence sector. The preliminary purchase price was allocated to assets acquired and liabilities assumed based on estimates of fair value at the date of acquisition, as follows: $3,876 to assets, $9,400 to an intangible asset other than goodwill, $8,447 to current liabilities and $30,685 to goodwill. The intangible asset, which is associated with customer relationships and government programs, will be amortized over 15 years. All of the acquired goodwill is tax deductible. The acquisition of Tenacity is reported in the Defense and Intelligence segment.
Fiscal 2013
In the second quarter of fiscal 2013, the Computer Sciences GS Business acquired 42Six Solutions for $35,000 in an all-cash transaction. The entity was acquired to enhance the Computer Sciences GS Business’s capabilities in big data processing and analytics. The purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair values at the acquisition date: $4,510 to assets, $7,700 to acquired intangible assets, $2,062 to liabilities and $24,852 to goodwill. All of the acquired goodwill is tax deductible. As of the acquisition date, the fair value of trade receivables approximated book value and was considered fully recoverable. The acquisition of 42Six is reported in the Defense and Intelligence segment.
The pro forma financial information for these acquisitions are not presented because the effects of these acquisitions were not material to the Computer Sciences GS Business’s combined results.

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

Note 4—Divestitures
In the second quarter fiscal 2014, the Computer Sciences GS Business completed the sale of a portion of the Applied Technology Division (“ATD”), which represents the Computer Sciences GS Business’s portion of its base operations, aviation and ranges services business unit, to a strategic investor for cash consideration of $177,984 plus a net working capital adjustment receivable of $6,212. The ATD divestiture resulted in a pre-tax gain of $55,148, representing the excess of the sale price over the carrying value of the net assets of the divested business, less transaction costs of $5,474. The divestiture met the criteria for and is presented as discontinued operations in the Combined Statements of Operations.
Following is the summary of the results of the discontinued operations:

	Twelve Months Ended
	April 3, 2015	March 28, 2014	March 29, 2013
Operations
Revenues	$—	$200,516	$729,313

(Loss) income from discontinued operations, before taxes	(1,527)	19,376	39,830
Tax benefit (expense)	560	(9,147)	(9,779)
Net (loss) income from discontinued operations	$(967)	$10,229	$30,051

Disposal
(Loss) gain on disposition	$(910)	$55,148	$—
Tax expense	—	(777)	—
(Loss) gain on disposition, net of taxes	(910)	54,371	—

(Loss) income from discontinued operations, net of taxes	$(1,877)	$64,600	$30,051

The tax expense on the gain on sale of ATD was minimal due to the differences between the book and tax basis of assets sold.

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

Note 5—Receivables
Receivables consist of the following:

	As of
	April 3, 2015	March 28, 2014
Billed trade accounts receivable	$210,471	$233,698
Unbilled recoverable amounts under contracts in progress	496,230	475,944
Other receivables	4,759	11,363
Total accounts receivable	711,460	721,005

Allowances for doubtful accounts	(14,733)	(16,099)

Total receivables, net	$696,727	$704,906
Unbilled recoverable amounts under contracts in progress generally become billable upon achievement of project milestones, completion of specified contracts, negotiation of contract modifications, completion of government audit activities, or upon acceptance by the customer. Unbilled recoverable amounts under contracts in progress expected to be collected after fiscal 2016, totaled $12,222.
Changes to the allowance for doubtful accounts for the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013 are as follows:

	Twelve months ended
	April 3, 2015	March 28, 2014	March 29, 2013
Beginning balance	$16,099	$13,573	$11,524
(Reversal of) provision for doubtful accounts	(265)	3,859	3,793
Provision for doubtful accounts in discontinued operations	—	198	—
Write-offs	(1,101)	(1,531)	(1,744)
Ending balance	$14,733	$16,099	$13,573

Note 6—Prepaid expenses and other current assets
Prepaid expenses and other current assets consist of the following:

	As of
	April 3, 2015	March 28, 2014
Deferred contract costs	$55,110	$42,004
Maintenance	27,842	32,689
Rent	5,267	5,633
Other	4,446	7,593
Total prepaid expenses and other current assets	$92,665	$87,919

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

Note 7—Property and equipment
Property and equipment consists of the following:

	As of
	April 3, 2015	March 28, 2014
Property and equipment—gross:
Land, buildings and leasehold improvements	$131,885	$140,545
Computers and related equipment	468,890	462,490
Furniture and other equipment	512,875	516,580
Construction in progress	19,878	24,012
	1,133,528	1,143,627
Less: accumulated depreciation	(696,796)	(651,965)
Property and equipment, net	$436,732	$491,662
Depreciation expense for the twelve months ended April 3, 2015, March 28, 2014, and March 29, 2013 was $113,742, $120,394, and $128,371, respectively.

Note 8—Goodwill
The following tables summarize the changes in the carrying amount of goodwill, by segment, as of April 3, 2015 and March 28, 2014.

	Defense and Intelligence	Civil	Total
Balance as of March 29, 2013	$512,098	$281,767	$793,865
Divestitures	(71,615)	—	(71,615)
Additions	20,229	15,600	35,829
Balance as of March 28, 2014	$460,712	$297,367	$758,079
Additions	30,685	13,818	44,503
Balance as of April 3, 2015	$491,397	$311,185	$802,582
The reduction of goodwill of $71,615 in Defense and Intelligence relates to the divestiture of a portion of ATD during the second quarter of fiscal 2014 (Note 4).
CSC allocated $35,829 of goodwill to the Computer Sciences GS Business associated with CSC’s third quarter fiscal 2014 acquisition of a privately-held cloud services management company based on a relative fair value approach.
Fiscal 2015 additions to goodwill of $44,503 relate to the acquisition by the Defense and Intelligence segment of Tenacity Solutions and the acquisition of Automatic Resources by the Civil segment (Note 3).
There were no accumulated impairment losses as of April 3, 2015, March 28, 2014 and March 29, 2013.

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

Goodwill Impairment Analysis
As described in Note 1, the Computer Sciences GS Business tests goodwill for impairment on an annual basis, as of the first day of the second fiscal quarter, and between annual tests if an event occurs, or circumstances change, that would more likely than not reduce the fair value of a reporting unit below its carrying amount.
In connection with the fiscal 2015, 2014 and 2013 annual impairment assessments, the Computer Sciences GS Business chose to bypass the initial qualitative assessment and proceeded directly to the first step of the impairment test for all reporting units and concluded that no impairment had occurred. The fair values of all the reporting units of the Computer Sciences GS Business were significantly in excess of their carrying values.
There were no events or changes in the circumstances during the interim periods that would more likely than not reduce the fair value of any of its reporting units below its carrying amounts in fiscal 2015 or fiscal 2013.
In fiscal 2014, due to the divestiture of a portion of ATD (Note 4), a reporting unit at that time, which caused $71,615 of allocated ATD goodwill to be disposed of as part of the business, the Computer Sciences GS Business assessed the remaining goodwill related to the reporting unit for potential impairment. The Computer Sciences GS Business performed the first step of the two-step goodwill impairment test and concluded that the remaining goodwill related to the reporting units, after allocation of goodwill to the divested business, was not impaired. The fair value of the remaining reporting units significantly exceeded its carrying value and the second step of the goodwill impairment test was not required. After the divestiture of a portion of ATD, the ATD reporting unit no longer qualified as a reporting unit and was aggregated with the other components of the Defense and Intelligence segment.
Note 9—Intangible assets
A summary of amortizing intangible assets is as follows:

	As of
	April 3, 2015
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Customer-related intangibles	$130,150	$(110,449)	$19,701
Other intangible assets	53,550	(39,846)	13,704
Software	110,805	(75,544)	35,261
Total intangible assets	$294,505	$(225,839)	$68,666

	As of
	March 28, 2014
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Customer-related intangibles	$129,290	$(112,936)	$16,354
Other intangible assets	54,975	(30,213)	24,762
Software	112,427	(67,745)	44,682
Total intangible assets	$296,692	$(210,894)	$85,798
Amortization expense for the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013 was $33,022, $35,128 and $41,158, respectively, including amortization of contract-related intangible assets as a reduction to revenues of $9,706, $10,780 and $10,902 in each of the respective years. Estimated amortization related

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

to intangible assets as of April 3, 2015, for fiscal year 2016 through fiscal year 2020, is as follows: $28,465, $16,438, $8,830, $4,976 and $2,624, respectively.
Purchased and internally developed software (for both external and internal use), net of accumulated amortization, consisted of the following:

	As of
	April 3, 2015	March 28, 2014
Purchased software	$30,864	$35,302
Internally developed software for external use	2,950	7,639
Internally developed software for internal use	1,447	1,741
Total software	$35,261	$44,682
Amortization expense related to purchased software was $13,902, $12,470 and $15,421, for the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013, respectively. Amortization expense related to internally developed software for external use was $1,678, $2,001, and $2,488, for the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013, respectively. Amortization expense related to internally developed software for internal use was $294, $190 and $0, for the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013, respectively.
Estimated amortization related to purchased and internally developed software, as of April 3, 2015, for fiscal year 2016 through fiscal year 2020, is as follows: $14,146, $10,740, $6,488, $2,928 and $959, respectively.

Note 10—Accrued payroll and related costs
Accrued payroll and related costs for the Computer Sciences GS Business consisted of the following:

	As of
	April 3, 2015	March 28, 2014
Accrued payroll	$21,785	$47,806
Accrued vacation	20,606	45,210
Deferred compensation	33,447	35,488
Accrued incentive compensation	19,111	24,563
Payroll taxes	8,196	9,839
Other	6,394	7,989
Total	$109,539	$170,895

Note 11—Accrued expenses and other current liabilities
Accrued expenses and other current liabilities consisted of the following:

	As of
	April 3, 2015	March 28, 2014
Deferred contract costs	$212,155	$161,071
Deferred revenue	174,022	156,691
Accrued expenses	45,164	32,394
Other	9,265	7,706
Total	$440,606	$357,862

Note 12—Other long-term liabilities
Other long-term liabilities consisted of the following:

	As of
	April 3, 2015	March 28, 2014
Deferred revenue	$42,927	$65,066
Pension and other postretirement obligations	25,341	23,996
Deferred rent	11,913	16,259
Other	776	721
Total	$80,957	$106,042

Note 13—Income taxes
As discussed in Note 1, CSC’s historical consolidated financial statements include the assets, liabilities, income and expenses of the Computer Sciences GS Business. For purposes of these standalone Combined Financial Statements, the Computer Sciences GS Business’s taxes were computed and reported using the separate return method. Use of the separate return method may result in significant differences when the sum of the amounts allocated to standalone tax provisions are compared with amounts presented in historical consolidated financial statements. Furthermore, certain tax attributes, e.g., state tax credit carry forwards, reflected in the historical consolidated financial statements may not exist at the standalone Computer Sciences GS Business level.
In general, the taxable income of the Computer Sciences GS Business entities was included in Parent’s consolidated tax returns, where applicable in jurisdictions around the world. As such, separate income tax returns were not prepared for many the Computer Sciences GS Business entities. Consequently, income taxes currently payable are deemed to have been currently settled with the Parent.
The sources of income from continuing operations before taxes, classified between domestic entities and those entities domiciled outside of the U.S., are as follows:

	Twelve Months Ended
	April 3, 2015	March 28, 2014	March 29, 2013
Domestic entities	$416,206	$396,160	$426,338
Entities outside the U.S.	12,502	4,116	4,885
Total	$428,708	$400,276	$431,223
The components of the provision for income taxes from continuing operations were:

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

	Twelve Months Ended
	April 3, 2015	March 28, 2014	March 29, 2013
Current:
Federal	$131,706	$118,770	$113,965
State	27,329	17,453	16,786
Foreign	4,576	2,644	2,481
	163,611	138,867	133,232

Deferred:
Federal	(3,215)	4,159	22,889
State	600	3,532	5,711
	(2,615)	7,691	28,600
Total income tax expense	$160,996	$146,558	$161,832
The major elements contributing to the difference between the U.S. federal statutory tax rate of 35% and the effective tax rate (“ETR”) for continuing operations are as follows:

	Twelve Months Ended
	April 3, 2015	March 28, 2014	March 29, 2013
Statutory rate	35.0%	35.0%	35.0%
State income tax, net of federal tax	4.2%	4.3%	4.2%
Noncontrolling interest	(1.1)%	(1.9)%	(1.5)%
Other items, net	(0.5)%	(0.8)%	(0.2)%
Effective tax rate	37.6%	36.6%	37.5%

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

The significant components of deferred tax assets and liabilities are as follows:

	As of
	April 3, 2015	March 28, 2014
Deferred tax assets
Employee benefits	$36,583	$51,943
Accrued expenses	7,217	5,457
Tax credit carry forwards	3,544	5,068
Other assets	8,121	8,692
Total deferred tax assets	55,465	71,160
Valuation allowance	(1,438)	(917)
Net deferred tax assets	54,027	70,243

Deferred tax liabilities
Depreciation and amortization	(94,624)	(95,201)
Contract accounting	(45,007)	(50,954)
Investment basis differences	(16,286)	(21,958)
Deferred at risk project costs	(49,103)	(53,149)
Prepaid expenses	(2,304)	(2,842)
Total deferred tax liabilities	(207,324)	(224,104)
Net deferred tax liabilities	$(153,297)	$(153,861)
In general, it is the practice and intention of the Computer Sciences GS Business to reinvest the earnings of its non-U.S. subsidiaries in those operations. As of April 3, 2015, the Computer Sciences GS Business has not made a provision for U.S. income tax or additional foreign withholding taxes with respect to accumulated earnings of foreign subsidiaries where the foreign investment of such earnings is essentially permanent in duration. Generally, such amounts would become subject to U.S. taxation upon the remittance of dividends and under certain other circumstances. The cumulative undistributed positive earnings of the Company's foreign subsidiaries were approximately $15,840 as of April 3, 2015. The tax cost of repatriating the cumulative undistributed taxable earnings of these foreign subsidiaries to the U.S. is immaterial.
The Computer Sciences GS Business has available foreign net operating loss (“NOL”) carry forwards totaling approximately $6,042 and $4,005 as of April 3, 2015 and March 28, 2014, respectively. The foreign NOL carryforwards as of April 3, 2015 can be carried over indefinitely, except for $977 that expire at various dates through 2020. The Computer Sciences GS Business has established a valuation allowance equal to the full amount of the NOL carryforwards because the Computer Sciences GS Business believes it is more likely than not that the NOL carryforwards will not be utilized in future carry forward periods. The Computer Sciences GS Business also has state credit carry forwards of $5,453 and $6,386 as of April 3, 2015, and March 28, 2014, respectively, that expire at various dates through 2022.
Under the tax laws of various jurisdictions in which the Computer Sciences GS Business operates, deductions or credits that cannot be fully utilized for tax purposes during the current year may be carried forward or back, subject to statutory limitations, to reduce taxable income or taxes payable in future or prior years.
Upon audit, taxing authorities may challenge all or part of an uncertain income tax position. While the Computer Sciences GS Business has no history of tax audits on a standalone basis, CSC is audited by federal, state and foreign taxing authorities. Accordingly, CSC (and the Computer Sciences GS Business) regularly assess the outcome of potential examinations in each of the taxing jurisdictions when determining the adequacy of the amount of unrecognized tax benefit recorded. The reserves are adjusted, from time to time, based upon changing facts and circumstances, such as the progress of a tax audit. The effective income tax rate reflects changes to the tax reserves

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

that the Computer Sciences GS Business considers appropriate. It is reasonably possible that changes to the Computer Sciences GS Business’s global unrecognized tax benefits could be significant; however, due to the uncertainty regarding the timing of completion of audits and possible outcomes, a current estimate of the range of increases or decreases that may occur within the next twelve months is not expected to be material.
The Computer Sciences GS Business is subject to U.S. federal income tax, various state and local taxes, and international income taxes in numerous jurisdictions. As of April 3, 2015, in accordance with ASC 740, “Income Taxes,” the Computer Sciences GS Business’s liability for uncertain tax positions was $25,361, including interest of $743 and penalties of $200. As of March 28, 2014, the Computer Sciences GS Business’s liability for uncertain tax positions was $25,524, including interest of $777 and penalties of $113.
The following table summarizes the activity related to the Computer Sciences GS Business’s uncertain tax positions (excluding interest and penalties and related tax attributes):

	Twelve Months Ended
	April 3, 2015	March 28, 2014	March 29, 2013
Balance at Beginning of Year	$24,634	$25,457	$31,178
Gross increases related to prior year tax positions	846	1,461	534
Gross decreases related to prior year tax positions	(2,133)	(22)	(1,582)
Gross increases related to current year tax positions	1,261	509	728
Settlements and statute of limitation expirations	(190)	(2,771)	(5,401)
Balance at End of Year	$24,418	$24,634	$25,457
The Computer Sciences GS Business’s liability for uncertain tax positions at April 3, 2015, March 28, 2014 and March 29, 2013, includes $8,206, $8,564 and $8,574, respectively, related to amounts that, if recognized, would affect the effective tax rate (excluding related interest and penalties).
The Computer Sciences GS Business accrues interest related to uncertain tax positions and penalties as a component of income tax expense. During the year ended April 3, 2015, the Computer Sciences GS Business had a net decrease in accrued interest of $34 ($21 net of tax) and a net increase of accrued penalties of $87 and, as of April 3, 2015, has recognized a liability for accrued interest of $743 ($452 net of tax) and penalties of $200. During the year ended March 28, 2014, the Computer Sciences GS Business had a net reduction in accrued interest of $2,512 ($1,526 net of tax) and accrued penalties of $553, and, as of March 28, 2014, recognized a liability for accrued interest of $777 ($472 net of tax) and penalties of $113. During the year ended March 29, 2013, the Computer Sciences GS Business had a net decrease in accrued interest of $3,454 ($2,103 net of tax) and accrued penalties of $973 and, as of March 29, 2013, recognized a liability for accrued interest of $3,289 ($2,003 net of tax) and penalties of $667.
Tax Examination Status:
The Computer Sciences GS Business is currently under examination in several tax jurisdictions. A summary of the tax years that remain subject to examination in certain of the Computer Sciences GS Business’s major tax jurisdictions are:

Jurisdiction:	Tax Years that Remain Subject to Examination (Fiscal Year Ending):
U.S. - federal	2008 and forward
U.S. - various states	2005 and forward

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

The summary above does not include the tax years of minority owned affiliates that may also be subject to examination.
Note 14—Pension and other postretirement benefit plans
CSC and its subsidiaries offer its employees a number of defined benefit and defined contribution plans, in which employees of the Computer Sciences GS Business participate. The defined benefit plans included both pension and other postretirement benefit plans.
Defined Benefit Pension Plans
The defined benefit pension plans include both multi-employer and single employer plans. For the multi-employer plans, the Parent retains the assets and liabilities and the Computer Sciences GS Business Combined Financial Statements reflect the service costs related to current employees of the Business. The largest U.S. defined benefit pension plan was frozen in fiscal 2010 for most participants.
Single Employer Pension Plans
During the third quarter of fiscal 2015, CSC offered lump sum settlements to the vested participants of its defined benefit pension plans, who were no longer with CSC. The lump-sum settlement required interim remeasurement of the plans' assets and liabilities, as of the end of the third quarter of fiscal 2015, which resulted in a net loss of $7,894 comprising actuarial losses of $7,506 and a settlement loss of $388. The actuarial and settlement losses were primarily a result of the adoption of the new mortality tables issued by the Society of Actuaries in October 2014. The economic benefit realized due to the lump sum payments was $797 which was included in the net loss of $7,894. The lump sum settlement resulted in reduction of the aggregate pension benefit obligation (“PBO”) of these U.S. defined benefit plans by $3,693, whereas the interim remeasurement resulted in an increase in PBO of $7,808. A weighted average discount rate of 4.23% was used to remeasure the plans; a decrease from 4.68% used in the prior twelve months. The average funded status of the impacted pension plans, after remeasurement, was 85%. The weighted-average expected long-term rate of return on plan assets, after remeasurement, is 7.60% which was consistent with the rate used at the beginning of fiscal 2015.
On July 19, 2013, Computer Sciences GS Business completed the sale of ATD (Note 4), which had a pension and a retiree medical plan. The divestiture of the pension plan resulted in a reduction to long-term liabilities and a corresponding recognition of a settlement gain of $27,603, which was recorded as part of the gain on sale of ATD. The net periodic pension cost related to the divested plans, excluding the settlement gain, for the twelve months ended March 28, 2014 and March 29, 2013 was $443 and $5,655 respectively.

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

The following tables provide reconciliation of the annual changes in the single employer pension plans’ projected benefit obligations and assets and a related status of funding:

Reconciliation of project benefit obligation	April 3, 2015	March 28, 2014
Unfunded status at beginning of year	$(1,591)	$(32,375)
Projected benefit obligation at beginning of year	58,566	169,412
Service cost	-	796
Interest cost	2,626	4,004
Plan participants’ contributions	-	325
Settlement	(2,897)	-
Actuarial loss (gain)	9,781	(5,671)
Benefits paid	(2,306)	(4,285)
Divestitures	-	(106,015)
Projected benefit obligation at end of year	$65,770	$58,566

Reconciliation of fair value of plan assets	April 3, 2015	March 28, 2014
Fair value of plan assets at beginning of year	$56,975	$137,037
Actual return on plan assets	3,371	9,825
Plan participants’ contributions	—	325
Settlement	(2,897)	—
Benefits paid	(2,306)	(4,285)
Divestitures	—	(85,927)
Fair value of plan assets at end of year	55,143	56,975

Unfunded status at end of year	(10,627)	(1,591)
Accumulated benefit obligations	$65,770	$58,566

The accumulated benefit obligation and projected benefit obligations of all single employer pension plans exceeded the fair value of the respective plans’ assets.

The following table provides the amounts recorded in the Computer Sciences GS Business’s Combined Balance Sheets for the pension plan liabilities.

	As of
	April 3, 2015	March 28, 2014
Current liabilities - Accrued expenses and other current liabilities	$6	$7
Other long-term liabilities - Other long-term liabilities	10,621	1,584
Net amount recorded	$10,627	$1,591

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

Net periodic pension costs	Twelve Months Ended
	April 3, 2015	March 28, 2014	March 29, 2013
Service cost	$—	$796	$4,848
Interest cost	2,626	4,004	7,307
Expected return on assets	(4,195)	(5,545)	(7,967)
Settlement loss (gain)	388	(27,603)	—
Recognition of actuarial losses (gains)	10,216	(2,437)	3,133
Net periodic pension costs (benefit)	$9,035	$(30,785)	$7,321
The weighted-averages of the assumptions used to determine net periodic pension cost were:

	April 3, 2015	March 28, 2014	March 29, 2013
Discount or settlement rates	4.5%	4.6%	4.7%
Expected long-term rates of return on assets	7.6%	7.2%	6.8%
Rates on increase in compensation levels	N/A	3.9%	3.9%
The following table summarizes the weighted average assumptions used in the determination of the Computer Sciences GS Business’s pension benefit obligations as of April 3, 2015 and March 28, 2014:

	April 3, 2015	March 28, 2014
Discount rate	3.9%	4.6%
Information about the expected cash flows for single employer pension plans as of April 3, 2015, is as follows:

Single Employer Contributions:
2016	$6

Single Employer Benefit Payments:
2016	$2,560
2017	2,753
2018	2,917
2019	3,056
2020	3,190
2021-2025	17,502
Multi-employer Pension Plans
The Computer Sciences GS Business’s share of total service cost incurred by the multi-employer pension plans for the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013 was $0, $0 and $456, respectively.
Defined Benefit Other Postretirement Benefit Plans
The defined benefit OPEB plans include both multi-employer and single employer plans. For the multi-employer plans, the Parent retains the assets and liabilities and the Computer Sciences GS Business financial statements reflect the service costs related to current employees of the business.

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

Single Employer OPEB Plans

The Computer Sciences GS Business provides subsidized healthcare, dental and life insurance benefits for certain U.S. employees and retirees, primarily for individuals employed prior to August 1992. The Computer Sciences GS Business amended its retiree healthcare plans effective February 1, 2015. Under the amended plans, Medicare eligible and Medicare ineligible retirees receive healthcare benefits through different means.

On October 6, 2014, the Computer Sciences GS Business amended one of its U.S. retiree medical health plans to provide coverage to eligible Medicare retirees through a private insurance marketplace. The insurance marketplace will allow retirees to choose the health insurance terms, cost and coverage that best fit their needs, while the Computer Sciences GS Business will continue to provide financial support to the Medicare eligible participants in the form of a tax free contribution to a health reimbursement account. These amendments triggered an interim remeasurement of the retiree medical plan, resulting in an actuarial loss of $1,447. This amount is included in the net fiscal 2015 actuarial gain of $2,245. For the interim remeasurement, a weighted average discount rate of 3.58% was used to remeasure the plans; a decrease from 4.01% in the prior twelve months. As a result of the remeasurement, the benefit obligations decreased and the prior service credit increased by $7,037 each. The increase in prior service credit of $7,037 is included in the net fiscal 2015 increase in prior service credit of $5,561.
On July 19, 2013, the Computer Sciences GS Business completed the sale of ATD (Note 4), which had a pension and a retiree medical plan. The divestiture of the retiree medical plan resulted in a reduction to long-term liabilities and a corresponding recognition of a settlement gain of $8,387, which was recorded as part of the gain on sale of ATD. The net periodic pension cost related to the divested plans, excluding the settlement gain, for the twelve months March 28, 2014 and March 29, 2013 was $208 and $729 respectively.
The following tables provide reconciliation of the changes in the single employer postretirement plan benefit obligations and assets and a statement of funded status:

Reconciliation of accumulated
postretirement benefit obligations	April 3, 2015	March 28, 2014
Unfunded status at beginning of year	$(23,291)	$(33,109)
Accumulated benefit obligation at beginning of year	23,291	40,892
Service cost	12	80
Interest cost	745	1,076
Settlements	-	(15,149)
Plan amendments	(5,561)	-
Business combinations	237	308
Actuarial gain	(2,245)	(957)
Benefits paid	(1,576)	(2,012)
Conversion to multi-employer (a)	-	(947)
Accumulated benefit obligation at end of year	$14,903	$23,291
(a) Represents certain plans that were converted from single to multi-employer plans

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

Reconciliation of Fair Value of Plan Assets	April 3, 2015	March 28, 2014
Fair value of plan assets at beginning of year	$-	$7,783
Actual return on plan assets	-	1
Company contribution	1,576	1,620
Business combinations	-	251
Benefits paid	(1,576)	(2,012)
Settlements	-	(7,604)
Conversion to multi-employer (a)	-	(39)
Fair value of plan assets at end of year	-	-

Unfunded status at end of year	$(14,903)	$(23,291)
(a) Represents certain plans that were converted from single to multi-employer plans
The following table provides the amounts recorded in the Computer Sciences GS Business’s Combined Balance Sheets for the postretirement benefit plan liabilities.

	As of
	April 3, 2015	March 28, 2014
Current liabilities	$1,232	$1,923
Other long-term liabilities	13,671	21,368
Net amount recorded	$14,903	$23,291
The following is a summary of amounts in accumulated other comprehensive income (loss) as of April 3, 2015, March 28, 2014 and March 29, 2013 that have not been recognized in the Combined Statements of Operations as components of net periodic benefit cost:

	Twelve Months Ended
	April 3, 2015	March 28, 2014	March 29, 2013
Prior service (benefit) cost	$(3,123)	$171	$178
Accumulated other comprehensive (income) loss	$(3,123)	$171	$178
The accumulated benefit obligation and projected benefit obligations of all single employer OPEB plans exceeded the fair value of the respective plans’ assets.

Net periodic benefit costs	Twelve Months Ended
	April 3, 2015	March 28, 2014	March 29, 2013
Service cost	$12	$80	$274
Interest cost	745	1,076	1,871
Expected return on assets	-	(67)	(305)
Amortization of transition obligation	-	-	176
Amortization of prior service (benefit) costs	(2,267)	33	27
Settlement (gain) loss	-	(8,387)	-
Recognition of actuarial gain	(2,245)	(48)	(2,128)
Net periodic (benefit) costs	$(3,755)	$(7,313)	$(85)

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

Other before tax changes in plan assets and benefit obligations recognized in other comprehensive income during fiscal year 2015, 2014 and 2013 included the following components:

	Twelve Months Ended
	April 3, 2015	March 28, 2014	March 29, 2013
Prior service (credit)/cost	$(5,561)	$-	$-
Amortization of:
Transition asset	-	-	(176)
Prior service cost (credit)	2,267	(33)	(27)
Total recognized in other comprehensive income	$(3,294)	$(33)	$(203)
Other comprehensive (income) loss related to unamortized postretirement benefit plan costs for the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013 was $(2,014), net of tax impact of $(1,280), $(33), net of tax impact of $0, and $(205), net of tax impact of $2, respectively.
The weighted-averages of the assumptions used to determine net periodic postretirement benefit costs were:

	April 3, 2015	March 28, 2014	March 29, 2013
Discount or settlement rates	3.8%	4.1%	4.4%
Expected long-term rates of return on assets	N/A	2.7%	4.0%
The following table summarizes the weighted average assumptions used in the determination of the Computer Sciences GS Business’s postretirement benefit obligations as of April 3, 2015 and March 28, 2014:

	April 3, 2015	March 28, 2014
Discount rate	3.4%	4.0%
The assumed healthcare cost trend rate used in measuring the accumulated postretirement benefit obligation was 9.0% for fiscal 2015, declining to 5.0% for 2024 and subsequent years for all retirees. Assumed healthcare cost trend rates have a significant effect on the amounts reported for the healthcare plans. A one-percentage point change in the assumed healthcare cost trend rates would have had the following effect:

	One Percentage Point
	Increase	Decrease
Effect on accumulated postretirement benefit obligation as of April 3, 2015	$85	$(74)
Effect on net periodic postretirement benefit cost for fiscal 2015	4	(4)

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

The following are expected cash flows for OPEBs:

Single Employer Contributions
2016	$1,232

Single Employer Benefit Payments
2016	$1,232
2017	1,234
2018	1,366
2019	1,307
2020	1,263
2021-2025	5,313
Multi-employer OPEB Plans
The Computer Sciences GS Business’s share of total service cost incurred by the multi-employer OPEB plans for the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013 was $327, $466 and $526, respectively. The contributions for the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013 was $(93), $1,132 and $29, respectively.
Pension and OPEB Plan Assets
Pension and OPEB plan assets, of both Computer Sciences GS Business and its Parent, are held in single trust. These assets include separate accounts and commingled funds. The plan assets for the single employer plans have been allocated based on the master trust ownership and are disclosed herein. CSC’s investment goals and risk management strategy for plan assets takes into account a number of factors including the time horizon of the pension plans’ obligations. Plan assets are invested in various asset classes that are expected to produce a sufficient level of diversification and a reasonable amount of investment return over the long term. Sufficient liquidity is maintained to meet benefit obligations as they become due. Third-party investment managers are employed to invest assets in both passively indexed and actively managed strategies. Equities are primarily invested in domestic and foreign companies across market capitalizations and industries. Fixed income securities are invested primarily in government treasury, corporate credit, mortgage-backed and asset-backed investments. Alternative investment allocations are included in the pension plans to achieve greater portfolio diversity intended to reduce the overall risk of the plans.
Risks include, but are not limited to, longevity risk, inflation risk and the risk of other changes in market conditions that reduce the value of plan assets. Also, a decline in the yield of high quality corporate bonds may adversely affect discount rates resulting in an increase in the pension and other postretirement obligations. These risks, among others, could cause the plans’ funded status to deteriorate, increasing reliance on CSC contributions. Derivatives are permitted although their current use is limited within traditional funds and broadly allowed within alternative funds. They are used in the pension trust traditional fixed income portfolios for duration and interest rate risk management and traditional equity portfolios to gain market exposure.
For the pension trust, an allocation range by asset class is developed. The allocation has a significant weighting to equity investments in part due to the relatively long duration of the plans’ obligations. As of March 2015, the plan fiduciaries adopted investment allocation targets for the pension trust of 30% equities, 30% fixed income securities, and 40% alternative investments. Alternatives include risky parity, global tactical, hedge fund and hedge fund of fund allocations. An allocation range is established for each asset class and cash equivalents may represent 0%–10% of the fund. Asset allocations are monitored closely and investment reviews are conducted regularly. CSC consults with internal and external advisors regarding asset strategy.

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

The Computer Sciences GS Business early adopted the provisions of ASU No. 2015-04 and used March 31, 2015 as the date closest to its fiscal year end, to value plan assets of all its defined benefit plans. There was no material impact of adoption of this ASU on the fair value of plan assets.
Plan Asset Valuation Techniques
Cash equivalents are primarily short term money market commingled funds that are categorized as Level 2, except for funds that have quoted prices in active markets, which are classified as Level 1. They are valued at cost plus accrued interest which approximates fair value.
Fixed income accounts are categorized as Level 2. Investments in corporate bonds are primarily investment grade bonds. These investments are generally priced using model based pricing methods that use observable market data as inputs. Broker dealer bids or quotes of securities with similar characteristics may also be used.
Domestic and global equity separate accounts are categorized as Level 1 if the securities trade on national or international exchanges and are valued at their last reported closing price. Equity assets in commingled funds reporting a net asset value are categorized as Level 2.
Derivatives are categorized as Level 1 if the securities trade actively on a recognized exchange, as Level 2 if the securities can be valued using observable inputs, or as Level 3 if the securities are valued using significant unobservable inputs.
Alternative investment fund securities are categorized as Level 1 if held in a mutual fund or in a separate account structure and actively traded through a recognized exchange, or as Level 2 if they are held in commingled or collective account structures and are actively traded. Alternative investment fund securities are classified as Level 3 if they are held in Limited Company or Limited Partnership structures or cannot otherwise be classified as Level 1 or Level 2.
The fair value of the Computer Sciences GS Business’s single employer pension plan assets by investment category and the corresponding level within the fair value hierarchy as of April 3, 2015 and March 28, 2014 are as follows:

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

As of April 3, 2015	Level 1	Level 2	Level 3	Total
Equity:
U.S. domestic stocks	$2,833	$—	$—	$2,833
Global/International	431	—	—	431
Domestic Equity commingled funds	—	8,585	—	8,585
Global Equity commingled funds	—	2,933	—	2,933
Fixed Income:
Fixed income mutual funds	1,934	—	—	1,934
Fixed income commingled funds	—	9,445	—	9,445
Mortgage and asset-backed securities	—	999	—	999
Corporate bonds	—	771	—	771
U.S. Treasuries	—	441	—	441
Non U.S. Government	—	47	—	47
U.S. Government Agencies	—	14	—	14
Alternatives:
Other Alternatives(a)	5,809	10,053	—	15,862
Hedge Funds(b)	—	—	10,439	10,439
Cash and cash equivalents	3	546	—	549
Total	$11,010	$33,834	$10,439	$55,283

Unsettled Trade Receivables and Accrued Income				409
Unsettled Trade Payable and Accrued Expenses				(549)
Fair value of assets for pension plans				$55,143
(a) Represents institutional funds consisting mainly of equities, bonds, or commodities.
(b) Represents investments in diversified fund of hedge funds in which the CSC pension plans are the sole investor.

Below is a reconciliation of the assets valued using significant unobservable inputs (Level 3):

Level 3
Beginning balance as of March 28, 2014	$5,596
Actual return on plan assets held at the reporting date	1,018
Purchases, sales and settlements	3,825
Ending balance as of April 3, 2015	$10,439

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

As of March 28, 2014	Level 1	Level 2	Level 3	Total
Equity:
U.S. domestic stocks	$4,366	$—	$—	$4,366
Global/International	659	—	—	659
Domestic Equity commingled funds	—	9,848	—	9,848
Global Equity commingled funds	—	5,336	—	5,336
Fixed Income:
Fixed income commingled funds	—	13,162	—	13,162
Mortgage and asset-backed securities	—	1,518	—	1,518
Corporate bonds	—	922	—	922
U.S. Treasuries	—	965	—	965
Non U.S. Government	—	39	—	39
U.S. Government Agencies	—	45	—	45
Alternatives:
Other Alternatives(a)	5,523	8,520	—	14,043
Hedge Funds(b)	—	—	5,596	5,596
Cash and cash equivalents	2	919	—	921
Total	$10,550	$41,274	$5,596	$57,420

Unsettled Trade Receivables and Accrued Income				490
Unsettled Trade Payable and Accrued Expenses				(935)
Fair value of assets for pension plans				$56,975
(a) Represents institutional funds consisting mainly of equities, bonds, or commodities.
(b) Represents investments in diversified fund of hedge funds in which the CSC pension plans are the sole investor.
Below is a reconciliation of the assets valued using significant unobservable inputs (Level 3):

Level 3
Beginning balance as of March 29, 2013	$—
Actual return on plan assets held at the reporting date	(34)
Purchases, sales and settlements	5,630
Ending balance as of March 28, 2014	$5,596

The asset allocation of pension plans as of April 3, 2015 and March 28, 2014, respectively, is as follows:

	Percentage of Plan Assets as of Year End
Asset Category	April 3, 2015	March 28, 2014
Equity securities	27%	35%
Debt securities	25%	29%
Alternatives	47%	34%
Cash and other	1%	2%
Total	100%	100%

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

Return on Assets
The Computer Sciences GS Business consults with internal and external advisors regarding the expected long-term rate of return on assets. The Computer Sciences GS Business uses a "building block" approach to compute the expected long-term rate of return of the major asset classes expected in each of the plans. Computer Sciences GS Business utilizes long-term, typically 30 years, asset class return assumptions provided by external advisors. Consideration is also given to the extent active management is employed in each asset class and also to management expenses. A single expected long-term rate of return is calculated for each plan by assessing the plan's expected asset allocation strategy, the benefits of diversification therefrom, historical excess returns from actively managed traditional investments, expected long-term returns for alternative investments and expected investment expenses. The resulting composite rate of return is reviewed by internal and external parties for reasonableness.
Pension and Postretirement Plan Discount Rate
The discount rate assumption is prepared with a two-step process; the first step is a yield curve developed as of the measurement date using high-quality corporate bond yields. In step two, each plan's future cash flows are applied to the appropriate years on the yield curve and the weighted value of the cash flows is used to determine a single equivalent discount rate. In fiscal 2015, the discount rates were developed separately for each pension and other postretirement plan to the nearest basis point using a single yield curve, the Aon Hewitt AA Only Above Median Curve. This yield curve is a hypothetical AA or greater yield curve represented by a series of annualized individual spot discount rates going out 100 years. This curve provides a more transparent view to the underlying bonds and is available daily, which provides for a discount rate to be calculated specific to CSC's fiscal year-end. For years prior to fiscal 2014, the discount rates were determined using an average of the Citigroup yield curve and the AON Hewitt yield curve rounded to the nearest 10bps.
Defined Contribution Plans
Certain employees of the Computer Sciences GS Business participate in CSC defined contribution plans, as discussed below.
401(k) Plan
The plan allows employees to contribute a portion of their earnings in accordance with specified guidelines. Effective January 1, 2014, matching contributions are made once annually in January following the end of the calendar year. In order to receive such contributions, a participant must be employed on December 31 of the plan year. However, if a participant retires (or should decrease) from CSC prior to December 31, the participant will be eligible to receive matching contributions approximately 30 days following separation from service. The plan was also amended so participants vest after one year of service from a five-year graded vest. The amount of employer matching contributions related to the employees of Computer Sciences GS Business expensed during the fiscal years 2015, 2014, and 2013 were $24,300, $26,198 and $34,143, respectively.
Deferred Compensation Plan
Effective August 14, 1995, the Computer Sciences GS Business adopted the Computer Sciences Corporation Deferred Compensation Plan (the “Plan”), a deferred compensation plan sponsored by the Parent. The plan consists of two separate plans, one for the benefit of key executives and one for the benefit of non-employee directors. Pursuant to the Plan, certain management and highly compensated employees are eligible to defer all or a portion of their regular salaries and incentive compensation that exceeds the limitation set forth in Internal Revenue Section 401(a)(17) and all or a portion of their incentive compensation, and non-employee directors are eligible to defer up to 100% of their compensation.
The deferred compensation liability, which is included in “Other long-term liabilities,” was $33,447 and $35,488 as of April 3, 2015 and March 28, 2014, respectively. The Computer Sciences GS Business’s deferred

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

compensation expenses related to its employees totaled $2,223, $2,009 and $2,081 for fiscal 2015, fiscal 2014 and fiscal 2013, respectively.
Other Multi-employer Pension Funds

In connection with certain multi-employer pension funds that are pursuant to collective bargaining agreements, the Computer Sciences GS Business made contributions, generally at a stated hourly rate, to one multi-employer pension funds on behalf of its union-represented employees. None of the contributions by the Computer Sciences GS Business are individually significant to the multi-employer plans nor do they have a material impact on the Company's financial statements. The Computer Sciences GS Business’s contributions for fiscal year 2015 was $28.
Note 15—Accumulated other comprehensive income (loss)
The following tables show the activity in the components of other comprehensive income (loss), including the respective tax effects, and reclassification adjustments for the twelve months ended April 3, 2015, March 28, 2014, and March 29, 2013, respectively:

For the twelve months ended April 3, 2015	Before Tax Amount	Tax Impact Increase (Decrease)	Net of Tax Amount
Foreign currency translation adjustments	$(1,669)	$—	$(1,669)
Prior service credit	5,561	(2,161)	3,400
Amortization of prior service credit	(2,267)	881	(1,386)
Total other comprehensive income	$1,625	$(1,280)	$345

For the twelve months ended March 28, 2014	Before Tax Amount	Tax Impact Increase (Decrease)	Net of Tax Amount
Foreign currency translation adjustments	$143	$(398)	$(255)
Amortization of prior service cost	33	—	33
Total other comprehensive income (loss)	$176	$398	$(222)

For the twelve months ended March 29, 2013	Before Tax Amount	Tax Impact Increase (Decrease)	Net of Tax Amount
Foreign currency translation adjustments	$93	$(16)	$77
Amortization of transition asset	176	1	177
Amortization of prior service cost	27	1	28
Total other comprehensive income	$296	$(14)	$282

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

The following table shows the changes in accumulated other comprehensive income (loss) as of April 3, 2015, March 28, 2014 and March 29, 2013:

	Foreign Currency Translation Adjustments	Pension and Other Postretirement Benefit Plans	Accumulated Other Comprehensive Loss
Balance as of March 30, 2012	$(430)	$(273)	$(703)
Current-period other comprehensive income (loss), net of taxes	77	—	77
Amounts reclassified from accumulated other comprehensive income (loss), net of taxes and noncontrolling interests	—	128	128
Balance as of March 29, 2013	$(353)	$(145)	$(498)
Current-period other comprehensive income (loss), net of taxes	(255)	—	(255)
Amounts reclassified from accumulated other comprehensive income (loss), net of taxes and noncontrolling interests	—	26	26
Transfers to multi-employer plans	—	(16)	(16)
Balance as of March 28, 2014	$(608)	$(135)	$(743)
Current-period other comprehensive income (loss), net of taxes	(1,669)	3,400	1,731
Amounts reclassified from accumulated other comprehensive income (loss), net of taxes and noncontrolling interests	—	(1,393)	(1,393)
Balance as of April 3, 2015	$(2,277)	$1,872	$(405)

Note 16—Stock incentive plans
Employee Incentives
CSC has two stock incentive plans which authorize the issuance of stock options, restricted stock units (“RSU”), and restricted stock awards to the Computer Sciences GS Business employees upon terms approved by the Parent’s Compensation Committee of the Board of Directors. The Parent issues authorized but previously unissued shares upon the exercise of stock options, the granting of restricted stock and the settlement of RSUs. As of April 3, 2015, 15,959,036 shares of CSC common stock were available for the grant of future stock options, restricted stock units or other stock-based incentives to employees of CSC and the Computer Sciences GS Business.

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

The Computer Sciences GS Business recognized stock-based compensation expense for the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013 as follows:

	Twelve Months Ended
	April 3, 2015	March 28, 2014	March 29, 2013
Cost of services	$7,317	$7,348	$4,685
Selling, general and administrative expenses	10,301	10,321	5,509
Total	$17,618	$17,669	$10,194
Total, net of tax	$10,705	$10,732	$6,208
The stock-based compensation listed above included the Computer Sciences GS Business’s share of the Parent’s corporate and non-employee director grants for the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013 of $9,496, $9,411 and $5,154.
The Computer Sciences GS Business uses the Black-Scholes-Merton model in determining the fair value of options granted. The expected term is calculated based on the Parent’s historical experience with respect to its stock plan activity in combination with an estimate of when vested and unexercised option shares will be exercised. The expected term of options is based on the two separate job tier classifications, which have distinct historical exercise behavior. The risk-free interest rate is based on the zero-coupon interest rate of U.S. government-issued Treasury strips with a period commensurate with the expected term of the options. Expected volatility is based on a blended approach, which uses a two-thirds weighting for historical volatility and one-third weighting for implied volatility. Historical volatility calculation is based on either the Parent’s six-year or seven-year historical closing prices based on employee class, in order to bring this factor more closely into alignment with the expected terms of the stock options. The dividend yield assumption was added concurrent with the introduction of a cash dividend in fiscal 2011 and is based on the respective fiscal year dividend payouts. The Parent periodically evaluates its significant assumptions used in the fair value calculation.
The $7,475 increase in the stock-based compensation expenses for fiscal 2014 as compared to the prior year was primarily due to adjustments for actual and expected achievement of the specified performance criteria for certain performance based RSUs, and due to an increased number of RSUs granted during fiscal 2014 at a higher CSC stock price.
Forfeitures are estimated based on historical experience and adjustments are made annually to reflect actual forfeiture experience.
The weighted-average grant date fair values of stock options granted during the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013 was $18.13, $12.74 and $6.96 per share, respectively. In calculating the compensation expense for its stock incentive plans, the following weighted-average assumptions were used:

	Twelve Months Ended
	April 3, 2015	March 28, 2014	March 29, 2013
Risk-free interest rate	2.03%	1.22%	1.03%
Expected volatility	32.94%	34.06%	36.54%
Expected term (in years)	6.03	6.05	6.06
Dividend yield	1.50%	1.72%	2.86%
During the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013, the Computer Sciences GS Business’s tax benefit realized for deductions from exercising stock options was $5,598, $3,863 and $750, respectively.

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

Stock Options
The standard vesting schedule for stock options is one-third vesting on each of the first, second, and third anniversaries of the grant date. These stock options generally have a contractual term of ten years. Information concerning stock options granted under stock incentive plan to employees of the Business during the twelve months ended April 3, 2015, March 28, 2014, and March 29, 2013, follows:

	Number of Option Shares (in shares)	Weighted Average Exercise Price (per share)	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of March 30, 2012	2,252,583	$46.34	3.76	$34
Granted	399,288	26.48
Exercised	(216,532)	40.55
Canceled/Forfeited	(146,499)	34.61
Expired	(204,643)	47.54
Outstanding as of March 29, 2013	2,084,197	43.85	3.56	14,239
Granted	359,671	44.87
Exercised	(811,737)	44.63
Canceled/Forfeited	(185,732)	34.38
Expired	(126,271)	52.41
Outstanding as of March 28, 2014	1,320,128	44.15	4.61	21,301
Granted	181,213	61.11
Exercised	(611,595)	45.46
Canceled/Forfeited	(73,851)	41.76
Expired	(9,134)	44.70
Outstanding as of April 3, 2015	806,761	47.18	6.13	14,682
Vested and expected to vest in the future as of April 3, 2015	806,761	47.18	6.13	14,682
Exercisable as of April 3, 2015	445,051	44.38	4.19	9,348

	As of
	April 3, 2015
	Options Outstanding			Options Exercisable
Range of Option Exercise Price (per share)	Number Outstanding (in shares)	Weighted Average Remaining Contractual Term (in years)	Weighted Average Exercise Price (per share)	Number Exercisable (in shares)	Weighted Average Exercise Price (per share)
$25.46-44.65	410,143	6.42	$39.06	233,941	$37.73
44.89-60.90	369,546	5.57	55.06	211,110	51.74
61.93-63.06	27,072	9.42	62.55	—	—
	806,761	6.13	$47.18	445,051	$44.38
The intrinsic value of options exercised during the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013 totaled $11,015, $8,736 and $1,150, respectively. The total intrinsic value of stock options is based on the difference between the fair market value of the CSC’s common stock less the applicable exercise price. The

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

grant-date fair value of stock options vested during the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013 totaled $933, $1,307 and $1,315, respectively. The cash received from stock options exercised during the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013 was $27,317, $35,285 and $8,652, respectively.
As of April 3, 2015, unrecognized compensation expense related to unvested stock options totaled $3,610, net of expected forfeitures. This cost is expected to be recognized over a weighted-average period of 1.72 years.
Restricted Stock Units
RSUs consist of equity awards with the right to receive one share of common stock of CSC issued at a price of $0. Upon the settlement date, RSUs are settled in shares of CSC’s common stock and dividend equivalents. If, prior to the vesting of the RSU in full, the employee’s status as a full-time employee is terminated, then the RSU is automatically canceled on the employment termination date and any unvested shares are forfeited.
CSC grants RSUs with service- and performance-based vesting terms. Service-based RSUs generally vest over periods of three to five years. The number of performance-based RSUs that ultimately vest is dependent upon CSC’s achievement of certain specified performance criteria over a three-year period.
CSC grants performance-based restricted stock units (“PSUs”). PSUs, generally vest over period of three years. The number of performance-based RSUs that ultimately vest is dependent upon the Company’s achievement of certain specified financial performance criteria over a three-year period. Awards are settled for shares of CSC common stock and dividend equivalents upon the filing with the SEC of the Annual Report on Form 10-K for the last fiscal year of the performance period if the specified performance criteria is met. Beginning in fiscal 2013, PSU awards granted include the potential for accelerated vesting of 25% of the shares granted after the first and second fiscal years if certain company performance targets are met early. Compensation expense during the performance period is estimated at each reporting date using management's expectation of the probable achievement of the specified performance criteria and is adjusted to the extent the expected achievement changes. In the first quarter of fiscal 2015, shares were settled due to meeting the company performance targets in fiscal year 2014. The probable achievement was also increased to the maximum payout based on management's expectation of meeting the performance criteria resulting in additional expense recognized. In the table below, such awards are reflected at the number of shares originally granted.
Information concerning RSUs (including PSUs) granted under stock incentive plans to employees of the Computer Sciences GS Business during the twelve months ended April 3, 2015, March 28, 2014, and March 29, 2013 are as follows:

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

	Number	Weighted
	of Option	Average
	Shares	Fair Value
Outstanding as of March 30, 2012	239,726	$38.16
Granted	107,235	27.08
Released/Issued	(28,476)	44.84
Canceled/Forfeited	(69,508)	38.26
Outstanding as of March 29, 2013	248,977	32.60
Granted	173,706	45.80
Released/Issued	(31,459)	38.29
Canceled/Forfeited	(107,338)	35.96
Outstanding as of March 28, 2014	283,886	38.77
Granted	105,531	61.05
Released/Issued	(54,605)	36.04
Canceled/Forfeited	(45,304)	41.43
Outstanding as of April 3, 2015	289,508	46.99
As of April 3, 2015, total unrecognized compensation expense related to unvested restricted stock units totaled $7,826, net of expected forfeitures. This cost is expected to be recognized over a weighted-average period of 1.68 years.
Note 17—Segment and geographic information
The Computer Sciences GS Business provides IT, mission and operations-related services to its customers. The Computer Sciences GS Business targets the delivery of these services within two broad industry segments: 1) Defense and Intelligence and 2) Civil.
The Computer Sciences GS Business’s reportable segments are as follows:

•	Defense and Intelligence—The Defense and Intelligence segment provides services to the DoD, National Security Agency, branches of the Armed Forces and other DoD agencies.

•	Civil—The Civil segment provides services to various federal agencies within the Department of Homeland Security and other Civil agencies.

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

The following table summarizes the operating results and total assets by reportable segments.

	Defense and Intelligence	Civil	Total Segment	Corporate	Total
April 3, 2015
Revenues	$2,126,569	$1,943,177	$4,069,746	$—	$4,069,746
Operating income (loss)	253,741	292,509	546,250	(179)	546,071
Depreciation and amortization expense	92,973	44,085	137,058	—	137,058
Total assets	1,330,761	830,413	2,161,174	108	2,161,282

March 28, 2014
Revenues	$2,329,244	$1,773,392	$4,102,636	$—	$4,102,636
Operating income (loss)	300,045	199,855	499,900	(348)	499,552
Depreciation and amortization expense	96,629	48,113	144,742	—	144,742
Total assets	1,364,302	851,596	2,215,898	469	2,216,367

March 29, 2013
Revenues	$2,762,546	$1,913,155	$4,675,701	$—	$4,675,701
Operating income (loss)	295,049	215,266	510,315	(1,571)	508,744
Depreciation and amortization expense	102,554	56,054	158,608	19	158,627
Total assets	1,712,809	799,326	2,512,135	1,091	2,513,226
Operating income provides useful information to the Computer Sciences GS Business’s management for assessment of the Computer Sciences GS Business’s performance and results of operations and is one of the financial measures utilized to determine executive compensation.
Reconciliation of combined operating income to income from continuing operations before taxes is as follows:

	Twelve Months Ended
	April 3, 2015	March 28, 2014	March 29, 2013
Operating income	$546,071	$499,552	$508,744
Pension and OPEB plans actuarial gains (losses), and pension settlement losses	(8,347)	2,484	2,436
Corporate G&A	(81,544)	(79,597)	(60,648)
Interest expense, net	(21,864)	(20,296)	(18,176)
Other expense, net	(5,608)	(1,867)	(1,133)
Income from continuing operations before taxes	$428,708	$400,276	$431,223

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

Revenue, property and equipment, total assets, and capital expenditures of the Computer Sciences GS Business are primarily located in the U.S. for the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013.
The Computer Sciences GS Business derives a significant portion of its revenues from departments and agencies of the U.S. federal government which accounted for 91%, 95% and 95% of the Computer Sciences GS Business’s total revenues for the twelve months ended April 3, 2015, March 28, 2014 and March 29, 2013, respectively. At April 3, 2015 and March 28, 2014, approximately 95% and 95% of the Computer Sciences GS Business’s net accounts receivable were due from the U.S. federal government.
Note 18—Commitments and contingencies
Commitments
The Computer Sciences GS Business has operating leases for the use of certain real estate and equipment. Substantially all operating leases are non-cancelable or cancelable only by the payment of penalties. All lease payments are based on the passage of time but sometimes include payments for insurance, maintenance and property taxes. There are no purchase options on operating leases at terms favorable to market rates. Generally, the Computer Sciences GS Business’s real estate leases have one or more renewal options. Certain leases of real estate are subject to annual escalations for increases in utilities and property taxes. Rental expense amounted to $70,162, $85,427, and $109,234 for the twelve months ended April 3, 2015, March 28, 2014, and March 29, 2013, respectively.
Minimum fixed rentals required for the next five years and thereafter under operating leases in effect at April 3, 2015, are as follows:

Fiscal Year	Real Estate	Equipment
2016	$44,377	$8,093
2017	34,378	4,370
2018	22,579	129
2019	10,837	-
2020	9,419	-
Thereafter	8,205	-
Total	$129,795	$12,592
The Computer Sciences GS Business has signed long-term purchase agreements with certain service providers to obtain favorable pricing and terms for services and products that are necessary for the operations of business activities. Under the terms of these agreements, the Computer Sciences GS Business is contractually committed to purchase specified minimums over periods ranging from one to four years. If the Computer Sciences GS Business does not meet the specified minimums, the Computer Sciences GS Business would have an obligation to pay the service provider all or a portion of the shortfall. Minimum purchase commitments are $1,062 in fiscal 2016, $874 in fiscal 2017, $748 in fiscal 2018, $123 in fiscal 2019, $0 in fiscal 2020 and thereafter.
In the normal course of business, the Computer Sciences GS Business may provide certain customers, principally governmental entities, with financial performance guarantees, which are generally backed by stand-by letters of credit or surety bonds. In general, the Computer Sciences GS Business would only be liable for the amounts of these guarantees in the event that nonperformance by the Computer Sciences GS Business permits termination of the related contract by the customer. As of April 3, 2015, the Computer Sciences GS Business had $38,800 of outstanding letters of credit and $13,663 of surety bonds relating to these performance guarantees. The Computer Sciences GS Business believes it is in compliance with its performance obligations under all service

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

contracts for which there is a financial performance guarantee and the ultimate liability, if any, incurred in connection with these guarantees will not have a material adverse effect on its combined results of operations or financial position.
The following table summarizes the expiration of the Computer Sciences GS Business’s financial guarantees and stand-by letters of credit outstanding as of April 3, 2015:

	Fiscal 2016	Fiscal 2017	Fiscal 2018 and Thereafter	Total
Stand-by letters of credit	$38,800	$-	$-	$38,800
Surety bonds	13,663	-	-	13,663
Total	$52,463	$-	$-	$52,463

The Computer Sciences GS Business generally indemnifies licensees of its proprietary software products against claims brought by third parties alleging infringement of intellectual property rights (including rights in patents with or without geographic limitations, copyrights, trademarks, and trade secrets). The Computer Sciences GS Business’s indemnification of its licensees relates to costs arising from court awards, negotiated settlements and the related legal and internal costs of those licensees. The Computer Sciences GS Business maintains the right, at its own costs, to modify or replace software in order to eliminate any infringement. Historically, the Computer Sciences GS Business has not incurred any significant costs related to licensee software indemnifications.
Capitalized lease liabilities represent obligations due under capital leases for the use of computers and other equipment. The gross amount of assets recorded under capital leases was $410,469 with accumulated amortization of $167,077, as of April 3, 2015, and $484,771 with accumulated amortization of $196,103, as of March 28, 2014.
The future minimum lease payments required to be made under the capital leases as of April 3, 2015, are as follows:

Fiscal Year	Amount
2016	$56,956
2017	39,604
2018	40,905
2019	37,382
2020	35,034
Thereafter	102,849
Total minimum lease payments	312,730
Less: Amount representing interest and executory costs	(105,628)
Less: Amount representing maintenance, taxes, and insurance costs	(55,818)
Present value of net minimum lease payments	151,284
Less: Current maturities of capital lease liability	(21,351)
Noncurrent capital lease liability	$129,933

Contingencies
In accordance with ASC 450, matters are described below due to their relevance to the Computer Sciences GS Business and because they will be assumed by the Computer Sciences GS Business from CSC in connection with the Spin-Off.

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

The Computer Sciences GS Business is routinely subject to investigations and reviews relating to compliance with various laws and regulations with respect to its role as a contractor to federal, state and local government customers and in connection with performing services in countries outside of the U.S. Adverse findings in these investigations or reviews can lead to criminal, civil or administrative proceedings and the Computer Sciences GS Business could face penalties, fines, compensatory damages and suspension or debarment from doing business with governmental agencies. In addition, the Computer Sciences GS Business could suffer serious reputational harm if allegations of impropriety were made against the Computer Sciences GS Business. Adverse findings could also have a material adverse effect on the Computer Sciences GS Business’s business, combined financial position, results of operations and cash flows due to its reliance on government contracts.
U.S. federal government agencies, including the DCAA, Defense Contract Management Agency (“DCMA”), and others, routinely audit and review a contractor’s performance on government contracts, indirect rates and pricing practices, and compliance with applicable contracting and procurement laws, regulations, and standards. These agencies also review the adequacy of the contractor’s compliance with government standards for its business systems including: a contractor’s accounting system, earned value management system, estimating system, materials management and accounting system, property management system and purchasing system. Both contractors and the U.S. federal government agencies conducting these audits and reviews have come under increased scrutiny including such subjects as billing practices, labor charging and accounting for unallowable costs.

The Computer Sciences GS Business’s indirect cost audits by the DCAA remain open for fiscal 2004 and subsequent fiscal years. Although the Computer Sciences GS Business has recorded contract revenues subsequent to and including fiscal 2004 based upon an estimate of costs that the Computer Sciences GS Business believes will be approved upon final audit or review, the Computer Sciences GS Business does not know the outcome of any ongoing or future audits or reviews and adjustments, and if future adjustments exceed the Computer Sciences GS Business’s estimates, its profitability would be adversely affected.

As of April 3, 2015, the Computer Sciences GS Business has recorded a liability of $8,244 for its current best estimate of net amounts to be refunded to customers for potential adjustments from such audits or reviews of contract costs. This amount includes potential adjustments related to both pre-separation and post-separation audits or reviews.

In connection with the sale of ATD in fiscal 2014 (see Note 4), the Computer Sciences GS Business transferred its joint venture interests in Computer Sciences Raytheon (“CSR”) as part of the ATD sale transaction. CSR is a joint venture formed between CSC and Raytheon Technical Services Company and its sole business is performance of a single contract for a DoD customer. CSR is the plan sponsor of the CSR pension plan, which we expect will be terminated in connection with the termination of the CSR contract with the customer. CSC agreed with the purchaser of ATD that the Computer Sciences GS Business would fund the purchaser’s share of the CSR pension settlement obligation upon plan termination. In addition, the agreement with the purchaser provides that the eventual expected recovery by CSR of such plan termination settlement costs from the customer as provided for under the federal Cost Accounting Standards (“CAS”) Section 413, whereby contractors may recover such costs from the government plus interest, will be reimbursed to the Business. The CSR pension plan termination process is expected to be initiated in September 2015, and may take upwards of 12 months to be completed. The current estimate of the share of the funding obligation that would be attributable to the purchaser, and therefore to be advanced by the Computer Sciences GS Business, is approximately $26,000. The ultimate plan termination settlement funding obligation will be based on economic factors, including long-term interest rates that impact the cost of annuities offered by insurers at the time of the actual plan termination settlement. The fair value of the Business’ funding advance obligation net of subsequent expected recoveries was recorded by the Business at the time of the sale of ATD.

Maryland Medicaid Enterprise Restructuring Project

On March 1, 2012, CSC was competitively awarded the Maryland Medicaid Enterprise Restructuring Project (“MERP”) contract by the State of Maryland (the “State”) to modernize the Medicaid Management Information System (“MMIS”), a database of Medicaid recipients and providers used to manage Medicaid reimbursement

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

claims. The MERP contract is predominately fixed-price. In addition, since awarded, federal government-mandated Medicaid IT standards have been in considerable flux. The State has directed CSC to include additional functionality in the design to incorporate new federal mandates and guidance promulgated after the base scope of the Contract was finalized. Further, the State has declined to approve contract modifications to compensate CSC for the additional work.

As a result of the State’s refusal to amend the MERP contract and equitably adjust the compensation to be paid to CSC and, in accordance with prescribed State statutes and regulations, CSC timely filed a certified contract claim with the State in the total estimated amount of approximately $61,000 on September 27, 2013 (“Contract Claim #1”). On February 14, 2014, CSC filed Contract Claim #1A, which amends Contract Claim #1, to a claim of approximately $34,000. CSC believes it has valid and reasonable factual and legal bases for Contract Claims #1 and 1A and that the circumstances that have led or will lead to CSC’s additional costs set forth in Contract Claims #1 and 1A were unforeseen as of the operative proposal submission dates and are not the result of deficiencies in CSC’s performance. However, CSC’s position is subject to the ongoing evaluation of new facts and information which may come to CSC’s attention should an appeal of the State’s denial of Contract Claims #1 and 1A be litigated before the Maryland State Board of Contract Appeals (the “State Board”).

On February 19, 2014, the State provided a recommended decision denying Contract Claims #1 and 1A to CSC. The February 19, 2014 recommended decision was not a final agency determination on the claims. On April 29, 2014, the State provided a final decision, dated April 25, 2014, denying the claims to CSC. On May 28, 2014, CSC filed a Notice of Appeal with the State Board, which has exclusive initial jurisdiction of State contract claims concerning breach, performance, modification or termination of contracts procured under Title II of Maryland’s General Procurement Law. The appeal is currently pending before the State Board.

On August 22, 2014, the State unilaterally suspended performance under the Contract for 90 days. On September 12, 2014, the State modified its August 22nd suspension of the Contract and authorized CSC, during the remainder of the 90-day suspension, to assign up to nine full-time-equivalent staff to perform various analyses of cost and schedule. On November 20, 2014, the State sent a letter extending the suspension until January 5, 2015 and on January 2, 2015, the State again extended the suspension until February 20, 2015.

As the result of the 90-day suspension, as extended, and other actions and inactions by the State in performance of its obligations under and management of the Contract, CSC filed a second set of Claims with the State Board (“Claims #2A-D). Claim #2A, in the amount of $77,000, asserts that CSC’s contractual undertaking did not include an agreement to receive reduced and delayed payments, and the State’s unilateral imposition of such reductions and delays, together with the other factors result in a material change to the Contract entitling CSC to compensation for all costs incurred to date, including all liabilities incurred, and fee, as well as expected profit under the full contract. Alternatively, Claim #2B, in the amount of $65,000, asserts that the Maryland General Assembly’s reduction to the appropriations for the MERP Project for fiscal 2015 effectively cancels the MERP contract, entitling CSC to recover all costs incurred to date including all liabilities incurred, and a reasonable allowance for profit on costs and liabilities. Similarly, Claims #2C, also in the amount of $65,000, asserts that the State’s actions, inactions, and decisions amount to a constructive termination for convenience entitling CSC to recover all costs incurred to date including, all liabilities incurred, and reasonable allowance for profit on costs and liabilities. Claim #2D is a claim for suspension costs during the 90-day period of $3,000, including labor costs, facilities costs and other costs needed to remain ready to re-start program.

Since April 2015, CSC and the State have been in negotiations, including the matters in litigation before the State Board, and the contract has been extended to accommodate those discussions. Management has evaluated the recoverability of assets related to this contract in light of these developments and concluded that no adjustments were required as of April 3, 2015.

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

Unless otherwise noted, the Computer Sciences GS Business is unable to develop a reasonable estimate of a possible loss or range of losses associated with the following contingent matters at this time.

Strauch et al. Fair Labor Standards Act Class Action

On July 1, 2014, plaintiffs filed Strauch and Colby v. Computer Sciences Corporation in the U.S. District Court for the District of Connecticut, a putative nationwide class action alleging that CSC violated provisions of the Fair Labor Standards Act (“FLSA”) with respect to system administrators who worked for CSC at any time from June 1,
2011 to the present. Plaintiffs claim that CSC improperly classified its system administrators as exempt from the FLSA and that CSC therefore owes them overtime wages and associated relief available under the FLSA and various statutes, including the Connecticut Minimum Wage Act, the California Unfair Competition Law, California Labor Code, California Wage Order No. 4-2001, and the California Private Attorneys General Act. The relief sought by plaintiffs include unpaid overtime compensation, liquidated damages, pre- and post-judgment interest, damages in the amount of twice the unpaid overtime wages due, and civil penalties.

CSC’s position is that its system administrators have the job duties, responsibilities, and salaries of exempt employees and are properly classified as exempt from overtime compensation requirements. CSC’s Motion to Transfer Venue was denied in February 2015.

On June 9, 2015, the Court entered an order granting the plaintiffs’ motion for conditional certification of the class of system administrators. The Strauch putative class includes more than 4,000 system administrators, of whom 1,865 are employed by the Computer Sciences GS Business and the remainder of whom are employed by CSC. Courts typically undertake a two-stage review in determining whether a suit may proceed as a class action under the FLSA. In its order, the Court noted that, as a first step, the Court examines pleadings and affidavits, and if it finds that proposed class members are similarly situated, the class is conditionally certified. Potential class members are then notified and given an opportunity to opt-in to the action. The second step of the class certification analysis occurs upon completion of discovery. At that point, the Court will examine all evidence then in the record to determine whether there is a sufficient basis to conclude that the proposed class members are similarly situated. If it is determined that they are, the case will proceed to trial; if it is determined they are not, the class is decertified and only the individual claims of the purported class representatives proceed. The Business’s position in this litigation continues to be that the employees identified as belonging to the conditional class were paid in accordance with the FLSA.

CECOM Rapid Response Demand Letter

On July 12, 2013, the U.S. Army’s Communications-Electronics Command (“CECOM”) issued a demand letter based upon DCAA audit reports and Forms 1, for reimbursement in the amount of $235,155 in costs that CSC allegedly overcharged under its Rapid Response (“R2”) contract (Contract No. DAAB07-03-D-B007) by placing CSC, interdivisional, teammate, and vendor employees in R2 labor categories for which they were not qualified. CSC’s position has been that, in most instances, the individuals in question met the contract requirements for their labor categories, and that, in all instances, DCAA and CECOM have ignored the value the government received for CSC’s work. CSC and CECOM have engaged in discussions in an attempt to resolve this issue but, at this point in time, there can be no assurance that the parties will be able to resolve their differences, in which case the Business would litigate this matter.

NetCracker Technology Corp.

In August 2013, CSC received a Civil Investigative Demand from the U.S. Department of Justice’s Civil Division seeking documents and information regarding CSC’s contract with the Defense Information Systems Agency (“DISA”) and its subcontract with NetCracker Technology Corp. (“NetCracker”). Since that time, CSC has cooperated with a government investigation into issues on this subcontract. On March 26, 2015, CSC received a letter from the Civil Division claiming that CSC violated the False Claims Act and breached its contract with DISA

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

based upon actions taken by NetCracker in performing its work on the subcontract. The U.S. federal government’s letter asserted that its single damages from CSC “could be” $15,480. Because the government has not yet filed a lawsuit making a particularized claim, potential claimed damages may be different from those thus far asserted. Nevertheless in our experience it would be unusual and unlikely for the government to make a materially higher claim for its single damages. In addition, the False Claims Act permits the U.S. federal government to recover treble damages and penalties. The Business has taken the position that it has not engaged in any conduct that would violate the False Claims Act.

DynCorp

In connection with CSC's acquisition of DynCorp in 2003 and its divestiture of substantially all of that business in two separate transactions (in 2005 to The Veritas Capital Fund II L.P, and DI Acquisition Corp. and in 2013 to Pacific Architects and Engineers, Incorporated (collectively, the "DynCorp Divestitures")), CSC assumed and Computer Sciences GS Business will retain various environmental indemnities of DynCorp and its former subsidiaries arising from environmental representations and warranties under which DynCorp agreed to indemnify the purchasers of its subsidiaries DynAir Tech and DynAir Services by Sabreliner Corporation and ALPHA Airports Group PLC, respectively. As part of the DynCorp Divestitures, CSC also assumed and Computer Sciences GS Business will also retain indemnities for insured litigation associated with dormant suits by former employees of
DynCorp subsidiaries alleging exposure to asbestos and other substances; other indemnities related to a 2001 case arising from counter-narcotics spraying in Colombia under a U.S. Department of State contract and the associated coverage litigation involving the aviation insurance underwriters; and an environmental remediation case involving HRI, a former wholly-owned subsidiary of DynCorp, in Lawrenceville, New Jersey. Computer Sciences GS Business does not anticipate any material adverse effect on its financial position, results of operations and cash flows from these indemnities.

The Computer Sciences GS Business accrues a liability when management believes that it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated under ASC 450. The Computer Sciences GS Business believes it has appropriately recognized liabilities for any such matters. In addition to the matters noted above, the Computer Sciences GS Business is currently party to a number of disputes which involve or may involve litigation. Regarding other matters that may involve actual or threatened disputes or litigation, the Computer Sciences GS Business, in accordance with the applicable reporting requirements, provides disclosure of such matters for which the likelihood of material loss is reasonably possible. The Computer Sciences GS Business assessed reasonably possible losses for all other such pending legal or other proceedings in the aggregate and concluded that the range of potential loss is not material.

The Computer Sciences GS Business also considered the requirements regarding estimates used in the disclosure of contingencies under ASC Subtopic 275-10, Risks and Uncertainties. Based on that guidance, the Computer Sciences GS Business determined that supplemental accrual and disclosure was not required for a change in estimate that involves contingencies because the Computer Sciences GS Business determined that it was not reasonably possible that a change in estimate will occur in the near term. The Computer Sciences GS Business reviews contingencies during each interim period and adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular matter.

Note 19—Subsequent events
The Computer Sciences GS Business evaluated subsequent events for recognition or disclosure through July 10, 2015, the date the Combined Financial Statements were available to be issued.
On April 21, 2015, CSC entered into a Master Accounts Receivable Purchase Agreement between CSC, as seller, and The Royal Bank of Scotland, PLC as purchaser (the “Purchase Agreement”), along with Mitsubishi UFJ Financial Group Ltd. and Bank of Nova Scotia, each as a participant. The structured transaction results in the continuous non-recourse true sale of eligible receivables. The Purchase Agreement establishes a receivables purchase facility (the “Facility”) that provides for up to $450,000 in funding based on the availability of eligible

Computer Sciences GS Business
Notes to the Combined Financial Statements
Dollars in thousands, except per share data

receivables and the satisfaction of certain conditions. The Facility is an uncommitted facility that has a term of one year, unless earlier terminated by CSC or the purchaser (or participants). Under the Facility, CSC has sold eligible Computer Sciences GS Business receivables, including both receivables that have already been billed under an invoice and also certain unbilled receivables arising from contracts where CSC has performed work under a cost-plus-fixed-fee or time-and-materials contract and other required conditions.
On April 27, 2015, CSC completed the divestiture of Welkin Associates Limited (“Welkin”), its U.S.-based provider of systems engineering and technical assistance services to the Intelligence Community and other DoD clients. The Welkin business was included in the Computer Sciences GS Business. This divestiture will not be reported within discontinued operations in accordance with provisions of ASU 2014-08 (Note 1). Total consideration received is $34,000, and the after-tax gain on sale is estimated to be approximately $14,000.
* * * * *

Computer Sciences GS Business
Combined Condensed Balance Sheets (unaudited)

	As of
(Dollars in thousands)	July 3, 2015	April 3, 2015
Current assets
Cash and cash equivalents	$7,105	$4,979
Receivables, net of allowance for doubtful accounts of $14,991 (fiscal 2016) and $14,733 (fiscal 2015)	499,574	696,727
Prepaid expenses and other current assets	85,838	92,665
Total current assets	592,517	794,371

Intangible and other assets
Goodwill	791,865	802,582
Customer-related and other intangible assets, net of accumulated amortization of $154,074 (fiscal 2016) and $150,295 (fiscal 2015)	29,626	33,405
Software, net of accumulated amortization of $76,052 (fiscal 2016) and $75,544 (fiscal 2015)	33,959	35,261
Other assets	55,469	58,931
Total intangible and other assets	910,919	930,179

Property and equipment, net of accumulated depreciation of $717,561 (fiscal 2016) and $696,796 (fiscal 2015)	436,006	436,732
Total assets	$1,939,442	$2,161,282

Current liabilities
Accounts payable	$117,740	$130,551
Accrued payroll and related costs	88,598	109,539
Accrued expenses and other current liabilities	427,769	440,606
Current capital lease liability	20,210	21,351
Deferred income tax liabilities	60,817	89,608
Total current liabilities	715,134	791,655

Noncurrent capital lease liability	125,633	129,933
Noncurrent deferred income tax liabilities	92,481	63,689
Other long-term liabilities	98,346	80,957
Parent equity
Net Parent investment	885,691	1,067,492
Accumulated other comprehensive loss	(1,100)	(405)
Noncontrolling interests	23,257	27,961
Total Parent equity	907,848	1,095,048
Total liabilities and Parent equity	$1,939,442	$2,161,282

See accompanying notes to Combined Condensed Financial Statements (unaudited)

Computer Sciences GS Business
Combined Condensed Statements of Operations (unaudited)

	Three Months Ended
(Dollars in thousands)	July 3, 2015	July 4, 2014

Revenue	$956,804	$1,030,601
Related party revenue	2,128	2,706
Total revenue	958,932	1,033,307

Cost of services	772,930	832,327
Related party cost of services	2,128	2,706
Total cost of services (excludes depreciation and amortization)	775,058	835,033
Selling, general and administrative expenses	40,630	43,385
Depreciation and amortization	32,952	35,398
Separation costs	14,777	—
Interest expense, net	5,481	5,700
Other (income) expense, net	(19,327)	1,459
Total costs and expenses	849,571	920,975

Income from continuing operations before taxes	109,361	112,332
Taxes on income	42,391	41,265
Income from continuing operations	66,970	71,067
Loss from discontinued operations, net of taxes	—	(1,423)
Net income	66,970	69,644
Less: noncontrolling interests	4,293	4,349
Net income attributable to Parent	$62,677	$65,295

See accompanying notes to Combined Condensed Financial Statements (unaudited)

Computer Sciences GS Business
Combined Condensed Statements of Comprehensive Income (unaudited)

	Three Months Ended
(Dollars in thousands)	July 3, 2015	July 4, 2014

Net income	$66,970	$69,644

Other comprehensive income (loss)
Amortization of prior service (credit) cost	(772)	9
Foreign currency translation adjustment	79	428
Other comprehensive (loss) income	(693)	437

Comprehensive income	66,277	70,081
Less: comprehensive income attributable to noncontrolling interest	4,295	4,351
Comprehensive income attributable to parent	$61,982	$65,730

See accompanying notes to Combined Condensed Financial Statements (unaudited)

Computer Sciences GS Business
Combined Condensed Statements of Changes in Parent Equity (unaudited)

(Dollars in thousands)	Net Parent Investment	Accumulated Other Comprehensive Loss	Non-controlling Interests	Total Parent Equity
Balance at April 3, 2015	$1,067,492	$(405)	$27,961	$1,095,048
Net income	62,677	—	4,293	66,970
Pension and other postretirement plans	—	(774)	2	(772)
Foreign currency translation adjustment	—	79	—	79
Net transfers to parent	(244,478)	—	(8,999)	(253,477)
Balance at July 3, 2015	$885,691	$(1,100)	$23,257	$907,848

(Dollars in thousands)	Net Parent Investment	Accumulated Other Comprehensive Loss	Non-controlling Interests	Total Parent Equity
Balance at March 28, 2014	$1,128,752	$(743)	$30,876	$1,158,885
Net income	65,295	—	4,349	69,644
Pension and other postretirement plans	—	7	2	9
Foreign currency translation adjustment	—	428	—	428
Net transfers to parent	(61,303)	—	(9,000)	(70,303)
Balance at July 4, 2014	$1,132,744	$(308)	$26,227	$1,158,663

See accompanying notes to Combined Condensed Financial Statements (unaudited)

Computer Sciences GS Business
Combined Condensed Statements of Cash Flows (unaudited)

(Dollars in thousands)	Three Months Ended
	July 3, 2015	July 4, 2014
Cash flows from operating activities:
Net income	$66,970	$69,644
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	32,952	35,398
Stock based compensation	(800)	4,704
Net (gains)/losses on dispositions of businesses and assets	(17,512)	964
Amortization of above market contract intangibles	2,290	2,472
Other non-cash charges, net	—	—
Changes in assets and liabilities, net of acquisitions and dispositions:
Decrease in assets	202,641	5,841
Decrease in liabilities	(39,923)	(38,520)
Cash provided by operating activities	246,618	80,503

Cash flows from investing activities
Purchases of property and equipment	(15,218)	(8,231)
Software purchased and developed	(210)	(133)
Proceeds from business dispositions	34,000	3,000
Proceeds from disposals of assets	681	4,571
Cash provided by (used in) investing activities	19,253	(793)

Cash flows from financing activities
Payments on lease liability	(5,361)	(7,851)
Net transfers to Parent	(258,384)	(72,197)
Cash used in financing activities	(263,745)	(80,048)

Net increase (decrease) in cash and cash equivalents	2,126	(338)
Cash and cash equivalents at beginning of period	4,979	3,979
Cash and cash equivalents at end of period	$7,105	$3,641

Supplemental cash flow information:
Cash paid for taxes	$42,391	$40,933
Cash paid for interest	$4,715	$5,811
Capital expenditures in accounts payable and accrued expenses	$8,525	$7,671

See accompanying notes to Combined Condensed Financial Statements (unaudited)

Computer Sciences GS Business
Notes to the Combined Condensed Financial Statements (unaudited)
Dollars in thousands, except per share data

Note 1 - Basis of Presentation and Recent Accounting Pronouncements

On May 19, 2015, Computer Sciences Corporation (“CSC” or “Parent”) announced a plan to separate its North American Public Sector segment as described in CSC’s Annual Report on Form 10-K for the year ended April 3, 2015 (the “Computer Sciences GS Business”) from CSC. To effect the separation, CSC will first undertake a series of internal transactions, following which Computer Sciences Government Services Inc., CSC’s new wholly-owned subsidiary, will hold the Computer Sciences GS Business as well as certain other assets and liabilities allocated to it by CSC. The separation will be completed by way of a pro rata distribution of Computer Sciences Government Services Inc. shares held by CSC to CSC’s stockholders as of the record date. Completion of the separation will be subject to customary conditions, including final approval of CSC’s Board of Directors, the receipt of a written legal opinion from counsel stating that the pro rata distribution of the shares of Computer Sciences Government Services Inc. to CSC stockholders should qualify for tax-free treatment under Section 355 of the Internal Revenue Code of 1986, as amended, and the declaration of effectiveness by the United States (“U.S.”) Securities and Exchange Commission (“SEC”) of a Registration Statement on Form 10.

The Computer Sciences GS Business is one of the nation’s largest independent providers of information technology (“IT”) services to the U.S. federal government. The Computer Sciences GS Business delivers IT, mission, and operations-related services across the U.S. federal government to the Department of Defense (“DoD”), Intelligence Community and homeland security, civil and healthcare agencies, as well as to certain state and local government agencies through two segments: (1) Defense and Intelligence and (2) Civil.

The interim period unaudited Combined Condensed Financial Statements included herein, as of and for the three months ended July 3, 2015 and July 4, 2014, have been derived from the interim unaudited Consolidated Condensed Financial Statements and accounting records of the Parent as if the Computer Services GS Business operated on a standalone basis during the periods presented and were prepared in accordance with U.S generally accepted accounting principles (“GAAP”) and pursuant to the rules and regulations of the SEC. Certain information and disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. The unaudited Combined Condensed Financial Statements as of and for the three months ended July 3, 2015 should be read in conjunction with the audited Combined Financial Statements and the combined notes thereto included in this Information Statement. In the opinion of management, all adjustments considered necessary for fair presentation of the results of the interim period presented have been included.

Historically, the Computer Sciences GS Business consisted of the business of CSC’s North American Public Sector segment and did not operate as a separate, standalone entity. The Computer Sciences GS Business operated as part of CSC and its financial position and the related results of operations, cash flows and changes in parent equity have been reported in CSC’s Consolidated Financial Statements.
The historical results of operations, financial position, and cash flows of the Computer Sciences GS Business presented in these unaudited Combined Condensed Financial Statements may not be indicative of what they would have been had the Computer Sciences GS Business actually been a separate standalone entity, nor are they necessarily indicative of the Computer Sciences GS Business’s future results of operations, financial position and cash flows.
The unaudited Combined Condensed Financial Statements and notes of the Computer Sciences GS Business include Computer Sciences Government Services Inc., its subsidiaries, and the joint ventures and partnerships over which the Computer Sciences GS Business has a controlling financial interest. The Computer Sciences GS Business uses the equity method to account for investments in business entities that it does not control if it is otherwise able to exert significant influence over the entities’ operating and financial policies. The unaudited Combined Condensed Financial Statements include certain assets and liabilities that are held by the Parent that are specifically identifiable or otherwise attributable to the Computer Sciences GS Business. All intercompany transactions and balances within the Computer Sciences GS Business have been eliminated. The Parent's cash has not been assigned to the Computer Sciences GS Business for any of the periods presented because those cash balances are not directly attributable to it. The Computer Sciences GS Business reflects transfers of cash to and from Parent's cash management system as a

Computer Sciences GS Business
Notes to the Combined Condensed Financial Statements (unaudited)
Dollars in thousands, except per share data

component of Net Parent investment on the unaudited Combined Condensed Balance Sheets. The Parent's long-term debt has not been attributed to the Computer Sciences GS Business for any of the periods presented because the Parent's borrowings are neither directly attributable to nor is the Computer Sciences GS Business the legal obligor of such borrowings. Transactions between the Computer Sciences GS Business and other businesses of CSC are reflected as related party transactions (Note 2).
The unaudited Combined Condensed Financial Statements include all revenues and costs directly attributable to the Computer Sciences GS Business and an allocation of expenses related to certain Parent corporate functions including, but not limited to, senior management, legal, human resources, finance, IT and other shared services. These expenses have been allocated to the Computer Sciences GS Business based on direct usage or benefit where identifiable, with the remainder allocated on a pro rata basis of revenues, headcount, square footage, number of transactions or other measures. The Computer Sciences GS Business considers these allocations to be a reasonable reflection of the utilization of services by, or benefit provided to it. However, the allocations may not be indicative of the actual expense that would have been incurred had the Computer Sciences GS Business operated as an independent, standalone entity for the periods presented.
The Parent maintains various benefit and stock based compensation plans at a corporate level and other benefit plans at a subsidiary level. The employees of the Computer Sciences GS Business participate in those programs and a portion of the cost of those plans is included in the unaudited Combined Condensed Financial Statements. However, the unaudited Combined Condensed Balance Sheets do not include any net benefit plan obligations unless the benefit plan covers only the Computer Sciences GS Business's active, retired and other former employees or any expense related to stock based compensation plans. See Notes 8 and 10 to the unaudited Combined Condensed Financial Statements for a further description of the accounting for our benefit plans and stock-based compensation, respectively.
The Computer Sciences GS Business reports its results based on a fiscal year convention that comprises four thirteen-week quarters. Every fifth year includes an additional week in the first quarter to prevent the fiscal year from moving from an approximate end of March date. As a result, the first quarter of fiscal 2015 was a fourteen-week quarter.
Certain supplemental cash flow information amounts disclosed on the Combined Condensed Statements of Cash Flows have been appropriately revised to indicate the amounts in thousands rather than millions.
The Computer Sciences GS Business’s income from continuing operations, before taxes and noncontrolling interest included the following adjustments due to changes in estimated profitability on fixed price contracts accounted for under the percentage-of-completion method, for the quarters ended July 3, 2015 and July 4, 2014:

	Three Months Ended
	July 3, 2015	July 4, 2014
Gross favorable	$22,000	$27,000
Gross unfavorable	(5,000)	—
Total net adjustments, before taxes and noncontrolling interests	$17,000	$27,000

Unbilled recoverable amounts under contracts in progress do not have an allowance for credit losses, and therefore, any adjustments to unbilled recoverable amounts under contracts in progress related to credit quality would be accounted for as a reduction of revenue. Unbilled recoverable amounts under contracts in progress resulting from sales, primarily to the U.S. and other governments, that are expected to be collected after one year totaled $11,531 and $12,222 as of July 3, 2015 and April 3, 2015, respectively.

Depreciation expense was $27,623 and $29,286 for the three months ended July 3, 2015 and July 4, 2014, respectively.

New Accounting Standards

Computer Sciences GS Business
Notes to the Combined Condensed Financial Statements (unaudited)
Dollars in thousands, except per share data

During the three months ended July 3, 2015, the Computer Sciences GS Business adopted the following Accounting Standard Update (“ASU”):
In April 2014, the FASB issued ASU No. 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity” (“ASU 2014-08”), which changes the requirements for reporting discontinued operations in Subtopic 205-20 “Presentation of Financial Statements - Discontinued Operations.” The ASU changes the definition of discontinued operations by limiting discontinued operations reporting to disposals that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results. Under the previous guidance, many disposals, some of which have been routine in nature and not representative of a substantive change in an entity’s strategy, were reported in discontinued operations. ASU 2014-08 requires expanded disclosures for discontinued operations designed to provide users of financial statements with more information about the assets, liabilities, revenues, expenses and cash flows related to discontinued operations. ASU 2014-08 also requires an entity to disclose the pretax profit or loss (or change in net assets for a not-for-profit entity) of an individually significant component of an entity that does not qualify for discontinued operations reporting. The adoption of ASU 2014-08, effective as of April 4, 2015, did not have a material impact on the Computer Sciences GS Business's unaudited Combined Condensed Financial Statements.

Standards Issued But Not Yet Effective

The following ASU was recently issued but has not yet been adopted by Computer Sciences GS Business:

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (ASU 2014-09). ASU 2014-09 supersedes the revenue recognition requirements in ASC Topic 605, “Revenue Recognition” and some cost guidance included in ASC Subtopic 605-35, “Revenue Recognition—Construction-Type and Production-Type Contracts.” The core principle of ASU 2014-09 is that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which Computer Sciences GS Business expects to be entitled in exchange for those goods or services. ASU 2014-09 requires the disclosure of sufficient information to enable users of Computer Sciences GS Business's financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. Computer Sciences GS Business will also be required to disclose information regarding significant judgments and changes in judgments, and assets recognized from costs incurred to obtain or fulfill a contract. Early adoption is not allowed. ASU 2014-09 provides two methods of retrospective application. The first method would require Computer Sciences GS Business to apply ASU 2014-09 to each prior reporting period presented. The second method would require Computer Sciences GS Business to retrospectively apply ASU 2014-09 with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application. Computer Sciences GS Business expects that ASU 2014-09 will be effective for Computer Sciences GS Business beginning in fiscal 2019 as a result of an amendment approved by the FASB in July 2015 that permits a one-year delay of the original effective date. Computer Sciences GS Business is currently evaluating the impact that the adoption of ASU 2014-09 may have on Computer Sciences GS Business's unaudited Combined Condensed Financial Statements.

Other recently issued ASUs effective after July 3, 2015 are not expected to have a material effect on Computer Sciences GS Business's unaudited Combined Condensed Financial Statements.

Note 2—Related party transactions and corporate allocations
Corporate allocations
The unaudited Combined Condensed Statements of Operations, unaudited Statements of Comprehensive Income and unaudited Statements of Cash Flows include an allocation of general corporate expenses from the Parent. The financial information in these unaudited Combined Condensed Financial Statements does not necessarily include all the expenses that would have been incurred by the Computer Sciences GS Business had it been a separate, standalone entity. The management of the Computer Sciences GS Business considers these

Computer Sciences GS Business
Notes to the Combined Condensed Financial Statements (unaudited)
Dollars in thousands, except per share data

allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, it. The allocation methods include relative headcount, actual services rendered and relative space utilization. Allocations for management costs and corporate support services provided to the Computer Sciences GS Business totaled $56,638 and $60,246 for the three months ended July 3, 2015 and July 4, 2014, respectively. These amounts include costs for corporate functions including, but not limited to, senior management, legal, human resources, finance, IT and other shared services.
Net Transfers to Parent
A reconciliation of Net transfers to Parent in the unaudited Combined Condensed Statements of Changes in Parent Equity to the corresponding amount presented on the unaudited Combined Condensed Statements of Cash Flows for all periods presented is as follows:

	Three Months Ended
	July 3, 2015	July 4, 2014
Net transfers to Parent per unaudited Combined Condensed Statements of Changes in Parent Equity	$253,477	$70,303
Stock-based compensation	(800)	4,704
Net transfers of property, plant and equipment from (to) Parent	5,144	(2,822)
Net transfers of internally developed and purchased software from (to) Parent	563	12
Total Net transfers to Parent per unaudited Combined Condensed Statements of Cash Flows	$258,384	$72,197

Note 3 - Divestitures

On April 27, 2015, Computer Sciences GS Business divested its wholly-owned subsidiary, Welkin Associates Limited (“Welkin”), a provider of systems engineering and technical assistance services to the intelligence community and other U.S. Department of Defense clients. The Computer Sciences GS Business received consideration of $34,000, and recorded a pre-tax gain on sale of $18,464, which is included in Other income, net on the unaudited Combined Condensed Statement of Operations. Included in the divested net assets of $13,788 was $10,717 of goodwill and transaction costs of approximately $1,748. The divestiture did not qualify to be presented as discontinued operations as it did not represent a strategic shift that would have a major effect on the Computer Sciences GS Business’s operations and financial results.

During the first quarter of 2015, Computer Sciences GS Business recorded a $1,423 loss from discontinued operations, net of taxes related to the divestiture of its base operations, aviation and ranges services business unit, the Applied Technology Division (ATD), during fiscal year 2014, which included $513 related to the resolution of certain contingencies, and $910 for net working capital adjustments which reduced the total gain on the sale.

Note 4 - Sale of Receivables

On April 21, 2015, CSC entered into a Master Accounts Receivable Purchase Agreement (the "Purchase Agreement") with The Royal Bank of Scotland, PLC (“RBS”) as Purchaser, along with Mitsubishi UFJ Financial Group Ltd. and Bank of Nova Scotia, each as a Participant, for the continuous non-recourse true sale of the Computer Sciences GS Business’s eligible trade receivables. The agreement established a one-year uncommitted receivables purchase facility (the "Facility") for amounts up to $450,000. Under the Facility, CSC sells the Computer Sciences GS Business’s eligible receivables including billed receivables and certain unbilled receivables

Computer Sciences GS Business
Notes to the Combined Condensed Financial Statements (unaudited)
Dollars in thousands, except per share data

arising from “cost plus fixed fee” or “time and materials” contracts. CSC has no retained interests in the transferred receivables and only performs collection and administrative functions for the Purchaser for a servicing fee.
The Computer Sciences GS Business accounts for these receivable transfers as sales under ASC 860 "Transfers and Servicing" and derecognizes the sold receivables from its unaudited Combined Condensed Balance Sheets. The fair value of the sold receivables approximated their book value due to their short-term nature, and as a result no gain or loss on sale of receivables was recorded. The Computer Sciences GS Business estimated that its servicing fee was at fair value and therefore, no servicing asset or liability related to these services was recognized as of July 3, 2015.

During the three months ended July 3, 2015, CSC sold $794,381 of Computer Sciences GS Business’s billed and unbilled receivables to RBS for cash and remitted $613,932 to RBS as first quarter collections. As of July 3, 2015, there was also $12,995 of cash collected by CSC but not remitted to RBS. The Computer Sciences GS Business incurred purchase discount and administrative fees, of $356 associated with the transaction, which was recorded within Other (income) expense, net in the unaudited Combined Condensed Statement of Operations. During the first quarter of fiscal 2016, the Computer Sciences GS Business had net proceeds of $180,449 related to the sale of receivables to RBS.
The net cash proceeds under the Facility are reported as operating activities in the unaudited Combined Condensed Statement of Cash Flows because both cash received from RBS and cash collections are not subject to significant interest rate risk.

Note 5 - Goodwill and Other Intangible Assets

Goodwill

The following table summarizes the changes in the carrying amount of goodwill by segment for the three months ended July 3, 2015:

	Defense and Intelligence	Civil	Total
Balance as of April 3, 2015	$491,397	$311,185	$802,582
Divestitures	(10,717)	—	(10,717)
Balance as of July 3, 2015	$480,680	$311,185	$791,865
The deduction to goodwill for the three months ended July 3, 2015 is due to the divestiture of Welkin described in Note 3, “Divestitures” to the unaudited Combined Condensed Financial Statements.
The Computer Sciences GS Business tests goodwill for impairment on an annual basis, as of the first day of the second fiscal quarter, and between annual tests if an event occurs, or circumstances change, that would more likely than not reduce the fair value of a reporting unit below its carrying amount.
At the end of the three months ended July 3, 2015, the Computer Sciences GS Business assessed whether there were events or changes in circumstances that would more likely than not reduce the fair value of any of its reporting units below its carrying amount and require goodwill to be tested for impairment. The Computer Sciences GS Business determined that there have been no events or changes in circumstances that would more likely than not reduce the fair value of any of its reporting units below their carrying amounts, and therefore, it was unnecessary to perform an interim goodwill impairment assessment as of July 3, 2015.

Computer Sciences GS Business
Notes to the Combined Condensed Financial Statements (unaudited)
Dollars in thousands, except per share data

Other Intangible Assets

A summary of amortizable intangible assets is as follows:

	As of
	July 3, 2015
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Customer-related intangibles	$130,150	$(111,604)	$18,546
Other intangible assets	53,550	(42,470)	11,080
Software	110,011	(76,052)	33,959
Total intangible assets	$293,711	$(230,126)	$63,585

	As of
	April 3, 2015
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Customer-related intangibles	$130,150	$(110,449)	$19,701
Other intangible assets	53,550	(39,846)	13,704
Software	110,805	(75,544)	35,261
Total intangible assets	$294,505	$(225,839)	$68,666
Amortization expense for the three months ended July 3, 2015 and July 4, 2014 was $7,619 and $8,584, respectively, including amortization of contract-related intangible assets as a reduction to revenues of $2,290 and $2,472 in each of the respective years. Estimated amortization related to intangible assets as of July 3, 2015, for the remainder of fiscal year 2016 is $21,288, and for each of the fiscal years 2017, 2018, 2019 and 2020, is as follows: $16,781, $9,507, $5,655, and $3,011, respectively.
Purchased and internally developed software (for both external and internal use), net of accumulated amortization, consisted of the following:

	As of
	July 3, 2015	April 3, 2015
Purchased software	$29,936	$30,864
Internally developed software for external use	2,650	2,950
Internally developed software for internal use	1,373	1,447
Total software	$33,959	$35,261
Amortization expense related to purchased software was $3,467 and $3,583 for the three months ended July 3, 2015 and July 4, 2014, respectively. Amortization expense related to internally developed software for external use was $300 and $618 for the three months ended July 3, 2015 and July 4, 2014, respectively. Amortization expense related to internally developed software for internal use was $74 and $74 for the three months ended July 3, 2015 and July 4, 2014, respectively.
Estimated amortization expense related to purchased and internally developed software, as of July 3, 2015, for the remainder of fiscal 2016 is $10,747, and for each of the fiscal years 2017, 2018, 2019 and 2020, is as follows: $11,083, $7,166, $3,607 and $1,352, respectively.

Computer Sciences GS Business
Notes to the Combined Condensed Financial Statements (unaudited)
Dollars in thousands, except per share data

Note 6—Accrued expenses and other current liabilities
Accrued expenses and other current liabilities consisted of the following:

	As of
	July 3, 2015	April 3, 2015
Deferred contract costs	$187,611	$212,155
Deferred revenue	168,416	174,022
Accrued expenses	64,016	45,164
Other	7,726	9,265
Total	$427,769	$440,606

Note 7 - Income Taxes

The Computer Sciences GS Business's effective tax rate on income from continuing operations (“ETR”) was 38.8% and 36.7% for the three months ended July 3, 2015 and July 4, 2014, respectively. The higher ETR for the three months ended July 3, 2015 was primarily driven by non-deductible goodwill related to the Welkin divestiture and non-deductible one-time separation costs related to the Computer Sciences GS Business.

There were no material changes to uncertain tax positions as of the first quarter of fiscal 2016 compared to the fiscal 2015 year-end. The Computer Sciences GS Business is currently under examination in several tax jurisdictions. A summary of the tax years that remain subject to examination in certain of the Computer Sciences GS Business’s major tax jurisdictions are:

Jurisdiction:	Tax Years that Remain Subject to Examination (Fiscal Year Ending):
U.S. - federal	2008 and forward
U.S. - various states	2005 and forward

It is reasonably possible that changes to the Computer Sciences GS Business’s global unrecognized tax benefits could be significant; however, due to the uncertainty regarding the timing of completion of audits and possible outcomes, a current estimate of the range of increases or decreases that may occur within the next twelve months is not expected to be material.

Note 8 - Pension and Other Post-Retirement Benefit Plans
CSC and its subsidiaries offer its employees a number of defined benefit and defined contribution plans, in which employees of the Computer Sciences GS Business participate. The defined benefit plans included both pension and other postretirement benefit plans.
Defined Benefit Pension Plans
The defined benefit pension plans include both multi-employer and single employer plans. For the multi-employer plans, the Parent retains the assets and liabilities and the Computer Sciences GS Business unaudited Combined Condensed Financial Statements reflect the service costs related to current employees of the Business. The largest U.S. defined benefit pension plan was frozen in fiscal 2010 for most participants.

Computer Sciences GS Business
Notes to the Combined Condensed Financial Statements (unaudited)
Dollars in thousands, except per share data

Single Employer Pension Plans
The net periodic pension benefit for the Computer Sciences GS Business pension plans include the following components:

Net periodic pension costs	Three Months Ended
	July 3, 2015	July 4, 2014
Interest cost	$637	$658
Expected return on assets	(1,064)	(1,059)
Net periodic pension benefit	$(427)	$(401)

The weighted-averages of the assumptions used to determine net periodic pension cost for the three months ended July 3, 2015 and July 4, 2014 are as follows:

	Three Months Ended
	July 3, 2015	July 4, 2014
Discount or settlement rates	3.9%	4.6%
Expected long-term rates of return on assets	7.9%	7.6%
The Computer Sciences GS Business did not contribute to the defined benefit pension plans during the three months ended July 3, 2015. The Computer Sciences GS expects to contribute $6 during the remainder of fiscal 2016.
Multi-employer Pension Plans
The Computer Sciences GS Business’s multi-employer pension plans did not incur any service costs for the three months ended July 3, 2015 and July 4, 2014.
Defined Benefit Other Postretirement Benefit Plans
The defined benefit OPEB plans include both multi-employer and single employer plans. For the multi-employer plans, the Parent retains the assets and liabilities and the Computer Sciences GS Business financial statements reflect the service costs related to current employees of the business.
Single Employer OPEB Plans

The Computer Sciences GS Business provides subsidized healthcare, dental and life insurance benefits for certain U.S. employees and retirees, primarily for individuals employed prior to August 1992.

Net periodic postretirement benefit costs	Three Months Ended
	July 3, 2015	July 4, 2014
Service cost	$3	$3
Interest cost	121	224
Amortization of prior service (benefit) cost	(772)	9
Net periodic (benefit) cost	$(648)	$236

Computer Sciences GS Business
Notes to the Combined Condensed Financial Statements (unaudited)
Dollars in thousands, except per share data

The weighted-averages of the assumptions used to determine net periodic postretirement benefit cost for the three months ended July 3, 2015 and July 4, 2014 are as follows:

	Three Months Ended
	July 3, 2015	July 4, 2014
Discount or settlement rates	3.4%	4.0%
The Computer Sciences GS Business contributed $225 to the other post-retirement benefit plans during the three months ended July 3, 2015. The Computer Sciences GS Business expects to contribute an additional $1,007 during the remainder of fiscal 2016.

Multi-employer OPEB Plans
The Computer Sciences GS Business’s share of total service cost incurred by the multi-employer OPEB plans for the three months ended July 3, 2015 and July 4, 2014 was $34 and $127, respectively. The contributions made by the Computer Sciences GS Business for the three months ended July 3, 2015 and July 4, 2014 was $19 and $41, respectively.
Note 9 - Accumulated other comprehensive income

The following tables show the activity, net of taxes, in the components of other comprehensive (loss) income and reclassification adjustments for the three months ended July 3, 2015 and July 4, 2014, respectively. There were no tax impacts on the following activity in AOCI:

For the three months ended July 3, 2015
Foreign currency translation adjustments	$79
Amortization of prior service credit	(772)
Total other comprehensive loss	$(693)

For the three months ended July 4, 2014
Foreign currency translation adjustments	$428
Amortization of prior service cost	9
Total other comprehensive income	$437

The following tables show the changes in accumulated other comprehensive loss for the three months ended July 3, 2015 and July 4, 2014, respectively:

	Foreign Currency Translation Adjustments	Pension and Other Postretirement Benefit Plans	Accumulated Other Comprehensive Loss
Balance as of April 3, 2015	$(2,277)	$1,872	$(405)
Current-period other comprehensive income	79	—	79
Amounts reclassified from accumulated other comprehensive income, net of noncontrolling interests	—	(774)	(774)
Balance as of July 3, 2015	$(2,198)	$1,098	$(1,100)

Computer Sciences GS Business
Notes to the Combined Condensed Financial Statements (unaudited)
Dollars in thousands, except per share data

	Foreign Currency Translation Adjustments	Pension and Other Postretirement Benefit Plans	Accumulated Other Comprehensive Loss
Balance as of March 28, 2014	$(608)	$(135)	$(743)
Current-period other comprehensive income	428	—	428
Amounts reclassified from accumulated other comprehensive income, net of noncontrolling interests	—	7	7
Balance as of July 4, 2014	$(180)	$(128)	$(308)

Note 10 - Stock Incentive Plans
Employee Incentives
CSC has two stock incentive plans which authorize the issuance of stock options, restricted stock units (“RSU”), and restricted stock awards to the Computer Sciences GS Business employees upon terms approved by the Parent’s Compensation Committee of the Board of Directors. The Parent issues authorized but previously unissued shares upon the exercise of stock options, the granting of restricted stock and the settlement of RSUs. As of July 3, 2015, 13,530,434 shares of CSC common stock were available for the grant of future stock options, restricted stock units or other stock-based incentives to employees of CSC and the Computer Sciences GS Business.
For the three months ended July 3, 2015 and July 4, 2014, the Computer Sciences GS Business recognized stock-based (benefit) compensation expense as follows:

	Three Months Ended
	July 3, 2015	July 4, 2014
Cost of services	$(1,369)	$2,322
Selling, general and administrative expenses	569	2,382
Total	$(800)	$4,704
Total, net of tax	$(486)	$2,858
The stock-based compensation listed above included the Computer Sciences GS Business’s share of the Parent’s corporate and non-employee director grants for the three months ended July 3, 2015 and July 4, 2014 of $594 and $2,077, respectively. The decrease in stock-based compensation was due to current quarter employee terminations, forfeitures as of the annual vesting date which occurs during the first quarter, and changes in the assumed forfeiture rate. The impact of changes in forfeiture rate estimates was approximately $(4,901).
The Computer Sciences GS Business uses the Black-Scholes-Merton model in determining the fair value of options granted. The weighted-average grant date fair values of stock options granted during the three months ended July 3, 2015 and July 4, 2014 was $19.65 and $18.15 per share, respectively. In calculating the compensation expense for its stock incentive plans, the following weighted-average assumptions were used:

	Three Months Ended
	July 3, 2015	July 4, 2014
Risk-free interest rate	1.77%	2.03%
Expected volatility	31.76%	33.09%
Expected term (in years)	6.06	5.99
Dividend yield	1.39%	1.50%

Computer Sciences GS Business
Notes to the Combined Condensed Financial Statements (unaudited)
Dollars in thousands, except per share data

During the three months ended July 3, 2015 and July 4, 2014, the Computer Sciences GS Business’s tax benefit realized for deductions from exercising stock options was $1,480 and $3,252, respectively.
Stock Options

The standard vesting schedule for stock options is one-third of the total stock option award on each of the first three anniversaries of the grant date. Stock options are generally exercisable for a term of ten years from the grant date. Information concerning stock options granted under the stock incentive plans during the three months ended July 3, 2015 is as follows:

	Number of Option Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at April 3, 2015	806,761	$47.18	6.13	$14,682
Granted	175,680	68.43
Net transfers*	(10,412)	49.64
Exercised	(48,384)	40.89
Canceled/Forfeited	(7,499)	56.43
Expired	(2,714)	37.11
Outstanding as of July 3, 2015	913,432	51.55	6.74	13,838
Vested and expected to vest in the future as of July 3, 2015	874,087	50.94	6.59	13,748
Exercisable as of July 3, 2015	548,661	45.09	5.09	11,669
*Represents option activity associated with employees who transferred between CSC and the Computer Sciences GS Business.

The intrinsic value of options exercised during the three months ended July 3, 2015 and July 4, 2014 totaled $1,283 and $6,109, respectively. The cash received from stock options exercised during the three months ended July 3, 2015 and July 4, 2014, was $1,978 and $15,819 respectively.
As of July 3, 2015, unrecognized compensation expense related to unvested stock options totaled $5,602, net of expected forfeitures. This cost is expected to be recognized over a weighted-average period of 2.33 years.
Restricted Stock Units

Information concerning RSUs granted under stock incentive plans is as follows:

	Number of Option Shares	Weighted Average Fair Value
Outstanding as of April 3, 2015	289,508	$46.99
Granted	81,858	67.50
Net transfers*	(191)	52.24
Released/Issued	(37,794)	39.46
Canceled/Forfeited	(10,999)	35.97
Outstanding as of July 3, 2015	322,382	53.52
*Represents award activity associated with employees who transferred between CSC and the Computer Sciences GS Business.

Computer Sciences GS Business
Notes to the Combined Condensed Financial Statements (unaudited)
Dollars in thousands, except per share data

As of July 3, 2015, total unrecognized compensation expense related to unvested restricted stock units totaled $10,890, net of expected forfeitures. This cost is expected to be recognized over a weighted-average period of 1.96 years.
Note 11 - Segment Information
The Computer Sciences GS Business’s reportable segments are as follows:

•	Defense and Intelligence—The Defense and Intelligence segment provides services to the DoD, National Security Agency, branches of the Armed Forces and other DoD agencies.

•	Civil—The Civil segment provides services to various federal agencies within the Department of Homeland Security and other Civil agencies.
The following table summarizes operating results by reportable segment:

	Defense and Intelligence	Civil	Total Segment	Corporate	Total
July 3, 2015
Revenues	$506,592	$452,340	$958,932	$—	$958,932
Operating income	63,936	61,282	125,218	8	125,226
Depreciation and amortization expense	22,307	10,645	32,952	—	32,952
Total assets	1,187,042	752,155	1,939,197	245	1,939,442

April 3, 2015
Total assets	1,330,761	830,413	2,161,174	108	2,161,282

July 4, 2014
Revenues	$559,443	$473,864	$1,033,307	$—	$1,033,307
Operating income	60,371	74,973	135,344	(83)	135,261
Depreciation and amortization expense	24,409	10,989	35,398	—	35,398
Operating income provides useful information to the Computer Sciences GS Business’s management for assessment of the Computer Sciences GS Business’s performance and results of operations and is one of the financial measures utilized to determine executive compensation. A reconciliation of combined operating income to income from continuing operations before taxes is as follows:

	Three Months Ended
	July 3, 2015	July 4, 2014
Operating income	$125,226	$135,261
Corporate G&A	(14,934)	(15,770)
Separation costs	(14,777)	—
Interest expense, net	(5,481)	(5,700)
Other income (expense), net	19,327	(1,459)
Income from continuing operations before taxes	$109,361	$112,332

Computer Sciences GS Business
Notes to the Combined Condensed Financial Statements (unaudited)
Dollars in thousands, except per share data

Note 12 - Commitments and Contingencies
Commitments
In the normal course of business, the Computer Sciences GS Business may provide certain customers, principally governmental entities, with financial performance guarantees, which are generally backed by stand-by letters of credit or surety bonds. In general, the Computer Sciences GS Business would only be liable for the amounts of these guarantees in the event that nonperformance by the Computer Sciences GS Business permits termination of the related contract by the customer. As of July 3, 2015, the Computer Sciences GS Business had $38,576 of outstanding letters of credit and $13,663 of surety bonds relating to these performance guarantees. The Computer Sciences GS Business believes it is in compliance with its performance obligations under all service contracts for which there is a financial performance guarantee and the ultimate liability, if any, incurred in connection with these guarantees will not have a material adverse effect on its combined results of operations or financial position.
The following table summarizes the expiration of the Computer Sciences GS Business’s financial guarantees and stand-by letters of credit outstanding as of July 3, 2015:

	Fiscal 2016	Fiscal 2017	Fiscal 2018 and Thereafter	Total
Stand-by letters of credit	$1,576	$37,000	$—	$38,576
Surety bonds	1,663	12,000	—	13,663
Total	$3,239	$49,000	$—	$52,239
The Computer Sciences GS Business generally indemnifies licensees of its proprietary software products against claims brought by third parties alleging infringement of intellectual property rights (including rights in patents with or without geographic limitations, copyrights, trademarks, and trade secrets). The Computer Sciences GS Business’s indemnification of its licensees relates to costs arising from court awards, negotiated settlements and the related legal and internal costs of those licensees. The Computer Sciences GS Business maintains the right, at its own costs, to modify or replace software in order to eliminate any infringement. Historically, the Computer Sciences GS Business has not incurred any significant costs related to licensee software indemnifications.
Contingencies
In accordance with ASC 450, matters are described below due to their relevance to the Computer Sciences GS Business and because they will be assumed by the Computer Sciences GS Business from CSC in connection with the Spin-Off.
The Computer Sciences GS Business is routinely subject to investigations and reviews relating to compliance with various laws and regulations with respect to its role as a contractor to federal, state and local government customers and in connection with performing services in countries outside of the U.S. Adverse findings in these investigations or reviews can lead to criminal, civil or administrative proceedings and the Computer Sciences GS Business could face penalties, fines, compensatory damages and suspension or debarment from doing business with governmental agencies. In addition, the Computer Sciences GS Business could suffer serious reputational harm if allegations of impropriety were made against the Computer Sciences GS Business. Adverse findings could also have a material adverse effect on the Computer Sciences GS Business’s business, combined financial position, results of operations and cash flows due to its reliance on government contracts.
U.S. federal government agencies, including the DCAA, Defense Contract Management Agency (“DCMA”), and others, routinely audit and review a contractor’s performance on government contracts, indirect rates and pricing practices, and compliance with applicable contracting and procurement laws, regulations, and standards. These agencies also review the adequacy of the contractor’s compliance with government standards for its business systems including: a contractor’s accounting system, earned value management system, estimating system, materials

Computer Sciences GS Business
Notes to the Combined Condensed Financial Statements (unaudited)
Dollars in thousands, except per share data

management and accounting system, property management system and purchasing system. Both contractors and the U.S. federal government agencies conducting these audits and reviews have come under increased scrutiny including such subjects as billing practices, labor charging and accounting for unallowable costs.
The Computer Sciences GS Business’s indirect cost audits by the DCAA remain open for fiscal 2004 and subsequent fiscal years. Although the Computer Sciences GS Business has recorded contract revenues subsequent to and including fiscal 2004 based upon an estimate of costs that the Computer Sciences GS Business believes will be approved upon final audit or review, the Computer Sciences GS Business does not know the outcome of any ongoing or future audits or reviews and adjustments, and if future adjustments exceed the Computer Sciences GS Business’s estimates, its profitability would be adversely affected.
As of July 3, 2015, the Computer Sciences GS Business has recorded a liability of $7,479 for its current best estimate of net amounts to be refunded to customers for potential adjustments from such audits or reviews of contract costs. This amount includes potential adjustments related to both pre-separation and post-separation audits or reviews.
In connection with the sale of ATD in fiscal 2014, the Computer Sciences GS Business transferred its joint venture interests in Computer Sciences Raytheon (“CSR”) as part of the ATD sale transaction. CSR is a joint venture formed between CSC and Raytheon Technical Services Company and its sole business is performance of a single contract for a DoD customer. CSR is the plan sponsor of the CSR pension plan, which we expect will be terminated in connection with the termination of the CSR contract with the customer. CSC agreed with the purchaser of ATD that the Computer Sciences GS Business would fund the purchaser’s share of the CSR pension settlement obligation upon plan termination. In addition, the agreement with the purchaser provides that the eventual expected recovery by CSR of such plan termination settlement costs from the customer as provided for under the federal Cost Accounting Standards (“CAS”) Section 413, whereby contractors may recover such costs from the government plus interest, will be reimbursed to the Business. The CSR pension plan termination process is expected to be initiated in September 2015, and may take upwards of 12 months to be completed. The current estimate of the share of the funding obligation that would be attributable to the purchaser, and therefore to be advanced by the Computer Sciences GS Business, is approximately $26,000. The ultimate plan termination settlement funding obligation will be based on economic factors, including long-term interest rates that impact the cost of annuities offered by insurers at the time of the actual plan termination settlement. The fair value of the Business’ funding advance obligation net of subsequent expected recoveries was recorded by the Business at the time of the sale of ATD.

Maryland Medicaid Enterprise Restructuring Project
On March 1, 2012, CSC was competitively awarded the Maryland Medicaid Enterprise Restructuring Project (“MERP”) contract by the State of Maryland (the “State”) to modernize the Medicaid Management Information System (“MMIS”), a database of Medicaid recipients and providers used to manage Medicaid reimbursement claims. The MERP contract is predominately fixed-price. In addition, since awarded, federal government-mandated Medicaid IT standards have been in considerable flux. The State has directed CSC to include additional functionality in the design to incorporate new federal mandates and guidance promulgated after the base scope of the Contract was finalized. Further, the State has declined to approve contract modifications to compensate CSC for the additional work.
As a result of the State’s refusal to amend the MERP contract and equitably adjust the compensation to be paid to CSC and, in accordance with prescribed State statutes and regulations, CSC timely filed a certified contract claim with the State in the total estimated amount of approximately $61,000 on September 27, 2013 (“Contract Claim #1”). On February 14, 2014, CSC filed Contract Claim #1A, which amends Contract Claim #1, to a claim of approximately $34,000. CSC believes it has valid and reasonable factual and legal bases for Contract Claims #1 and 1A and that the circumstances that have led or will lead to CSC’s additional costs set forth in Contract Claims #1 and 1A were unforeseen as of the operative proposal submission dates and are not the result of deficiencies in CSC’s performance. However, CSC’s position is subject to the ongoing evaluation of new facts and information which may come to CSC’s attention should an appeal of the State’s denial of Contract Claims #1 and 1A be litigated before the Maryland State Board of Contract Appeals (the “State Board”).

Computer Sciences GS Business
Notes to the Combined Condensed Financial Statements (unaudited)
Dollars in thousands, except per share data

On February 19, 2014, the State provided a recommended decision denying Contract Claims #1 and 1A to CSC. The February 19, 2014 recommended decision was not a final agency determination on the claims. On April 29, 2014, the State provided a final decision, dated April 25, 2014, denying the claims to CSC. On May 28, 2014, CSC filed a Notice of Appeal with the State Board, which has exclusive initial jurisdiction of State contract claims concerning breach, performance, modification or termination of contracts procured under Title II of Maryland’s General Procurement Law. The appeal is currently pending before the State Board.
On August 22, 2014, the State unilaterally suspended performance under the Contract for 90 days. On September 12, 2014, the State modified its August 22nd suspension of the Contract and authorized CSC, during the remainder of the 90-day suspension, to assign up to nine full-time-equivalent staff to perform various analyses of cost and schedule. On November 20, 2014, the State sent a letter extending the suspension until January 5, 2015 and on January 2, 2015, the State again extended the suspension until February 20, 2015.
As the result of the 90-day suspension, as extended, and other actions and inactions by the State in performance of its obligations under and management of the Contract, CSC filed a second set of Claims with the State Board (“Claims #2A-D). Claim #2A, in the amount of $77,000, asserts that CSC’s contractual undertaking did not include an agreement to receive reduced and delayed payments, and the State’s unilateral imposition of such reductions and delays, together with the other factors result in a material change to the Contract entitling CSC to compensation for all costs incurred to date, including all liabilities incurred, and fee, as well as expected profit under the full contract. Alternatively, Claim #2B, in the amount of $65,000, asserts that the Maryland General Assembly’s reduction to the appropriations for the MERP Project for fiscal 2015 effectively cancels the MERP contract, entitling CSC to recover all costs incurred to date including all liabilities incurred, and a reasonable allowance for profit on costs and liabilities. Similarly, Claims #2C, also in the amount of $65,000, asserts that the State’s actions, inactions, and decisions amount to a constructive termination for convenience entitling CSC to recover all costs incurred to date including, all liabilities incurred, and reasonable allowance for profit on costs and liabilities. Claim #2D is a claim for suspension costs during the 90-day period of $3,000, including labor costs, facilities costs and other costs needed to remain ready to re-start program. Claim #2D is a claim for suspension costs during the 90-day period of $3 million, including labor costs, facilities costs and other costs needed to remain ready to restart the program.
Since April 2015, CSC and the State have been in negotiations to restructure the contract and resolve all issues, including the matters in litigation before the State Board. The contract suspension has been extended, most recently, to October 30, 2015, to accommodate those discussions.
On September 14, 2015, the State orally advised us that the Governor elected to abandon the contract restructuring discussions and directed the State to terminate the contract. After further discussions with the State, we entered into an agreement on September 17, 2015, to delay the termination notice until October 1, 2015, and use the intervening period to negotiate termination. If those discussions do not resolve the issues, we will pursue litigation at the Maryland Board of Contract Appeals, including Claims #2A-D as successor in interest to CSC. In either case we believe we will recover amounts due to us from the State. Management has evaluated the recoverability of assets related to this contract in light of these developments and concluded that no adjustments were required as of July 3, 2015.
Unless otherwise noted, the Computer Sciences GS Business is unable to develop a reasonable estimate of a possible loss or range of losses associated with the following contingent matters at this time.
Strauch et al. Fair Labor Standards Act Class Action
On July 1, 2014, plaintiffs filed Strauch and Colby v. Computer Sciences Corporation in the U.S. District Court for the District of Connecticut, a putative nationwide class action alleging that CSC violated provisions of the Fair Labor Standards Act (“FLSA”) with respect to system administrators who worked for CSC at any time from June 1, 2011 to the present. Plaintiffs claim that CSC improperly classified its system administrators as exempt from the FLSA and that CSC therefore owes them overtime wages and associated relief available under the FLSA and various statutes, including the Connecticut Minimum Wage Act, the California Unfair Competition Law, California Labor Code, California Wage Order No. 4-2001, and the California Private Attorneys General Act. The relief sought by

Computer Sciences GS Business
Notes to the Combined Condensed Financial Statements (unaudited)
Dollars in thousands, except per share data

Plaintiffs include unpaid overtime compensation, liquidated damages, pre- and post-judgment interest, damages in the amount of twice the unpaid overtime wages due, and civil penalties.
CSC’s position is that its system administrators have the job duties, responsibilities, and salaries of exempt employees and are properly classified as exempt from overtime compensation requirements. CSC’s Motion to Transfer Venue was denied in February 2015.
On June 9, 2015, the Court entered an order granting the plaintiffs’ motion for conditional certification of the class of system administrators. The Strauch putative class includes more than 4,000 system administrators, of whom 1,865 are employed by the Computer Sciences GS Business and the remainder of whom are employed by CSC. Courts typically undertake a two-stage review in determining whether a suit may proceed as a class action under the FLSA. In its order, the Court noted that, as a first step, the Court examines pleadings and affidavits, and if it finds that proposed class members are similarly situated, the class is conditionally certified. Potential class members are then notified and given an opportunity to opt-in to the action. The second step of the class certification analysis occurs upon completion of discovery. At that point, the Court will examine all evidence then in the record to determine whether there is a sufficient basis to conclude that the proposed class members are similarly situated. If it is determined that they are, the case will proceed to trial; if it is determined they are not, the class is decertified and only the individual claims of the purported class representatives proceed. The Business’s position in this litigation continues to be that the employees identified as belonging to the conditional class were paid in accordance with the FLSA.
CECOM Rapid Response Demand Letter
On July 12, 2013, the U.S. Army’s Communications-Electronics Command (“CECOM”) issued a demand letter based upon DCAA audit reports and Forms 1, for reimbursement in the amount of $235,155 in costs that CSC allegedly overcharged under its Rapid Response (“R2”) contract (Contract No. DAAB07-03-D-B007) by placing CSC, interdivisional, teammate, and vendor employees in R2 labor categories for which they were not qualified. CSC’s position has been that, in most instances, the individuals in question met the contract requirements for their labor categories, and that, in all instances, DCAA and CECOM have ignored the value the government received for CSC’s work. CSC and CECOM have engaged in discussions in an attempt to resolve this issue but, at this point in time, there can be no assurance that the parties will be able to resolve their differences, in which case the Business would litigate this matter.
NetCracker Technology Corp.

In August 2013, CSC received a Civil Investigative Demand from the U.S. Department of Justice’s Civil Division seeking documents and information regarding CSC’s contract with the Defense Information Systems Agency (“DISA”) and its subcontract with NetCracker Technology Corp. (“NetCracker”). Since that time, CSC has cooperated with a government investigation into issues on this subcontract. On March 26, 2015, CSC received a letter from the Civil Division claiming that CSC violated the False Claims Act and breached its contract with DISA based upon actions taken by NetCracker in performing its work on the subcontract. The U.S. federal government’s letter asserted that its single damages from CSC “could be” $15,480. Because the government has not yet filed a lawsuit making a particularized claim, potential claimed damages may be different from those thus far asserted. Nevertheless in our experience it would be unusual and unlikely for the government to make a materially higher claim for its single damages. In addition, the False Claims Act permits the U.S. federal government to recover treble damages and penalties. The Business has taken the position that it has not engaged in any conduct that would violate the False Claims Act.

DynCorp

In connection with CSC's acquisition of DynCorp in 2003 and its divestiture of substantially all of that business in two separate transactions (in 2005 to The Veritas Capital Fund II L.P, and DI Acquisition Corp. and in 2013 to Pacific Architects and Engineers, Incorporated (collectively, the "DynCorp Divestitures")), CSC assumed and Computer Sciences GS Business will retain various environmental indemnities of DynCorp and its former

Computer Sciences GS Business
Notes to the Combined Condensed Financial Statements (unaudited)
Dollars in thousands, except per share data

subsidiaries arising from environmental representations and warranties under which DynCorp agreed to indemnify the purchasers of its subsidiaries DynAir Tech and DynAir Services by Sabreliner Corporation and ALPHA Airports Group PLC, respectively. As part of the DynCorp Divestitures, CSC also assumed and Computer Sciences GS Business will also retain indemnities for insured litigation associated with dormant suits by former employees of DynCorp subsidiaries alleging exposure to asbestos and other substances; other indemnities related to a 2001 case arising from counter-narcotics spraying in Colombia under a U.S. Department of State contract and the associated coverage litigation involving the aviation insurance underwriters; and an environmental remediation case involving HRI, a former wholly-owned subsidiary of DynCorp, in Lawrenceville, New Jersey. Computer Sciences GS Business does not anticipate any material adverse effect on its financial position, results of operations and cash flows from these indemnities.

The Computer Sciences GS Business accrues a liability when management believes that it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated under ASC 450. The Computer Sciences GS Business believes it has appropriately recognized liabilities for any such matters. In addition to the matters noted above, the Computer Sciences GS Business is currently party to a number of disputes which involve or may involve litigation. Regarding other matters that may involve actual or threatened disputes or litigation, the Computer Sciences GS Business, in accordance with the applicable reporting requirements, provides disclosure of such matters for which the likelihood of material loss is at least reasonably possible. The Computer Sciences GS Business assessed reasonably possible losses for all other such pending legal or other proceedings in the aggregate and concluded that the range of potential loss is not material.

The Computer Sciences GS Business also considered the requirements regarding estimates used in the disclosure of contingencies under ASC Subtopic 275-10, Risks and Uncertainties. Based on that guidance, the Computer Sciences GS Business determined that supplemental accrual and disclosure was not required for a change in estimate that involves contingencies because the Computer Sciences GS Business determined that it was not reasonably possible that a change in estimate will occur in the near term. The Computer Sciences GS Business reviews contingencies during each interim period and adjusts its accruals to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular matter.
Note 13—Subsequent events

Subsequent events have been evaluated through September 21, 2015, which is the date the Combined Condensed Financial Statements were available to be issued.

On August 31, 2015, CSC announced that it has entered into a definitive agreement to merge (the “First Merger”) a wholly-owned subsidiary of Computer Sciences Government Services Inc. with SRA Companies, Inc. (“SRA Parent”). Immediately after the First Merger, SRA Parent will merge with and into another wholly-owned subsidiary of Computer Sciences Government Services Inc. (together, the “Mergers”). As a result of the Mergers, SRA will become an indirect wholly-owned subsidiary of Computer Sciences Government Services Inc.

The structure of the Mergers is expected to preserve the tax-free nature of CSC’s previously announced Spin-Off of the Computer Sciences GS Business. At the effective time of the First Merger, the stockholders of SRA Parent common stock will receive merger consideration consisting of cash and shares of Computer Sciences Government Services Inc. All of the outstanding shares of SRA Parent common stock will be automatically converted into the right to receive, in the aggregate, merger consideration consisting of (1) $390,000 in cash and (2) shares of Computer Sciences Government Services Inc. common stock representing in the aggregate approximately 15.32% of the total number of shares of Computer Sciences Government Services Inc. common stock outstanding immediately after the effective time of the First Merger. The First Merger will result in shares issued to CSC stockholders in the Distribution comprising approximately 84.68% of the common stock of Computer Sciences GS outstanding after the effective time of the First Merger.

As part of the transaction, SRA’s existing net debt of approximately $1.1 billion will be assumed and refinanced by Computer Sciences Government Services Inc. The Mergers are expected to close in the third quarter of fiscal

Computer Sciences GS Business
Notes to the Combined Condensed Financial Statements (unaudited)
Dollars in thousands, except per share data

year 2016 subject to, among other things, the completion of the Spin-Off, related debt financing agreements and other regulatory approvals.

* * * * *

Independent Auditors’ Report
The Board of Directors
SRA Companies, Inc.:
Report on the Financial Statements
We have audited the accompanying consolidated financial statements of SRA Companies, Inc. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of June 30, 2014 and 2015, the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2015, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SRA Companies, Inc. and its subsidiaries as of June 30, 2014 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2015, in accordance with U.S. generally accepted accounting principles.
/s/ KPMG LLP
McLean, VA
August 25, 2015

SRA COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30,
	2014	2015
ASSETS
Current assets:
Cash and cash equivalents	$108,840	$96,009
Restricted cash	1,619	681
Accounts receivable, net	217,677	213,915
Prepaid expenses and other	5,643	7,028

Total current assets	333,779	317,633
Property and equipment, net	18,925	16,449
Goodwill	783,604	828,929
Trade names	150,200	150,200
Identified intangibles, net	253,916	221,039
Other long-term assets	35,632	29,033

Total assets	$1,576,056	$1,563,283

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$22,000	$—
Accounts payable and accrued expenses	136,626	145,630
Accrued payroll and employee benefits	83,017	82,591
Billings in excess of revenue recognized	10,801	10,826
Deferred income taxes	5,355	6,121

Total current liabilities	257,799	245,168
Long-term debt	1,047,927	1,060,160
Deferred income taxes	106,253	100,763
Other long-term liabilities	23,429	18,866

Total liabilities	1,435,408	1,424,957
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share; 352,820 shares authorized as of June 30, 2014 and 2015, none issued and outstanding as of June 30, 2014 and 2015
Common stock, par value $0.01 per share; 1,147,180 shares authorized, 514,268 shares issued and outstanding as of June 30, 2014; 1,147,180 shares authorized, 516,662 shares issued and outstanding as of June 30, 2015	5	5
Additional paid-in capital	522,914	526,778
Accumulated other comprehensive loss, net of tax	(11,871)	(6,113)
Accumulated deficit	(370,400)	(382,344)

Total stockholders’ equity	140,648	138,326

Total liabilities and stockholders’ equity	$1,576,056	$1,563,283
The accompanying notes are an integral part of these consolidated financial statements.

SRA COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands)

	Year Ended June 30,
	2013	2014	2015
Revenue	$1,507,722	$1,386,363	$1,389,214
Operating costs and expenses:
Cost of services	1,140,014	1,060,407	1,059,298
Selling, general and administrative	198,338	181,937	175,499
Depreciation and amortization of property and equipment	12,199	9,194	8,144
Amortization of intangible assets	88,147	72,711	58,514
Impairment of goodwill and other assets	345,753	—	—
Gain on the sale of a portion of the Health & Civil business	—	(1,564)	—

Total operating costs and expenses	1,784,451	1,322,685	1,301,455

Operating (loss) income	(276,729)	63,678	87,759
Interest expense	(100,777)	(104,191)	(106,812)
Interest income	43	65	38

Loss before income taxes	(377,463)	(40,448)	(19,015)
Benefit from income taxes	(60,169)	(16,286)	(7,071)

Net loss	$(317,294)	$(24,162)	$(11,944)
The accompanying notes are an integral part of these consolidated financial statements.

SRA COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)

	Year Ended June 30,
	2013	2014	2015
Net loss	$(317,294)	$(24,162)	$(11,944)
Unrealized (loss) gain on interest rate swaps, net of tax	(156)	312	5,758

Comprehensive loss	$(317,450)	$(23,850)	$(6,186)

The accompanying notes are an integral part of these consolidated financial statements.

SRA COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(in thousands)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
Balance June 30, 2012	514	$5	$516,814	$(12,027)	$(28,944)	$475,848
Net loss	—	—	—	—	(317,294)	(317,294)
Issuance of common Stock	—	—	—	—	—	—
Stock-based compensation	—	—	2,836	—	—	2,836
Other	—	—	(65)	—	—	(65)
Unrealized loss on interest rate swaps, net of tax	—	—	—	(156)	—	(156)

Balance June 30, 2013	514	$5	$519,585	$(12,183)	$(346,238)	$161,169
Net loss	—	—	—	—	(24,162)	(24,162)
Issuance of common Stock	—	—	—	—	—	—
Stock-based compensation	—	—	3,346	—	—	3,346
Other	—	—	(17)	—	—	(17)
Unrealized gain on interest rate swaps, net of tax	—	—	—	312	—	312

Balance June 30, 2014	514	$5	$522,914	$(11,871)	$(370,400)	$140,648
Net Loss	—	—	—	—	(11,944)	(11,944)
Issuance of common Stock	3	—	—	—	—	—
Stock-based compensation	—	—	3,910	—	—	3,910
Other	—	—	(46)	—	—	(46)
Unrealized gain on interest rate swaps, net of tax	—	—	—	5,758	—	5,758

Balance June 30, 2015	517	$5	$526,778	$(6,113)	$(382,344)	$138,326
The accompanying notes are an integral part of these consolidated financial statements.

SRA COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended June 30,
	2013	2014	2015
Cash flows from operating activities:
Net loss	$(317,294)	$(24,162)	$(11,944)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation of property and equipment	13,484	10,725	9,151
Amortization of intangible assets	88,147	72,711	58,514
Stock-based compensation	2,836	3,346	3,910
Deferred income taxes	(60,646)	(18,947)	(8,494)
Amortization of original issue discount and debt issuance costs	7,131	7,817	7,235
Impairment of goodwill and other assets	345,753	—	—
Gain on the sale of a portion of the Health & Civil business	—	(1,564)	—
Changes in assets and liabilities, net of the effect of acquisitions and divestitures
Accounts receivable	47,792	48,857	2,334
Prepaid expenses and other	(4,160)	9,730	(660)
Accounts payable and accrued expenses	(25,853)	28,340	11,973
Accrued payroll and employee benefits	(30,883)	(1,604)	(950)
Billings in excess of revenue recognized	(40)	2,799	25
Other	558	7,605	5,864

Net cash provided by operating activities	66,825	145,653	76,958

Cash flows from investing activities:
Capital expenditures	(11,791)	(7,355)	(7,480)
Acquisitions, net of cash acquired	(33,631)	—	(71,476)
Proceeds from the sale of a portion of the Health & Civil business	—	5,492	—

Net cash used in investing activities	(45,422)	(1,863)	(78,956)

Cash flows from financing activities:
Borrowings under revolving credit facility	75,000	100,000	10,000
Repayments under revolving credit facility	(75,000)	(100,000)	(10,000)
Repayments of Term Loan B Facility	(20,000)	(40,000)	(10,833)

Net cash used in financing activities	(20,000)	(40,000)	(10,833)

Net increase (decrease) in cash and cash equivalents	1,403	103,790	(12,831)
Cash and cash equivalents, beginning of period	3,647	5,050	108,840

Cash and cash equivalents, end of period	$5,050	$108,840	$96,009

Supplementary Cash Flow Information
Cash paid for interest	93,345	84,210	98,159
Cash paid (refunds received) for income taxes, net	1,435	(1,003)	1,777
The accompanying notes are an integral part of these consolidated financial statements.

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies:
Basis of Presentation
SRA Companies, Inc., a Delaware corporation, or SRA Companies, and its wholly-owned subsidiary, Sterling Parent LLC, or Sterling Parent, were formed by private equity investment funds, or the PEP Funds, sponsored by Providence Equity Partners L.L.C., or Providence, for the sole purpose of acquiring SRA International, Inc. and its subsidiaries, or SRA, a Virginia corporation. SRA was acquired on July 20, 2011, or the Transaction. SRA Companies and Sterling Parent do not have any independent assets or operations.
The accompanying consolidated financial statements include the accounts of SRA Companies, Inc. and its wholly-owned subsidiaries and joint ventures of which we hold a majority interest, or collectively referred to as the Company, and have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. All intercompany transactions and balances have been eliminated.
In the opinion of management, the accompanying consolidated financial statements reflect all adjustments and reclassifications that are necessary for fair presentation of the periods presented.
Reclassifications
Certain reclassifications have been made to prior period amounts to conform to current period presentation. Such reclassifications have no effect on net income as previously reported.
Nature of Business
The Company is a provider of sophisticated information technology and strategic consulting services and solutions primarily to the U.S. federal government. The Company provides services and solutions that help its government customers address complex IT needs in order to achieve their missions more effectively, increase efficiency of operations, and reduce operating costs. The Company’s portfolio of customers spans a broad variety of federal agencies and is organized around them into two business groups: Health & Civil and National Security.
Operating segments are components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker in allocating resources and in assessing performance. Due to the similarities in the types of customers, services and overall economic characteristics of the Company’s two business groups, the Company aggregates all of its operations into one reportable segment.
The Company derives a substantial portion of its revenue from services provided as a prime contractor or subcontractor on engagements with various agencies of the U.S. government. These contracts represented greater than 97% of the Company’s revenue for all periods presented. The Company considers individual agencies that may fall under a larger department as separate customers. No customer accounted for 10% or more of the Company’s revenue for any of the periods presented.
The Transaction
The Transaction was completed on July 20, 2011 for a total purchase price of approximately $1.9 billion. The Transaction and related fees were financed through equity contributions, together with borrowings under a senior secured term loan facility, proceeds from the issuance of notes, issuance of a promissory note, and cash on hand. The PEP Funds invested cash of approximately $394 million and Dr. Ernst Volgenau, the founder of the Company and the Chairman of the Board of the SRA Companies, rolled over equity in the predecessor entity of $150 million in return for which he received $120 million in equity and a promissory note. The promissory note was issued for a principal amount up to $30 million, repayable solely based on proceeds from planned divestitures. The Company expects to pay $17 million for this note. As of June 30, 2015, $12 million of this note was paid. SRA entered into senior secured credit facilities consisting of an $875 million term loan B facility, or Term Loan B Facility, and a $100 million senior secured revolving credit facility, or the Revolver, collectively referred to as the Senior Secured

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Credit Facilities. Additionally, SRA International, Inc. issued $400 million aggregate principal amount of 11% Senior Notes due October 1, 2019, or the Senior Notes. See Note 8 for a description of the Company’s indebtedness.
Accounting Estimates
The preparation of the Company’s consolidated financial statements in accordance with GAAP requires that management make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, as well as the disclosure of contingent assets and liabilities. These estimates are based on the Company’s historical experience and various other factors that are deemed reasonable at the time the estimates are made. The Company re-evaluates its estimates at least quarterly. Actual results may differ significantly from these estimates under different assumptions or conditions. Management believes the critical accounting policies requiring significant estimates and judgments are revenue recognition, accounting for acquisitions, including the identification of intangible assets and the ongoing impairment assessments of goodwill and other long-lived assets, accounting for stock compensation expense and income taxes. If any of these estimates or judgments proves to be inaccurate, the Company’s results could be materially affected in the future.
Revenue Recognition
Revenue is recognized when persuasive evidence of an arrangement exists, services have been rendered or goods delivered, the contract price is fixed or determinable, and collectibility is reasonably assured. Revenue associated with work performed prior to the completion and signing of contract documents is recognized only when it can be reliably estimated and realization is probable. The Company typically only performs work prior to the completion and signing of contract documents when a relationship with the customer already exists and bases its estimates on previous experiences with the customer, communications with the customer regarding funding status, and its knowledge of available funding for the contract or program.
Revenue on cost-plus-fee contracts is recognized to the extent of costs incurred plus a proportionate amount of the fee earned. The Company considers fixed fees under cost-plus-fee contracts to be earned in proportion to the allowable costs incurred in performance of the contract. The Company considers performance-based fees, including award fees, under any contract type to be earned when it can demonstrate satisfaction of performance goals, based upon historical experience, or when the Company receives contractual notification from a customer that the fee has been earned. Revenue on time-and-materials contracts is recognized based on the hours incurred at the negotiated contract billing rates, plus the cost of any allowable material costs and out-of-pocket expenses. Revenue on fixed-price contracts where the Company performs systems design, development and integration is recognized using the percentage-of-completion method of contract accounting. Unless it is determined as part of the Company’s regular contract performance review that overall progress on a contract is not consistent with costs expended to date, the Company determines the percentage completed based on the percentage of costs incurred to date in relation to total estimated costs expected upon completion of the contract. Revenue on fixed-price outsourcing and managed services contracts is recognized ratably over the contract period. Revenue on fixed-price strategic consulting contracts is recognized based on costs incurred because these services are directed by the Company’s customers and are subject to their needs which fluctuate throughout the contract period.
Contract revenue recognition involves estimation. The Company records the cumulative effect of a revision in revenue or profit recorded in the period in which the facts requiring the revision become known. Anticipated contract losses are recognized in the period in which they become probable and can be reasonably estimated.
Reserves for the collectibility of accounts receivable are recorded when the Company determines that it is less than probable that it will collect the amounts due and the reserve requirements can be reasonably estimated.

Impairment of Goodwill and Other Assets
Trade names are evaluated for impairment annually and between annual tests if events or changes in circumstances indicate the carrying value may not be recoverable. The Company assesses the potential impairment by comparing the carrying value of the trade names with their estimated fair value, utilizing the relief from royalty

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

method. If the carrying value exceeds the fair value, the Company recognizes a loss based on the excess carrying value over fair value.
Goodwill represents the excess of the cost of an acquired entity over the net amounts assigned to assets acquired and liabilities assumed. The Company tests goodwill for impairment annually during the fourth quarter as of April 1, and between annual tests if events or changes in circumstances indicate the carrying value may not be recoverable. The goodwill impairment assessment is separately performed for each of the Company’s two reporting units, National Security and Health & Civil.
The impairment model prescribes a two-step method for determining goodwill impairment. The first step compares the reporting unit’s estimated fair value to its carrying value. The Company utilizes a discounted cash flow analysis as well as comparative market multiples to determine the fair value of its reporting units. If the carrying value exceeds the estimated fair value, a potential impairment is indicated and the Company must complete the second step of the impairment test. The second step allocates the fair value of the reporting unit determined in step one to the tangible and intangible assets and liabilities to derive an implied fair value for the reporting unit’s goodwill. If the carrying value of goodwill exceeds the implied fair value, an impairment charge is recorded to reduce the carrying value of the goodwill to the implied fair value.
Intangible assets with finite lives are only evaluated for impairment when events or circumstances indicate that the carrying amount of long-lived assets and intangible assets may not be fully recoverable. The Company determines whether the carrying value of the long-lived asset is recoverable by comparing the asset’s carrying value to its future undiscounted net cash flows, without interest charges. If impairment is indicated as a result of this review, the Company recognizes an impairment charge for the amount by which the carrying amount exceeds the fair value, which is measured using estimated discounted future cash flows.
Refer to Note 3 for a detailed discussion of the fiscal 2013 impairment analysis and resulting charges.
Income Taxes
The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities less valuation allowances, if required. Enacted statutory tax rates are used to compute the tax consequences of these temporary differences. The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the Company’s position following an audit.
The Company has a process to ensure that uncertain tax positions are identified, analyzed and properly reported in the Company’s financial statements in accordance with generally accepted accounting principles. The Company recognizes accrued interest and penalties related to uncertain tax positions in the provision for income tax expense, as well as interest earned related to income tax refunds.
The Company files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions with varying statutes of limitation. Periods for fiscal years ended after July 1, 2010 generally remain subject to examination by federal and state tax authorities. In foreign jurisdictions, tax years after 2010 may remain subject to examination by tax authorities.
Cash and Cash Equivalents
The Company considers all highly liquid investments with an original or purchased maturity of 90 days or less to be cash equivalents.

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restricted Cash
The Company’s restricted cash consists of cash collateral agreements primarily related to the Company’s corporate credit card program and the issuance of a letter of credit related to workers’ compensation insurance.
Accounts Receivable
Accounts receivable are typically billed and collected within 90 days of the balance sheet date. Consistent with industry practice certain receivables related to long-term contracts are classified as current although some of the retainages are not expected to be billed and collected within one year. The Company’s accounts receivable are primarily from U.S. federal government agencies or customers engaged in work for the federal government, and therefore, the Company believes there is no material credit risk associated with these receivables.
Property and Equipment
Property and equipment, including major additions or improvements thereto, are recorded at cost and depreciated over their estimated useful lives ranging from three to seven years using the straight-line method. Leasehold improvements are amortized over the lesser of the lease term or the asset’s estimated useful life, but typically not exceeding seven years, using the straight-line method. Depreciation and amortization expense related to property, equipment and leasehold improvements was $13.5 million, $10.7 million and $9.2 million for the years ended June 30, 2013, 2014, and 2015, respectively.
Accounting for Stock-Based Compensation
Compensation costs related to the Company’s stock-based compensation plans are recognized based on the grant-date fair value of the options and restricted stock granted. In calculating the compensation expense for options granted, the Company utilized the Black-Scholes-Merton option-pricing model to value the service options and the Monte Carlo or binomial lattice model to value the performance options. Both models are widely accepted methods to calculate the fair value of stock options; however, the results are dependent on the inputs, two of which, expected term and expected volatility, are dependent on management’s judgment. Changes in management’s judgment of the expected term and the expected volatility could have a material effect on the grant-date fair value calculated and, in turn, on the amount of compensation cost recognized. See Note 5 for details regarding the assumptions used in each of the models.
Given the absence of a public trading market, the Company utilized a discounted cash flow analysis as well as comparative market multiples to determine the fair market value of its common stock. The fair market value determination was discounted for lack of marketability for purposes of calculating the Company’s stock-based compensation expense.
The Company was required to estimate future stock option and restricted stock award forfeitures when determining the amount of stock-based compensation costs to record. The Company has concluded that its historical forfeiture experience since the Transaction is the best basis available to estimate future stock option forfeitures. However, actual forfeitures may differ from the estimates used, and could materially affect the compensation expense recognized.
Facility Costs
The Company recognizes rent expense, including escalated rent and rent holidays, on a straight-line basis over the term of the lease. Incentives for tenant improvements are recorded as liabilities and amortized as reductions in rent expense over the term of the respective leases.

From time to time, the Company may vacate leased space before the expiration of the lease, which results in the Company recording a facility exit charge. The facility exit charge is calculated as the remaining lease

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

commitment plus termination costs less estimated sublease income. If actual amounts differ from the Company’s estimates, the amount of the facility exit charge may change. See Note 12 for a description of the charges recorded.
Fair Value Measurements
Fair value is the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between marketplace participants. Various valuation approaches can be used to determine fair value, each requiring different valuation inputs. The following hierarchy classifies the inputs used to determine fair value into three levels:

Level 1-Quoted prices for identical instruments in active markets;

Level 2-Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

Level 3-Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
The Company did not have any significant non-financial assets or liabilities measured at fair value on June 30, 2014 or 2015. As discussed in Note 3, the Company recorded a charge for the impairment of goodwill and trade names to adjust the carrying value of the assets down to fair value in fiscal 2013. The valuation models used in the impairment analysis are based, in part, on estimated future operating results and cash flows. Because these factors are derived from the Company’s estimates and internal market assumptions, they are considered unobservable inputs and the resulting fair value measurements are included in Level 3 of the fair value hierarchy.
The Company’s financial instruments include cash, trade receivables, vendor payables, debt and derivative financial instruments. As of June 30, 2014 and 2015, the carrying value of cash, trade receivables, and vendor payables approximated their fair value. See Note 8 for a discussion of the fair value of the Company’s debt. See Note 9 for a discussion of the fair value of the Company’s derivative financial instruments.
Derivative Instruments and Hedging Activities
The Company utilizes derivative financial instruments to manage interest rate risk related to its senior secured term loan B facility. The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps as part of its interest rate risk management strategy. The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated Other Comprehensive Income (Loss), or AOCI, net of taxes, and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Any ineffective portion of the change in fair value of the derivatives is recognized directly in earnings.
Preferred Stock
SRA Companies has 352,820 authorized shares of preferred stock as of June 30, 2014 and 2015. No preferred stock was issued by SRA Companies.
Common Stock
SRA Companies has 1,147,180 authorized shares of common stock as of June 30, 2014 and 2015. 514,268 and 516,662 shares were issued and outstanding as of June 30, 2014 and 2015, respectively.

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Research and Development Costs
Research and development, or R&D, costs are expensed as incurred. Total R&D costs, which are included in selling, general and administrative expenses, were $1.4 million for each of the years ended June 30, 2013, 2014 and 2015.
Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standard Update, or ASU, 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. This ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. This ASU is effective for the Company’s fiscal 2019. This ASU permits the use of either the retrospective or cumulative effect transition method. Management is evaluating the methods of adoption allowed by this ASU and the effect that it is expected to have on the Company’s consolidated financial statements.
In April 2015, FASB issued ASU 2015-03, Interest - Imputation of Interest, which requires the debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with the presentation of debt discounts. This ASU is effective for the Company’s fiscal 2017. Adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.
In April 2015, FASB issued ASU No. 2015-05, Intangibles-Goodwill and Other-Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement. ASU 2015-05 provides guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, then the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the customer should account for the arrangement as a service contract. The new guidance becomes effective for the Company on January 1, 2016 with early adoption permitted. The Company can elect to adopt ASU 2015-05 prospectively to all arrangements entered into or materially modified after the effective date or retrospectively. The Company has not yet completed the evaluation of the effect that ASU No. 2015-05 will have on its consolidated financial statements.
2. Acquisitions & Divestitures:
Qbase Government Services Business
On April 15, 2015, the Company completed an asset purchase of substantially all of the Government Services business from Qbase LLC for $72.0 million. The acquired Qbase Government Services business delivers IT support solutions and professional services to help enable the U.S. government’s missions focused on health, IT, homeland security and law enforcement. The acquisition was financed with cash on hand. The asset purchase agreement contains customary representations and warranties and requires Qbase and certain controlling stockholders to indemnify the Company for certain contingent liabilities for which an escrow fund of $5.4 million was established.
The total consideration was allocated to net tangible and identifiable intangible assets based on their fair values as of April 15, 2015. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded to goodwill. In its determination of estimated fair values, the Company considered, among other factors, its intention for future use of acquired assets, analysis of historical financial performance, and estimates of future performance of contracts.

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The purchase price allocation for Qbase was as follows (in thousands):

Components of Purchase Price
Cash paid	$71,476
Liabilities assumed	524

Total purchase price	$72,000

Allocation of Purchase Price
Current assets	$725
Long-term assets	550
Definite-lived intangible assets	25,400
Goodwill	45,325

Total purchase price	$72,000
The goodwill and identified intangible assets are deductible for income tax purposes. The identified intangible assets consist of customer relationships and backlog which will be amortized over estimated useful lives of twenty years and one year, respectively. The goodwill arising from the acquisition consists largely of the specialized nature of the workforce as well as synergies and economies of scale expected from combining the operations. Amortization is calculated on an accelerated basis based on the expected benefits of the assets.
MorganFranklin Corporation’s National Security Solutions Division
On December 16, 2012, the Company completed an asset purchase of MorganFranklin Corporation’s National Security Solutions division, or NSS, for $33.6 million. The acquisition was financed with borrowings under the Company’s revolving credit facility and cash on hand. NSS specializes in providing high-end command, control, communications, computer, intelligence, surveillance and reconnaissance, or C4ISR, intelligence analysis and cyber security services and solutions.
The total consideration was allocated to net tangible and identifiable intangible assets based on their fair values as of December 16, 2012. The excess of the purchase price over the net tangible and identifiable intangible assets was recorded to goodwill. In its determination of estimated fair values, the Company considered, among other factors, its intention for future use of acquired assets, analysis of historical financial performance, and estimates of future performance of contracts.
The purchase price allocation for MorganFranklin Corporation’s NSS Division was as follows (in thousands):

Current assets	$6,033
Current liabilities	(2,219)

Acquired tangible assets	3,814
Definite-lived intangible assets	10,000
Goodwill	19,817

Total purchase price	$33,631
The goodwill and identified intangible assets are deductible for income tax purposes. The identified intangible assets consist of customer relationships which are being amortized over an estimated useful life of ten years. Amortization is calculated on an accelerated basis based on the expected benefits of the assets.

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Divestiture of a portion of the Health & Civil business
On July 1, 2013, the Company sold a portion of its Health & Civil business, consisting of six contracts, for approximately $5.5 million. The Company recognized a gain of approximately $1.6 million during fiscal 2014 as a component of continuing operations. As a result of the divestiture, goodwill and intangible assets were reduced by approximately $4.2 million and $1.3 million, respectively.
3. Goodwill and Long-Lived Assets:
The Company tests trade names and goodwill for impairment at least annually during the fourth quarter as of April 1.
Trade names are assessed for impairment by comparing the carrying value to the estimated fair value calculated using the relief from royalty method. Under the relief from royalty method, a market royalty rate is applied to the Company’s future projected revenue. In fiscal 2014 and 2015, the estimated fair value of the trade names was greater than the carrying value, therefore no impairment was recognized. In fiscal 2013, the Company recognized a trade name impairment charge of $51.9 million for the amount of carrying value in excess of fair value.
In December 2013, the Company realigned its portfolio of customers from four business groups: Civil, Defense, Health, and Intelligence, Homeland Security and Law Enforcement, or IHL, into two business groups: National Security group and Health & Civil group. Goodwill assigned to the Company’s reporting units is assessed for impairment in a two-step process. In step one, the Company utilizes a discounted cash flow analysis as well as comparative market multiples to determine the fair value of its reporting units. In fiscal 2014 and 2015, there was no indication of impairment in the National Security reporting unit or the Health & Civil reporting unit as the fair value was more than 20% higher than the carrying value. In fiscal 2013, the carrying values of Defense, Civil and IHL reporting units exceeded their respective fair values, indicating a potential impairment. There was no indication of impairment in the Health reporting unit.
In fiscal 2013, the Company performed the second step of the goodwill impairment analysis to measure the amount of the impairment charge in its Civil, Defense and IHL reporting units. In step two, the fair value determined in step 1 is allocated to the tangible and intangible assets and liabilities of the reporting unit to derive an implied fair value of the reporting unit’s goodwill. Based on the results of the step two analyses, the Company recorded a $293.9 million goodwill impairment in fiscal 2013.
The fiscal 2013 impairment charge by reporting unit is as follows (in thousands):

Goodwill Impairment
Civil	$166,105
Defense	52,128
IHL	75,620

Total impairment	$293,853
There can be no assurance that the estimates and assumptions used in the goodwill and trade names impairment analyses will prove to be accurate predictions of the future. If the assumptions regarding forecasted revenue or profitability are not achieved, or the Company experiences adverse changes in market factors such as discount rates or valuation multiples, the Company may be required to recognize additional impairment charges in future periods.

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The changes in the carrying amount of goodwill were as follows (in thousands):

Goodwill as of June 30, 2013	$787,760
Sale of a portion of the Health & Civil business	(4,156)

Goodwill as of June 30, 2014	$783,604
Acquisition of Qbase Government Services Business	45,325

Goodwill as of June 30, 2015	$828,929
Given the goodwill impairment in fiscal 2013, the Company assessed the value of future undiscounted net cash flows related to the identified intangible assets with finite lives, without interest charges. The Company concluded that the carrying amount of the assets did not exceed the future undiscounted net cash flows, and therefore, the identified intangible assets were not impaired in fiscal 2013. In fiscal 2014 and 2015, there were no triggering events to assess whether identified intangible assets were impaired. Identified intangible assets for the periods presented consisted of the following (in thousands):

		June 30, 2014
	Weighted-Average Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	20 years	$288,901	$(62,556)	$226,345
Order backlog and developed technology	4 years	212,798	(187,634)	25,164
Software development costs	7 years	2,930	(523)	2,407

Total identified intangible assets	13 years	$504,629	$(250,713)	$253,916

		June 30, 2015
	Weighted-Average Useful Life	Gross Carrying Amount		Accumulated Amortization	Net Carrying Amount
Customer relationships	20 years	$$311,201	$	$(97,147)	$$214,054
Order backlog and developed technology	4 years	215,898		(211,129)	4,769
Software development costs	7 years	3,167		(951)	2,216

Total identified intangible assets	13 years	$$530,266	$	$(309,227)	$$221,039
Amortization expense of identified intangible assets was $88.1 million, $72.7 million and $58.5 million for fiscal years 2013, 2014 and 2015, respectively. Identified intangible assets are amortized based on the expected benefits of the assets over estimated useful lives ranging from 1 to 20 years. Estimated amortization expense is as follows for the periods indicated (in thousands):

Fiscal year ending June 30,
2016	$41,941
2017	32,688
2018	26,764
2019	22,076
2020	18,119
Thereafter	79,451

Total	$221,039

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Benefit Plan:
The Company maintains a defined contribution plan, the SRA International, Inc. 401(k) Savings Plan, or the Plan. All regular and full-time employees are generally eligible to participate in the Plan. The Board of Directors can make changes to the matching contribution percentage at any time. The Company’s matching contribution expense was $15.6 million, $10.7 million, and $11.0 million for the years ended June 30, 2013, 2014, and 2015, respectively.
5. Stock-Based Compensation:
Stock Options
The Board of Directors adopted a stock incentive plan in February 2012, amended in December 2012, or the 2012 Plan, that authorizes the issuance of up to 61,262 shares of common stock in the form of options. Under the 2012 Plan, key employees, non-employee directors and consultants of the Company may be granted a combination of service and performance options. The performance options are considered market-based for accounting purposes. The Company utilizes the Black-Scholes-Merton option-pricing model to value the service options and the Monte Carlo or binomial lattice model to value the performance options.
The service options generally vest in five equal installments subject to the option holder’s continued employment or service with the Company. The performance options vest at the time of a change in control based upon a specified level of cash return to the PEP Funds from its investment in the Company. The service and performance options expire 10 years from the date of grant.
Assumptions
In calculating the compensation expense for options granted, the Company utilizes the Black-Scholes-Merton model to value the service options and the Monte Carlo or binomial lattice model to value the performance options. The weighted average assumptions used to calculate fair market value of the stock options in the models for the periods presented were as follows:

	Fiscal Year Ended June 30,
	2013	2014	2015
Expected volatility	42.0%	142.5%	50.0%
Expected term (in years)	4.25	4.5	2.0
Risk-free interest rate	0.42%	0.63%	0.56%
Dividend yield	—%	—%	—%
For 2013 and 2014, the expected volatility is based upon the combination of SRA’s historical stock volatility as a public company before the announcement of the Transaction, the historical volatility of peer public companies’ stock prices and the implied volatility of comparable, publicly traded companies’ share prices determined from publicly traded call options, as applicable. For 2015 the expected volatility is based upon historical volatility of peer public companies’ stock prices.
The expected term is estimated based on exit event scenarios. The risk-free rate is based on the forward U.S. Treasury note yields over the expected term. The Company used a dividend yield percentage of zero because the Company has not historically paid dividends.
The estimated forfeiture rate was 35%, 40% and 45% for fiscal 2013, 2014 and 2015, respectively, based on an analysis of the Company’s historical forfeiture rate averages since the Transaction.

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes stock option activity:

	Fiscal Year Ended June 30,
	2013	2014	2015
Service Options:
Shares under option at beginning of period	26,460	25,210	26,071
Options granted	5,581	5,362	1,495
Options forfeited or cancelled	(6,831)	(4,501)	(1,534)

Shares under option at end of period	25,210	26,071	26,032

Options exercisable at end of period	4,506	8,142	12,341

Performance Options:
Shares under option at beginning of period	27,060	25,488	25,957
Options granted	7,781	5,362	1,495

Options forfeited or cancelled	(9,353)	(4,893)	(851)

Shares under option at end of period	25,488	25,957	26,601
For the service options, the weighted-average exercise price is $1,000. The weighted-average fair value per option granted, calculated based on the Black-Scholes-Merton model, was $341, $192 and $168 for fiscal 2013, 2014, and 2015, respectively. For the performance options, the weighted-average exercise price is $1,000. The weighted-average fair value per option granted, calculated based on the binomial lattice model for 2013 and the Monte Carlo model for 2014 and 2015, was $188, $186 and $79 for fiscal 2013, 2014 and 2015, respectively.
As of June 30, 2015, the aggregate intrinsic value of the stock options outstanding, stock options exercisable and stock options expected to vest was $7.4 million, $1.7 million and $3.0 million, respectively. Intrinsic value is calculated as the difference between the exercise price of the shares and the fair market value as of June 30, 2015.
Restricted Common Stock
In fiscal 2012, pursuant to the Chief Executive Officer’s, or CEO’s, employment agreement, the CEO was granted 1,000 shares of restricted common stock valued at $1,000 per share. The restricted shares vest 20% per year on each of the first five anniversaries of the CEO’s date of employment with the Company.
In June 2013, the Board of Directors approved a restricted stock plan, or Restricted Stock Plan. The Board may award shares of restricted stock under the Restricted Stock Plan, at its discretion, to key employees. As of June 30, 2015, the number of authorized shares eligible for grant under the Restricted Stock Plan was 19,340 shares of common stock.
Vesting of restricted stock awarded under the Restricted Stock Plan is subject to the grantee’s continuous employment with the Company from the grant date to the vesting date. Awards vest over various time periods ranging from zero to 36 months. Vested restricted stock issued under the Restricted Stock Plan remains subject to certain sales and transfer restrictions, including a performance condition on certain vested restricted stock.

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes restricted stock activity:

	Fiscal Year Ended June 30,
	2013	2014	2015
Nonvested restricted shares at beginning of period	1,000	12,165	12,076
Restricted shares granted	11,365	3,309	1,300
Restricted shares vested	(200)	(200)	(2,517)
Restricted shares forfeited	-	(3,198)	(620)

Nonvested restricted shares at end of period	12,165	12,076	10,239

The weighted-average grant-date fair value of the restricted stock granted in fiscal 2013 was $250 per share. The weighted-average grant-date fair value of the restricted stock granted in fiscal 2014 and 2015 was $200 and $226 per share, respectively, which is restricted by a Company performance condition. The per share value calculated for purposes of recording stock-based compensation expense was determined using a discounted cash flow analysis as well as comparative market multiples, and was discounted for lack of marketability.
Stock Compensation Expense
The Company recognized stock-based compensation expense related to the stock options and restricted stock of $2.8 million, $3.3 million and $3.9 million for the years ended June 30, 2013, 2014 and 2015, respectively. The total amount of unrecognized compensation expense related to unvested stock-based compensation arrangements was $3.2 million as of June 30, 2015 and is expected to be recognized on a straight-line basis over a weighted average period of 1.7 years.
6. Accounts Receivable:
Accounts receivable, net as of June 30, 2014 and 2015 consisted of the following (in thousands):

	June 30,
	2014	2015
Billed and billable, net of allowance of $957 and $997 as of June 30, 2014 and 2015, respectively	$$201,427	$$199,957

Unbilled:
Retainages	4,031	4,464
Revenue recorded in excess of milestone billings on fixed-price contracts	12,595	6,715
Revenue recorded in excess of contractual authorization, billable upon receipt of contractual documents	5,184	8,764
Allowance for unbillable amounts	(5,560)	(5,985)

Total unbilled	16,250	13,958

Total accounts receivable	$$217,677	$$213,915
The billable receivables included in the billed and billable line item above represent primarily revenue earned in the final month of the reporting period. Consistent with industry practice, certain receivables related to long-term contracts are classified as current, although $2.4 million of retainages are not expected to be billed and collected within one year. The Company’s accounts receivable are primarily from federal government agencies or customers engaged in work for the federal government.

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes in the Company’s allowance for doubtful accounts for the periods presented were as follows (in thousands):

	Fiscal Year Ended June 30,
	2013	2014	2015
Beginning balance	$532	$773	$957
Charged to costs and expenses	241	184	40

Ending balance	$773	$957	$997

Changes in the Company’s allowance for unbillable amounts for the periods presented were as follows (in thousands):

	Fiscal Year Ended June 30,
	2013	2014	2015
Beginning balance	$5,269	$5,223	$5,560
Charged to costs and expenses	(46)	337	425

Ending balance	$5,223	$5,560	$5,985
Billings in excess of revenue totaled $10.8 million at June 30, 2014 and June 30, 2015. Billings in excess of the revenue recognized are classified as a current liability in the consolidated balance sheet.
Accounts Receivable Factoring
During fiscal 2014, the Company entered into an accounts receivable purchase agreement under which the Company sells certain accounts receivable to a third party, or the Factor, without recourse to the Company. The Factor initially pays the Company 90% of the receivable and the remaining price is deferred and based on the amount the Factor receives from our customer. The structure of the transaction provides for a true sale, on a revolving basis, of the receivables transferred. Accordingly, upon transfer of the receivable to the Factor, the receivable is removed from the Company’s consolidated balance sheet, a loss on the sale is recorded and the deferred price is an account receivable until it is collected. The balance of the sold receivables may not exceed $56 million at any time. For fiscal 2014 and 2015, the Company sold approximately $142.2 million and $402.5 million of receivables, respectively, and recognized a related loss of $0.4 million and $1.0 million, respectively, in selling, general and administrative expenses. As of June 30, 2015, the balance of the sold receivables was approximately $34.6 million, and the related deferred price was approximately $3.5 million.

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Composition of Certain Financial Statement Captions:
Details of the composition of certain financial statement captions for the periods presented were as follows (in thousands):

	June 30,
	2014	2015
Prepaid expenses and other
Taxes and taxes receivable	$—	$185
Maintenance and software	1,575	1,270
Rent	237	253
Other	3,831	5,320

Total prepaid expenses and other	$5,643	$7,028

Property and equipment
Leasehold improvements	$22,482	$23,836
Furniture, equipment and software	32,185	35,318
Total property and equipment	54,667	59,154
Less: Accumulated depreciation and amortization	(35,742)	(42,705)

Total property and equipment, net	$18,925	$16,449

Other long-term assets
Debt issuance costs, net	$31,566	$25,397
Other	4,066	3,636

Total other long-term assets	$35,632	$29,033

Accounts payable and accrued expenses
Vendor obligations	$86,658	$98,708
Accrued interest	23,215	24,603
Interest rate derivative liability	10,729	7,637
Facility exit charge	8,173	6,667
Other	7,851	8,015

Total accounts payable and accrued expenses	$136,626	$145,630

Accrued payroll and employee benefits
Accrued salaries and incentive compensation	$35,195	$39,936
Accrued leave	33,694	30,286
Accrued fringe benefits	14,128	12,369

Total accrued payroll and employee benefits	$83,017	$82,591

Other long-term liabilities
Interest rate derivative liability	$8,803	$2,369
Deferred rent	9,433	12,378
Facility exit charge	5,193	4,119

Total other long-term liabilities	$23,429	$18,866

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Debt:
On July 20, 2011, in connection with the Transaction, SRA (i) entered into senior secured credit facilities, consisting of an $875.0 million Term Loan B Facility and a $100.0 million Revolver, or the Credit Agreement, and (ii) issued $400.0 million aggregate principal amount of 11% Senior Notes. The Term Loan B Facility was issued at a discount of $8.75 million.

At June 30, 2014 and 2015, debt consisted of the following (in thousands):

	June 30,
	2014	2015
Term Loan B Facility	$675,000	$664,167
Less: Unamortized discount	(5,073)	(4,007)

Term Loan B Facility, net	669,927	660,160
Senior Notes due 2019 at 11%	400,000	400,000

Total debt	1,069,927	1,060,160
Less: Current portion of long-term debt	(22,000)	—

Long-term debt	$1,047,927	$1,060,160
As of June 30, 2015 and 2014, the estimated fair value of SRAs outstanding debt was approximately $1,088.7 million and $1,098.5 million, respectively. The estimated fair value of this outstanding debt was determined based on quoted prices for similar instruments in active markets (Level 2 inputs).
The Credit Agreement and the indenture governing the Senior Notes limit SRA’s ability to incur certain additional indebtedness, pay dividends or make other distributions or repurchase capital stock, make certain investments, enter into certain types of transactions with affiliates, use assets as security in other transactions, and sell certain assets.
SRA is required to meet a net senior secured leverage ratio, or NSSLR, covenant quarterly if any revolving loan, swing-line loan or letter of credit is outstanding on the last day of the quarter. SRA had no outstanding debt, letters of credit or borrowings on its Revolver as of June 30, 2014 and 2015. If SRA had any borrowings on its Revolver, it would have been required to maintain a NSSLR of less than or equal to 4.5x as of June 30, 2015. The ratio is calculated as the consolidated net secured indebtedness as of the last day of the quarter (defined as the consolidated net debt secured by any lien minus any cash and permitted investments) to the preceding four quarters’ consolidated EBITDA (as defined in the Credit Agreement). SRA’s NSSLR was 3.2x as of June 30, 2014 and 2.9x as of June 30, 2015. As of June 30, 2015, SRA was in compliance with all of its covenants.
Senior Secured Credit Facilities
Borrowings under the senior secured credit facilities bear interest at a rate equal to an applicable margin plus the London Interbank Offered Rate, or LIBOR, with a 1.25% floor, or, at SRA’s option, an applicable margin plus an alternative base rate determined by reference to the higher of the prime rate or the federal funds rate plus 0.5%, with a 2.25% floor. In addition to paying interest on outstanding principal under the senior secured credit facilities, SRA pays a per annum commitment fee on undrawn amounts under the revolving credit facility and customary administrative fees. The senior secured credit facilities are guaranteed by Sterling Parent and substantially all wholly-owned domestic subsidiaries of SRA. The Term Loan B Facility matures in July 2018 and the Revolver matures in July 2016.
In addition, the senior secured credit facilities require SRA to prepay outstanding term loans, subject to certain exceptions, in the case of excess cash flow, or ECF, and in the event of certain asset sales, condemnation events and issuances of debt. SRA is required to make annual payments equal to 50% of ECF based upon achievement of a net

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

senior secured leverage ratio, or NSSLR, between 2.75x and 3.5x. The required annual payments adjust to 75% of ECF when NSSLR is greater than 3.5x, 25% of ECF when NSSLR is between 2x and 2.75x, and zero if NSSLR is less than 2x. Any required ECF payments are due in October each year, subject to acceptance by the lenders. SRA repaid $140.0 million of its Term Loan B Facility in fiscal 2012, which satisfied all of SRA’s required quarterly principal payments and required ECF principal payments for fiscal 2012. SRA repaid $20.0 million of its Term Loan B Facility in fiscal 2013, which satisfied the SRA’s required ECF principal payments for fiscal 2013. SRA’s fiscal 2014 ECF requirement was $61.5 million, of which SRA repaid $40.0 million during fiscal 2014. The remainder was tendered as payment in October 2014, of which $10.6 million was declined by the lenders and returned to SRA, as permitted by the facility. No amount is due in mid-October, 2015 based on the terms of the agreement.
The $8.75 million Term Loan B Facility original issue discount is being amortized to interest expense using the effective interest method and added to the recorded debt amount over the seven-year term of the loan. During fiscal 2013, 2014 and 2015, $1.1 million, $1.3 million and $1.1 million, respectively, of the original issue discount were amortized and reflected in interest expense in the consolidated statements of operations.
Costs incurred in connection with the issuance of the debt are amortized using the effective interest method over the life of the related debt and accelerated to the extent that any repayment is made. During fiscal 2013, 2014 and 2015 $6.0 million, $6.6 million and $6.2 million, respectively, of costs were amortized and reflected in interest expense in the consolidated statements of operations.
As of June 30, 2015, interest accrued at an average rate of 6.5% for the senior secured credit facilities. Interest payments of $47.8 million, $36.7 million and $44.8 million were made for fiscal 2013, 2014 and 2015, respectively, including $0.5 million, $0.6 million, and $0.7 million of commitment fees for the same periods.
Senior Notes due 2019
The Senior Notes due 2019 are guaranteed by SRA’s wholly-owned domestic subsidiaries.
Interest on the Senior Notes is payable semi-annually. The Senior Notes are redeemable, in whole or in part, at the redemption prices set forth in the indenture governing the Senior Notes, including a redemption price of 105.5% during the twelve-month period beginning on October 1, 2015, plus accrued and unpaid interest, if any, to the redemption date.
As of June 30, 2014 and 2015, interest accrued at an average rate of 11.0% for the Senior Notes. SRA paid $44.0 million of interest related to the Senior Notes for each of fiscal 2013, 2014 and 2015.
9. Derivative Instruments and Hedging Activities:
Hedge of Interest Rate Risk
Risk Management Objective of Using Derivatives
The Company utilizes derivative financial instruments to manage interest rate risk related to its Term Loan B Facility.
Cash Flow Hedges of Interest Rate Risk
The Company’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Company uses interest rate swaps as part of its interest rate risk management strategy. Such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. As of June 30, 2014 and 2015, the Company had outstanding interest rate derivatives with a combined notional value of $565.0 million and $500.0 million, respectively, which were designated as cash flow hedges of interest rate risk.

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated Other Comprehensive Income, or AOCI, net of taxes, and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. Amounts reported in AOCI related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. During the next twelve months, the Company estimates that approximately $6.2 million will be reclassified from AOCI into interest earnings.

Fair Values of Derivative Instruments on the Consolidated Balance Sheets
The fair value of the Company’s derivative financial instruments, determined using Level 2 inputs (see Note 1), was $19.5 million and $10.0 million as of June 30, 2014 and 2015, respectively. The current portion is included in the accounts payable and accrued expenses and the long-term portion is included in other long-term liabilities in the consolidated balance sheets.
The Company utilizes a third-party pricing service to assist with determining the fair values for its interest rate swaps. The Company performs procedures to corroborate the values provided by the pricing service including regular discussions to understand the pricing service’s methodology and a review of the service provider’s Statement on Standards for Attestation Engagements No. 16, or SSAE 16, report.
The Effect of Derivative Instruments on the Consolidated Statements of Operations & Consolidated Statements of Comprehensive Loss
All amounts recorded in other comprehensive loss are related to the Company’s derivatives. The following table represents a rollforward of amounts recognized in accumulated other comprehensive loss, including the reclassifications out of the accumulated other comprehensive loss to the consolidated statements of operations (in thousands):

	Fiscal Year Ended June 30, 2013	Fiscal Year Ended June 30, 2014	Fiscal Year Ended June 30, 2015
Beginning of period	$(12,027)	$(12,183)	$(11,871)
Other comprehensive loss before reclassifications
Total before tax	(1,798)	(4,064)	(1,381)
Tax effect	705	1,594	537

Net of tax	(1,093)	(2,470)	(844)
Amounts reclassified from accumulated other comprehensive loss
Total before tax	1,542	4,578	10,908
Tax effect	(605)	(1,796)	(4,306)

Net of tax	937	2,782	6,602

Net other comprehensive (loss) income	(156)	312	5,758

End of period	$(12,183)	$(11,871)	$(6,113)
The Company amortized $1.5 million, $4.6 million and $10.9 million of the interest rate derivatives from AOCI into interest expense in the consolidated statements of operations for the years ending June 30, 2013, 2014 and 2015, respectively.

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has agreements with each of its interest rate swap counterparties that contain a provision providing that the Company could be declared in default on its derivative obligations if repayment of the underlying indebtedness is accelerated by the lender due to the Company’s default on the indebtedness.
If the Company had breached any of the provisions of the agreements at June 30, 2015, it could have been required to settle its obligations under the agreements at an estimated termination value. As of June 30, 2015, the termination value of the interest rate swaps in a net liability position, which includes accrued interest but excludes any adjustment for nonperformance risk related to these agreements, was $13.0 million. As of June 30, 2015, the Company had not breached any of the provisions or posted any collateral related to these agreements.

10. Income Taxes:
The benefit for income taxes for the periods presented was comprised of the following (in thousands):

	Fiscal Year Ended June 30, 2013	Fiscal Year Ended June 30, 2014	Fiscal Year Ended June 30, 2015
Current provision (benefit)
Federal	$986	$1,605	$(4,023)
State	(509)	905	1,718
Deferred provision (benefit)
Federal	(52,115)	(15,379)	(2,540)
State	(8,531)	(3,417)	(2,226)

Provision for (benefit from) income taxes	$(60,169)	$(16,286)	$(7,071)
A reconciliation of the Company’s statutory federal income tax rate to the effective tax rate for the periods presented is shown below:

	Fiscal Year Ended June 30, 2013	Fiscal Year Ended June 30, 2014	Fiscal Year Ended June 30, 2015
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	4.2	4.2	3.9
Federal tax credits	0.1	1.1	3.3
Non-deductible goodwill impairment	(23.6)	—	—
Adjustments to prior year tax benefits			(3.3)
Other	0.2	—	(1.7)

Effective tax rate	15.9%	40.3%	37.2%
The Company’s fiscal 2015 effective tax rates are lower than the statutory income tax rate primarily as a result of adjusting tax benefits recognized previously in the financial statements and prior year returns.

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of the Company’s deferred tax (liabilities) assets as of June 30, 2014 and 2015 were as follows (in thousands):

	June 30,
	2014	2015
Deferred tax assets
Compensated absences and other accruals not yet deductible for tax purposes	$31,503	$31,343
Financial statement depreciation in excess of tax depreciation	16,497	18,279
Nonqualified stock awards	3,108	4,254
Net operating loss carryforwards of acquired companies	6,274	-
Other	13,998	12,054

Total deferred tax asset	$71,380	$65,930

Deferred tax liabilities
Identified intangible assets	$(146,289)	$(136,026)
Prepaid expenses	(769)	(792)
Unbilled contract revenue	(35,930)	(35,996)

Total deferred tax liabilities	(182,988)	(172,814)

Net deferred tax liability	$(111,608)	$(106,884)

Uncertain Tax Positions
The change in the Company’s unrecognized tax benefits for the periods presented is as follows (in thousands):

	Fiscal Year Ended June 30, 2013	Fiscal Year Ended June 30, 2014	Fiscal Year Ended June 30, 2015
Beginning balance	$581	$967	$1,311
Gross increases related to prior year tax positions	376	251	150
Gross increase related to current year tax positions	157	93	137
Lapse of applicable statute of limitations	(147)	—	(244)

Ending balance	$967	$1,311	$1,354
The Company’s unrecognized tax benefits as of June 30, 2015 primarily relate to federal research and development tax credits taken on the Company’s fiscal 2011 through fiscal 2014 tax returns. The Company’s unrecognized tax benefits as of June 30, 2015, if recognized, would provide a tax benefit. The Company does not anticipate any material changes in this position in the next 12 months.
The Internal Revenue Service, or IRS, is currently examining the Company’s federal income tax return for fiscal 2011. The Company has been notified that the IRS may contest a deduction in that period, but the Company believes firmly in the validity of its position and would defend vigorously.

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Commitments and Contingencies:
Government Contracting
The Company is subject to investigations and reviews relating to compliance with various laws and regulations. U.S. Government agencies, including the Defense Contract Audit Agency, or DCAA, and the Defense Contract Management Agency, or DCMA, routinely audit and review a contractor’s performance on government contracts; accounting, estimating, and other management internal control systems; indirect rates and pricing practices; and compliance with applicable contracting and procurement laws, regulations and standards, including U.S. Government Cost Accounting Standards.
In November 2013, DCMA issued a report that deemed the Company’s accounting system acceptable. Any future adverse audit findings or failure to obtain an “adequate” determination of the Company’s various accounting, estimating, and other management internal control systems from the responsible U.S. government agency could significantly and adversely affect its business, including its ability to bid on new contracts and its competitive position in the bidding process. The government may also decrement billings until cited deficiencies are corrected and a follow-up review has been performed by DCAA confirming corrective actions are adequate.
The DCAA has not completed audits of the Company’s incurred cost submissions for fiscal 2009 and subsequent fiscal years. The Company has recorded financial results subsequent to fiscal 2008 based upon costs that the Company believes will be approved upon final audit or review. If incurred cost audits result in adverse findings that exceed the Company’s estimates, it may have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Leases
Net rent expense for the periods presented was as follows (in thousands):

	Fiscal Year Ended June 30, 2013	Fiscal Year Ended June 30, 2014	Fiscal Year Ended June 30, 2015
Office space	$37,424	$32,203	$33,661
Sublease income	(4,158)	(4,161)	(2,288)
Furniture and equipment	556	504	441

Total	$33,822	$28,546	$31,814
The following table summarizes the Company’s future minimum rental commitments under noncancelable operating leases, primarily for office space, as of June 30, 2015 (in thousands):

	Rental Commitments (a)		Sublease Income	Net Commitment
Fiscal Year Ending June 30,
2016	$27,024	$	$(1,613)	$25,411
2017	21,480		(1,660)	19,820
2018	18,528		(1,592)	16,936
2019	15,996		(1,006)	14,990
2020	15,435		(1,047)	14,388
Thereafter	103,568		(3,905)	99,663

Total future minimum lease payments	$202,031		$(10,823)	$191,208

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(a)
Includes approximately $5.0 million, $3.8 million, $2.8 million, $2.3 million, $2.0 million and $12.4 million of future cash payments for fiscal 2016, 2017, 2018, 2019, 2020 and thereafter, respectively, related to the underutilized space that the Company exited during fiscal 2012, 2013, 2014 and 2015 (see Note 12).

The Company leases all of its office facilities. Some of these leases include tenant improvement incentives, rent holidays, or rent escalation clauses. Certain lease commitments are subject to adjustment based on changes in the Consumer Price Index.
Litigation
The Company is subject to investigations, audits and reviews relating to compliance with various laws and regulations with respect to its role as a contractor to agencies and departments of the U.S. Government, state, local, and foreign governments, and otherwise in connection with performing services in countries outside of the United States. Such matters can lead to criminal, civil or administrative proceedings and the Company could be faced with penalties, fines, payments or compensatory damages. Adverse findings could also have a material adverse effect on the Company because of its reliance on government contracts. The Company is subject to periodic audits by state, local, and foreign governments for taxes. The Company is also involved in various claims, arbitrations and lawsuits arising in the normal conduct of its business, including but not limited to bid protests, various employment litigation matters, contractual disputes and charges before administrative agencies. Although the Company can give no assurance, based upon its evaluation and taking into account the advice of legal counsel, the Company does not believe that the outcome of any such matter would likely have a material adverse effect on the Company’s consolidated financial position, results of operations, or cash flows.

12. Facility Exit Costs:
Periodically the Company initiates activities to consolidate and exit certain underutilized leased facilities as well as sublease excess space. The Company exited underutilized office space in several of its leased facilities and recognized a total facility exit charge of $3.8 million, $12.8 million and $5.5 million during fiscal 2013, 2014 and 2015 respectively, which was included in selling, general and administrative expenses on the consolidated statement of operations. Future lease payments will continue to be made through the end of the lease terms, with the latest expiring in fiscal 2026.
In determining the fair value of the facility exit charge, the Company made estimates related to potential sublease income and future exit costs. If the actual amounts differ from the Company’s estimates, the amount of the facility exit charge could be impacted.
The following is a summary of the accrued facility exit charge (in thousands). The current portion is included in accounts payable and accrued expenses and the long-term portion is included in other long-term liabilities in the consolidated balance sheets.

Balance as of June 30, 2013	$3,538
Facility exit costs accrued	12,810
Cash payments	(2,202)
Non-cash settlement	(780)

Balance as of June 30, 2014	13,366
Facility exit costs accrued	5,545
Cash payments	(7,689)
Non-cash settlement	(436)

Balance as of June 30, 2015	10,786
Less: Current portion of facility exit charge liability	(6,667)

Long-term facility exit charge liability	$4,119

SRA COMPANIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Related Party Transactions:
In accordance with the Transaction, Providence provides the Company with advisory, consulting, and other services for which the Company pays Providence an annual management fee. In addition to the management fee, the Company is responsible for expenses incurred by Providence in connection with its performance of oversight services. The Company incurred $1.9 million, $1.8 million and $1.8 million in management fees and expenses for the years ended June 30, 2013, 2014 and 2015, respectively.
As of June 30, 2012, Providence affiliates owned $11.7 million of the Company’s Term Loan B Facility. During fiscal 2013, the Providence affiliates sold all of their interest in the Company’s Term Loan B Facility. Interest payments of approximately $0.4 million were made for this portion of the Term Loan B Facility for fiscal 2013.
From time to time, and in the ordinary course of business the Company purchases goods and services from other Providence portfolio companies. Costs associated with these related party transactions for the years ended June 30, 2013, 2014 and 2015 were $7.6 million, $5.3 million and $9.0 million, respectively.
As of June 30, 2014, there were no amounts due from related parties and $0.6 million due to related parties, which was included in the accompanying consolidated balance sheet. As of June 30, 2015, there were no amounts due from related parties and $1.2 million due to related parties, which was included in the accompanying consolidated balance sheet.
14. Subsequent Events:
We have evaluated subsequent events through the date the financial statements were issued.